FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-207132-20

PROSPECTUS

$623,177,000 (Approximate)

CITIGROUP COMMERCIAL MORTGAGE TRUST 2018-C6
(Central Index Key number 0001757925)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)

Depositor

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

Rialto Mortgage Finance, LLC

(Central Index Key number 0001592182)

Ladder Capital Finance LLC

(Central Index Key number 0001541468)

Cantor Commercial Real Estate Lending, L.P.

(Central Index Key number 0001558761)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2018-C6

The Citigroup Commercial Mortgage Trust 2018-C6, Commercial Mortgage Pass-Through Certificates, Series 2018-C6, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will be a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial and multifamily properties. The mortgage loans will generally be the sole source of payment on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 6th day of each month (or if the 6th is not a business day, the next business day), commencing in January 2019. The rated final distribution date for the offered certificates is November 2051.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$15,000,000		3.300%	Fixed
Class A-2	$86,000,000		4.242%	Fixed
Class A-3	$180,000,000		4.145%	Fixed
Class A-4	$205,979,000		4.412%	Fixed
Class A-AB	$28,500,000		4.343%	Fixed
Class X-A	$545,855,000	(5)	0.791%	Variable IO(6)
Class A-S	$30,376,000		4.642%	WAC Cap(7)
Class B	$37,741,000		4.738%	WAC – 0.328%(8)
Class C	$39,581,000		5.066%	WAC(9)

(Footnotes to table begin on page 3)

You should carefully consider the risk factors beginning on page 57 of this prospectus.

Neither the Series 2018-C6 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2018-C6 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Cantor Fitzgerald & Co., Drexel Hamilton, LLC and The Williams Capital Group, L.P., the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. Citigroup Global Markets Inc. and Cantor Fitzgerald & Co. are acting as co-lead managers and joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 91.5% of each class of offered certificates and Cantor Fitzgerald & Co. is acting as sole bookrunning manager with respect to approximately 8.5% of each class of offered certificates. Drexel Hamilton, LLC and The Williams Capital Group, L.P. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about December 11, 2018. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately 107.6778% of the aggregate principal balance of the offered certificates, plus accrued interest from December 1, 2018, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Commercial Mortgage Pass-Through Certificates	$624,098,000	100%	$624,098,000	$75,640.68

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

Citigroup	Cantor Fitzgerald & Co.

Co-Lead Managers and Joint Bookrunners

Drexel Hamilton		The Williams Capital Group, L.P.
Co-Managers
November 19, 2018

CITIGROUP COMMERCIAL MORTGAGE TRUST 2018-C6

Commercial Mortgage Pass-Through Certificates, Series 2018-C6

Michigan
2 properties
$29,122,209
4.0% of total
Pennsylvania
2 properties
$21,742,064
3.0% of total
New York
11 properties
$157,810,111
21.4% of total
Massachusetts
1 property
$25,000,000
3.4% of total
Connecticut
2 properties
$15,200,000
2.1% of total
New Jersey
18 properties
$99,831,720
13.6% of total
Maryland
1 property
$15,496,088
2.1% of total
California
3 properties
$53,500,000
7.3% of total
North Carolina
2 properties
$68,448,708
9.3% of total
Arizona
5 properties
$127,034,846
17.3% of total
Georgia
2 properties
$37,367,610
5.1% of total
South Carolina
1 property
$6,232,544
0.8% of total
Texas
2 properties
$17,300,000
2.3% of total
Arkansas
1 property
$2,663,275
0.4% of total
Tennessee
1 property
$7,100,000
1.0% of total
Alabama
1 property
$6,725,000
0.9% of total
Florida
3 properties
$45,825,000
6.2% of total
% of Initial Pool Balance
>10.0%
>5.0 – 10.0%
>1.0 – 5.0%
0.4 – 1.0%

Mortgaged Properties by Property Type
Self Storage 2.1%
Mixed Use 0.4%
Industrial 6.0%
Office 42.1%
Retail 14.4%
Multifamily 15.8%
Hospitality 19.1%

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2018-C6 certificates.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Initial Pass-Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$15,000,000		30.000%	3.300%	Fixed	2.66	1/19 - 9/23
Class A-2	$86,000,000		30.000%	4.242%	Fixed	4.76	9/23 - 10/23
Class A-3	$180,000,000		30.000%	4.145%	Fixed	9.83	9/28 - 10/28
Class A-4	$205,979,000		30.000%	4.412%	Fixed	9.88	10/28 - 11/28
Class A-AB	$28,500,000		30.000%	4.343%	Fixed	7.38	10/23 - 9/28
Class X-A	$545,855,000	(5)	N/A	0.791%	Variable IO(6)	N/A	N/A
Class A-S	$30,376,000		25.875%	4.642%	WAC Cap(7)	9.91	11/28 - 11/28
Class B	$37,741,000		20.750%	4.738%	WAC – 0.328%(8)	9.91	11/28 - 11/28
Class C	$39,581,000		15.375%	5.066%	WAC(9)	9.91	11/28 - 11/28
Non-Offered Certificates
Class X-B	$37,741,000	(5)	N/A	0.328%	Fixed IO(6)	N/A	N/A
Class D	$37,741,000		10.250%	5.066%	WAC(9)	9.91	11/28 - 11/28
Class E-RR(10)	$7,364,000		9.250%	5.066%	WAC(9)	9.91	11/28 - 11/28
Class F-RR(10)	$13,807,000		7.375%	5.066%	WAC(9)	9.91	11/28 - 11/28
Class G-RR(10)	$7,364,000		6.375%	5.066%	WAC(9)	9.91	11/28 - 11/28
Class J-RR(10)	$9,205,000		5.125%	5.066%	WAC(9)	9.91	11/28 - 11/28
Class K-RR(10)	$10,126,000		3.750%	5.066%	WAC(9)	9.91	11/28 - 11/28
Class NR-RR(10)	$27,615,173		0.000%	5.066%	WAC(9)	9.91	11/28 - 11/28
Class R(11)	N/A		N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates are represented in the aggregate.

(3)	Approximate per annum rate as of the closing date.

(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations.”

(5)	The Class X-A and Class X-B certificates (collectively, the “Class X certificates”) will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S
Class X-B	Class B

(6)	The pass-through rate for the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus. The pass-through rate for the Class X-B certificates will be a fixed per annum rate equal to 0.328%.

(7)	The pass-through rate for the Class A-S certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for the applicable class specified in the table above and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

(8)	The pass-through rate for the Class B certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, minus 0.328%, as described in this prospectus.

(9)	The pass-through rates for the Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR and Class NR-RR certificates will each generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

(10)	In satisfaction of the risk retention obligations of Citi Real Estate Funding Inc. (as “retaining sponsor” (as such term is defined in Regulation RR)) with respect to this transaction, all of the Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR and Class NR-RR certificates (collectively, the “RR Certificates”), with an aggregate fair value representing at least 5.0% of the fair value, as of the closing date for this transaction, of all “ABS interests” (as such term is defined in Regulation RR) issued by the issuing entity, will collectively constitute an “eligible horizontal residual interest” (as such term is defined in Regulation RR) that is to be purchased and retained by KKR Real Estate Credit Opportunity Partners Aggregator I L.P., a Delaware limited partnership, in accordance with the credit risk retention rules applicable to this securitization transaction. See “Credit Risk Retention”.

(11)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of two separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-B, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR, Class NR-RR and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Table of Contents

Certificate Summary	3
Important Notice Regarding the Offered Certificates	10
Important Notice About Information Presented in This Prospectus	10
Summary of Terms	17
Risk Factors	57
The Offered Certificates May Not Be a Suitable Investment for You	57
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	57
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	57
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	58
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	58
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates	62
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	63
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	63
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates	63
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	64
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	64
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	64
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	67
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	68
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	69
Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	71
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	72
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	72
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us	73
Historical Information Regarding the Mortgage Loans May Be Limited	73
Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited	74
Static Pool Data Would Not Be Indicative of the Performance of This Pool	74
Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	74
A Tenant Concentration May Result in Increased Losses	75
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	75
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	75
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	76
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	76
Early Lease Termination Options May Reduce Cash Flow	77
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	77
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your

Offered Certificates May Be Unenforceable	77
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	77
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	78
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	79
The Types of Properties That Secure the Mortgage Loans Present Special Risks	85
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	101
Changes in Pool Composition Will Change the Nature of Your Investment	103
Tenancies-in-Common May Hinder Recovery	104
Risks Relating to Enforceability of Cross-Collateralization Arrangements	104
Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates	104
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	105
Various Other Laws Could Affect the Exercise of Lender’s Rights	105
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	106
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	107
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	109
Appraisals May Not Reflect Current or Future Market Value of Each Property	109
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	110
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	111
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	111
Risks Relating to Tax Credits	111
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	112
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	112
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	113
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	113
Leased Fee Properties Have Special Risks	115
Risks Related to Zoning Non-Compliance and Use Restrictions	115
Risks Relating to Inspections of Properties	116
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	116
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	116
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	117
Terrorism Insurance May Not Be Available for All Mortgaged Properties	118
Risks Associated with Blanket Insurance Policies or Self-Insurance	119
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	119
The Borrower’s Form of Entity May Cause Special Risks	120
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	122
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	123
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the

Purpose for Which They Were Established	124
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	124
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	125
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	125
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	126
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	128
Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	130
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	130
Potential Conflicts of Interest of the Operating Advisor	130
Potential Conflicts of Interest of the Asset Representations Reviewer	131
Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder	132
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	133
Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination	134
Other Potential Conflicts of Interest May Affect Your Investment	135
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	135
The Servicing of Each of the Riverwalk II Loan Combination and the Danbury Commerce Portfolio Loan Combination Will Shift to Other Servicers	136
The Controlling Pari Passu Companion Loan for Each of Certain of the Loan Combinations Is Expected to Be Contributed to an Outside
Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern Such Loan Combination Have Yet to Be Finalized	136
Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment	137
Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	137
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment	138
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	139
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	139
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	140
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	140
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	141
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	142
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	142
State, Local and Other Tax Considerations	144
Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates	144
Description of the Mortgage Pool	146
General	146
Certain Calculations and Definitions	148
Statistical Characteristics of the Mortgage Loans	156
Delinquency Information	167
Environmental Considerations	167
Litigation and Other Legal Considerations	171
Redevelopment, Expansion and Renovation	171
Default History, Bankruptcy Issues and Other Proceedings	172

Tenant Issues	173
Insurance Considerations	183
Zoning and Use Restrictions	183
Non-Recourse Carveout Limitations	184
Real Estate and Other Tax Considerations	185
Certain Terms of the Mortgage Loans	188
Additional Indebtedness	199
The Loan Combinations	203
Additional Mortgage Loan Information	226
Transaction Parties	227
The Sponsors and the Mortgage Loan Sellers	227
Compensation of the Sponsors	241
The Originators	242
The Depositor	260
The Issuing Entity	261
The Trustee	262
The Certificate Administrator	263
Servicers	265
The Operating Advisor and the Asset Representations Reviewer	283
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	285
Credit Risk Retention	288
General	288
Qualifying CRE Loans; Required Credit Risk Retention Percentage	288
RR Certificates	288
Hedging, Transfer and Financing Restrictions	289
Representations and Warranties	290
Description of the Certificates	292
General	292
Distributions	293
Allocation of Yield Maintenance Charges and Prepayment Premiums	305
Assumed Final Distribution Date; Rated Final Distribution Date	307
Prepayment Interest Shortfalls	307
Subordination; Allocation of Realized Losses	308
Reports to Certificateholders; Certain Available Information	310
Voting Rights	319
Delivery, Form, Transfer and Denomination	320
Certificateholder Communication	323
The Mortgage Loan Purchase Agreements	324
Sale of Mortgage Loans; Mortgage File Delivery	324
Representations and Warranties	329
Cures, Repurchases and Substitutions	329
Dispute Resolution Provisions	333
Asset Review Obligations	333
The Pooling and Servicing Agreement	333
General	333
Certain Considerations Regarding the Outside Serviced Loan Combinations	336
Assignment of the Mortgage Loans	337
Servicing of the Mortgage Loans	338
Subservicing	344
Advances	344
Accounts	348
Withdrawals from the Collection Account	350
Application of Loss of Value Payments	352
Servicing and Other Compensation and Payment of Expenses	352
Application of Penalty Charges and Modification Fees	366
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	367
Appraisal Reduction Amounts	368
Inspections	373
Evidence as to Compliance	373
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	375
Limitation on Liability; Indemnification	375
Servicer Termination Events	378
Rights Upon Servicer Termination Event	380
Waivers of Servicer Termination Events	381
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	382
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	385
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	385
Amendment	387
Realization Upon Mortgage Loans	389
Directing Holder	396
Operating Advisor	402
Asset Status Reports	409
The Asset Representations Reviewer	410
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	418
Dispute Resolution Provisions	419
Rating Agency Confirmations	422
Termination; Retirement of Certificates	424
Optional Termination; Optional Mortgage Loan Purchase	424
Servicing of the Outside Serviced Mortgage Loans	425
Use of Proceeds	431
Yield, Prepayment and Maturity Considerations	431
Yield	431
Yield on the Class X-A Certificates	434

Weighted Average Life of the Offered Certificates	434
Price/Yield Tables	439
Material Federal Income Tax Consequences	442
General	442
Qualification as a REMIC	443
Status of Offered Certificates	444
Taxation of the Regular Interests	445
Taxes That May Be Imposed on a REMIC	450
Bipartisan Budget Act of 2015	451
Taxation of Certain Foreign Investors	451
FATCA	452
Backup Withholding	452
Information Reporting	452
3.8% Medicare Tax on “Net Investment Income”	453
Reporting Requirements	453
Tax Return Disclosure and Investor List Requirements	453
Certain State, Local and Other Tax Considerations	454
ERISA Considerations	454
General	454
Plan Asset Regulations	456
Prohibited Transaction Exemptions	457
Underwriter Exemption	457
Exempt Plans	460
Insurance Company General Accounts	460
Ineligible Purchasers	461
Further Warnings	461
Consultation with Counsel	461
Tax Exempt Investors	462
Legal Investment	462
Certain Legal Aspects of the Mortgage Loans	463
General	464
Types of Mortgage Instruments	464
Installment Contracts	465
Leases and Rents	466
Personalty	466
Foreclosure	466
Bankruptcy Issues	471
Environmental Considerations	478
Due-On-Sale and Due-On-Encumbrance Provisions	481
Junior Liens; Rights of Holders of Senior Liens	481
Subordinate Financing	482
Default Interest and Limitations on Prepayments	482
Applicability of Usury Laws	482
Americans with Disabilities Act	483
Servicemembers Civil Relief Act	483
Anti-Money Laundering, Economic Sanctions and Bribery	483
Potential Forfeiture of Assets	484
Ratings	484
Plan of Distribution (Underwriter Conflicts of Interest)	487
Incorporation of Certain Information by Reference	488
Where You Can Find More Information	489
Financial Information	489
Legal Matters	489
Index of Certain Defined Terms	490

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES, BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■  This prospectus begins with two introductory sections describing the certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary”, which sets forth important statistical information relating to the certificates; and

●	the “Summary of Terms”, which gives a brief introduction to the key features of the certificates and a description of the underlying mortgage loans.

Additionally, “Risk Factors” describes the material risks that apply to the certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

■  In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.

●

references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certficates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.

●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

UNITED KINGDOM

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A)       IN THE UNITED KINGDOM, IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (THE “FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(B)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

NOTICE TO UNITED KINGDOM INVESTORS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE MADE UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH

ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC. ”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (“MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC (THE INSURANCE MEDIATION DIRECTIVE), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS DIRECTIVE.

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF CERTIFICATES IN ANY MEMBER STATE OF THE EEA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE (“QUALIFIED INVESTORS”). ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NEITHER THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORISED, NOR DO THEY AUTHORISE, THE MAKING OF ANY OFFER OF CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS. THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY CERTIFICATES TO ANY RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”);

(B) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC (THE INSURANCE MEDIATION DIRECTIVE) AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C) NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (THE PROSPECTUS DIRECTIVE) AS AMENDED; AND

●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE THE CERTIFICATES.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, OR WILL ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP.  571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. THE PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA (“INSTITUTIONAL INVESTOR”)) UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA (“RELEVANT PERSON”)) PURSUANT TO SECTION 275(2) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; (III) TO ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; OR (IV) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

UNLESS ANY OFFER OF SUCH OFFERED CERTIFICATES WAS PREVIOUSLY MADE IN OR ACCOMPANIED BY A PROSPECTUS AND WHICH ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF A CORPORATION LISTED FOR QUOTATION ON A SECURITIES EXCHANGE, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE IN RELIANCE ON AN EXEMPTION UNDER SECTION 274 OF THE SFA OR SECTION 275 OF THE SFA MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 276 OF THE SFA, FOR THE INITIAL SIX MONTH PERIOD AFTER SUCH ACQUISITION, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS OR TO ACCREDITED INVESTORS (AS DEFINED IN SECTION 4A OF THE SFA (“ACCREDITED INVESTOR”)) OR RELEVANT PERSONS OR TO SUCH PERSONS PURSUANT TO AN OFFER REFERRED TO UNDER SECTION 275(1A) OF THE SFA. ANY TRANSFER AFTER SUCH INITIAL SIX MONTH PERIOD IN SINGAPORE SHALL BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 257 OF THE SFA, IN RELIANCE ON ANY APPLICABLE EXEMPTION UNDER SUBDIVISION (4) OF DIVISION 1 OF PART XIII OF THE SFA (OTHER THAN SECTION 280 OF THE SFA).

IN ADDITION TO THE ABOVE, WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS:

(A)	A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR

(B)	A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR,

SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR SIX MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT:

(1)	TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON, OR TO ANY PERSON ARISING FROM AN OFFER REFERRED TO IN SECTION 275(1A) OR SECTION 276(4)(i)(B) OF THE SFA;

(2)	WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; OR

(3)	WHERE THE TRANSFER IS BY OPERATION OF LAW.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

NOTICE TO RESIDENTS OF CANADA

THE CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,

●	political and/or social conditions, and

●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Citigroup Commercial Mortgage Trust 2018-C6, Commercial Mortgage Pass-Through Certificates, Series 2018-C6.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 388 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor.”

Issuing Entity	Citigroup Commercial Mortgage Trust 2018-C6, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of December 1, 2018, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:

●	Citi Real Estate Funding Inc., a New York corporation (22 mortgage loans (62.8%));

●	Rialto Mortgage Finance, LLC, a Delaware limited liability company (6 mortgage loans (12.7%));

●	Ladder Capital Finance LLC, a Delaware limited liability company (4 mortgage loans (10.5%));

●	Citi Real Estate Funding Inc. and Cantor Commercial Real Estate Lending, L.P. (one (1) mortgage loan (7.2%)); and

●	Cantor Commercial Real Estate Lending, L.P., a Delaware limited partnership (two (2) mortgage loans (6.8%)).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.(1)	Citi Real Estate Funding Inc.(1)	21	$432,545,490	58.7%
Rialto Mortgage Finance, LLC	Rialto Mortgage Finance, LLC	6	93,592,064	12.7
Ladder Capital Finance LLC	Ladder Capital Finance LLC	4	77,411,621	10.5
Citi Real Estate Funding Inc. / Cantor Commercial Real Estate Lending, L.P.(2)	Citi Real Estate Funding Inc. / Cantor Commercial Real Estate Lending, L.P.(2)	1	52,850,000	7.2
Cantor Commercial Real Estate Lending, L.P.(3)	Citi Real Estate Funding Inc.(3)	1	30,000,000	4.1
Cantor Commercial Real Estate Lending, L.P.	Cantor Commercial Real Estate Lending, L.P.	1	25,000,000	3.4
Deutsche Bank AG, New York Branch(4)	Cantor Commercial Real Estate Lending, L.P.(4)	1	25,000,000	3.4
	Total	35	$736,399,174	100.0%

(1)	The Danbury Commerce Portfolio mortgage loan (2.1%), which will be sold to the depositor by Citi Real Estate Funding Inc., is part of a loan combination that was co-originated by Citi Real Estate Funding Inc. and Argentic Real Estate Finance LLC.

(2)	Citi Real Estate Funding Inc. and Cantor Commercial Real Estate Lending, L.P. are co-sponsors with respect to the Liberty Portfolio mortgage loan (7.2%), which is part of a loan combination that was co-originated by Citi Real Estate Funding Inc., Barclays Bank PLC and Cantor Commercial Real Estate Lending, L.P., and is evidenced by three (3) promissory notes: (i) notes A-2 and A-8, with an aggregate outstanding principal balance of $40,000,000 as of the cut-off date, as to which Citi Real Estate Funding Inc. is acting as mortgage loan seller; and (ii) note A-7, with an outstanding principal balance of $12,850,000 as of the cut-off date, as to which Cantor Commercial Real Estate Lending, L.P. is acting as mortgage loan seller.

(3)	The Shelbourne Global Portfolio I mortgage loan (4.1%), which will be sold to the depositor by Citi Real Estate Funding Inc., is part of a loan combination that was originated by Cantor Commercial Real Estate Lending, L.P. Citi Real Estate Funding Inc. acquired the Shelbourne Global Portfolio I mortgage loan from Cantor Commercial Real Estate Lending, L.P.

(4)	The Moffett Towers - Buildings E,F,G mortgage loan (3.4%), which will be sold to the depositor by Cantor Commercial Real Estate Lending, L.P., is part of a loan combination that was co-originated by Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association and Goldman Sachs Mortgage Company. Cantor Commercial Real Estate Lending, L.P. acquired the Moffett Towers - Buildings E,F,G mortgage loan from Deutsche Bank AG, New York Branch.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” and “—The Originators.”

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the serviced mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced loan combinations and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC-A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Loan Combinations” below for a discussion of the mortgage loans included in the issuing entity that are part of a loan combination and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related loan combinations that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced loan combinations,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related loan combinations that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced loan combinations,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

Each of the Riverwalk II mortgage loan and the Danbury Commerce Portfolio mortgage loan is part of a loan combination that will initially be serviced pursuant to the pooling and servicing agreement for this securitization transaction. However, in the case of each of those mortgage loans, upon the inclusion of the related controlling pari passu companion loan in a future securitization transaction, the servicing of the related loan combination will shift to the servicing agreement (which will then become an outside servicing agreement) governing that future securitization transaction. Accordingly, in the case of each of those mortgage loans, the subject mortgage loan, the related companion loan(s) and the related loan combination will be: (i) a serviced mortgage loan, serviced companion loan(s) and a serviced loan combination, respectively, prior to any such shift in servicing; and (ii) an outside serviced mortgage loan, outside serviced companion loan(s) and an outside serviced loan combination, respectively, after the related shift in servicing occurs. Each such mortgage loan, the related companion loan(s) and the related loan combination are sometimes referred to as a “servicing shift mortgage loan”, “servicing shift companion loan(s)” and a “servicing shift loan combination”, respectively.

See the chart entitled “Loan Combination Summary” under “The Mortgage Pool—Loan Combinations” below in this summary and the chart entitled “Servicing of the Loan Combinations” under “The Pooling and Servicing Agreement—General” below for a listing of the serviced loan combinations, outside serviced loan combinations and servicing shift loan combinations.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the initial special servicer with respect to the serviced mortgage loans (other than any excluded special servicer mortgage loan) and any related serviced companion loans pursuant to the pooling and servicing agreement. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal special servicing offices of the special servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Special Servicer”, and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder / Controlling Class Representative” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The controlling class representative (prior to the occurrence and continuance of a control termination event (as described under “—Directing Holder / Controlling Class Representative” below)) will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such special servicer, an “excluded mortgage loan special servicer”) unless such excluded special servicer mortgage loan is also an excluded mortgage loan (as defined under “—Directing Holder / Controlling Class Representative” below), in which case the largest controlling class certificateholder (by certificate balance) that is not an excluded controlling class holder with respect to that mortgage loan will be entitled to appoint the excluded mortgage loan special servicer. A controlling class certificateholder that is a borrower party with respect to any mortgage loan will be an “excluded controlling class holder” with respect to that mortgage loan. See “—Directing Holder / Controlling Class Representative” below. Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If neither the controlling class representative nor any controlling class certificateholder is entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan, an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

Midland Loan Services, a Division of PNC Bank, National Association, was selected to be the initial special servicer by KKR Real Estate Credit Opportunity Partners Aggregator I L.P., which is expected to: (a) purchase the Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR and Class NR-RR certificates on the closing date; and (b) become the initial controlling class representative and the initial directing holder with respect to the serviced loans other than any serviced outside controlled loan combination and any excluded mortgage loan. See “—Directing Holder / Controlling Class Representative” below and “The Pooling and Servicing Agreement—Directing Holder”.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event.”

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced loan combination.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Affiliated Primary

Servicer	Berkeley Point Capital LLC, a Delaware limited liability company doing business as Newmark Knight Frank and an affiliate of Cantor Commercial Real Estate Lending, L.P., will act as primary servicer and perform many of the servicing duties with respect to the Riverwalk II mortgage loan (3.4%), which will be sold to the depositor by Cantor Commercial Real Estate Lending, L.P. The offices of Berkeley Point Capital LLC dba Newmark Knight Frank are located at: (i) with respect to its principal executive office, 7700 Wisconsin Avenue, Suite 1100, Bethesda, Maryland 20814, and (ii) with respect to its principal servicing office, 225 Franklin Street, 18th Floor, Boston, Massachusetts 02110, and its telephone number is (877) 526-3562. See “Transaction Parties—

Servicers—Affiliated Primary Servicer—Berkeley Point Capital LLC dba Newmark Knight Frank”.

The master servicer (or, if applicable, following a shift in servicing, the related outside servicer) will be responsible to pay the fees of any primary servicer out of the servicing fees payable under the pooling and servicing agreement for this transaction (or, following any applicable shift in servicing, the related outside servicing agreement).

Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: CGCMT 2018-C6. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans; except that, with respect to each servicing shift loan combination, the trustee will not become the mortgagee of record unless the related servicing shift does not occur within 180 days after the closing date or the loan combination becomes specially serviced prior to the related servicing shift. Upon the occurrence of the related servicing shift with respect to any servicing shift loan combination, the trustee of the securitization of the related controlling pari passu companion loan will become the mortgagee of record. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.

The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Citibank, N.A., a national banking association organized under the laws of the United States, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2018-C6, and for certificate transfer purposes are located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.

The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:

●	reviewing the actions of the special servicer with respect to specially serviced loans and with respect to certain major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;

●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;

●	reviewing for accuracy certain calculations made by the special servicer;

●	issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;

●	recommending the replacement of the special servicer if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders (as a collective whole); and

●	after the occurrence and during the continuance of an operating advisor consultation trigger event, consulting on a non-binding basis with the special servicer with respect to certain major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s).

An “operating advisor consultation trigger event” will occur when the aggregate outstanding certificate balance of the RR certificates (as notionally reduced by any cumulative appraisal reduction amount then allocable to the RR certificates) is 25% or less of the initial aggregate certificate balance of the RR certificates; provided that an operating advisor consultation trigger event will at all times be deemed to exist with respect to excluded mortgage loans.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.

See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Asset Representations Reviewer	Park Bridge Lender Services LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special

Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related loan combinations will or are expected to constitute the “outside serviced loan combinations”), and such mortgage loans and loan combinations will be (or, in the case of a servicing shift loan combination, following the inclusion of the applicable companion loan in a future commercial mortgage securitization transaction, will be) serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)
DUMBO Heights Portfolio(4)	CREFI	Benchmark 2018-B7 PSA(4) (11/1/18)	9.5%	KeyBank National Association(4)	LNR Partners, LLC(4)	Wells Fargo Bank, National Association(4)	Wells Fargo Bank, National Association(4)	Park Bridge Lender Services LLC(4)	Eightfold Real Estate Capital Fund V, L.P.(4)(5)
Liberty Portfolio(4)	CREFI / CCRE Lending	Benchmark 2018-B7 PSA(4) (11/1/18)	7.2%	KeyBank National Association(4)	LNR Partners, LLC(4)	Wells Fargo Bank, National Association(4)	Wells Fargo Bank, National Association(4)	Park Bridge Lender Services LLC(4)	Eightfold Real Estate Capital Fund V, L.P.(4)
Shelbourne Global Portfolio I	CREFI	UBS 2018-C13 PSA (10/1/18)	4.1%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Moffett Towers - Buildings E,F,G	CCRE Lending	DBGS 2018-C1 PSA (10/1/18)	3.4%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III-D AIV RR, LLC
Riverwalk II(6)	CCRE Lending	UBS 2018-C14 PSA(6) (12/1/18)	3.4%	Midland Loan Services, a Division of PNC Bank, National Association(6)	Rialto Capital Advisors, LLC(6)	Wells Fargo Bank, National Association(6)	Wells Fargo Bank, National Association(6)	Park Bridge Lender Services LLC(6)	RREF III-D UB 2018-C14, LLC(7)
Danbury Commerce Portfolio(8)	CREFI	(8)	2.1%	(8)	(8)	(8)	(8)	(8)	(7)
192 Lexington Avenue(4)	CREFI	Benchmark 2018-B7 PSA(4) (11/1/18)	1.9%	KeyBank National Association(4)	LNR Partners, LLC(4)	Wells Fargo Bank, National Association(4)	Wells Fargo Bank, National Association(4)	Park Bridge Lender Services LLC(4)	Eightfold Real Estate Capital Fund V, L.P.(4)

(1)	Includes servicing shift mortgage loans which, in each case, will become outside serviced mortgage loans after the related shift in servicing occurs. However, until the securitization of the related controlling pari passu companion loan, the related loan combination will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.

(2)	“PSA” means pooling and servicing agreement.

(3)	The entity named under the indicated PSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). However, the initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder / Controlling Class Representative” below.

(4)	With respect to the related loan combination, the related controlling pari passu companion loan is expected to be contributed to the Benchmark 2018-B7 securitization prior to the closing date for this securitization transaction. Accordingly, such loan combination is expected to be (and information presented in the foregoing table is based on the assumption that each such loan combination will be) serviced and administered pursuant to the Benchmark 2018-B7 pooling and servicing agreement by the parties thereto.

(5)	Although the related co-lender provides that the related loan combination will be serviced and administered pursuant to the servicing agreement governing the securitization of the lead securitization note (as defined in the co-lender agreement) (which lead securitization note is expected to be contributed to the Benchmark 2018-B7 securitization prior to the closing date of this securitization transaction), the control rights and the right to replace the applicable special servicer are held by (i) the third party holder of a related subordinate note so long as no control appraisal period under the related co-lender agreement is in effect and any holder of an interest in the subordinate note(s) is not a borrower-related party, and (ii) the holder of the lead securitization note if a related control appraisal period under the related co-lender agreement is in effect or any holder of an interest in the subordinate note(s) is a borrower-related party. Accordingly, unless and until either of the events in the immediately preceding clause (ii) have occurred, the outside controlling class representative identified in the chart above will not be entitled to exercise control rights or the right to replace the applicable special servicer for the subject mortgage loan.

(6)	The related mortgage loan is a servicing shift mortgage loan that (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization transaction, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, which is expected to be the UBS 2018-C14 securitization transaction, will be an outside serviced mortgage loan, and will be serviced and administered by an outside servicer and an outside special servicer pursuant to the pooling and servicing agreement for such future commercial mortgage securitization transaction. The parties identified in the table above are the expected parties to the UBS 2018-C14 pooling and servicing agreement. It is possible that there will be different parties for such mortgage loan when the UBS 2018-C14 securitization transaction closes. The UBS 2018-C14 securitization transaction is scheduled to close December 12, 2018. The information in this footnote and the foregoing table for such mortgage loan is, in part, based on a publicly available preliminary prospectus for the UBS 2018-C14 securitization transaction.

(7)	With respect to each servicing shift mortgage loan, there will be no initial outside controlling class representative until the securitization of the controlling pari passu companion loan in a future commercial mortgage securitization transaction, however, the holder of the related controlling note will be entitled to exercise control rights similar to those that would typically be exercised by an outside controlling class representative.

(8)	The related mortgage loan is a servicing shift mortgage loan that (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization transaction, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be an outside serviced mortgage loan, and will be serviced and administered by an outside servicer and an outside special servicer pursuant to an outside servicing agreement governing that future commercial mortgage securitization transaction. The parties to the related outside servicing agreement for the securitization of the related controlling pari passu companion loan for each such mortgage loan giving rise to a servicing shift have not been definitively identified.

Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced loan combination, the related outside servicer will have primary servicing responsibilities with respect to the entire loan combination, the related outside special servicer will serve as special servicer of the entire loan combination, the related outside trustee generally serves as mortgagee of record with respect to the entire loan combination, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related loan combination (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced loan combination.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans.”

Directing Holder / Controlling Class

Representative	The “directing holder” with respect to any serviced mortgage loan or serviced loan combination will be:

●	except in the case of an excluded mortgage loan or a serviced loan combination as to which the controlling note is held outside the issuing entity, the controlling class representative; and

●	with respect to any serviced loan combination as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled loan combination”), the holder of the related controlling note (sometimes referred to as an “outside controlling note holder”).

The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then Class E-RR will be the “controlling class”; provided, further, however, that if, at any time, the aggregate outstanding certificate balance of the classes of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero (without regard to the allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class NR-RR. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

The “control eligible certificates” will be the Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR and Class NR-RR certificates.

An “excluded mortgage loan” is a mortgage loan or loan combination with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or loan combination or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or loan combination, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

With respect to the serviced mortgage loans and serviced loan combinations:

●	the related directing holder will have certain consent and/or consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, loan combinations; and

●	the related directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans or, if applicable, loan combinations; provided that if the controlling class representative is the related directing holder, it will only have the foregoing rights if a control termination event (or, solely with respect to consultation rights, a consultation termination event) does not exist, and it will not have the foregoing rights with respect to an excluded mortgage loan.

If and to the extent that the holder of a mortgage loan included in any serviced outside controlled loan combination has consultation rights, then prior to certain trigger events the controlling class representative may consult with respect to certain major decisions and other matters with respect to such loan combination.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

A “control termination event” will either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans, a control termination event will be deemed to exist.

A “consultation termination event” will either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans, a consultation termination event will be deemed to exist.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class E-RR certificates are the controlling class certificates, the holder of more than 50% of the controlling class certificates (by outstanding certificate balance) may waive its right to act as or appoint a controlling class representative and to exercise any of the rights of the controlling class representative or cause the exercise of any of the rights of the controlling class representative set forth in the pooling and servicing agreement (in general, as to such certificateholder and not as to any successor certificateholder), by following the specific procedures set forth in the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Directing Holder”.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. is expected, on the closing date, (i) to purchase the RR Certificates, and (ii) to appoint itself or an affiliate as the initial controlling class representative (and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans, other than (x) any serviced outside controlled loan combination, and (y) any excluded mortgage loan).

If, with respect to any serviced outside controlled loan combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described in the prior paragraph with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled loan combination is not included in a separate securitization trust, the related outside controlling note holder may not lose such rights under the related co-lender agreement.

For so long as it is serviced pursuant to the pooling and servicing agreement for this securitization, each servicing shift loan combination will be a serviced outside controlled loan combination and, after the related shift in servicing occurs, such loan combination will be an outside serviced loan combination.

Each serviced loan combination with a subordinate companion loan will initially be a serviced outside controlled loan combination. However, during such time as the holder(s) of the applicable subordinate companion loan(s) are no longer permitted to exercise control rights under the related co-lender agreement, the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a loan combination.

With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced loan combination, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced loan combination, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The controlling class representative, any outside controlling class representative or any other related directing holder may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or loan combination(s) that could adversely affect the holders of some or all of the classes of certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or loan combination(s) with or without cause. The controlling class representative, any outside controlling class representative or any other related directing holder may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:

●	serve in multiple capacities with respect to this securitization transaction;

●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, the controlling class representative, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;

●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination; or

●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;

●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);

●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);

●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or

●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or loan combination(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combinations and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the due date in December 2018 for that mortgage loan (or, in the case of any mortgage loan that has its first due date subsequent to December 2018, the date that would have been its due date in December 2018 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month).

Closing Date	On or about December 11, 2018.

Distribution Date	The 4th business day following the related determination date of each month, beginning in January 2019.

Determination Date	The 6th day of each calendar month or, if the 6th day is not a business day, then the business day following such 6th day, beginning in January 2019.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).

Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in January 2019, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.

Assumed Final Distribution Date	Class A-1	September 2023
	Class A-2	October 2023
	Class A-3	October 2028
	Class A-4	November 2028
	Class A-AB	September 2028
	Class X-A	November 2028
	Class A-S	November 2028
	Class B	November 2028
	Class C	November 2028

The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in November 2051.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2018-C6:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-AB

●	Class X-A

●	Class A-S

●	Class B

●	Class C

Upon initial issuance, the Series 2018-C6 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: the Class X-B, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR, Class NR-RR and Class R certificates.

B. Certificate Balances

or Notional Amounts	Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of the Class X-A certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5%.

The certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rates with respect to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates will each be fixed at the initial pass-through rate for the applicable class set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to the Class A-S certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for the applicable class set forth in the table under “Certificate Summary” in this prospectus and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

The pass-through rate with respect to the Class B certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, minus 0.328%, as described in this prospectus.

The pass-through rate with respect to the Class C certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates as in effect from time to time, as described in this prospectus.

For purposes of calculating the pass-through rate on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and

●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced loan combinations, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00250% to 0.05125% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced loan combination) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month.

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced loan combination), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans and (after the related shift in servicing occurs) each servicing shift mortgage loan set forth in the table below, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below (or, in the case of a servicing shift mortgage loan, set forth in the related outside servicing agreement). In addition, each party to the outside servicing agreement governing the servicing of an outside serviced loan combination will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described under this “—Servicing and Administration Fees” section with respect to serviced mortgage loans and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced loan combination), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced loan combination and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. With respect to each servicing shift mortgage loan, any related outside special servicing fees, outside workout fees and outside liquidation fees (or limitations thereon), if and to the extent set forth in the table below, are generally based on provisions contained in the related co-lender agreement, given that the applicable outside servicing agreement has not yet been entered into. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Servicing of Loan Combination	Outside (Primary) Servicer Fee Rate (per annum)(2)	Outside Special Servicer Fee Rate (expressed as a % per annum)(3)	Outside Workout Fee Rate(3)	Outside Liquidation Fee Rate(3)
DUMBO Heights Portfolio	Outside Serviced	0.00250%(4)	0.25%(4)	1.0%(4)	1.0%(4)
Liberty Portfolio	Outside Serviced	0.00250%(4)	0.25%(4)	1.0%(4)	1.0%(4)
Shelbourne Global Portfolio I	Outside Serviced	0.00125%	0.25%	1.00%	1.00%
Moffett Towers - Buildings E,F,G	Outside Serviced	0.00250%	0.25%	1.0%	1.0%
Riverwalk II	Servicing Shift	0.00125%	0.25%(5)	1.00%(5)	1.00%(5)
Danbury Commerce Portfolio	Servicing Shift	0.03000%(5)	No greater than 0.2500%(6)(7)	No greater than 1.00%(6)(7)	No greater than 1.00%(6)(7)
192 Lexington Avenue	Outside Serviced	0.00250%	0.25%(4)	1.0%(4)	1.0%(4)

(1)	Includes the servicing shift mortgage loans which, in each case, will become an outside serviced mortgage loan after the related shift in servicing occurs. Until the securitization of the related controlling pari passu companion loan, the related loan combination will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.

(2)	Includes any applicable sub-servicing fee rate.

(3)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).

(4)	The fees specified in the table above are based on a publicly available preliminary prospectus for the Benchmark 2018-B7 securitization and/or the related co-lender agreement.

(5)	The fees specified in the table above are based on a publicly available preliminary prospectus for the UBS 2018-C14 securitization and/or the related co-lender agreement. However, prior to the occurrence of the related shift in servicing, special servicing fees, workout fees and liquidation fees are as set forth in the pooling and servicing agreement for this securitization.

(6)	The fees set forth are those specified in the related co-lender agreement as being permitted under the related future outside servicing agreement following the occurrence of the related shift in servicing. However, prior to the occurrence of the related shift in servicing, special servicing fees, workout fees and liquidation fees are as set forth in the pooling and servicing agreement for this securitization.

(7)	The stated fees may be subject to any market minimum special servicing compensation, caps and offsets, as and to the extent set forth in the related future outside servicing agreement and the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).

The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.00209% per annum. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to the subject serviced mortgage loan (or serviced loan combination, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00034%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances (and, in some cases, together with interest thereon). Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans for each distribution date, calculated on the outstanding principal balance of the pool of mortgage loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.00910% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, for purposes of presentation in this prospectus, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Amount and Order of

Distributions	The aggregate amount available for distribution to holders of the certificates on each distribution date will be the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC. On each distribution date, funds available for distribution to the holders of the certificates (exclusive of any portion thereof that represents (i) any yield maintenance charges and prepayment premiums and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class X-B certificates: to interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class X-B certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates: to the extent of available funds allocable to principal received or advanced on the mortgage loans:

(A)	to principal on the Class A-AB certificates until their certificate balance has been reduced to the Class A-AB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;

(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above; and

(F)	to principal on the Class A-AB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above.

However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR and Class NR-RR certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, available funds allocable to principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-AB scheduled principal balance.

Third: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates: to reimburse the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4 and

Class A-AB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Non-offered certificates: in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of interest-bearing certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”, “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of certificates entitled to principal on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

C. Yield Maintenance Charges and

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated among the holders of the respective classes of certificates (other than the Class R certificates) as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

D. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally sets forth the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates.

On any distribution date, principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) will be allocated to the specified classes of certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class X-B certificates), as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class X-B certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.

On any distribution date, mortgage loan losses will be allocated to the specified classes of certificates in ascending order (beginning with certain Series 2018-C6 certificates that are not being offered by this prospectus), as set forth in the chart below.

*	Interest only certificates. No principal payments or realized loan losses in respect of principal will be allocated to the Class X-A and Class X-B certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A and Class X-B certificates, in each case, to the extent such losses reduce the certificate balance of a class of corresponding principal balance certificates.

**	Other than the Class X-B and Class R certificates.

Principal losses on the mortgage loans allocated to a class of certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to the Class X-A, Class X-B or Class R certificates, although loan losses will reduce the notional amount of the Class X-A certificates (to the extent such losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB or Class A-S

certificates) and the Class X-B certificates (to the extent such losses are allocated to the Class B certificates), and, therefore, the amount of interest they accrue.

Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Mortgage loan losses and principal payments, if any, on the mortgage loans that are allocated to a class of certificates having a certificate balance will reduce that certificate balance.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and/or the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;

●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the respective classes of certificates (other than the Class R certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan (including any REO mortgage loan) in the issuing entity (including the outside serviced mortgage loans), unless it determines that the advance will be non-recoverable from collections on that mortgage loan. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan (and with respect to any mortgage loan that is part of a loan combination, to the extent that such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will have no obligation to make any principal or interest advances.

B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced loan combination will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually. If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced loan combination will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced loan combination may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced loan combination and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 35 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $736,399,174. The mortgage loans are secured by first liens on various types of commercial and multifamily properties, located in 17 states. See “Risk Factors—Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

Fee Simple / Leasehold	Fifty-Six (56) mortgaged properties (88.4%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Two (2) mortgaged properties (11.6%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Loan Combinations	Nine (9) mortgage loans (40.7%) are each part of a split loan structure (referred to as a “loan combination”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu and/or subordinate companion loans (each referred to as a “companion loan”) that are held outside the issuing entity. The subject mortgage loan and its related companion loan(s)

comprising any particular loan combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties.

A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:

●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related loan combination would constitute a “pari passu loan combination”.

●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related loan combination would constitute an “AB loan combination”.

●	If a loan combination includes both a pari passu companion loan and a subordinate companion loan, then such loan combination would constitute a “pari passu-AB loan combination” and the discussions in this prospectus regarding both pari passu loan combinations and AB loan combinations will apply to such loan combination.

The identity of, and certain other information regarding, the loan combinations related to this securitization transaction are set forth in the following table:

Loan Combination Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Servicing of Loan Combination(2)	Type of Loan Combination	Controlling Note Included in Issuing Entity (Y/N)
DUMBO Heights Portfolio	CREFI	$70,000,000	9.5%	$110,000,000	$145,000,000	$325,000,000	Outside Serviced	Pari Passu-AB	N
Liberty Portfolio	CREFI / CCRE Lending	$52,850,000	7.2%	$112,850,000	—	$165,700,000	Outside Serviced	Pari Passu	N
Phoenix Marriott Tempe at the Buttes	CREFI	$40,410,208	5.5%	$24,944,573	—	$65,354,781	Serviced	Pari Passu	Y
Shelbourne Global Portfolio I	CREFI	$30,000,000	4.1%	$63,000,000	—	$93,000,000	Outside Serviced	Pari Passu	N
Holiday Inn FiDi	LCF	$27,025,000	3.7%	$60,000,000	$50,000,000	$137,025,000	Serviced	Pari Passu-AB	(3)
Moffett Towers - Buildings E,F,G	CCRE Lending	$25,000,000	3.4%	$259,000,000	—	$284,000,000	Outside Serviced	Pari Passu	N
Riverwalk II	CCRE Lending	$25,000,000	3.4%	$35,000,000	—	$60,000,000	Servicing Shift	Pari Passu	N
Danbury Commerce Portfolio	CREFI	$15,200,000	2.1%	$22,800,000	—	$38,000,000	Servicing Shift	Pari Passu	N
192 Lexington Avenue	CREFI	$14,000,000	1.9%	$46,000,000	—	$60,000,000	Outside Serviced	Pari Passu	N

(1)	See “Description of the Mortgage Pool—The Loan Combinations—General” for further information with respect to each loan combination, the related companion loans and the identity of the holders thereof.

(2)	For a discussion of the terms “serviced,” “outside serviced” and “servicing shift” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.

(3)	Initially the related promissory note B is the controlling note with respect to the Holiday Inn FiDi loan combination. However, if a control appraisal period under the related co-lender agreement exists or the holder of the related promissory note B is a borrower-related party, then promissory note A-1-A, which is included in the issuing entity and evidences the Holiday Inn FiDi mortgage loan, will become the controlling note with respect to the Holiday Inn FiDi loan combination.

The identity of, and certain other items of information regarding, the mortgage loans that will be (or, with respect to the servicing shift mortgage loans, are expected to become) outside serviced mortgage loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.

With respect to any mortgage loan that is part of a loan combination, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

In the case of any loan combination, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related loan combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related loan combination with or without cause. In addition, that co-lender agreement will designate whether servicing of the related loan combination is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the loan combination(s), see “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”, “—Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment”.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans

Initial Pool Balance(1)	$736,399,174
Number of Mortgage Loans	35
Number of Mortgaged Properties	58
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$1,920,511 to $70,000,000
Average Cut-off Date Balance	$21,039,976
Range of Mortgage Rates	4.05000% to 5.86100%
Weighted Average Mortgage Rate	5.08440%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	113 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	57 months to 119 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	111 months
Range of original amortization terms(3)	360 months to 360 months
Weighted average original amortization term(3)	360 months
Range of remaining amortization terms(3)	358 months to 360 months
Weighted average remaining amortization term(3)	359 months
Range of Cut-off Date LTV Ratios(4)(5)	28.1% to 73.8%
Weighted average Cut-off Date LTV Ratio(4)(5)	58.7%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	28.1% to 68.1%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	54.8%
Range of UW NCF DSCR(4)(6)	1.25x to 3.89x
Weighted average UW NCF DSCR(4)(6)	1.89x
Range of Debt Yield on Underwritten NOI(4)(7)	7.3% to 16.6%
Weighted average Debt Yield on Underwritten NOI(4)(7)	11.2%
Percentage of Initial Pool Balance consisting of:
Interest Only	52.5%
Interest Only, then Amortizing Balloon	24.1%
Amortizing Balloon	23.4%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	8.9%
Mortgage Loans with mezzanine debt	24.3%
Mortgage Loans with subordinate debt	13.2%
Mortgage Loans with mezzanine debt and subordinate debt	9.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the related anticipated repayment date.

(3)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.

(4)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a loan combination, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged properties as a whole rather than as the sum of individually valued mortgaged properties or (b) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, (ii) the “as-is” appraised value for a mortgaged property plus a property improvement reserve, which has been established at origination of the related mortgage loan, or (iii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 59.4% and 55.4%, respectively.

(6)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan may be calculated based on the annual debt service that would be in effect for such mortgage loan assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(7)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the mortgage loans accrue interest on an actual/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a loan combination, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);

●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for all loans in the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus;

●	unless otherwise indicated (including in the prior two bullets), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;

●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;

●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;

●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus; and

●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and

Definitions” and “—Statistical Characteristics of the Mortgage Loans”.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency, nor were any of the mortgage loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on

Projections of Future Income	Eight (8) of the mortgaged properties (20.7%) were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Six (6) of the mortgaged properties (6.5%) were acquired 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. See “Transaction Parties—The Originators”. Certain of the mortgage loans may vary from those underwriting guidelines.

Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this transaction is expected to be retained pursuant to Regulation RR (17 CFR § 246.1 et seq) promulgated under Section 15G (“Regulation RR”), as an “eligible horizontal residual interest” in the form of the RR Certificates. Citi Real Estate Funding Inc. will act as retaining sponsor under Regulation RR and is expected, on the closing date, to satisfy its risk retention obligation through the purchase by a third party purchaser of the RR Certificates. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Citi Real Estate Funding Inc., as retaining sponsor, see “Credit Risk Retention” in this prospectus.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may also be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited and RealINSIGHT;

●	The certificate administrator’s website initially located at https://sf.citidirect.com; and

●	The master servicer’s website initially located at www.wellsfargo.com/com/comintro.

Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain specified persons will have the option to purchase all of the mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (but excluding the Class R certificates) for the mortgage loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D certificates and the notional amounts of the Class X-A and Class X-B certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates voluntarily participate in the exchange.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions
of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder in the mortgage loan or the related mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of

Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). With respect to the Liberty Portfolio mortgage loan, which is comprised of promissory notes contributed to this securitization by Citi Real Estate Funding Inc. and Cantor Commercial Real Estate Lending, L.P., each such mortgage loan seller will be obligated to take the above described remedial actions only with respect to the related promissory note sold by it to the depositor as if the note contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu loan combination) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to such defaulted mortgage loan’s (or defaulted pari passu loan combination’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu loan combination or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders and any related affected companion loan holder(s) (as a collective whole as if such certificateholders and such serviced pari passu companion loan holder(s) constituted a single lender and with respect to a loan combination that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced loan combination becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) and, in the case of the Holiday Inn FiDi loan combination (if the special servicer so elects), any related subordinate companion loan(s), together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced loan combination may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced loan combination during such time as such loan combination constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, in the case of the DUMBO Heights Portfolio loan combination (if the special servicer so elects and the controlling noteholder consents) the related subordinate companion loan(s)) as a single whole loan, subject to the rights of the holders of any subordinate companion loan(s) under the related co-lender agreement to purchase a loan combination that constitutes a defaulted loan under the related outside servicing agreement.

Pursuant to the co-lender agreement with respect to any AB loan combination, the holder of any related subordinate companion loan has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Loan Combinations”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Loan Combinations”.

Other Investment Considerations

Material Federal Income

Tax Consequences	Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are as follows:

●	The lower-tier REMIC will hold the mortgage loans (excluding any post-anticipated repayment date excess interest) and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to an upper-tier REMIC.

●	The upper-tier REMIC will hold the lower-tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class A-S, Class B, Class C, Class X-B, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR and Class NR-RR certificates as classes of regular interests in the upper-tier REMIC.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class X-A certificates will be issued with original issue discount, and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B and Class C certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may affect significantly the yields on your investment.

Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a Class X-A certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your certificates is disproportionately large as compared to the amount of principal payable on your certificates, or if your certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of certificates, or

●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or

●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or

●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of mortgage credit;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” below.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates. Investors in the Class X-A certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions.  If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge.  See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balances of the principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans). See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR-RR certificates, then the Class K-RR certificates, then the Class J-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a loan combination with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default (or during any period of time that the event of default is being cured in accordance with the related co-lender agreement), any collections of scheduled principal payments and other unscheduled principal payments with respect to the related loan combination (other than, if applicable, in the case of the Dumbo Heights Portfolio Mortgage Loan, any prepayment consisting of any insurance or condemnation proceeds) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and any such subordinate companion loan(s) on a pro rata basis. Any such pro rata distributions of principal with respect to a subordinate companion loan would have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such companion loan. See “Description of the Mortgage Pool—The Loan Combinations—The DUMBO Heights Portfolio Pari Passu-AB Loan Combination” and “—The Loan Combinations—The Holiday Inn FiDi Pari Passu-AB Loan Combination.”

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the certificates,

●	the order in which the principal balances of the respective classes of the certificates with balances will be reduced in connection with losses and default-related shortfalls, and

●	the characteristics and quality of the mortgage loans in the trust.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates

The Class X-A certificates will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates. The causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;

●	you may have only limited access to information regarding your offered certificates;

●	you may suffer delays in the receipt of payments on your offered certificates; and

●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Part Five (Articles 404-410) of EU Regulation 575/2013 (the “CRR”) imposes on European Economic Area (“EEA”) credit institutions and investment firms (and their consolidated affiliates) (each, a “CRR Investor”) investing in securitizations (as defined in the CRR) (a) a requirement that the originator, sponsor or original lender of such securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest which, in any event, shall not be less than 5% in the transaction in the manner contemplated in the CRR, and (b) a requirement that the CRR Investor has undertaken certain due diligence in respect of the securitization and the underlying exposures and has established procedures for monitoring them on an ongoing basis (together, the “CRR Retention Requirements”). National regulators in EEA member states impose penal risk weights for credit risk capital requirements on securitization investments in respect of which the Retention Requirement or the Due Diligence

Requirement has not been satisfied in any material respect by reason of the negligence or omission of the CRR Investor. The CRR provisions are supplemented by regulatory technical standards, in the form of a Commission Delegated Regulation 625/2014 of March 13, 2014, specifying certain aspects of the CRR Retention Requirements, and by implementing technical standards, contained in Commission Implementing Regulation (EU) No 602/2014 of June 4, 2014, specifying calculation of the penalty risk weights.

●	Requirements similar to the CRR Retention Requirements (together with the CRR Retention Requirements, the “Existing EU Retention Requirements”) (i) apply to investments in securitizations by investment funds managed by EEA investment managers subject to EU Directive 2011/61/EU on Alternative Investment Fund Managers, pursuant to Chapter III, Section 5 of Commission Delegated Regulation (EU) No. 231/2013 of December 19, 2012 (together with any related technical standards and guidance in effect from time to time, the “AIFM Regulation”) and (ii) apply to investments in securitizations by insurance and reinsurance undertakings subject to Directive 2009/138/EC, as amended (known as the Solvency II Directive), pursuant to Articles 254-257 of Commission Delegated Regulation (EU) No. 2015/35 of October 10, 2014 (together with any related technical standards and guidance in effect from time to time, the “Solvency II Regulation”). The retention requirements set out in the AIFM Regulation and the Solvency II Regulation for different types of regulated investors are not identical to the CRR Retention Requirements, and in particular, additional due diligence requirements apply to investors subject to the AIFM Regulation and the Solvency II Regulation. Similar requirements are expected to apply in the future to the same types and additional types of EEA-regulated institutional investors pursuant to the Securitization Regulation referred to below (“EU Retention Requirements”).

●	Prospective investors should also be aware that EU Retention Requirements will apply, in place of the Existing EU Retention Requirements, to securitizations in respect of which the relevant securities are issued on or after January 1, 2019. The principal EU Regulation to implement the new EU Retention Requirements and establish a general framework for securitization (the “Securitization Regulation”) was adopted by the European Parliament and the Council of the European Union as Regulation (EU) 2017/2042 of December 12, 2017. On and after January 1, 2019 the EU Retention Requirements in the Securitization Regulation will apply to the types of affected investors covered by the Existing EU Retention Requirements and also to (a) certain investment companies authorized in accordance with Directive 2009/65/EC, and managing companies as defined in that Directive, and (b) institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341 (subject to certain exceptions), and certain investment managers and authorized entities appointed by such institutions. There will be material differences between those new EU Retention Requirements and the Existing EU Retention Requirements, and certain aspects of the new EU Retention Requirements are to be specified in new regulatory technical standards which are subject to public consultation and have not yet been adopted or published in final form. With regard to securitizations in respect of which the relevant securities are issued before January 1, 2019, affected investors that are subject to the Existing EU Retention Requirements will continue to be subject to the risk retention and due diligence requirements of the Existing EU Retention Requirements, including on and after that date. Prospective investors are themselves responsible for monitoring and assessing changes to the EU Retention Requirements and their regulatory capital requirements.

●	Prospective investors should be aware that none of the originators, the sponsors, the depositor or the issuing entity will retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with any Existing EU Retention Requirements or EU Retention Requirements or to take any other action which may be required by prospective investors for the purposes of their compliance with any Existing EU Retention Requirements or EU Retention Requirements. Consequently, the certificates may not be a suitable investment for investors that are now or may in the future be subject to any Existing EU Retention Requirements or EU Retention Requirements. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer certificates or the price you may receive upon your sale of certificates.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, new capital regulations, which were adopted by the U.S. banking regulators in July

2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.

●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”

●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 914 F.Supp.2d 422 (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, NA, et.al, 907 F.Supp.2d 536 (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. Dec. 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the

Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). In addition, on December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity and Benefit Fund regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgaged-backed securities at issue are exempt under Section 304(a)(2) of the TIA. See Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 775 F.3d 154 (2d Cir. 2014). The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. On April 24, 2015, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. If it is ultimately determined in the American Fidelity Assurance Co. case, which is pending for trial, that the subject mortgage-backed securities are not exempt under Section 304(a)(2) of the TIA and that holding is affirmed on appeal, there would be a split in the United States circuit courts regarding this issue. While the implication of a determination that the TIA does apply to the Pooling and Servicing Agreement is unclear, such a determination may have an adverse effect on the issuing entity and/or your certificates.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

In addition, this transaction is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining party will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining party to be in compliance with the credit risk retention rules at any time will have on the certificateholders or the market value or liquidity of the certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining party or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global financial markets have in recent years experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may emerge with respect to other countries at any time.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates;

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●	The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

The offered certificates may have limited or no liquidity.

As described above under “—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the offered certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the offered certificates will develop. Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer, the master servicer or the special servicer, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the certificates, you should monitor whether an unsolicited rating of the certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial and multifamily properties. The repayment of a commercial and multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial or multifamily property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial or multifamily mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. No representation is made that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that may not have yet actually executed leases (or letters of intent) or that have signed leases but have not yet taken occupancy and/or are not paying full contractual rent or tenants that are seeking or may in the future seek to sublet all or a portion of their respective spaces, or tenants that are “dark” tenants but paying rent, or space that has been master leased to an affiliate of a borrower. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios presented in this prospectus.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Originators—Citi Real Estate Funding Inc.”, “—The Originators—Rialto Mortgage Finance, LLC”, “—The Originators—Ladder Capital Finance LLC” and “—The Originators—Cantor Commercial Real Estate Lending, L.P.”.  A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.—Review of the CREFI Mortgage Loans”, “—The Sponsors and the Mortgage Loan Sellers—Rialto Mortgage Finance, LLC—Review of Rialto Mortgage Loans”, “—The Sponsors and the Mortgage Loan Sellers—Ladder Capital Finance LLC—Review of LCF Mortgage Loans” and “—The Sponsors and the Mortgage Loan Sellers—Cantor Commercial Real Estate Lending, L.P. —Review of Cantor Commercial Real Estate Lending, L.P. Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans.  Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans.  If we had reunderwritten the mortgage loans or the related loan combinations, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income and/or occupancy may nonetheless be in financial distress, may be in danger of closing (or being closed by its parent) or may have filed for bankruptcy. Certain tenants at the mortgaged properties may be part of a chain that is in financial distress as a whole, or the tenant’s parent company has implemented or has expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which would have a negative effect on the operations of tenants at the mortgaged properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores, which may involve a tenant at one of the mortgaged properties.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to certificateholders. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated

Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage

Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;

●	limits modifications of payment terms of the subject underlying mortgage loan; and/or

●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are office, hospitality, multifamily, retail and industrial. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in New York, Arizona, New Jersey, North Carolina, California, Florida and Georgia. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse.

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;

●	the market value of the applicable real property at or prior to maturity; and

●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and

●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties.

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	the characteristics of the neighborhood where the property is located;

●	the degree to which the subject property competes with other properties in the area;

●	the proximity and attractiveness of competing properties;

●	the existence and construction of competing properties;

●	the adequacy of the property’s management and maintenance;

●	tenant mix and concentration;

●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;

●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;

●	demographic factors;

●	customer confidence, tastes and preferences;

●	retroactive changes in building codes and other applicable laws;

●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;

●	an increase in the capital expenditures needed to maintain the property or make improvements;

●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;

●	an increase in vacancy rates;

●	a decline in rental rates as leases are renewed or replaced;

●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and

●	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;

●	the creditworthiness of tenants;

●	the rental rates at which leases are renewed or replaced;

●	the percentage of total property expenses in relation to revenue;

●	the ratio of fixed operating expenses to those that vary with revenues; and

●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants.

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;

●	to fund repairs, replacements and capital improvements at the property; and

●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;

●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;

●	an increase in tenant payment defaults or any other inability to collect rental payments;

●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;

●	an increase in the capital expenditures needed to maintain the property or to make improvements;

●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and

●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral.

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;

●	the creditworthiness of the tenants; and

●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance.

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces.

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not.

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;

●	the availability of refinancing sources;

●	changes in governmental regulations, licensing or fiscal policy;

●	changes in zoning or tax laws; and

●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value.

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;

●	operating the property and providing building services;

●	managing operating expenses; and

●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,

●	reduce operating and repair costs, and

●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive.

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property.

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;

●	location;

●	type of business or services and amenities offered; and

●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;

●	has lower operating costs;

●	offers a more favorable location; or

●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;

●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;

●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;

●	the location of the property with respect to the central business district or population centers;

●	demographic trends within the metropolitan area to move away from or towards the central business district;

●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;

●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;

●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;

●	the quality and philosophy of building management;

●	access to mass transportation;

●	accessibility from surrounding highways/streets;

●	changes in zoning laws; and

●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;

●	the building’s age, condition and design, including floor sizes and layout;

●	access to public transportation and availability of parking; and

●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;

●	tax incentives; and

●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;

●	resort hotels with many amenities;

●	limited service hotels;

●	hotels and motels associated with national or regional franchise chains;

●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and

●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;

●	the seasonal nature of business at the property;

●	the level of room rates relative to those charged by competitors;

●	quality and perception of the franchise affiliation;

●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;

●	the existence or construction of competing hospitality properties;

●	nature and quality of the services and facilities;

●	financial strength and capabilities of the owner and operator;

●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;

●	increases in operating costs, which may not be offset by increased room rates;

●	the property’s dependence on business and commercial travelers and tourism;

●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and

●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;

●	the public perception of the franchise service mark; and

●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;

●	the types of services or amenities offered at the property;

●	the location of the property;

●	distance from employment centers and shopping areas;

●	the characteristics of the surrounding neighborhood, which may change over time;

●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;

●	the ability of management to provide adequate maintenance and insurance;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;

●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;

●	the ability of management to respond to competition;

●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;

●	in the case of student housing facilities, the reliance on the financial well-being of the college or university to which it relates, competition from on-campus housing units, and the relatively higher turnover rate compared to other types of multifamily tenants;

●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;

●	local factory or other large employer closings;

●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;

●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;

●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;

●	whether the property is subject to any age restrictions on tenants;

●	the extent to which increases in operating costs may be passed through to tenants; and

●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;

●	require good cause for eviction;

●	require disclosure of fees and notification to residents of changed land use;

●	prohibit unreasonable rules;

●	prohibit retaliatory evictions;

●	prohibit restrictions on a resident’s choice of unit vendors;

●	limit the bases on which a landlord may increase rent; or

●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Certain of the mortgage loans may be secured in the future by mortgaged properties that, in respect of some or all of the units within such mortgaged properties, are subject to certain affordable housing covenants and other covenants and restrictions related to various tax credit, city, state and federal housing subsidy, rent control, rent stabilization or similar programs. The limitations and restrictions imposed by these programs could result in losses of income on the mortgaged properties, and consequently losses on the mortgage loans. In addition, in the event that the subject program is cancelled, it could result in less income for the mortgaged property. These programs may include, among others:

●	a requirement that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region;

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Moreover, ongoing litigation concerning the status of rent-stabilized properties may adversely affect existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future and may give rise to liability in connection with previously converted units.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,

●	factory outlet centers,

●	malls,

●	automotive sales and service centers,

●	consumer oriented businesses,

●	department stores,

●	grocery stores,

●	convenience stores,

●	specialty shops,

●	gas stations,

●	movie theaters,

●	fitness centers,

●	bowling alleys,

●	salons, and

●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;

●	tenants’ sales;

●	tenant mix;

●	whether the property is in a desirable location;

●	the physical condition and amenities of the building in relation to competing buildings;

●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and

●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,

●	grant a potential tenant a free rent or reduced rent period,

●	improve the condition of the property generally, or

●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	perceptions regarding the safety of the surrounding area;

●	demographics of the surrounding area;

●	the strength and stability of the local, regional and national economies;

●	traffic patterns and access to major thoroughfares;

●	the visibility of the property;

●	availability of parking;

●	the particular mixture of the goods and services offered at the property;

●	customer tastes, preferences and spending patterns; and

●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;

●	termination of an anchor tenant’s lease;

●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;

●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or

●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;

●	discount shopping centers and clubs;

●	catalogue retailers;

●	home shopping networks and programs;

●	internet web sites and electronic media shopping; and

●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—

1.	availability of labor services,

2.	proximity to supply sources and customers, and

3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;

●	building design of the property, the desirability of which in a particular instance may depend on—

1.	ceiling heights,

2.	column spacing,

3.	number and depth of loading bays,

4.	divisibility,

5.	floor loading capacities,

6.	truck turning radius,

7.	overall functionality, and

8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and

●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

●	building design,

●	location and visibility,

●	tenant privacy,

●	efficient access to the property,

●	proximity to potential users, including apartment complexes or commercial users,

●	services provided at the property, such as security,

●	age and appearance of the improvements, and

●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”. See Annex A for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;

●	medical offices;

●	skilled nursing facilities;

●	nursing homes;

●	congregate care facilities; and

●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;

●	retroactive rate adjustments;

●	administrative rulings;

●	policy interpretations;

●	delays by fiscal intermediaries; and

●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;

●	facility inspections;

●	rate setting;

●	disruptions in payments;

●	reimbursement policies;

●	audits, which may result in recoupment of payments made or withholding of payments due;

●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;

●	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and

●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;

●	perceptions by prospective customers of safety, convenience, services and attractiveness;

●	the cost, quality and availability of food and beverage products;

●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;

●	changes in demographics, consumer habits and traffic patterns;

●	the ability to provide or contract for capable management; and

●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,

●	product,

●	price,

●	value,

●	quality,

●	service,

●	convenience,

●	location, and

●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,

●	more favorable locations,

●	more effective marketing,

●	more efficient operations, or

●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.	adversely affect the nature of the business, or

2.	require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and

●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;

●	competition from other schools or cultural and educational institutions;

●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and

●	reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Loss of accreditation and consequent loss of eligibility of students for federal or state student loans can have a material adverse effect on private schools. Certain for-profit schools have been subject to governmental investigations and/or lawsuits, or private litigation, alleging that their recruitment practices are predatory, and/or that they fail to adequately prepare students for employment in the professions or areas in which they offer to provide training.

Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator, the sole source of income will be the lease to such operator. Accordingly, such properties will be subject to business risks associated with such operator. If the lease with the sole operator is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and

●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to

●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,

●	cover operating expenses, and

●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,

●	hotels and motels,

●	recreational vehicle parks, and

●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,

●	retail stores,

●	office buildings, and

●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;

●	increases in interest rates and real estate tax rates; and

●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and

●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;

●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;

●	the income capitalization method, which takes into account the property’s projected net cash flow; or

●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;

●	the replacement cost of a property may have little to do with its current market value; and

●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	a title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your certificates.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although there is already existing mezzanine debt, and mezzanine debt is permitted in the future, in the case of certain mortgage loans. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of the Mortgage Loans”.

In addition, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or loan combination) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or loan combination) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your certificates will likely extend the weighted average life of your certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements.

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.	was insolvent at the time of granting the lien,

2.	was rendered insolvent by the granting of the lien,

3.	was left with inadequate capital, or

4.	was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges.

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses.

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or

●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,

●	the exercise of those remedies would be inequitable or unjust, or

●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases.

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues.”

Defeasance.

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—General—One Action and Security First Rules” and “—Foreclosure—General—Anti-Deficiency Legislation”.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or loan combination, if applicable) or at or around the time of the acquisition of the mortgage loan (or loan combination, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property.Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such program was otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, R&D facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in one or more commercial condominium units or multiple units in a residential condominium project, and

●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type for which the ground lessee operates the premises because that use is likely a significant source of revenue for the payment of ground rent.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the closing of the offered certificates.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Three (3) of the mortgaged properties (7.3%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no mortgaged property has a seismic expected loss of greater than 13.0%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program (“NFIP”) is scheduled to expire November 30, 2018. We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Sponsor representation and warranty no. (16) (Insurance) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,

●	riot, strike and civil commotion,

●	terrorism,

●	nuclear, biological or chemical materials,

●	revolution,

●	governmental actions,

●	floods and other water-related causes,

●	earth movement, including earthquakes, landslides and mudflows,

●	wet or dry rot,

●	mold,

●	vermin, and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 82% in 2018 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $160 million in 2018 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the certificates would be reduced or delayed. Even if the challenge were not successful, payments on the certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the Federal Deposit Insurance Corporation (the “FDIC”) can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the certificates would be delayed while the court resolved the issue.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or loan combination, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and

●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;

●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or loan combination, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or loan combination, if applicable);

●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;

●	negligence resulting in a personal injury; or

●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to certificateholders if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” above, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;

●	reduce monthly payments due under a mortgage loan;

●	change the rate of interest due on a mortgage loan; or

●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “—Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee and will have no authority to advise the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of (i) Citi Real Estate Funding Inc., one of the sponsors, an originator and the retaining sponsor, (ii) Citibank, N.A., the certificate administrator and custodian, and (iii) Citigroup Global Markets Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related outside serviced loan combination. However, neither the outside servicer nor the outside special servicer will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the outside servicer or the outside special servicer to violate applicable law, the related mortgage loan documents, the outside servicing agreement (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Loan Combinations” for more information regarding the rights of any companion loan holder.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced loan combination is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced loan combination, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or

●	as it relates to servicing and administration of any outside serviced loan combination under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced loan combination;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of the certificateholders or any group of certificateholders. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates are acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of an operating advisor consultation trigger event, (iv) has no consultation rights in connection with a serviced outside controlled loan combination unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced loan combinations, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of certificates or any certificateholder. It is not intended that the operating advisor act as a surrogate for the certificateholders. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans; provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders (as a collective whole) and will have no fiduciary duty to any party. In addition, pursuant to Regulation RR, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) or (ii) directly or indirectly have any financial interest in this securitization transaction other than in fees from its role as the operating advisor. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, or the account of affiliates or third parties, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, or the account of affiliates or third parties, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder

It is expected that (i) KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations (other than (x) any excluded mortgage loan and (y) any serviced outside controlled loan combination), (ii) Shinhan AIM Real Estate Fund No. 5 will, as of the closing date, be the holder of the DUMBO Heights Portfolio controlling subordinate companion loan and, as such, will be the initial directing holder with respect to the DUMBO Heights Portfolio loan combination, (iii) IGIS US Private Placement Real Estate Investment Trust No. 228 will, as of the closing date, be the holder of the Holiday Inn FiDi subordinate companion loan and, as such, will be the initial directing holder with respect to the Holiday Inn FiDi loan combination, (iv) Cantor Commercial Real Estate Lending, L.P. will, as of the closing date, be the holder of the Riverwalk II controlling pari passu companion loan and, as such, will be the initial directing holder with respect to the Riverwalk II loan combination, and (v) Argentic Real Estate Finance LLC will, as of the closing date, be the holder of the Danbury Commerce Portfolio controlling pari passu companion loan and, as such, will be the initial directing holder with respect to the Danbury Commerce Portfolio loan combination. See “—Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer” above. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer (but not any outside special servicer for any outside serviced loan combination) may be removed with or without cause: (a) with respect to a serviced outside controlled loan combination, by the related outside controlling note holder; and (b) with respect to the other serviced mortgage loans and serviced companion loans (but excluding any excluded mortgage loan), by the controlling class representative (so long as no control termination event exists). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent and/or consultation rights with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus; provided, however, that a directing holder may lose any such rights upon the occurrence of certain events. See “The Pooling and Servicing Agreement—Directing Holder”.

The controlling class representative will be controlled by the controlling class certificateholders, and the holders of the controlling class will have no duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any certificateholder. See “The Pooling and Servicing Agreement—Directing Holder”. Any directing holder may have interests in conflict with those of some or all of the certificateholders. As a result, it is possible that such directing holder (for so long as it is permitted to do so (e.g., in the case of the controlling class representative, for so long as a control termination event does not exist)) may direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, the special servicer may, based on such direction, take actions with respect to the applicable specially serviced loan(s) for which the special servicer is responsible that could adversely affect the holders of some or all of the classes of certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the controlling class representative or other directing holder, as applicable (and, in the case of the controlling class representative, for so long as a control termination event does not exist, and other than with respect to any serviced outside controlled loan combination or any excluded mortgage loan). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced loan combination, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and (so long as a consultation termination event does not exist) the controlling class representative for this securitization transaction will have certain consultation rights with respect to such outside serviced loan combination. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any or all of the controlling class representative for this securitization transaction, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), and the outside controlling note holder of a serviced outside controlled loan combination may have interests that are in conflict with those of any or all of the certificateholders, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights may affect the servicing of the related mortgage loan. The special servicer, at the direction of or upon consultation with, as applicable, a serviced companion loan holder (or its representative), may take actions with respect to the related serviced loan combination that could adversely affect the holders of some or all of the classes of the certificates, to the extent described under “Description of the Mortgage Pool—The Loan Combinations”. No serviced companion loan holder (or its representative) will have any duty to the holders of any class of certificates and may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (or its representative) may advise (or, if it is the outside controlling note holder of a serviced outside controlled loan combination, may direct) the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates.

No certificateholder may take any action against the controlling class representative for this securitization transaction, any outside controlling class representative (or, in the case of an outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or any serviced companion loan holder (or its representative) for having acted solely in its own interests. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

However, if any mortgage loan becomes an “excluded controlling class mortgage loan” (i.e., a mortgage loan or loan combination with respect to which the controlling class representative or any controlling class certificateholder is a borrower party), the controlling class representative or any controlling class certificateholder that is a borrower party (each, as applicable, an “excluded controlling class holder”) will not be entitled to have access to any related “excluded information”, including any asset status reports, final asset status reports or any summaries related thereto (and any other information identified in the pooling and servicing agreement), with respect to such excluded controlling class mortgage loan. Although the pooling and servicing agreement will require (i) each excluded controlling class holder to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any related excluded information and (ii) the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder to certify and agree that they will not share any such excluded information with any excluded controlling class holder, we cannot assure you that such excluded controlling class holders will not access, obtain, review and/or use, or the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder will not share with such excluded controlling class holder, such related excluded information in a manner that adversely impacts your certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the RR Certificates (the “B-Piece Buyer”) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR and Class NR-RR certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

It is anticipated that KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to the serviced mortgage loans and serviced companion loans other than any serviced outside controlled loan combination and any excluded mortgage loan. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination

With respect to each loan combination, the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled loan combination, as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such loan combination and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such loan combination (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled companion loan, as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Loan Combinations” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other certificateholders would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer (but not any outside special servicer) may be removed with or without cause: (a) with respect to a serviced outside controlled loan combination, by the related outside controlling note holder; and (b) with respect to the other serviced mortgage loans and serviced companion loans (but excluding any excluded mortgage loan), by the controlling class representative (so long as no control termination event exists). In addition, the special servicer (but not any outside special servicer) may be replaced based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) at any time, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders (as a collective whole)). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

The outside special servicer for any outside serviced loan combination will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced loan combination as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced loan combination, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced loan combination. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

The Servicing of Each of the Riverwalk II Loan Combination and the Danbury Commerce Portfolio Loan Combination Will Shift to Other Servicers

The servicing of each of the Riverwalk II loan combination and the Danbury Commerce Portfolio loan combination will initially be governed by the pooling and servicing agreement for this securitization transaction, but is expected to be governed by such pooling and servicing agreement only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. At that time, with respect to each such loan combination, the servicing and administration of the subject loan combination will shift to the outside servicer and outside special servicer under that other future securitization and will be governed exclusively by the servicing agreement entered into in connection with that securitization and the related co-lender agreement. In the case of the Riverwalk II loan combination, it is expected that the related controlling pari passu companion loan will be contributed to the UBS 2018-C14 securitization transaction scheduled to close on December 12, 2018. Accordingly, although circumstances may change, it is expected that from and after such date the Riverwalk II loan combination will be serviced and administered by Midland Loan Services, a Division of PNC Bank, National Association as outside servicer and Rialto Capital Advisors, LLC as outside special servicer pursuant to the UBS 2018-C14 pooling and servicing agreement. In the case of the Danbury Commerce Portfolio loan combination, neither the closing date of any such future securitization nor the identity of the outside servicer or outside special servicer for any such future securitization has been definitively determined. In addition, the provisions of the related outside servicing agreement that will be in effect upon securitization of the related controlling pari passu companion loan for either such loan combination have not yet been definitively determined, although such agreement will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations”. Prospective investors should be aware that they will not have any control over the identity of any outside servicer or outside special servicer, nor will they have any assurance as to the particular terms of any such outside servicing agreement except to the extent of compliance with the requirements of the related co-lender agreement.

The Controlling Pari Passu Companion Loan for Each of Certain of the Loan Combinations Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern Such Loan Combination Have Yet to Be Finalized

It is expected that each of the DUMBO Heights Portfolio loan combination, the Liberty Portfolio loan combination and the 192 Lexington Avenue loan combination will be serviced and administered pursuant to the pooling and servicing agreement for the commercial mortgage securitization transaction to which each of the DUMBO Heights Portfolio pari passu companion loan evidenced by notes A-1-A and A-3-B is to be contributed, the Liberty Portfolio pari passu companion loan evidenced by notes A-1 and A-3 is to be contributed and the 192 Lexington Avenue pari passu companion loan evidenced by note A-1 is to be contributed, which is expected to be the Benchmark 2018-B7 securitization. However, the Benchmark 2018-B7 securitization has not closed, and the provisions of the Benchmark 2018-B7 pooling and servicing agreement have not yet been finalized, although such provisions will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Prospective investors should be aware that they will not have any control over, nor any assurance as to, whether the closing of the Benchmark 2018-B7 securitization transaction actually occurs, nor will they have any assurance as to the particular terms of the Benchmark 2018-B7 pooling and servicing agreement, except to the extent of compliance with the requirements of the related co-lender agreement.

Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, loan combination under the pooling and servicing agreement (and, in the case of the controlling class representative, for so long as a control termination event does not exist and the related mortgage loan is not an excluded mortgage loan), the special servicer generally will be required to obtain the consent of the related directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, loan combination serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with (i) after the occurrence and during the continuance of a control termination event, the controlling class representative (until the occurrence and during the continuance of a consultation termination event unless an excluded mortgage loan is involved), and (ii) after the occurrence and during the continuance of an operating advisor consultation trigger event, the operating advisor; provided that such consultation will occur with respect to a serviced outside controlled loan combination if and to the extent that the holder of the related split mortgage loan is granted consultation rights under the related co-lender agreement. See “The Pooling and Servicing Agreement—Directing Holder”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, loan combination(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” for a list of actions and decisions requiring consultation with the operating advisor (following the occurrence of an operating advisor consultation trigger event) and/or the controlling class representative (following the occurrence of a control termination event). As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder: (i) may have special relationships and interests that conflict with those of holders of one or more classes of certificates; (ii) may act solely in its own interests (or, in the case of the controlling class representative, in the interests of the holders of the controlling class); (iii) does not have any duties to the holders of any class of certificates (other than, in the case of the controlling class representative, the holder of the controlling class); (iv) may take actions that favor its own interests (or, in the case of the controlling class representative, the interests of the holders of the controlling class) over the interests of the holders of one or more classes of certificates; and (v) will have no liability whatsoever (other than, in the case of the controlling class representative, to the related controlling class certificateholder(s)) for having so acted as set forth in (i) – (iv) above, and that no certificateholder may take any action whatsoever against any directing holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder for having so acted.

Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced pari passu loan combination were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted loan combination (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced pari passu loan combination. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu loan combination, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced pari passu loan combination, then the net proceeds realized by the certificateholders in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

In the case of a serviced outside controlled loan combination, a related companion loan holder or its representative will generally have the right to consent to certain servicing actions with respect to such loan combination by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such loan combination). In addition, for so long as a consultation termination event does not exist, unless an excluded mortgage loan is involved (or unless the controlling note is a subordinate companion loan in an AB loan combination), the controlling class representative will have non-binding consultation rights with respect to certain servicing decisions involving any serviced outside controlled loan combination.

In connection with the servicing of a serviced pari passu loan combination, the related serviced pari passu companion loan holder or its representative (if it is not otherwise exercising the rights of directing holder) will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu loan combination, and such recommended servicing actions could adversely affect the holders of some or all of the classes of certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Notwithstanding the foregoing, any such consultation with the serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB loan combination, pursuant to the terms of the pooling and servicing agreement, if such serviced AB loan combination becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) the right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced loan combination, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment

With respect to each outside serviced loan combination, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of certificates.

●	With respect to any outside serviced loan combination, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced loan combination that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to our securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced loan combination (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your certificates.

See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us (however, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP will guarantee payment in connection with Ladder Capital Finance LLC’s repurchase and substitution obligations under the related mortgage loan purchase agreement, as described in “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”). Neither we nor any of our affiliates (except Citi Real Estate Funding Inc. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors (or, if applicable, any related guarantor(s)) will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors (or, if applicable, any related guarantor(s)) may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan.   Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

In addition, with respect to the Liberty Portfolio mortgage loan (7.2%), which is comprised of promissory notes contributed to this securitization by Citi Real Estate Funding Inc. and Cantor Commercial Real Estate Lending, L.P., each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory note sold by it to the depositor as if the note contributed by each such mortgage loan seller and evidencing such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, only one of Citi Real Estate Funding Inc. and Cantor Commercial Real Estate Lending, L.P. will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty of or any document defect.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a Control Termination Event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;

●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;

●	that the results of the environmental testing were accurately evaluated in all cases;

●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or

●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or

●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or

●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and

●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances.  In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

No Gross Up in Respect of the Certificates Held by Non-U.S. Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to certificateholders in respect of such taxes and such withholding tax would therefore result in a shortfall to affected certificateholders. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA.”

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the depositor, the sponsors, the related borrower, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer or the special servicer will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the tax rules governing REMICs.

Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates will be Citigroup Commercial Mortgage Trust 2018-C6 (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 35 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of their respective due dates in December 2018 (or, in the case of any Mortgage Loan that has its first due date subsequent to December 2018, the date that would have been its due date in December 2018 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month) (collectively, the “Cut-off Date”), after deducting payments of principal due on such respective dates, of approximately $736,399,174 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in an office, hospitality, multifamily, retail, industrial, self storage or mixed use property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower.  You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Nine (9) of the Mortgage Loans (collectively, 40.7%) (each such Mortgage Loan, a “Split Mortgage Loan”), are each part of a split loan structure (a “Loan Combination”). A Loan Combination consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Loan Combination may be referred to in this prospectus as a “Pari Passu Loan Combination”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Loan Combination may be referred to in this prospectus as an “AB Loan Combination”. If a Loan Combination includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, then such Loan Combination may be referred to in this prospectus as a “Pari Passu-AB Loan Combination” and the discussions in this prospectus regarding both Pari Passu Loan Combinations and AB Loan Combinations will be applicable to such Loan Combination. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Loan Combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. See “—The Loan Combinations” below for more information regarding the identity of, and certain other information regarding, the Loan Combinations, as well as rights of the holders of the Companion Loans and the servicing and administration of the Loan Combinations that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage

Loan Sellers”), and such entities will sell their respective Mortgage Loans (or their interests therein) to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc. (“CREFI”)	22 (the “CREFI Mortgage Loans”)(1)	$462,545,490	62.8%
Rialto Mortgage Finance, LLC (“Rialto”)	6 (the “Rialto Mortgage Loans”)	93,592,064	12.7
Ladder Capital Finance LLC (“LCF”)	4 (the “LCF Mortgage Loans”)	77,411,621	10.5
CREFI / Cantor Commercial Real Estate Lending, L.P. (“CCRE Lending”) (2)	1	52,850,000	7.2
CCRE Lending	2 (the “CCRE Mortgage Loans”)(1)	50,000,000	6.8
Total	35	$736,399,174	100.0%

(1)	Regarding the Liberty Portfolio Mortgage Loan, (i) although the number (22) of CREFI Mortgage Loans does not take into account the CREFI Liberty Portfolio Notes (as defined below), references (without regard to such number) to the “CREFI Mortgage Loans” throughout this prospectus are intended to include the CREFI Liberty Portfolio Notes, and (ii) although the number (2) of CCRE Mortgage Loans does not take into account the CCRE Liberty Portfolio Note (as defined below), references (without regard to such number) to the “CCRE Mortgage Loans” throughout this prospectus are intended to include the CCRE Liberty Portfolio Note.

(2)	The Liberty Portfolio Mortgage Loan (7.2%) is part of a Loan Combination that was co-originated by CREFI, Barclays Bank PLC and CCRE Lending, and is evidenced by three (3) promissory notes: (i) notes A-2 and A-8, with an aggregate outstanding principal balance of $40,000,000 as of the Cut-off Date, as to which CREFI is acting as Mortgage Loan Seller (the “CREFI Liberty Portfolio Notes”); and (ii) note A-7, with an outstanding principal balance of $12,850,000 as of the Cut-off Date, as to which CCRE Lending is acting as Mortgage Loan Seller (the “CCRE Liberty Portfolio Note”).

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.(1)	Citi Real Estate Funding Inc.(1)	21	$432,545,490	58.7%
Rialto Mortgage Finance, LLC	Rialto Mortgage Finance, LLC	6	93,592,064	12.7
Ladder Capital Finance LLC	Ladder Capital Finance LLC	4	77,411,621	10.5
Citi Real Estate Funding Inc. / Cantor Commercial Real Estate Lending, L.P.(2)	Citi Real Estate Funding Inc. / Cantor Commercial Real Estate Lending, L.P.(2)	1	52,850,000	7.2
Cantor Commercial Real Estate Lending, L.P.(3)	Citi Real Estate Funding Inc.(3)	1	30,000,000	4.1
Cantor Commercial Real Estate Lending, L.P.	Cantor Commercial Real Estate Lending, L.P.	1	25,000,000	3.4
Deutsche Bank AG, New York Branch(4)	Cantor Commercial Real Estate Lending, L.P.(4)	1	25,000,000	3.4
	Total	35	$736,399,174	100.0%

(1)	The Danbury Commerce Portfolio Mortgage Loan (2.1%), which will be sold to the Depositor by CREFI, is part of a Loan Combination that was co-originated by CREFI and Argentic Real Estate Finance LLC.

(2)	CREFI and CCRE Lending are co-sponsors with respect to the Liberty Portfolio Mortgage Loan (7.2%), which is part of a Loan Combination that was co-originated by CREFI, Barclays Bank PLC and CCRE Lending, and is evidenced by three (3) promissory notes: (i) the CREFI Liberty Portfolio Notes, with an aggregate outstanding principal balance of $40,000,000 as of the Cut-off Date, as to which CREFI is acting as Mortgage Loan Seller; and (ii) the CCRE Liberty Portfolio Note, with an outstanding principal balance of $12,850,000 as of the Cut-off Date, as to which CCRE Lending is acting as Mortgage Loan Seller.

(3)	The Shelbourne Global Portfolio I Mortgage Loan (4.1%), which will be sold to the Depositor by CREFI, is part of a Loan Combination that was originated by CCRE Lending. CREFI acquired the Shelbourne Global Portfolio I Mortgage Loan from CCRE Lending.

(4)	The Moffett Towers - Buildings E,F,G Mortgage Loan (3.4%), which will be sold to the Depositor by CCRE Lending, is part of a Loan Combination that was co-originated by Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association and Goldman Sachs Mortgage Company. CCRE Lending acquired the Moffett Towers - Buildings E,F,G Mortgage Loan from Deutsche Bank AG, New York Branch.

CREFI, Rialto, LCF and CCRE Lending (and, solely with respect to the Moffett Towers - Buildings E,F,G Mortgage Loan, Deutsche Bank AG, New York Branch) are referred to in this prospectus as the originators.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans from each of CREFI, Rialto, LCF and CCRE Lending (collectively, the “Sponsors”) on or about December 11, 2018 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Loan Combination, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the DUMBO Heights Portfolio Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Loan Combination may be identified in this prospectus by name (for example, the DUMBO Heights Portfolio Mortgage Loan or the DUMBO Heights Portfolio Loan Combination); when that occurs, we are referring to the Mortgage Loan or Loan Combination, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a DUMBO Heights Portfolio Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, DUMBO Heights Portfolio) is combined with any Loan Combination-related defined term (for example, DUMBO Heights Portfolio Companion Loan Holder), reference is being made to such combined term (for example, “DUMBO Heights Portfolio Companion Loan Holder”) as it relates to that particular Split Mortgage Loan or the related Loan Combination as if it were so defined in this prospectus.

Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Loan Combination secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Loan Combination principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of December 2018 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to December 2018, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of December 2018); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period. “Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value (which may contain certain assumptions, including extraordinary assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than 6 months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, or reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties (which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties) or reflects an “as-is” appraised value that has been determined inclusive of an upward adjustment):

●	In the case of the Moffett Towers - Buildings E,F,G Mortgage Loan (3.4%), the Appraised Value of $705,800,000 reflects a “prospective market value upon stabilization” as of November 15, 2019, which assumes rent concessions and outstanding tenant improvements and leasing commissions (“TI/LC”) obligations have been fulfilled and there is no outstanding free rent. At loan origination, the borrower deposited $23,914,655 into the TI/LC reserve account and $15,021,721 into a free rent reserve account. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) as of July 30, 2018 is $646,700,000.

●	In the case of the 3101 North Central Mortgage Loan (3.1%), the Appraised Value of $35,450,000 assumes that the tenant improvements and leasing commissions for three (3) recently executed leases have already been incurred. The lender holds a reserve account which is funded to pay for these outstanding costs. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) as of September 14, 2018 is $35,000,000.

●	In the case of the TownePlace Suites Clinton at Joint Base Andrews Mortgage Loan (2.1%), the Appraised Value of $23,300,000 reflects a “prospective market value upon completion” as of September 11, 2019, which assumes completion of a PIP at the Mortgaged Property. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) as of September 11, 2018 is $21,700,000.

●	In the case of the Riverside Office Center Mortgage Loan (2.0%), the Appraised Value of $23,700,000 reflects a “prospective value upon stabilization” as of August 6, 2019, which assumes stabilized long-term occupancy and further lease-up of the Mortgaged Property. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) as of August 6, 2018 is $23,200,000.

●	In the case of the Pennbrook Apartments Mortgage Loan (1.9%), the Appraised Value of $21,600,000 reflects a “prospective market value at stabilization” as of September 1, 2019, which assumes completion of renovations at the Mortgaged Property. At loan origination, the borrower deposited $2,055,000 into a designated planned capex reserve account, which represents 100% of the budgeted costs of such renovations. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) as of September 7, 2018 is $16,900,000.

●	In the case of the Fairway Plaza Mortgage Loan (0.5%), the Appraised Value of $6,000,000 reflects a “prospective market value at stabilization” hypothetical value as of November 1, 2018, which assumes that the borrower delivers a lease with a borrower affiliate (with respect to the space leased by the fourth largest tenant) based on market terms by November 1, 2018. The “as-is” appraised value of the Mortgaged Property as of August 30, 2018 (without taking into account such assumption) is $5,400,000. The borrower and the borrower affiliate tenant delivered such lease on October 10, 2018, with a lease commencement date of November 1, 2018.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Loan Combination), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Cut-off Date LTV Ratio	Earnout or Holdback Amount	Cut-off Date LTV Ratio
CityLine XV Portfolio	2.1%	70.3%	$250,000	69.1%

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Moffett Towers - Buildings E,F,G	3.4%	40.2%	$705,800,000	43.9%	$646,700,000
3101 North Central	3.1%	64.2%	$35,450,000	65.1%	$35,000,000
TownePlace Suites Clinton at Joint Base Andrews	2.1%	66.5%	$23,300,000	71.4%	$21,700,000
Riverside Office Center	2.0%	63.2%	$23,700,000	64.6%	$23,200,000
Pennbrook Apartments	1.9%	65.5%	$21,600,000	83.7%	$16,900,000
Fairway Plaza	0.5%	62.4%	$6,000,000	69.3%	$5,400,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s); and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Cash Flow was calculated based on the related Underwritten Net Cash Flow divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NCF	Earnout or Holdback Amount	Debt Yield on Underwritten NCF
CityLine XV Portfolio	2.1%	8.6%	$250,000	8.8%

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s); and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Operating Income was calculated based on the related Underwritten Net Operating Income divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NOI	Earnout or Holdback Amount	Debt Yield on Underwritten NOI
CityLine XV Portfolio	2.1%	8.8%	$250,000	9.0%

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise.

“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, multifamily, and mixed use properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance at maturity of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Moffett Towers - Buildings E,F,G	3.4%	40.2%	$705,800,000	43.9%	$646,700,000
3101 North Central	3.1%	53.6%	$35,450,000	54.3%	$35,000,000
TownePlace Suites Clinton at Joint Base Andrews	2.1%	55.9%	$23,300,000	60.0%	$21,700,000
Riverside Office Center	2.0%	52.2%	$23,700,000	53.3%	$23,200,000
Pennbrook Apartments	1.9%	58.7%	$21,600,000	75.0%	$16,900,000
Fairway Plaza	0.5%	51.9%	$6,000,000	57.7%	$5,400,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units or Beds, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial, self storage and mixed use (to the extent the related Mortgaged Property includes office, retail, industrial or storage space) properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use and multifamily properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Soft Springing Lockbox” means an account initially established as a Soft Lockbox; provided, that upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. In the case of the Moffett Towers - Buildings E,F,G Mortgage Loan (3.4%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early lease termination option) and the term of the related Mortgage Loan. Underwritten NCF for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flow set forth in this prospectus intended to represent such future cash flows.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Loan Combination, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. In the case of the Moffett Towers - Buildings E,F,G Mortgage Loan (3.4%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early lease termination option) and the term of the related Mortgage Loan. Underwritten NOI for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor or the appraiser; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental and self storage properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. See “—Tenant Issues” below.

“Units,” “Rooms,” or “Beds” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms, or (c) in the case of a Mortgaged Property operated as a student housing property, the number of beds.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$736,399,174
Number of Mortgage Loans	35
Number of Mortgaged Properties	58
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$1,920,511 to $70,000,000
Average Cut-off Date Balance	$21,039,976
Range of Mortgage Rates	4.05000% to 5.86100%
Weighted Average Mortgage Rate	5.08440%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	113 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	57 months to 119 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	111 months
Range of original amortization terms(3)	360 months to 360 months
Weighted average original amortization term(3)	360 months
Range of remaining amortization terms(3)	358 months to 360 months
Weighted average remaining amortization term(3)	359 months
Range of Cut-off Date LTV Ratios(4)(5)	28.1% to 73.8%
Weighted average Cut-off Date LTV Ratio(4)(5)	58.7%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	28.1% to 68.1%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	54.8%
Range of UW NCF DSCR(4)(6)	1.25x to 3.89x
Weighted average UW NCF DSCR(4)(6)	1.89x
Range of Debt Yield on Underwritten NOI(4)(7)	7.3% to 16.6%
Weighted average Debt Yield on Underwritten NOI(4)(7)	11.2%
Percentage of Initial Pool Balance consisting of:
Interest Only	52.5%
Interest Only, then Amortizing Balloon	24.1%
Amortizing Balloon	23.4%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	8.9%
Mortgage Loans with mezzanine debt	24.3%
Mortgage Loans with subordinate debt	13.2%
Mortgage Loans with mezzanine debt and subordinate debt	9.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, Mortgage Loans with Anticipated Repayment Dates are presented as if they were to mature on the related Anticipated Repayment Date.

(3)	Does not include any Mortgage Loan that pays interest-only until its maturity date or Anticipated Repayment Date.

(4)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each Mortgage Loan are presented in this prospectus (i) if such Mortgage Loan is part of a Loan Combination, based on both that Mortgage Loan and any related Pari Passu Companion Loan(s) but, unless otherwise specifically indicated, without regard to any related Subordinate Companion Loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan are generally based on the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of the related Mortgaged Properties, provided that (a) the “as-is” Appraised Value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of Mortgaged Properties as a whole rather than as the sum of individually valued Mortgaged Properties or (b) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, (ii) the “as-is” Appraised Value for a Mortgaged Property plus a property improvement reserve, which has been established at origination of the related Mortgage Loan, or (iii) the Cut-off Date Balance or Balloon Balance, as applicable, net of a related earnout or holdback reserve, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”. In addition, the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of certain Mortgaged Properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the Mortgage Pool using only unadjusted “as-is” Appraised Values and the Cut-off Date Balance or Balloon Balance (as applicable) of each Mortgage Loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”, are 59.4% and 55.4%, respectively.

(6)	The UW NCF DSCR for each Mortgage Loan is generally calculated by dividing the Underwritten NCF for the related Mortgaged Property or Mortgaged Properties by the Annual Debt Service for such Mortgage Loan, as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loan may be calculated based on the Annual Debt Service that would be in effect for such Mortgage Loan assuming that the related Cut-off Date Balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “—Certain Calculations and Definitions”.

(7)	The Debt Yield on Underwritten NOI for each Mortgage Loan is generally calculated as the Underwritten NOI for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance(s) of such Mortgage Loan, and the Debt Yield on Underwritten NCF for each Mortgage Loan is generally calculated as the Underwritten NCF for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance of such Mortgage Loan; provided, that with respect to any Mortgage Loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan may be calculated based on the related Cut-off Date Balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Loan Combination(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes 14 Mortgage Loans (52.5%) that pay interest only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, 10 Mortgage Loans (24.1%) that pay interest only for a portion of their respective terms, and 11 Mortgage Loans (23.4%) that pay principal and interest for their entire terms.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office	19	$310,030,257	42.1%
Suburban	12	178,255,620	24.2
CBD	7	131,774,638	17.9

Hospitality	6	$140,927,614	19.1%
Full Service	4	113,431,526	15.4
Extended Stay	2	27,496,088	3.7

Multifamily	15	$116,640,000	15.8%
Mid Rise	11	84,881,146	11.5
Garden	3	18,258,854	2.5
Student Housing	1	13,500,000	1.8

Retail	6	$106,170,000	14.4%
Anchored	5	99,070,000	13.5
Single Tenant Retail	1	7,100,000	1.0

Industrial	7	$44,368,028	6.0%
Flex	6	38,135,484	5.2
Warehouse/Distribution	1	6,232,544	0.8

Self Storage	4	$15,600,000	2.1%

Mixed Use	1	$2,663,275	0.4%
Multifamily/Retail	1	2,663,275	0.4

Total	58	$736,399,174	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

Office Properties

Nineteen (19) office properties (42.1%) secure, in whole or in part, thirteen (13) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Riverwalk II Mortgage Loan (3.4%), the largest tenant at the related Mortgaged Property, NxStage Medical, Inc. (“NxStage”), announced that at a special meeting of stockholders held on October 27, 2018, the company’s stockholders voted to adopt the previously announced Agreement and Plan of Merger, dated August 7, 2017, with Fresenius Medical Care Holdings, Inc. (“Fresenius”), whereby Fresenius will acquire NxStage through a wholly-owned subsidiary of Fresenius. Such approval of the merger agreement fulfills a condition of the full acquisition of NxStage. On November 5, 2018, it was reported that the parties had extended the timeline for closing the transaction by 90 days. We can make no assurances regarding the closing of the transaction or Fresenius’s intentions with respect to the NxStage space at the Riverwalk II Mortgaged Property. See “—Tenant Issues—Unilateral Lease Termination Rights” below.

Hospitality Properties

Six (6) hospitality properties (19.1%) secure, in whole or in part, six (6) of the Mortgage Loans. Six (6) of the hospitality properties (19.1%) are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement	Mortgage Loan Maturity Date
Phoenix Marriott Tempe at the Buttes	$40,410,208	5.5%	10/12/2036	10/6/2028
Holiday Inn FiDi	$27,025,000	3.7%	10/15/2034	10/6/2028
Kimpton Cardinal Hotel Winston-Salem	$24,948,708	3.4%	12/31/2026(2)	10/6/2028
Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	$21,047,610	2.9%	12/31/2037	10/6/2028
TownePlace Suites Clinton at Joint Base Andrews	$15,496,088	2.1%	10/24/2033	11/6/2028
TownePlace Suites Houston - Galleria Area	$12,000,000	1.6%	10/3/2038	10/6/2028

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.

(2)	The operating agreement has two 5-year renewal options which will automatically commence unless the franchisor terminates the operating agreement by providing notice of termination 6 months prior to the expiration of the operating agreement.

Securing a new franchise license may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality properties may be particularly affected by seasonality. The Phoenix Marriott Tempe at the Buttes Mortgage Loan (5.5%), the Holiday Inn FiDi Mortgage Loan (3.7%) and the Kimpton Cardinal Hotel Winston-Salem Mortgage Loan (3.4%), require a seasonality reserve that was established in connection with the origination of each such Mortgage Loan and/or that is required on an ongoing basis, however, such seasonality reserves may not be sufficient to maintain needed cash flow at the subject property.

With respect to the Kimpton Cardinal Hotel Winston-Salem Mortgage Loan (3.4%), prior to origination, the related borrower assigned its interest in the hotel operating agreement (the “Kimpton Hotel Operating Agreement”) with Kimpton Hotel & Restaurant Group, LLC to its affiliate, 51 East Fourth Street Master Tenant LP. (“Master Tenant”). Subject to the terms of an SNDA between the related borrower, Master Tenant, lender and the related tax credit investors, Master Tenant pledged its interest in the Mortgaged Property and certain property agreements to the related borrower, which pledged such interests to lender. In connection with such assignment, the related borrower agreed to guarantee the obligations of Master Tenant under the Kimpton Hotel Operating

Agreement pursuant to a non-disturbance agreement. The Mortgage Loan contains loss recourse to the borrower and guarantor for any obligations of the borrower related to the guaranty of Master Tenant’s obligations pursuant to the non-disturbance agreement. See “—Real Estate and Other Tax Considerations” below.

Hospitality properties would also be particularly affected by the opening of competitive properties in the vicinity of the subject Mortgaged Property, given the general transient nature of hotel guests and the potential for increased optionality. For example, with respect to the Holiday Inn FiDi Mortgage Loan (3.7%), the appraisal obtained in connection with the origination of such Mortgage Loan identified five hotels totaling 1,255 rooms that have either opened within the last six months or are expected to open by May 2019 and that are directly competitive with the related Mortgaged Property. There are likely other competitive properties of which we are not aware that are planned for development in the areas of the hospitality properties securing the Mortgage Loans.

In addition, hospitality properties may derive a material portion of their Underwritten Revenue from income sources other than room rent. With respect to the following Mortgaged Properties, food and beverage revenue comprises greater than 20% of Underwritten Revenues, as indicated in the table below:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Food and Beverage Revenue as % of Underwritten Revenues
Phoenix Marriott Tempe at the Buttes	5.5%	41.1%
Kimpton Cardinal Hotel Winston-Salem	3.4%	33.2%

See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

Multifamily Properties

Fifteen (15) multifamily properties (15.8%) secure, in whole or in part, six (6) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of multifamily properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

Certain of the Mortgage Loans secured by multifamily Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive multifamily properties near the Mortgaged Property. For example, with respect to the Optimum Portfolio - Group B Mortgage Loan (4.6%), Optimum Portfolio - Group A Mortgage Loan (3.7%) and the Optimum Multifamily - Jersey City Mortgage Loan (0.3%), the related borrower sponsor (or affiliates thereof) currently owns another multifamily property within a five-mile radius which is directly competitive with the related Mortgaged Property.

With respect to the Optimum Portfolio - Group B Mortgage Loan (4.6%), Optimum Portfolio - Group A Mortgage Loan (3.7%) and the Optimum Multifamily - Jersey City Mortgage Loan (0.3%), the Mortgaged Properties consists of rent controlled apartment buildings subject to Jersey City rent control regulations. Current rent control regulations in Jersey City allow for an annual increase based off the consumer pricing index (CPI) with a maximum annual increase of 4% per apartment. There is no vacancy decontrol in Jersey City, meaning that the borrower is only allowed to continue increasing rents for vacated units by the CPI annually as provided in the preceding sentence, unless capital improvements are completed at the Mortgaged Property. Jersey City rent control allows for a specified lump sum rental increase for vacant units that allow the borrower to raise the rental rate above the cost-of-living increase as a result of capital improvements invested into the Mortgaged Property.

With respect to the Victory on 30th Mortgage Loan (1.8%), an estimated 100.0% of the tenants are students.

Retail Properties

Six (6) retail properties (14.4%) secure, in whole or in part, six (6) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

The Summit Heights Gateway Mortgage Loan (2.0%) is secured by the fee interest, but not the improvements occupied by the largest tenant, Kohl’s, and the fifth largest tenant, Aldi (subject to the provisions of the related ground lease) in the related Mortgaged Property. Certain factors may adversely affect the operation and value of a Mortgaged Property that consists entirely or in material part of a leased fee interest. See “Risk Factors—Leased Fee Properties Have Special Risks”.

Industrial Properties

Seven (7) industrial properties (6.0%) secure, in whole or in part, three (3) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties”.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

Self Storage Properties

Four (4) self storage properties (2.1%) secure, in whole or in part, one (1) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self storage properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Mixed Use Properties

One (1) mixed use property (0.4%) secures, in whole or in part, one (1) of the Mortgage Loans.

The mixed use property has one or more office, retail and/or multifamily components. To the extent a mixed use property has the above-referenced components such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—The Types of Properties That Secure the Mortgage Loans

Present Special Risks—General—Retail Properties” and “—Multifamily Rental Properties”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, R&D facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its 5 largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant. For example, with respect to the 5 largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are specialty uses:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Theater(1)	1	5.7%
Grocery(2)	1	5.7%
School, educational facility and/or beauty and cosmetology school(3)	2	4.3%
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory and/or health professional school(4)	2	2.2%
R&D facility and/or data center(5)	1	0.5%
Restaurant(6)	1	0.4%
Gym, fitness center, spa, salon, pool or health club(7)	1	0.1%

(1)	Includes the following Mortgaged Properties: Woodlands Square.

(2)	Includes the following Mortgaged Properties: Woodlands Square.

(3)	Includes the following Mortgaged Properties: DUMBO Heights Portfolio – 77 Sands Street and Shelbourne Global Portfolio I – 1515 Broad Street.

(4)	Includes the following Mortgaged Properties: Shelbourne Global Portfolio I – 691 Central Avenue and 1515 Broad Street.

(5)	Includes the following Mortgaged Properties: Shelbourne Global Portfolio I – 675 Central Avenue.

(6)	Includes the following Mortgaged Properties: Mulberry Flats.

(7)	Includes the following Mortgaged Properties: Shelbourne Global Portfolio I – 80 Kingsbridge Road.

Restaurants are subject to certain unique risks including that the restaurant space is not easily convertible to other types of retail or office space and that the restaurant receipts are not only affected by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

The cash flows generated from private schools are generally dependent on student enrollment and the ability of enrolled students to pay tuition, which in some cases is dependent on the ability to obtain financial aid or loans. Enrollment at a private school may decrease due to, among other factors: (i) changing local demographics; (ii) competition from other schools; (iii) increases in tuition and/or reductions in availability of student loans, government grants or scholarships; (iv) reductions in education spending as a result of changes in economic conditions in the area of the school; (v) poor performance by teachers, administrative staff or students; (vi) mismanagement at the private school; and (vii) loss of accreditation leading to ineligibility for federal student loans. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Private Schools and Other Cultural and Educational Institutions”.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Dillsburg Shopping Center Mortgage Loan (2.4%), the related Mortgaged Property has a gas station on site.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$70,000,000	9.5%
Five (5) Largest Mortgage Loans	$249,010,208	33.8%
Ten (10) Largest Mortgage Loans	$393,114,697	53.4%
Largest Related-Borrower Concentration(1)	$63,000,000	8.6%

(1)	Excludes single-borrower Mortgage Loans that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans, each of the other Mortgage Loans represents no more than approximately 3.4% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgaged Property / Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
DUMBO Heights Portfolio	$70,000,000	9.5%
Liberty Portfolio	52,850,000	7.2
Optimum Portfolio - Group B	33,855,066	4.6
Shelbourne Global Portfolio I	30,000,000	4.1
Optimum Portfolio - Group A	27,224,423	3.7
Cayuga Capital Bushwick Portfolio	26,000,000	3.5
CityLine XV Portfolio	15,600,000	2.1
Danbury Commerce Portfolio	15,200,000	2.1
Grand Total	$270,729,489	36.8%

(1)	Neither the Moffett Towers - Buildings E,F,G Mortgage Loan (3.4%) nor the Riverwalk II Mortgage Loan (3.4%) is being presented on Annex A as a multi-property Mortgage Loan. However, the Moffett Towers - Buildings E,F,G Mortgaged Property consists of three separate office buildings and related land parcels, which may be individually released from the lien of the related Mortgage Loan, as described under “—Certain Terms of the Mortgage Loans—Partial Releases”. The Riverwalk II Mortgaged Property also consists of three separate office buildings and related land parcels, one of which may be released from the lien of the related Mortgage Loan, as described under “—Certain Terms of the Mortgage Loans—Partial Releases”.

One (1) group of Mortgage Loans (8.6%), set forth in the table entitled “Related Borrower Loans” below, have borrower sponsors that are related to each other. No such group of Mortgage Loans represents more than approximately 8.6% of the Initial Pool Balance. See “Risk Factors—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Optimum Portfolio - Group B	$33,855,066	4.6%
Optimum Portfolio - Group A	27,224,423	3.7
Optimum Multifamily - Jersey City	1,920,511	0.3
Total for Group 1:	$63,000,000	8.6%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus. Mortgage Loans that are cross-collateralized and cross-defaulted with each other are identified under “Crossed Group” on Annex A to this prospectus.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
New York	11	$157,810,111	21.4%
Arizona	5	$127,034,846	17.3%
New Jersey	18	$99,831,720	13.6%
North Carolina	2	$68,448,708	9.3%
California	3	$53,500,000	7.3%
Florida	3	$45,825,000	6.2%
Georgia	2	$37,367,610	5.1%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in Arizona, California, Florida, Georgia, Texas and South Carolina, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.

●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, New York, New Jersey, North Carolina, California, Florida, Georgia, Michigan, Massachusetts, Pennsylvania, Texas, Maryland, Connecticut, Alabama and South Carolina among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States and particularly the northern and central parts of Mississippi, are prone to tornados.

●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Three (3) of the Mortgaged Properties (7.3%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss of greater than 13.0%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Eight (8) of the Mortgaged Properties (20.7%), namely, Liberty Center at Rio Salado, 55 Prospect Street, Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf, 117 Adams Street, 77 Sands Street, Victory on 30th, 81 Prospect Street and Mulberry Flats, were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Six (6) of the Mortgaged Properties (6.5%), namely, Dillsburg Shopping Center, 192 Lexington Avenue, Advantage Climate Controlled Storage, River Oaks Storage, Storage at North 441 and Storage at Ocala, were acquired 12 months or less prior to the Cut-off Date and, therefore, has no or limited prior operating history and/or lacks historical financial figures and information.

Tenancies-in-Common

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of the DUMBO Heights Portfolio Mortgage Loan (9.5%) and the Cambridge Corporate Center Mortgage Loan (5.9%), the related borrowers are tenants-in-common. However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

See “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests and Other Shared Interests

Two (2) Mortgage Loans (6.9%), namely, the Cayuga Capital Bushwick Portfolio Mortgage Loan (3.5%) and the Kimpton Cardinal Hotel Winston-Salem Mortgage Loan (3.4%), are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium.

With respect to each such Mortgage Loan secured by a condominium interest, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “Risk Factors—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Moffett Towers - Buildings E,F,G Mortgage Loan (3.4%), the related Mortgaged Property is a portion of a development known as Moffett Towers. Moffett Towers comprises Buildings A through G, consisting of seven, eight-story office buildings collectively containing 1,985,577 square feet of net rentable area. The Moffett Towers - Buildings E,F,G Mortgaged Property collectively contains three, eight-story office buildings totaling 676,598 square feet of net rentable area and is the majority portion of Moffett Towers Phase 2. The entire Moffett Towers Phase 2 development includes an additional, eight-story building containing 357,481 square feet of net rentable area that was completed in 2014. This building is known as Building D (1100 Enterprise Way) and is not part of the collateral. Also part of Moffett Towers is a one-story amenities building improved as a café and fitness center containing 48,207 square feet, which is shared between all seven buildings, a four-level parking structure and a five-level parking structure.

The Moffett Towers - Buildings E,F,G Mortgaged Property features access to the fitness/amenities building and the parking structures (the “Common Area Spaces”). To govern access to the Common Area Spaces, the borrower is subject to two separate declaration of covenants, conditions, restrictions, easements and charges agreements: one governing the fitness/amenities building and the parcel on which it sits (the “Moffett Towers Amenities CCR”), made by and among Moffett Towers Lot 3 LLC, an affiliate of the borrower sponsor and the owner of the non-collateral buildings at the four-building Moffett Towers - Buildings E,F,G office campus (the “Moffett Towers EFG Campus”), MT SPE, LLC, an affiliate of the borrower sponsor and the owner of three non-collateral buildings at a nearby office campus that also has access to the fitness/amenities building, the borrower and Moffett Towers Building H & Amenities Parcel Association LLC (the “Amenities Association”), and one governing the parking and the parcel on which the Moffett Towers EFG Campus sits (the “Moffett Towers Lot 3 CCR”), made by and between Moffett Towers Lot 3 LLC and MT Lot 3 Common Areas Association LLC (the “Lot 3 Association”). The Moffett Towers Amenities CCR grants the borrower non-exclusive easement rights to the fitness/amenities building and the parcel on which the building sits. Ownership of the fitness/amenities building is held by the Amenities Association, whose membership is comprised of the borrower, Moffett Towers Lot 3 LLC and MT SPE, LLC. The Moffett Towers Lot 3 CCR grants the borrower non-exclusive easement rights to the parking structure and the parcel on which the Moffett Towers EFG Campus sits. Ownership of the parking structure and the parcel on which the Moffett Towers EFG Campus sits is held by the Lot 3 Association, whose membership is comprised of the borrower and Moffett Towers Lot 3 LLC. The Amenities Association and the Lot 3 Association are obligated to maintain insurance coverage over their respective Common Area Spaces and are also responsible for maintenance of their respective Common Area Spaces, subject to the terms of the Amazon leases. The Moffett Towers Amenities CCR delineates shares of the voting interest in the Amenities Association, with each building that is part of the Amenities Association entitled to a proportionate share of the voting interest. There are seven buildings, with the borrower having three votes, and six of the seven votes are needed to make substantial changes to, expand, change the façade of or replace/reconstruct the fitness/amenities building. The Moffett Towers Lot 3 CCR delineates shares of the voting interest in the Lot 3 Association, with each building that is part of the Lot 3 Association entitled to a proportionate share of the voting interest. There are four buildings, with the borrower having 3 votes.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Two (2) Mortgaged Properties, namely, Liberty Center at Rio Salado (6.1%) and Phoenix Marriott Tempe at the Buttes (5.5%), are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest(s) in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage and except as disclosed in the following paragraph, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted on Annex E-1B or Annex E-2B to this prospectus, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Liberty Portfolio Mortgage Loan (7.2%), the related borrower owns a leasehold interest in the Liberty Center at Rio Salado Mortgaged Property (6.1%) pursuant to those certain leases from the City of

Tempe (collectively, the “GPLET Leases”) as part of Arizona’s Government Property Lease Excise Tax program. Each of the GPLET Leases will expire during the term of the Mortgage Loan. However, the GPLET Leases expressly provide that on the last day of their term, or upon any termination of such GPLET Lease, title to the leased premises will automatically vest in the related borrower. The related Mortgage will automatically spread to cover the related borrower’s expiration or termination of the GPLET Leases. See also “—Real Estate and Other Tax Considerations” below.

With respect to the Phoenix Marriott Tempe at the Buttes Mortgage Loan (5.5%), the borrower’s interest in the related Mortgaged Property is a leasehold interest pursuant to a ground lease with the City of Tempe that expires on December 31, 2074; provided that if either (a) at any time on or prior to January 27, 2019 the $3.0 million extension fee paid to the ground lessor by the borrower's predecessor in interest is rescinded and not repaid by the borrower or (b) the borrower fails to expend the remaining $658,234 of capital expenditure funds in accordance with the ground lease, subject to the lender's cure rights, the expiration of the ground lease will be September 30, 2044.

See “Risk Factors—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Sponsor representations and warranties no. (34) (Ground Leases) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 9 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;

●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;

●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;

●	for which an environmental insurance policy will have been obtained from a third party insurer;

●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;

●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;

●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;

●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or

●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

It was not uncommon for the environmental testing to reveal the presence of asbestos containing materials, lead based paint, mold and/or radon at any Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

With respect to the Moffett Towers - Buildings E,F,G Mortgage Loan (3.4%), the related ESA identified a REC relating to the property having been previously developed with a portion of the buildings comprising part of a Lockheed Martin plant, a facility which operated in multiple structures across approximately 500 acres with the Mortgaged Property located along the southwestern border. A release of chlorinated volatile organic compounds (cVOCs), specifically tetrachloroethylene (PCE), trichlorethylene (TCE) and their break-down constituents, nitrates and hexavalent chromium, was identified in shallow groundwater in 1987. The Regional Water Quality Control Board (the “RWQCB”) issued case #88-013 to the Lockheed Martin Sunnyvale Plant One Facility. Numerous sitewide investigations and remedial efforts have been in progress since that time. The ESA noted that a prior Phase I indicated the buildings formerly located on the Mortgaged Property were primarily used as offices and laboratories and included a wet water tank used to test missiles underwater, as well as storage of radioactive materials. According to the prior Phase I, soil and groundwater investigations conducted near the Mortgaged Property between 1987 and the early 1990s identified no contaminants of concern, and groundwater concentration maps indicate the plume does not extend onto the Mortgaged Property. The RWQCB rescinded order #88-013 and issued an updated order (#00-124) in November 2000, which requires semi-annual groundwater monitoring. The prior Phase I indicated that the order will not be revised until a final remediation remedy is selected for the entire former Lockheed Martin plant facility. The ESA states that the consultant reviewed the most recent groundwater monitoring report (dated March 2018), which included data for samples collected from the closest shallow wells located approximately 500 feet to the north and 500 feet to the southeast of the Mortgaged Property buildings. The ESA stated that none of the groundwater samples collected from these nearby wells during 2015 to 2017 contained any cVOCs above the laboratory method detection limits. The ESA concluded that, based on the review of available documentation, including the current Annual Groundwater Monitoring Report, the Mortgaged Property portion of the former Lockheed Martin facility does not appear to have been historically impacted; however, as case #00-124 has active regulatory status and remediation is ongoing, it represents a REC. The ESA recommended no further investigation.

With respect to the Shelbourne Global Portfolio I Mortgage Loan (4.1%), the related ESAs identified RECs due to the lack of regulatory records and potential environmental impacts at (i) the 140 Centennial Avenue Mortgaged Property (0.7%), related to the potential existence of an underground storage tank that may have been improperly abandoned or removed, and (ii) the 275 Centennial Avenue Mortgaged Property (0.4%), related to the potential existence of an improperly abandoned underground storage tank, oil-water separate or below-ground hydraulic lift system. Due to the above referenced RECs as well as historical and controlled RECs at other Shelbourne Global Portfolio Mortgaged Properties, the related borrower has obtained a Premises Environmental Liability Insurance policy issued by Great American E&S Insurance Company with individual claim limits and an aggregate claim limit of $3,000,000 and a self-insured retention of $250,000. The policy identifies Citi Real Estate Funding Inc. as an additional named insured. The current policy has an expiration date of September 7, 2031.

With respect to each of the 675 Central Avenue Mortgaged Property (0.5%) and the 691 Central Avenue Mortgaged Property (0.4%), the related Phase I ESAs identify as a controlled REC impacts to soil and groundwater at the Mortgaged Property associated with historic on-site operations involving the manufacture of electrical components. The Mortgaged Property has been undergoing investigation and remediation since 1988, and is the subject of an Administrative Consent Order (“ACO”) between the New Jersey Department of Environmental Protection (“NJDEP”) and Philips Electronics North America Corporation, who has been named as the responsible party. In 2007 and 2008, the Mortgaged Property was sampled for indoor air quality, in which no constituents of concern were detected in concentrations that exceeded the applicable standards. Based on remedial investigations, the NJDEP established the Electrical Industries Classification Exception Area (“CEA”), a groundwater impact area, on March 17, 2017. Impacted groundwater at the Mortgaged Property is to be monitored and managed under the CEA until periodic sampling indicates the contaminants of concern have been reduced to concentrations below their respective NJDEP Groundwater Quality Standards. Based on the establishment of the CEA and continued groundwater monitoring under the CEA, the Phase I ESA consultant determined that no further action in relation to this matter was warranted. In addition, to mitigate the potential of environmental liability caused by the historic, current, and future use of the Mortgaged Property, the related borrower has obtained a Premises Environmental Liability Insurance policy issued by Great American E&S Insurance Company with individual claim limits and an aggregate claim limit of $3,000,000 and a self-insured retention of $250,000. The policy identifies Citi Real Estate Funding Inc. as an additional named insured. The current policy has an expiration date of September 7, 2031.

With respect to the 1515 Broad Street Mortgaged Property (1.8%), the Phase I ESA identifies as a controlled REC impacts to groundwater associated with an historic drum storage area formerly located on the western portion of the Mortgaged Property. The impacts to groundwater are being addressed under the New Jersey Department of Environmental Protection (“NJDEP”) Licensed Site Remediation Professional Program (“LSRP”). A groundwater Classification Exemption Area (“CEA”) was approved for the Mortgaged Property by NJDEP on June 3, 2015. The impacts to groundwater are to be monitored and managed under the CEA and a remedial action permit until periodic sampling indicates that the contaminants of concern have decreased to concentrations below their respective NJDEP Groundwater Quality Standards. To mitigate the potential of environmental liability caused by the historic, current, and future use of the Mortgaged Property, the related borrower has obtained a Premises Environmental Liability Insurance policy issued by Great American E&S Insurance Company with individual claim limits and an aggregate claim limit of $3,000,000 and a self-insured retention of $250,000. The policy identifies

Citi Real Estate Funding Inc. as an additional named insured. The current policy has an expiration date of September 7, 2031.

With respect to the Danbury Commerce Portfolio Mortgage Loan (2.1%), the ESA with respect to the Delaware Commerce Park Mortgaged Property (1.6%) located at 4 Old Newton Road identifies as a controlled REC for the Mortgaged Property impacted soils and groundwater associated with historic on-site and adjacent manufacturing operations.  In relation to the identified soil and groundwater impacts, the Connecticut Department of Energy & Environmental Protection (“CTDEEP”) approved an Environmental Land Use Restriction (“ELUR”) for the Mortgaged Property on April 10, 2008, restricting residential use on the Mortgaged Property.  With respect to the Delaware Commerce Park Mortgaged Property located at 7 Commerce Drive and 14 Commerce Drive, the ESA identifies as a REC for the Mortgaged Property on-site investigations conducted pursuant to the Connecticut Property Transfer Act Program, which requires the disclosure of environmental conditions when certain real properties and/or businesses are transferred.  As of the date of the ESA, no releases, discharges, or areas of environmental concern have been reported or identified at the Mortgaged Property.  However, Property Transfer Act Program investigations are on-going. With respect to the 34 Executive Drive Mortgaged Property (0.4%), the ESA identifies as a controlled REC for the Mortgaged Property residual impacts to soil and groundwater associated with historic on-site manufacturing operations.  In February 2017, CTDEEP approved an ELUR for the Mortgaged Property in relation to residual impacts.  The ELUR prohibits the use of the Mortgage Property for residential purposes and prohibits demolition of the building over impacted soils, rendering the soils building as “inaccessible” and “environmentally isolated”.  Environmental insurance was obtained from Great American E&S Insurance Company at Closing with Citi Real Estate Funding Inc. (and its successors and/or assigns) as the named insured.  The Premises Environmental Liability policy includes a Limit of Liability of $10,000,000 per claim and in the aggregate and a $25,000 Self-Insured Retention.  The policy term is 13 years.

With respect to the New York State OCFS Headquarters Mortgage Loan (1.8%), the Phase I ESA identifies a REC at the Mortgaged Property associated with historical on-site manufacturing operations.  These historical manufacturing operations included a machine shop, dyeing of fabrics, and the on-site underground storage of large quantities of fuel oil.  A hydrocarbon release to soil and groundwater was identified at the Mortgaged property in 1989 during the removal of several underground fuel-oil storage tanks.  This hydrocarbon release was subsequently granted closure by the New York State Department of Environmental Conservation (“NYSDEC”).  However, the Phase I ESA consultant determined that the Mortgaged Property had not been sufficiently investigated to determine if the former manufacturing operations and associated historical underground storage tanks have caused site-wide environmental impacts and thus, whether vapor intrusion concerns may exist.  Accordingly, the Phase I ESA consultant recommended that a subsurface investigation be completed at the Mortgaged Property.  The Phase I ESA consultant has estimated the cost to investigate and, if necessary, remediate any environmental concerns at Mortgaged Property associated with former manufacturing operations to be between $1,370,000 and $4,370,000. The Phase I ESA also identifies as a REC at the Mortgaged Property a Manufactured Gas Plant (“MGP”), which historically operated on the westernmost portion of the property from approximately 1870 to 1920.  This former MGP area now serves as a parking lot.  Impacts to soil and groundwater have been identified in relation to historic MGP operations.  A responsible party associated with the former MGP and unrelated to the borrower has enrolled the historic MGP area into the NYSDEC Voluntary Cleanup Program and is currently conducting response actions under State oversight.  According to the NYSDEC, remediation of the former MGP area will include: (1) excavation and off-site disposal of the former MGP structures and any impacted soils; (2) implementation of a site cover (which will be required to allow for restricted residential use of the site); (3) imposition of an institutional control in the form of an environmental easement; and, (4) a Soil Management Plan to ensure the institutional and/or engineering controls remain in place and effective. Given ongoing remediation, the Phase I ESA consultant determined this matter to be a REC.  However, because a responsible party has been identified and is handling the remedial activities in the former MGP area, the consultant determined that no additional investigation was required in relation to the historic MGP. To mitigate the potential of environmental liability caused by the historic use, present use, and future use of the Mortgaged Property, environmental insurance was obtained from Great American E&S Insurance Company at closing with Citi Real Estate Funding Inc. (and its successors and/or assigns) as the named insured.  The Premises Environmental Liability policy includes a limit of liability of $16,625,000 per claim and in the aggregate, which is 125% of the Mortgage Loan amount, and a $50,000 deductible. The policy term is 13 years.

Litigation and Other Legal Considerations

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”. There may be material pending or threatened litigation or other legal proceedings against the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. Below are descriptions of certain material current or threatened litigation matters or other legal proceedings relating to certain Mortgage Loans:

●	With respect to the DUMBO Heights Portfolio Mortgage Loan (9.5%), Seryl Kushner is a guarantor. Seryl Kushner, with certain trusts for Kushner family members, including Jared Kushner, own a material indirect interest in the related borrower. It has been reported by various print media that members of the Kushner family companies are being investigated by the federal government with respect to financing obtained from foreign investors seeking to immigrate to the United States though the EB-5 visa program. News outlets also reported an investigation of the Kushner family companies’ entry into certain secured lending transactions, and any involvement of Jared Kushner, during the period that Jared Kushner has been senior advisor with the Trump administration. There can be no assurance of the nature or outcome of any such investigations or other investigations or whether any legal proceedings may result therefrom, or whether they could have an adverse impact on Mortgaged Property or the related Mortgage Loan.

●	With respect to the Danbury Commerce Portfolio (2.1%), one of the two guarantors of the Danbury Commerce Portfolio Mortgage Loan is the defendant in a civil matter relating to such guarantor’s management of an unrelated property that is not collateral for the Mortgage Loan, and certain actions taken while co-trustee of a family trust.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, are subject to property improvement plans (“PIPs”) required by the franchisors.  Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and (b) certain of such Mortgaged Properties that are subject to material PIPs.

With respect to the TownePlace Suites Houston – Galleria Area Mortgage Loan (1.6%), the related borrower is required to complete an estimated $617,680 two-phase franchisor mandated PIP, including among other things, renovations and painting of the guestrooms, lobby and other public areas, replacement of locks on all doors, repair of building exterior and replacement of outdoor signage, with the initial phase required to be completed by October 3, 2019 (“Phase I”), and the second phase required to be started by August 28, 2022 (“Phase II”).  At origination, the borrower deposited $22,015 with the lender into a PIP reserve (the “Initial PIP Reserve”) in connection with Phase I.  On the date which is 12 months prior to the Phase II start date, the Mortgage Loan documents require that all excess cash flow be swept into a future PIP reserve until the amount on deposit is equal to 125% of the estimated cost of the Phase II PIP (less any remaining amount in the Initial PIP Reserve and/or any capital expenditure funds that may be allocated to Phase II pursuant to the Mortgage Loan documents), unless the borrower elects to deposit cash in such amount or post a letter of credit acceptable to the lender in an amount equal to $713,024 (less any remaining amount in the Initial PIP Reserve and/or any capital expenditure funds that may be allocated to Phase II pursuant to the Mortgage Loan documents). The related Mortgage Loan documents provide for recourse for losses related to the failure of the borrower to complete and pay for any required PIP work (except to the extent sufficient funds are on deposit with lender or covered by the optional letter of credit referred to above).

With respect to the TownePlace Suites Clinton at Joint Base Andrews Mortgage Loan (2.1%), the borrower escrowed $770,000 at origination in connection with a change of ownership PIP. The funds will be used to, among other things, upgrade furniture, fixtures and equipment, and repair certain public spaces and the building exterior. The related franchise agreement requires that the PIP be completed by October 24, 2019.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants.  See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans.

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency, nor were any of the Mortgage Loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the Mortgage Loan.

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Criminal or Civil Legal Proceedings, Pending Investigations, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been or currently are parties to loan defaults, bankruptcy proceedings, criminal or civil legal proceedings, pending investigations, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), taking into account any such material defaults, proceedings, pending investigations, transactions and/or mortgage loan workouts that are currently occurring or have occurred within the last 15 years and of which we are aware:

●	With respect to the DUMBO Heights Portfolio Mortgage Loan (9.5%), the leasehold interest of one of the borrower's affiliates in real property located in New York City that secured a securitized mortgage loan was foreclosed on in November 2016.

●	With respect to the Cambridge Corporate Center Mortgage Loan (5.9%), the related sponsor has been involved in six distressed loans related to acquisitions made between 2003 and 2007, five of which were disposed of via foreclosure or deed-in-lieu of foreclosure and one of which is in special servicing.

●	With respect to the Phoenix Marriott Tempe at the Buttes Mortgage Loan (5.5%), one of the non-recourse carveout guarantors, Columbia Sussex Corporation (“CSC”), and its affiliates entered into a deed-in-lieu of foreclosure transaction in October 2010 in connection with a portfolio of 14 Wyndham properties acquired in October 2005. In 2007, CSC contributed $550 million of cash equity and its existing casino business in order to facilitate the acquisition of Aztar Corporation, including the Tropicana casinos. The New Jersey casino control commission subsequently denied a gaming license to the acquiring entity, Tropicana Entertainment. As a result, CSC placed Tropicana Entertainment into bankruptcy and the assets were later sold to unaffiliated parties. In addition, four other hotel loans to CSC were either foreclosed on or placed into receivership between 2016 and 2017.

●	With respect to the Optimum Portfolio - Group B Mortgage Loan (4.6%) and the Optimum Portfolio - Group A Mortgage Loan (3.7%), the borrower sponsor and non-recourse carveout guarantor was a limited investor in an entity that owned a vacant parcel of land that was ultimately not developed and secured a mortgage loan that defaulted and was subsequently foreclosed upon in 2008.

●	With respect to the Kimpton Cardinal Hotel Winston-Salem Mortgage Loan (3.4%), the related borrower sponsor or its affiliates have sponsored other real estate projects that have been the subject of mortgage loan workouts, including one foreclosure proceeding in the past fifteen years.

●	With respect to the 3101 North Central Mortgage Loan (3.1%), a partnership affiliated with the related borrower sponsor owned a real estate project that became the subject of a foreclosure proceeding in June 2011. Approximately one year later, the related borrower sponsor acquired such real estate property from the foreclosing lender.

There are likely other material defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each office, retail, industrial, mixed use and self storage Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Seven (7) of the Mortgaged Properties, securing, in whole or in part, six (6) Mortgage Loans (8.9%), are each leased to a single tenant. With respect the Moffett Towers - Buildings E,F,G Mortgage Loan (3.4%), see “—Tenant Issues—Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs” below for information regarding the sole tenant’s taking occupancy at a portion of the related Mortgaged Property.

●	No Mortgaged Property leased to a single tenant secures, in whole or in part, a Mortgage Loan representing more than approximately 7.2% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Identified in the table below are certain tenants that are among the 5 largest tenants (based on net rentable square footage) at each of 2 or more Mortgaged Properties that collectively secure 2.0% or more of the Initial Pool Balance:

Name of Tenant	Number of Mortgaged Properties	Aggregate approx. % of Initial Pool Balance(1)
Marshalls	2	7.8%
PetSmart	2	7.8%
Etsy	2	5.8%
Planet Fitness	2	4.3%
WeWork	2	3.7%

(1)	Refers to the percentage of the Initial Pool Balance represented by the related Mortgage Loan(s).

In the event of a default by any of the foregoing tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the related leases. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each office, retail, mixed use and industrial Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, retail, mixed use and industrial Mortgaged Properties:

●	In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within approximately 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
Liberty Portfolio – Liberty Center at Rio Salado	6.1%	Centene Management Company, LLC	51.7%	Various(2)	10/6/2028
Moffett Towers - Buildings E,F,G	3.4%	Amazon(3)	Various(4)	Various(4)	10/6/2028
New York State OCFS Headquarters	1.8%	NYS Office of Children & Family Services	100%	9/30/2026	11/6/2028

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
Liberty Portfolio – 8501 East Raintree Drive	1.1%	The Vanguard Group, Inc.	100%	7/31/2026	10/6/2028
Walmart Supercenter Tennessee	1.0%	Walmart Supercenter	100%	1/31/2029	10/6/2028
Owens Corning	0.8%	Owens Corning	100%	1/31/2029	11/6/2028
Shelbourne Global Portfolio I – 675 Central Avenue	0.5%	Chemetall US INC	54.0%	1/14/2029	10/6/2028
Danbury Commerce Portfolio – 34 Executive Drive	0.4%	R.K. Manufacturing Company	76.0%	11/30/2029	11/6/2028
Shelbourne Global Portfolio I – 275 Centennial Avenue	0.4%	Cablevision	100.0%	11/30/2023	10/6/2028
Shelbourne Global Portfolio I – 80 Kingsbridge Road	0.1%	East Coast Fitness, LLC	54.1%	11/14/2028	10/6/2028

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

(2)	The lease expiration with respect to 313,998 square feet of Centene Management Company, LLC’s space is in January 2028, and the expiration with respect to the remaining 38,990 square feet of its space is December 31, 2028.

(3)	A2Z Development Center, Inc. (“Amazon”) is a subsidiary of Amazon.com, Inc., the lease obligations of which are guaranteed by Amazon.com, Inc.; provided, that certain portions of such Mortgaged Property are leased to HP, Inc., as described under “—Tenant Issues—Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs”, and the Amazon leases take effect after the expiration of the HP, Inc. leases.

(4)	The Moffett Towers - Buildings E,F,G Mortgaged Property includes 3 buildings, each of which is 100% leased to Amazon (however, HP, Inc. occupies certain portions of such property as described under “—Tenant Issues—Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs”). The lease on Building E (representing approximately 33.2% of the net rentable square footage at the Mortgaged Property) expires February 28, 2024. The lease on Building F (representing approximately 33.2% of the net rentable square footage at the Mortgaged Property) expires June 30, 2030. The remaining lease on Building G (representing approximately 33.6% of the net rentable square footage at the Mortgaged Property) expires June 30, 2030.

●	With respect to the Mortgaged Properties identified in the table below, tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date
Summit Heights Gateway	2.0%	52.8%	2024	11/6/2028
Danbury Commerce Portfolio – Delaware Commerce Park	1.6%	50.8%	2021	11/6/2028
Cotton Center I	1.5%	56.6%	2020	10/6/2028
Shelbourne Global Portfolio I – 140 Centennial Avenue	0.7%	100.0%	2023	10/6/2028

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●	There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.

●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including

(i)	if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,

(ii)	if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,

(iii)	if the borrower fails to provide a designated number of parking spaces,

(iv)	if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,

(v)	upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,

(vi)	if a tenant’s use is not permitted by zoning or applicable law,

(vii)	if the tenant is unable to exercise an expansion right,

(viii)	if the borrower does not complete certain improvements to the property as contemplated in the lease,

(ix)	if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,

(x)	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

(xi)	if certain anchor or significant tenants at the subject property go dark or terminate their leases,

(xii)	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

(xiii)	if the borrower defaults on any other obligations under the lease, or

(xiv)	based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the Cambridge Corporate Center Mortgage Loan (5.9%), the largest tenant, Red Ventures, representing approximately 27.9% of the net rentable square footage, has the right to terminate its lease on July 31, 2023 (which is the last day of the 84th full calendar month following the expiration of the later to occur of the Phase I abatement period and Phase II abatement period), by providing at least 270 days’ prior written notice to the borrower and paying a termination fee of $2,957,126.

●	With respect to the Cambridge Corporate Center Mortgage Loan (5.9%), the fifth largest tenant, the City of Charlotte, representing approximately 7.2% of the net rentable square footage, has the right to terminate its lease upon 12 months notice and payment for unamortized landlord work.

●	With respect to the Shelbourne Global Portfolio I Mortgage Loan (4.1%), the largest tenant at the 675 Central Avenue Mortgaged Property (0.5%), Chemetall US INC, representing approximately 54.0% of the net rentable square footage, has the right to terminate its lease effective as of February 14, 2024 by providing notice of its election no later than April 14, 2023.

●	With respect to the Shelbourne Global Portfolio I Mortgage Loan (4.1%), the largest tenant at the 20 Kingsbridge Road Mortgaged Property (0.04%), Puracap Pharmaceutical LLC, representing approximately 46.9% of the net rentable square footage, has the right to terminate its lease effective as of May 31, 2028 by providing notice of its election no later than May 31, 2027.

●	With respect to the Riverwalk II Mortgage Loan (3.4%), the largest tenant at the related Mortgaged Property, NxStage Medical, Inc., may in accordance with the terms of its lease, terminate such lease with 12 months’ notice. However, the guarantor of the Riverwalk II Loan Combination has recourse liability for 10% of the Riverwalk II Loan Combination until such time that (a) the NxStage lease has been renewed to extend at least two years beyond the loan term, (b) the space occupied by NxStage has been re-leased pursuant to an acceptable replacement lease, or (c) the parcel occupied by NxStage has been released pursuant to a partial defeasance event pursuant to the loan documents. In addition, in the event that NxStage exercises a termination option pursuant to its lease, the guarantor will guaranty the payment of the rent that would otherwise be due under the NxStage lease for the remainder of the lease term until such time as (i) the space occupied by NxStage has been re-leased pursuant to an acceptable replacement lease, or (ii) the parcel occupied by NxStage has been released pursuant to a partial defeasance event pursuant to the loan documents; provided that the guarantor will have no liability for such rents at any time during which the properties support a debt service coverage ratio with respect to the Riverwalk II Mortgage Loan and the related mezzanine loan of at least 1.20x without the inclusion of such rents. In addition, the fifth largest tenant at the related Mortgaged Property, Mentor, executed a seven-year lease in December 2017 and is expected to take occupancy of its space by January 1, 2019. Mentor may terminate its lease at any time after the expiration of the 60th month of the lease term with nine months’ written notice and payment of a termination fee equal to (1) the total amount of the unamortized tenant improvement allowance paid by the landlord exclusive of the tenant's contribution toward tenant improvements pursuant to the lease (based on amortization over the initial term, excluding any extension with interest of 5%), plus (2) the total amount of the unamortized leasing commissions paid and/or payable by the landlord pursuant to the landlord's commission agreement with the landlord's broker and the tenant's broker (based on amortization over the initial term, excluding any extensions with interest of 5%).

●	With respect to the 3101 North Central Mortgage Loan (3.1%), the second largest tenant, GPW & Associates, representing approximately 5.9% of the net rentable square footage, has the right to terminate its lease on September 1, 2023, by providing at least 120 days’ prior written notice to the borrower and paying a termination fee equal to the sum of (i) the unamortized portion of the six-month rent abatement, (ii) the unamortized portion of the up-front costs incurred and paid by the landlord in relation to the lease and (iii) commissions paid by the landlord in relation to the lease, at an interest rate of 6% per annum.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Woodlands Square Mortgage Loan (5.7%), certain tenants at the Mortgaged Property including, among others, the third largest tenant, Marshalls, leasing approximately 9.6% of the net rentable square footage at the Mortgaged Property, and the fifth largest tenant, PetSmart, leasing approximately 5.8% of the net rentable square footage at the Mortgaged Property, have the right to terminate their related lease and/or pay reduced rent in the event certain other tenants including the largest tenant, Bealls, the second largest tenant, AMC Theatres, the fourth largest tenant, Earth Fare, and in the case of PetSmart, Marshalls, are no longer in occupancy or open for business for periods of time specified in the related leases (provided that in the case of PetSmart, qualified replacement tenant(s) do not take occupancy and open for business in such spaces within such periods). In the event, among other things, AMC Theatres does not give irrevocable notice of its intent to renew its lease on or prior to 12 months of the related expiration date of May 31, 2031, a cash flow sweep will be triggered.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a tenant that leases more than 50% of the net rentable square footage of the Mortgaged Property who has the option to go dark:

●	With respect to the Liberty Portfolio Mortgage Loan (7.2%), the sole tenant at the 8501 East Raintree Drive Mortgaged Property (1.1%), The Vanguard Group, Inc., is permitted to go dark. Pursuant to the related lease, the tenant must provide the borrower with 30 days’ prior notice of its intention to go dark, and the borrower may elect to terminate the tenant’s lease within 10 days of its receipt of such notice.

●	With respect to the Cambridge Corporate Center Mortgage Loan (5.9%), the second largest tenant, General Motors LLC, representing approximately 27.2% of the net rentable square footage, is permitted to go dark. The borrower does not have a right to recapture the premises and terminate the related lease.

There may be other tenant leases, other than those disclosed above, that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government sponsored tenants that (i) have leases with the risks described above in this paragraph and (ii) individually represent 5% or more of the underwritten base rent at the related Mortgaged Property.  One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of UW Base Rent
Riverwalk II	3.4%	Department of Children & Families	8.1%	8.0%
New York State OCFS Headquarters(1)	1.8%	NYS Office of Children & Family Services	100.0%	100.0%

(1)	In addition, NYS Office of Children & Family Services has the right to return up to 19,161 square feet of the 249,002 square feet representing the leased premises effective after October 1, 2021, upon six months’ written notice and payment of a termination fee subject to the terms of the lease.

Other Tenant Termination Issues

With respect to the Moffett Towers - Buildings E,F,G Mortgage Loan (3.4%), all of the three buildings at the Mortgaged Property are leased to Amazon; however, Building F (representing approximately 33.2% of the net rentable square footage at the Mortgaged Property) is currently occupied by HP, Inc., which has entered into a lease termination agreement, until March 2019. If the borrower fails to deliver Building F to Amazon in the required delivery condition on or before October 15, 2019 (as such date may be extended on a day-for-day basis for tenant delays by Amazon or up to four months and 15 days in the aggregate for force majeure delays), Amazon may terminate the lease for Building F, upon at least 30 days’ notice, only if the borrower does not deliver Building F to Amazon in the required delivery condition within such 30 days and then within 15 days of Amazon’s second written notice to terminate after the initial 30 days expires. In order to deliver Building F to Amazon in the required delivery condition, the borrower’s sole obligations are to ensure that Building F is free of tenants or occupants and any rights or claims of third parties under rights of first refusal, rights of first offer, or similar rights.

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●	With respect to the Liberty Portfolio Mortgage Loan (7.2%), Carvana, LLC (“Carvana”) is identified as the fourth largest tenant, and DriveTime Automotive Group, Inc. (“DriveTime”) is identified as the fifth largest tenant at the Liberty Center at Rio Salado Mortgaged Property (6.1%); however, DriveTime subleases its 65,889 square foot space to Carvana pursuant to a sublease that is co-terminus with, and requires the same rent as, the original DriveTime lease.

●	With respect to the Shelbourne Global Portfolio I Mortgage Loan (4.1%), the largest tenant at the 1515 Broad Street Mortgaged Property (1.8%), Lummus Technology Inc., which represents 39.9% of the net rentable square footage, is subletting approximately 27.7% of its space to Acosta Foodservices, Inc. The related sublease is coterminous with the prime lease and Lummus Technology Inc. remains obligated to pay all rent due under the prime lease.

●	With respect to the 3101 North Central Mortgage Loan (3.1%), the third largest tenant, Frazer, Ryan, Goldberg & Arnold, LLP is marketing its space for sublease.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

●	With respect to the Liberty Portfolio Mortgage Loan (7.2%), the fourth largest tenant at the Liberty Center at Rio Salado Mortgaged Property (6.1%), Carvana, is currently in a rent free period due to expire in June 2019. At origination, the borrower reserved $109,603 for free rent.

●	With respect to the Shelbourne Global Portfolio I Mortgage Loan (4.1%), the second largest tenant at the 1515 Broad Street Mortgaged Property (1.8%), Universal Technical Institute, which represents 38.8% of the net rentable square footage, has taken occupancy of its space but does not commence paying rent until December 2018. At origination, the borrower deposited approximately $464,248 with the lender in connection with such free rent period.

●	With respect to the Moffett Towers - Buildings E,F,G Mortgage Loan (3.4%), the sole tenant, Amazon, executed leases for Building E, Building F and Building G which commenced or will commence in 2012, May 2019 (or such later date as the premises are delivered to Amazon, subject to Amazon’s termination option for failure to deliver) and 2014, respectively. With respect to Building F, such building is occupied by HP, Inc., which has executed a lease termination agreement, until March 31, 2019, and with respect to Building G, HP, Inc. occupies a 7,874 square foot laboratory until March 31, 2023. Amazon has free rent on Building F through October 2019 and through April 2019 for suite G100 (25,778 square feet), and free or abated rent on Building G through September 2023. At origination, the borrower deposited $15,021,721 into a reserve for all outstanding rent concessions due under the Amazon lease. In calculating such rent concessions, gap rent for the portions of the Mortgaged Property occupied by HP, Inc. was calculated after giving effect to HP, Inc. rent. The borrower has the right to draw down funds in the rent concession reserve from October 2018 to September 2023. Amazon is in occupancy of Building E and has commenced its buildout of Building G. The Moffett Towers - Buildings E,F,G Mortgage Loan was underwritten based on the rent from the Amazon leases.

●	With respect to the Riverwalk II Mortgage Loan (3.4%), the fifth largest tenant at the related Mortgaged Property, Mentor, executed a seven-year lease in December 2017 and is expected to take occupancy of its space by January 1, 2019. Mentor and a second smaller tenant are both in a free rent period for which approximately $142,890 was reserved at origination.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

With respect to certain of the Mortgaged Properties, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations or other parties may have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of such Mortgaged Properties. Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties:

●	With respect to the Phoenix Marriott Tempe at the Buttes Mortgage Loan (5.5%), the related franchisor at the Mortgaged Property, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property (or, at its option, terminate the franchise agreement) in the event of a proposed transfer of (i) the Mortgaged Property, or (ii) an ownership interest in the borrower or in an affiliate of the borrower that controls the borrower, in each case, to a “competitor” of the franchisor as defined in the franchise agreement. The franchisor’s right of first refusal is subordinate to the exercise of lender’s rights under the related mortgage.

●	With respect to the Riverwalk II Mortgage Loan (3.4%), NxStage Medical, Inc. has a right of first offer in connection with a sale of the building located at 350 Merrimack Street (but not if sold as part of a sale of the entire Mortgaged Property). The subordination and nondisturbance agreement with the tenant provides that such purchase option does not apply to a foreclosure or similar exercise of remedies.

●	With respect to the TownePlace Suites Clinton at Joint Base Andrews Mortgage Loan (2.1%), the related franchisor at the Mortgaged Property, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property (or, at its option, terminate the franchise agreement) in the event of a proposed transfer of (i) the Mortgaged Property, or (ii) an ownership interest in the borrower or in an affiliate of the borrower that controls the borrower, in each case, to a “competitor” of the franchisor as defined in the franchise agreement. The franchisor’s right of first refusal is subordinate to the exercise of lender’s rights under the related mortgage.

●	With respect to the TownePlace Suites Houston - Galleria Area Mortgage Loan (1.6%), the related franchisor, Marriott International, Inc., has a right of first refusal to purchase the borrower’s interest in the Mortgaged Property in the event of a proposed transfer of (i) the Mortgaged Property or (ii) a controlling direct or indirect interest in the borrower , in each case, to a “competitor” of the franchisor (as such term is defined in the franchise agreement). This right applies to a transfer to a “competitor” in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a “competitor”.

●	With respect to the Walmart Supercenter Tennessee Mortgage Loan (1.0%), the sole tenant, Walmart Supercenter, has a right of first refusal to purchase all or any portion of the Mortgaged Property if the Mortgagor elects to sell all or such portion of the Mortgaged Property. Such right of first refusal has been subordinated to the Mortgage, and will not apply to a successor borrower through a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the Mortgage; provided, however, such right of first refusal will apply to subsequent purchasers of the Mortgaged Property.

●	With respect to the Owens Corning Mortgage Loan (0.8%), the sole tenant, Owens Corning, has a right of first refusal to purchase the Mortgaged Property if the borrower receives a bona fide offer from any third party to purchase the Mortgaged Property and such offer is acceptable to borrower. The right of first refusal is subject and subordinate to the mortgage and the loan documents and is waived and released as against the lender.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to the Riverwalk II Mortgaged Property (3.4%), the borrower sponsor is affiliated with three tenants occupying approximately 11.0% of the gross leasable area at the Mortgaged Property, including the third largest tenant, Lupoli Companies, which occupies approximately 8.3% of the gross leasable area at the Mortgaged Property, has a lease expiration date of December 31, 2033 and accounts for approximately 11.5% of the annual underwritten base rent.

●	With respect to the Kimpton Cardinal Hotel Winston-Salem Mortgage Loan (3.4%), the Mortgaged Property is structured with a master lease for tax purposes. See “—Real Estate and Other Tax Considerations” below.

●	With respect to the Fairway Plaza Mortgaged Property (0.5%), the borrower sponsor is affiliated with the fourth largest tenant, Healthcare Stat Homecare Inc, which occupies approximately 7.8% of net rentable square footage and accounts for approximately 10.0% of the underwritten base rent. The tenant’s lease expires on October 31, 2028, subject to automatic one-year extensions with a 3% increase in base rent unless notice of termination is given by either party in accordance with the lease. The borrower sponsor has guaranteed payments due under the Healthcare Stat Homecare Inc lease. There can be no assurance that the borrower sponsor will be able to, or will, make such guaranteed payments, to the extent required by the terms of the guarantee.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

Insurance Considerations

In the case of 45 Mortgaged Properties, which secure, in whole or in part, 25 Mortgage Loans (73.8%), the related borrowers maintain insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the Summit Heights Gateway Mortgage Loan (2.0%), the Mortgage Loan documents provide that the borrower may rely upon the insurance provided pursuant to the respective lease by the largest tenant, Kohl’s, and the fifth largest tenant, Aldi (together with Kohl’s and any future tenant under their respective lease, each a “Pad Site Tenant”), in each case solely with respect to improvements occupied by such Pad Site Tenant, subject to certain conditions in the Mortgage Loan documents, the lease is in full force and effect and no event of default has occurred and is continuing under the lease.

●	With respect to the Walmart Supercenter Tennessee Mortgage Loan (1.0%), the Mortgage Loan documents provide that the borrower may rely upon the insurance or self-insurance provided by the sole tenant, Walmart Supercenter, subject to certain conditions in the Mortgage Loan documents, including that such insurance coverage meets the requirements in the Mortgage Loan documents, the lease is in full force and effect, no event of default has occurred and is continuing under the lease, and in the case of self-insurance, such tenant has a net worth in excess of $100,000,000.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

●	With respect to the Liberty Portfolio Mortgage Loan (7.2%), that certain Patent issued by the United States of America Bureau of Land Management, recorded in the Recorder’s Office of Maricopa County, Arizona on June 26, 1997, as Instrument No. 97-0432433 (the “Tempe Patent”) prohibits residential use of Liberty Center at Rio Salado Mortgaged Property. If such residential use covenant is breached, title to such Mortgaged Property automatically reverts to the United States federal government.

●	With respect to the Holiday Inn FiDi Mortgage Loan (3.7%), the building adjoining the hotel portion of the collateral, which includes the two restaurants and also comprises a portion of the related Mortgaged Property, is landmarked. The building was designated with landmark status by the New York City Landmark Preservation Commission in 2009.

●	With respect to the Cayuga Capital Bushwick Portfolio Mortgage Loan (3.5%), various elevator and building violations either (i) are uncured and remain of record, or (ii) have been cured but remain of record. The Mortgage Loan documents provide that the loan is recourse to the related borrower and guarantors for losses in connection with the failure to cure the violations and the failure to remove them of record.

●	With respect to the Kimpton Cardinal Hotel Winston-Salem Mortgage Loan (3.4%), the related Mortgaged Property is designated with landmark status. Prior to making alterations to the exterior or interior of the building, a certificate of appropriateness must be obtained from the Forsyth County Historic Resources Commission.

●	With respect to the 2 Executive Campus Mortgage Loan (0.9%), portions of the Mortgaged Property contain wetlands according to the US Fish & Wildlife Service’s National Wetlands Inventory. Areas that are designated as wetlands require special permitting prior to any land disturbances, and we cannot assure you that the wetlands designation will not affect the development or value of the related Mortgaged Property.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Sponsor representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-2 to this prospectus. See “Risk Factors—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the DUMBO Heights Portfolio Mortgage Loan (9.5%), each of the related Mortgaged Properties is subject to tax abatements through the Industrial and Commercial Abatement Program ("ICAP") of New York City. The 55 Prospect Street and 81 Prospect Street Mortgaged Properties (approximately 45.8% of the DUMBO Heights Portfolio Mortgage Loan based on allocated loan amounts) are subject to 25-year ICAP tax abatements while the 117 Adams Street and 77 Sands Street Mortgaged Properties (approximately 54.2% of the DUMBO Heights Portfolio Mortgage Loan based on allocated loan amounts) are subject to 15-year ICAP tax abatements. All of the DUMBO Heights Portfolio Mortgaged Properties are in the first year of their respective tax abatements and the abatements will not begin to phase out until after the DUMBO Heights Portfolio Mortgage Loan maturity date in September 2023. The appraisal concluded to an unabated tax estimate for the DUMBO Heights Portfolio Mortgaged Properties of $4,518,135 (approximately $6.00 per square foot) compared to the underwritten tax amount of $2,586,376, which represents $1,931,759 of tax savings for the 2018/2019 tax year. Real estate taxes were underwritten using the 2018/2019 tentative assessed value and the 2017/2018 tax rate plus the relevant business improvement district tax for each of the DUMBO Heights Portfolio Mortgaged Properties less each respective Mortgaged Properties' respective ICAP abatement. We cannot assure you that any tax savings under the GPLET will remain in effect at the Mortgaged Properties.

With respect to the Liberty Portfolio Mortgage Loan (7.2%), the four buildings located at the Liberty Center at Rio Salado Mortgaged Property receive a 50% real estate tax abatement for eight years commencing on the respective certificate of occupancy date for each building through a Government Property Lease Excise Tax (“GPLET”) abatement with the Arizona Department of Revenue and the City of Tempe. In lieu of paying real estate taxes, the borrower pays to the Arizona Department of Revenue and the City of Tempe, in the form of rent, 50.0% of what the respective buildings’ real estate taxes otherwise would have been (2018 rent due under the GPLET abatement for the four buildings located at the Liberty Center at Rio Salado Mortgaged Property was equal to $882,940). At origination of the Mortgage Loan, between approximately four years and approximately seven and one-half years of tax abatement remain on a building-by-building basis pursuant to the GPLET, equal to the remaining term of the relevant associated GPLET Lease with respect to each building. The borrower has a leasehold interest in each of the buildings located at the Liberty Center at Rio Salado Mortgaged Property, which are subject to the GPLET abatement until expiration of the underlying lease, at which point title in the fee interest will automatically vest in the borrower. Real estate taxes were underwritten based on the 10-year average of each respective building’s current tax amount and full tax amount when the GPLET abatement expires. We cannot assure you that any tax savings under the GPLET will remain in effect at the Mortgaged Property.

With respect to the Liberty Portfolio Mortgage Loan (7.2%), as of the date of origination, the 8501 East Raintree Drive Mortgaged Property was legally subdivided from, but still part of a larger tax parcel with, certain adjacent property that is not part of the collateral for the Liberty Portfolio Loan Combination (the “Excluded Parcel”). The borrower has represented that all conditions precedent to the consummation of the severance of the 8501 East Raintree Drive Mortgaged Property from the Excluded Parcel for real estate tax purposes such that the 8501 East Raintree Drive Mortgaged Property is assessed for real estate tax purposes as one or more wholly independent tax lots (the “Scottsdale Tax Parcelization”) have been satisfied, except the ministerial creation by the Maricopa County Assessor’s Office of separate tax lots for the 8501 East Raintree Drive Mortgaged Property and the Excluded Parcel. The entity that sold the 8501 East Raintree Drive Mortgaged Property to the borrower (the “Liberty Portfolio Seller”) is required pursuant to the applicable purchase-and-sale agreement (the “Liberty

Portfolio PSA”) to pay to the borrower all real estate taxes with respect to the Excluded Parcel not later than ten (10) business days prior to the due date thereof to the extent that such real estate taxes relate to the period prior to the consummation of the Scottsdale Tax Parcelization. The borrower will be required to escrow a true up payment for real estate taxes with respect to the Excluded Parcel if (a) the Scottsdale Tax Parcelization has not occurred and (b) any of the following conditions are not satisfied: (i) no event of default under the Liberty Portfolio Loan documents has occurred and is continuing, (ii) the borrower is diligently pursuing in a commercially reasonable good faith manner the Scottsdale Tax Parcelization, (iii) the Liberty Portfolio Seller is not in default of its obligation to pay to the borrower real estate taxes with respect to the Excluded Parcel pursuant to the Liberty Portfolio PSA, or (iv) the borrower has delivered evidence of the payment of taxes with respect to the Excluded Parcel at least 5 days prior to the due date of such taxes.

The Phoenix Marriott Tempe at the Buttes Mortgaged Property (5.5%) is exempt from county real estate taxes because the Mortgaged Property is encumbered by a ground lease in which the fee simple interest is owned by the City of Tempe. However, in lieu of real estate taxes, the related borrower pays a government property lease excise tax at a rate that decreases as the age of the Mortgaged Property increases. We cannot assure you that such reductions will continue to be applied to the Mortgaged Property.

With respect to the Cayuga Capital Bushwick Portfolio Mortgage Loan (3.5%), the 184 Noll Street Mortgaged Property (1.7%) benefits from a 421(a) tax abatement, expiring in the 2027/28 tax year. Taxes with such abatement are $15,048, and without such abatement, taxes would be $296,855. The 286 Stanhope Street Mortgaged Property benefits from a 421(a) tax abatement and from an industrial and commercial abatement program, expiring in the 2026/27 tax year with respect to the residential component, and 2035/36 with respect to the commercial component. Taxes with such abatements are $12,169, and without such abatement, taxes would be $197,563. The 324 Melrose Street Mortgaged Property benefits from a 421(a) tax abatement, expiring in the 2026/27 tax year. Taxes with such abatement are $5,555, and without such abatement, taxes would be $59,476. We cannot assure you that any of the foregoing tax savings will remain in effect at the Mortgaged Properties.

With respect to the Riverwalk II Mortgage Loan (3.4%), the related Mortgaged Property benefits from a tax incentive financing (a “TIF”) agreement, which has a 15-year term running from July 1, 2009 to June 30, 2024 and affects all three buildings at the related Mortgaged Property. The TIF exemption applies to the incremental difference between the base values for the buildings at the related Mortgaged Property and the then-current assessed values. The TIF exemption would also apply to any special assessments or betterments applicable to the related Mortgaged Property. The base valuations are (a) $3,000,000 for the building located at 280 Merrimack Street, (b) $1,373,600 for the building located at 290 Merrimack Street and (c) $1,414,400 for the building located at 350 Merrimack Street. The buildings at the related Mortgaged Property are subject to full taxation on the base values, with partial exemptions on the incremental increases in valuation. The base valuations are adjusted annually by an adjustment factor that reflects increased commercial and industrial properties within the community. The exemption schedule applicable to the incremental increase is as follows: 100% for years 1-3; 90% for years 4-6; 80% for years 7-9; 70% for year 10; 60% for year 11; 50% for year 12; 40% for year 13; 30% for year 14; and 20% for year 15.

With respect to the Kimpton Cardinal Hotel Winston-Salem Mortgage Loan (3.4%), the Mortgaged Property receives a 50% property tax deferment from the county as a result of its designation as a historic building. To continue receiving such tax deferment and prevent a tax credit recapture, the related borrower is required to maintain the historic status of the Mortgaged Property. The Mortgage Loan is recourse to the related borrower and guarantor from losses resulting from the failure to maintain the Mortgaged Property’s classification as a historic building. There can be no assurance that the borrower or the guarantor would be able to, or would, pay any such losses.

With respect to the Kimpton Cardinal Hotel Winston-Salem Mortgage Loan (3.4%), in order to maximize the benefit of certain federal and state historic rehabilitation tax credits received in connection with the rehabilitation of the Mortgaged Property, the related borrower master leased the Mortgaged Property to a master tenant, which is an entity that is owned 98% by federal tax credit investor, PNC Investment Company, LLC (“PNC”), 1% by state tax credit investor, NCCAP Investor 18, LLC (“NCCAP”) and 1% by an affiliate of the borrower sponsor. During a 61 month tax credit compliance period, which ends on April 11, 2021 (the “Compliance Period”), the tax credits are subject to recapture by the applicable federal or state governments if certain conditions are not satisfied, and in such case the related borrower would be obligated to pay the master tenant investors the amount of the lost tax credits plus interest and penalties. In addition, the master tenant investors have a put option that is exercisable for 3 months beginning one month after the expiration of the tax credit compliance period for an amount equal to the lesser of the fair market value of each investor’s interest in the master tenant and certain amounts specified in the master tenant’s partnership agreement, which totals approximately $1,453,460 for both put options. On the origination date, the related borrower deposited $1,453,460 in the form of a letter of credit, which amount is held by the lender to pay the amounts required to be paid in connection with the exercise of such put options, however, if the lender determines that the amount of the letter of credit is insufficient to cover the aggregate put option prices, the borrower will be required to make an additional deposit to cover such deficiency. The Mortgage Loan will become full recourse if the master tenant investors do not receive the applicable put prices when due.

With respect to the TownePlace Suites Clinton at Joint Base Andrews Mortgage Loan (2.1%), the Mortgaged Property includes a land parcel with a solar panel array that generates additional income through the Maryland Solar Renewable Energy Credit program. The underwritten revenue based on such credits received in the trailing 12-month period was $5,588, or 0.1% of undwerritten revenue. We cannot assure you that any tax credits under such program will remain in effect at the Mortgaged Property.

With respect to the Mulberry Flats Mortgage Loan (0.4%) the Mortgaged Property received federal historic rehabilitation tax credits in connection with the rehabilitation of the Mortgaged Property. The sponsor transferred the benefit of the historic tax credits to Enhanced Capital HTC Fund VI, LLC (“Enhanced”) in October 2017 through a reorganization of the ownership in the borrower such that Enhanced is the 99% owner in the Borrower and received 99% of the historic tax credit benefits subject to a five year compliance period. Pursuant to the borrower’s operating agreement, at any time after November 1, 2022, Enhanced has the right to require the borrower to exercise a put option whereby the borrower will be required to redeem Enhanced’s membership interest in the borrower for a price equal to the lesser of (i) the fair market value of Enhanced’s interest in the borrower as of the date of redemption and (ii) any unpaid amounts due to the Enhanced, including but not limited to any unpaid annual return and tax distributions. At origination, the borrower reserved $47,000, the amount required to be paid if Enhanced exercises its put option. The borrower is required to rebalance the put option payment if the estimated put price exceeds the reserve balance. An event of default will occur and the Mortgage Loan will be full recourse to the borrower and guarantors if the borrower does not pay to Enhanced the amount necessary to exercise the put option when due. The Mortgage Loan contains a loss recourse carveout if there is a reduction, recapture or disallowance of the historic tax credits, if borrower fails to observe or perform any covenant or condition in the borrower’s operating agreement, or if borrower fails to deposit the necessary amount to exercise the put option. In addition, the borrower, lender and Enhanced entered into a Foreclosure Rights Agreement which provides that if lender forecloses on the Mortgaged Property before November 1, 2022, then the borrower and the transferee that takes possession of the Mortgage Property after the foreclosure event will enter into a master lease until November 1, 2022 to preserve the historic tax credit structure, with rental payments not to exceed the current fair market value, as agreed upon by the borrower and the transferee, and otherwise consistent with the underlying cash flow and rents under any leases or subleases, assuming an occupancy rate acceptable to the transferee. The guarantors will guarantee the potential master lease payments. In the event the master lease structure is implemented, the borrower and transferee may not take any action that could cause a recapture of the historic tax credits with respect to the Mortgaged Property, which includes a restriction on lender transferring the Property to certain tax-exempt entities which could cause a recapture of historic tax credits prior to November 1, 2022. However, real estate mortgage investment conduits, collateralized loan obligations, or any other vehicle for a secondary market transaction are permitted transferees. Upon the implementation of a master lease structure, transferee may appoint a new property manager and remove and replace the managing member of borrower, or require Enhanced to do so, in accordance with the terms of the borrower’s operating agreement.

See “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

See also Sponsor representations and warranties no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annexes E-1 to this prospectus).

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
6	0	35	100.0%
Total		35	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Fourteen (14) of the Mortgage Loans (52.5%) provide for monthly payments of interest only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining 21 Mortgage Loans (47.5%) provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those 21 Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Eleven (11) of these 21 Mortgage Loans (23.4%) referenced in the preceding sentence provide for amortizing debt service payments for their entire loan term. The remaining 10 of these 21 Mortgage Loans (24.1%) provide for monthly payments of interest only for a period of 12 months to 60 months following the related origination date and then provide for amortizing debt service payments for the remainder of their loan term.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, all escrows and other amounts then due and payable under the related Mortgage Loan documents (other than Excess Interest) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan.  While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any certificates evidencing an interest in such Excess Interest (if applicable).

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date.

There are no ARD Loans included in the Issuing Entity and, accordingly, no Excess Interest is payable with respect to the Issuing Entity, no certificates will be issued that represent an interest in any Excess Interest and all references in this prospectus to “ARD Loans,” “Anticipated Repayment Dates,” “Excess Interest” and “Excess Interest Distribution Account” should be disregarded.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

With respect to the Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf Mortgage Loan (2.9%), there is no independent director in place with respect to the related borrower.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods.

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;

●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;

●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or

●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L, D, O	33	95.6%
L, YM1%, D or YM1%, O	1	3.4
L, YM1%, O	1	1.0
Total	35	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;

●	“D” means the Mortgage Loan provides for a defeasance period;

●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;

●	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;

●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;

●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;

●	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and

●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lockout period is currently in effect:

●	the maximum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 116 months;

●	the minimum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 22 months; and

●	the weighted average remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 103 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	7	23.4%
4	22	61.9
5	5	11.3
7	1	3.4
Total	35	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Some Provisions in

the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments.

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Defeasance; Collateral Substitution

The terms of 33 of the Mortgage Loans (95.6%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (or, in the case of a Loan Combination, the earlier of (a) the second anniversary of the securitization of the last pari passu note included in such Loan Combination and (b) a specified date no earlier than approximately three years from the date of origination of such Loan Combination) (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Loan Combination, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Loan Combination, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Loan Combination, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Loan Combination, if applicable), or under the defeased portion of the Mortgage Loan (or Loan Combination, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of either Trust REMIC as a REMIC or result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Loan Combination, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Loan Combination, if applicable).

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Loan Combination, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Prepayments

●	With respect to the Moffett Towers - Buildings E,F,G Mortgage Loan (3.4%), following the lockout expiration date, the borrower has the right to obtain the release of a Moffett Towers - Buildings E,F,G release parcel (each, a “Moffett Towers - Buildings E,F,G Release Parcel”) comprised of either one or two of the three individual buildings (and related land) comprising the Moffett Towers - Buildings E,F,G Mortgaged Property from that portion of the lien of the mortgage encumbering such Moffett Towers - Buildings E,F,G Release Parcel thereon upon (x) a bona fide third-party sale or (y) conveyance to any affiliate in connection with a refinance of such parcel(s) by an institutional lender not affiliated with the borrower, any mezzanine borrower, or the non-recourse carveout guarantor, provided each of the following conditions are satisfied: (a) the borrower makes a prepayment of principal in an amount equal to the applicable Release Amount (as defined below), and, if such release is prior to the open period, pays to the lender a prepayment fee equal to the greater of 1.00% of principal being prepaid or a yield maintenance premium on the principal being prepaid, and pays all accrued and unpaid interest on the principal being prepaid (including, if such prepayment is not made on a payment date, interest accrued to the next payment date); (b) after giving effect to such release and repayment, the debt service coverage ratio for the remaining portion of the Moffett Towers - Buildings E,F,G Mortgaged Property (the “Remaining Moffett Towers - Buildings E,F,G Property”) is no less than the greater of (i)(x) the Moffett Towers - Buildings E,F,G Loan Combination debt service coverage ratio immediately preceding such sale and (y) the combined Moffett Towers - Buildings E,F,G Loan Combination and related mezzanine loans debt service coverage ratio immediately preceding such sale and (ii)(x) 3.14x, which is the Moffett Towers - Buildings E,F,G Loan Combination debt service coverage ratio as of the loan origination date and (y) 1.49x, which is the combined Moffett Towers - Buildings E,F,G Loan Combination and related mezzanine loans debt service coverage ratio as of the loan origination date; (c) after giving effect to such release and prepayment, the loan-to-value ratio for the Remaining Moffett Towers - Buildings E,F,G Property is no more than the lesser of (i) the combined loan-to-value ratio of the Moffett Towers - Buildings E,F,G Loan Combination and the related mezzanine loans immediately preceding such sale and (ii) 70.8%, which is the combined loan-to-value ratio as of the loan origination date, (d) the Moffett Towers - Buildings E,F,G Release Parcel being released is legally subdivided and a separate tax parcel from the Remaining Moffett Towers - Buildings E,F,G Property, and the release does not materially and adversely affect the use or operation of, or access to, the Remaining Moffett Towers - Buildings E,F,G Property, or cause any portion of the Remaining Moffett Towers - Buildings E,F,G Property to violate legal requirements or violate the terms of the Amazon leases or any other document relating to the Remaining Moffett Towers - Buildings E,F,G Property, (e) if there are shared facilities, access, infrastructure and parking and no such easement already exists, the borrower is required to enter into a reciprocal easement agreement pursuant to which the borrower will receive and grant such easements as are reasonably required for the continued use and operation of the Remaining Moffett Towers - Buildings E,F,G Property and (f) release conditions under the related mezzanine loans are satisfied. “Release Amount” means, with respect to each Moffett Towers - Buildings E,F,G Release Parcel, the greater of (i) the mortgage lender’s proportionate share (based on the ratio of the outstanding principal balance of the Moffett Towers - Buildings E,F,G Loan Combination to the combined outstanding principal balance of the Moffett Towers - Buildings E,F,G Loan Combination and the related mezzanine loans) of 100% of the net sales proceeds with respect to such Moffett Towers - Buildings E,F,G Release Parcel and (ii) 125% of the Allocated Loan Amount for such Moffett Towers - Buildings E,F,G Release Parcel. The “Allocated Loan Amount” with respect to each Moffett Towers - Buildings E,F,G Release Parcel is (i) with respect to Building E, $77,077,600, (ii) with respect to Building F, $103,716,800, and (iii) with respect to Building G, $103,205,600.

Property Releases; Partial Defeasance

●	With respect to the DUMBO Heights Portfolio Mortgage Loan (9.5%), provided no event of default has occurred under the related Mortgage Loan documents, the related borrower has the right at any time after the earlier to occur of (i) the third anniversary of origination of the Mortgage Loan and (ii) the second anniversary of the “startup day” of the REMIC Trust established in connection with the last securitization involving any portion of the Mortgage Loan to defease a portion of the Mortgage Loan and obtain a release of one or both of the 81 Prospect Street Mortgaged Property (1.2%) and the 117 Adams Street Mortgaged Property (2.7%) (a “Potential Release Property”), provided that the related borrower simultaneously defeases, prepays, or repays each related mezzanine loan in connection therewith, subject to the satisfaction of certain conditions, including, but not limited to: (i) deposit of the partial defeasance collateral in an amount equal to the greater of (a) 130% of the allocated loan amount with respect to such released Potential Release Property and (b) 90% of the net sales proceeds applicable to such released Mortgaged Property, (ii) delivery to the related lender of a REMIC opinion and non-consolidation option with respect to the successor borrower, (iii) delivery of a rating agency confirmation with respect to the partial defeasance. (iv) as of the date of the consummation of the partial defeasance event, to the extent the released Mortgaged Property is the 81 Prospect Street Mortgaged Property, the debt yield with respect to the remaining Mortgaged Properties after giving effect to the release is at least 7.00%, and (v) as of the date of the consummation of the partial defeasance event, to the extent the released Mortgaged Property is the 117 Adams Street Mortgaged Property, the debt yield with respect to the remaining Mortgaged Properties after giving effect to the release is at least 7.25%. In the event that there exists any event of default under the Mortgage Loan documents or related mezzanine loan documents relating to a Potential Release Property, provided that the related borrower uses commercially reasonable efforts to cure such event of default prior to releasing the Potential Release Property and such default was not caused by the related borrower in bad faith to circumvent the partial defeasance requirements of the related Mortgage Loan documents, the related borrower may obtain a release of such Mortgaged Property upon satisfaction of the Mortgage Loan requirements for such release, except that there may exist an event of default relating solely to such Potential Release Property.

●	With respect to the Shelbourne Global Portfolio I Mortgage Loan (4.1%), at any time after the expiration of the related lockout period the borrower may obtain the release of all of the 140 Centennial Avenue Mortgaged Property (0.7%), the 675 Central Avenue Mortgaged Property (0.5%), the 275 Centennial Avenue Mortgaged Property (0.4%), the 691 Central Avenue Mortgaged Property (0.4%), the 80 Kingsbridge Road Mortgaged Property (0.1%) and the 20 Kingsbridge Road Mortgaged Property (0.04%) (collectively, the “Shelbourne Release Properties”) provided that, among other conditions, (i) the borrower delivers defeasance collateral in an amount equal to the greater of (A) 125% of the allocated loan amount for all of the Shelbourne Release Properties and (B) an amount such that, after giving effect to the release, (I) the debt service coverage ratio is equal to the greater of (1) 1.40x and (2) the debt service coverage prior to such release and (II) the loan-to-value ratio is less than or equal to the lesser of (1) 60.0% and (2) the loan-to-value ratio preceding the release, (ii) the borrower delivers a rating agency confirmation from each applicable rating agency, and (iii) delivery of a REMIC opinion. The Shelbourne Global Portfolio I Mortgage Loan documents do not permit the partial release of the 1515 Broad Street Mortgaged Property (1.8%).

●	With respect to the Riverwalk II Mortgage Loan (3.4%), the related loan documents permit the related borrower to obtain the release of the building located at 350 Merrimack Street at any time after the earlier to occur of (i) December 6, 2021 and (ii) the first monthly payment date following the end of the two-year period commencing on the closing date of the securitization of the last Riverwalk II Loan Combination promissory note through the partial defeasance of the Riverwalk II Loan Combination in an amount equal to the greatest of: (a) 115% of the allocated loan amount for the building located at 350 Merrimack Street; (b) the amount necessary to cause the debt service coverage ratio based on the undefeased portion of the Riverwalk II Loan Combination and the related mezzanine loan to be equal to or greater than 1.31x; and (c) the amount necessary to cause the loan-to-value ratio based on the undefeased portion of the Riverwalk II Loan Combination and the related mezzanine loan to be equal to or less than 69.3%. The allocated loan amount for the building located at 350 Merrimack Street is $16,600,000. As a condition to the partial defeasance, the borrower is required to deliver to the lender an opinion of counsel concluding that any REMIC formed pursuant to a securitization of any portion of the Riverwalk II Loan Combination will not fail to maintain its status as a REMIC as a result of the partial defeasance.

●	With respect to the CityLine XV Portfolio Mortgage Loan (2.1%), at any time after the second anniversary of the Closing Date, the borrower is permitted to defease a portion of the Mortgage Loan and obtain a release as to one or more Mortgaged Properties (except that each of the Storage at North 441 Mortgaged Property (0.3%) and the Storage at Ocala Mortgaged Property (0.2%) must be defeased and released together) provided that, among other conditions, (i) no event of default has occurred and is continuing under the loan, (ii) the borrower delivers a REMIC opinion and rating agency confirmation, (iii) the borrower delivers defeasance collateral in an amount equal to the greater of (a) 125% of the allocated loan amount of such Mortgaged Property or Mortgaged Properties and (b) the net sales proceeds applicable to such Mortgaged Property or Mortgaged Properties, (iv) after giving effect to any such release the debt yield with respect to the remaining Mortgaged Properties is no less than the greater of (a) the debt yield of all Mortgaged Properties immediately prior to such release and (b) 8.75%, (v) after giving effect to any such release the debt service coverage ratio with respect to the remaining Mortgaged Properties is no less than the greater of (a) the debt service coverage ratio of all Mortgaged Properties immediately prior to such release and (b) 1.20x, and (vi) after giving effect to any such release the loan to value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) the loan to value ratio of all Mortgaged Properties immediately prior to such release and (b) 69.6%.

Property Releases; Partial Defeasance or Partial Prepayment

●	With respect to Danbury Commerce Portfolio Mortgage Loan (2.1%), provided no event of default is continuing under the related Mortgage Loan documents, at any time after the earlier of (a) the third anniversary of origination of the Mortgage Loan and (b) the second anniversary of the securitization of the last note of the Mortgage Loan, the related borrower has the right to either (x) defease a portion of the Mortgage Loan and obtain a release as to any individual Mortgaged Property by providing the lender with defeasance collateral, or (y) partially prepay the debt obtain a release as to any individual Mortgaged Property, and upon the satisfaction of certain conditions, including (i) depositing defeasance collateral or prepaying the loan, as applicable, in each case, in an amount equal to the greater of (x) 120% of the allocated loan amount with respect to such individual Mortgaged Property and (y) the net sales proceeds applicable to such individual Mortgaged Property, (ii) delivery of a REMIC opinion and rating agency confirmation, (iii) as of the date of notice of the partial defeasance or partial release, as applicable, and as of the date of its consummation, after giving effect to the release, the combined debt service coverage ratio of the Mortgage Loan and the related mezzanine loan (“Combined DSCR”) with respect to the remaining Mortgaged Property being equal to or greater than the greater of (x) the Combined DSCR all individual Mortgaged Properties immediately prior to either such date, and (y) 1.15x, (iv) as of the date of notice of the partial defeasance or partial release, as applicable, and as of the date of its consummation, after giving effect to the release, the combined debt yield of the Mortgage Loan and the related mezzanine loan (“Combined DY”) with respect to the remaining Mortgaged Property being equal to or greater than the greater of (x) the Combined DY of all individual Mortgaged Properties immediately prior to either such date, and (y) 7.28%, and (v) as of the date of notice of the partial defeasance or partial release, as applicable, and as of the date of its consummation, after giving effect to the release, the combined loan-to-value ratio of the Mortgage Loan and the related mezzanine loan (“Combined LTV”) with respect to the remaining Mortgaged Property being no greater than the lesser of (x) the Combined LTV of all individual Mortgaged Properties immediately prior to either such date, and (y) 75.0%.

Property Releases; Free Releases

Certain of the Mortgage Loans may permit the release or substitution of specified parcels of real estate or improvements that secure such Mortgage Loans (which parcels or improvements may consist of a significant portion of the net rentable area at the Mortgaged Property) but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such permitted releases of real estate are generally, subject to satisfaction of certain REMIC rules (and other conditions such as separation of the release parcel from the Mortgaged Property), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan. We cannot assure you that the development of a release parcel would not have a material adverse effect on the remaining Mortgaged Property, whether due to, for example, potential disruptions to the Mortgaged Property related to construction at the release parcel site or related to the improvements that are ultimately built at the release parcel site.

Escrows

Thirty-three (33) Mortgage Loans (95.6%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Thirty-one (31) Mortgage Loans (92.4%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-seven (27) Mortgage Loans (71.0%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Eighteen (18) Mortgage Loans (82.8%) secured by office, retail, industrial and mixed use properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each Rating Agency;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer, on behalf of the Trustee, will be required to determine, in a manner consistent with the Servicing Standard, subject in each case to any consent rights of the Special Servicer (in the case of the Master Servicer) and the Controlling Class Representative provided for in the Pooling and Servicing Agreement, whether to exercise any right the mortgagee may have under any such clause to accelerate payment of the related Serviced Loan upon, or to withhold its consent to, any transfer of interests in the borrower or the Mortgaged Property or further encumbrances of the related Mortgaged Property, subject to any approval rights of the applicable Directing Holder or its representative to any waiver of any such clause. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Due-on-Sale and Debt Acceleration Clauses” and “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”. The Depositor makes no representation as to the enforceability of any due-on-sale or due-on-encumbrance provision in any Mortgage Loan.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose and may consent to subordination of the related Mortgage Loan to such easement, right of way or similar agreement.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	14	$371,749,044	50.5%
Springing	19	319,450,130	43.4
Soft	2	45,200,000	6.1
Total:	35	$736,399,174	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Loan Combinations” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries—Loan #1: DUMBO Heights Portfolio”, “—Loan #2: Liberty Portfolio”, “—Loan #5: Phoenix Marriott Tempe at the Buttes”, “—Loan #7: Shelbourne Global Portfolio I”, “—Loan #9: Holiday Inn FiDi”, “—Loan #11: Moffett Towers - Buildings E,F,G” and “—Loan #12: Riverwalk II” in Annex B to this prospectus.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor. The table below further identifies, for each Mortgage Loan that has one or more related existing mezzanine loans, certain Cut-off Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NCF information for such Mortgage Loan and, if applicable, for the total debt with respect to the related Mortgaged Property or Mortgaged Properties.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Aggregate Mezzanine Debt Cut-off Date Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)(2)	Mortgage Loan Cut-off Date LTV Ratio(3)	Total Debt Cut-off Date LTV Ratio(2)	Cut-off Date Mortgage Loan UW NCF DSCR(3)	Cut-off Date Total Debt UW NCF DSCR(2)	Cut-off Date Mortgage Loan Debt Yield on Underwritten NCF(3)	Cut-off Date Total Debt Yield on Underwritten NCF(2)
DUMBO Heights Portfolio	$70,000,000	$155,000,000	$110,000,000	$145,000,000	$480,000,000	5.20938%	28.1%	75.0%	3.89x	1.13x	16.6%	6.2%
Cambridge Corporate Center	$43,500,000	$6,900,000	—	—	$50,400,000	6.21003%	62.9%	72.8%	1.46x	1.17x	11.2%	9.7%
Moffett Towers - Buildings E,F,G	$25,000,000	$216,000,000(4)	$259,000,000	—	$500,000,000	4.94500%	40.2%(5)	70.8%(5)	2.97x	1.41x	12.6%	7.2%
Riverwalk II	$25,000,000	$5,000,000	$35,000,000	—	$65,000,000	5.63700%	64.0%	69.3%	1.46x	1.31x	10.2%	9.4%
Danbury Commerce Portfolio	$15,200,000	$7,000,000	$22,800,000	—	$45,000,000	6.39000%	62.2%	73.6%	1.48x	1.12x	9.0%	7.6%

(1)	The Cut-off Date Wtd. Avg. Total Debt Interest Rate is rounded to five decimal places for presentation purposes.

(2)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.

(3)	Calculated taking into account any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan).

(4)	The mezzanine loan with respect to the Moffett Towers - Buildings E,F,G Mortgaged Property is comprised of a senior mezzanine loan in the amount of $150,000,000 and a junior mezzanine loan in the amount of $66,000,000.

(5)	The Cut-off Date LTV Ratio has been calculated based on an appraised value other than “as-is”. See the definition of “Appraised Value” under “—Certain Calculations and Definitions”.

The mezzanine loans related to the DUMBO Heights Portfolio Mortgage Loan (9.5%), the Cambridge Corporate Center Mortgage Loan (5.9%), the Moffett Towers - Buildings E,F,G Mortgage Loan (3.4%) and the Riverwalk II Mortgage Loan (3.4%) identified in the table above are each subject to an intercreditor agreement between the holder of the related mezzanine loan or loans and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan or loans. Each related intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default (and, in certain cases, receipt by the mezzanine lender of written notice of such event of default) under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the related Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related Mortgage Loan lender does not hold a corresponding claim or right, or in certain circumstances, even if the related Mortgage Loan lender holds a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan subject to certain conditions, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced, or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or, in certain cases, or if, in certain cases, a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (or in certain cases, if any event of default has occurred under the related Mortgage Loan) or the related Mortgage Loan borrower becomes a debtor in a bankruptcy, the related mezzanine lender or lenders have the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums. In general, an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan.

It is expected that the mezzanine loan related to the Danbury Commerce Portfolio Mortgage Loan (2.1%) identified in the table above will be subject to an intercreditor agreement between the holder of such mezzanine loan and the lender under such Mortgage Loan that sets forth the relative priorities between such Mortgage Loan and such mezzanine loan, on terms and conditions similar to those set forth in the preceding paragraph. However, a mezzanine intercreditor agreement is not currently in effect and, accordingly, the holder of the Mortgage Loan does not currently have the benefit of senior lender protections typically contained in an intercreditor agreement with a mezzanine lender. There is no assurance that such intercreditor agreement will ultimately be entered into or that, if entered into, such intercreditor agreement will contain provisions similar to those described in the preceding paragraph or any other lender protections typically obtained by lenders when making loans similar to the Mortgage Loan that have related mezzanine debt.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Optimum Portfolio - Group B	$33,855,066	65.0%	1.30x	7.0%	Y
Optimum Portfolio - Group A	$27,224,423	63.8%	1.30x	7.0%	Y
3101 North Central(1)	$22,774,638	70.0%	N/A(2)	N/A	Y
Dillsburg Shopping Center(3)	$18,000,000	75.0%	1.30x	8.85%	Y
TownePlace Suites Clinton at Joint Base Andrews	$15,496,088	67.0%	1.60x	11.06%	Y

(1)	Mezzanine debt permitted only in the case of a successor borrower that has assumed the Mortgage Loan debt.

(2)	The combined minimum debt service coverage ratio must be equal to or greater than the debt service coverage ratio on the Mortgage Loan as of the origination date.

(3)	Mezzanine debt permitted up to $1,000,000.

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the Shelbourne Global Portfolio I Mortgage Loan (4.1%), in connection with an approved transfer and assumption of the Mortgage Loan, the borrower and/or its equity owners may accept a preferred equity investment (the “Shelbourne Preferred Equity Investment”), provided that, among other conditions, (i) the Shelbourne Preferred Equity Investment is entered into simultaneously with the transfer of the Mortgaged Property and the assumption of the Mortgage Loan, (ii) the loan-to-value ratio of the outstanding principle balance of the Mortgage Loan combined with the Preferred Equity Investment is not greater than 70.0% and (iii) the ratio of (a) the net cash flow to (b) the sum of (1) the annual payments required under the Mortgage Loan documents during the subsequent 12-month period plus (2) the maximum amount which, pursuant to the Preferred Equity Investment, would be payable as a preferred return during such 12-month period, is not be less than 1.25x and, (iv) the preferred equity investor (the “Shelbourne Preferred Equity Investor”) executes a satisfactory recognition agreement providing that, among other things, (a) the Shelbourne Preferred Equity Investment will remain subordinate to the Mortgage Loan documents, (b) the Shelbourne Preferred Equity Investor will be entitled to receive distributions only after payment by the borrower of all taxes, insurance premiums and other obligations then due with respect to the Mortgaged Property, and (c) the Shelbourne Preferred Equity Investor will not be entitled to exercise any rights or remedies that result in a change in control of the borrower unless, prior to such exercise, an approved replacement guarantor assumes the related guaranty and environmental indemnity agreement or executes replacements thereof in the same form as executed in connection with the origination of the Mortgage Loan.

With respect to the 3101 North Central Mortgage Loan (3.1%), an affiliate of the related borrower may hold a preferred equity (the “Affiliate Preferred Equity Holder”) interest in a successor borrower that has assumed the Mortgage Loan debt subject to the satisfaction of certain conditions including the following: (a) lender receives at least 30 days’ prior written notice of the Affiliate Preferred Equity Holder’s intent to hold a preferred equity interest in a successor borrower, (b) the terms, conditions and structure of the preferred equity investment are approved by lender and any applicable rating agency, (c) the Affiliate Preferred Equity Holder is an affiliate of the related guarantor acceptable to lender, (d) the preferred equity investment is subordinate in all respects to the Mortgage Loan debt, (e) the preferred equity investment is not cross-defaulted or cross-collateralized with any other properties or loans, (f) lender has received a rating agency confirmation as to the preferred equity investment and (g) related borrower pays all of lender’s costs and expenses, including, without limitation, attorneys’ fees.

Permitted Unsecured Debt and Other Debt

With respect to the Holiday Inn FiDi Mortgage Loan (3.7%), an affiliate of the related licensor advanced an unsecured “key money” loan to the related borrower in the amount of $750,000. Provided that no event of default has occurred under the related “key money” documents, the principal balance of such unsecured loan will be reduced by $75,000 in October of each year until such time as such loan has been reduced to zero. Termination of the related license agreement would be an event of default under the “key money” documents.

With respect to the Summit Heights Gateway Mortgage Loan (2.0%), the Mortgage Loan documents permit the borrower to obtain one or more property-assessed clean energy loans (a “PACE Loan”). Any PACE Loan is subject to certain conditions including (i) a combined (based on the Mortgage Loan and the PACE Loan) (a) debt yield of not less than 10.9%; (b) DSCR of not less than 1.72x; and (c) loan-to-value ratio of not greater than 65.2%; (ii) an amendment to the Mortgage Loan documents and any other documents, instruments and/or agreements at the request of and in form and substance acceptable to the lender; and (iii) rating agency confirmation.

With respect to the Mulberry Flats Mortgage Loan (0.4%) there is an existing subordinate loan (the “Subordinate Loan”) made by Deep Creek NW, LLC, a Delaware limited liability company (the “Unsecured Lender”), to the related borrower, evidenced by an unsecured note with an outstanding balance of $1,297,447.00. For so long as no event of default has occurred or is continuing under the Mulberry Flats Mortgage Loan, the Subordinate Loan is entitled to payments solely from excess cash flow. The lender and Unsecured Lender entered into a Subordination and Standstill Agreement pursuant to which the Unsecured Lender agrees that all its rights and remedies as holder of the Subordinate Loan are subject and subordinated in all respects to the rights of the holder of the Mortgage Loan under the related Mortgage Loan documents.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Loan Combinations

General

Each of the Split Mortgage Loans is part of a Loan Combination comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Loan Combination LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Loan Combination Underwritten NCF DSCR(2)	Mortgage Loan Debt Yield on Underwritten NCF(1)	Loan Combination Debt Yield on Underwritten NCF(2)	Controlling Note Included in Issuing Entity (Y/N)
DUMBO Heights Portfolio	CREFI	$70,000,000	9.5%	$110,000,000	$145,000,000	$325,000,000	28.1%	50.8%	3.89x	1.87x	16.0%	8.8%	N
Liberty Portfolio	CREFI / CCRE Lending	$52,850,000	7.2%	$112,850,000	—	$165,700,000	64.6%	64.6%	1.77x	1.77x	8.5%	8.5%	N
Phoenix Marriott Tempe at the Buttes	CREFI	$40,410,208	5.5%	$24,944,573	—	$65,354,781	67.6%	67.6%	1.67x	1.67x	10.9%	10.9%	Y
Shelbourne Global Portfolio I	CREFI	$30,000,000	4.1%	$63,000,000	—	$93,000,000	65.1%	65.1%	1.45x	1.45x	8.6%	8.6%	N
Holiday Inn FiDi	LCF	$27,025,000	3.7%	$60,000,000	$50,000,000	$137,025,000	37.3%	58.8%	2.47x	1.53x	12.8%	8.1%	(3)
Moffett Towers - Buildings E,F,G	CCRE Lending	$25,000,000	3.4%	$259,000,000	—	$284,000,000	40.2%	40.2%	2.97x	2.97x	12.4%	12.4%	N
Riverwalk II	CCRE Lending	$25,000,000	3.4%	$35,000,000	—	$60,000,000	64.0%	64.0%	1.46x	1.46x	9.8%	9.8%	N
Danbury Commerce Portfolio	CREFI	$15,200,000	2.1%	$22,800,000	—	$38,000,000	62.2%	62.2%	1.48x	1.48x	8.6%	8.6%	N
192 Lexington Avenue	CREFI	$14,000,000	1.9%	$46,000,000	—	$60,000,000	59.4%	59.4%	1.41x	1.41x	7.0%	7.0%	N

(1)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.

(2)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.

(3)	Initially the related promissory note B is the Controlling Note with respect to the Holiday Inn FiDi Loan Combination. However, if a control appraisal period under the related Co-Lender Agreement exists or the holder of the related promissory note B is a borrower-related party, then promissory note A-1-A evidencing the Holiday Inn FiDi Mortgage Loan will become the Controlling Note with respect to the Holiday Inn FiDi Loan Combination.

With respect to each Loan Combination, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Loan Combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Loan Combination with or without cause, and

II.	the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Loan Combination, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note, C-note or other subordinate note, such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note(s) or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Loan Combination, is certain information regarding (in each case as of the Cut-off Date): (i) whether such Loan Combination will be a Serviced Loan Combination, an Outside Serviced Loan Combination or a Servicing Shift Loan Combination as of the Closing Date, (ii) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (iii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Loan Combination, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Loan Combination Controlling Notes and Non-Controlling Notes

Mortgaged Property Name	Servicing of Loan Combination	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance

DUMBO Heights Portfolio	Outside Serviced	Notes A-1-B, A-2, A-3-C	No	—	CGCMT 2018-C6	$70,000,000
		Notes A-1-A, A-3-B	Control Shift Note (Note A-1-A)(3)	—	Benchmark 2018-B7(4)	$80,000,000
		Note A-3-A	No	Citi Real Estate Funding Inc.	Not Identified	$30,000,000
		Notes B-1, B-2	Yes (Note B-1)(3)	SHINHAN AIM REAL ESTATE FUND NO. 5; and SHINHAN AIM REAL ESTATE FUND NO. 5-A	Not Applicable	$145,000,000

Liberty Portfolio	Outside Serviced	Notes A-2, A-7, A-8	No	—	CGCMT 2018-C6	$52,850,000
		Notes A-1, A-3	Yes (Note A-1)	—	Benchmark 2018-B7(4)	$50,000,000
		Notes A-4, A-5	No	Barclays Bank PLC	Not Identified	$37,850,000
		Note A-6	No	Cantor Commercial Real Estate Lending, L.P.	Not Identified	$25,000,000

Phoenix Marriott Tempe at the Buttes	Serviced	Note A-1	Yes	—	CGCMT 2018-C6	$40,410,208
		Note A-2	No	—	Benchmark 2018-B7(4)	$24,944,573

Shelbourne Global Portfolio I	Outside Serviced	Notes A-3, A-4	No	—	CGCMT 2018-C6	$30,000,000
		Note A-1	Yes	—	UBS 2018-C13	$20,000,000
		Notes A-2, A-5	No	—	MSC 2018-L1	$25,000,000
		Notes A-6, A-7	No	—	Benchmark 2018-B7(4)	$18,000,000

Holiday Inn FiDi	Serviced	Note A-1-A	Control Shift Note(3)	—	CGCMT 2018-C6	$27,025,000
		Note A-2	No	—	WFCM 2018-C47	$35,000,000
		Note A-3-A	No	—	CSAIL 2018-C14(4)	$25,000,000
		Note B	Yes(3)	IGIS US Private Placement Real Estate Investment Trust No. 228	Not Applicable	$50,000,000

Moffett Towers - Buildings E, F, G	Outside Serviced	Note A-2-1	No	—	CGCMT 2018-C6	$25,000,000
		Notes A-1-1, A-5	Yes (Note A-1-1)	—	DBGS 2018-C1	$80,000,000
		Notes A-1-2, A-1-3, A-4	No	—	Benchmark 2018-B7(4)	$50,400,000
		Note A-2-2	No	Cantor Commercial Real Estate Lending, L.P.	Not Identified	$25,000,000
		Notes A-1-4, A-3	No	Deutsche Bank AG, New York Branch	Not Identified	$46,800,000
		Notes A-6, A-7	No	—	BANK 2018-BNK15(4)	$56,800,000

Mortgaged Property Name	Servicing of Loan Combination	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance

Riverwalk II	Servicing Shift	Notes A-3, A-4, A-6	No	—	CGCMT 2018-C6	$25,000,000
		Notes A-1, A-2, A-5	Yes (Note A-1)	—	UBS 2018-C14(5)	$35,000,000

Danbury Commerce Portfolio	Servicing Shift	Note A-1	No	—	CGCMT 2018-C6	$15,200,000
		Note A-2	Yes	Argentic Real Estate Finance LLC	Not Identified	$22,800,000

192 Lexington Avenue	Outside Serviced	Note A-2	No	—	CGCMT 2018-C6	$14,000,000
		Note A-1	Yes	—	Benchmark 2018-B7(4)	$46,000,000

(1)	Unless otherwise specified, with respect to each Loan Combination, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.

(2)	Unless otherwise specified, with respect to each Loan Combination, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization that has closed or as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission that has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means the subject Controlling Note or Non-Controlling Note, as the case may be, has not been securitized and no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. Under the column “Current Holder of Unsecuritized Note”, “—” means a securitization trust has been identified under the column “Current or Anticipated Holder of Securitized Note” in accordance with clause (i) above in this footnote.

(3)	The subject Loan Combination is an AB Loan Combination or a Pari Passu-AB Loan Combination, and the Controlling Note as of the date hereof (as identified in the chart above) is a related subordinate note held by a third party. Upon the occurrence of certain trigger events specified in the related Co-Lender Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject Loan Combination (each identified in the chart above as a “Control Shift Note”), which more senior note will thereafter be the Controlling Note. See “—The Loan Combinations—The DUMBO Heights Portfolio Pari Passu-AB Loan Combination” and “—The Loan Combinations—The Holiday Inn FiDi Pari Passu-AB Loan Combination” below for more information regarding the manner in which control shifts under each such Loan Combination.

(4)	The subject securitization transaction has not closed but is expected to close on or prior to the Closing Date.

(5)	The UBS 2018-C14 securitization transaction is scheduled to close on December 12, 2018.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Loan Combination, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Loan Combination, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Loan Combination and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Loan Combination will be allocated first, to any related Subordinate Companion Loan(s) (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Loan Combinations” section.

Set forth below are certain terms and provisions of each Loan Combination and the related Co-Lender Agreement. Certain of the Loan Combinations are Outside Serviced Loan Combinations and Servicing Shift Loan Combinations. For more information regarding the servicing of each of the Loan Combinations that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Loan Combinations

Each Serviced Pari Passu Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Trustee, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Loan Combinations unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Loan Combination) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Loan Combination will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Loan Combination). With respect to each Servicing Shift Loan Combination, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and/or other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement (or, in some cases, any sale by a securitization trust).

With respect to each Serviced Pari Passu Loan Combination, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights with respect to Serviced Pari Passu Loan Combinations other than Servicing Shift Loan Combinations. With respect to any Serviced Pari Passu Loan Combination (other than a Servicing Shift Loan Combination), the related Controlling Note will be included in the Issuing Entity, and the Controlling Class Representative will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder.”

Control Rights with respect to Servicing Shift Loan Combinations. With respect to any Servicing Shift Loan Combination prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of

Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General.” The related Controlling Note Holder will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Servicing Shift Loan Combination, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and/or there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder. With respect to each Serviced Pari Passu Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note and/or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Servicing Shift Loan Combination, one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”, will be entitled to exercise the consent or consultation rights described below.

The Special Servicer will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Controlling Class Representative with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Loan Combination or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Loan Combination within the same time frame it is required to provide such notice, information or report to the Controlling Class Representative (for this purpose, without regard to whether such items are actually required to be provided to the Controlling Class Representative due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Loan Combination that constitutes a Major Decision.

Such consultation right will expire 10 business days (or, with respect to an “acceptable insurance default” in relation to the Danbury Commerce Portfolio Loan Combination, 30 days) after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day (or, as applicable, 30-day) period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Loan Combination, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Loan Combination are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Loan

Combination, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan. If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Loan Combination without the consent of each Non-Controlling Note Holder (or, with respect to the Riverwalk II Loan Combination or the Danbury Commerce Portfolio Loan Combination, each holder of a related Companion Loan) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

The Outside Serviced Pari Passu Loan Combinations

Each Outside Serviced Pari Passu Loan Combination will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may) make servicing advances on the related Outside Serviced Loan Combination in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be obligated to make servicing advances with respect to an Outside Serviced Loan Combination. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Loan Combination, the discussion under this “—The Outside Serviced Pari Passu Loan Combinations” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●	All payments, proceeds and other recoveries on the Outside Serviced Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Loan Combination is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and/or other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement (or, in some cases, any sale by a securitization trust).

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Loan Combination that are not otherwise paid out of collections on such Loan Combination may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights. With respect to each Outside Serviced Loan Combination, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General.” With respect to any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note Holder will be the Outside Securitization that holds the related Controlling Note. The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Outside Serviced Loan Combination (including any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and/or no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder. With respect to any Outside Serviced Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Loan Combination, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement and/or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Outside Serviced Loan Combination (including each Servicing Shift Loan Combination after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”), will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Loan Combination, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Loan Combination or any proposed action to be taken in respect of a major decision under the related

Outside Servicing Agreement with respect to such Outside Serviced Loan Combination (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days (or, with respect to an “acceptable insurance default” in relation to the Danbury Commerce Portfolio Loan Combination, 30 days) after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day (or, as applicable, 30-day) period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Loan Combination, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Loan Combination are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Loan Combination, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File. The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Loan Combination (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan. If any Outside Serviced Loan Combination becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Loan Combination without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof (or, with respect to the Liberty Portfolio Loan Combination, the Shelbourne Global Portfolio I Loan Combination, the Moffett Towers – Buildings E, F, G Loan Combination, the Riverwalk II Loan Combination and the Danbury Commerce Portfolio Loan Combination, the holder of the related Split Mortgage Loan and each holder of a Companion Loan that is not included in the related Outside Securitization) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing

Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

The DUMBO Heights Portfolio Pari Passu-AB Loan Combination

Servicing

Pursuant to the terms of the related Co-Lender Agreement (the “DUMBO Heights Portfolio Co-Lender Agreement”), the DUMBO Heights Portfolio Loan Combination will be serviced and administered in accordance with the servicing agreement governing the securitization of note A-1-A (the “Lead Securitization Note”), which is expected to be the pooling and servicing agreement (the “Benchmark 2018-B7 Pooling and Servicing Agreement”), to be dated as of November 1, 2018, between Deutsche Mortgage & Asset Receiving Corporation, as depositor, KeyBank National Association, as master servicer (the “Benchmark 2018-B7 Servicer”), LNR Partners, LLC, as special servicer (the “Benchmark 2018-B7 Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee (in such capacity, the “Benchmark 2018-B7 Trustee”) and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, by the Benchmark 2018-B7 Servicer and the Benchmark 2018-B7 Special Servicer in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus, but subject to the terms of the DUMBO Heights Portfolio Co-Lender Agreement.

The DUMBO Heights Portfolio Loan Combination consists of (a) the DUMBO Heights Portfolio Mortgage Loan consisting of (i) note A-1-B (the “DUMBO Heights Portfolio A-1-B Note”), (ii) note A-2 (the “DUMBO Heights Portfolio A-2 Note”) and (iii) note A-3-C (the “DUMBO Heights Portfolio A-3-C Note”), (b) three related Pari Passu Companion Loans: (i) note A-1-A (the “DUMBO Heights Portfolio A-1-A Note”), (ii) note A-3-B (the “DUMBO Heights Portfolio A-3-B Note”) and (iii) note A-3-A (the “DUMBO Heights Portfolio A-3-A Note and, together with the DUMBO Heights Portfolio A-1-A Note, the DUMBO Heights Portfolio A-1-B Note, the DUMBO Heights Portfolio A-2 Note, the DUMBO Heights Portfolio A-3-B Note and the DUMBO Heights Portfolio A-3-C Note, the “DUMBO Heights Portfolio A Notes”), and (c) two Subordinate Companion Loans: (i) note B-1 (the “DUMBO Heights Portfolio B-1 Note”) and (ii) note B-2 (the “DUMBO Heights Portfolio B-2 Note” and, together with the DUMBO Heights Portfolio B-1 Note, the “DUMBO Heights Portfolio B Notes”). In servicing the DUMBO Heights Portfolio Loan Combination, the servicing standard set forth in the Benchmark 2018-B7 Pooling and Servicing Agreement will require the Benchmark 2018-B7 Servicer and the Benchmark 2018-B7 Special Servicer to take into account the interests of the Certificateholders and the holders of the DUMBO Heights Portfolio Companion Loans as a collective whole, taking into account the subordinate or pari passu nature of the related Companion Loan(s).

Amounts payable to the Issuing Entity as holder of the DUMBO Heights Portfolio Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the Benchmark 2018-B7 Pooling and Servicing Agreement is the custodian of the mortgage file related to the DUMBO Heights Portfolio Loan Combination (other than the promissory notes evidencing the DUMBO Heights Portfolio Mortgage Loan and the related Companion Loans not included in the Benchmark 2018-B7 securitization).

Application of Payments

The DUMBO Heights Portfolio Co-Lender Agreement sets forth the respective rights of the holders of the DUMBO Heights Portfolio Mortgage Loan and the related Companion Loans with respect to distributions of funds received in respect of the DUMBO Heights Portfolio Loan Combination, and provides, in general, that:

●	The DUMBO Heights Portfolio B Notes and the respective rights of their holders to receive payments of interest, principal and other amounts with respect to the DUMBO Heights Portfolio B Notes are at all times junior, subject and subordinate to the DUMBO Heights Portfolio A Notes and the rights of their holder to receive payments of interest, principal and other amounts with respect to the DUMBO Heights Portfolio A Notes, as and to the extent set forth in the DUMBO Heights Portfolio Co-Lender Agreement.

●	prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the DUMBO Heights Portfolio Loan Combination, (ii) any other event of default for which the DUMBO Heights Portfolio Loan Combination is actually accelerated, (iii) any other event of default that causes the DUMBO Heights Portfolio Loan Combination to become a specially serviced loan under the Benchmark 2018-B7 Pooling and Servicing Agreement or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Sequential Pay Event”), after payment of amounts for reserves or escrows required by the loan documents and amounts payable or reimbursable under the Benchmark 2018-B7 Pooling and Servicing Agreement to the master servicer, special servicer, operating advisor, asset representations reviewer or trustee for the Benchmark 2018-B7 securitization, payments and proceeds received with respect to the DUMBO Heights Portfolio Loan Combination will generally be applied in the following order, without duplication:

○	first, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the outstanding principal balances of their respective notes at their net interest rate;

○	second, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on the respective principal balances of the DUMBO Heights Portfolio A Notes) in an aggregate amount equal to the sum of (x) their aggregate principal percentage interest (based on the outstanding principal balance of the DUMBO Heights Portfolio Loan Combination) of all principal payments received (other than principal payments related to insurance and condemnation proceeds that the related borrower is required to pay to the holders of the DUMBO Heights Portfolio A Notes and the DUMBO Heights Portfolio B Notes (together, the “DUMBO Heights Portfolio Combination Noteholders”) on a sequential basis), if any, with respect to such monthly payment date with respect to the DUMBO Heights Portfolio Loan Combination and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the DUMBO Heights Portfolio Loan Combination allocated as principal on the DUMBO Heights Portfolio Loan Combination and payable to the DUMBO Heights Portfolio Loan Combination Noteholders, until the aggregate principal balance of the DUMBO Heights Portfolio A Notes has been reduced to zero;

○	third, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such holders including any recovered costs not previously reimbursed by the related borrower (or paid or advanced by the Benchmark 2018-B7 Servicer or the Benchmark 2018-B7 Special Servicer on its behalf and not previously paid or reimbursed to such servicer) with respect to the DUMBO Heights Portfolio Loan Combination pursuant to the DUMBO Heights Portfolio Co-Lender Agreement, and the Benchmark 2018-B7 Pooling and Servicing Agreement;

○	fourth, to the holders of the DUMBO Heights Portfolio B Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the Dumbo Heights Portfolio B Notes at their net interest rate;

○	fifth, to the holders of the DUMBO Heights Portfolio B Notes, pro rata (based on the respective principal balances of the DUMBO Heights Portfolio B Notes) in an aggregate amount equal to the sum of (x) their aggregate principal percentage interest (based on the outstanding principal balance of the DUMBO Heights Portfolio Loan Combination) of all principal payments received (other than principal payments related to insurance and condemnation proceeds that the related borrower is required to pay to the DUMBO Heights Portfolio Loan Combination Noteholders on a sequential basis), if any, with respect to such monthly payment date with respect to the DUMBO Heights Portfolio Loan Combination and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the DUMBO Heights Portfolio Loan Combination allocated as principal on the DUMBO Heights Portfolio Loan Combination and payable to the DUMBO Heights Portfolio Loan Combination Noteholders remaining after giving effect to the allocations in clause second above, until the aggregate principal balance of the DUMBO Heights Portfolio B Notes has been reduced to zero;

○	sixth, to the extent the holders of the DUMBO Heights Portfolio B Notes have made any payments or advances in connection with the exercise of their cure rights under the DUMBO Heights Portfolio Co-Lender Agreement (based on their respective entitlements in interest), to reimburse such holders for all such cure payments;

○	seventh, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on the respective principal balances of the DUMBO Heights Portfolio A Notes) in an aggregate amount equal to the product of (i) their aggregate principal percentage interest (based on the outstanding principal balance of the DUMBO Heights Portfolio Loan Combination) multiplied by (ii) their relative spread (as set forth in the DUMBO Heights Portfolio Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

○	eighth, to the holders of the DUMBO Heights Portfolio B Notes, pro rata (based on the respective principal balances of the DUMBO Heights Portfolio B Notes) in an aggregate amount equal to the product (i) of their aggregate principal percentage interest (based on the outstanding principal balance of the DUMBO Heights Portfolio Loan Combination) multiplied by (ii) their relative spread (as set forth in the DUMBO Heights Portfolio Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

○	ninth, if the proceeds of any foreclosure sale or any liquidation of the Dumbo Heights Portfolio Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the aggregate principal balance of the DUMBO Heights Portfolio B Notes has been reduced (which reduction will be pro rata amongst the DUMBO Heights Portfolio B Notes), such excess amount is required to be paid to the holders of the DUMBO Heights Portfolio B Notes pro rata (based on their respective principal balances) in an amount up to the reduction, if any, of the aggregate principal balance of the DUMBO Heights Portfolio B Notes as a result of such workout, plus interest on such amount at the related interest rate;

○	tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Benchmark 2018-B7 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the Benchmark 2018-B7 Servicer or the Benchmark 2018-B7 Special Servicer (in each case provided that such reimbursements or payments relate to the DUMBO Heights Portfolio Loan Combination), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the DUMBO Heights Portfolio Loan Combination Noteholders, pro rata, based on their respective principal percentage interests, with the amount distributed to the holders of the DUMBO Heights Portfolio A Notes to be allocated between the holders of the DUMBO Heights Portfolio A Notes pro rata based on the respective principal balances of the DUMBO Heights Portfolio A Notes; and

○	eleventh, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the DUMBO Heights Portfolio Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through tenth, any remaining amount is required to be paid pro rata to the DUMBO Heights Portfolio Loan Combination Noteholders, based on their respective initial percentage interests, with the amount distributed to the holders of the DUMBO Heights Portfolio A Notes to be allocated between the holders of the DUMBO Heights Portfolio A Notes pro rata based on the respective principal balances of the DUMBO Heights Portfolio A Notes and the amount distributed to the holders of the DUMBO Heights Portfolio B Notes to be allocated between the holders of the

DUMBO Heights Portfolio B Notes pro rata based on the respective principal balances of the DUMBO Heights Portfolio B Notes.

●	upon the occurrence and during the continuance of a Sequential Pay Event, after payment of amounts for reserves or escrows required by the loan documents and amounts payable or reimbursable under the Benchmark 2018-B7 Pooling and Servicing Agreement to the master servicer, special servicer, operating advisor, asset representations reviewer or trustee for the Benchmark 2018-B7 securitization, payments and proceeds received with respect to the DUMBO Heights Portfolio Loan Combination will generally be applied in the following order, without duplication:

○	first, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the aggregate outstanding principal balance of the DUMBO Heights Portfolio A Notes at their net interest rate;

○	second, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on the respective principal balances of the DUMBO Heights Portfolio A Notes), until the aggregate principal balance of the Dumbo Heights Portfolio A Notes has been reduced to zero;

○	third, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such holders including any recovered costs, in each case to the extent reimbursable by the related borrower but not previously reimbursed by the related borrower (or paid or advanced by the Benchmark 2018-B7 Servicer or the Benchmark 2018-B7 Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer), with respect to the DUMBO Heights Portfolio Loan Combination pursuant to the DUMBO Heights Portfolio Co-Lender Agreement, the Benchmark 2018-B7 Pooling and Servicing Agreement;

○	fourth, to the holders of the DUMBO Heights Portfolio B Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the aggregate outstanding principal balance of the Dumbo Heights Portfolio B notes at their net interest rate;

○	fifth, to the holders of the DUMBO Heights Portfolio B Notes, pro rata (based on the respective principal balances of the DUMBO Heights Portfolio B Notes), until the aggregate principal balance of the DUMBO Heights Portfolio B Notes has been reduced to zero;

○	sixth, to the extent the holders of the DUMBO Heights Portfolio B Notes have made any payments or advances in connection with the exercise of their cure rights under the DUMBO Heights Portfolio Co-Lender Agreement (based on their respective entitlements in interest), to reimburse such holders for all such cure payments; and to the holders of the DUMBO Heights Portfolio B Notes in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by such holders, in each case to the extent reimbursable by, but not previously reimbursed by, the related borrower;

○	seventh, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on the respective principal balances of the DUMBO Heights Portfolio A Notes) in an aggregate amount equal to the product of (i) their aggregate principal percentage interest (based on the outstanding principal balance of the DUMBO Heights Portfolio Loan Combination) multiplied by (ii) their relative spread (as set forth in the DUMBO Heights Portfolio Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

○	eighth, to the holders of the DUMBO Heights Portfolio B Notes, pro rata (based on the respective principal balances of the DUMBO Heights Portfolio B Notes) in an aggregate amount equal to the product of (i) their aggregate principal percentage interest (based on the outstanding principal balance of the DUMBO Heights Portfolio Loan Combination) multiplied by (ii) their relative spread (as set forth in the DUMBO Heights Portfolio Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

○	ninth, if the proceeds of any foreclosure sale or any liquidation of the Dumbo Heights Portfolio Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the aggregate principal balance of the DUMBO Heights Portfolio B Notes has been reduced (which reduction will be pro rata amongst the DUMBO Heights Portfolio B Notes), such excess amount is required to be paid to the holders of the DUMBO Heights Portfolio B Notes, pro rata (based on the respective principal balances of the DUMBO Heights Portfolio B Notes), in an amount up to the reduction, if any, of the aggregate principal balance of the DUMBO Heights Portfolio B Notes as a result of such workout, plus interest on such amount at the related interest rate;

○	tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Benchmark 2018-B7 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the Benchmark 2018-B7 Servicer and the Benchmark 2018-B7 Special Servicer (in each case provided that such reimbursements or payments relate to the DUMBO Heights Portfolio Loan Combination), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the DUMBO Heights Portfolio Loan Combination Noteholders, pro rata, based on their respective principal percentage interests, with the amount distributed to the holders of the DUMBO Heights Portfolio A Notes to be allocated between the holders of DUMBO Heights Portfolio A Notes pro rata based on the respective principal balances of the DUMBO Heights Portfolio A Notes and the amount distributed to the holders of the DUMBO Heights Portfolio B Notes to be allocated between the holders of the DUMBO Heights Portfolio B Notes pro rata based on the respective principal balances of the DUMBO Heights Portfolio B Notes; and

○	eleventh, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the DUMBO Heights Portfolio Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through tenth, any remaining amount is required to be paid pro rata to the DUMBO Heights Portfolio Loan Combination Noteholders, based on their respective initial percentage interests, with the amount distributed to the holders of the DUMBO Heights Portfolio A Notes to be allocated between the holders of DUMBO Heights Portfolio A Notes pro rata based on the respective principal balances of the DUMBO Heights Portfolio A Notes and the amount distributed to the holders of the DUMBO Heights Portfolio B Notes to be allocated between the holders of the DUMBO Heights Portfolio B Notes pro rata based on the respective principal balances of the DUMBO Heights Portfolio B Notes.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the DUMBO Heights Portfolio Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the DUMBO Heights Portfolio Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the DUMBO Heights Portfolio Companion Loans.

Certain costs and expenses allocable to the DUMBO Heights Portfolio Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may be paid or reimbursed out of payments and other collections on the Benchmark 2018-B7 securitization, subject to the right of the Benchmark 2018-B7 securitization to reimbursement from future payments and other collections on the DUMBO Heights Portfolio Mortgage Loan or from general collections on the Mortgage Pool.

Consultation and Control

Pursuant to the DUMBO Heights Portfolio Co-Lender Agreement, the controlling noteholder with respect to the DUMBO Heights Portfolio Loan Combination (the “DUMBO Heights Portfolio Directing Holder”), as of any date of determination, will be (i) the holder of the DUMBO Heights Portfolio B-1 Note, unless a Note B Control Appraisal Period (as defined below) has occurred and is continuing, provided that, if the holder of the DUMBO Heights Portfolio B-1 Note would be the DUMBO Heights Portfolio Directing Holder pursuant to the terms of the DUMBO Heights Portfolio Co-Lender Agreement, but any interest in any of the DUMBO Heights Portfolio B Notes is held by the related borrower or a related borrower party, or the related borrower or the related borrower party would otherwise be entitled to exercise the rights of the DUMBO Heights Portfolio Directing Holder in respect of such DUMBO Heights Portfolio B Note (whether as the holder of the DUMBO Heights Portfolio B-1 Note, the representative of the DUMBO Heights Portfolio Directing Holder or otherwise), then a Note B Control Appraisal Period will be deemed to have occurred; and (ii) if and for so long as a Note B Control Appraisal Period has occurred and is continuing, the holder of the DUMBO Heights Portfolio A-1-A Note; and provided further that, at any time the holder of the DUMBO Heights Portfolio A-1-A Note is the controlling noteholder and the Dumbo Heights Portfolio A-1-A Note is included in the BMARK 2018-B7 securitization, the controlling noteholder will be the controlling class representative or any other party assigned the rights to exercise the rights of the controlling noteholder pursuant to the Benchmark 2018-B7 Pooling and Servicing Agreement; and provided further that, if the holder of the DUMBO Heights Portfolio A-1-A Note is the controlling noteholder pursuant to the terms of the DUMBO Heights Portfolio Co-Lender Agreement, but at least 50% of the interests in the DUMBO Heights Portfolio A-1-A Note are held by the related borrower or a borrower related party, or the borrower or borrower related party would otherwise be entitled to exercise the rights of the controlling noteholder in respect of the DUMBO Heights Portfolio A-1-A Note, then the controlling noteholder will be the holder of the DUMBO Heights Portfolio A Note that (x) is not held by the related borrower or a related borrower party and the related borrower or the related borrower party would not otherwise be entitled to exercise the rights of the controlling noteholder in respect of such DUMBO Heights Portfolio A Note and (y) has the largest principal balance (it being understood that if two or more DUMBO Heights Portfolio A Notes meet such requirements and have the same principal balance, then the note with the lower numerical suffix will control); and provided further, however, that if no DUMBO Heights Portfolio A Note meets the criteria set forth in clause (x) of the immediately preceding proviso and a Note B Control Appraisal Period is in effect, then there will be no controlling noteholder. The Dumbo Heights Portfolio Directing Holder be entitled (i) to direct the servicing of such Loan Combination and (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report.

Pursuant to the terms of the DUMBO Heights Portfolio Co-Lender Agreement, the Issuing Entity, as holder of the DUMBO Heights Portfolio Mortgage Loan (or its representative) will (i) have a right to receive copies of any notice, information and report that is required to be provided to the DUMBO Heights Portfolio Directing Holder pursuant to the Benchmark 2018-B7 Pooling and Servicing Agreement with respect to any “major decisions” under the DUMBO Heights Portfolio Co-Lender Agreement to be taken or the implementation of any recommended actions outlined in an asset status report with respect to the DUMBO Heights Portfolio Loan Combination within the same time frame such notice, information and report is required to be provided to the DUMBO Heights Portfolio Directing Holder, and (ii) have the right to be consulted on a strictly non-binding basis, to the extent, having received such notices, information and reports, it requests consultation with respect to any such major decisions or such implementation of any recommended actions and have any alternative actions it recommends considered. The consultation right of the Issuing Entity (or its representative) will expire 10 business days following the delivery to it of written notice of a proposed action, together with copies of the notice, information and report provided to the DUMBO Heights Portfolio Directing Holder, whether or not the Issuing Entity (or its representative) has responded within such period; provided that if the Benchmark 2018-B7 Servicer or the Benchmark 2018-B7 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew.

In addition to the consultation rights described above, pursuant to the terms of the DUMBO Heights Portfolio Co-Lender Agreement, the Issuing Entity, as holder of the DUMBO Heights Portfolio Mortgage Loan (or its representatives) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the Benchmark 2018-B7 Servicer or the Benchmark 2018-B7 Special Servicer, as applicable) with the Benchmark 2018-B7 Servicer or the Benchmark 2018-B7 Special Servicer, upon reasonable notice and at times reasonably acceptable to the Benchmark 2018-B7 Servicer or the Benchmark 2018-B7 Special Servicer, as applicable, in which servicing issues related to the DUMBO Heights Portfolio Loan Combination are discussed.

The term “Note B Control Appraisal Period” means any period with respect to the DUMBO Heights Portfolio Loan Combination, if and for so long as: (a) (1) the aggregate initial principal balance of the DUMBO Heights Portfolio B Notes, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the DUMBO Heights Portfolio B Notes after the date of creation of the DUMBO Heights Portfolio B Notes, (y) any “appraisal reduction amount” (as defined in the Benchmark 2018-B7 Pooling and Servicing Agreement), for the DUMBO Heights Portfolio Loan Combination that is allocated to the DUMBO Heights Portfolio B Notes and (z) any losses realized with respect to the related Mortgaged Property or the DUMBO Heights Portfolio Loan Combination that are allocated to the DUMBO Heights

Portfolio B Notes, is less than (b) 25% of the remainder of the (i) aggregate initial principal balance of the DUMBO Heights Portfolio B Notes less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of the DUMBO Heights Portfolio B Notes on the DUMBO Heights Portfolio B Notes after the date of creation of the DUMBO Heights Portfolio B Notes; provided that a Note B Control Appraisal Period will terminate upon the occurrence of a “threshold event cure” as defined in the DUMBO Heights Portfolio Co-Lender Agreement, by the holders of the DUMBO Heights Portfolio B Notes; and provided, further, that a Note B Control Appraisal Period will be deemed to have occurred if any interest in a DUMBO Heights Portfolio B Note is held by the related borrower or a related borrower party, or the related borrower or the related borrower party would otherwise be entitled to exercise the rights of the DUMBO Heights Portfolio Directing Holder in respect of a DUMBO Heights Portfolio B Note, whether as the representative of the DUMBO Heights Portfolio Directing Holder or otherwise.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the DUMBO Heights Portfolio Loan Combination by the end of the applicable grace period or any other event of default under the related loan documents occurs and is continuing, the holders of the DUMBO Heights Portfolio B Notes will have the right to cure such event of default subject to certain limitations set forth in the DUMBO Heights Portfolio Co-Lender Agreement. Unless the holder of the DUMBO Heights Portfolio A-1-A Note consents to additional cure periods, such cures will be limited to (a) six (6) cures of monetary defaults, no more than four (4) of which may be consecutive, and (b) six (6) cures of non-monetary defaults in each case, over the term of the Dumbo Heights Portfolio Loan Combination. No holder of any such Subordinate Companion Loan will be required to pay any default interest or late charges in order to effect a cure.

Purchase Option

If an event of default with respect to the DUMBO Heights Portfolio Loan Combination has occurred and is continuing or if a servicing transfer event (or the equivalent) under the Benchmark 2018-B7 Pooling and Servicing Agreement has occurred and is continuing, the holders of the DUMBO Heights Portfolio B Notes (acting through the holder of the Dumbo Heights Portfolio B-1 Note) will have the option to purchase the DUMBO Heights Portfolio A Notes in whole but not in part at a price generally equal to the sum, without duplication, of (a) the aggregate principal balance of the DUMBO Heights Portfolio A Notes, (b) accrued and unpaid interest on the aggregate principal balance of the DUMBO Heights Portfolio A Notes at their net interest rate from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the DUMBO Heights Portfolio Loan Combination to the holders of the DUMBO Heights Portfolio A Notes, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (provided that if the purchaser is the borrower or a borrower related party, such amounts will not be excluded), (d) any unreimbursed advances and any expenses incurred in enforcing the loan documents, including, without limitation, property protection advances payable or reimbursable to the Benchmark 2018-B7 Servicer and special servicing fees incurred by or on behalf of the holder of any DUMBO Heights Portfolio A Notes (without duplication of amounts under clause (c) above), (e) any accrued and unpaid interest on advances with respect to an advance made by or on behalf of the holder of any DUMBO Heights Portfolio A Notes (without duplication of amounts under clause (c) above), (f) (i) if the related borrower or borrower related party is the purchaser or (ii) if the DUMBO Heights Portfolio Loan Combination is purchased more than 90 days after such option first becomes exercisable pursuant to the DUMBO Heights Portfolio Co-Lender Agreement, any liquidation or workout fees payable under the Benchmark 2018-B7 Pooling and Servicing Agreement, and (g) any recovered costs not reimbursed previously to any holder of a DUMBO Heights Portfolio A Note pursuant to the DUMBO Heights Portfolio Co-Lender Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the DUMBO Heights Portfolio Co-Lender Agreement, if an event of default has occurred and is continuing with respect to the DUMBO Heights Portfolio Loan Combination, the Benchmark 2018-B7 Special Servicer may, in accordance with the Benchmark 2018-B7 Pooling and Servicing Agreement, elect to sell either (1) the DUMBO Heights Portfolio Loan Combination, subject to the consent right of the DUMBO Heights Portfolio Directing Holder (or its representative), in which case such sale would include each of the DUMBO Heights Portfolio A Notes and the DUMBO Heights Portfolio B Notes as determined by the Benchmark 2018-B7 Special Servicer in accordance with the servicing standard (taking into account the subordinate nature of the DUMBO Heights Portfolio B Notes) in accordance with procedures similar to those set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus, or (2) the DUMBO Heights Portfolio A Notes together in accordance with procedures similar to those set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus, in which case the Benchmark 2018-B7 Special Servicer will provide notice to the master servicer under this securitization and the Issuing Entity will have the opportunity to submit an offer on the DUMBO Heights Portfolio Loan Combination.

Special Servicer Appointment Rights

Pursuant to the DUMBO Heights Portfolio Co-Lender Agreement, the DUMBO Heights Portfolio Directing Holder, at its expense, will have the right, at any time and from time to time, to appoint a replacement special servicer with respect to the DUMBO Heights Portfolio Loan Combination. The DUMBO Heights Portfolio Directing Holder (or its representative) will be entitled to terminate the rights and obligations of any special servicer then acting under the Benchmark 2018-B7 Pooling and Servicing Agreement with or without cause.

The Holiday Inn FiDi Pari Passu-AB Loan Combination

  General

The Holiday Inn FiDi Mortgage Loan (3.7%) is part of a Loan Combination comprised of three (3) senior promissory notes and one (1) subordinate promissory note, each of which is secured by the same mortgage instrument on the same Mortgaged Property (the “Holiday Inn FiDi Mortgaged Property”), with an aggregate initial principal balance of $137,025,000. One such senior promissory note, note A-1-A, with an aggregate initial principal balance of $27,025,000 (the “Holiday Inn FiDi Mortgage Loan”), will be deposited into this securitization.

The Holiday Inn FiDi Loan Combination (as defined below), is evidenced by (i) the Holiday Inn FiDi Mortgage Loan, (ii) one (1) senior promissory note designated as note A-2, with an initial principal balance of $35,000,000 contributed to the WFCM 2018-C47 securitization (iii) one (1) senior promissory note designated as note A-3-A, with an aggregate initial principal balance of $25,000,000, which is currently held by Ladder Capital Finance LLC or an affiliate (note A-2 and note A-3-A, collectively, the “Holiday Inn FiDi Pari Passu Companion Loans”) and which Holiday Inn Fidi Pari Passu Companion Loans are pari passu in right of payment with the Holiday Inn FiDi Mortgage Loan, and (iv) one (1) subordinate promissory note with an initial principal balance of $50,000,000, which is currently held by IGIS US Private Placement Real Estate Investment Trust No. 228 (the “Holiday Inn FiDi Subordinate Companion Loan”) and is generally subordinate in right of payment to the Holiday Inn FiDi Mortgage Loan and the Holiday Inn FiDi Pari Passu Companion Loans. The Holiday Inn FiDi Mortgage Loan and the Holiday Inn FiDi Pari Passu Companion Loans are collectively referred to in this prospectus as the “Holiday Inn FiDi Senior Loan”, and the Holiday Inn FiDi Pari Passu Companion Loans and the Holiday Inn FiDi Subordinate Companion Loan are collectively referred to in this prospectus as the “Holiday Inn FiDi Companion Loans”. The Holiday Inn FiDi Companion Loans will not be transferred to the Issuing Entity and will not be part of the Mortgage Pool.

The holders of the Holiday Inn FiDi Loan Combination (the “Holiday Inn FiDi Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Holiday Inn FiDi Noteholder (such agreement, the “Holiday Inn FiDi Co-Lender Agreement”).

  Servicing

Pursuant to the terms of the Holiday Inn FiDi Co-Lender Agreement, the Holiday Inn FiDi Loan Combination will be serviced and administered in accordance with the servicing agreement governing the securitization of Note A-1-A (the “Lead Securitization Note”), which will be the Pooling and Servicing Agreement, by the Master Servicer and the Special Servicer, subject to the terms of the Holiday Inn FiDi Co-Lender Agreement. See “Pooling and Servicing Agreement” in this prospectus.

Prior to the occurrence and continuance of a Holiday Inn FiDi Control Appraisal Period (as defined below), the holder of the note evidencing the Holiday Inn FiDi Subordinate Companion Loan (the “Holiday Inn FiDi Subordinate Companion Loan Noteholder”) will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Holiday Inn FiDi Loan Combination, as more fully described below. Furthermore, subject to certain conditions set forth in the Holiday Inn FiDi Co-Lender Agreement, the Holiday Inn

FiDi Subordinate Companion Loan Noteholder will have the right to cure certain defaults by the related borrower and purchase the Holiday Inn FiDi Senior Loan, as more fully described below.

Application of Payments

Pursuant to the Holiday Inn FiDi Co-Lender Agreement, prior to the occurrence and continuance of (i) any event of default with respect to an obligation to pay money due under the Holiday Inn FiDi Loan Combination, (ii) any other event of default which causes the Holiday Inn FiDi Loan Combination to become specially serviced or (iii) any bankruptcy or insolvency event that constitutes an event of default (each, a “Holiday Inn FiDi Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the Holiday Inn FiDi Controlling Holder or the default cure period has not yet expired and the Holiday Inn FiDi Controlling Holder is diligently exercising its cure rights under the Holiday Inn FiDi Co-Lender Agreement), after payment of amounts for required reserves or escrows required by the related loan documents and amounts payable or reimbursable with respect to the Holiday Inn FiDi Loan Combination under the Pooling and Servicing Agreement to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee thereunder, payments and proceeds received with respect to the Holiday Inn FiDi Loan Combination will generally be applied in the following order:

●	First, to the holders of the Holiday Inn FiDi Senior Loan, on a pro rata and pari passu basis, in an amount equal to the aggregate accrued and unpaid interest then due and payable on the outstanding principal of their respective notes at their respective net interest rates;

●	Second, to the holders of the Holiday Inn FiDi Senior Loan, on a pro rata and pari passu basis, in an amount equal to their aggregate percentage interest of principal payments received, if any, with respect to the applicable monthly payment date with respect to the Holiday Inn FiDi Loan Combination (including any monthly debt service payment amount);

●	Third, to the holders of the Holiday Inn FiDi Senior Loan, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by or on behalf of such holders of the Holiday Inn FiDi Senior Loan including any recovered costs not previously reimbursed to such holders with respect to the Holiday Inn FiDi Loan Combination pursuant to the Holiday Inn FiDi Co-Lender Agreement or the Pooling and Servicing Agreement;

●	Fourth, to the Holiday Inn FiDi Subordinate Companion Loan Noteholder in an amount equal to the accrued and unpaid interest on the outstanding principal of its note at its net interest rate;

●	Fifth, to the Holiday Inn FiDi Subordinate Companion Loan Noteholder in an amount equal to its percentage interest of principal payments received, if any, with respect to the applicable monthly payment date with respect to the Holiday Inn FiDi Loan Combination (including any monthly debt service payment amount);

●	Sixth, to the Holiday Inn FiDi Subordinate Companion Loan Noteholder up to the amount of any unreimbursed costs and expenses paid by or on behalf of the Holiday Inn FiDi Subordinate Companion Loan Noteholder including, to the extent the Holiday Inn FiDi Subordinate Companion Loan Noteholder has made any payments or advances to cure defaults pursuant to the Holiday Inn FiDi Co-Lender Agreement, to reimburse the Holiday Inn FiDi Subordinate Companion Loan Noteholder for all such cure payments;

●	Seventh, to the holders of the Holiday Inn FiDi Senior Loan, on a pro rata and pari passu basis, any prepayment premium, to the extent paid by the related borrower, in an amount up to their pro rata interest therein, based on the product of the aggregate percentage interest of their notes multiplied by the relative spread of each respective note;

●	Eighth, to the Holiday Inn FiDi Subordinate Companion Loan Noteholder, any prepayment premium, to the extent paid by the related borrower, in an amount up to its pro rata interest therein, based on the product of the percentage interest of its note multiplied by the relative spread of such note;

●	Ninth, to the holders of the Holiday Inn FiDi Senior Loan, on a pro rata and pari passu basis, in an amount up to their pro rata interest (based on the aggregate percentage interest of their notes) in any default interest, to the extent paid by the related borrower;

●	Tenth, to the Holiday Inn FiDi Subordinate Companion Loan Noteholder, in an amount up to its pro rata interest (based on the percentage interest of its note) in any default interest, to the extent paid by the related borrower;

●	Eleventh, to the Holiday Inn FiDi Subordinate Companion Loan Noteholder, if the proceeds of any foreclosure sale or any liquidation of the Holiday Inn FiDi Loan Combination or the Holiday Inn FiDi Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first) through (tenth) and, as a result of a workout, the principal balance of the Holiday Inn FiDi Subordinate Companion Loan has been reduced, in an amount up to the reduction, if any, of the principal balance of the Holiday Inn FiDi Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

●	Twelfth, to the Holiday Inn FiDi Noteholders, pro rata based on their respective percentage interests, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Holiday Inn FiDi Co-Lender Agreement or the Pooling and Servicing Agreement, including, without limitation, to compensate the Master Servicer or Special Servicer under the Holiday Inn FiDi Co-Lender Agreement or the Pooling and Servicing Agreement , any such assumption or transfer fees, to the extent actually paid by the related borrower; and

●	Thirteenth, if any excess amount is available to be distributed in respect of the Holiday Inn FiDi Loan Combination, and not otherwise applied in accordance with the foregoing clauses (first) through (twelfth), any remaining amount is required to be paid pro rata to the Holiday Inn FiDi Noteholders, based on their respective initial percentage interests.

Following the occurrence and during the continuance of a Holiday Inn FiDi Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the related loan documents and amounts then payable or reimbursable under the Pooling and Servicing Agreement to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee thereunder, payments and proceeds with respect to the Holiday Inn FiDi Loan Combination will generally be applied in the following order, in each case to the extent of available funds:

●	First, to the holders of the Holiday Inn FiDi Senior Loan, on a pro rata and pari passu basis, in an amount equal to the aggregate accrued and unpaid interest then due and payable on the outstanding principal of their respective notes at their respective net interest rates;

●	Second, to the holders of the Holiday Inn FiDi Senior Loan, on a pro rata and pari passu basis, in an amount equal to the aggregate of their respective principal balances, until their respective principal balances have been reduced to zero;

●	Third, to the holders of the Holiday Inn FiDi Senior Loan, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by or on behalf of such holders of the Holiday Inn FiDi Senior Loan including any recovered costs not previously reimbursed to such holders with respect to the Holiday Inn FiDi Loan Combination pursuant to the Holiday Inn FiDi Co-Lender Agreement or the Pooling and Servicing Agreement ;

●	Fourth, to the Holiday Inn FiDi Subordinate Companion Loan Noteholder in an amount equal to the accrued and unpaid interest on the outstanding principal of its note at its net interest rate;

●	Fifth, to the Holiday Inn FiDi Subordinate Companion Loan Noteholder in an amount equal to its percentage interest of principal payments received, if any, with respect to the applicable monthly payment date with respect to the Holiday Inn FiDi Loan Combination, until the principal balance of the Holiday Inn FiDi Subordinate Companion Loan has been reduced to zero;

●	Sixth, to the Holiday Inn FiDi Subordinate Companion Loan Noteholder up to the amount of any unreimbursed costs and expenses paid by or on behalf of the Holiday Inn FiDi Subordinate Companion Loan Noteholder including, to the extent the Holiday Inn FiDi Subordinate Companion Loan Noteholder has made any payments or advances to cure defaults pursuant to the Holiday Inn FiDi Co-Lender Agreement, to reimburse the Holiday Inn FiDi Subordinate Companion Loan Noteholder for all such cure payments;

●	Seventh, to the holders of the Holiday Inn FiDi Senior Loan, on a pro rata and pari passu basis, any prepayment premium, to the extent paid by the related borrower, in an amount up to their pro rata interest therein, based on the product of the aggregate percentage interest of their notes multiplied by the relative spread of each respective note;

●	Eighth, to the Holiday Inn FiDi Subordinate Companion Loan Noteholder, any prepayment premium, to the extent paid by the related borrower, in an amount up to its pro rata interest therein, based on the product of the percentage interest of its note multiplied by the relative spread of such note;

●	Ninth, to the holders of the Holiday Inn FiDi Senior Loan, on a pro rata and pari passu basis, in an amount up to their pro rata interest (based on the aggregate percentage interest of their notes) in any default interest, to the extent paid by the related borrower;

●	Tenth, to the Holiday Inn FiDi Subordinate Companion Loan Noteholder, in an amount up to its pro rata interest (based on the percentage interest of its note) in any default interest, to the extent paid by the related borrower;

●	Eleventh, to the Holiday Inn FiDi Subordinate Companion Loan Noteholder, if the proceeds of any foreclosure sale or any liquidation of the Holiday Inn FiDi Loan Combination or the Holiday Inn FiDi Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first) through (tenth) and, as a result of a workout, the principal balance of the Holiday Inn FiDi Subordinate Companion Loan has been reduced, in an amount up to the reduction, if any, of the principal balance of the Holiday Inn FiDi Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

●	Twelfth, to the Holiday Inn FiDi Noteholders, pro rata based on their respective percentage interests, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Holiday Inn FiDi Co-Lender Agreement or the Pooling and Servicing Agreement , including, without limitation, to compensate the Master Servicer or Special Servicer under the Holiday Inn FiDi Co-Lender Agreement or the Pooling and Servicing Agreement , any such assumption or transfer fees, to the extent actually paid by the related borrower; and

●	Thirteenth, if any excess amount is available to be distributed in respect of the Holiday Inn FiDi Loan Combination, and not otherwise applied in accordance with the foregoing clauses (first) through (twelfth), any remaining amount is required to be paid pro rata to the Holiday Inn FiDi Noteholders, based on their respective initial percentage interests.

Subject to the consent rights of the Holiday Inn FiDi Controlling Holder with respect to Holiday Inn FiDi Major Decisions, if the Master Servicer or the Special Servicer, as applicable, in connection with a workout of the Holiday Inn FiDi Loan Combination modifies the terms thereof such that (i) the unpaid principal balance of the Holiday Inn FiDi Loan Combination is decreased, (ii) the interest rate or scheduled amortization payments on the Holiday Inn FiDi Loan Combination are reduced, (iii) payments of interest or principal on the Holiday Inn FiDi Loan Combination are waived, reduced or deferred or (iv) any other adjustment (other than an increase in the interest rate or increase in scheduled amortization payments) is made to any of the terms of the Holiday Inn FiDi Loan Combination (other than an extension of the Holiday Inn FiDi Loan Combination maturity date), all payments with respect to the Holiday Inn FiDi Senior Loan will be made as though such workout did not occur, with the payment terms of the Holiday Inn FiDi Senior Loan remaining the same as they are on the date of the Holiday Inn FiDi Co-Lender Agreement, the Holiday Inn FiDi Subordinate Companion Loan will bear the full economic effect of all waivers, reductions or deferrals of amounts due on the Holiday Inn FiDi Loan Combination attributable to such workout (up to the amount otherwise due on the Holiday Inn FiDi Subordinate Companion Loan). Subject to the Holiday Inn FiDi Co-Lender Agreement and the Pooling and Servicing Agreement , in the case of any modification or amendment described above, the Master Servicer or the Special Servicer, as applicable, will have the sole authority and ability to revise the payment provisions set forth in the Holiday Inn FiDi Co-Lender Agreement described above in a manner that reflects the subordination of the Holiday Inn FiDi Subordinate Companion Loan to the Holiday Inn FiDi Senior Loan with respect to the loss that is the result of such amendment or modification, including: (i) the ability to increase the aggregate percentage interest of the Holiday Inn FiDi Senior Loan and to reduce the percentage interest of the Holiday Inn FiDi Subordinate Companion Loan in a manner that reflects a loss in principal as a result of such amendment or modification and (ii) the ability to change the interest rate on the Holiday Inn FiDi Senior Loan and the Holiday Inn FiDi Subordinate Companion Loan, as applicable, in order to reflect a reduction in the interest rate of the Holiday Inn FiDi Loan Combination but will not be permitted to change the order of the clauses set forth in the payment waterfalls described above. Notwithstanding the foregoing, if any workout, modification or amendment of the Holiday Inn FiDi Loan Combination extends the original maturity date of the Holiday Inn FiDi Loan Combination, for purposes of this paragraph, the balloon payment will be deemed not to be due on the original maturity date of the Holiday Inn FiDi Loan Combination but will be deemed due on the extended maturity date of the Holiday Inn FiDi Loan Combination.

Any losses, liabilities, claims, costs and expenses incurred in connection with the Holiday Inn FiDi Loan Combination that are not otherwise paid out of collections on such Loan Combination may, to the extent allocable to the Holiday Inn FiDi Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Consultation and Control

Pursuant to the Holiday Inn FiDi Co-Lender Agreement, the Holiday Inn FiDi Controlling Holder will be entitled to exercise the rights and powers of the Directing Holder under the PSA. See “Pooling and Servicing Agreement—Directing Holder”.

In addition, the Holiday Inn FiDi Co-Lender Agreement provides that if any consent, modification, amendment or waiver under or other action in respect of the Holiday Inn FiDi Loan Combination or the related loan documents (whether or not the Holiday Inn FiDi Loan Combination is being specially serviced) that would constitute a Major Decision (or the equivalent) under the Pooling and Servicing Agreement (a “Holiday Inn FiDi Major Decision”) has been requested or proposed, at least ten (10) business days prior to taking action with respect to such Holiday Inn FiDi Major Decision (or making a determination not to take action with respect to such Holiday Inn FiDi Major Decision), the Master Servicer or the Special Servicer, as applicable, must request the written consent of the Holiday Inn FiDi Controlling Holder (or its representative) before implementing a decision with respect to such Holiday Inn FiDi Major Decision.

If the Holiday Inn FiDi Controlling Holder (or its representative) fails to respond to the Master Servicer or the Special Servicer, as applicable, with respect to any proposed Holiday Inn FiDi Major Decision within ten (10) business days after receipt of such notice, the Holiday Inn FiDi Controlling Holder (or its representative), as applicable, will have no further consent rights with respect to such action.

Notwithstanding the foregoing, following the occurrence of an extraordinary event with respect to the Holiday Inn FiDi Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the applicable servicing standard, the Master Servicer or the Special Servicer, as applicable, may take actions with respect to such Mortgaged Property before obtaining the consent of the Holiday Inn FiDi Controlling Holder (or its representative) if the Master Servicer or the Special Servicer, as applicable, reasonably determines in accordance with the applicable servicing standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the Holiday Inn FiDi Noteholders, and the Master Servicer or the Special Servicer, as applicable, has made a reasonable effort to contact the Holiday Inn FiDi Controlling Holder (or its representative). The foregoing will not relieve the Master Servicer or the Special Servicer, as applicable, of its duties to comply with the applicable servicing standard.

Notwithstanding the foregoing, the Master Servicer or the Special Servicer, as applicable, may not follow any advice or consultation provided by the Holiday Inn FiDi Controlling Holder (or its representative) that would require or cause the Master Servicer or the Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the Master Servicer or the Special Servicer, as applicable, to violate provisions of the Holiday Inn FiDi Co-Lender Agreement or the Pooling and Servicing Agreement , require or cause the Master Servicer or the Special Servicer, as applicable, to violate the terms of the Holiday Inn FiDi Loan Combination, or materially expand the scope of the responsibilities of Master Servicer or the Special Servicer, as applicable, under the Holiday Inn FiDi Co-Lender Agreement.

After the occurrence of and during the continuance of a Holiday Inn FiDi Control Appraisal Period, the Master Servicer or the Special Servicer, as applicable, will be required to (i) provide to the holders of the Holiday Inn FiDi Pari Passu Companion Loans (or their respective representatives) copies of all notices, information and reports that the Master Servicer or the Special Servicer, as applicable, is required to provide to the Holiday Inn FiDi Controlling Holder with respect to any Holiday Inn FiDi Major Decision or the implementation of any recommended action outlined in an asset status report relating to the Holiday Inn FiDi Loan Combination (within the same time frame such notices, information and reports are or would have been required to be provided to the Holiday Inn FiDi Controlling Holder under the Pooling and Servicing Agreement without regard to the occurrence and continuance of a control termination event or occurrence of a consultation termination event) and (ii) to consult with the holders of the Holiday Inn FiDi Pari Passu Companion Loans (or their respective representatives) on a strictly non-binding basis to the extent the holders of the Holiday Inn FiDi Pari Passu Companion Loans (or their respective representatives) requests consultation with respect to any such Holiday Inn FiDi Major Decisions or the implementation of any recommended action outlined in an asset status report relating to the Holiday Inn FiDi Loan Combination. The consultation rights of the holders of the Holiday Inn FiDi Pari Passu Companion Loans (or their respective representatives) will expire ten (10) business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holders of the Holiday Inn FiDi Pari Passu Companion Loans (or their respective representatives) has responded within such period; provided that if the Master Servicer or the Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights described above, the Master Servicer or the Special Servicer, as applicable, is permitted to make any Holiday Inn FiDi Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned ten (10) business day period if it determines that immediate action with respect thereto is necessary to protect the interests of the Holiday Inn FiDi Noteholders. In no event will the Master Servicer or the Special Servicer be obligated at any time to follow or take any alternative actions recommended by the holders of the Holiday Inn FiDi Pari Passu Companion Loans (or their respective representatives).

In addition to the consultation rights of the respective holders of the Holiday Inn FiDi Pari Passu Companion Loans (or their respective representatives) described above, pursuant to the terms of the Holiday Inn FiDi Co-Lender Agreement, the Holiday Inn FiDi Pari Passu Companion Loan Noteholders (or their respective representatives) will each have the right to attend (either telephonically or in person in the discretion of the Master Servicer or the Special Servicer, as applicable) annual meetings with the Master Servicer or the Special Servicer, as applicable, at its offices, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Holiday Inn FiDi Loan Combination.

The Holiday Inn FiDi Controlling Holder

Pursuant to the Holiday Inn FiDi Co-Lender Agreement, the controlling noteholder with respect to the Holiday Inn FiDi Loan Combination (the “Holiday Inn FiDi Controlling Holder”), as of any date of determination, will be:

●	the Holiday Inn FiDi Subordinate Companion Loan Noteholder, unless a Holiday Inn FiDi Control Appraisal Period has occurred and is continuing; and

●	if a Holiday Inn FiDi Control Appraisal Period has occurred and is continuing, the Directing Holder;

provided that, if the Holiday Inn FiDi Subordinate Companion Loan Noteholder is the Holiday Inn FiDi Controlling Holder, but any interest in the note of the Holiday Inn FiDi Subordinate Companion Loan is held by the related borrower or a borrower-related party, or the related borrower or a borrower-related party would otherwise be entitled to exercise the rights of the Holiday Inn FiDi Controlling Holder, a Holiday Inn FiDi Control Appraisal Period will have been deemed to have occurred with respect to such Holiday Inn FiDi Subordinate Companion Loan Noteholder.

The Holiday Inn FiDi Co-Lender Agreement permits the Holiday Inn FiDi Controlling Holder to appoint a representative to exercise its rights and powers under the Holiday Inn FiDi Co-Lender Agreement and the Pooling and Servicing Agreement.

A “Holiday Inn FiDi Control Appraisal Period” means any period, with respect to the Holiday Inn FiDi Loan Combination, that exists if and for so long as: (a)(1) the initial unpaid principal balance of the Holiday Inn FiDi Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Holiday Inn FiDi Subordinate Companion Loan after the date of creation of the Holiday Inn FiDi Subordinate Companion Loan (but excluding reimbursements of any cure payments or advances made by the Holiday Inn FiDi Subordinate Companion Loan Noteholder), (y) any Appraisal Reduction Amount for the Holiday Inn FiDi Loan Combination that is allocated to the Holiday Inn FiDi Subordinate Companion Loan and (z) any losses realized with respect to the Holiday Inn FiDi Mortgaged Property or the Holiday Inn FiDi Loan Combination that are allocated to the unpaid principal balance of the Holiday Inn FiDi Subordinate Companion Loan, plus (3) the Holiday Inn FiDi Threshold Event Collateral then held by the Master Servicer or the Special Servicer, as applicable, is less than (b) 25% of the remainder of the (i) initial unpaid principal balance of the Holiday Inn FiDi Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Holiday Inn FiDi Subordinate Companion Loan Noteholder on the Holiday Inn FiDi Subordinate Companion Loan after the date of creation of the Holiday Inn FiDi Subordinate Companion Loan (but excluding reimbursements of any cure payments or advances made by the Holiday Inn FiDi Subordinate Companion Loan Noteholder).

The Holiday Inn FiDi Subordinate Companion Loan Noteholder is entitled to avoid a Holiday Inn FiDi Control Appraisal Period caused by the application of an Appraisal Reduction Amount (as opposed to a Holiday Inn FiDi Control Appraisal Period that is deemed to have occurred as a result of the related borrower or any borrower-related party holding an interest in the Holiday Inn FiDi Subordinate Companion Loan or the existence of any circumstances that would otherwise permit the related borrower or any borrower-related party to exercise the rights of the Holiday Inn FiDi Subordinate Companion Loan as the Holiday Inn FiDi Controlling Holder) upon satisfaction of certain conditions, including without limitation, delivery of additional collateral in the form of either (x) cash collateral for the benefit of the Holiday Inn FiDi Senior Loan and acceptable to the Master Servicer or the Special Servicer or (y) an unconditional and irrevocable standby letter of credit with the holder of the Holiday Inn FiDi Mortgage Loan as the beneficiary, issued by a bank or other financial institution that meets the rating requirements as described in the Holiday Inn FiDi Co-Lender Agreement (either (x) or (y), the “Holiday Inn FiDi Threshold Event Collateral”) in an amount which, when added to the appraised value of the Holiday Inn FiDi Mortgaged Property as determined in accordance with the Pooling and Servicing Agreement , would reduce such Appraisal Reduction Amount enough to cause the applicable Holiday Inn FiDi Control Appraisal Period not to exist.

In addition, if the Holiday Inn FiDi Subordinate Companion Loan Noteholder is at any time determined to no longer be the Holiday Inn FiDi Controlling Holder (the “Appraised-Out Holder”) as a result of the application of an Appraisal Reduction Amount, it will have the right, at its sole expense, to require the Special Servicer to order a second appraisal with respect to the Holiday Inn FiDi Loan Combination. Upon receipt of the supplemental appraisal, the Special Servicer will be required to determine, in accordance with the applicable servicing standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the Appraisal Reduction Amount is warranted, and if so warranted, the Special Servicer must recalculate the Appraisal Reduction Amount based on such supplemental Appraisal and any information received from the Master Servicer. If required by such recalculation, the Appraised-Out Holder will be reinstated as the Holiday Inn FiDi Controlling Holder and, if applicable, will have its principal balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Holiday Inn FiDi Loan Combination that results in a monetary default or the related borrower otherwise defaults with respect to the Holiday Inn FiDi Loan Combination, the Holiday Inn FiDi Subordinate Companion Loan Noteholder will have the right to cure such default subject to certain limitations set forth in the Holiday Inn FiDi Co-Lender Agreement. The Holiday Inn FiDi Subordinate Companion Loan Noteholder will be limited to, in the aggregate, six (6) cures of monetary defaults in a twelve (12) month period and six (6) cures of non-monetary defaults over the term of the Holiday Inn FiDi Loan Combination. With respect to a monetary default, so long as a cure payment is made, and with respect to a non-monetary default, so long as the Holiday Inn FiDi Subordinate Companion Loan Noteholder

has the right to cure such non-monetary event of default, under the Holiday Inn FiDi Co-Lender Agreement, neither the Master Servicer nor the Special Servicer will be permitted to treat such event of default as such for purposes of transferring the Holiday Inn FiDi Loan Combination to special servicing or exercising remedies and such event of default will not give rise to a Holiday Inn FiDi Sequential Pay Event.

Purchase Option and Sale of Defaulted Holiday Inn FiDi Loan Combination

Pursuant to the terms of the Holiday Inn FiDi Co-Lender Agreement, if an event of default with respect to the Holiday Inn FiDi Loan Combination has occurred and is continuing, then the Holiday Inn FiDi Subordinate Companion Loan Noteholder, upon written notice to the holders of the Holiday Inn FiDi Senior Loan (such notice, the “Holiday Inn FiDi Purchase Notice”), will have the right to purchase the Holiday Inn FiDi Senior Loan in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Holiday Inn FiDi Senior Loan, (b) accrued and unpaid interest on the Holiday Inn FiDi Senior Loan through the end of the interest accrual period relating to the monthly payment date next following the date the purchase occurred, (c) any other amounts due under the Holiday Inn FiDi Loan Combination, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the related loan documents (including, without limitation, servicing advances payable or reimbursable to any Master Servicer or Special Servicer, and earned and unpaid special servicing fees), (e) any accrued and unpaid interest on advances, (f) (i) if the related borrower or a borrower-related party is the purchaser or (ii) if the Holiday Inn FiDi Senior Loan is purchased after 90 days (or such longer period as provided in the Pooling and Servicing Agreement ) after such option first becomes exercisable pursuant to the Holiday Inn FiDi Co-Lender Agreement, any liquidation or workout fees payable under the Pooling and Servicing Agreement with respect to the Holiday Inn FiDi Senior Loan and (g) any recovered costs not reimbursed previously to the Holiday Inn FiDi Senior Loan pursuant to the Holiday Inn FiDi Co-Lender Agreement (clauses (a) through (g), collectively, the “Holiday Inn FiDi Defaulted Purchase Price”), on a date (i) not more than ten (10) business days after the written exercise of the Holiday Inn FiDi Subordinate Companion Loan Noteholder to purchase the Holiday Inn FiDi Senior Loan or (ii) not more than thirty (30) days after the written exercise of the Holiday Inn FiDi Subordinate Companion Loan Noteholder to purchase the Holiday Inn FiDi Senior Loan if the Holiday Inn FiDi Subordinate Companion Loan Noteholder deposits 10% of the Holiday Inn FiDi Defaulted Purchase Price with the holders of the Holiday Inn FiDi Senior Loan within ten (10) business days after the written exercise of the Holiday Inn FiDi Subordinate Companion Loan Noteholder to purchase the Holiday Inn FiDi Senior Loan.

The right of the Holiday Inn FiDi Subordinate Companion Loan Noteholder to purchase the Holiday Inn FiDi Senior Loan will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Holiday Inn FiDi Mortgaged Property (and the holder of the portion of the Holiday Inn FiDi Senior Loan that is securitized under the Pooling and Servicing Agreement , or such holder’s representative, is required to give the Holiday Inn FiDi Subordinate Companion Loan Noteholder 10 days’ notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to the Holiday Inn FiDi Mortgaged Property is acquired on behalf of the Holiday Inn FiDi Noteholders less than ten (10) days after the acceleration of the Holiday Inn FiDi Loan Combination, the Master Servicer or the Special Servicer will be required to notify the Holiday Inn FiDi Subordinate Companion Loan Noteholder of such transfer and the Holiday Inn FiDi Subordinate Companion Loan Noteholder will have a fifteen (15) day period from the date of such notice to purchase the Holiday Inn FiDi Mortgaged Property, in immediately available funds, at the applicable Holiday Inn FiDi Defaulted Purchase Price.

The Holiday Inn FiDi Co-Lender Agreement does not expressly require that, if the Holiday Inn FiDi Loan Combination is in default and the Special Servicer decides to sell the portion of the Holiday Inn FiDi Senior Loan securitized under the Pooling and Servicing Agreement , then it must sell any other portion of the Holiday Inn FiDi Loan Combination. However, the Holiday Inn FiDi Co-Lender Agreement also does not expressly prevent the Special Servicer from selling the entire Holiday Inn FiDi Senior Loan or the entire Holiday Inn FiDi Loan Combination under such circumstances; provided that:

(a)	The Special Servicer may not sell the Holiday Inn FiDi Loan Combination if it qualifies for sale as a defaulted loan without the written consent of each Holiday Inn FiDi Noteholder (other than the holder of the portion of the Holiday Inn FiDi Senior Loan securitized under the Pooling and Servicing Agreement and provided that such consent is not required from any Holiday Inn FiDi Noteholder that is the related borrower or an affiliate of the related borrower) unless the Special Servicer has delivered to such other applicable Holiday Inn FiDi Noteholder: (i) at least fifteen (15) business days’

prior written notice of any decision to attempt to sell the Holiday Inn FiDi Loan Combination; (ii) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (iii) at least ten (10) days prior to the proposed sale date, a copy of the most recent appraisal for the Holiday Inn FiDi Loan Combination, and any documents in the servicing file reasonably requested by such Holiday Inn FiDi Noteholder that are material to the sale price of the Holiday Inn FiDi Loan Combination; and (iv) until the sale is completed and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale. A Holiday Inn FiDi Noteholder may waive any of the delivery or timing requirements set forth in this paragraph as to itself. Subject to the foregoing, each non-controlling Holiday Inn FiDi Noteholder and each Appraised-Out Holder will be permitted to submit an offer at any sale of the Holiday Inn FiDi Loan Combination unless such person is the related borrower or an agent or affiliate of the related borrower; and

(b)	Prior to a Holiday Inn FiDi Control Appraisal Period, the Special Servicer may not transfer all or any portion of the Holiday Inn FiDi Subordinate Companion Loan without the prior consent of the Holiday Inn FiDi Subordinate Companion Loan Noteholder. If a Holiday Inn FiDi Control Appraisal Period has occurred and is continuing and an event of default has occurred and is continuing, the Special Servicer may sell the Holiday Inn FiDi Subordinate Companion Loan in connection with a sale of the Holiday Inn FiDi Senior Loan, subject to the provisions of the Holiday Inn FiDi Co-Lender Agreement and the Pooling and Servicing Agreement , without the Holiday Inn FiDi Subordinate Companion Loan Noteholder’s consent.

Special Servicer Appointment Rights

Pursuant to the Holiday Inn FiDi Co-Lender Agreement, and subject to the terms of the Pooling and Servicing Agreement , the Holiday Inn FiDi Controlling Holder (or its representative) will have the right, with or without cause, upon at least ten (10) business days’ prior notice, to replace the special servicer then acting with respect to the Holiday Inn FiDi Loan Combination and appoint a replacement special servicer, subject to the satisfaction of various conditions, including the delivery of a Rating Agency Confirmation (or the equivalent) from the rating agencies for the securitization under the Pooling and Servicing Agreement .

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citi Real Estate Funding Inc., Rialto Mortgage Finance, LLC, Ladder Capital Finance LLC and Cantor Commercial Real Estate Lending, L.P. are the Sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citi Real Estate Funding Inc.

  General

Citi Real Estate Funding Inc. (“CREFI”) is a Sponsor. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the Depositor), Citigroup Global Markets Inc. (one of the underwriters), and Citibank, N.A. (the Certificate Administrator, Custodian, certificate registrar and paying agent). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in commercial mortgage-backed securities (“CMBS”) transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions.”

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are the same or substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of the CREFI Mortgage Loans

General

In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database

First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation

CREFI (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review

CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	a list of any mortgage loans that are interest-only for their entire term or a portion of their term;

●	a list of mortgage loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	a list of mortgage loans that are cross-collateralized or secured by multiple properties, or that have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the Mortgaged Properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and the Certificateholders and the Trustee will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described above under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of CREFI, as mortgage loan seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates

Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries

Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in the “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions

Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—The Originators—Citi Real Estate Funding Inc.—Exceptions to Underwriting Criteria” in this prospectus. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Repurchase Requests

Prior to April 18, 2017, CREFI had no prior history as a securitizer. CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2018. CREFI’s Central Index Key is 0001701238. As of September 30, 2018, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that an affiliate of CREFI will purchase the Class R Certificates. However, CREFI and/or its affiliates may own in the future certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

Rialto Mortgage Finance, LLC

 General

Rialto Mortgage Finance, LLC, a Delaware limited liability company formed in April 2013 (“Rialto”), a Sponsor and an originator, is wholly-owned by Rialto Holdings, LLC (“Rialto Holdings”), a Delaware limited liability company that was formed in August 2013, as well as an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”). Upon the completion of the Rialto Investment/Asset Management Pending Sale (as defined below), Rialto is expected to be a wholly-owned subsidiary of Lennar. The executive offices of Rialto are located at 600 Madison Avenue, 12th Floor, New York, New York 10022.

On October 29, 2018, it was announced by Lennar that it has agreed to sell the Rialto investment and asset management business (which includes Rialto Capital Advisors, LLC (“RCA”) and Rialto Capital Management, LLC, but does not include Rialto or Rialto Holdings) to investment funds managed by Stone Point Capital LLC (the “Rialto Investment/Asset Management Pending Sale”). The Rialto Investment/Asset Management Pending Sale, which remains subject to the fulfilment of certain conditions, is projected to close on or around November 30, 2018. Following the completion of the Rialto Investment/Asset Management Pending Sale, the Rialto investment and asset management business is expected to continue to be led by its current management. Additionally, upon completion of the Rialto Investment/Asset Management Pending Sale, it is expected that none of RCA and Rialto Capital Management, LLC will continue to be affiliated with Rialto Holdings or Rialto or with Lennar. Stone Point Capital LLC is a private equity firm based in Greenwich Connecticut that targets investments in the global financial services industry.

Citibank, N.A. (the Certificate Administrator, an Outside Certificate Administrator and an affiliate of the Depositor, Citigroup Global Markets Inc., one of the underwriters, and CREFI, a Sponsor and an originator) provides warehouse financing to Rialto through a repurchase facility. Four (4) of the Rialto Mortgage Loans that Rialto will transfer to the Depositor (10.1%) (with an aggregate Cut-off Date Balance of $74,492,064) are subject to that repurchase facility. If such is the case at the time the Certificates are issued, then Rialto will use the proceeds from its sale of such Rialto Mortgage Loans to the Depositor to, among other things, acquire the Rialto Mortgage Loans warehoused from Citibank, N.A., respectively, clear of any liens.

Rialto’s Securitization Program

As a Sponsor, Rialto originates and acquires commercial real estate mortgage loans with a general focus on stabilized income-producing properties. All of the Mortgage Loans being sold to the Depositor by Rialto (the “Rialto Mortgage Loans”) were originated by Rialto. This is the fifty-ninth (59th) commercial real estate debt investment securitization to which Rialto is contributing commercial real estate debt investments. The commercial real estate debt investments originated and acquired by Rialto may include mortgage loans, mezzanine loans, B notes, participation interests, rake bonds, subordinate mortgage loans and preferred equity investments. Rialto securitized approximately $712 million, $1.49 billion, $2.41 billion, $1.93 billion and $1.66 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2013, 2014, 2015, 2016 and 2017, respectively.

Neither Rialto nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against Rialto for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by Rialto in the applicable Mortgage Loan Purchase Agreement as described under “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” in this prospectus.

Review of Rialto Mortgage Loans

Overview

Rialto has conducted a review of each of the Rialto Mortgage Loans. This review was performed by a team comprised of real estate and securitization professionals who are employees of Rialto or one or more of its affiliates (the “Rialto Review Team”). The review procedures described below were employed with respect to the Rialto Mortgage Loans. No sampling procedures were used in the review process. Rialto is the Sponsor with respect to the Rialto Mortgage Loans.

Set forth below is a discussion of certain current general guidelines of Rialto generally applicable with respect to Rialto’s underwriting analysis of multifamily and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated or acquired by Rialto. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated by Rialto.

Database

To prepare for securitization, members of the Rialto Review Team reviewed a database of loan-level and property-level information relating to the Rialto Mortgage Loans. The database was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Rialto Review Team during the underwriting process. Prior to securitization of the Rialto Mortgage Loans, the Rialto Review Team may have updated the information in the database with respect to the Rialto Mortgage Loans based on updates provided by the related servicer which may include information relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Rialto Review Team, to the extent such updates were provided to, and deemed material by, the Rialto Review Team. Such updates, if any, were not intended to be, and do not serve as, a re-underwriting of the Rialto Mortgage Loans.

A data tape (the “Rialto Data Tape”) containing detailed information regarding the Rialto Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Rialto Data Tape was used to provide the numerical information regarding the Rialto Mortgage Loans in this prospectus.

Data Comparison and Recalculation

Rialto engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by Rialto, relating to information in this prospectus regarding the Rialto Mortgage Loans. These procedures included:

●	comparing the information in the Rialto Data Tape against various source documents provided by Rialto;

●	comparing numerical information regarding the Rialto Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Rialto Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Rialto Mortgage Loans disclosed in this prospectus.

Legal Review

Rialto engaged legal counsel to conduct certain legal reviews of the Rialto Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization described in this prospectus, Rialto’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Rialto’s origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization transaction to assist in the review of the Rialto Mortgage Loans. Such assistance included, among other things, (i) a review of certain of Rialto’s asset summary reports, (ii) the review of the representation and warranties and exception reports referred to above relating to the Rialto Mortgage Loans prepared by origination counsel, (iii) the review of, and assistance in the completion by the Rialto Review Team of, a Due Diligence Questionnaire relating to the Rialto Mortgage Loans and (iv) the review of certain provisions in loan documents with respect to certain of the Rialto Mortgage Loans.

Other Review Procedures

The Rialto Review Team, with the assistance of counsel engaged in connection with this securitization transaction, also reviewed each Rialto Mortgage Loan to determine whether it materially deviated from the underwriting guidelines set forth under “—The Originators—Rialto Mortgage Finance, LLC—Rialto’s Underwriting Standards and Loan Analysis” below.

Findings and Conclusions

Based on the foregoing review procedures, Rialto determined that the disclosure regarding the Rialto Mortgage Loans in this prospectus is accurate in all material respects. Rialto also determined that the Rialto Mortgage Loans were not originated with any material exceptions from Rialto’s underwriting guidelines and procedures. Rialto attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution

Rialto will perform a review of any Rialto Mortgage Loan that it elects to substitute for a Rialto Mortgage Loan in the pool in connection with a Material Breach or a Material Document Defect. Rialto, and if appropriate its legal counsel, will review the Mortgage Loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (the “Qualification Criteria”). Rialto will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Rialto and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Rialto to render any tax opinion required in connection with the substitution.

Repurchase Requests

Rialto most recently filed a Form ABS-15G on February 2, 2018. Rialto’s Central Index Key number is 0001592182. With respect to the period from and including July 1, 2015 to and including September 30, 2018, Rialto does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Rialto nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date. However, Rialto and/or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

Ladder Capital Finance LLC

General

Ladder Capital Finance LLC (“LCF”) is a sponsor of, and a seller of the LCF Mortgage Loans into, the securitization described in this prospectus. LCF is a limited liability company organized under the laws of the State of Delaware and an indirect subsidiary of Ladder Capital Finance Holdings LLLP (“Ladder Holdings”), a limited liability limited partnership organized under the laws of the State of Delaware. Series TRS of Ladder Capital Finance Holdings LLLP (“TRS LLLP”) and Series REIT of Ladder Capital Finance Holdings LLLP (“REIT

LLLP”) are each a Delaware series of Ladder Holdings. Ladder Capital Corp. (NYSE: LADR) holds a controlling interest in Ladder Holdings.

Ladder Holdings commenced operations in October 2008. Ladder Holdings, together with its direct and indirect subsidiaries, including LCF, are collectively referred to in this prospectus as the “Ladder Capital Group”. The Ladder Capital Group is a vertically integrated, full-service commercial real estate finance and investment management company that primarily originates, underwrites, structures, acquires, manages and distributes commercial, multifamily and manufactured housing community mortgage loans and other real estate debt instruments. The executive offices of the Ladder Capital Group are located at 345 Park Avenue, 8th Floor, New York, New York 10154. As of September 30, 2018, based on unaudited financial statements, Ladder Holdings and its consolidated subsidiaries had total assets of approximately $6.444 billlion, total liabilities of approximately $4.869 billion and total capital of approximately $1.575 billion.

LCF and/or its affiliates may acquire certificates from time to time, including upon initial issuance or in the secondary market.

Ladder Capital Group’s Securitization Program

During 2010, LCF contributed approximately $329.76 million of commercial, multifamily and manufactured housing community mortgage loans to two commercial mortgage securitizations. During 2011, LCF contributed approximately $1.02 billion of commercial, multifamily and manufactured housing community mortgage loans to three commercial mortgage securitizations. During 2012, LCF contributed approximately $1.6 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2013, LCF contributed approximately $2.23 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2014, LCF contributed approximately $3.49 billion of commercial, multifamily and manufactured housing community mortgage loans to 10 commercial mortgage securitizations. During 2015, LCF contributed approximately $2.59 billion of commercial, multifamily and manufactured housing community mortgage loans to 10 commercial mortgage securitizations. LCF began securitizing such types of mortgage loans in 2010 and has not been involved in the securitization of any other types of financial assets. During 2016, LCF contributed approximately $1.327 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2017, LCF contributed approximately $2.367 billion of commercial, multifamily and manufactured housing community mortgage loans to 8 commercial mortgage securitization. During the first nine calendar months of 2018, LCF contributed approximately $939.8 million of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations.

The Ladder Capital Group originates, and acquires from unaffiliated third party originators, commercial, multifamily and manufactured housing community mortgage loans throughout the United States. The following table sets forth information with respect to originations of fixed rate commercial, multifamily and manufactured housing community mortgage loans by Ladder Capital Group during the calendar years 2010, 2011, 2012, 2013, 2014, 2015, 2016 and 2017 and the first nine calendar months of 2018.

Originations of Fixed Rate Multifamily,
Manufactured Housing Community and Commercial Mortgage Loans

	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination
2010	48	$663,256,700
2011	65	$1,170,444,775
2012	152	$2,463,328,246
2013	120	$2,269,641,443
2014	158	$3,290,652,162
2015	180	$2,702,198,989
2016	158	$1,345,918,750
2017	119	$1,818,074,760
2018 (1)	94	$1,307,525,810

(1)	Through September 30, 2018.

In connection with commercial mortgage securitization transactions in which it participates as a sponsor, LCF will generally transfer the subject mortgage loans to the applicable depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer by the applicable depositor to the issuing entity of those mortgage loans (together with any other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the applicable depositor, LCF works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

LCF will generally make certain representations and warranties and undertake certain loan document delivery requirements with respect to the mortgage loans that it contributes to a commercial mortgage securitization; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, LCF will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission. LCF has limited assets with which to effect any such repurchase or substitution or make any such estimated loss reimbursement payment. However, as is the case in this securitization, Ladder Holdings, TRS LLLP and REIT LLLP will often guarantee LCF’s payment obligations in connection with a repurchase or substitution of a defective mortgage loan resulting from, or the making of an estimated loss reimbursement payment related to, any such breach of representation or warranty or defective or missing loan documentation. Notwithstanding the existence of any such guarantee, no assurance can be provided that Ladder Holdings, TRS LLLP, REIT LLLP or LCF will have the financial ability to effect or cause a repurchase or substitution, or to make an estimated loss reimbursement payment with respect to, a defective mortgage loan, and no other member of the Ladder Capital Group will be responsible for doing so if Ladder Holdings, TRS LLLP, REIT LLLP and LCF fail with respect to their obligations.

No member of the Ladder Capital Group acts as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that LCF or its affiliates originates, acquires or securitizes. Instead, LCF sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers. Wells Fargo Bank acts or has acted as interim servicer with respect to the LCF Mortgage Loans.

Review of LCF Mortgage Loans

Overview

LCF has conducted a review of the LCF Mortgage Loans in connection with the securitization described in this prospectus. The review of the LCF Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Ladder Capital Group (the “Ladder Capital Review Team”). The review procedures described below were employed with respect to all of the LCF Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus. No sampling procedures were used in the review process.

Database

To prepare for securitization, members of the Ladder Capital Review Team created a database of loan-level and property-level information, and prepared an asset summary report, relating to each LCF Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Ladder Capital Review Team during the underwriting process. After origination of each LCF Mortgage Loan, the Ladder Capital Review Team updated the information in the database and the related asset summary report with respect to such LCF Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Ladder Capital Review Team.

A data tape (the “LCF Data Tape”) containing detailed information regarding each LCF Mortgage Loan was created from the information in the database referred to in the prior paragraph. The LCF Data Tape was used to provide the numerical information regarding the LCF Mortgage Loans in this prospectus.

Data Comparisons and Recalculation

LCF engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by LCF, relating to information in this prospectus regarding the LCF Mortgage Loans. These procedures included:

●	comparing the information in the LCF Data Tape against various source documents provided by LCF;

●	comparing numerical information regarding the LCF Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the LCF Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the LCF Mortgage Loans disclosed in this prospectus.

Legal Review

The Ladder Capital Group engaged various law firms to conduct certain legal reviews of the LCF Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the LCF Mortgage Loans, the Ladder Capital Group’s origination counsel for each LCF Mortgage Loan reviewed securitization representations and warranties presented to them by LCF and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the LCF Mortgage Loans. Such assistance included, among other things, (i) a review of the Ladder Capital Group’s credit memo or asset summary report or a draft thereof for each LCF Mortgage Loan with a Cut-off Date Balance of $10 million or more, (ii) a review of a due diligence questionnaire regarding the LCF Mortgage Loans prepared by the Ladder Capital Group, (iii) a review of various statistical data tapes prepared by the Ladder Capital Group, (iv) a review of the representation and warranty exception reports referred to above relating to certain of the LCF Mortgage Loans prepared by origination counsel, and (v) the review of select provisions in certain loan documents with respect to certain of the LCF Mortgage Loans.

Origination counsel or securitization counsel also assisted in the preparation of the individual LCF Mortgage Loan summaries set forth on Annex B to this prospectus based on their respective reviews of the related asset summary reports and the pertinent sections of the related Mortgage Loan documents.

Other Review Procedures

With respect to any material pending litigation of which the Ladder Capital Group was aware at the origination of any LCF Mortgage Loan, the Ladder Capital Group requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If the Ladder Capital Group became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any LCF Mortgage Loan, the Ladder Capital Group obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The Ladder Capital Review Team also reviewed the LCF Mortgage Loans to determine, with the assistance of counsel engaged in connection with this securitization, whether any LCF Mortgage Loan materially deviated from the underwriting guidelines described under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above.

Findings and Conclusions

Based on the foregoing review procedures, Ladder Capital Group determined that the disclosure regarding the LCF Mortgage Loans in this prospectus is accurate in all material respects. Ladder Capital Group also determined that none of the LCF Mortgage Loans were originated with any material exceptions to Ladder Capital

Group’s origination procedures and underwriting criteria described under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. LCF attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution

The Ladder Capital Group will perform a review of any mortgage loan that it elects to substitute for a LCF Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. The Ladder Capital Group, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the mortgage loan purchase agreement and the pooling and servicing agreement (the “Qualification Criteria”). The Ladder Capital Group will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by the Ladder Capital Group and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by the Ladder Capital Group to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this prospectus, LCF most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 13, 2018. LCF’s Central Index Key number is 0001541468. With respect to the period from and including April 1, 2015 to and including September 30, 2018, LCF does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of the Closing Date, neither LCF nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, LCF or its affiliates may from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Ladder Capital Finance LLC” has been provided by LCF.

Cantor Commercial Real Estate Lending, L.P.

 General

Cantor Commercial Real Estate Lending, L.P. (“CCRE Lending”) is a Sponsor of, and a seller of certain mortgage loans (the “CCRE Mortgage Loans”) into, the securitization described in this prospectus. CCRE Lending is a Delaware limited partnership. CCRE Lending was formed in 2010. Its general partner is Cantor Commercial Real Estate Holdings, LLC, and its limited partner is Cantor Commercial Real Estate Company, L.P. CCRE Lending is an affiliate of Cantor Fitzgerald & Co., one of the underwriters, and Berkeley Point Capital LLC dba Newmark Knight Frank, a primary servicer. CCRE Lending’s executive offices are located at 110 East 59th Street, New York, New York 10022, telephone number (212) 938-5000.

Citibank, the Certificate Administrator and an affiliate of the Depositor, CREFI, a Sponsor and an originator, and Citigroup Global Markets Inc., one of the underwriters, and certain other third party lenders provides warehouse financing to certain affiliates of CCRE Lending (the “CCRE Financing Affiliates”) through various repurchase facilities. It is anticipated that all of the CCRE Mortgage Loans (8.5%) (with an aggregate Cut-off Date Balance of approximately $62,850,000) will be subject to such repurchase facility with Citibank, prior to the Closing Date. If such is the case at the time the Certificates are issued, then CCRE Lending will use the proceeds from its sale of the CCRE Mortgage Loans to the Depositor to, among other things, reacquire such CCRE Mortgage Loans from the related CCRE Financing Affiliates and make payments to Citibank, as the repurchase agreement counterparty.

CCRE Lending is engaged in the origination and acquisition of commercial and multifamily mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a CMBS primary issuance securitization or through a sale of whole loan interests to third-party investors. CCRE Lending originates loans primarily for securitization; however, CCRE Lending also originates subordinate mortgage loans, or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate) for sale to third-party investors.

In the normal course of its business, CCRE Lending may acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CCRE Lending.

CCRE Lending aggregates and warehouses the commercial and multifamily mortgage loans that it originates or acquires pending sale via a CMBS securitization.

For a description of certain affiliations, relationships and related transactions between the Sponsor and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

Cantor Commercial Real Estate Lending, L.P.’s Commercial Mortgage Securitization Program

Since its founding in July 2010 and through June 30, 2018, CCRE Lending has originated or acquired approximately 1,446 fixed and floating rate commercial, multifamily and manufactured housing community mortgage loans with an aggregate original principal balance of approximately $27.7 billion and has acted as a sponsor and mortgage loan seller on 78 fixed-rate and floating-rate commercial mortgage-backed securitization transactions.

In future transactions, it is anticipated that many of the commercial mortgage loans originated or acquired by CCRE Lending will be sold to securitizations in which CCRE Lending acts as a sponsor. CCRE Lending expects to continue to originate and acquire both fixed rate and floating rate commercial mortgage loans which will be included in both public and private securitizations. CCRE Lending also expects to continue to originate and acquire subordinate and mezzanine debt for investment, syndication or securitization.

Neither CCRE Lending nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against CCRE Lending for any losses or other claims in connection with the Certificates or the CCRE Mortgage Loans except in respect of the repurchase and substitution obligations for Material Document Defects or Material Breaches of the representations and warranties made by CCRE Lending in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions.”

Review of Cantor Commercial Real Estate Lending, L.P. Mortgage Loans

Overview

CCRE Lending has conducted a review of the CCRE Mortgage Loans in connection with the securitization described in this prospectus. The review of the CCRE Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of CCRE Lending (the “CCRE Deal Team”). The review procedures described below were employed with respect to all of the CCRE Mortgage Loans, except that certain review procedures were relevant only to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape

To prepare for securitization, members of the CCRE Deal Team created a data tape (the “CCRE Data Tape”) containing detailed loan-level and property-level information regarding each CCRE Mortgage Loan. The CCRE Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by CCRE Lending during the underwriting process. After origination or acquisition of each

CCRE Mortgage Loan, the CCRE Deal Team updated the information in the CCRE Data Tape with respect to the CCRE Mortgage Loans from time to time based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity and information otherwise brought to the attention of the CCRE Deal Team. The CCRE Data Tape was used by the CCRE Deal Team in providing the numerical information regarding the CCRE Mortgage Loans in this prospectus.

Data Comparison and Recalculation

CCRE Lending engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CCRE Lending relating to information in this prospectus regarding the CCRE Mortgage Loans. These procedures included:

●	comparing the information in the CCRE Data Tape against various source documents provided by CCRE Lending that are described above under “—Data Tape”;

●	comparing numerical information regarding the CCRE Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CCRE Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the CCRE Mortgage Loans disclosed in this prospectus.

Legal Review

CCRE Lending engaged various law firms to conduct certain legal reviews of the CCRE Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each CCRE Mortgage Loan, origination counsel for, or counsel retained in connection with the acquisition of, as applicable, each CCRE Mortgage Loan completed a due diligence questionnaire that sets forth salient loan terms. In addition, origination counsel for, or counsel retained in connection with the acquisition of, as applicable, each CCRE Mortgage Loan reviewed the representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the CCRE Mortgage Loans. Such assistance included, among other things, a review of (i) one or more due diligence questionnaires completed by origination counsel for, or counsel retained in connection with the acquisition of, as applicable, each CCRE Mortgage Loan and/or the CCRE Deal Team, (ii) exceptions to representations and warranties compiled by origination counsel and (iii) various statistical data tapes prepared by the CCRE Deal Team. In addition, for each CCRE Mortgage Loan, CCRE Lending or the co-originator or other originator prepared and provided to legal counsel for review an asset summary, which summary includes certain loan terms and property-level information obtained during the origination process.

For each CCRE Mortgage Loan, if any, purchased by CCRE Lending or its affiliates from a third-party originator of such CCRE Mortgage Loan, CCRE Lending generally re-underwrote such Mortgage Loan to confirm whether it complied with CCRE Lending’s underwriting guidelines.

CCRE Lending prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CCRE Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for those of the CCRE Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Significant Loan Summaries” in Annex B to this prospectus.

Other Review Procedures

For each CCRE Mortgage Loan originated by CCRE Lending, CCRE Lending conducted a search with respect to each borrower under the related CCRE Mortgage Loan to determine whether it filed for bankruptcy. With respect to any material pending litigation that existed at the origination of any CCRE Mortgage Loan, CCRE Lending requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If CCRE Lending became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a

CCRE Mortgage Loan, CCRE Lending obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the CCRE Mortgage Loans originated by CCRE Lending, the CCRE Deal Team also consulted with the applicable CCRE Mortgage Loan origination team to confirm that the CCRE Mortgage Loans were originated in compliance with the origination and underwriting guidelines described below under “—The Originators—Cantor Commercial Real Estate Lending, L.P.”, as well as to identify any material deviations from those origination and underwriting guidelines. See “—The Originators—Cantor Commercial Real Estate Lending, L.P.—Exceptions to Underwriting Criteria” below.

Findings and Conclusions

Based on the foregoing review procedures, CCRE Lending found and concluded with reasonable assurance that the disclosure regarding the CCRE Mortgage Loans in this prospectus is accurate in all material respects. CCRE Lending also found and concluded with reasonable assurance that the CCRE Mortgage Loans were originated in accordance with CCRE Lending’s origination procedures and underwriting criteria, except as described under “—The Originators—Cantor Commercial Real Estate Lending, L.P.—Exceptions to Underwriting Criteria” below. CCRE Lending attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Repurchase Requests

CCRE Lending most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 6, 2018. CCRE Lending’s Central Index Key is 0001558761. With respect to the period from and including October 1, 2011 to and including September 30, 2018, CCRE Lending did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CCRE Lending nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization (except that Berkeley Point Capital LLC dba Newmark Knight Frank will be entitled to compensation for its primary servicing and sub-servicing duties with respect to the Riverwalk II Mortgage Loan). However, CCRE Lending or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates to investors and the sale of servicing rights to Wells Fargo Bank, National Association for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Originators

Citi Real Estate Funding Inc., Rialto Mortgage Finance, LLC, Ladder Capital Finance LLC, Cantor Commercial Real Estate Lending, L.P. and Deutsche Bank AG, New York Branch are referred to in this prospectus as the originators.

The information set forth in this prospectus concerning the identity of the originators and, as set forth below, the underwriting standards of the Sponsors or, if applicable, their affiliated originator(s), has in each case been provided by the related Sponsor.

Citi Real Estate Funding Inc.

Overview

CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. The Shelbourne Global Portfolio I Mortgage Loan was originated by CCRE Lending and was reunderwritten by CREFI in accordance with the underwriting criteria described below prior to CREFI’s acquisition of the Shelbourne Global Portfolio I Mortgage Loan from CCRE Lending. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process

The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval

All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage and LTV Requirements

CREFI’s underwriting standards generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements

While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements

CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy

The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance

CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports

In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the Sponsor representation and warranty set forth in paragraph (40) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing

Interim servicing for all CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Underwriting Criteria

None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Rialto Mortgage Finance, LLC

Rialto’s Underwriting Standards and Loan Analysis

Overview

Rialto is the Sponsor with respect to six (6) Mortgage Loans. Generally, Rialto performed an underwriting analysis with respect to each Mortgage Loan applicant and the related Mortgaged Property.

Set forth below is a discussion of certain current general guidelines of Rialto generally applicable with respect to Rialto’s underwriting analysis of multifamily and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated or acquired by Rialto. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated or acquired by Rialto.

Process and Loan Analysis

The underwriting process for each Rialto Mortgage Loan is performed by a transaction team comprised of real estate professionals that typically includes a loan originator and an underwriter subject to oversight by the members of the management team of Rialto. This team conducts a review of the related real property, which typically includes an examination of some or all of the following information, among other things, to the extent applicable and available: historical operating statements, rent rolls, certain tenant leases, real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, physical condition and environmental status. Each applicable report is reviewed for acceptability by Rialto or a third-party reviewer. The results of these reviews are incorporated into Rialto’s underwriting analysis. In some cases, certain of these documents may not be required or may not be reviewed due to the nature of the related real property. For instance, historical operating statements may not be available with respect to real property with limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self-storage, multifamily and manufactured housing community properties) although the forms of leases would typically be reviewed for certain of these property types.

Rialto also performs an underwriting analysis with respect to the borrower under each asset it originates. The underwriting analysis of the borrower may include a review of third-party credit reports and reports resulting from judgment, lien or bankruptcy searches. Borrowers are generally required to be single purpose entities (although exceptions may be made from time to time on a case-by-case basis) and, in some cases, other structural requirements may be imposed on the borrower which are intended to reduce the likelihood of the borrower becoming involved in a bankruptcy proceeding; however, there can be no assurance that any of these structural requirements will prevent a particular borrower from becoming involved in a bankruptcy proceeding.

After the compilation and review of all applicable documentation and other relevant considerations, the transaction team finalizes its detailed underwriting analysis of the real property’s cash flow in a manner generally consistent with Rialto’s underwriting guidelines. Determinations are also made regarding the implementation of appropriate transaction terms to address certain risks, which may result in the recommendation of certain additional structural features. A credit committee memorandum is prepared which summarizes the above referenced information and which is circulated to the credit committee for review.

Credit Approval

All assets originated by Rialto must be approved by one or more specified internal committees. After a review of the credit committee package and a discussion of the asset, a committee may approve a transaction as recommended, request additional due diligence, modify the transaction terms or decline a transaction entirely.

Debt Service Coverage Ratio

In connection with the origination of an asset, Rialto will analyze whether cash flow expected to be derived from the related real property will be sufficient to make the required payments under that transaction over its expected term, taking into account, among other things, revenues and expenses for, and other debt currently secured directly or indirectly by, or that in the future may be secured directly or indirectly by, the related real property. The debt service coverage ratio is an important measure of the likelihood of default on a particular asset. In general, the debt service coverage ratio at any given time is the ratio of—

●	the amount of income, net of expenses and required reserves, derived or expected to be derived from the related real property for a given period, to

●	the scheduled payments of principal and interest during that given period on the subject asset and any other loans that are secured by liens of senior or equal priority on, or otherwise have a senior or equal entitlement to be repaid from the income generated by, the related real property.

However, the amount described in the first bullet of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. Accordingly, based on such subjective assumptions and analysis, there can be no assurance that the underwriting analysis of any particular asset will conform to the foregoing in every respect or to any similar analysis which may be performed by other persons or entities. For example, when calculating the debt service coverage ratio for a particular asset, Rialto may utilize net cash flow that was calculated based on assumptions regarding projected rental income, expenses and/or occupancy. There is no assurance that such assumptions made with respect to any asset or the related real property will, in fact, be consistent with actual property performance.

Generally, the debt service coverage ratio for assets originated by Rialto, calculated as described above, will be subject to a minimum standard at origination (generally equal to or greater than 1.20x); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, the associated loan-to-value ratio (as described below), reserves or other factors. For example, Rialto may originate an asset with a debt service coverage ratio below the minimum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Loan-to-Value Ratio

Rialto also looks at the loan-to-value ratio of a prospective investment related to multifamily or commercial real estate as one of the factors it takes into consideration in evaluating the likelihood of recovery if a property is liquidated following a default. In general, the loan-to-value ratio of an asset related to multifamily or commercial real estate at any given time is the ratio, expressed as a percentage, of:

●	the then outstanding principal balance of the asset and any other loans that are secured (directly or indirectly) by liens of senior or equal priority on the related real property, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Generally, the loan-to-value ratio for assets originated by Rialto, calculated as described above, will be subject to a maximum standard at origination (generally less than or equal to 80%); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, debt service coverage, reserves or other factors. For example, Rialto may originate a multifamily or commercial real estate loan with a loan-to-value ratio above the maximum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Additional Debt

When underwriting an asset, Rialto will take into account whether the related real property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject asset. It is possible that Rialto or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it for investment or future sale.

The debt service coverage ratios at origination described above under “—Debt Service Coverage Ratio” and the loan-to-value ratios at origination described above under “—Loan-to-Value Ratio” may be significantly below the minimum standard and/or significantly above the maximum standard, respectively, when calculated taking into account the existence of additional debt secured directly or indirectly by equity interests in the related borrower.

Assessments of Property Condition

As part of the origination and underwriting process, Rialto will analyze the condition of the real property for a prospective asset. To aid in that analysis, Rialto may, subject to certain exceptions, inspect or retain a third party to inspect the property and will in most cases obtain the property reports described below.

Appraisal Report

Rialto will in most cases obtain an appraisal or an update of an existing appraisal from an independent appraiser that is state certified, belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. The appraisal reports are conducted in accordance with the Uniform Standards of Professional Appraisal Practices and the appraisal report (or a separate letter accompanying the report) will include a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, were followed in preparing the appraisal report.

Environmental Report

Rialto requires that an environmental consultant prepare a Phase I environmental report or that an update of a prior environmental report, a transaction screen or a desktop review is prepared with respect to the real property related to the asset. Alternatively, Rialto may forego an environmental report in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Depending on the findings of the initial environmental report, Rialto may require additional record searches or environmental testing, such as a Phase II environmental report with respect to the subject real property. In certain cases where an environmental report discloses the existence of, or potential for, adverse environmental conditions, including as a result of the activities of identified tenants, adjacent property owners or previous owners of the subject real property, the related borrower may be required to establish operations and maintenance plans, monitor the real property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or environmental insurance policies.

Engineering Report

Rialto generally requires that an engineering firm inspect the real property related to the asset to assess and prepare a report regarding the structure, exterior walls, roofing, interior structure, mechanical systems and/or electrical systems. In some cases, engineering reports are based on, and limited to, information available through visual inspection. Rialto will consider the engineering report in connection with determining whether to address any recommended repairs, corrections or replacements in connection with origination and whether any identified deferred maintenance should be addressed in connection with origination. In some cases, Rialto uses conclusions in the engineering reports in connection with making a determination about the necessity for escrows related to repairs and the continued maintenance of the real property.

Seismic Report

If the real property related to an asset consists of improvements located in seismic zones 3 or 4, Rialto generally requires a seismic report from an engineering firm to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. Generally, if a seismic report concludes that the related real property is estimated to have a probable maximum loss or scenario expected loss in excess of 20%, Rialto may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance

In connection with the origination of an asset related to multifamily or commercial real estate, Rialto will generally obtain one or more of the following to consider whether the use and occupancy of the related real property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property: zoning reports, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower. In cases where the real property constitutes a legal nonconforming use or structure, Rialto may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) the real property, if permitted to be repaired or restored in conformity with current law, would in Rialto’s judgment constitute adequate security, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring, (iv) a variance or other similar change in applicable zoning restrictions is potentially available, or the applicable governing entity is unlikely to enforce the related limitations, (v) casualty insurance proceeds together with the value of any additional collateral are expected to be available in an amount estimated by Rialto to be sufficient to pay off all relevant indebtedness in full, and/or (vi) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Escrow Requirements

Based on its analysis of the related real property, the borrower and the principals of the borrower, Rialto may require a borrower to fund various escrows for taxes, insurance, capital expenses, replacement reserves, re-tenanting reserves, environmental remediation and/or other matters. Rialto conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the underlying documents for some assets do not contain provisions requiring the establishment of escrows and reserves, or only require the establishment of escrows and reserves in limited amounts and/or circumstances. Furthermore, where escrows or reserves are required, Rialto may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Rialto may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Rialto’s evaluation of the ability of the real property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Notwithstanding the foregoing discussion, Rialto may originate or acquire, and may have originated or acquired, real estate related loans and other investments that vary from, or do not comply with, Rialto’s underwriting guidelines as described in this prospectus and/or such underwriting guidelines may not have been in place or may have been in place in a modified version at the time Rialto or its affiliates originated or acquired certain assets. In addition, in some cases, Rialto may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating factors.

  Servicing

Interim servicing for Rialto Mortgage Loans prior to securitization is performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with Rialto, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) on the securitization Closing Date. From time to time, the interim servicer may retain primary servicing.

 Co-Originations

From time to time, Rialto originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Rialto as the payee. Rialto has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

Exceptions to Underwriting Criteria

Rialto’s Mortgage Loans were originated without any exceptions to Rialto’s underwriting criteria described above.

Ladder Capital Finance LLC

Ladder Capital Group’s Underwriting Guidelines and Processes

Each of the LCF Mortgage Loans was originated by LCF or one of its affiliates. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or co-originated by LCF and its affiliates for securitization.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one loan to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial, multifamily or manufactured housing community mortgage loan originated by LCF or one of its affiliates will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” and “Annex E-2—Exceptions to Sponsor Representations and Warranties”.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. Such searches are limited in the time periods that they cover, and often cover no more than the prior 10 year period. Furthermore, in the case of equity holders in the borrowers, such searches would generally be conducted only as to equity holders with at least a 20% interest in the subject borrower or that control the subject borrower. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, the originator also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate the competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated must be approved by a loan committee that includes senior personnel from the Ladder Capital Group. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, the Ladder Capital Group’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by the Ladder Capital Group and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. A loan-

to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans originated by LCF or one of its affiliates may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that a member of the Ladder Capital Group may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. An engineering assessment may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4. A seismic study may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance. The borrower is required to provide, and the Ladder Capital Group or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to obtain insurance, or the subject mortgaged property is covered by a blanket policy (which may have been obtained by an affiliate of the related borrower), the Ladder Capital Group typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material borrower-owned improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the material borrower-owned improvements at the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the material borrower-owned improvements at the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism.

Generally, except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to obtain insurance, or the subject mortgaged property is covered by a blanket policy (which may have been obtained by an affiliate of the related borrower), each of the mortgage loans requires that the related borrower maintain: (i) coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates (although in many cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance); (ii) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; and (iii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than 12 months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination of a commercial, multifamily or manufactured housing community mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the Ladder Capital Group may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance or a non-recourse carveout in the related loan documents with respect to the particular non-conformity unless: (a) it determines that (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable, or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (b) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses. In general, the Ladder Capital Group does not require zoning protection insurance.

If a material violation exists with respect to a mortgaged property, the Ladder Capital Group may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions (depending on the property type), deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan originated by a member of the Ladder Capital Group. In certain cases, these reserves may be released to the borrower upon satisfaction of certain conditions in the related loan documents that may include, but are not limited to, achievement of leasing matters, achieving a specified debt service coverage ratio or debt yield or satisfying other conditions. Furthermore, the Ladder Capital Group may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, the Ladder Capital Group may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the Ladder Capital Group may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by the Ladder Capital Group are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord/borrower for the payment of such taxes or to deliver to the landlord/borrower funds for purposes of paying such taxes in advance of their due date, (iii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve or (iv) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of real estate taxes.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower or an affiliate maintains a blanket insurance policy covering the subject mortgaged property, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is permitted to maintain the insurance or to self-insure, (iv) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to maintain the insurance, (v) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve or (vi) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of insurance premiums.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if and to the extent a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve, or (iv) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the rent for the space in question is considered below market, or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the LCF Mortgage Loans, please see Annex A to this prospectus.

Exceptions. Notwithstanding the discussion under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above, one or more of the LCF Mortgage Loans may vary from, or do not comply with, Ladder Capital Group’s underwriting guidelines described above. In addition, in the case of one or more of the LCF Mortgage Loans, LCF or another originator may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors.

None of the LCF Mortgage Loans have exceptions to the related above-disclosed underwriting criteria.

Cantor Commercial Real Estate Lending, L.P.

Overview

CCRE Lending’s commercial mortgage loans (including the CCRE Mortgage Loans originated, or that are part of a Loan Combination co-originated, by CCRE Lending) are generally originated in accordance with the origination procedures and underwriting guidelines described below; however, variations from these origination procedures and underwriting guidelines may occur as a result of various conditions, including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/loan sponsor, or any other pertinent information deemed material by CCRE Lending. Therefore, this general description of CCRE Lending’s origination procedures and underwriting guidelines is not intended as a representation that every CCRE Mortgage Loan complies entirely with all procedures and guidelines set forth below.

Loan Analysis

The credit underwriting process for each CCRE Mortgage Loan originated, or that is part of a Loan Combination co-originated, by CCRE Lending is performed by a team comprised of real estate professionals that typically includes a senior member, originator, underwriter, transaction manager and loan closer. This team is required to conduct a thorough review of the related Mortgaged Property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third-party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering.

In certain cases, CCRE Lending may also engage a consultant or third-party diligence provider to assist in the underwriting or preparation of an analysis required by the above process, subject to the ultimate review and approval of CCRE Lending.

A member of the CCRE Lending team or a third-party engaged by CCRE Lending is required to perform an inspection of the property as well as a review of the surrounding market area, including demand generators and competing properties, in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

The CCRE Lending team or an affiliate of CCRE Lending, along with a third-party provider engaged by CCRE Lending, also performs a review of the financial status, credit history and background of the borrower and certain key principals through financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the CCRE Lending team finalizes its underwriting analysis of the property’s cash flow in accordance with CCRE Lending’s property-

specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or upfront reserves, letters of credit, lockboxes/cash management or guarantees. A complete credit committee package is prepared to summarize all of the above-referenced information.

Loan Approval

All commercial mortgage loans must be presented to one or more credit committees that consist of senior real estate and finance professionals of CCRE Lending and its affiliates, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended, request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio

CCRE Lending’s underwriting guidelines generally require a minimum debt service coverage ratio of 1.20x and maximum loan-to-value ratio of 80%; however, these thresholds are guidelines and exceptions may be made on the merits of each loan. Certain properties may also be encumbered by subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower which, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned parameters; namely, the debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

The aforementioned debt service coverage ratio requirements pertain to the underwritten cash flow at origination and may not hold true for each CCRE Mortgage Loan as reported in this prospectus. Property and loan information is typically updated for securitization, including an update or re-underwriting of the property’s cash flow, which may reflect positive or negative developments at the property or in the market that have occurred since origination, possibly resulting in an increase or decrease in the debt service coverage ratio.

Additional Debt

Certain mortgage loans originated or acquired by CCRE Lending may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that CCRE Lending or an affiliate thereof may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Amortization Requirements

While CCRE Lending’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for an initial portion of the mortgage loan term; however, if the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus will reflect a calculation on the future (larger) amortizing loan payment.

Assessments of Property Condition

As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination process, in most cases it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance

The borrower is required to provide, and CCRE Lending or its origination counsel will typically review, a title insurance policy for each property. The title insurance policies provided typically must be: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) issued such that protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) issued such that if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance

Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, CCRE Lending typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified as a special flood hazard area in the Federal Register by the Federal Emergency Management Agency. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or substantially all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

The mortgage loan documents typically also require the borrower to maintain: (i) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; and (ii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance

In connection with the origination of a commercial, multifamily or manufactured housing community mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, CCRE Lending may require an endorsement to the title insurance policy or the acquisition of law and ordinance or similar insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, CCRE Lending may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements

Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan originated by CCRE Lending. Furthermore, CCRE Lending may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, CCRE Lending may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, CCRE Lending may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by CCRE Lending are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—Monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third-party unrelated to the borrower (such as a condominium board) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●	Tenant Improvements/Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the related mortgaged property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the CCRE Mortgage Loans, please see Annex A to this prospectus.

Co-Originations

From time to time, CCRE Lending originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect CCRE Lending as the payee. CCRE Lending has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The Liberty Portfolio Mortgage Loan (7.2%) was co-originated with CREFI. The Liberty Portfolio Loan Combination was co-originated in accordance with the underwriting guidelines described above.

Exceptions to Underwriting Criteria

The CCRE Mortgage Loans were originated in accordance with the underwriting criteria set forth above.

Servicing

Interim servicing for all CCRE Lending loans prior to securitization will typically be performed by an unaffiliated third-party such as Wells Fargo Bank, National Association or an affiliate of CCRE Lending, Berkeley Point Capital LLC dba Newmark Knight Frank; however, primary servicing may be occasionally retained by certain qualified subservicers under established sub-servicing agreements with CCRE Lending, which primary servicing may be retained by such subservicers post-securitization. Accordingly, from time to time, the original third-party servicer may retain primary servicing. Otherwise, servicing responsibilities will be transferred from such third-party servicer to the master servicer of the securitization trust (and a primary servicer where applicable) at closing.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 388 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., an affiliate of (i) CREFI, a Sponsor, an originator and the Retaining Sponsor, (ii) Citigroup Global Markets Inc., one of the

underwriters, and (iii) Citibank, N.A., the Certificate Administrator, custodian, certificate registrar and paying agent.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CREFI or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates and the Mortgage Loans. The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates.

The Issuing Entity

The Issuing Entity, Citigroup Commercial Mortgage Trust 2018-C6, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Mortgage Loans and REO Property, issuing the Certificates, making distributions, providing reports to certificateholders and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer, including any discretionary activities performed by each of them, is set forth under “—The Trustee,” “—The Certificate Administrator,” “—

Servicers—The Master Servicer,” “—Servicers—The Special Servicer,” “—Servicers—The Outside Servicers and the Outside Special Servicers,” “—The Operating Advisor and the Asset Representations Reviewer,” “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee (the “Trustee”) on behalf of the Certificateholders pursuant to the Pooling and Servicing Agreement. WTNA is a national banking association with trust powers incorporated in 1995. The Trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation, and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2018, WTNA served as trustee on over 1,655 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $306 billion, of which approximately 388 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $252 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The foregoing information set forth under this “—The Trustee” heading has been provided by WTNA.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the

Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the Trustee and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank”), will act as the certificate administrator (in such capacity, the “Certificate Administrator”) and custodian (in such capacity, the “Custodian”) under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 Information Provider under the Pooling and Servicing Agreement. The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2018-C6 and the office for certificate transfer services is located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window.

Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank has primary corporate trust offices located in both New York and London. Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the end of the third quarter of 2018, Citibank’s Agency and Trust group managed in excess of $5.8 trillion in fixed income and equity investments on behalf of approximately 2,700 corporations worldwide. Since 1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement-backed note programs, truck loans, utilities, student loans and commercial and residential mortgages. As of the end of the third quarter of 2018, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 128 transactions backed by commercial mortgages with an aggregate principal balance of approximately $141.9 billion. The Depositor, the underwriters, the initial purchasers, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Asset Representations Reviewer may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. An analyst will also be responsible for the timely delivery of reports to the administration unit for processing all cash flow items. As Certificate Administrator, Citibank is also responsible for the preparation and filing of all Trust REMIC tax returns on behalf of the Issuing Entity. In the past three years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws. In the past three years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as custodian of the mortgage files pursuant to the Pooling and Servicing Agreement. The custodian is responsible to hold and safeguard the mortgage note(s) and other contents of the mortgage file with respect to each underlying mortgage loan on behalf of the trustee and the certificateholders. Each mortgage file will be maintained in a separate file folder marked with a unique bar code to assure loan level file integrity and to assist in inventory management. Files are segregated by transaction and/or issuer. Citibank, through its affiliates and third-party vendors, has been engaged in the mortgage document custody business for more than ten years. Citibank, through its affiliates and third-party vendors, maintains its commercial document custody facilities in Chicago, Illinois and St. Paul, Minnesota. One such third-party vendor separately engaged by Citibank in its capacity as custodian under the Pooling and Servicing Agreement is U.S. Bank National Association which will hold and safeguard the mortgage notes and other contents of the mortgage files with respect to the underlying mortgage loans.

Citibank is acting as Certificate Administrator of this CMBS transaction. In the ordinary course of business, Citibank is involved in a number of legal proceedings, including in connection with its role as trustee of certain RMBS transactions. On June 18, 2014, a civil action was filed against Citibank in the Supreme Court of the State of New York by a group of investors in 48 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee, asserting claims for purported violations of the U.S. Trust Indenture Act of 1939, as amended (the “TIA”), breach of contract, breach of fiduciary duty and negligence based on Citibank’s alleged failure to perform its duties as trustee for the 48 RMBS trusts. On November 24, 2014, plaintiffs sought leave to withdraw this action. On the same day, a smaller subset of similar plaintiff investors in 27 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee, filed a new civil action against Citibank in the United States District Court for the Southern District of New York asserting similar claims as the prior action filed in state court. In January 2015, the court closed plaintiffs’ original state court action. On September 8, 2015, the federal court dismissed all claims as to 24 of the 27 trusts and allowed certain of the claims to proceed as to the other three trusts. Subsequently, plaintiffs voluntarily dismissed all claims with respect to two of the three trusts. On April 7, 2017, Citibank filed a motion for summary judgment. Plaintiffs filed its consolidated opposition brief and cross motion for partial summary judgment on May 22, 2017. Briefing on those motions was completed on August 4, 2017. On March 22, 2018, the court granted Citibank’s motion for summary judgment in its entirety, denied plaintiffs’ motion for summary judgment and ordered the clerk to close the case. On April 20, 2018, plaintiffs filed a notice of appeal. Plaintiffs’ opening brief was filed on August 3, 2018. Citibank filed its opposition on November 2, 2018. Plaintiffs’ reply is due November 16, 2018.

On November 24, 2015, the same investors that brought the federal case brought a new civil action in the Supreme Court of the State of New York related to 25 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee. This case includes the 24 trusts previously dismissed in the federal action, and one additional trust. The investors assert claims for breach of contract, breach of fiduciary duty, breach of duty to avoid conflicts of interest, and violation of New York’s Streit Act (the “Streit Act”). Following oral argument on Citibank’s motion to dismiss, plaintiffs filed an amended complaint on August 5, 2016. On June 27, 2017, the state court issued a decision, dismissing the event of default claims, mortgage-file-related claims, the fiduciary duty claims, and the conflict of interest claims. The decision sustained certain breach of contract claims including the claim alleging discovery of breaches of representations and warranties, a claim related to robo-signing, and the implied covenant of good faith claim. Citibank appealed the lower court’s decision and on January 16, 2018, the Appellate Division, First Department dismissed the claims related to robo-signing and the implied covenant of good faith, but allowed plaintiffs’ claim alleging discovery of breaches of representations and warranties to proceed.

On August 19, 2015, the FDIC as receiver for a failed financial institution filed a civil action against Citibank in the Southern District of New York. This action relates to one private-label RMBS trust for which Citibank formerly served as trustee. The FDIC asserts claims for breach of contract, violation of the Streit Act, and violation of the TIA. Citibank jointly briefed a motion to dismiss with The Bank of New York Mellon and U.S. Bank, N.A. entities that have also been sued by the FDIC in their capacity as trustee, and these cases have all been consolidated in front of Judge Carter. On September 30, 2016, the court granted the motion to dismiss without prejudice for lack of subject matter jurisdiction. On October 14, 2016, FDIC filed a motion for reargument or relief from judgment from the court’s dismissal order. On July 11, 2017, Judge Carter ruled on the motion for reconsideration regarding his dismissal of the action. He denied reconsideration of his decision on standing, but granted leave to amend the complaint by October 9, 2017. The FDIC subsequently requested an extension of time to file its amended complaint, which was granted. The FDIC filed its amended complaint on December 8, 2017. Defendants jointly filed a motion to dismiss the amended complaint on March 13, 2018. On April 18, 2018, plaintiff filed its opposition. Defendants filed their joint reply on May 3, 2018.

There can be no assurances as to the outcome of litigation or the possible impact of litigation on the trustee or the RMBS trusts. However, Citibank denies liability and continues to vigorously defend against these litigations. Furthermore, neither the above-disclosed litigations nor any other pending legal proceeding involving Citibank will materially affect Citibank’s ability to perform its duties as Certificate Administrator under the Pooling and Servicing Agreement for this CMBS transaction.

Neither Citibank nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that Citibank or one of its affiliates will purchase the Class R Certificates on the Closing Date. Citibank or its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement.  For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the Issuing Entity and as the primary servicer for certain of the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. Wells Fargo is also (a) expected to be the Outside Trustee, the Outside Certificate Administrator and the Outside Custodian under the Benchmark 2018-B7 Pooling and Servicing Agreement, which is expected to govern the servicing of each of the DUMBO Heights Portfolio Loan Combination, the Liberty Portfolio Loan Combination, and the 192 Lexington Avenue Loan Combination, (b) the Outside Trustee, the Outside Certificate Administrator and the Outside Custodian under the UBS 2018-C13 Pooling and Servicing Agreement, which governs the servicing of the Shelbourne Global Portfolio I Loan Combination, (c) the Outside Servicer, the Outside Certificate Administrator and the Outside Custodian under the DBGS 2018-C1 Pooling and Servicing Agreement, which governs the servicing of the Moffett Towers - Buildings E,F,G Loan Combination, (d) the current holder of one or more of the Moffett Towers - Buildings E,F,G Pari Passu Companion Loans, and (e) expected to be the Outside Trustee, Outside Certificate Administrator and Outside Custodian under the UBS 2018-C14 Pooling and Servicing Agreement, which is expected to govern the servicing of the Riverwalk II Loan Combination on and after the related Controlling Pari Passu Companion Loan Securitization Date.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2015	As of 12/31/2016	As of 12/31/2017	As of 9/30/2018

By Approximate Number:	32,716	31,128	30,017	30,293
By Approximate Aggregate Unpaid Principal Balance (in billions):	$503.34	$506.83	$527.63	$558.53

Within this portfolio, as of September 30, 2018, are approximately 21,503 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $430.9 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of September 30, 2018, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB

Calendar Year 2015	$ 401,673,056,650	$ 1,600,995,208	0.40%
Calendar Year 2016	$ 385,516,905,565	$ 838,259,754	0.22%
Calendar Year 2017	$ 395,462,169,170	$ 647,840,559	0.16%
YTD Q3 2018	$ 414,392,518,393	$ 533,282,175	0.13%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P Global Ratings, a Standard & Poor's Financial Services LLC business (“S&P”), and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar

Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo are rated “A+” by S&P, “Aa2” by Moody’s Investors Service, Inc. (“Moody’s”) and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the Pooling and Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	audit services;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;

●	insurance tracking and compliance;

●	onboarding-new loan setup;

●	lien release-filing & tracking;

●	credit investigation & background checks; and

●	defeasance calculations.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Wells Fargo will enter into one or more agreements with the Mortgage Loan Sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Outside Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the Master Servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and CREFI, a Sponsor and an originator, or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by CREFI or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the CREFI Mortgage Loans.

Wells Fargo is the purchaser under a repurchase agreement with LCF, or with a wholly-owned subsidiary or affiliate of LCF, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by LCF and its affiliates. Pursuant to certain interim servicing agreements between Wells Fargo and LCF and certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by LCF or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the LCF Mortgage Loans.

Wells Fargo Bank is the purchaser under a repurchase agreement with Rialto Mortgage, or with a wholly-owned subsidiary or affiliate of Rialto Mortgage, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Rialto Mortgage. Pursuant to certain interim servicing agreements between Wells Fargo Bank and Rialto Mortgage or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by Rialto Mortgage or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the Rialto Mortgage Loans.

Wells Fargo expects to enter into a primary servicing agreement with Berkeley Point Capital LLC dba Newmark Knight Frank pursuant to which Berkeley Point Capital LLC dba Newmark Knight Frank is expected to act as primary servicer with respect to the Riverwalk II Loan Combination prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Pursuant to certain interim servicing agreements between Wells Fargo and CCRE Lending (or certain of its affiliates), a Sponsor and an Originator, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by CCRE Lending from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the CCRE Mortgage Loans.

Neither Wells Fargo nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information regarding Wells Fargo under the heading “—Servicers—The Master Servicer” has been provided by Wells Fargo.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer's ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer's obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer's removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer's rights and obligations with respect to indemnification, and certain limitations on the Master Servicer's liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to be appointed to act as the initial special servicer (the “Special Servicer”) under the Pooling and Servicing Agreement and in this capacity is expected to be responsible for the servicing and administration of the applicable Specially Serviced Loans and any associated REO Properties, and in certain circumstances, will review, evaluate, process and/or provide or withhold consent as to certain Major Decisions, Special Servicer Decisions and other transactions relating to the Mortgage Loans (other than any Excluded Special Servicer Mortgage Loan or Outside Serviced Mortgage Loan) and Serviced Companion Loans that are non-Specially Serviced Loans, pursuant to the Pooling and Servicing Agreement.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P, Moody’s, Fitch, Morningstar, DBRS, Inc. (“DBRS”) and Kroll Bond Rating Agency, Inc. (“KBRA”). Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar and the highest rankings as a special servicer of real estate assets under U.S. CMBS transactions from S&P and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland's servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland's failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland's website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight.®

As of September 30, 2018, Midland was master and/or primary servicing approximately 34,779 commercial and multifamily mortgage loans with a principal balance of approximately $466 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,498 of such loans, with a total principal balance of approximately $176 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2015 to 2017.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2015	2016	2017

CMBS	$149	$149	$162
Other	$255	$294	$323
Total	$404	$444	$486

As of September 30, 2018, Midland was named the special servicer in approximately 322 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $156 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 88 assets with an outstanding principal balance of approximately $800 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2015 to 2017.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2015	2016	2017

Total	$110	$121	$145

Midland may enter into one or more arrangements with the Directing Holder, any Controlling Class Representative, a Controlling Class Certificateholder, any directing certificateholder, any Outside Controlling Note Holder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the Special Servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the Special Servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as Special Servicer under the Pooling and Servicing Agreement and any related Co-Lender Agreement and limitations on the right of such person to remove the Special Servicer.

Pursuant to a certain servicing arrangement between Berkeley Point Capital LLC dba Newmark Knight Frank or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as an interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, certain of the CCRE Mortgage Loans.

Pursuant to certain interim servicing agreements between Citi Real Estate Funding Inc. and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, certain of the CREFI Mortgage Loans.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the Issuing Entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the Issuing Entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

Midland assisted KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate, with due diligence relating to the Mortgage Loans in the Mortgage Pool.

From time to time, Midland and/or its affiliates may purchase or sell securities, including Certificates issued in this offering, in the secondary market.

Midland is (a) the Outside Servicer and the Outside Special Servicer with respect to the Shelbourne Global Portfolio I Loan Combination which is serviced under the UBS 2018-C13 Pooling and Servicing Agreement, and (b) the expected Outside Servicer with respect to the Riverwalk II Loan Combination which is expected to be serviced under the UBS 2018-C14 Pooling and Servicing Agreement following the related Controlling Pari Passu Companion Loan Securitization Date.

The foregoing information regarding Midland under the heading “—Servicers—The Special Servicer” has been provided by Midland.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (other than any Serviced Outside Controlled Loan Combination), without cause by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Controlling Class Representative (if a Control Termination Event does not exist). The Special Servicer may be removed and replaced with respect to a Serviced Outside Controlled Loan Combination, with or without cause at any time, at the direction of the related Outside Controlling Note Holder.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Affiliated Primary Servicer

Berkeley Point Capital LLC dba Newmark Knight Frank

Berkeley Point Capital LLC, a Delaware limited liability company doing business as Newmark Knight Frank (“NKF”) is anticipated to be appointed as primary servicer for the Riverwalk II Mortgage Loan (3.4%) pursuant to a primary servicing agreement, and in such capacity, will be responsible for the primary servicing and administration of such Mortgage Loan prior to the related Controlling Pari Passu Companion Loan Securitization Date. NKF is expected to continue as primary servicer with respect to the Riverwalk II Mortgage Loan after the related Controlling Pari Passu Companion Loan Securitization Date pursuant to a separate primary servicing agreement with the related Outside Servicer. NKF is an affiliate of CCRE Lending, a sponsor, an originator and a mortgage loan seller, and Cantor Fitzgerald & Co., an underwriter. NKF is a subsidiary of NKF Group, which is an affiliate of BGC Partners, Inc. and Cantor Fitzgerald, L.P.

The principal executive offices of NKF are located at 7700 Wisconsin Avenue, Suite 1100, Bethesda, Maryland 20814 and principal servicing office of NKF is located at 225 Franklin Street, 18th Floor, Boston, Massachusetts 02110 and its telephone number is (877) 526-3562.

NKF serves as primary servicer in various transactions and is rated as a primary servicer and special servicer. Current ratings are listed below.

Servicer Rating Type	Fitch	S&P	KBRA
Primary Servicer	CPS2	Above Average	Approved
Special Servicer	CSS3+	Average	Approved-multifamily

Together with its predecessor entities, NKF has originated and serviced commercial real estate loans for over 25 years. Directly or through its affiliates, NKF originates and acts as primary servicer for commercial and multifamily loans for properties across the United States through programs offered by Fannie Mae, Freddie Mac, Ginnie Mae/FHA, Life Companies, and CMBS. NKF is a Fannie Mae DUS™, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender and servicer, and a Ginnie Mae Issuer. It has been named special servicer on nine Freddie Mac K-Series or SB-Series securitizations, the first in 2009, one in 2013, two in 2015, four Freddie Mac SB-Series securitization in 2017 and one in 2018. In addition to its primary and special servicing assignments, NKF also provides limited servicing on CMBS loans originated directly or through an affiliate. The firm has offices located in Bethesda, Maryland, Blue Bell, Pennsylvania, Boston, Massachusetts, Dallas, Texas, Irvine, California, New York, New York, Raleigh, North Carolina, Portland, Oregon, San Diego, California, Santa Monica, California, Seattle, Washington, and Tampa, Florida.

As of September 30, 2018, NKF’s primary servicing portfolio was comprised of approximately 2,096 loans with an aggregate outstanding principal balance of approximately $39.83 billion, of which NKF is the primary servicer through sub-servicing agreements with master servicers on 154 Freddie Mac K-Series securitizations for 506 loans with an approximate aggregate outstanding principal balance of approximately $11.81 billion, and 117 commercial mortgage loans with an aggregate outstanding principal balance of approximately $2.62 billion in other CMBS securitizations.

The following table sets forth information about the various pools of loans primarily serviced by NKF as of the dates indicated:

CMBS Pools	As of 12/31/2015	As of 12/31/2016	As of 12/31/2017
Primary Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance	$7.82 billion	$11.21 billion	$14.48 billion
By Number	99 pools (313 loans)	133 pools (444 loans)	176 pools (597 loans)

Limited Subservicing Portfolio By Approximate Aggregate Unpaid Principal Balance	$14.05 billion	$15.83 billion	$15.67 billion
By Number	49 pools (830 loans)	58 pools (928 loans)	63 pools (957 loans)

The commercial real estate loans that NKF originates and for which NKF provides servicing may include mortgage loans secured by the same types of income producing properties as those securing the underlying mortgage loans backing the Certificates. Accordingly, the assets that NKF services as well as assets originated and/or owned by it or its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth.

NKF has developed policies and procedures for the performance of its servicing obligations in compliance with applicable USAP and Regulation AB servicing standards. NKF uses the Enterprise! Servicing system and generally utilizes technology infrastructure to bolster and facilitate controls for compliance with pooling and servicing agreements, loan administration and procedures in workout/resolution and commercially appropriate standardization and automation to provide for improved accuracy, efficiency, transparency, monitoring and controls. Through its web portal, Portfolio Investor Insight®, NKF provides its investors access to data and reports for the loans that it services. Borrowers may also access monthly statements as well as current and historical loan information through a password protected website, Borrower Insight®.

NKF may from time to time engage consultants to perform property inspections and to provide asset management on certain properties. NKF does not have any material primary advancing obligations with respect to the CMBS pools as to which it is a primary servicer, and accordingly NKF does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement nor any material impact on the mortgage pool performance or the performance of the Certificates.

NKF will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, NKF may have custody of certain of such documents as necessary for the performance of its duties with respect to underlying Mortgage Loans or otherwise. To the extent that NKF has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

NKF is not an affiliate of any of the Sponsors, the Issuing Entity, the Depositor, the Master Servicer, the Trustee or any originator other than CCRE Lending and is not an affiliate of any underwriter other than Cantor Fitzgerald & Co. Other than its relationship with CCRE Lending and Cantor Fitzgerald & Co. (and indirectly any relationships of those two entities disclosed elsewhere in this prospectus), there are no specific relationships involving or relating to this transaction or the securitized mortgage loans between NKF or any of its affiliates, on the one hand, and the Depositor, the Sponsors or the Issuing Entity, on the other hand, that currently exist or that existed during the past two (2) years. In addition, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party -- apart from the subject securitization transaction -- between NKF or any of its affiliates, on the one hand, and the Depositor, the Sponsors or the Issuing Entity, on the other hand, that currently exist or that existed during the past two (2) years and that are material to an investor’s understanding of the Certificates.

No securitization transaction involving commercial or multifamily mortgage loans in which NKF is acting as primary or special servicer has experienced an event of default as a result of any action or inaction performed by NKF in such capacity. In addition, there has been no previous disclosure of material non-compliance with servicing criteria by NKF with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which NKF was acting as primary servicer or special servicer.

From time to time, NKF and its affiliates are parties to lawsuits and other legal proceedings by governmental authorities or other entities arising in the ordinary course of business. NKF does not believe that any such current lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as servicer or be material to a Certificateholder.

Neither NKF nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization (except that NFK will be entitled to compensation for its primary servicing and sub-servicing duties with respect to the Riverwalk II Mortgage Loan). However, NFK or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information regarding NKF under the heading “—Servicers—Affiliated Primary Servicer” has been provided by NKF.

Summary of NKF Primary Servicing Agreement

General. NKF has acquired the right to be appointed as the primary servicer of the Riverwalk II Mortgage Loan (3.4%), which such Mortgage Loan is to be transferred to the Depositor by CCRE Lending (the “NKF Primary Serviced Mortgage Loan”) and the Riverwalk II Passu Companion Loans (the “NKF Serviced Companion Loans”). Accordingly, Wells Fargo, as master servicer, and NKF, as primary servicer, will enter into a primary servicing agreement dated as of December 1, 2018 (the “NKF Primary Servicing Agreement”). The primary servicing of such NKF Primary Serviced Mortgage Loan and the NKF Serviced Companion Loans will be governed by the NKF Primary Servicing Agreement until the related Controlling Pari Passu Companion Loan

Securitization Date. The following summary describes certain provisions of the NKF Primary Servicing Agreement relating to the primary servicing and administration of the NKF Primary Serviced Mortgage Loan and the NKF Serviced Companion Loans. The summary does not purport to be complete and is subject, and qualified in its entirety, by reference to the provisions of the NKF Primary Servicing Agreement.

Summary of Certain Primary Servicing Duties. With respect to the NKF Primary Serviced Mortgage Loan and the NKF Serviced Companion Loans, NKF, as primary servicer, will be responsible for performing the primary servicing of such Mortgage Loan and Companion Loans in a manner consistent with the Pooling and Servicing Agreement and the Servicing Standard. Primary servicing duties will include:

●	maintaining the servicing file and releasing files in accordance with the Pooling and Servicing Agreement and the NKF Primary Servicing Agreement,

●	within five (5) business days of receipt of a repurchase communication, reporting any such repurchase communication to the Master Servicer and forwarding a copy of such repurchase communication to the Master Servicer and such information in its possession reasonably requested by the Master Servicer, (ii) within five (5) business days of discovery or notice of a document defect or breach, notifying the Master Servicer in writing of any discovered document defect or breach of mortgage loan representation, and (iii) cooperating with the Master Servicer in pursuing its obligations to make a repurchase claim against the related Mortgage Loan Seller(s),

●	collecting monthly payments and escrow and reserve payments and maintaining a primary servicer collection account and applicable escrow and reserve accounts (consistent with the requirements of the Pooling and Servicing Agreement) to hold such collections,

●	remitting to the Master Servicer on a timely basis monthly payments less any primary servicing fees, escrow and reserve payments and payments in the nature of additional servicing compensation due to NKF, as primary servicer,

●	preparing such reports, including a collection report, monthly remittance report, various CREFC® reports and such other reports as reasonably requested by the Master Servicer from time to time,

●	collecting monthly and quarterly borrower reports, income statements and rent rolls,

●	performing inspections of the related mortgaged properties at the frequency required of the Master Servicer under the Pooling and Servicing Agreement and providing inspection reports to the Master Servicer,

●	monitoring borrower insurance obligations on such loans and obtaining such property level insurance when the borrower fails to maintain such insurance,

●	maintaining errors and omissions insurance and an appropriate fidelity bond,

●	notifying the Master Servicer of any borrower requests or transactions and performing certain duties of the Master Servicer with respect to such borrower request or transaction; provided, however, that NKF will not approve or consummate any borrower request or transaction without confirming that the Master Servicer and the Special Servicer have mutually agreed that the Master Servicer will process such request and obtaining the prior written consent of the Master Servicer,

●	promptly notifying Master Servicer of any defaults under the NKF Primary Serviced Mortgage Loan or the NKF Serviced Companion Loans, collection issues or customer issues; provided that NKF will not take any action with respect to enforcing such loans without the prior written approval of the Master Servicer, and

●	with respect to all servicing responsibilities of the Master Servicer under the Pooling and Servicing Agreement which are not being performed by NKF under the NKF Primary Servicing Agreement, NKF will reasonably cooperate with the Master Servicer to facilitate the timely performance of such servicing responsibilities.

NKF's custodial responsibilities are limited to original letters of credit as long as it (i) has a vault or other adequate safety procedures in place satisfactory to the Master Servicer, in its sole discretion, or (ii) outsources such responsibility to a third party vendor satisfactory to the Master Servicer, who has a vault or other adequate safety procedures in place satisfactory to the Master Servicer, in its sole discretion.

NKF will provide to Master Servicer access to all the servicing files, mortgage loan files and servicing systems maintained by NKF with respect to the NKF Primary Serviced Mortgage Loan and the NKF Serviced Companion Loans for audit and review. NKF will not take any action (whether or not authorized under the NKF Primary Servicing Agreement) as to which the Master Servicer has advised it in writing that such action if taken may result in the imposition of a tax on any portion of the Issuing Entity or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC. NKF will fully cooperate with the Master Servicer in connection with avoiding the imposition of a tax on any portion of the Issuing Entity or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

NKF will also timely provide such certifications, reports and registered public accountant attestations required by the NKF Primary Servicing Agreement or by the Master Servicer to permit it to comply with the Pooling and Servicing Agreement and the Depositor to comply with its Exchange Act reporting obligations.

NKF will not communicate directly with the Special Servicer, the Directing Holder or any Rating Agency except in very limited circumstances set forth in the NKF Primary Servicing Agreement.

NKF will have no obligation and will not be permitted to make any principal and interest advance or any servicing advances. NKF will not make any Major Decisions or Special Servicer Decisions or take any other action requiring the approval of the Master Servicer under the NKF Primary Servicing Agreement without the prior written approval of the Master Servicer. Such consent will be subject to the consent of the Special Servicer and the Special Servicer will process such request unless mutually agreed by the Special Servicer and the Master Servicer that the Master Servicer will process such request. The Master Servicer will request any such approvals or Rating Agency Confirmation.

Compensation. As compensation for its activities under the NKF Primary Servicing Agreement, the primary servicing fee will be paid only to the extent that the Master Servicer receives the servicing fee with respect to the NKF Primary Serviced Mortgage Loan and the NKF Serviced Companion Loans under the Pooling and Servicing Agreement. NKF is not entitled to any Prepayment Interest Excess, default interest, or other amounts not specifically set forth in the NKF Primary Servicing Agreement. NKF will be entitled to such additional servicing compensation as set forth in the NKF Primary Servicing Agreement. Generally, if received and the Master Servicer is entitled to retain such amounts under the Pooling and Servicing Agreement, NKF will also be entitled to retain, with respect to the NKF Primary Serviced Mortgage Loan and the NKF Serviced Companion Loans, as additional primary servicing compensation (the “Additional Primary Servicing Compensation”), the following:

●	50% of the Master Servicer’s share of late fees to the extent NKF is performing the related collection work and to the extent not required to offset with respect to the NKF Primary Serviced Mortgage Loan or the NKF Serviced Companion Loans under the Pooling and Servicing Agreement (1) Advances, including interest on such Advances or (2) additional trust fund expenses;

●	100% of the Master Servicer’s share of any charges for beneficiary statements, demand fees and amounts collected for checks returned for insufficient funds;

●	100% of the Master Servicer’s share of any assumption application fees to the extent NKF performs the related assumption;

●	50% of the Master Servicer’s share of any assumption fees, modification fees, consent fees, and defeasance fees to the extent such action was performed by NKF; and

●	subject to certain limitations set forth in the Pooling and Servicing Agreement, any interest or other income earned on deposits in the related accounts held by NKF.

NKF will not be entitled to any additional primary servicing compensation in the form of fees earned with respect to the processing of any Major Decision or Special Servicer Decision performed by the Special Servicer;

provided, however, if NKF processes any Special Servicer Decision following approval of such decision by the Special Servicer, NKF will be entitled to the applicable fee as described in the bullets above.

NKF will be required to promptly remit to the Master Servicer any additional servicing compensation or other amounts received by it which NKF is not entitled to retain. Except as otherwise provided, NKF will pay all its overhead and similar expenses incurred by it in connection with its servicing activities under the NKF Primary Servicing Agreement.

Indemnification; Limitation of Liability. Neither NKF nor any directors, members, managers, officers, employees or agents of NKF (the “NKF Parties”) will be under any liability to the Master Servicer for any action taken, or for refraining from the taking of any action, in good faith pursuant to the NKF Primary Servicing Agreement, or for errors in judgment. However, this will not protect the NKF Parties against any breach of warranties or representations made in the NKF Primary Servicing Agreement, or against any liability that would otherwise be imposed on NKF by reason of its willful misconduct, bad faith, fraud or negligence (or by reason of any specific liability imposed under the NKF Primary Servicing Agreement for a breach of the Servicing Standard) in the performance of its duties under the NKF Primary Servicing Agreement or by reason of its negligent disregard of its obligations or duties under the NKF Primary Servicing Agreement. The NKF Parties will be indemnified by the Master Servicer against any loss, liability or expense (collectively, the "Losses”) incurred by NKF in connection with any claim, loss, penalty, fine, foreclosure, judgment, liability or legal action relating to the NKF Primary Servicing Agreement resulting from the Master Servicer’s willful misconduct, bad faith, fraud, or negligence in the performance of duties under the NKF Primary Servicing Agreement or negligent disregard of its obligations under the NKF Primary Servicing Agreement. The NKF Parties will be indemnified by the Issuing Entity, to the extent provided in the Pooling and Servicing Agreement, against any Losses incurred by NKF in connection with any claim, loss, penalty, fine, foreclosure, judgment, liability or legal action relating to the NKF Primary Servicing Agreement, other than any Losses (i) that are specifically required to be borne by NKF without right of reimbursement pursuant to the terms of the NKF Primary Servicing Agreement or (ii) that are incurred by reason of (A) a breach of any representation or warranty by NKF or (B) willful misconduct, bad faith, fraud or negligence of NKF in the performance of duties under the NKF Primary Servicing Agreement or negligent disregard of obligations and duties under the NKF Primary Servicing Agreement; provided, however, that the indemnification described in this sentence will be strictly limited to any actual amount of indemnification received by the Master Servicer under the Pooling and Servicing Agreement as a result of pursuing the Issuing Entity on behalf of NKF for such indemnification.

NKF will indemnify and hold harmless the Master Servicer and its directors, officers, representatives, members, managers, agents, employees or affiliates against any Losses incurred by the Master Servicer in connection with any claim, loss, penalty, fine, foreclosure, judgment, liability or legal action relating to the NKF Primary Servicing Agreement, the Pooling and Servicing Agreement or the Certificates by reason of (1) any breach by NKF of a representation or warranty made by NKF in the NKF Primary Servicing Agreement or (2) any willful misconduct, bad faith, fraud or negligence by NKF in the performance of its obligations or duties under the NKF Primary Servicing Agreement or under the Pooling and Servicing Agreement or by reason of negligent disregard of such obligations and duties.

Resignation. The NKF Primary Servicing Agreement will provide that NKF may not resign from the obligations and duties imposed on it thereunder except by mutual consent of NKF and the Master Servicer or upon the determination that its duties thereunder are no longer permissible under applicable law and such incapacity cannot be cured by NKF.

Termination. The NKF Primary Servicing Agreement will be terminated with respect to NKF if any of the following occurs:

●	the Master Servicer elects to terminate NKF following a NKF Primary Servicer Termination Event (as defined below) (except as provided in the following bullet);

●	the Master Servicer elects (or at the Depositor's request to the extent the Depositor has the right to request termination of NKF under the Pooling and Servicing Agreement) to terminate pursuant to the final two bullets listed under NKF Primary Servicer Termination Events below;

●	upon resignation by NKF;

●	upon the later of the final payment or other liquidation of the last NKF Primary Serviced Mortgage Loan and remittance of all funds thereunder or if the NKF Primary Serviced Mortgage Loan becomes an REO Mortgage Loan or the related Mortgaged Property becomes an REO Property;

●	by mutual consent of NKF and the Master Servicer in writing;

●	upon termination of the Pooling and Servicing Agreement;

●	in the event any NKF Primary Serviced Mortgage Loan becomes a specially serviced loan or is substituted, purchased or repurchased pursuant to the Pooling and Servicing Agreement, solely with respect to such NKF Primary Serviced Mortgage Loan;

●	at the option of the purchaser of any NKF Primary Serviced Mortgage Loan pursuant to the terms of the Pooling and Servicing Agreement, solely with respect to such NKF Primary Serviced Mortgage Loan;

●	if the Master Servicer’s responsibilities and duties as Master Servicer under the Pooling and Servicing Agreement have been assumed by the Trustee, and the Trustee has the right to terminate NKF pursuant to the Pooling and Servicing Agreement; or

●	upon the related Controlling Pari Passu Companion Loan Securitization Date.

“NKF Primary Servicer Termination Event”, means any one of the following events:

●	any failure by NKF (i) to make a required deposit to the accounts maintained by NKF on the day and by the time such deposit was first required to be made, or (ii) to remit to the Master Servicer any amount required to be so deposited or remitted by NKF, which failure is not cured within 1 Business Day after such deposit or remittance is due;

●	any failure on the part of NKF to deliver to the Master Servicer certain certificates or reports specified in the NKF Primary Servicing Agreement subject to cure periods specified in the NKF Primary Servicing Agreement;

●	any failure on the part of NKF duly to observe or perform in any material respect any of the other covenants or obligations under the NKF Primary Servicing Agreement, which continues unremedied for a period of 20 days (10 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the NKF Primary Servicing Agreement or such shorter period (not less than one business day) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or a lapse in any required insurance coverage, as applicable) after the date on which written notice of such failure, requiring the same to be remedied, will have been given to NKF by the Master Servicer, provided, however, if such failure with a 20 day cure period is capable of being cured and NKF is diligently pursuing such cure, such 20 day period will be extended for an additional 45 days; provided that NKF has commenced to cure such failure within the initial 20 day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure;

●	any breach on the part of NKF of any representation or warranty made pursuant to the NKF Primary Servicing Agreement which materially and adversely affects the interests of the Master Servicer or any Class of Certificateholders and which continues unremedied for a period of 20 days after the date on which notice of such breach, requiring the same to be remedied, will have been given to NKF by the Master Servicer, provided, however, if such breach is capable of being cured and NKF is diligently pursuing such cure, such 20 day period will be extended for an additional 45 days; provided that NKF has commenced to cure such failure within the initial 20 day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure;

●	certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to NKF and certain actions by or on behalf NKF indicating its insolvency or inability to pay its obligations;

●	either of Moody’s or KBRA (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities or (B) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of possible rating downgrade or withdrawal and, in the case of either of clauses (A) or (B) publicly citing servicing concerns with the Master Servicer (because of actions of NKF) or NKF as the sole or a material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

●	NKF, if rated by Fitch, ceases to have a commercial primary servicer rating of at least “CPS3” from Fitch and that rating is not reinstated within 60 days of delisting;

●	the net worth of NKF, determined in accordance with generally accepted accounting principles shall decline to less than $2 million;

●	a Servicer Termination Event by the Master Servicer under the Pooling and Servicing Agreement, which Servicer Termination Event occurred as a result of the failure of NKF to perform any obligation required under the NKF Primary Servicing Agreement;

●	NKF assigns or transfers or attempts to assign or transfer all or part of its rights and obligations under the NKF Primary Servicing Agreement except as permitted by the NKF Primary Servicing Agreement; or

●	(i) any failure by NKF to deliver by the due date any Exchange Act reporting items required to be delivered to the Master Servicer, the Certificate Administrator or the Depositor under Article X of the Pooling and Servicing Agreement or under the NKF Primary Servicing Agreement (following the expiration of any applicable grace period) or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to; or (ii) any failure by NKF to perform in any material respect any of the covenants or obligations of NKF contained in the NKF Primary Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required for any party to the Pooling and Servicing Agreement to perform its obligations under Article X of the Pooling and Servicing Agreement (following the expiration of any applicable grace period) or under the Exchange Act reporting items required under any other pooling and servicing agreement that the Depositor is a party to.

Notwithstanding the foregoing, upon any termination of NKF, NKF will be entitled to receive all accrued and unpaid primary servicing fees through the date of termination and will be required to cooperate fully with the Master Servicer to transition primary servicing of the NKF Primary Serviced Mortgage Loan and the NKF Serviced Companion Loans to the Master Servicer or its designee.

The foregoing information set forth in this “—Summary of NKF Primary Servicing Agreement” section has been provided by Wells Fargo.

The Outside Servicers and the Outside Special Servicers

For information on each of the Outside Servicing Agreements (to the extent definitively identified as of the date of this prospectus), under which the Outside Servicers and Outside Special Servicers are obligated to service the applicable Outside Serviced Loan Combinations, see “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The Benchmark 2018-B7 Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, is anticipated to be appointed to act as special servicer under the Benchmark 2018-B7 pooling and servicing agreement which is anticipated to govern the servicing of each of the DUMBO Heights Portfolio Loan Combination, the Liberty Portfolio Loan Combination and the 192

Lexington Avenue Loan Combination. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

●	investing in high-yielding real estate-related debt and equity, and

●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the Pooling and Servicing Agreement , including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 22 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 173 as of September 30, 2018. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;

●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;

●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;

●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;

●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;

●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;

●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;

●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;

●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;

●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;

●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;

●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;

●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion; and

●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion.

●	160 domestic commercial mortgage backed securitization pools as of December 31, 2017 with a then current face value in excess of $68.9 billion.

●	173 domestic commercial mortgage backed securitization pools as of September 30, 2018 with a then current face value in excess of $78.6 billion.

As of September 30, 2018, LNR Partners has resolved approximately $75.2 billion of U.S. commercial and multifamily loans over the past 22 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016, approximately $4.5 billion of U.S. commercial and multifamily mortgage loans during 2017, and approximately $4.1 billion of U.S. commercial and multifamily mortgage loans through September 30, 2018.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina. As of September 30, 2018, LNR Partners and its affiliates specially service a portfolio, which included approximately 5,659 assets across the United States with a then current face value of approximately $78.6 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the Certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1-” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the Pooling and Servicing Agreement for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the Certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Securities Holdings, LLC, an affiliate of LNR Partners, is anticipated to purchase a minority interest at least equal to 25% in each class of the control eligible certificates issued pursuant to the Benchmark 2018-B7 pooling and servicing agreement. The directing certificateholder under the Benchmark 2018-B7 pooling and servicing agreement will only be permitted to remove LNR Partners, LLC or its affiliate as special servicer without cause if LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the then controlling class of certificates.

LNR Partners is not an affiliate of the Depositor, the Underwriters, the Issuing Entity, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Sponsor.

Except as disclosed in this prospectus and except for LNR Partners acting as special servicer for the Benchmark 2018-B7 securitization transaction, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the Issuing Entity, the Sponsors, the Trustee, the Certificate Administrator, any originator, any significant obligor, the Master Servicer, the Operating Advisor or the Asset Representations Reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the Issuing Entity, the Sponsors, the Trustee, the Certificate Administrator, any originator, any significant obligor, the Master Servicer, the Operating Advisor or the Asset Representations Reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

In the commercial mortgage backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

Neither LNR Partners nor any of its affiliates will retain on the Closing Date any Certificates issued by the issuing entity or any other economic interest in this securitization. However, LNR Partners or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such Certificates at any time.

The foregoing information regarding LNR Partners under this “—Servicers—The Outside Servicers and the Outside Special Servicers —The Benchmark 2018-B7 Special Servicer” sub-heading has been provided by LNR Partners.

The Operating Advisor and the Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Park Bridge Lender Services will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of September 30, 2018, Park Bridge Lender Services was acting as operating advisor or trust advisor for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $176.6 billion issued in 210 transactions.

As of September 30, 2018, Park Bridge Lender Services was acting as asset representations reviewer for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $73.1 billion issued in 83 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (d) is not (and is not Risk Retention Affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative or a depositor, trustee, certificate administrator, master servicer, or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (e) has not been paid by the Special Servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that Park Bridge Lender Services, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, Park Bridge Lender Services believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Park Bridge Lender Services has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) CREFI, a Sponsor, an originator and the Retaining Sponsor, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, the Certificate Administrator, Custodian, certificate registrar and paying agent.

Rialto, a Sponsor and an originator, is an affiliate of RCA, an Outside Special Servicer. Rialto and RCA are also affiliates of the entity that was appointed as the initial directing certificateholder under the DBGS 2018-C1 Pooling and Servicing Agreement. However, subject to closing of the Rialto Investment/Asset Management Pending Sale, which is projected to close on or around November 30, 2018, it is expected that none of RCA, Rialto Capital Management, LLC and the initial directing certificateholder under the DBGS 2018-C1 Pooling and Servicing Agreement will thereafter be affiliates of Rialto or Rialto Holdings.

CCRE Lending, a Sponsor and an originator, is an affiliate of Cantor Fitzgerald & Co., one of the underwriters, and NKF, a primary servicer.

Wells Fargo, the Master Servicer, is also (a) the expected Outside Trustee, Outside Certificate Administrator and Outside Custodian under the Outside Servicing Agreement that is expected to govern the servicing of each of the DUMBO Heights Portfolio Loan Combination, the Liberty Portfolio Loan Combination and the 192 Lexington Avenue Loan Combination, (b) the Outside Trustee, the Outside Certificate Administrator and the Outside Custodian under the Outside Servicing Agreement that governs the servicing of the Shelbourne Global Portfolio I Loan Combination, (c) the Outside Servicer, the Outside Certificate Administrator and the Outside Custodian under the Outside Servicing Agreement that governs the servicing of the Moffett Towers - Buildings E,F,G Loan Combination, and (d) the expected Outside Trustee, Outside Certificate Administrator and Outside Custodian under the Outside Servicing Agreement that is expected to govern the servicing of the Riverwalk II Loan Combination following the related Controlling Pari Passu Companion Loan Securitization Date.

Midland, the Special Servicer, is also (a) the Outside Servicer and the Outside Special Servicer under the Outside Servicing Agreement that governs the servicing of the Shelbourne Global Portfolio I Loan Combination, and (b) the expected Outside Servicer under the Outside Servicing Agreement that is expected to govern the servicing of the Riverwalk II Loan Combination following the related Controlling Pari Passu Companion Loan Securitization Date.

WTNA, the Trustee, is also the Outside Trustee under the Outside Servicing Agreement that governs the servicing of the Moffett Towers - Buildings E,F,G Loan Combination. In its capacity as Outside Trustee under such Outside Servicing Agreement, WTNA serves as mortgagee of record with respect to the subject Loan Combination.

Park Bridge Lender Services, the Operating Advisor and the Asset Representations Reviewer, is also (a) expected to be the Outside Operating Advisor and the asset representations reviewer under the respective Outside Servicing Agreements that are expected to govern the servicing of each of the DUMBO Heights Portfolio Loan Combination, the Liberty Portfolio Loan Combination, the Riverwalk II Loan Combination (following the related Controlling Pari Passu Companion Loan Securitization Date) and the 192 Lexington Avenue Loan Combination, and (b) the Outside Operating Advisor and the asset representations reviewer under the Outside Servicing Agreement that governs the servicing of the Moffett Towers - Buildings E,F,G Loan Combination.

Warehouse Financing Arrangements

Set forth below are certain warehouse financing arrangements that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Citibank, the Certificate Administrator and an affiliate of the Depositor, CREFI (a Sponsor, an originator and the Retaining Sponsor) and Citigroup Global Markets Inc. (one of the underwriters), provides short-term warehousing of mortgage loans originated by Rialto through a master repurchase facility. It is anticipated that four (4) of the Rialto Mortgage Loans (10.1%) (with an aggregate Cut-off Date Balance of approximately $74,492,064) will be subject to such repurchase facility with Citibank, prior to the Closing Date. If such is the case at the time the Certificates are issued, then Rialto will use the proceeds from its sale of such Rialto Mortgage

Loans to the Depositor to, among other things, simultaneously reacquire such Mortgage Loans from Citibank free and clear of any liens.

Citibank, the Certificate Administrator and an affiliate of the Depositor, CREFI (a Sponsor, an originator and the Retaining Sponsor) and Citigroup Global Markets Inc. (one of the underwriters), provides short-term warehousing of mortgage loans originated by CCRE Lending through a master repurchase facility. It is anticipated that all of the CCRE Mortgage Loans (8.5%) (with an aggregate Cut-off Date Balance of approximately $62,850,000) will be subject to such repurchase facility with Citibank, prior to the Closing Date. If such is the case at the time the Certificates are issued, then CCRE Lending will use the proceeds from its sale of such CCRE Mortgage Loans to the Depositor to, among other things, simultaneously reacquire such Mortgage Loans from Citibank free and clear of any liens.

Interim Servicing Arrangements

Set forth below are certain interim servicing arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Pursuant to certain interim servicing agreements between Wells Fargo, the Master Servicer, and CREFI, a Sponsor and an originator, and/or certain of its affiliates, Wells Fargo acts as interim servicer with respect to eighteen (18) of the Mortgage Loans (57.0%)) (with an aggregate Cut-off Date Balance of approximately $419,511,792) to be contributed to this securitization transaction by CREFI and CCRE Lending (in the case of CCRE Lending, solely with respect to the CCRE Mortgage Loan evidenced by the CCRE Liberty Portfolio Note).

Pursuant to certain interim servicing agreements between Midland, the Special Servicer, and CREFI, a Sponsor and an originator, and/or certain of its affiliates, Midland acts as interim servicer with respect to one (1) of the Mortgage Loans (2.9%) (with an aggregate Cut-off Date Balance of approximately $21,047,610) to be contributed to this securitization transaction by CREFI.

Pursuant to certain interim servicing agreements between Wells Fargo, the Master Servicer, and Rialto, a Sponsor and an originator, and/or certain of its affiliates, Wells Fargo acts as interim servicer with respect to all of the Rialto Mortgage Loans (12.7%) (with an aggregate Cut-off Date Balance of approximately $93,592,064) to be contributed to this securitization transaction by Rialto.

Pursuant to certain interim servicing agreements between Wells Fargo, the Master Servicer, and LCF, a Sponsor and an originator, and/or certain of its affiliates, Wells Fargo acts as interim servicer with respect to all of the LCF Mortgage Loans (10.5%) (with an aggregate Cut-off Date Balance of approximately $77,411,621) to be contributed to this securitization transaction by LCF.

NKF, an affiliate of CCRE Lending, a Sponsor and an originator, is the interim servicer on behalf of CCRE Lending with respect to the Riverwalk II Mortgage Loan (3.4%). Pursuant to a certain servicing arrangement between Midland, the Special Servicer, and NKF, an affiliate of CCRE Lending, a Sponsor and an originator, and/or certain of its affiliates, Midland acts as an interim servicer with respect to the Riverwalk II Mortgage Loan (3.4%).

Interim and Other Custodial Arrangements

Set forth below are certain interim and other custodial arrangements that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Wells Fargo, the Master Servicer, is also acting as the interim custodian (pursuant to an interim custodial arrangement) of the loan files for all of the CREFI Mortgage Loans, all of the Rialto Mortgage Loans, all of the LCF Mortgage Loans and all of the CCRE Mortgage Loans prior to the Closing Date, other than with respect to (i) the Shelbourne Global Portfolio I Mortgage Loan, as to which Wells Fargo is holding the related Mortgage Loan documents in its capacity as the Outside Custodian for the UBS 2018-C13 Securitization, and (ii) the Moffett Towers - Buildings E,F,G Mortgage Loan, as to which Wells Fargo is holding the related Mortgage Loan documents in its capacity as the Outside Custodian for the DBGS 2018-C1 Securitization.

Loan Combinations and Mezzanine Loan Arrangements

CREFI, an originator and a Sponsor, is the current holder of one or more of the Dumbo Heights Portfolio Pari Passu Companion Loans, one of the the Liberty Portfolio Pari Passu Companion Loans, the Phoenix Marriott Tempe at the Buttes Pari Passu Companion Loan, and the 192 Lexington Avenue Pari Passu Companion Loan, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

LCF, an originator and a Sponsor, is the current holder of one or more of the Holiday Inn FiDi Pari Passu Companion Loans, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions

CCRE Lending, an originator and a Sponsor, is the current holder of one or more of the Liberty Portfolio Pari Passu Companion Loans, one or more of the Riverwalk II Pari Passu Companion Loans and one or more of the Moffett Towers - Buildings E,F,G Pari Passu Companion Loans, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

Wells Fargo, the Master Servicer, is the current holder of one or more of the Moffett Towers - Buildings E,F,G Pari Passu Companion Loans.

In addition, Wells Fargo funded and may continue to hold a portion of a mezzanine loan in the original principal amount of $216,000,000 related to the Moffett Towers - Buildings E,F,G Mortgage Loan (3.4%). Being the holder of such mezzanine debt may create a conflict of interest. See “Description of the Mortgage Pool—Additional Indebtedness”. In exercising its rights, the mezzanine lender has no obligation to consider the interests of, or the impact of the exercise of such rights upon, the Issuing Entity or the Certificateholders.

Other Arrangements

Wells Fargo, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

Midland assisted KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate, with due diligence relating to the Mortgage Loans in the Mortgage Pool.

Wells Fargo, the Master Servicer, is expected to enter into a primary servicing agreement with NKF, pursuant to which NKF will act as primary servicer with to the Riverwalk II Loan Combination (3.4%) (with an Cut-off Date Balance of approximately $25,000,000) prior to the related Controlling Pari Passu Companion Loan Securitization Date. NKF will be entitled to receive a primary servicing fee for the related Mortgage Loan.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this transaction is expected to be retained pursuant to Regulation RR (17 CFR § 246.1 et seq) (“Regulation RR”) which implements the Credit Risk Retention Rules.

CREFI has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”). The Retaining Sponsor is expected to satisfy its risk retention requirements under the Credit Risk Retention Rules by a retaining third party purchaser (the “Retaining Third Party Purchaser”), which will be KKR Real Estate Credit Opportunity Partners Aggregator I L.P., a Delaware limited partnership, purchasing, on the Closing Date, and holding for its own account an “eligible horizontal residual interest” (as such term is defined in Regulation RR), consisting of all of the Class E-RR Certificates, Class F-RR Certificates, Class G-RR Certificates, Class J-RR Certificates, Class K-RR Certificates and Class NR-RR Certificates (collectively, the “RR Certificates”), with an aggregate initial Certificate Balance of approximately $75,481,173, and having a fair value equal to at least 5.0% of the fair value, as of the Closing Date, of all “ABS interests” (as such term is defined in Regulation RR) in the Issuing Entity as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). See “—RR Certificates—The Retaining Third Party Purchaser” below for more information on the Retaining Third Party Purchaser.

The Retaining Sponsor and the Retaining Third Party Purchaser are collectively referred to herein as the “Retaining Parties”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “—The Originators”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Parties have determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

RR Certificates

The Retaining Third Party Purchaser

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (“KKR Opportunity Partners”), a Delaware limited partnership, is expected, on the Closing Date, to (i) act as the initial Third Party Purchaser and (ii) retain the Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR and Class NR-RR Certificates.

KKR Opportunity Partners was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). As of September 30, 2018, KKR Opportunity Partners has purchased sixteen offerings of CMBS B-Piece Securities subsequent to the implementation of the Credit Risk Retention Rules. KKR Opportunity Partners is advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”). KKR is an

experienced commercial real estate debt investor. Certain senior members of KKR’s real estate credit team have over 22 years of CMBS experience as of September 30, 2018. Funds advised by KKR have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of September 30, 2018, funds advised by KKR own 28 separate real estate credit investments. As of September 30, 2018, KKR is responsible for approximately $195 billion in client or limited partner assets under management. KKR is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

If the Retaining Sponsor determines that the Retaining Third Party Purchaser or a successor third party purchaser no longer complies with one or more of the Credit Risk Retention Rules applicable to the Retaining Third Party Purchaser or such successor third party purchaser, the Retaining Sponsor will be required to promptly notify, or cause to be notified, the Certificateholders of such noncompliance.

Material Terms of the RR Certificates

The Retaining Third Party Purchaser is expected to purchase the RR Certificates for cash on the Closing Date. The aggregate fair value, as of the Closing Date, of the RR Certificates will be equal to approximately $38,590,821.53, representing approximately 5.1692% of the aggregate fair value, as of the Closing Date, of all Certificates (other than the Class R Certificates) issued by the Issuing Entity. The aggregate fair value, as of the Closing Date, of all the Certificates (other than the Class R Certificates) will be approximately $746,556,884.73. The fair values referenced in the preceding two sentences are based on actual prices and final tranche sizes as of the Closing Date for each Class of Certificates (other than the Class R Certificates).

The aggregate fair value, as of the Closing Date, of the RR Certificates that the sponsor would be required to retain in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction is approximately $37,327,844.24, representing 5% of the aggregate fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) issued by the Issuing Entity.

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, including principal and interest (other than any excess interest that accrues on an ARD Mortgage Loan), net of specified servicing and administrative costs and expenses, will be allocated to the Classes of Certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class X-B certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Mortgage Loan losses will be allocated to the Classes of Certificates in ascending order (beginning with the Class NR-RR, Class K-RR, Class J-RR, Class G-RR, Class F-RR, Class E-RR and Class D Certificates, in that order, in each case until the Certificate Balance of that Class has been reduced to zero, as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of payment and other material terms of the Classes of RR Certificates, see “Description of the Certificates” in this prospectus.

Hedging, Transfer and Financing Restrictions

The RR Certificates will be required to be subject to certain hedging, transfer and financing restrictions and are expected to be held in definitive form by the Certificate Administrator on behalf of the beneficial owners of the RR Certificates as and to the extent provided in the Pooling and Servicing Agreement.

The Retaining Third Party Purchaser will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “third party purchaser” and any respective “affiliate” (each as defined in Regulation RR) for so long as compliance with the Credit Risk Retention Rules is required.

These restrictions will include an agreement by the Retaining Third Party Purchaser not to transfer the RR Certificates, except to a “majority-owned affiliate” or to a subsequent third party purchaser (as defined in, and in compliance with, the Credit Risk Retention Rules then in effect). In addition, the Retaining Third Party Purchaser will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the RR Certificates unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Third Party Purchaser will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the earliest of (A) the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance; (ii) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Certificates as of the Closing Date; and (iii) two years after the Closing Date, and (B) the date on which all of the Mortgage Loans have been defeased in accordance with Rule 7(b)(8)(i) of Regulation RR.

Representations and Warranties

Each of the Retaining Sponsor, Rialto, LCF and CCRE Lending will make the representations and warranties identified on Annex E-1, subject to certain exceptions to such representations and warranties set forth in Annex E-2.

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each related exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit  metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property.  However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based their decisions will in fact sufficiently mitigate those risks.  In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the Rialto Mortgage Loans in this transaction, Rialto determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the borrower sponsor, a full or partial cash sweep, positive credit metrics (such as low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Rialto that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Rialto that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which Rialto based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

At the time of the its decision to include the LCF Mortgage Loans in this transaction, LCF determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 were not material or were mitigated by one or more compensating factors, including without limitation: (i) affirmative borrower covenants to effect curative requirements, including the imposition of personal liability to the borrower and guarantor on a losses-only or full-recourse basis if risk-related events are triggered, or the requirement to obtain rating agency confirmation prior to taking an action related to such exception; (ii) opinions of legal counsel, or other expert evaluations as to the materiality of related risks and remediation, as appropriate; (iii) cash or letter of credit funded reserves or the collateral assignments of similar security, or the imposition of cash management controls; (iv) insurance benefitting the loan, including title insurance, property and liability insurance, environmental insurance or lease-related insurance, among other things; (v) positive loan underwriting metrics (such as comparatively low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors); or (vi) other loan underwriting-related facts and circumstances reducing the related risk of default or loss, such as strong sponsorship, a desirable property type, favorable sub-market conditions, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by LCF that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by LCF that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which LCF based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

At the time of its decision to include the CCRE Mortgage Loans in this transaction, CCRE Lending determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CCRE Lending that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CCRE Lending that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender's security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CCRE Lending based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CCRE Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2018-C6 (the “Certificates”) will be issued on or about December 11, 2018 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans it sold to the Depositor.

Upon initial issuance, the Certificates will consist of the following classes (each, a “Class”): (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class A-S, Class B and Class C Certificates (collectively, the “Offered Certificates”), which are offered by this prospectus; and (ii) the Class X-B, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR, Class NR-RR and Class R Certificates (collectively, the “Non-Offered Certificates”), which are not offered by this prospectus. The Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class X-B Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR and Class NR-RR Certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class X-A and Class X-B Certificates are referred to collectively in this prospectus as the “Interest-Only Certificates” or “Class X Certificates”. The Class R Certificates are sometimes also referred to in this prospectus as the “Residual Certificates”. The Certificates (other than the Class R Certificates) are collectively referred to in this prospectus as the “Regular Certificates”. The Regular Certificates (other than the Class X Certificates) are collectively referred to in this prospectus as the “Principal Balance Certificates”.

Upon initial issuance, the respective Classes of the Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approximate Initial Certificate Balance or Notional Amount
Class A-1	$15,000,000
Class A-2	$86,000,000
Class A-3	$180,000,000
Class A-4	$205,979,000
Class A-AB	$28,500,000
Class X-A	$545,855,000
Class A-S	$30,376,000
Class B	$37,741,000
Class C	$39,581,000
Class X-B	$37,741,000
Class D	$37,741,000
Class E-RR	$7,364,000
Class F-RR	$13,807,000
Class G-RR	$7,364,000
Class J-RR	$9,205,000
Class K-RR	$10,126,000
Class NR-RR	$27,615,173

The “Certificate Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each Class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that Class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a Class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X-A Certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates outstanding from time to time. The Notional Amount of the Class X-B Certificates will equal the Certificate Balance of the Class B Certificates outstanding from time to time. Accordingly, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-A Certificates, and the Class B Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-B Certificates.

The Class R Certificates will not have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in January 2019. The “Determination Date” will be the sixth (6th) day of each calendar month (or, if the sixth (6th) calendar day of that month is not a business day, then the next business day), commencing in January 2019.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The aggregate amount available for distributions of interest, principal and reimbursements of Realized Losses to holders of the Certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)      the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the borrowers of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;

(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);

(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

(v)	yield maintenance charges and prepayment premiums (which are separately distributed to holders of the Regular Certificates);

(vi)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or

(vii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)      if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) all remittances received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)      all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans with respect to the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)      with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2019, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in January 2019, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class X-B Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-AB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-AB Scheduled Principal Balance”),

(ii)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,

(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(iv)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(v)	to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and

(vi)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E-RR Certificates have been reduced to zero, to the holders of the Class F-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E-RR and Class F-RR Certificates have been reduced to zero, to the holders of the Class G-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class J-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR Certificates have been reduced to zero, to the holders of the Class J-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class J-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Eighth, to the holders of the Class K-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Ninth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates have been reduced to zero, to the holders of the Class K-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Thirtieth, to the holders of the Class K-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirty-First, to the holders of the Class NR-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Thirty-Second, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class K-RR Certificates have been reduced to zero, to the holders of the Class NR-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Thirty-Third, to the holders of the Class NR-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates and without regard to the Class A-AB Scheduled Principal Balance, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (prior to any distributions of principal or allocations of Realized Losses on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR and Class NR-RR Certificates have all been previously reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Certificates; and (ii) the Interest Shortfall with respect to each affected Class of Regular Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rates with respect to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates for any Distribution Date will each be fixed at the initial Pass-Through Rate for the applicable Class set forth in the table under “Certificate Summary” in this prospectus.

The Pass-Through Rate with respect to the Class A-S Certificates for any Distribution Date will be a per annum rate equal to the lesser of (a) the initial Pass-Through Rate for the applicable Class set forth in the table under “Certificate Summary” in this prospectus and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rate with respect to the Class B Certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date, minus 0.328%.

The Pass-Through Rates with respect to the Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR and Class NR-RR Certificates for any Distribution Date will each be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will be a fixed per annum rate equal to 0.328%.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year subsequent to 2018 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; or (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year subsequent to 2018, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(1)	the Scheduled Principal Distribution Amount for that Distribution Date;

(2)	the Unscheduled Principal Distribution Amount for that Distribution Date; and

(3)	the Principal Shortfall, if any, for the prior Distribution Date;

provided, that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside

Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent of the Issuing Entity's interest therein, any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for such Distribution Date exceeds (2) the aggregate amount actually distributed on such Distribution Date in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Loan Combination as of any date of determination, the Stated Principal Balance of such Loan Combination will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Loan Combination may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Loan Combination, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Loan Combination is paid in full, or if the Mortgage Loan or Loan Combination (or any Mortgaged Property acquired in respect of the Mortgage Loan or Loan Combination) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Loan Combination will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Certificates, as well as for purposes of calculating the Servicing Fee, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Loan Combination, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan will be available for amounts due to the Certificateholders or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Loan Combination incurred with respect to such Serviced Loan Combination in accordance with the Pooling and Servicing Agreement.

Application Priority of Mortgage Loan Collections or Loan Combination Collections

For purposes of calculating distributions on the Certificates and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Loan Combination, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Loan Combination, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Loan Combination exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Loan Combination in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Loan Combination, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A and Class X-B Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Available Funds for such Distribution Date) is required to be distributed to Certificateholders (excluding holders of the Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR, Class NR-RR and Class R Certificates) as follows: (a) first such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class A-S Certificates, (ii) the group (the “YM Group B”) of the Class X-B and Class B Certificates, (iii) the group (the “YM Group C”) of solely the Class C Certificates, and (iv) the group (the “YM Group D” and, collectively with the YM Group A, the YM Group B and the YM Group C, the “YM Groups”) of solely the Class D Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Regular Certificates in such YM Group, in the following manner: (i) each Class of Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to such Class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group on such Distribution Date, (Y) the Base Interest Fraction for the related principal prepayment and such Class of Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates in such YM Group (or, in the case of the YM Group C, to the Class C Certificates, and in the case of the YM Group D, to the Class D Certificates). If there is more than one Class of Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A and Class X-B Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR and Class NR-RR Certificates in the manner provided in the Pooling and Servicing Agreement.

No prepayment premiums or yield maintenance charges will be distributed to holders of the Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class of Certificates	Assumed Final Distribution Date
Class A-1	September 2023
Class A-2	October 2023
Class A-3	October 2028
Class A-4	November 2028
Class A-AB	September 2028
Class X-A	November 2028
Class A-S	November 2028
Class B	November 2028
Class C	November 2028

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in November 2051. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Loan Combination in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Loan Combination (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than an Outside Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125 % per annum and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Loan Combination is serviced under the Pooling and Servicing Agreement, any related Serviced Pari Passu Companion Loan) subject to such prepayment and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Loan Combinations will be allocated between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the Master Servicer’s Compensating Interest Payment for the related Distribution Date or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among the respective Classes of the Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR and Class NR-RR Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR and Class NR-RR Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR and Class NR-RR Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-AB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described in clause Second of the first paragraph under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates by the other Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E-RR Certificates, the Class F-RR Certificates, the Class G-RR Certificates, the Class J-RR Certificates, the Class K-RR Certificates and the Class NR-RR Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class NR-RR Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate the amount, if any, by which (i)  the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The Certificate Administrator will be required to allocate any Realized Losses among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class NR-RR Certificates;

second, to the Class K-RR Certificates;

third, to the Class J-RR Certificates;

fourth, to the Class G-RR Certificates;

fifth, to the Class F-RR Certificates;

sixth, to the Class E-RR Certificates;

seventh, to the Class D Certificates;

eighth, to the Class C Certificates;

ninth, to the Class B Certificates; and

tenth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X-A and Class X-B Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R Certificates and will not be directly allocated to the Interest-Only Certificates. However, the Notional Amount of a Class of Interest-Only Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Certificate Administrator” or “—The Trustee”, as applicable, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any), and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (https://sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)      the Distribution Date statement;

(2)      a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)      a CREFC® historical loan modification/forebearance and corrected mortgage loan report;

(4)      a CREFC® advance recovery report;

(5)      a CREFC® total loan report;

(6)      a CREFC® operating statement analysis report;

(7)      a CREFC® comparative financial status report;

(8)      a CREFC® net operating income adjustment worksheet;

(9)      a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file; and

(15)    a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;

(ii)	a CREFC® financial file; and

(iii)	a CREFC® loan periodic update file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)      Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending March 31, 2019, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

(ii)       Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2019, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the initial purchasers, the underwriters, the Sponsors, the Master Servicer, the Special Servicer, the Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, the Directing Holder (but, in the case of the Controlling Class Representative, only for so long as a Consultation Termination Event does not exist), the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to an Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

The Controlling Class Representative, each Controlling Class Certificateholder and the Special Servicer will be considered a Privileged Person with respect to any Mortgage Loans or Serviced Loan Combinations for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Controlling Class Representative or a Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is neither the Controlling Class Representative nor a Controlling Class Certificateholder, such person is or is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded

Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than, with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a certificate held in book-entry form.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Loan Combination. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Loan Combination to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited and RealINSIGHT, pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the Pooling and Servicing Agreement. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:

●	this prospectus;

●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;

(B)	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and

●	the Operating Advisor Annual Report;

(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the Special Servicer;

●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format; and

●	any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® appraisal reduction template;

(E)	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the Certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;

●	any notice of resignation or termination of the Master Servicer or Special Servicer;

●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;

●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;

●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;

●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the Issuing Entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event or an Operating Advisor Consultation Trigger Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any assessments of compliance delivered to the Certificate Administrator;

●	any Attestation Reports delivered to the Certificate Administrator;

●	any “special notices” requested by a Certificateholder to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and

●	Proposed Course of Action Notice;

(F)	the “Investor Q&A Forum”;

(G)	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Controlling Class Representative or Controlling Class Certificateholder via the Certificate Administrator’s website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with the Directing Holder as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder and any Certificate Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders and Certificate Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or Certificate Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at “https://sf.citidirect.com”. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 1-888-855-9695.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, the Directing Holder (but, in the case of the Controlling Class Representative, only if a Consultation Termination Event does not exist) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class R Certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the

Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

The RR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the beneficial owners of the RR Certificates for so long as the RR Certificates are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

Citibank, N.A.

388 Greenwich Street

New York, New York 10013
Attention: Global Transaction Services – CGCMT 2018-C6

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders. For purposes of the respective Mortgage Loan Purchase Agreements pursuant to which CREFI and CCRE Lending are selling Mortgage Loans, the Liberty Portfolio Mortgage Loan will constitute a “Mortgage Loan” under each such Mortgage Loan Purchase Agreement only to the extent of the portion thereof to be sold to the depositor by CREFI or CCRE Lending, as applicable. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) sold by the applicable Sponsor and each Serviced Loan Combination (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Loan Combination, the “Mortgage File”):

(i)      (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)     the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)     the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)     an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)     an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)     the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), if not already assigned pursuant to items (iv) or (v) above;

(vii)    originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(viii)    the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)    an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)     an original or copy of the related loan agreement, if any;

(xi)    an original of any guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(xii)    an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)   an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)   an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)    if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)   in the case of each Loan Combination, an original or a copy of the related Co-Lender Agreement;

(xvii)  any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii) an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)   the original or copy of any related environmental insurance policy;

(xx)   a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and

(xxi)  copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

Notwithstanding anything to the contrary contained in this prospectus, with respect to the Liberty Portfolio Mortgage Loan, the obligation of each applicable Sponsor to deliver a copy of the related documents identified in clauses (ii) through (xxi) above may be satisfied by delivery of such documents by either of the applicable Sponsors.

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor (and, in the case of LCF, also against Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP, as guarantors of payment in connection with the repurchase and substitution obligations of LCF), as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)     a copy of each of the following documents:

(i)      (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, the executed promissory note for each related Serviced Companion Loan;

(ii)      the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)     any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)     final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)      the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)     the related ground lease, if any, and any ground lessor estoppel;

(vii)    the related loan agreement, if any;

(viii)   the guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(ix)     the related lockbox agreement or cash management agreement, if any;

(x)     the environmental indemnity from the related borrower, if any;

(xi)     the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)    in the case of a Mortgage Loan that is a part of a Loan Combination, the related Co-Lender Agreement;

(xiii)   any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)   any mezzanine loan intercreditor agreement;

(xv)    any related environmental insurance policy;

(xvi)   any related letter of credit and any related assignment thereof; and

(xvii)  any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

(b)     a copy of any engineering reports or property condition reports;

(c)     other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)     for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)     a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)      a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)     a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)     for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)      a copy of the applicable mortgage loan seller’s asset summary;

(j)      a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)     a copy of all zoning reports;

(l)      a copy of financial statements of the related mortgagor;

(m)    a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)     a copy of all UCC searches;

(o)     a copy of all litigation searches;

(p)     a copy of all bankruptcy searches;

(q)     a copy of the origination settlement statement;

(r)      a copy of any insurance summary report;

(s)     a copy of the organizational documents of the related mortgagor and any guarantor;

(t)      a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)     the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)      unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)     unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make, with respect to each Mortgage Loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth on Annex E-1 to this prospectus, subject to the exceptions set forth on Annex E-2 to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;

●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and

●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-2 to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor (and, if applicable, against any related guarantor(s)), as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan. If a Material Defect exists with respect to any Mortgage Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, substitute a Qualified Substitute Mortgage Loan and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or

●	to repurchase the affected Mortgage Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—

(i)	the outstanding principal balance of that Mortgage Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus

(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus

(iii)	all unreimbursed property protection advances relating to that Mortgage Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of an Outside Serviced Mortgage

Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan; plus

(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus

(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus

(viii)	any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller.

With respect to the LCF Mortgage Loans, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP will guarantee payment in connection with the repurchase obligations of LCF under the related Mortgage Loan Purchase Agreement.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing, substituting or curing a Material Defect, to the extent that the Sponsor and the Enforcing Servicer (subject to the consent of the Controlling Class Representative so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Mortgage Loan) are able to agree upon a cash payment payable by the Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), the Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. If the Enforcing Servicer is the Special Servicer, in connection with the Special Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Special Servicer with the servicing file for such Mortgage Loan and any other information reasonably requested by the Special Servicer as set forth in the Pooling and Servicing Agreement upon the Special Servicer’s request. Upon its making such payment, the Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage.

In the case of a Material Defect with respect to the Liberty Portfolio Mortgage Loan, each of CREFI and CCRE Lending will be responsible for any remedies solely in respect of the related promissory note(s) sold by it (i.e., the CREFI Liberty Portfolio Notes or the CCRE Liberty Portfolio Note, as applicable) as if the note(s) contributed by each such Sponsor and evidencing a portion of the subject Mortgage Loan constituted a separate Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of either Trust REMIC or the imposition of tax on either Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator and the Trustee and, prior to the occurrence and continuance of a Consultation Termination Event, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor (or, in the case of a LCF Mortgage Loan, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP, as guarantors of payment in connection with the repurchase and substitution obligations of LCF), defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor (or, in the case of a LCF Mortgage Loan, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP, as guarantors of payment in connection with the repurchase and substitution obligations of LCF) will have sufficient assets to repurchase or substitute a Mortgage Loan (or to cause such to be done) if required to do so. See “Risk Factors—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review" relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

The Pooling and Servicing Agreement

General

The Certificates will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of December 1, 2018 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following discussion summarizes the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Loan Combinations, the following definitions apply and are, in some cases, further illustrated in the chart below:

●	“Serviced Pari Passu Loan Combination” means a Pari Passu Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced AB Loan Combination” means an AB Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced Loan Combination” means a Serviced Pari Passu Loan Combination or a Serviced AB Loan Combination, as applicable.

●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.

●	“Companion Loan Holder” means the holder of a Companion Loan.

●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.

●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.

●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).

●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.

●	“Serviced Outside Controlled Loan Combination” means a Serviced Loan Combination if and for so long as the “controlling note” with respect to such Serviced Loan Combination is not included in this securitization transaction (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Loan Combination may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Loan Combination, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Loan Combinations” will thereafter cease to apply to the subject Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Loan Combination will be a Serviced Outside Controlled Loan Combination. As of the Closing Date, the Holiday Inn FiDi Loan Combination is also a Serviced Outside Controlled Loan Combination.

●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.

●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.

●	“Serviced Pari Passu-AB Loan Combination” means a Serviced Loan Combination that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.

●	“Outside Controlling Note Holder” means, with respect to any Loan Combination that is, and only for so long as such Loan Combination is, a Serviced Outside Controlled Loan Combination, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).

●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan will be an Outside Serviced Companion Loan.

●	“Outside Serviced Loan Combination” means a Loan Combination that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Loan Combination will be an Outside Serviced Loan Combination.

●	“Outside Serviced Pari Passu Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Loan Combination will be an Outside Serviced Pari Passu Loan Combination.

●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Loan Combination or an Outside Serviced Pari Passu-AB Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Pari Passu Companion Loan will be an Outside Serviced Pari Passu Companion Loan.

●	“Outside Serviced Pari Passu-AB Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.

●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Subordinate Companion Loan and part of a Pari Passu-AB Loan Combination will be an Outside Serviced Subordinate Companion Loan.

●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Loan Combination.

●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Loan Combination is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Loan Combination, the related Future Outside Servicing Agreement, and (ii) each Outside Serviced Loan Combination (other than a Servicing Shift Loan Combination following the related Controlling Pari Passu Companion Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.

●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement, which (to the extent definitively identified) are set forth under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Loan Combination.

●	“Servicing Shift Loan Combination” means a Loan Combination that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Pari Passu Companion Loan in a future securitization transaction, the servicing of such Loan Combination will shift to the servicing agreement (i.e., the related Future Outside Servicing Agreement) governing that future securitization transaction.

●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Loan Combination.

●	“Future Outside Servicing Agreement” means, with respect to any Servicing Shift Loan Combination, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.

●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Loan Combination or (ii) an Outside Serviced Loan Combination as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.

See “Description of the Mortgage Pool—General” for the definitions of certain terms applicable to the Loan Combinations and referred to in the immediately preceding bullets.

The chart below identifies, with respect to each Loan Combination, (i) whether such Loan Combination is a Pari Passu Loan Combination, an AB Loan Combination or a Pari Passu-AB Loan Combination, and (ii) whether such Loan Combination is a Serviced Loan Combination, an Outside Serviced Loan Combination or a Servicing Shift Loan Combination.

Type and Servicing Status of Loan Combinations

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Type of Loan Combination	Servicing Status of Loan Combination
DUMBO Heights Portfolio	$70,000,000	9.5%	$110,000,000	$145,000,000	$325,000,000	Pari Passu-AB	Outside Serviced

Liberty Portfolio	$52,850,000	7.2%	$112,850,000	—	$165,700,000	Pari Passu	Outside Serviced

Phoenix Marriott Tempe at the Buttes	$40,410,208	5.5%	$24,944,573	—	$65,354,781	Pari Passu	Serviced

Shelbourne Global Portfolio I	$30,000,000	4.1%	$63,000,000	—	$93,000,000	Pari Passu	Outside Serviced

Holiday Inn FiDi	$27,025,000	3.7%	$60,000,000	$50,000,000	$137,025,000	Pari Passu-AB	Serviced

Moffett Towers - Buildings E,F,G	$25,000,000	3.4%	$259,000,000	—	$284,000,000	Pari Passu	Outside Serviced

Riverwalk II	$25,000,000	3.4%	$35,000,000	—	$60,000,000	Pari Passu	Servicing Shift

Danbury Commerce Portfolio	$15,200,000	2.1%	$22,800,000	—	$38,000,000	Pari Passu	Servicing Shift

192 Lexington Avenue	$14,000,000	1.9%	$46,000,000	—	$60,000,000	Pari Passu	Outside Serviced

See “Description of the Mortgage Pool—The Loan Combinations” for further information with respect to each Loan Combination, the related Companion Loans and the identity of the Companion Loan Holders.

Certain Considerations Regarding the Outside Serviced Loan Combinations

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Loan Combination or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the holders of Certificates.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller's Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions".

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Loan Combination in trust for the benefit of all Certificateholders and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer or the Special Servicer, as applicable. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans, or to repurchase the related Mortgage Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the related Mortgage Loan. In the case of LCF, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP are guaranteeing payment in connection with LCF’s repurchase and substitution obligations under the related Mortgage Loan Purchase Agreement. This substitution or repurchase obligation (and, if applicable, such guaranty obligations) or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for an uncured Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.    with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.    with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the Pooling and Servicing Agreement, the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.	the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.    in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Loan Combination) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Loan Combination) to the Certificateholders (as if they were one lender) (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on such Serviced Loan Combination to the Certificateholders and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.    any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.    the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.    the obligation, if any, of the Master Servicer to make Advances;

4.    the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.    the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or

●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)	the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or

●	solely in the case of a delinquent balloon payment, (A) 30 days after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other, the Operating Advisor and the Controlling Class Representative (so long as no Consultation Termination Event has occurred and is continuing)), on or before the 30th day after the date on which that balloon payment was due, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or signed purchase agreement reasonably acceptable to the Special Servicer, (ii) the borrower continued to make its

Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment or purchase agreement; or

(b) there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

(c) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d) the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e) the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f) the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g) the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing)) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders or the related Serviced Companion Loan Holder(s) in the Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) (other than with respect to any Mortgage Loan that is an Excluded Mortgage Loan)), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the related Directing Holder will be required to respond to the Special Servicer’s request for such consent (or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the related Directing Holder, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);

●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;

●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the Mortgage Loan to be characterized as a “Specially Serviced Loan.”

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Loan Combination, it will be considered to exist for the entire Serviced Loan Combination.

The Special Servicer, on the other hand, will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Loan Combination). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Loan Combination under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination or (ii) in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” below) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of the Directing Holder and will be required to consult with the Operating Advisor in connection with any Major Decisions, to the extent described under “—Directing Holder” and “—Operating Advisor” in this prospectus. For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision):

(a)        approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable area at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)        approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)        approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Loan Combination);

(d)        approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)        agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Loan Combination in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Loan Combination documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)        in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)        approving any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance-based”, “earn-out” or “holdback” escrows or reserves with respect to (i) any Mortgage Loan as to which such escrows or reserves exceeded, as at the time of origination, 10% of the original principal balance of such Mortgage Loan, regardless of whether such funding or disbursements may be characterized as routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria is not required pursuant to the terms of the related Mortgage Loan documents, (ii) any Mortgage Loan as to which such escrows or reserves may not be characterized as routine and/or customary escrows, and (iii) any Mortgage Loans specifically identified in the Pooling and Servicing Agreement (for the avoidance of doubt with respect to sub-clauses (i) and (ii) above, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the Master Servicer and the Special Servicer, will not constitute a Special Servicer Decision);

(h)        in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Loan Combination in connection with a defeasance of such collateral;

(i)        any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement (which will not include any amendments to split or re-size notes consistent with the terms of any Co-Lender Agreement as to which the consent of the Issuing Entity is not required) related to a Serviced Mortgage Loan or Serviced Loan Combination, or any action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(j)        any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(k)       any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property.

With respect to non-Specially Serviced Loans, if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision or in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” above, the Master Servicer, prior to taking any action with respect to such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent. When the Special Servicer’s consent is required under the Pooling and Servicing Agreement with respect to any action or decision with respect to a non-Specially Serviced Loan that the Master Servicer is processing, such consent will (under the circumstances set forth in the Pooling and Servicing Agreement) be deemed given if the Special Servicer does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from the Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) and the Operating Advisor regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer may delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. The Special Servicer will not be permitted to appoint sub-servicers with respect to any of its servicing obligations and duties.

Each sub-servicing agreement between the Master Servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer, or by any successor Master Servicer without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the Master Servicer.

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan (including the Outside Serviced Mortgage Loans and REO Mortgage Loans, but not including any Companion Loan) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and

●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan and until the liquidation of such Mortgage Loan or the related Mortgaged Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Loan Combination and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties prior to distributions on the Certificates, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties.

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made;

●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;

●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;

●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and

●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties, the Controlling Class Representative (prior to the occurrence and continuance of a Control Termination Event) and, in the case of a Property Advance with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Loan Combination, with interest at a prime lending rate.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan by the borrower and any other collections on the Mortgage Loan, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders (and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder) (as a collective whole as if such Certificateholders and/or the related Serviced Companion Loan Holder constituted a single lender) (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the Controlling Class Representative (or, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder) (unless, if the Controlling Class Representative is the consenting party, a Control Termination Event has occurred and is continuing, in which case the Controlling Class Representative must be consulted with unless a Consultation Termination Event has occurred and is continuing). In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other Classes of Certificateholders will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Loan Combination Custodial Account”) with respect to each Serviced Loan Combination (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Loan Combination in the related Loan Combination Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Loan Combination Custodial Account to the extent these funds are not otherwise payable to a related Companion Loan Holder or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Loan Combination Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following two accounts, which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, and (ii) the “Upper-Tier REMIC Distribution Account” (together with the Lower-Tier REMIC Distribution Account, the “Distribution Account”).

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent on deposit in the Collection Account, the Available Funds for such Distribution Date and any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account, as applicable, as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to withdraw amounts distributable on such date on the Regular Certificates and the Class R Certificates (other than in respect of the residual interest in the Lower-Tier REMIC) first, from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account for distribution on the Certificates. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2019) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance, as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2019), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Because there are no ARD Loans in the Issuing Entity, the Certificate Administrator will not establish an Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on liquidations of defaulted Mortgage Loans and sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account and applied to all amounts due and payable on the Regular Certificates and all Realized Losses allocable to such Certificates after application of the Available Funds for such Distribution Date. However, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Loan Combination Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates. Each of the Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Loan Combination Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Loan Combination Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related Mortgage Loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Loan Combination Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals): (i) to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account an amount equal to the sum of (I) the Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any,(D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts,” (ii) to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”), (iii) to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period), (iv) to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee, (v) to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity), (vi) to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined, (vii) to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement, (viii) to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on either Trust REMIC, (ix) to pay the CREFC® Intellectual Property Royalty License Fee, (x) to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below, (xi) to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account, and (xii) to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity. However, certain of the foregoing withdrawals of items specifically related to a Serviced Loan Combination or related REO Property will first be made out of the related Loan Combination Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Loan Combination Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Loan Combination (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Loan Combination, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then the Special Servicer will be required (with respect to clause (v) below, subject to any notice required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement) to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)           to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest on such Advance);

(ii)          to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer with respect to such Mortgage Loan or any related REO Property;

(iii)         to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Mortgage Loan;

(iv)          following the liquidation of such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i) to (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)          on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan (including any Mortgage Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan will be paid monthly from amounts received on such Mortgage Loan. With respect to each such Mortgage Loan (including each Mortgage Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer (whether or not the consent of the Special Servicer is required)) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees in connection with a defeasance to which the Special Servicer is entitled under the Pooling and Servicing Agreement), and (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer and (d) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Loan Combination Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision or in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Special Servicer will not be permitted to waive any such review fee without the Master Servicer’s consent.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans and the Serviced Companion Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Mortgage Loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Loan Combination, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including without limitation Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and  expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or Serviced

Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Loan Combinations, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.0%.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor (or, if applicable, any related guarantor(s)) in connection with a Material Defect, (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any non-Specially Serviced Loan as to which the borrower request relates to a Major Decision or a Special Servicer Decision, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Master Servicer will not be permitted to waive any such review fee without the Special Servicer’s consent.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Loan Combinations, if applicable)) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.00910% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received in respect of the Mortgage Loans and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan on the Stated Principal Balance of the Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” with respect to each Mortgage Loan for any Interest Accrual Period is a rate equal to 0.00209% per annum.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate” is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any

Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00034% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to each Delinquent Loan, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to the sum of: (i) $15,000 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,500 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds
Servicing Fee(2)(3) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections

Type/Recipient	Amount(1)	Frequency	Source of Funds
Additional Servicing Compensation(3)(4) / Master Servicer	– a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans(5)	from time to time	the related fee/ investment income
	– 100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer (whether or not the consent of the Special Servicer is required)) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time
	– all investment income earned on amounts on deposit in the collection account, loan combination custodial account(s) and certain reserve accounts	monthly
Special Servicing Fee(3) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan that would be less than $3,500 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Mortgage Loan) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections
Workout Fee(3) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such	monthly	the related collections of principal and interest

Type/Recipient	Amount(1)	Frequency	Source of Funds
Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date); and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.
Liquidation Fee(3)/ Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
Additional Special Servicing Compensation(3)(4) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans(5)	from time to time	the related fee/ investment income
	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time
	– all investment income received on funds in any REO account	from time to time
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00910% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00209% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections

Type/Recipient	Amount(1)	Frequency	Source of Funds
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00034% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	(i) $15,000 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,500 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections
Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections
Interest on Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections

Type/Recipient	Amount(1)	Frequency	Source of Funds
P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections
Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections
Indemnification Expenses(3)(6) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans. In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan.

(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.

(3)	With respect to each Servicing Shift Loan Combination, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Loan Combination is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Loan Combination will shift to the applicable Outside Servicing Agreement and such Loan Combination will become an Outside Serviced Loan Combination.

(4)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer and/or Outside Special Servicer, as applicable, will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for such parties will be governed by the applicable Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(5)	Allocable between the Master Servicer and the Special Servicer as provided in the Pooling and Servicing Agreement and as described in “—Withdrawals from the Collection Account” above. The allocations between each Outside Servicer and each Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.

(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(2)	Outside Special Servicer Fee Rate	Outside Workout Fee Rate	Outside Liquidation Fee Rate
DUMBO Heights Portfolio	0.00250% per annum(3)	0.25% per annum, provided that the monthly special servicing fee will not be less than $3,500(3)	1.0%, provided that the workout fee may not exceed $1,000,000 in the aggregate, and if the aggregate workout fee based on a 1.0% workout fee rate would be less than $25,000, then the related Outside Special Servicer may retain such additional amount from the final payment on the subject Loan Combination for the aggregate workout fee to equal $25,000(3)	1.0%, provided that the liquidation fee may not be more than $1,000,000, or except as provided under the Benchmark 2018-B7 Pooling and Servicing Agreement, less than $25,000(3)
Liberty Portfolio	0.00250% per annum(3)	0.25% per annum, provided that the monthly special servicing fee will not be less than $3,500(3)	1.0%, provided that the workout fee may not exceed $1,000,000 in the aggregate, and if the aggregate workout fee based on a 1.0% workout fee rate would be less than $25,000, then the related Outside Special Servicer may retain such additional amount from the final payment on the subject Loan Combination for the aggregate workout fee to equal $25,000(3)	1.0%, provided that the liquidation fee may not be more than $1,000,000 or except as provided under the Benchmark 2018-B7 Pooling and Servicing Agreement, less than $25,000(3)
Shelbourne Global Portfolio I	0.00125% per annum	the greater of 0.2500% per annum or such rate as would result in a special servicing fee of $3,500 for the related month	1.0%, provided that if the aggregate workout fee based on a 1.0% workout fee rate would be less than $25,000, then the related Outside Special Servicer may retain such additional amount from the final payment on the subject Loan Combination for the aggregate workout fee to equal $25,000(3)	the greater of 1.0% and such rate as would result in a liquidation fee of $25,000
Moffett Towers - Buildings E,F,G	0.00250% per annum	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $5,000 for the related month	1.0%, provided that the workout fee may not exceed $1,000,000 in the aggregate	1.0%, provided that the liquidation fee may not be more than $1,000,000
Riverwalk II	0.00125% per annum	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $5,000 for the related month(4)	1.0%, provided that if the aggregate workout fee based on a 1.0% workout fee rate would be less than $25,000, then the related Outside Special Servicer may retain such additional amount from the final payment on the subject Loan Combination for the aggregate workout fee to equal $25,000(4)	the greater of 1.0% and such rate as would result in a liquidation fee of $25,000(4)
Danbury Commerce Portfolio	0.03000% per annum(4)	upon becoming an Outside Serviced Mortgage Loan, the rate to be specified in the related Future Outside Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 0.25% per annum)(5)(6)	upon becoming an Outside Serviced Mortgage Loan, the rate to be specified in the related Future Outside Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 1.0%)(5)(6)	upon becoming an Outside Serviced Mortgage Loan, the rate to be specified in the related Future Outside Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 1.0%)(5)(6)

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(2)	Outside Special Servicer Fee Rate	Outside Workout Fee Rate	Outside Liquidation Fee Rate

192 Lexington Avenue	0.00250% per annum	0.25% per annum, provided that the monthly special servicing fee will not be less than $3,500(3)	1.0%, provided that the workout fee may not exceed $1,000,000 in the aggregate, and if the aggregate workout fee based on a 1.0% workout fee rate would be less than $25,000, then the related Outside Special Servicer may retain such additional amount from the final payment on the subject Loan Combination for the aggregate workout fee to equal $25,000(3)	1.0%, provided that the liquidation fee may not be more than $1,000,000, or except as provided under the Benchmark 2018-B7 Pooling and Servicing Agreement, less than $25,000(3)

(1)	Includes the Servicing Shift Mortgage Loan which will become an Outside Serviced Mortgage Loan after the related shift in servicing occurs. Until the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date, the related Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement by the parties thereto.

(2)	Includes any applicable sub-servicing fee rate.

(3)	The fees specified in the table above are based on a publicly available preliminary prospectus for the Benchmark 2018-B7 securitization and/or the related Co-Lender Agreement.

(4)	The fees specified in the table above are based on a publicly available preliminary prospectus for the UBS 2018-C14 securitization and/or the related Co-Lender Agreement. However, prior to the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date, special servicing fees, workout fees and liquidation fees are as set forth in the Pooling and Servicing Agreement.

(5)	The fees set forth are those specified in the related Co-Lender Agreement as being permitted under the related Future Outside Servicing Agreement following the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date. However, prior to the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date, special servicing fees, workout fees and liquidation fees are as set forth in the Pooling and Servicing Agreement.

(6)	The stated fees may be subject to any market minimum special servicing compensation, caps and offsets, as and to the extent set forth in the related Future Outside Servicing Agreement and the related Co-Lender Agreement.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Loan Combination (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or Loan Combination Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Loan Combination are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Loan Combinations” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35 million or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $20 million or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;

●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);

●	solely in the case of a delinquent balloon payment, (A) the date occurring 30 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a refinancing commitment acceptable to the Special Servicer prior to the date 30 days after maturity, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

●	the date on which the related Mortgaged Property became an REO Property;

●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or

●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates) has been reduced to zero.

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date occurring on or after the receipt of the appraisal, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of (a) the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Loan Combination) as of the last day of the related Collection Period over (b) the excess of (i) the sum of (A) 90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by the appraisal, minus such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and (B) all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the date of calculation over (ii) the sum as of the Due Date occurring in the month of the date of determination of (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Loan Combination) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate), (B) all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Loan Combination) and (C) all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Loan Combination) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed). The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Loan Combination will be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. Notwithstanding the foregoing, if so provided in the related Co-Lender Agreement, the holder of a Subordinate Companion Loan may be permitted to post cash or a letter of credit to offset all or some portion of an Appraisal Reduction Amount. In the case of an Outside Serviced Loan Combination, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of an Outside Serviced Pari Passu-AB Loan Combination, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan(s)) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Loan Combination.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts, the amount of any required P&I Advance will be reduced, which will generally have the effect of reducing the amount of interest available to the most subordinate Class of Regular Certificates then outstanding (i.e., first to the Class NR-RR Certificates, then to the Class K-RR Certificates, then to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E-RR Certificates, then, to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class X-B Certificates). See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance.

Based upon the appraisal, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Loan Combination).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer with respect to such Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Master Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Master Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Master Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Master Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Master Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Master Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Master Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Master Servicer will be required to notify the Special Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Special Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Master Servicer thereof. Neither the Trustee nor the Certificate Administrator will calculate or verify any Collateral Deficiency Amount. For the avoidance of doubt, the Master Servicer will only calculate Collateral Deficiency Amounts with respect to Outside Serviced Mortgage Loans.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer (except if such Cumulative Appraisal Reduction Amount consists solely of Collateral Deficiency Amounts calculated with respect to one or more Outside Serviced Mortgage Loans), the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount. The Special Servicer will be entitled to conclusively rely on the Master Servicer's calculation or determination of any Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s)

did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Loan Combination, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer (in the case of calculations made by the Special Servicer), the Special Servicer (in the case of calculations made by the Master Servicer) and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Master Servicer’s or the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates and the Controlling Class, as well as the occurrence of a Control Termination Event, Appraisal Reduction Amounts will be allocated to each Class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class NR-RR Certificates, then to the Class K-RR Certificates, then to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E-RR Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class NR-RR Certificates, then to the Class K-RR Certificates, then to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, and then to the Class E-RR Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable Cumulative Appraisal Reduction Amount), in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determination the Controlling Class or the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Master Servicer and the Special Servicer (in each case, to the extent any such amount is required to be calculated by it) will each be required to promptly notify the other such party and the Certificate Administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

Any Class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency

Amount (such holders, the “Requesting Holders”). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal and any other information reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class as to which one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class and no Control Termination Event exists, and the rights of the Controlling Class shall be exercised by the most subordinate Class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

Appraisals that are to be obtained by the Special Servicer at the request of, holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2020; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator's website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See "Description of the Certificates—Reports to Certificateholders; Certain Available Information".

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before the date specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (in the case of the Special Servicer only) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, any Retaining Third Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer and the Operating Advisor is prohibited from being Risk Retention Affiliated with, among other persons, the Retaining Third Party Purchaser, any Sponsor or any other party to the Pooling and Servicing Agreement (other than the Asset Representations Reviewer). As long as the prohibition exists, upon the occurrence of (i) the Asset Representations Reviewer, or a servicing officer of the Master Servicer, or a responsible officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Asset Representations Reviewer, the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator, the Trustee or the Asset Representations Reviewer receiving written notice from any other party to the Pooling and Servicing Agreement, the Retaining Third Party Purchaser, any Sponsor or any underwriter or initial purchaser that the Master Servicer, Certificate Administrator, Trustee or Asset Representations Reviewer, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor obtaining actual knowledge or receiving written notice that it is or has become a Risk Retention Affiliate of the Retaining Third Party Purchaser, any Sponsor or any other party to the Pooling and Servicing Agreement (other than the Asset Representations Reviewer) (together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the Pooling and Servicing Agreement and resign in accordance with the terms of the Pooling and Servicing Agreement. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with such resignation as and to the extent required under the Pooling and Servicing Agreement, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Issuing Entity.

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate” of or “affiliated” with (as such terms are defined in 17 C.F.R. 246.2 of the Credit Risk Retention Rules).

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred in connection with, or relating to, the Pooling and Servicing Agreement or the Certificates, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including any such legal fees and expenses): (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement or the Certificates, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates issued to it or of the proceeds of the sale of such Certificates, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders, unless those Certificateholders have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “loan combination custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such Indemnified Party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Loan Combination provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Loan Combination as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)          (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Loan Combination Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)          any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Loan Combination Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)          any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)          any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)          certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)           either of Moody’s Investors Service, Inc. (“Moody’s”) or Kroll Bond Rating Agency, Inc. (“KBRA”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(g)          the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(h)          the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Issuing Entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificates, or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Loan Combination and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the related Outside Controlling Note Holder will have the right to approve a successor Special Servicer with respect to any Serviced Outside Controlled Loan Combination, and prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative will have the right to approve a successor Special Servicer with respect to the other Serviced Loans. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee will be required to consult with the Controlling Class Representative (and, if a Serviced Outside Controlled Loan Combination is affected, the Trustee will be required to consult with the related Outside Controlling Note Holder) prior to the appointment of a successor Master Servicer or Special

Servicer at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Loan Combination. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f) or (g) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Loan Combination.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f) or (g) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to a Serviced Loan Combination only, by the related Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected

Classes, and (2) a Servicer Termination Event under clause (h) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Loan Combination, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Loan Combination, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may also be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, as follows:

(a)          if a Control Termination Event has not occurred (or has occurred, but is no longer continuing), with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan), with or without cause, at the direction of the Controlling Class Representative upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)          if a Control Termination Event has occurred and is continuing, with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination), with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Certificates (other than the Class R Certificates) evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates;

(c)          at any time, with respect to the Serviced Loans, if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans, and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”; and

(d)          solely with respect to a Serviced Outside Controlled Loan Combination, at the direction of the related Outside Controlling Note Holder, with or without cause, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including delivery of a Rating Agency Confirmation) and the related Co-Lender Agreement.

“Certificateholder Quorum” means a quorum that, (a) for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all Certificates (other than the Class R Certificates), on an aggregate basis, and (b) for purposes of a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, consists of the holders of Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all Certificates, with such quorum including at least three (3) holders that are not Risk Retention Affiliated with each other.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate (including any Risk Retention Affiliate) of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, is a Borrower Party with respect to any Mortgage Loan or Loan Combination (any such Mortgage Loan or Loan Combination, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. Prior to the occurrence and continuance of a Control Termination Event, if the Excluded Special Servicer Mortgage Loan is not also an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If a Consultation Termination Event has occurred and is continuing, or if neither the Controlling Class Representative nor any Controlling Class Certificateholder is entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan (or if, despite being so entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan, neither the Controlling Class Representative nor any Controlling Class Certificateholder has appointed a replacement special servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions or inactions of the newly appointed Excluded Mortgage Loan Special Servicer or with respect to the identity of the applicable Excluded Mortgage Loan Special Servicer (so long as, on the date of appointment, such appointment meets the criteria of the Pooling and Servicing Agreement).

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Loan Combination, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the special servicer again for such Mortgage Loan or Loan Combination, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Loan Combination, as the case may be, earned during such time on and after such Mortgage Loan or Loan Combination, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Loan Combinations that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates (other than the Class R Certificates) requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Loan Combination) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates (other than the Class R Certificates) evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

If the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans, and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If any Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement and the Controlling Class Representative; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event that, at any time following the date that the Credit Risk Retention Rules are no longer applicable to this securitization transaction and there are no Classes of Certificates outstanding other than the Control Eligible Certificates and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its unsecured long-term debt of at least “A2” by Moody’s, (B) a rating on its unsecured long-term debt of at least “A-” by Fitch or a rating on its short-term debt of at least “F1” by Fitch and (C) if rated by KBRA, a rating on its unsecured long-term debt of at least “A-” by KBRA; provided, however, that Wilmington Trust, National Association as the initial trustee will be deemed to have met the eligibility requirements in (A) through (C) above for so long as (a) it has a rating on its long-term unsecured debt of at least “Baa3” by Moody’s or a rating on its short-term unsecured debt of at least “P-2” by Moody’s, (b) it has a rating on its unsecured long-term debt of at least “BBB” by Fitch or a rating on its short-term debt of at least “F2” by Fitch and (c) the master servicer has (i) a rating on its unsecured long-term debt of at least “A2” by

Moody’s or a rating on its short-term unsecured debt of at least “P-1” by Moody’s and (ii) a rating on its unsecured long-term debt of a least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain a rating on its unsecured long-term debt of at least (A) “Baa2” by Moody’s, (B) “BBB+” by Fitch and (C) if rated by KBRA, “A-” by KBRA (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation).

Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Master Servicer will appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various Certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates:

(a)          to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(b)          to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)          to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)          to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)          to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(f)       to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(g)      to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the related underwriter or initial purchaser of Certificates, or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class without the consent of the holder of that Certificate, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (8) adversely affect any Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee, the Custodian (if the Certificate Administrator is then acting as Custodian) and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Custodian (if the Certificate Administrator is then acting as Custodian), the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”). However, the Special Servicer will not be required to obtain an Updated Appraisal of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine months old, unless the Special Servicer determines that such previously obtained Appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, any related Outside Controlling Note Holder, the Operating Advisor and (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of holders of Certificates and, if applicable, the related Serviced Companion Loan Holder. Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, neither Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC, at the federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of Certificates. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan, the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Loan Combination, prior to the distribution of those Liquidation Proceeds to Certificateholders or Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Loan Combination, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Loan Combination and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Loan Combination. In addition, amounts otherwise distributable on the Certificates will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder (as a collective whole as if such Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder, constituted a single lender) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), any related Outside Controlling Note Holder and the Operating Advisor of any offers received regarding the sale of any Defaulted Mortgage Loan.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Pari Passu Loan Combination (other than any such Loan Combination that is a Serviced Outside Controlled Loan Combination), pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder and/or the holder of any related Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced Pari Passu Loan Combination that is a Serviced Outside Controlled Loan Combination, pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell the related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder, the Controlling Class Representative and/or the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the Controlling Class Representative (unless a Consultation Termination Event exists), the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Pari Passu Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by the Controlling Class Representative and the related Outside Controlling Note Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan may each waive as to itself any of the delivery or timing requirements set forth in this sentence.  The Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower.  See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced AB Loan Combination, pursuant to the terms of the Pooling and Servicing Agreement, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell the related Serviced Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Loan Combination, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” with respect to the Outside Serviced Loan Combinations.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with the Controlling Class Representative (unless a Consultation Termination Event exists or a Serviced Outside Controlled Loan Combination is involved or an Excluded Mortgage Loan is involved), the Operating Advisor (if an Operating Advisor Consultation Trigger Event exists) and any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Pari Passu Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Consultation Termination Event exists or an Excluded Mortgage Loan is involved) and the Operating Advisor (if an Operating Advisor Consultation Trigger Event exists)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of an REO Property related to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of an REO Property related to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such

Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Asset Representations Reviewer, the Controlling Class Representative, any Sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Loan Combination, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Mortgage Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to the consultation rights of the Operating Advisor (to the extent the Operating Advisor has consultation rights as described under “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section), the consent and/or consultation rights of the related Directing Holder with respect to Major Decisions and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, (i) if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer, and (ii) the Master Servicer may, with respect to a non-Specially Serviced Loan, agree to a modification, waiver or amendment contemplated by clause (b), clause (c) or subclause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the related Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the related Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the related Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the related Directing Holder (to the extent set forth in the related Co-Lender Agreement if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s) are involved and a Control Termination Event does not exist and the subject Serviced Loan is not an Excluded Mortgage Loan), as applicable, which consent will be deemed given if such related Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Mortgage Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan beyond a date that is five years prior to the Rated Final Distribution Date, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Loan Combination may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Loan Combinations”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Operating Advisor and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor, and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Loan Combination, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan, by the Operating Advisor; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Controlling Class Representative (to the extent it is entitled to exercise such rights without regard to this proviso) jointly with the Operating Advisor. The Master Servicer and the Special Servicer will only be obligated to forward any requests received from the Outside

Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor), and neither the Master Servicer nor Special Servicer will have any right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing or the subject Mortgage Loan is an Excluded Mortgage Loan) will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted (if the Controlling Class Representative is the related Directing Holder, for so long as no Control Termination Event exists) to take or to consent to the Master Servicer’s taking, any of the following actions as to which the related Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that (i) if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, the related Directing Holder will be deemed to have approved such action and (ii) the consent of the Controlling Class Representative will not be required in connection with a Major Decision with respect to an Excluded Mortgage Loan) (each of the following, a “Major Decision”):

(A)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)       any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)       any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Pari Passu Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)       any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(E)       any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required pursuant to the specific terms of the related Serviced Loan and there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(G)       any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $2,500,000, or (ii) the successor property manager is affiliated with the borrower;

(H)       releases of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves, other than those required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(I)         any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(J)        any acceleration of a Serviced Loan following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(K)       the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(L)       any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the Issuing Entity is not required), in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates;

(M)      any determination of an Acceptable Insurance Default;

(N)       to the extent not already set forth above, solely for purposes of compliance with Regulation RR and solely with respect to the Operating Advisor’s non-binding consultation rights, (i) any material modification of, or waiver with respect to, any provision of a loan agreement (including a Mortgage), (ii) foreclosure upon or comparable conversion of the ownership of a Mortgaged Property; and (iii) any acquisition of a Mortgaged Property (provided, however, that for so long as a Control Termination Event has occurred and is continuing but a Consultation Termination Event has not occurred and is continuing, the Controlling Class Representative will, to the extent not already set forth above, have consultation rights with respect to the matters specified in this clause (N));

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (and, with respect to any Serviced Loan Combination, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, and (2) the proposed course of action recommended, and (ii) all information in the Special Servicer’s possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement.

Notwithstanding the foregoing, if the Controlling Class Representative is the related Directing Holder, the Special Servicer is not required to obtain the consent of the Controlling Class Representative for any Major

Decision following the occurrence and during the continuance of a Control Termination Event; provided, however, that the Special Servicer will be required to consult with (i) the Controlling Class Representative (after the occurrence and during the continuance of a Control Termination Event and only until the occurrence and continuance of a Consultation Termination Event), and (ii) the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event) in connection with any Major Decision (as described under “—The Operating Advisor—Consultation Rights” below), and to consider alternative actions recommended by the Controlling Class Representative and the Operating Advisor, but, in the case of the Controlling Class Representative, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer. Notwithstanding the foregoing, the Controlling Class Representative will have no consent or consultation rights with respect to Major Decisions with respect to any Excluded Mortgage Loan under the Pooling and Servicing Agreement.

Furthermore, each of (x) the Controlling Class Representative (with respect to each Serviced Loan other than (i) a Serviced Outside Controlled Loan Combination and (ii) an Excluded Mortgage Loan), provided that a Control Termination Event does not exist, and (y) the related Outside Controlling Note Holder (with respect to a Serviced Outside Controlled Loan Combination) may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” will be: (a) with respect to all of the Serviced Loans other than a Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan, the Controlling Class Representative; and (b) with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate

Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then Class E-RR will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class NR-RR Certificates.

The “Control Eligible Certificates” will be any of the Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR and Class NR-RR Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans, a Consultation Termination Event will be deemed to exist. An “Excluded Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Loan Combination or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a mortgage loan or loan combination) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the applicable Serviced Loan(s); provided, however, that the Controlling Class Representative will not be permitted to consult with respect to any Serviced AB Loan Combination while any related Subordinate Companion Loan Holder is the related Outside Controlling Note Holder.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Loan Combination that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Loan Combination and (ii) certain servicing decisions and other matters relating to any Outside Serviced Loan Combination, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Loan Combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from a Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related Mortgage Loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The Controlling Class Representative or an Outside Controlling Note Holder, as applicable, has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer,

Operating Advisor and the Trustee will be entitled to rely on such the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class E-RR Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class E-RR Certificates until such time as either (x) the Class E-RR Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class E-RR Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class E-RR Certificates that it transferred, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class E-RR Certificates that it transferred. Following any such transfer, and assuming that the Class E-RR Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class E-RR Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and

●	the rights of the holder of more than 50% of the Class E-RR Certificates (by Certificate Balance), if the Class E-RR Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Loan Combinations” and “—The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

The Directing Holder will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)      may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)      may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)      does not have any liability or duties to the holders of any Class of Certificates (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)      may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates; and

(e)      will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of a Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Operating Advisor

General Obligations

The Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and with respect to certain Major Decisions regarding non-Specially Serviced Loans as to which the Operating Advisor has consultation rights following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Potential Conflicts of Interest of the Operating Advisor.”

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

The Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole), and not any particular Class of those Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) as to Specially Serviced Loans, prior to the occurrence and continuance of a Control Termination Event and an Operating Advisor Consultation Trigger Event, promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) as to all Serviced Loans, following the occurrence and continuance of an Operating Advisor Consultation Trigger Event (whether or not a Control Termination Event is continuing), simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if an Operating Advisor Consultation Trigger Event exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the related Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the related Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to the Operating Advisor or the related Directing Holder or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and the related Directing Holder and/or any related Serviced Companion Loan Holder (or its representative), on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (if any other Serviced Loan(s) (other than any Excluded Mortgage Loan) are involved), as applicable, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if an Operating Advisor Consultation Trigger Event exists, Major Decisions on non-Specially Serviced Loans, (ii) each related Final Asset Status Report, (iii) if an Operating Advisor Consultation Trigger Event exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if an Operating Advisor Consultation Trigger Event exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when an Operating Advisor Consultation Trigger Event does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between the related Directing Holder (and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder or its representative), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder under the Pooling and Servicing Agreement and/or the consent or consultation rights of any related Serviced Companion Loan Holder (or its representative) under the related Co-Lender Agreement, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege).

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuation of an Operating Advisor Consultation Trigger Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Loan Combinations”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event).

An “Operating Advisor Consultation Trigger Event” will occur when the aggregate outstanding Certificate Balance of the RR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the RR Certificates) is 25% or less of the initial aggregate Certificate Balance of the RR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor one or more servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest with respect to such Major Decision and/or asset status report.

Reviewing Certain Calculations

The Special Servicer will forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations with respect to a Specially Serviced Loan to the Operating Advisor and the Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will be required to recalculate and verify the accuracy of those calculations and, in the event the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

Based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of an Operating Advisor Consultation Trigger Event, any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the related Directing Holder or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed an Operating Advisor Consultation Trigger Event, and the Operating Advisor may if, with respect to the prior calendar year, the Operating Advisor deems it appropriate in its sole discretion exercised in good faith, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, the Operating Advisor will be required to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, with respect to Major Decisions on Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the related Directing Holder or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) the Controlling Class Representative (if a Serviced Loan other than a Serviced Outside Controlled Loan Combination is addressed and a Consultation Termination Event does not exist); and (c) the related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is addressed). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

In each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with (x) the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement, and (y) the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of Regulation RR.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

If the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” above.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)           any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)           the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)            the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied. An Operating Advisor Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause,” the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Depositor, any related Outside Controlling Note Holder and, if a Consultation Termination Event does not exist, the Controlling Class Representative. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an entity (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar Credit Ratings, LLC (“Morningstar”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated with (including Risk Retention Affiliated with)) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative, the Third Party Purchaser or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates), (v) that has not been paid any fees, compensation or other remuneration by any Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless an Operating Advisor Consultation Trigger Event exists), the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only prior to the occurrence and continuance of a Consultation Termination Event and only if it does not relate to an Excluded Mortgage Loan) and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s), except for Excluded Mortgage Loans, are involved and a Control Termination Event does not exist), as applicable, does not disapprove of a related asset status report within 10 business days of receipt, the related Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the related Directing Holder may object to any asset status report within 10 business days of receipt (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist); provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the related Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the related Directing Holder disapproves such asset status report within 10 business days of receipt (and, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event does not exist) and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until the related Directing Holder fails to disapprove such revised asset status report as described above (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist) or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion

Loan Holder(s)). If the related Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist), provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Controlling Class Representative, and after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor, will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by (a) the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event), or (b) the Controlling Class Representative (after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event). With respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative), will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report; provided that, in the case of a Serviced Outside Controlled Loan Combination, a related Serviced Pari Passu Companion Loan Holder (or its representative) may be the related Outside Controlling Note Holder. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor (during the continuance of an Operating Advisor Consultation Trigger Event) and, with respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative) (and, during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative).

The asset status report is not intended to replace or satisfy any specific consent or approval right which the related Directing Holder may have.

Notwithstanding the foregoing, the Controlling Class Representative will not have any approval or consultation rights with respect to an asset status report that relates to an Excluded Mortgage Loan. Also, notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by the Operating Advisor or the related Directing Holder or, with respect to the Serviced Loan Combinations, the Serviced Companion Loan Holder (or its representative), that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Mortgage Loan or Serviced Loan Combination, expose any Certificateholder or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer and all Certificateholders by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the pool represent approximately 22.6% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) held by the Issuing Entity as of the end of the applicable Collection Period.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 71 prior pools of commercial mortgage loans for which CREFI (or its predecessors and/or affiliates) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of mortgage loans (based on aggregate outstanding principal balance) in an individual CMBS transaction that were delinquent at least 60 days at the end of any reporting period between January 1, 2013 and September 30, 2018 was approximately 13.45%; however, the average of the highest delinquency percentages (based on aggregate outstanding principal balance of delinquent mortgage loans) in each of the 71 reviewed transactions (taking into account all reporting periods between January 1, 2013 and September 30, 2018 for each such transaction) in the identified reporting periods was approximately 0.38%.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the aggregate Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the Directing Holder and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Mortgage Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a) Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents are in the possession of the Mortgage Loan Seller.

(b) Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master Servicer or the Special Servicer, as applicable, will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c) Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report” ), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such the Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary” ) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller (or, in the case of LCF, Ladder Capital Finance Holdings LLLP, Series REIT of

Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP in respect of their respective payment guaranties), which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Holder or any of their respective affiliates and is not Risk Retention Affiliated with the Third Party Purchaser or any of its affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, or the Directing Holder, or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the

Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;

●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the Certificates entitled to at least 75% of a Certificateholder Quorum elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

“Enforcing Servicer” means (a) with respect to a Specially Serviced Loan, the Special Servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the Special Servicer, the Directing Holder or a Controlling Class Certificateholder, the Master Servicer, and (ii) in the case of a Repurchase Request made by any Person other than the Special Servicer, the Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the Master Servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the Special Servicer.

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply. In connection with a Repurchase Request, the “Enforcing Party” will be (i) in the event one or more Requesting Certificateholders or Consultation Requesting Certificateholders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Requesting Certificateholder(s) and/or Consultation Requesting Certificateholder(s), or (ii) in all other cases, the Enforcing Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder and such Consultation Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder or a Consultation Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder or Certificate Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

If a Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder or Consultation Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Requesting Certificateholder or Consultation Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders and/or Consultation Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders and/or Consultation Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Certificateholder or Consultation Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Requesting Certificateholder or Consultation Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, the Depositor, the Mortgage Loan Sellers and any of their respective affiliates will not be entitled to be a Requesting Certificateholder or Consultation Requesting Certificateholder.

The Requesting Certificateholders or Consultation Requesting Certificateholders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Requesting Certificateholder or Consultation Requesting Certificateholder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder or Certificate Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder or Consultation Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder (provided that if the Controlling Class Representative is the Directing Holder, no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a

Requesting Certificateholder or Consultation Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder or Consultation Requesting Certificateholder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder or Consultation Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)      with respect to any condition in any Serviced Mortgage Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the related Directing Holder, unless, in the case of the Controlling Class Representative, a Control Termination Event has occurred and is continuing (but in each case only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if the related Directing Holder does not respond within seven Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan, any applicable Rating Agency Confirmation requirement in the Serviced Mortgage Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master

Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Mortgage Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)      with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	(a) the applicable replacement master servicer or special servicer, as applicable, has confirmed in writing that it was appointed to act, and as of the date of determination is acting, as the master servicer or special servicer, as applicable, on a transaction level basis with respect to a CMBS transaction as to which Moody’s rated one or more classes of securities and one or more of such classes of securities are still outstanding and rated by Moody’s and (b) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency;

(2)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency; and

(3)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency, as applicable; and

(z)      with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property, (2) the voluntary exchange of all the then outstanding Certificates (other than the Class R Certificates) as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider's website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans (in the case of any Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of such Mortgage Loans as of the Cut-off Date. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class R Certificates) for the Mortgage Loans and each REO Property (or interests in the Mortgage Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates and the Notional Amounts of the Class X-A and Class X-B Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates would have to voluntarily participate in such exchange.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the following table:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)
DUMBO Heights Portfolio(4)	CREFI	Benchmark 2018-B7 PSA(4)(5) (11/1/18)	9.5%	KeyBank National Association(4)	LNR Partners, LLC(4)	Wells Fargo Bank, National Association(4)	Wells Fargo Bank, National Association(4)	Park Bridge Lender Services LLC(4)	Eightfold Real Estate Capital Fund V, L.P.(4)(6)
Liberty Portfolio(4)	CREFI / CCRE Lending	Benchmark 2018-B7 PSA(4)(5) (11/1/18)	7.2%	KeyBank National Association(4)	LNR Partners, LLC(4)	Wells Fargo Bank, National Association(4)	Wells Fargo Bank, National Association(4)	Park Bridge Lender Services LLC(4)	Eightfold Real Estate Capital Fund V, L.P.(4)
Shelbourne Global Portfolio I	CREFI	UBS 2018-C13 PSA(7) (10/1/18)	4.1%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Moffett Towers - Buildings E,F,G	CCRE Lending	DBGS 2018-C1 PSA(8) (10/1/18)	3.4%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III-D AIV RR, LLC
Riverwalk II(9)	CCRE Lending	UBS 2018-C14 PSA(9)(10) (12/1/18)	3.4%	Midland Loan Services, a Division of PNC Bank, National Association(9)	Rialto Capital Advisors, LLC(9)	Wells Fargo Bank, National Association(9)	Wells Fargo Bank, National Association(9)	Park Bridge Lender Services LLC(9)	RREF III-D UB 2018-C14, LLC(11)
Danbury Commerce Portfolio(12)	CREFI	(12)	2.1%	(12)	(12)	(12)	(12)	(12)	(11)
192 Lexington Avenue(4)	CREFI	Benchmark 2018-B7 PSA(4)(5) (11/1/18)	1.9%	KeyBank National Association(4)	LNR Partners, LLC(4)	Wells Fargo Bank, National Association(4)	Wells Fargo Bank, National Association(4)	Park Bridge Lender Services LLC(4)	Eightfold Real Estate Capital Fund V, L.P.(4)

(1)	Includes Servicing Shift Mortgage Loans which, in each case, will become Outside Serviced Mortgage Loans after the related shift in servicing occurs. However, until the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date, the related Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement by the parties thereto.

(2)	“PSA” means Pooling and Servicing Agreement.

(3)	The entity named under the indicated PSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). However, the initial Outside Controlling Class Representative may instead be an affiliate of the entity listed.

(4)	With respect to the related Loan Combination, the related Controlling Pari Passu Companion Loan is expected to be contributed to the Benchmark 2018-B7 securitization prior to the Closing Date. Accordingly, such Loan Combination is expected to be (and information presented in the foregoing table is based on the assumption that each such Loan Combination will be) serviced and administered pursuant to the Benchmark 2018-B7 Pooling and Servicing Agreement by the parties thereto.

(5)	The Benchmark 2018-B7 PSA is referred to herein as the “Benchmark 2018-B7 Pooling and Servicing Agreement”.

(6)	Although the related co-lender provides that the related Loan Combination will be serviced and administered pursuant to the servicing agreement governing the securitization of the lead securitization note (as defined in the co-lender agreement) (which lead securitization note is expected to be contributed to the Benchmark 2018-B7 securitization prior to the Closing Date), the control rights and the right to replace the applicable special servicer are held by (i) the third party holder of a related subordinate note so long as no control appraisal period under the related Co-Lender Agreement is in effect and any holder of an interest in the subordinate note(s) is not a borrower-related party, and (ii) the holder of the lead securitization note if a related control appraisal period under the related Co-Lender Agreement is in effect or any holder of an interest in the subordinate note(s) is a borrower-related party. Accordingly, unless and until either of the events in the immediately preceding clause (ii) have occurred, the Outside Controlling Class Representative identified in the chart above will not be entitled to exercise control rights or the right to replace the applicable special servicer for the subject Mortgage Loan.

(7)	The UBS 2018-C13 PSA is referred to herein as the “UBS 2018-C13 PSA Pooling and Servicing Agreement”.

(8)	The DBGS 2018-C1 PSA is referred to herein as the “DBGS 2018-C1 Pooling and Servicing Agreement”.

(9)	The related Mortgage Loan is a Servicing Shift Mortgage Loan that (i) will initially be serviced and administered by the Master Servicer and the Special Servicer pursuant to the Pooling and Servicing Agreement, and (ii) upon the inclusion of the related Controlling Pari Passu Companion Loan in a future commercial mortgage securitization transaction, which is expected to be the UBS 2018-C14 securitization transaction, will be an Outside Serviced Mortgage Loan, and will be serviced and administered by an Outside Servicer and an Outside Special Servicer pursuant to an Outside Servicing Agreement governing that future commercial mortgage securitization transaction. The parties identified in the table above are the expected parties to the UBS 2018-C14 Pooling and Servicing Agreement. It is possible that there will be different parties for such Mortgage Loan when the UBS 2018-C14 securitization transaction closes. The UBS 2018-C14 securitization transaction is scheduled to close on December 12, 2018. The information in this footnote and the foregoing table for such Mortgage Loan is, in part, based on a publicly available preliminary prospectus for the UBS 2018-C14 securitization transaction.

(10)	The UBS 2018-C14 PSA is referred to herein as the “UBS 2018-C14 Pooling and Servicing Agreement”.

(11)	With respect to each Servicing Shift Mortgage Loan, there will be no initial Outside Controlling Class Representative until the securitization of the Controlling Pari Passu Companion Loan in a future commercial mortgage securitization transaction, however, the holder of the related Controlling Note will be entitled to exercise control rights similar to those that would typically be exercised by an Outside Controlling Class Representative.

(12)	The related Mortgage Loan is a Servicing Shift Mortgage Loan that (i) will initially be serviced and administered by the Master Servicer and the Special Servicer pursuant to the Pooling and Servicing Agreement, and (ii) upon the inclusion of the related Controlling Pari Passu Companion Loan in a future commercial mortgage securitization transaction, will be an Outside Serviced Mortgage Loan, and will be serviced and administered by an Outside Servicer and an Outside Special Servicer pursuant to an Outside Servicing Agreement governing that future commercial mortgage securitization transaction. The parties to the related Outside Servicing Agreement for the securitization of the related Controlling Pari Passu Companion Loan for each such Mortgage Loan giving rise to a servicing shift have not been definitively identified.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, subject to any exceptions set forth below, the respective Outside Servicing Agreements provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Loan Combination are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Loan Combination is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Loan Combination; provided, however, that, the Benchmark 2018-B7 Pooling and Servicing Agreement (with respect to the DUMBO Heights Portfolio Loan Combination, the Liberty Portfolio Loan Combination and the 192 Lexington Avenue Loan Combination) may not require the related Outside Special Servicer to establish and maintain a separate account with respect to REO Property acquired with respect to each such Outside Serviced Loan Combination.

●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.

●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable at the rates or in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.

●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Loan Combination. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Loan Combination or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)).

●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Loan Combination will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Loan Combination, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement (subject, in the case of the Outside Servicing Agreement related to each of the DUMBO Heights Portfolio Loan Combination, the Liberty Portfolio Loan Combination

and the 192 Lexington Avenue Loan Combination, to certain limitations related to the Outside Special Servicer or an affiliate owning a portion of the controlling class under the related Outside Servicing Agreement); provided, that, in the case of the DUMBO Heights Portfolio Loan Combination, such termination right will belong to the holder of the Subordinate Companion Loans so long as no Note B Control Appraisal Period is in effect.

●	With respect to each Outside Serviced Loan Combination, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of each of the DUMBO Heights Portfolio Loan Combination (provided a Note B Control Appraisal Period has occurred and is in effect), the Liberty Portfolio Loan Combination, the Shelbourne Global Portfolio I Loan Combination, the Moffett Towers – Buildings E, F, G Loan Combination and the 192 Lexington Avenue Loan Combination, the related Outside Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time.

●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Loan Combination that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.

●	With respect to each Outside Serviced Loan Combination, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, in the case of the DUMBO Heights Portfolio Loan Combination, such approval right will belong to the holders of the controlling DUMBO Heights Portfolio Subordinate Companion Loan so long as no Note B Control Appraisal Period is in effect.

●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Loan Combination without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

●	The Mortgaged Property securing each Outside Serviced Loan Combination will be subject to inspection (A) at least once per calendar year with respect to any Mortgaged Property with a stated principal balance of $2,000,000 or more and (b) at least once every other calendar year with respect to any Mortgaged Property with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement.

●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement may provide for one or more “risk retention consultation parties” with certain consultation rights.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Loan Combination under “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Loan Combination is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Loan Combination will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, (i) in the case of the Danbury Commerce Portfolio Loan Combination, the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown, and (ii) in the case of the Riverwalk II Loan Combination, there is an anticipated securitization to which the related Controlling Pari Passu Companion Loan is to be contributed, but circumstances may change and, in any event, the servicing terms of the anticipated future Outside Servicing Agreement have not been finalized. See “Description of the Mortgage Pool—The Loan Combinations”.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.

●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Outside Serviced Mortgage Loan is not an Excluded Mortgage Loan) or to the Operating Advisor (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), as applicable, and, in all cases following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor, and the Controlling Class Representative or the Operating Advisor, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Operating Advisor and the Controlling Class Representative (to the extent the Controlling Class Representative is entitled to exercise such rights without regard to this proviso) jointly; and provided, further, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Operating Advisor, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.

●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event Exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately 107.6778% of the aggregate principal balance of the Offered Certificates, plus accrued interest from December 1, 2018, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a

discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Principal Balance Certificates as a result of the application of Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-AB Certificates, the extent to which the Class A-AB Scheduled Principal Balances are achieved and the sensitivity of the Class A-AB Certificates to principal prepayments on the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and

Class A-4 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-AB Certificates until the Certificate Balance of the Class A-AB Certificates is reduced to zero. As such, the Class A-AB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates were outstanding.

Any changes in the weighted average lives of your Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. Investors in the Class X-A Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A Certificate, reduce the notional amount) of such

Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

(i)       each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;

(ii)      there are no delinquencies or defaults;

(iii)     scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(iv)     no prepayment premiums or yield maintenance charges are collected;

(v)      no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vi)     no Mortgage Loan is required to be repurchased from the Issuing Entity;

(vii)     the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan;

(viii)    there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

(ix)     distributions on the Certificates are made on the 10th day (each assumed to be a business day) of each month, commencing in January 2019;

(x)      the Certificates will be issued on December 11, 2018;

(xi)     the Pass-Through Rate with respect to each Class of Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

(xii)    the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates;

(xiii)   all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

(xiv)    with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xv)    the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary”;

(xvi)   there are no property releases requiring payment of a yield maintenance charge or other prepayment premium; and

(xvii)   with respect to each Mortgage Loan that is part of a Loan Combination that includes one or more Subordinate Companion Loans, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s).

The following tables indicate the percentage of the initial Certificate Balance of each Class of Offered Certificates (other than the Class X-A Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 10, 2019	84%	84%	84%	84%	84%
December 10, 2020	66%	66%	66%	66%	66%
December 10, 2021	45%	45%	45%	45%	45%
December 10, 2022	19%	19%	19%	19%	19%
December 10, 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.66	2.65	2.65	2.65	2.65
First Principal Payment Date	January 2019	January 2019	January 2019	January 2019	January 2019
Last Principal Payment Date	September 2023	June 2023	June 2023	June 2023	June 2023

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 10, 2019	100%	100%	100%	100%	100%
December 10, 2020	100%	100%	100%	100%	100%
December 10, 2021	100%	100%	100%	100%	100%
December 10, 2022	100%	100%	100%	100%	100%
December 10, 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.76	4.75	4.74	4.72	4.53
First Principal Payment Date	September 2023	June 2023	June 2023	June 2023	June 2023
Last Principal Payment Date	October 2023	October 2023	October 2023	October 2023	October 2023

Percentages of the Initial Certificate Balance
of the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 10, 2019	100%	100%	100%	100%	100%
December 10, 2020	100%	100%	100%	100%	100%
December 10, 2021	100%	100%	100%	100%	100%
December 10, 2022	100%	100%	100%	100%	100%
December 10, 2023	100%	100%	100%	100%	100%
December 10, 2024	100%	100%	100%	100%	100%
December 10, 2025	100%	100%	100%	100%	100%
December 10, 2026	100%	100%	100%	100%	100%
December 10, 2027	100%	100%	100%	100%	100%
December 10, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.83	9.80	9.75	9.69	9.52
First Principal Payment Date	September 2028	April 2028	April 2028	April 2028	April 2028
Last Principal Payment Date	October 2028	October 2028	October 2028	October 2028	July 2028

Percentages of the Initial Certificate Balance
of the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 10, 2019	100%	100%	100%	100%	100%
December 10, 2020	100%	100%	100%	100%	100%
December 10, 2021	100%	100%	100%	100%	100%
December 10, 2022	100%	100%	100%	100%	100%
December 10, 2023	100%	100%	100%	100%	100%
December 10, 2024	100%	100%	100%	100%	100%
December 10, 2025	100%	100%	100%	100%	100%
December 10, 2026	100%	100%	100%	100%	100%
December 10, 2027	100%	100%	100%	100%	100%
December 10, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.88	9.87	9.85	9.84	9.64
First Principal Payment Date	October 2028	October 2028	October 2028	October 2028	July 2028
Last Principal Payment Date	November 2028	November 2028	November 2028	November 2028	August 2028

Percentages of the Initial Certificate Balance of
the Class A-AB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 10, 2019	100%	100%	100%	100%	100%
December 10, 2020	100%	100%	100%	100%	100%
December 10, 2021	100%	100%	100%	100%	100%
December 10, 2022	100%	100%	100%	100%	100%
December 10, 2023	96%	96%	96%	96%	96%
December 10, 2024	78%	78%	78%	78%	78%
December 10, 2025	58%	58%	58%	58%	58%
December 10, 2026	37%	37%	37%	37%	37%
December 10, 2027	16%	16%	16%	16%	16%
December 10, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.38	7.38	7.38	7.38	7.38
First Principal Payment Date	October 2023	October 2023	October 2023	October 2023	October 2023
Last Principal Payment Date	September 2028	September 2028	September 2028	September 2028	August 2028

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 10, 2019	100%	100%	100%	100%	100%
December 10, 2020	100%	100%	100%	100%	100%
December 10, 2021	100%	100%	100%	100%	100%
December 10, 2022	100%	100%	100%	100%	100%
December 10, 2023	100%	100%	100%	100%	100%
December 10, 2024	100%	100%	100%	100%	100%
December 10, 2025	100%	100%	100%	100%	100%
December 10, 2026	100%	100%	100%	100%	100%
December 10, 2027	100%	100%	100%	100%	100%
December 10, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.91	9.91	9.91	9.91	9.66
First Principal Payment Date	November 2028	November 2028	November 2028	November 2028	August 2028
Last Principal Payment Date	November 2028	November 2028	November 2028	November 2028	August 2028

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 10, 2019	100%	100%	100%	100%	100%
December 10, 2020	100%	100%	100%	100%	100%
December 10, 2021	100%	100%	100%	100%	100%
December 10, 2022	100%	100%	100%	100%	100%
December 10, 2023	100%	100%	100%	100%	100%
December 10, 2024	100%	100%	100%	100%	100%
December 10, 2025	100%	100%	100%	100%	100%
December 10, 2026	100%	100%	100%	100%	100%
December 10, 2027	100%	100%	100%	100%	100%
December 10, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.91	9.91	9.91	9.91	9.66
First Principal Payment Date	November 2028	November 2028	November 2028	November 2028	August 2028
Last Principal Payment Date	November 2028	November 2028	November 2028	November 2028	August 2028

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 10, 2019	100%	100%	100%	100%	100%
December 10, 2020	100%	100%	100%	100%	100%
December 10, 2021	100%	100%	100%	100%	100%
December 10, 2022	100%	100%	100%	100%	100%
December 10, 2023	100%	100%	100%	100%	100%
December 10, 2024	100%	100%	100%	100%	100%
December 10, 2025	100%	100%	100%	100%	100%
December 10, 2026	100%	100%	100%	100%	100%
December 10, 2027	100%	100%	100%	100%	100%
December 10, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.91	9.91	9.91	9.91	9.66
First Principal Payment Date	November 2028	November 2028	November 2028	November 2028	August 2028
Last Principal Payment Date	November 2028	November 2028	November 2028	November 2028	August 2028

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

95.00000	5.381%	5.386%	5.386%	5.386%	5.386%
96.00000	4.950%	4.953%	4.953%	4.953%	4.953%
97.00000	4.525%	4.528%	4.528%	4.528%	4.528%
98.00000	4.107%	4.109%	4.109%	4.109%	4.109%
99.00000	3.695%	3.696%	3.696%	3.696%	3.696%
100.00000	3.290%	3.289%	3.289%	3.289%	3.289%
101.00000	2.890%	2.889%	2.889%	2.889%	2.889%
102.00000	2.496%	2.494%	2.494%	2.494%	2.494%
103.00000	2.108%	2.105%	2.105%	2.105%	2.105%
104.00000	1.725%	1.721%	1.721%	1.721%	1.721%
105.00000	1.348%	1.343%	1.343%	1.343%	1.343%

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

95.00000	5.471%	5.473%	5.477%	5.482%	5.527%
96.00000	5.222%	5.224%	5.226%	5.230%	5.266%
97.00000	4.976%	4.977%	4.979%	4.982%	5.008%
98.00000	4.732%	4.733%	4.734%	4.736%	4.753%
99.00000	4.492%	4.492%	4.493%	4.494%	4.502%
100.00000	4.255%	4.255%	4.254%	4.254%	4.253%
101.00000	4.020%	4.019%	4.019%	4.018%	4.008%
102.00000	3.788%	3.787%	3.786%	3.784%	3.765%
103.00000	3.559%	3.557%	3.555%	3.552%	3.525%
104.00000	3.332%	3.330%	3.328%	3.324%	3.288%
105.00000	3.108%	3.106%	3.102%	3.098%	3.053%

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

95.00000	4.818%	4.819%	4.822%	4.825%	4.834%
96.00000	4.685%	4.686%	4.688%	4.690%	4.698%
97.00000	4.553%	4.554%	4.555%	4.557%	4.563%
98.00000	4.423%	4.424%	4.425%	4.426%	4.429%
99.00000	4.295%	4.295%	4.295%	4.296%	4.298%
100.00000	4.168%	4.168%	4.168%	4.168%	4.168%
101.00000	4.043%	4.042%	4.042%	4.041%	4.039%
102.00000	3.919%	3.918%	3.917%	3.916%	3.912%
103.00000	3.796%	3.795%	3.794%	3.792%	3.786%
104.00000	3.675%	3.674%	3.672%	3.670%	3.662%
105.00000	3.556%	3.554%	3.552%	3.549%	3.539%

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

95.00000	5.095%	5.095%	5.096%	5.097%	5.107%
96.00000	4.960%	4.961%	4.961%	4.962%	4.970%
97.00000	4.828%	4.828%	4.828%	4.829%	4.835%
98.00000	4.696%	4.696%	4.697%	4.697%	4.701%
99.00000	4.567%	4.567%	4.567%	4.567%	4.569%
100.00000	4.439%	4.439%	4.439%	4.439%	4.438%
101.00000	4.312%	4.312%	4.312%	4.312%	4.310%
102.00000	4.187%	4.187%	4.187%	4.186%	4.182%
103.00000	4.064%	4.063%	4.063%	4.062%	4.056%
104.00000	3.942%	3.941%	3.941%	3.940%	3.932%
105.00000	3.821%	3.820%	3.820%	3.819%	3.809%

Pre-Tax Yield to Maturity (CBE) for the Class A-AB Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

95.00000	5.201%	5.201%	5.201%	5.201%	5.201%
96.00000	5.029%	5.029%	5.029%	5.029%	5.029%
97.00000	4.860%	4.860%	4.860%	4.860%	4.860%
98.00000	4.693%	4.693%	4.693%	4.693%	4.693%
99.00000	4.528%	4.528%	4.528%	4.528%	4.528%
100.00000	4.365%	4.365%	4.365%	4.365%	4.365%
101.00000	4.204%	4.204%	4.204%	4.204%	4.204%
102.00000	4.045%	4.045%	4.045%	4.045%	4.045%
103.00000	3.888%	3.888%	3.888%	3.888%	3.888%
104.00000	3.732%	3.732%	3.732%	3.732%	3.732%
105.00000	3.579%	3.579%	3.579%	3.579%	3.579%

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

5.50000	7.752%	7.721%	7.680%	7.616%	7.298%
5.62500	7.200%	7.167%	7.126%	7.061%	6.738%
5.75000	6.665%	6.633%	6.590%	6.525%	6.197%
5.87500	6.149%	6.116%	6.073%	6.006%	5.674%
6.00000	5.649%	5.615%	5.572%	5.504%	5.167%
6.12500	5.164%	5.130%	5.086%	5.018%	4.677%
6.25000	4.695%	4.660%	4.616%	4.546%	4.201%
6.37500	4.239%	4.204%	4.159%	4.089%	3.739%
6.50000	3.797%	3.762%	3.716%	3.644%	3.291%
6.62500	3.367%	3.332%	3.285%	3.213%	2.855%
6.75000	2.950%	2.914%	2.866%	2.793%	2.432%

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

95.00000	5.334%	5.334%	5.334%	5.334%	5.347%
96.00000	5.198%	5.198%	5.198%	5.198%	5.209%
97.00000	5.064%	5.064%	5.064%	5.064%	5.072%
98.00000	4.932%	4.932%	4.932%	4.932%	4.937%
99.00000	4.801%	4.801%	4.801%	4.801%	4.804%
100.00000	4.672%	4.672%	4.672%	4.672%	4.672%
101.00000	4.545%	4.545%	4.545%	4.545%	4.542%
102.00000	4.419%	4.419%	4.419%	4.419%	4.413%
103.00000	4.294%	4.294%	4.294%	4.294%	4.286%
104.00000	4.171%	4.171%	4.171%	4.171%	4.160%
105.00000	4.049%	4.049%	4.049%	4.049%	4.036%

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

95.00000	5.565%	5.565%	5.565%	5.566%	5.580%
96.00000	5.428%	5.428%	5.428%	5.429%	5.440%
97.00000	5.292%	5.293%	5.293%	5.293%	5.302%
98.00000	5.159%	5.159%	5.159%	5.160%	5.165%
99.00000	5.027%	5.027%	5.027%	5.028%	5.031%
100.00000	4.896%	4.897%	4.897%	4.898%	4.898%
101.00000	4.768%	4.768%	4.768%	4.769%	4.766%
102.00000	4.640%	4.641%	4.641%	4.642%	4.637%
103.00000	4.515%	4.515%	4.515%	4.516%	4.508%
104.00000	4.390%	4.391%	4.391%	4.392%	4.382%
105.00000	4.268%	4.268%	4.268%	4.269%	4.256%

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

95.00000	5.909%	5.909%	5.910%	5.910%	5.924%
96.00000	5.770%	5.770%	5.770%	5.771%	5.782%
97.00000	5.632%	5.632%	5.633%	5.633%	5.641%
98.00000	5.496%	5.496%	5.497%	5.497%	5.503%
99.00000	5.362%	5.362%	5.363%	5.363%	5.366%
100.00000	5.230%	5.230%	5.230%	5.231%	5.231%
101.00000	5.099%	5.099%	5.099%	5.100%	5.097%
102.00000	4.969%	4.970%	4.970%	4.970%	4.966%
103.00000	4.842%	4.842%	4.842%	4.843%	4.835%
104.00000	4.715%	4.716%	4.716%	4.716%	4.706%
105.00000	4.591%	4.591%	4.591%	4.592%	4.579%

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class A-S, Class B, Class C, Class X-B, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR and Class NR-RR Certificates, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Issuing Entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Under new legislation enacted on December 22, 2017, taxpayers that use an accrual method of accounting for tax purposes generally will be required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described under this section. This rule generally is effective for tax years beginning after December 31, 2017 or, for Regular Interests issued with original issue discount, for tax years beginning after December 31, 2018. Prospective investors are urged to consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B and Class C Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a debt instrument. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures. These new audit rules are effective for taxable years beginning with 2018 and apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the rules that applied for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under the rules that applied for taxable years before 2018.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds, including the return of principal, from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Certificates. No assurance can be given that holders of Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	ERISA Plans, and

●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and

●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;

●	loans or other extensions of credit; and

●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or

●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,

2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and

3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or

●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and

●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some Certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through Certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool Certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;

●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;

●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;

●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and

●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and a substantially identical prohibited transaction exemption to Cantor Fitzgerald & Co., Authorization Number 2011-05E (June 6, 2011), each as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and

●	the purchase, sale and holding of mortgage pass-through Certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;

●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);

●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);

●	fourth, the following must be true—

1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,

2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and

3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and

●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	Must be recognized by the SEC as a NRSRO,

2.	Must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and

3.	Must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;

●	Certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and

●	Certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

Under the Underwriter Exemption, the loan-to-value ratio of any underlying Mortgage Loan held in the trust may not exceed 100% at the date of initial issuance of the Offered Certificates, based on the outstanding principal balance of the Mortgage Loan and the fair market value of the mortgaged property as of the Closing Date. It is possible that, if the fair market value of any of the Mortgage Loans has declined since origination, this requirement may not be satisfied. This possibility is greater for the seasoned loans than it is for the other Mortgage Loans.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,

●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and

●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;

●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and

●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

We cannot assure you that all of the conditions for this additional exemption will be met. In particular, during periods of adverse conditions in the market for CMBS, there is an increased likelihood that (i) 50% or more of one or more Classes of Offered Certificates will be sold in the initial issuance to members of the Restricted Group and (ii) 50% or more of the aggregate interest in the Issuing Entity will be acquired by members of the Restricted Group. Plans with respect to which a borrower or an affiliate of a borrower has investment discretion are advised to consult with counsel before acquiring any Offered Certificates.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,

●	having a specified relationship to this person, or

●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, Certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or

●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and

●	consult with your legal counsel as to—

1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and

2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

New York. Eleven (11) of the Mortgaged Properties (21.4%) are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

Arizona. Five (5) of the Mortgaged Properties (17.3%) are located in Arizona.

Mortgage loans in Arizona are generally secured by deeds of trust on the related real estate. A deed of trust is normally enforced in Arizona by exercise of the trustee’s power of sale through a non-judicial trustee’s sale. A non-judicial foreclosure sale is commenced by the recording of a notice of trustee’s sale setting a sale date not earlier than 90 days after the date the notice is recorded. After recording, the notice must be posted and copies sent to the borrower and other parties having an interest in the encumbered real property, all in the manner required by statute. No redemption rights are available after a non-judicial trustee’s foreclosure sale. If permitted by the loan documents, a deficiency may be recovered after a trustee’s sale by commencement of a judicial action within the time period required by statute. The amount of a deficiency judgment is limited to (1) the total debt owed to the lender as of the date of the trustee’s sale less (2) the greater of (i) the fair market value of the property on the date of sale as determined by the court or (ii) the sale price at the trustee’s sale. A deed of trust may also be foreclosed as a mortgage, but that procedure is not commonly utilized because of the additional time and cost involved and the redemption rights afforded the borrower and junior lienholders.

New Jersey. Eighteen (18) of the Mortgaged Properties (13.6%) are located in New Jersey.

In New Jersey, the action is commenced by the filing of a complaint naming as defendants all parties having an interest in the real property or in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage, and when it is desired to foreclose. If a lease predates the mortgage and the lease does not provide it is subordinate to all future mortgages, or the tenant, at the time of the loan, does not enter into a subordination agreement, that lease cannot be foreclosed in the action. Leases that are subordinate to the mortgage, either because they postdate the mortgage, or have been subordinated, can be terminated by the lender by joining the tenant as a defendant in the action unless the lender has entered into a non-disturbance and attornment agreement with the tenant. Each defendant must then be served with a copy of the complaint and given in most cases no less than 35 days to respond. Delays in prosecution of the foreclosure may occasionally result from difficulties in locating necessary parties for service of the complaint. If an answer or other responsive pleading is filed raising defenses to the foreclosure the case will be deemed a contested matter and handled like any other civil action in the county where the property is located. When the mortgagee’s right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time-consuming, involving depositions, motions and perhaps a trial. After the legal issues involved in the contest are resolved, if the mortgagee prevails, the court refers the matter to the “Office of Foreclosure” located in the Office of Foreclosure in the office of the Superior Court Clerk in Trenton, which administers the foreclosure action if it is uncontested, or after the contest has been resolved in the lender’s favor. The Office of Foreclosure will then, upon application of the lender, process a judgment in favor of the lender containing the amounts due to the lender, and will issue a writ of execution to the sheriff of the county in which the property is located directing the sheriff to arrange for a public auction for the property to raise the amount adjudged to be owed to the lender. This can take time depending upon the workload in the Office of Foreclosure, which also handles a heavy volume of home foreclosures. The sheriff of the county where the property is located actually conducts the sale. Usually, it takes place at least 60 days after entry of judgment. However, the actual time is subject to the number of sales being processed and can take as long as six months in some counties. During that time, the sheriff must advertise the sale at least once a week for four weeks. The borrower can adjourn the sale date twice, each time for two weeks, and the court can order more extensions. (These timing details vary somewhat by county, depending upon the local sheriff’s procedures). Notice of the sheriff’s sale must be provided to all the defendants, and to the New Jersey Division of Taxation under New Jersey’s Bulk Sale Act. For ten days after the sale, the borrower can still redeem the property by paying all amounts due.

For commercial loans, New Jersey does not have a “one action rule” or “anti-deficiency legislation”. To obtain a personal judgment against a borrower or guarantor, when the loan is recourse to the borrower, or a guarantor, the lender must commence a separate action in Law Division of the Superior Court on the Note and/or any guaranty. This action can be commenced at any time and is not required to await completion of the foreclosure. However, that court will usually wait until the foreclosure has been completed to calculate the defendant’s liability, giving credit for the amounts raised at the sheriff’s sale, and in no event less than the fair market value of the property based on evidence presented as to the value of the real property in the Law Division action.  The purchaser at such sale acquires the estate or interest in real property covered by the mortgage.  Like the general rule, if the mortgage covered the tenant’s interest in a lease and leasehold estate, the purchaser at foreclosure will acquire such tenant’s interest subject to the tenant’s obligations under the lease to pay rent and perform other covenants contained in the lease.  New Jersey law controls the amount of foreclosure expenses and costs, including attorneys’ fees, which may be recovered by a lender, and the commission due the sheriff.  At the sheriff’s sale, an auction takes place and the lender is entitled to bid against any members of the public in attendance.  The lender, however, is not required to put up any money unless and until the bids exceed the amounts due to the lender under the foreclosure judgment.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,

●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,

●	the knowledge of the parties to the mortgage, and

●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and

●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,

●	the trustee to whom the real property is conveyed, and

●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,

●	the law of the state in which the real property is located,

●	various federal laws, and

●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or

●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and

●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure.

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and

●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions.

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;

●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;

●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or

●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—

1.	a failure to adequately maintain the mortgaged property, or

2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or

●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale.

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and

●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and

●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale.

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and

●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption.

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and

●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules.

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation.

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations.

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,

●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and

●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares. Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay.

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights.

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;

●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;

●	extend or shorten the term to maturity of the loan;

●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or

●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents.

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant.

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,

●	accelerated rent,

●	damages, or

●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or

●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor.

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens.

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit.

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements.

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships.

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General.

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments.

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws.

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or

●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws.

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and

●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations.

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—General—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

The Pooling and Servicing Agreement provides that if any Mortgage Loan contains a provision in the nature of a “due on sale” clause, which by its terms provides that: (i) the Mortgage Loan will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related mortgaged property; or (ii) the Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any sale or other transfer, then, for so long as the Mortgage Loan is included in the Issuing Entity, the Master Servicer or Special Servicer, on behalf of the Trustee, will be required to take actions as it deems to be in the best interest of the certificateholders in accordance with the servicing standard set forth in the Pooling and Servicing Agreement, and may waive or enforce any due on sale clause contained in the related Mortgage Loan, in each case subject to any consent rights of the Special Servicer (in the case of an action by the Master Servicer) and the controlling class representative.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;

●	second, to real estate taxes;

●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and

●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;

●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;

●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and

●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Certificates, and would not be covered by advances or any form of credit support provided in connection with the Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related mortgaged property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or

●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through Certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the Certificates in question on each distribution date and, except in the case of interest-only Certificates, the ultimate payment in full of the certificate balance of each Class of Certificates in question on a date that is not later than the rated final distribution date with respect to such Class of Certificates. A rating takes into consideration, among other things, the credit quality of the Mortgage Pool, structural and legal aspects associated with the Certificates in question, and the extent to which the payment stream from the Mortgage Pool is adequate to make payments required under the Certificates in question. A securities rating on mortgage pass-through Certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those Certificates is fair;

●	whether those Certificates are a suitable investment for any particular investor;

●	the tax attributes of those Certificates or of the trust;

●	the yield to maturity or, if they have principal balances, the average life of those Certificates;

●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying Mortgage Loans;

●	the degree to which the amount or frequency of prepayments on the underlying Mortgage Loans might differ from those originally anticipated;

●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;

●	whether or to what extent the interest payable on those Certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;

●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying Mortgage Loans;

●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or

●	if those Certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those Certificates.

See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through Certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only Certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such Certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such Certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and/or Class A-S Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to six NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Citigroup Global Markets Inc., Cantor Fitzgerald & Co., Drexel Hamilton, LLC, The Williams Capital Group, L.P. and the Depositor have entered into an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”), pursuant to which the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below. In connection with the offering contemplated by this prospectus, Citigroup Global Markets Inc. and Cantor Fitzgerald & Co., are acting as co-lead managers and joint bookrunners with respect to approximately 91.5% and 8.5%, respectively, of each Class of the Offered Certificates, and Drexel Hamilton, LLC and The Williams Capital Group, L.P. are acting as co-managers.

Class	Citigroup Global Markets Inc.	Cantor Fitzgerald & Co.	Drexel Hamilton, LLC	The Williams Capital Group, L.P.
Class A-1	$13,719,784	$1,280,216	$0	$0
Class A-2	$78,660,095	$7,339,905	$0	$0
Class A-3	$164,637,408	$15,362,592	$0	$0
Class A-4	$188,399,159	$17,579,841	$0	$0
Class A-AB	$26,067,590	$2,432,410	$0	$0
Class X-A	$499,267,513	$46,587,487	$0	$0
Class A-S	$27,783,477	$2,592,523	$0	$0
Class B	$34,519,891	$3,221,109	$0	$0
Class C	$36,202,851	$3,378,149	$0	$0

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $4,700,000.

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately 107.6778% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from December 1, 2018, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. Although the Depositor has been advised by the underwriters that they intend to make a market in the Offered Certificates, they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of (i) the Depositor, (ii) Citibank (the Certificate Administrator and Custodian), and (iii) CREFI (a Sponsor, an originator and the Retaining Sponsor). Cantor Fitzgerald & Co., one of the underwriters, is an affiliate of CCRE Lending (a Sponsor and an originator). Each of CREFI and CCRE Lending may hold Companion Loans and/or mezzanine debt related to one or more of the Mortgage Loans, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combinations and Mezzanine Loan Arrangements”. See “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and Cantor Fitzgerald & Co., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, and (ii) the payment by the Depositor to CCRE Lending, an affiliate of Cantor Fitzgerald & Co., in its capacity as a Sponsor, of the purchase price for the CCRE Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”. In addition, (i) proceeds received by Rialto in connection with the contribution of the Rialto Mortgage Loans to this securitization transaction will be applied, among other things, to directly or indirectly reacquire any such Mortgage Loans that are financed with, and to make payments to, Citibank, the Certificate Administrator and an affiliate of Citigroup Global Markets Inc., one of the underwriters, as a repurchase agreement counterparty, and (ii) proceeds received by CCRE Lending in connection with the contribution of the CCRE Mortgage Loans to this securitization transaction will be applied, among other things, to directly or indirectly reacquire any such Mortgage Loans that are financed with, and to make payments to, Citibank, the Certificate Administrator and an affiliate of Citigroup Global Markets Inc., one of the underwriters, as a repurchase agreement counterparty.

As a result of the circumstances described above, each of Citigroup Global Markets Inc. and Cantor Fitzgerald & Co. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests.”

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 388 Greenwich Street, 6th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-207132) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.E., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Index of Certain Defined Terms

17g-5 Information Provider	319
1986 Act	444
2015 Budget Act	451
30/360 Basis	300
AB Loan Combination	146
AB Modified Loan	371
Accelerated Mezzanine Loan	399
Acceptable Insurance Default	340
Accredited Investor	14
Actual/360 Basis	188
Additional Primary Servicing Compensation	276
Administrative Fee Rate	359
ADR	149
Advance Rate	346
Advances	345
Affiliate	E-1-12
Affirmative Asset Review Vote	412
AIFM Regulation	65
Allocated Cut-off Date Loan Amount	149
Ancillary Fees	354
Annual Debt Service	149
Anticipated Repayment Date	188
Appraisal Reduction Amount	370
Appraisal Reduction Event	368
Appraised Value	149
Appraised-Out Class	372
Appraised-Out Holder	224
Appraiser	370
ARD	150
ARD Loan	188
Assessment of Compliance	374
Asset Representations Reviewer	283
Asset Representations Reviewer Asset Review Fee	360
Asset Representations Reviewer Ongoing Fee	359
Asset Representations Reviewer Ongoing Fee Rate	360
Asset Representations Reviewer Termination Event	416
Asset Representations Reviewer Upfront Fee	359
Asset Review	413
Asset Review Notice	412
Asset Review Quorum	412
Asset Review Report	414
Asset Review Report Summary	414
Asset Review Standard	413
Asset Review Trigger	411
Asset Review Vote Election	411
Assumed Final Distribution Date	307
Assumption Fees	354
Attestation Report	374
Available Funds	294
Balloon Balance	150
Balloon Mortgage Loans	188
Bankruptcy Code	68
Base Interest Fraction	306
BCBS	66
Beds	156
Benchmark 2018-B7 Pooling and Servicing Agreement	211, 426
Benchmark 2018-B7 Servicer	211
Benchmark 2018-B7 Special Servicer	211
Benchmark 2018-B7 Trustee	211
Borrower Delayed Reimbursements	354
Borrower Party	399
B-Piece Buyer	133
CBE	439
CCRE Data Tape	239
CCRE Deal Team	239
CCRE Financing Affiliates	238
CCRE Lending	238
CCRE Liberty Portfolio Note	147
CCRE Mortgage Loans	238
CDI 202.01	67
Certificate Administrator	263
Certificate Balance	293
Certificate Owner	314
Certificateholder	313
Certificateholder Quorum	382
Certificateholder Repurchase Request	418
Certificates	292
Certifying Certificateholder	323
CGMRC	227
Citibank	263
Class	292
Class A-AB Scheduled Principal Balance	296
Class X Certificates	3, 292
Class X Strip Rate	300
Clearstream	320
Clearstream Participants	322
Closing Date	148, 292
CMBS	64, 227, 270
CMBS B-Piece Securities	288
Code	442
Co-Lender Agreement	205
Collateral Deficiency Amount	372
Collection Account	348
Collection Period	295
Collective Investment Scheme	11
Communication Request	323
Companion Loan	146
Companion Loan Holder	333
Companion Loan Rating Agency	380
Companion Note	203
Compensating Interest Payment	308
Consent Fees	353
Consultation Election Notice	419
Consultation Requesting Certificateholder	420
Consultation Termination Event	399
Control Eligible Certificates	399
Control Shift Note	205
Control Termination Event	399

Controlling Class	399
Controlling Class Certificateholder	399
Controlling Class Representative	398
Controlling Companion Loan	336
Controlling Note	204
Controlling Note Holder	204
Controlling Pari Passu Companion Loan	336
Controlling Pari Passu Companion Loan Securitization Date	336
Corrected Loan	341
Corresponding Principal Balance Certificates	3, 293
CPR	435
Credit Risk Retention Rules	288
CREFC®	311
CREFC® Intellectual Property Royalty License Fee	359
CREFC® Intellectual Property Royalty License Fee Rate	359
CREFC® Reports	311
CREFI	227
CREFI Data File	228
CREFI Liberty Portfolio Notes	147
CREFI Securitization Database	228
Cross-Collateralized Mortgage Loan	E-1-3
Crossed Group	150
Cross-Over Date	299
CRR	64
CRR Investor	64
CRR Retention Requirements	64
Cumulative Appraisal Reduction Amount	371
Cure/Contest Period	414
Custodian	263, 395
Cut-off Date	146
Cut-off Date Balance	146
Cut-off Date DSCR	152
Cut-off Date Loan-to-Value Ratio	150
Cut-off Date LTV Ratio	150
DBGS 2018-C1 Pooling and Servicing Agreement	426
DBRS	270
Debt Service Coverage Ratio	152
Debt Yield on Underwritten NCF	151
Debt Yield on Underwritten Net Cash Flow	151
Debt Yield on Underwritten Net Operating Income	151
Debt Yield on Underwritten NOI	151
Defaulted Mortgage Loan	357
Defeasance	E-1-10
Defeasance Deposit	193
Defeasance Loans	192
Defeasance Lock Out Period	192
Defeasance Option	192
Defective Mortgage Loan	331
Definitive Certificate	320
Delinquent Loan	411
Depositaries	320
Depositor	148, 260
Determination Date	293
Diligence File	326
Directing Holder	398
Disclosable Special Servicer Fees	358
Dispute Resolution Consultation	420
Dispute Resolution Cut-off Date	419
Distribution Account	349
Distribution Date	293
Document Defect	326
Dodd-Frank Act	65
DSCR	152
DTC	320
DTC Participants	320
DTC Rules	321
Due Date	188, 295
Due Diligence Questionnaire	229
Due Period	295
DUMBO Heights Portfolio A Notes	211
DUMBO Heights Portfolio A-1-A Note	211
DUMBO Heights Portfolio A-1-B Note	211
DUMBO Heights Portfolio A-2 Note	211
DUMBO Heights Portfolio A-3-A Note	211
DUMBO Heights Portfolio A-3-B Note	211
DUMBO Heights Portfolio A-3-C Note	211
DUMBO Heights Portfolio B Notes	211
DUMBO Heights Portfolio B-1 Note	211
DUMBO Heights Portfolio B-2 Note	211
DUMBO Heights Portfolio Co-Lender Agreement	211
DUMBO Heights Portfolio Combination Noteholders	212
DUMBO Heights Portfolio Directing Holder	215
EDGAR	489
EEA	12, 64
Eligible Asset Representations Reviewer	415
Eligible Operating Advisor	408
Enforcing Party	418
Enforcing Servicer	418
Environmental Condition	478, E-1-13
ERISA	454
ESA	167, E-1-12
EU Retention Requirements	65
Euroclear	320
Euroclear Operator	322
Euroclear Participants	322
Excess Interest	188
Excess Interest Distribution Account	349
Excess Liquidation Proceeds Reserve Account	349
Excess Modification Fees	353
Excess Penalty Charges	354
Excess Prepayment Interest Shortfall	308
Exchange Act	226
Excluded Controlling Class Holder	133, 317
Excluded Controlling Class Mortgage Loan	399
Excluded Information	317
Excluded Mortgage Loan	399
Excluded Mortgage Loan Special Servicer	383
Excluded Special Servicer Information	317
Excluded Special Servicer Mortgage Loan	383

Exemption Rating Agency	457
Existing EU Retention Requirements	65
FATCA	452
FDIC	120
FETL	15
FIEL	15
Final Asset Status Report	403
Final Dispute Resolution Election Notice	420
Financial Promotion Order	11
Fitch	379
Form 8-K	226
FPO Persons	11
FSCMA	15
FSMA	11
Future Outside Servicing Agreement	336
GAAP	288
Ground Lease	E-1-10
Hard Lockbox	152
High Net Worth Companies, Unincorporated Associations, Etc.	11, 12
Holiday Inn FiDi Co-Lender Agreement	218
Holiday Inn FiDi Companion Loans	218
Holiday Inn FiDi Control Appraisal Period	224
Holiday Inn FiDi Controlling Holder	223
Holiday Inn FiDi Defaulted Purchase Price	225
Holiday Inn FiDi Major Decision	222
Holiday Inn FiDi Mortgage Loan	218
Holiday Inn FiDi Mortgaged Property	218
Holiday Inn FiDi Noteholders	218
Holiday Inn FiDi Pari Passu Companion Loans	218
Holiday Inn FiDi Purchase Notice	225
Holiday Inn FiDi Senior Loan	218
Holiday Inn FiDi Sequential Pay Event	219
Holiday Inn FiDi Subordinate Companion Loan	218
Holiday Inn FiDi Subordinate Companion Loan Noteholder	218
Holiday Inn FiDi Threshold Event Collateral	224
Impermissible Risk Retention Affiliate	375
Impermissible TPP Affiliate	375
Indirect Participants	321
Initial Pool Balance	146
Initial Rate	188
Initial Requesting Certificateholder	418
In-Place Cash Management	152
Institutional Investor	14
Insurance Rating Requirements	E-1-5
Interest Accrual Amount	301
Interest Accrual Period	301
Interest Distribution Amount	301
Interest Only Mortgage Loans	188
Interest Reserve Account	349
Interest Shortfall	301
Interested Person	394
Interest-Only Certificates	292
Investment Company Act	1
Investor Certification	313
IRS	443
Issuing Entity	146
KBRA	270, 379
KKR	288
KKR Opportunity Partners	288
Ladder Capital Group	235
Ladder Capital Review Team	236
Ladder Holdings	234
Largest Tenant	152
Largest Tenant Lease Expiration	152
LCF	234
LCF Data Tape	237
Lead Securitization Note	211, 218
Lender Liability Act	479
Lennar	232
Liquidation Fee	356
Liquidation Fee Rate	356
Liquidation Proceeds	357
LNR Partners	279
Loan Combination	146
Loan Combination Custodial Account	348
Loan Per Unit	152
Loss of Value Payment	330
Loss of Value Reserve Fund	350
Losses	277
Lower-Tier Regular Interests	442
Lower-Tier REMIC	442
Lower-Tier REMIC Distribution Account	349
LTV Ratio at Maturity/ARD	153
LUST	168
MAI	369, E-1-13
Major Decision	396
Major Decision Reporting Package	397
MAS	14
Master Servicer	265
Master Servicer Remittance Date	344
Material Breach	329
Material Defect	329
Material Document Defect	326
Maturity Date/ARD Loan-to-Value Ratio	153
Maturity Date/ARD LTV Ratio	153
MIFID II	12
Modeling Assumptions	435
Modification Fees	354
Monthly Payment	295
Moody’s	267, 379
Morningstar	267, 408
Mortgage	146
Mortgage File	324
Mortgage Loan Purchase Agreement	324
Mortgage Loan Schedule	337
Mortgage Loan Sellers	147
Mortgage Loans	146
Mortgage Note	146
Mortgage Pool	146
Mortgage Rate	300
Mortgaged Property	146
Most Recent NOI	153
Net Cash Flow	155
Net Mortgage Pass-Through Rate	300

Net Mortgage Rate	300
NFIP	117
NKF	272
NKF Parties	277
NKF Primary Serviced Mortgage Loan	274
NKF Primary Servicer Termination Event	278
NKF Primary Servicing Agreement	274
NKF Serviced Companion Loans	274
Non-Controlling Note	204
Non-Controlling Note Holders	204
Non-Offered Certificates	292
Nonrecoverable Advance	346
Non-Reduced Certificates	314
Non-U.S. Tax Person	452
Note B Control Appraisal Period	216
Notional Amount	293
NRSRO	312, 462
NRSRO Certification	314
NxStage	158
Occupancy	153
Occupancy Date	154
Offered Certificates	292
OID Regulations	445
OLA	120
Operating Advisor	283
Operating Advisor Annual Report	406
Operating Advisor Consultation Trigger Event	405
Operating Advisor Consulting Fee	359
Operating Advisor Fee	358
Operating Advisor Fee Rate	359
Operating Advisor Standard	403
Operating Advisor Termination Event	407
Original Balance	154
Other Crossed Loans	331
Outside Certificate Administrator	335
Outside Controlling Class Representative	335
Outside Controlling Note Holder	334
Outside Custodian	335
Outside Depositor	335
Outside Operating Advisor	335
Outside Securitization	335
Outside Serviced Companion Loan	334
Outside Serviced Loan Combination	334
Outside Serviced Mortgage Loan	335
Outside Serviced Pari Passu Companion Loan	335
Outside Serviced Pari Passu Loan Combination	335
Outside Serviced Pari Passu-AB Loan Combination	335
Outside Serviced Subordinate Companion Loan	335
Outside Servicer	335
Outside Servicer Fee Rate	364
Outside Servicing Agreement	335
Outside Special Servicer	335
Outside Trustee	335
P&I	266
P&I Advance	344
PACE	105
Pari Passu Companion Loan	146
Pari Passu Indemnified Items	378
Pari Passu Indemnified Parties	378
Pari Passu Loan Combination	146
Pari Passu-AB Loan Combination	146
Park Bridge Financial	283
Park Bridge Lender Services	283
Participants	320
Party in Interest	454
Pass-Through Rate	299
PCIS Persons	12
PCO	184
PCR	245
Penalty Charges	354
Percentage Interest	294
Permitted Encumbrances	E-1-3
Permitted Investments	294
Permitted Special Servicer/Affiliate Fees	358
PIPs	110, 171
Plan Asset Regulations	455
PML	252, 258, E-1-5
Pooling and Servicing Agreement	333
Pooling and Servicing Agreement Party Repurchase Request	418
PPA	266
PRC	13
Preliminary Asset Review Report	414
Preliminary Dispute Resolution Election Notice	419
Prepayment Assumption	446
Prepayment Interest Excess	307
Prepayment Interest Shortfall	307
Prepayment Penalty Description	154
Prepayment Provision	154
PRIIPS Regulation	12
Prime Rate	346
Principal Balance Certificates	292
Principal Distribution Amount	301
Principal Shortfall	302
Privileged Information	404
Privileged Information Exception	404
Privileged Person	312
Professional Investors	13, 14
Prohibited Prepayment	308
Promotion of Collective Investment Schemes Exemptions Order	12
Property Advances	345
Proposed Course of Action Notice	419
Prospectus	14
Prospectus Directive	12
PSA	425
PTE	457
Qualification Criteria	234, 238
Qualified Investors	12
Qualified Mortgage	326
Qualified Substitute Mortgage Loan	330
Qualifying CRE Loan Percentage	288

Rated Final Distribution Date	307
Rating Agencies	484
Rating Agency	484
Rating Agency Confirmation	423
Rating Agency Declination	424
RCA	232
RCRA	479
Realized Loss	309
REC	167
Recognized Collective Investment Scheme	11
Record Date	294
Registration Statement	489
Regular Certificates	292
Regular Interestholder	445
Regular Interests	442
Regulation AB	374
Regulation RR	288
REIT LLLP	235
Related Group	154
Release Date	193
Relevant Member State	12
Relevant Person	14
Relevant Persons	12
REMIC	442
REMIC LTV Test	144
REMIC Regulations	442
REO Account	350
REO Companion Loan	302
REO Loan	302
REO Mortgage Loan	302
REO Property	292
Repurchase Price	329
Repurchase Request	418
Requesting Certificateholder	420
Requesting Holders	373
Requesting Investor	323
Requesting Party	422
Required Credit Risk Retention Percentage	288
Requirements	483
Residual Certificates	292
Resolution Failure	419
Resolved	419
Restricted Group	458
Restricted Party	404
Retaining Parties	288
Retaining Sponsor	288
Retaining Third Party Purchaser	288
Review Materials	412
Revised Rate	188
RevPAR	154
Rialto	232
Rialto Data Tape	233
Rialto Holdings	232
Rialto Investment/Asset Management Pending Sale	232
Rialto Mortgage Loans	232
Rialto Review Team	233
Risk Retention Affiliate	375
Risk Retention Affiliated	375
Rooms	156
RR Certificates	4, 288
Rule 17g-5	314, 388
S&P	267
Scheduled Principal Distribution Amount	301
SEC	226
Securities Act	374
Securitization Accounts	292
Securitization Regulation	65
SEL	252, 258, E-1-5
Senior Certificates	292
Sequential Pay Event	212
Serviced AB Loan Combination	333
Serviced Companion Loan	333
Serviced Companion Loan Holder	334
Serviced Companion Loan Securities	128, 380
Serviced Loan Combination	333
Serviced Loans	334
Serviced Mortgage Loans	334
Serviced Outside Controlled Companion Loan	334
Serviced Outside Controlled Loan Combination	334
Serviced Outside Controlled Mortgage Loan	334
Serviced Pari Passu Companion Loan	333
Serviced Pari Passu Companion Loan Holder	334
Serviced Pari Passu Loan Combination	333
Serviced Pari Passu-AB Loan Combination	334
Serviced Subordinate Companion Loan	333
Serviced Subordinate Companion Loan Holder	334
Servicer Termination Events	378
Servicing Fee	352
Servicing Fee Rate	352
Servicing Function Participant	374
Servicing Shift Companion Loan	335
Servicing Shift Loan Combination	335
Servicing Shift Mortgage Loan	336
Servicing Standard	338
Servicing Transfer Event	339
SFA	14
Shelbourne Preferred Equity Investment	202
Shelbourne Preferred Equity Investor	202
Similar Law	460
Single-Purpose Entity	E-1-10
SMMEA	462
Soft Lockbox	154
Soft Springing Lockbox	154
Solvency II Regulation	65
Special Servicer	269
Special Servicer Decision	342
Special Servicing Fee	355
Special Servicing Fee Rate	355
Specially Serviced Loan	339
Split Mortgage Loan	146
Sponsors	148, 227
Springing Cash Management	154
Springing Lockbox	154

Standard Qualifications	E-1-1
Startup Day	443
Stated Principal Balance	302
Streit Act	264
Structured Product	14
STWD	279
Subject Loans	360, 363
Subordinate Certificates	292
Subordinate Companion Loan	146
Sub-Servicing Agreement	344
TCO	184
Tempe Patent	183
Termination Purchase Amount	425
Terms and Conditions	322
Tests	413
Third Party Report	149
TIA	66, 264
Title Exception	E-1-2
Title Policy	E-1-2
Title V	482
Trailing 12 NOI	153
TRIA	E-1-9
TRIPRA	118
TRS LLLP	234
Trust REMICs	442
Trustee	262
Trustee/Certificate Administrator Fee	358
Trustee/Certificate Administrator Fee Rate	358
U.S. Tax Person	452
UBS 2018-C13 PSA Pooling and Servicing Agreement	426
UBS 2018-C14 Pooling and Servicing Agreement	426
UCC	E-1-2
Underwriter Entities	125
Underwriter Exemption	457
Underwriting Agreement	487
Underwritten EGI	155
Underwritten Expenses	154
Underwritten NCF	155
Underwritten NCF DSCR	152
Underwritten Net Cash Flow	155
Underwritten Net Operating Income	155
Underwritten NOI	155
Underwritten Revenues	155
Units	156
Unscheduled Principal Distribution Amount	302
Unsolicited Information	413
UPB	266
Updated Appraisal	389
Upper-Tier REMIC	442
Upper-Tier REMIC Distribution Account	349
UST	168
UW NCF DSCR	152
Volcker Rule	66
Voting Rights	319
WAC Rate	300
Weighted Average Mortgage Rate	156
Wells Fargo	265
Withheld Amounts	349
Workout Fee	355
Workout Fee Rate	355
Workout-Delayed Reimbursement Amount	348
WTNA	262
YM Group A	305
YM Group B	305
YM Group C	305
YM Group D	305
YM Groups	305
Zoning Regulations	E-1-7

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ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

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CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code	General Property Type
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio	NAP	NAP					Office
1.01	Property				55 Prospect Street			55 Prospect Street	Brooklyn	New York	11201	Office
1.02	Property				117 Adams Street			117 Adams Street	Brooklyn	New York	11201	Office
1.03	Property				77 Sands Street			77 Sands Street	Brooklyn	New York	11201	Office
1.04	Property				81 Prospect Street			81 Prospect Street	Brooklyn	New York	11201	Office
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio	NAP	NAP					Office
2.01	Property				Liberty Center at Rio Salado			1850, 1870, 1910 and 1930 West Rio Salado Parkway	Tempe	Arizona	85281	Office
2.02	Property				8501 East Raintree Drive			8501 East Raintree Drive	Scottsdale	Arizona	85260	Office
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	NAP	NAP	10101 Claude Freeman Drive	Charlotte	North Carolina	28262	Office
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	NAP	NAP	3150 Tampa Road	Oldsmar	Florida	34677	Retail
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	NAP	NAP	2000 West Westcourt Way	Tempe	Arizona	85282	Hospitality
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B	Group 1	NAP					Multifamily
6.01	Property				630 Bergen Avenue			630 Bergen Avenue	Jersey City	New Jersey	07304	Multifamily
6.02	Property				19-25 Kensington Avenue			19-25 Kensington Avenue	Jersey City	New Jersey	07304	Multifamily
6.03	Property				9 Garrison Avenue			9 Garrison Avenue	Jersey City	New Jersey	07306	Multifamily
6.04	Property				47 Duncan Avenue			47 Duncan Avenue	Jersey City	New Jersey	07304	Multifamily
6.05	Property				225 Academy Street			225 Academy Street	Jersey City	New Jersey	07306	Multifamily
6.06	Property				1531-1537 Kennedy Boulevard			1531-1537 Kennedy Boulevard	Jersey City	New Jersey	07305	Multifamily
6.07	Property				24-28 Belvidere Avenue			24-28 Belvidere Avenue	Jersey City	New Jersey	07304	Multifamily
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I	NAP	NAP					Various
7.01	Property				1515 Broad Street			1515 Broad Street	Bloomfield	New Jersey	07003	Industrial
7.02	Property				140 Centennial Avenue			140 Centennial Avenue	Piscataway Township	New Jersey	08854	Industrial
7.03	Property				675 Central Avenue			675 Central Avenue	New Providence	New Jersey	07974	Office
7.04	Property				275 Centennial Avenue			275 Centennial Avenue	Piscataway Township	New Jersey	08854	Industrial
7.05	Property				691 Central Avenue			691 Central Avenue	New Providence	New Jersey	07974	Office
7.06	Property				80 Kingsbridge Road			80 Kingsbridge Road	Piscataway Township	New Jersey	08854	Industrial
7.07	Property				20 Kingsbridge Road			20 Kingsbridge Road	Piscataway Township	New Jersey	08854	Office
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A	Group 1	NAP					Multifamily
8.01	Property				37-39 Duncan Avenue			37-39 Duncan Avenue	Jersey City	New Jersey	07304	Multifamily
8.02	Property				2465 Kennedy Boulevard			2465 Kennedy Boulevard	Jersey City	New Jersey	07304	Multifamily
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi	NAP	NAP	99 and 103 Washington Street	New York	New York	10006	Hospitality
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio	NAP	NAP					Multifamily
10.01	Property				184 Noll Street			184 Noll Street	Brooklyn	New York	11237	Multifamily
10.02	Property				286 Stanhope Street			286 Stanhope Street	Brooklyn	New York	11237	Multifamily
10.03	Property				324 Melrose Street			324 Melrose Street	Brooklyn	New York	11237	Multifamily
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	NAP	NAP	1120, 1140 & 1160 Enterprise Way	Sunnyvale	California	94089	Office
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	NAP	NAP	280, 290 & 350 Merrimack Street	Lawrence	Massachusetts	01843	Office
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem	NAP	NAP	401 North Main Street	Winston Salem	North Carolina	27101	Hospitality
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	NAP	NAP	3101 North Central Avenue	Phoenix	Arizona	85012	Office
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	NAP	NAP	2029 Satellite Boulevard	Duluth	Georgia	30097	Hospitality
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	NAP	NAP	818-890 North US Route 15	Dillsburg	Pennsylvania	17019	Retail
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	NAP	NAP	1570 Holcomb Bridge Road	Roswell	Georgia	30076	Retail
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio	NAP	NAP					Self Storage
18.01	Property				Advantage Climate Controlled Storage			11202 Memorial Parkway Southwest	Huntsville	Alabama	35803	Self Storage
18.02	Property				River Oaks Storage			5700 River Oaks Boulevard	River Oaks	Texas	76114	Self Storage
18.03	Property				Storage at North 441			4411 North U.S. Highway 441	Ocala	Florida	34475	Self Storage
18.04	Property				Storage at Ocala			6900 Northeast Jacksonville Road	Ocala	Florida	34479	Self Storage
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews	NAP	NAP	7800 Ferry Avenue	Clinton	Maryland	20735	Hospitality
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio	NAP	NAP					Industrial
20.01	Property				Delaware Commerce Park			1, 4, 10, 17-19 and 22 Eagle Road; 3, 7, 14-24 and 38 Commerce Drive; 3 and 6-16 Finance Drive; 4 Old Newtown Road; 37 Apple Ridge Road	Danbury	Connecticut	06810	Industrial
20.02	Property				34 Executive Drive			34 Executive Drive	Danbury	Connecticut	06810	Industrial
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	NAP	NAP	14960 Summit Avenue	Fontana	California	92336	Retail
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	NAP	NAP	25925 Telegraph Road	Southfield	Michigan	48033	Office
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments	NAP	NAP	15027 Brookview Drive	Riverview	Michigan	48193	Multifamily
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	NAP	NAP	192 Lexington Avenue	New York	New York	10016	Office
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th	NAP	NAP	1275 West 30th Street	Los Angeles	California	90007	Multifamily
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	NAP	NAP	52-70 Washington Street	Rensselaer	New York	12144	Office
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area	NAP	NAP	5315 South Rice Avenue	Houston	Texas	77081	Hospitality
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	NAP	NAP	4025 East Cotton Center Boulevard	Phoenix	Arizona	85040	Office
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	NAP	NAP	876 Connetquot Avenue	Islip Terrace	New York	11752	Retail
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	NAP	NAP	19740 Alberta Street	Oneida	Tennessee	37841	Retail
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	NAP	NAP	2370 Route 70	Cherry Hill	New Jersey	08002	Office
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	NAP	NAP	2650 Wagener Road	Aiken	South Carolina	29801	Industrial
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	NAP	NAP	2600 Philmont Avenue	Huntingdon Valley	Pennsylvania	19006	Office
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	NAP	NAP	315 Main Street	Little Rock	Arkansas	72201	Mixed Use
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City	Group 1	NAP	124-126-128 Neptune Avenue & 6 Sheffield Street	Jersey City	New Jersey	07305	Multifamily

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Detailed Property Type	Year Built	Year Renovated	Units, Pads, Rooms, SF	Unit Description	Loan Per Unit ($)	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio	CBD			753,074	SF	239.02	Fee Simple	70,000,000	70,000,000
1.01	Property				55 Prospect Street	CBD	1967	2017	255,504	SF		Fee Simple
1.02	Property				117 Adams Street	CBD	1926	2017	182,955	SF		Fee Simple
1.03	Property				77 Sands Street	CBD	1962	2017	223,729	SF		Fee Simple
1.04	Property				81 Prospect Street	CBD	1909	2017	90,886	SF		Fee Simple
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio	Suburban			805,746	SF	205.65	Fee Simple/Leasehold	52,850,000	52,850,000
2.01	Property				Liberty Center at Rio Salado	Suburban	2014, 2016, 2017	NAP	682,406	SF		Fee Simple/Leasehold
2.02	Property				8501 East Raintree Drive	Suburban	2006	NAP	123,340	SF		Fee Simple
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	Suburban	1990	2016	349,823	SF	124.35	Fee Simple	43,500,000	43,500,000
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	Anchored	1992	2017	308,712	SF	136.86	Fee Simple	42,250,000	42,250,000
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	Full Service	1987	2017	353	Rooms	185,141.02	Leasehold	40,500,000	40,410,208
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B	Various			258	Units	131,221.19	Fee Simple	33,855,066	33,855,066
6.01	Property				630 Bergen Avenue	Mid Rise	1930	2018	66	Units		Fee Simple
6.02	Property				19-25 Kensington Avenue	Mid Rise	1920	2018	65	Units		Fee Simple
6.03	Property				9 Garrison Avenue	Mid Rise	1918	2018	37	Units		Fee Simple
6.04	Property				47 Duncan Avenue	Mid Rise	1922	2018	32	Units		Fee Simple
6.05	Property				225 Academy Street	Mid Rise	1920	NAP	22	Units		Fee Simple
6.06	Property				1531-1537 Kennedy Boulevard	Garden	1920	2018	24	Units		Fee Simple
6.07	Property				24-28 Belvidere Avenue	Mid Rise	1927	NAP	12	Units		Fee Simple
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I	Various			640,983	SF	145.09	Fee Simple	30,000,000	30,000,000
7.01	Property				1515 Broad Street	Flex	1968	2009	290,009	SF		Fee Simple
7.02	Property				140 Centennial Avenue	Flex	1969	2006, 2012	86,860	SF		Fee Simple
7.03	Property				675 Central Avenue	Suburban	1955	2004	72,736	SF		Fee Simple
7.04	Property				275 Centennial Avenue	Flex	1973	NAP	56,150	SF		Fee Simple
7.05	Property				691 Central Avenue	Suburban	1957	2008-2009	47,782	SF		Fee Simple
7.06	Property				80 Kingsbridge Road	Flex	1974	NAP	30,963	SF		Fee Simple
7.07	Property				20 Kingsbridge Road	Suburban	1974	NAP	56,483	SF		Fee Simple
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A	Mid Rise			196	Units	138,900.12	Fee Simple	27,224,423	27,224,423
8.01	Property				37-39 Duncan Avenue	Mid Rise	1954	2018	128	Units		Fee Simple
8.02	Property				2465 Kennedy Boulevard	Mid Rise	1950	2018	68	Units		Fee Simple
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi	Full Service	2014	NAP	492	Rooms	176,880.08	Fee Simple	27,025,000	27,025,000
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio	Mid Rise			63	Units	412,698.41	Fee Simple	26,000,000	26,000,000
10.01	Property				184 Noll Street	Mid Rise	2009	NAP	32	Units		Fee Simple
10.02	Property				286 Stanhope Street	Mid Rise	2009	NAP	23	Units		Fee Simple
10.03	Property				324 Melrose Street	Mid Rise	2010	NAP	8	Units		Fee Simple
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	CBD	2009	2011-2012	676,598	SF	419.75	Fee Simple	25,000,000	25,000,000
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	Suburban	1900, 1906, 2014	2014-2018	538,338	SF	111.45	Fee Simple	25,000,000	25,000,000
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem	Full Service	1929	2016	174	Rooms	143,383.38	Fee Simple	25,000,000	24,948,708
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	CBD	1980	NAP	266,321	SF	85.52	Fee Simple	22,800,000	22,774,638
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	Full Service	2017	NAP	166	Rooms	126,792.83	Fee Simple	21,100,000	21,047,610
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	Anchored	1992	2002	153,088	SF	117.58	Fee Simple	18,000,000	18,000,000
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	Anchored	1985	2013	107,707	SF	151.52	Fee Simple	16,320,000	16,320,000
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio	Self Storage			203,107	SF	76.81	Fee Simple	15,600,000	15,600,000
18.01	Property				Advantage Climate Controlled Storage	Self Storage	1989	2007	72,138	SF		Fee Simple
18.02	Property				River Oaks Storage	Self Storage	1985	NAP	62,444	SF		Fee Simple
18.03	Property				Storage at North 441	Self Storage	2008	NAP	39,385	SF		Fee Simple
18.04	Property				Storage at Ocala	Self Storage	2008	NAP	29,140	SF		Fee Simple
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews	Extended Stay	2008	2015	115	Rooms	134,748.59	Fee Simple	15,512,500	15,496,088
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio	Flex			468,711	SF	81.07	Fee Simple	15,200,000	15,200,000
20.01	Property				Delaware Commerce Park	Flex	1956-1996	NAP	379,829	SF		Fee Simple
20.02	Property				34 Executive Drive	Flex	1982	NAP	88,882	SF		Fee Simple
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	Anchored	2003	NAP	224,855	SF	66.71	Fee Simple	15,000,000	15,000,000
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	Suburban	1989	2017	187,434	SF	79.93	Fee Simple	15,000,000	14,982,209
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments	Garden	1973	NAP	300	Units	47,133.33	Fee Simple	14,140,000	14,140,000
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	CBD	1926	NAP	132,049	SF	454.38	Fee Simple	14,000,000	14,000,000
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th	Student Housing	2017	NAP	232	Beds	58,189.66	Fee Simple	13,500,000	13,500,000
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	Suburban	1925	2016	249,002	SF	53.35	Fee Simple	13,300,000	13,285,111
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area	Extended Stay	2015	NAP	120	Rooms	100,000.00	Fee Simple	12,000,000	12,000,000
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	Suburban	2000	NAP	114,466	SF	96.10	Fee Simple	11,000,000	11,000,000
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	Anchored	1966	2012	61,039	SF	122.87	Fee Simple	7,500,000	7,500,000
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	Single Tenant Retail	1999	NAP	151,971	SF	46.72	Fee Simple	7,100,000	7,100,000
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	Suburban	1974	2014	102,037	SF	66.95	Fee Simple	6,840,000	6,831,720
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	Warehouse/Distribution	2014	NAP	188,293	SF	33.10	Fee Simple	6,240,000	6,232,544
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	Suburban	1971	1992	67,731	SF	55.25	Fee Simple	3,750,000	3,742,064
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	Multifamily/Retail	1900	2017	30	Units	88,775.82	Fee Simple	2,666,000	2,663,275
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City	Garden	1925	NAP	24	Units	80,021.29	Fee Simple	1,920,511	1,920,511

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)	Net Mortgage Loan Rate (%)	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($)	Pari Companion Loan Annual Debt Service ($)
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio	70,000,000	9.5%	70,000,000	4.05000%	0.01578%	4.03422%	239,531.25	2,874,375.00	376,406.25	4,516,875.00
1.01	Property				55 Prospect Street	23,333,333	3.2%
1.02	Property				117 Adams Street	19,687,500	2.7%
1.03	Property				77 Sands Street	18,229,167	2.5%
1.04	Property				81 Prospect Street	8,750,000	1.2%
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio	52,850,000	7.2%	52,850,000	4.75500%	0.01578%	4.73922%	212,326.71	2,547,920.52	453,378.79	5,440,545.48
2.01	Property				Liberty Center at Rio Salado	44,888,256	6.1%
2.02	Property				8501 East Raintree Drive	7,961,744	1.1%
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	43,500,000	5.9%	40,412,678	5.48990%	0.01453%	5.47537%	246,712.63	2,960,551.56
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	42,250,000	5.7%	42,250,000	4.75000%	0.01453%	4.73547%	169,562.36	2,034,748.32
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	40,410,208	5.5%	33,419,649	5.11000%	0.01453%	5.09547%	220,143.59	2,641,723.08	135,891.10	1,630,693.20
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B	33,855,066	4.6%	33,855,066	5.34000%	0.01453%	5.32547%	152,747.47	1,832,969.64
6.01	Property				630 Bergen Avenue	9,839,035	1.3%
6.02	Property				19-25 Kensington Avenue	8,696,521	1.2%
6.03	Property				9 Garrison Avenue	5,053,507	0.7%
6.04	Property				47 Duncan Avenue	4,020,097	0.5%
6.05	Property				225 Academy Street	2,979,037	0.4%
6.06	Property				1531-1537 Kennedy Boulevard	2,198,343	0.3%
6.07	Property				24-28 Belvidere Avenue	1,068,526	0.1%
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I	30,000,000	4.1%	30,000,000	5.85300%	0.01453%	5.83847%	148,357.29	1,780,287.48	311,550.31	3,738,603.72
7.01	Property				1515 Broad Street	13,580,645	1.8%
7.02	Property				140 Centennial Avenue	5,516,129	0.7%
7.03	Property				675 Central Avenue	3,903,226	0.5%
7.04	Property				275 Centennial Avenue	3,096,774	0.4%
7.05	Property				691 Central Avenue	2,870,968	0.4%
7.06	Property				80 Kingsbridge Road	741,935	0.1%
7.07	Property				20 Kingsbridge Road	290,323	0.0%
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A	27,224,423	3.7%	27,224,423	5.34000%	0.01453%	5.32547%	122,831.30	1,473,975.60
8.01	Property				37-39 Duncan Avenue	17,826,072	2.4%
8.02	Property				2465 Kennedy Boulevard	9,398,351	1.3%
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi	27,025,000	3.7%	27,025,000	5.12050%	0.01578%	5.10472%	116,919.56	1,403,034.72	259,583.41	3,115,000.96
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio	26,000,000	3.5%	26,000,000	5.28000%	0.01453%	5.26547%	115,988.89	1,391,866.68
10.01	Property				184 Noll Street	12,776,413	1.7%
10.02	Property				286 Stanhope Street	10,412,776	1.4%
10.03	Property				324 Melrose Street	2,810,811	0.4%
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	25,000,000	3.4%	25,000,000	4.13099%	0.01578%	4.11521%	87,257.52	1,047,090.24	903,987.85	10,847,854.22
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	25,000,000	3.4%	22,299,800	5.35675%	0.01453%	5.34222%	139,708.51	1,676,502.12	195,591.91	2,347,102.92
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem	24,948,708	3.4%	20,869,696	5.47500%	0.01453%	5.46047%	141,555.37	1,698,664.44
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	22,774,638	3.1%	18,995,221	5.41400%	0.01453%	5.39947%	128,228.34	1,538,740.08
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	21,047,610	2.9%	17,095,664	4.56000%	0.01453%	4.54547%	107,664.14	1,291,969.68
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	18,000,000	2.4%	16,605,544	5.01000%	0.01453%	4.99547%	96,737.93	1,160,855.16
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	16,320,000	2.2%	15,633,622	5.28000%	0.01453%	5.26547%	90,423.13	1,085,077.56
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio	15,600,000	2.1%	13,944,998	5.46000%	0.01453%	5.44547%	88,183.97	1,058,207.64
18.01	Property				Advantage Climate Controlled Storage	6,725,000	0.9%
18.02	Property				River Oaks Storage	5,300,000	0.7%
18.03	Property				Storage at North 441	2,115,000	0.3%
18.04	Property				Storage at Ocala	1,460,000	0.2%
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews	15,496,088	2.1%	13,030,393	5.68000%	0.04328%	5.63672%	89,838.11	1,078,057.32
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio	15,200,000	2.1%	15,200,000	5.72500%	0.04328%	5.68172%	73,523.84	882,286.08	110,285.77	1,323,429.24
20.01	Property				Delaware Commerce Park	12,080,000	1.6%
20.02	Property				34 Executive Drive	3,120,000	0.4%
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	15,000,000	2.0%	13,801,620	4.84000%	0.01453%	4.82547%	79,062.88	948,754.56
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	14,982,209	2.0%	12,360,620	5.07000%	0.01453%	5.05547%	81,166.18	973,994.16
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments	14,140,000	1.9%	12,671,073	5.58000%	0.06328%	5.51672%	80,996.53	971,958.36
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	14,000,000	1.9%	14,000,000	4.91000%	0.01578%	4.89422%	58,078.94	696,947.28	190,830.78	2,289,969.36
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th	13,500,000	1.8%	13,500,000	5.76000%	0.01453%	5.74547%	65,700.00	788,400.00
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	13,285,111	1.8%	11,068,738	5.38000%	0.01453%	5.36547%	74,517.64	894,211.68
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area	12,000,000	1.6%	10,332,656	5.70000%	0.01453%	5.68547%	69,648.05	835,776.60
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	11,000,000	1.5%	10,138,586	4.95000%	0.04453%	4.90547%	58,714.70	704,576.40
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	7,500,000	1.0%	7,500,000	4.83000%	0.01453%	4.81547%	30,606.77	367,281.24
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	7,100,000	1.0%	6,120,050	5.74000%	0.01453%	5.72547%	41,388.58	496,662.96
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	6,831,720	0.9%	5,616,255	4.96000%	0.01453%	4.94547%	36,551.57	438,618.84
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	6,232,544	0.8%	5,135,338	5.03000%	0.01453%	5.01547%	33,612.17	403,346.04
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	3,742,064	0.5%	3,116,249	5.33000%	0.01453%	5.31547%	20,893.84	250,726.08
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	2,663,275	0.4%	2,251,679	5.86100%	0.01453%	5.84647%	15,746.55	188,958.60
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City	1,920,511	0.3%	1,920,511	5.34000%	0.01453%	5.32547%	8,664.97	103,979.64

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Amortization Type	Interest Accrual Method	Seasoning (Mos.)	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio	Interest Only	Actual/360	3	60	57	60	57	0
1.01	Property				55 Prospect Street
1.02	Property				117 Adams Street
1.03	Property				77 Sands Street
1.04	Property				81 Prospect Street
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio	Interest Only	Actual/360	2	120	118	120	118	0
2.01	Property				Liberty Center at Rio Salado
2.02	Property				8501 East Raintree Drive
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	Interest Only, Then Amortizing	Actual/360	1	60	59	120	119	360
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	Interest Only	Actual/360	1	120	119	120	119	0
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	Amortizing	Actual/360	2	0	0	120	118	360
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B	Interest Only	Actual/360	1	120	119	120	119	0
6.01	Property				630 Bergen Avenue
6.02	Property				19-25 Kensington Avenue
6.03	Property				9 Garrison Avenue
6.04	Property				47 Duncan Avenue
6.05	Property				225 Academy Street
6.06	Property				1531-1537 Kennedy Boulevard
6.07	Property				24-28 Belvidere Avenue
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I	Interest Only	Actual/360	2	120	118	120	118	0
7.01	Property				1515 Broad Street
7.02	Property				140 Centennial Avenue
7.03	Property				675 Central Avenue
7.04	Property				275 Centennial Avenue
7.05	Property				691 Central Avenue
7.06	Property				80 Kingsbridge Road
7.07	Property				20 Kingsbridge Road
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A	Interest Only	Actual/360	1	120	119	120	119	0
8.01	Property				37-39 Duncan Avenue
8.02	Property				2465 Kennedy Boulevard
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi	Interest Only	Actual/360	2	120	118	120	118	0
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio	Interest Only	Actual/360	1	120	119	120	119	0
10.01	Property				184 Noll Street
10.02	Property				286 Stanhope Street
10.03	Property				324 Melrose Street
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	Interest Only	Actual/360	2	120	118	120	118	0
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	Interest Only, Then Amortizing	Actual/360	1	36	35	120	119	360
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem	Amortizing	Actual/360	2	0	0	120	118	360
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	Amortizing	Actual/360	1	0	0	120	119	360
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	Amortizing	Actual/360	2	0	0	120	118	360
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	Interest Only, Then Amortizing	Actual/360	2	60	58	120	118	360
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	Interest Only, Then Amortizing	Actual/360	2	24	22	60	58	360
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio	Interest Only, Then Amortizing	Actual/360	1	36	35	120	119	360
18.01	Property				Advantage Climate Controlled Storage
18.02	Property				River Oaks Storage
18.03	Property				Storage at North 441
18.04	Property				Storage at Ocala
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews	Amortizing	Actual/360	1	0	0	120	119	360
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio	Interest Only	Actual/360	1	120	119	120	119	0
20.01	Property				Delaware Commerce Park
20.02	Property				34 Executive Drive
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	Interest Only, Then Amortizing	Actual/360	1	60	59	120	119	360
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	Amortizing	Actual/360	1	0	0	120	119	360
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments	Interest Only, Then Amortizing	Actual/360	1	36	35	120	119	360
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	Interest Only	Actual/360	2	120	118	120	118	0
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th	Interest Only	Actual/360	1	120	119	120	119	0
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	Amortizing	Actual/360	1	0	0	120	119	360
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area	Interest Only, Then Amortizing	Actual/360	2	12	10	120	118	360
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	Interest Only, Then Amortizing	Actual/360	2	60	58	120	118	360
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	Interest Only	Actual/360	3	120	117	120	117	0
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	Interest Only, Then Amortizing	Actual/360	2	12	10	120	118	360
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	Amortizing	Actual/360	1	0	0	120	119	360
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	Amortizing	Actual/360	1	0	0	120	119	360
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	Amortizing	Actual/360	2	0	0	120	118	360
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	Amortizing	Actual/360	1	0	0	120	119	360
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City	Interest Only	Actual/360	1	120	119	120	119	0

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Remaining Amortization Term (Mos.)	Origination Date	Due Date	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee	Grace Period- Default
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio	0	8/30/2018	6	10/6/2018	9/6/2023		9/6/2023	No		0	0
1.01	Property				55 Prospect Street
1.02	Property				117 Adams Street
1.03	Property				77 Sands Street
1.04	Property				81 Prospect Street
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio	0	9/26/2018	6	11/6/2018	10/6/2028		10/6/2028	No		5	0
2.01	Property				Liberty Center at Rio Salado
2.02	Property				8501 East Raintree Drive
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	360	10/9/2018	6	12/6/2018	11/6/2023	12/6/2023	11/6/2028	No		0	0
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	0	10/26/2018	6	12/6/2018	11/6/2028		11/6/2028	No		0	0
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	358	9/20/2018	6	11/6/2018		11/6/2018	10/6/2028	No		0	0
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B	0	11/6/2018	6	12/6/2018	11/6/2028		11/6/2028	No		0	0
6.01	Property				630 Bergen Avenue
6.02	Property				19-25 Kensington Avenue
6.03	Property				9 Garrison Avenue
6.04	Property				47 Duncan Avenue
6.05	Property				225 Academy Street
6.06	Property				1531-1537 Kennedy Boulevard
6.07	Property				24-28 Belvidere Avenue
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I	0	9/7/2018	6	11/6/2018	10/6/2028		10/6/2028	No		0	0
7.01	Property				1515 Broad Street
7.02	Property				140 Centennial Avenue
7.03	Property				675 Central Avenue
7.04	Property				275 Centennial Avenue
7.05	Property				691 Central Avenue
7.06	Property				80 Kingsbridge Road
7.07	Property				20 Kingsbridge Road
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A	0	11/6/2018	6	12/6/2018	11/6/2028		11/6/2028	No		0	0
8.01	Property				37-39 Duncan Avenue
8.02	Property				2465 Kennedy Boulevard
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi	0	9/18/2018	6	11/6/2018	10/6/2028		10/6/2028	No		0	0
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio	0	10/18/2018	6	12/6/2018	11/6/2028		11/6/2028	No		0	0
10.01	Property				184 Noll Street
10.02	Property				286 Stanhope Street
10.03	Property				324 Melrose Street
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	0	9/7/2018	6	11/6/2018	10/6/2028		10/6/2028	No		0	0
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	360	11/6/2018	6	12/6/2018	11/6/2021	12/6/2021	11/6/2028	No		4 (Twice per loan term)	0
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem	358	9/28/2018	6	11/6/2018		11/6/2018	10/6/2028	No		0	0
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	359	10/17/2018	6	12/6/2018		12/6/2018	11/6/2028	No		0	0
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	358	9/18/2018	6	11/6/2018		11/6/2018	10/6/2028	No		0	0
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	360	9/24/2018	6	11/6/2018	10/6/2023	11/6/2023	10/6/2028	No		0	0
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	360	10/4/2018	6	11/6/2018	10/6/2020	11/6/2020	10/6/2023	No		0	0
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio	360	10/26/2018	6	12/6/2018	11/6/2021	12/6/2021	11/6/2028	No		0	0
18.01	Property				Advantage Climate Controlled Storage
18.02	Property				River Oaks Storage
18.03	Property				Storage at North 441
18.04	Property				Storage at Ocala
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews	359	10/24/2018	6	12/6/2018		12/6/2018	11/6/2028	No		0	0
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio	0	10/26/2018	6	12/6/2018	11/6/2028		11/6/2028	No		0	0
20.01	Property				Delaware Commerce Park
20.02	Property				34 Executive Drive
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	360	10/26/2018	6	12/6/2018	11/6/2023	12/6/2023	11/6/2028	No		0	0
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	359	10/30/2018	6	12/6/2018		12/6/2018	11/6/2028	No		0	0
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments	360	10/17/2018	6	12/6/2018	11/6/2021	12/6/2021	11/6/2028	No		0	0
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	0	9/26/2018	6	11/6/2018	10/6/2028		10/6/2028	No		0	0
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th	0	10/16/2018	6	12/6/2018	11/6/2028		11/6/2028	No		0	0
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	359	10/15/2018	6	12/6/2018		12/6/2018	11/6/2028	No		0	0
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area	360	10/3/2018	6	11/6/2018	10/6/2019	11/6/2019	10/6/2028	No		0	0
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	360	9/21/2018	6	11/6/2018	10/6/2023	11/6/2023	10/6/2028	No		0	0
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	0	8/31/2018	6	10/6/2018	9/6/2028		9/6/2028	No		0	0
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	360	10/9/2018	6	11/6/2018	10/6/2019	11/6/2019	10/6/2028	No		0	0
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	359	11/1/2018	6	12/6/2018		12/6/2018	11/6/2028	No		0	0
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	359	10/29/2018	6	12/6/2018		12/6/2018	11/6/2028	No		0	0
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	358	10/11/2018	6	11/6/2018		11/6/2018	10/6/2028	No		0	0
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	359	10/26/2018	6	12/6/2018		12/6/2018	11/6/2028	No		0	0
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City	0	11/6/2018	6	12/6/2018	11/6/2028		11/6/2028	No		0	0

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Prepayment Provision (3) (4)	2015 EGI ($)	2015 Expenses ($)	2015 NOI ($)	2016 EGI ($)	2016 Expenses ($)	2016 NOI ($)	2017 EGI ($)
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio	Lockout/27_Defeasance/29_0%/4	N/A	N/A	N/A	4,020,507	8,486,419	(4,465,912)	N/A
1.01	Property				55 Prospect Street		N/A	N/A	N/A	996,136	3,297,382	(2,301,246)	N/A
1.02	Property				117 Adams Street		N/A	N/A	N/A	302,939	1,807,702	(1,504,763)	N/A
1.03	Property				77 Sands Street		N/A	N/A	N/A	773,876	1,841,916	(1,068,040)	N/A
1.04	Property				81 Prospect Street		N/A	N/A	N/A	1,947,556	1,539,419	408,137	N/A
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio	Lockout/26_Defeasance/91_0%/3	N/A	N/A	N/A	8,906,536	1,704,875	7,201,661	10,833,560
2.01	Property				Liberty Center at Rio Salado		N/A	N/A	N/A	5,306,641	1,191,393	4,115,248	7,965,235
2.02	Property				8501 East Raintree Drive		4,080,836	488,166	3,592,670	3,599,895	513,482	3,086,413	2,868,325
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	Lockout/25_Defeasance/91_0%/4	5,374,351	2,649,550	2,724,801	5,939,276	2,690,685	3,248,591	7,385,739
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	Lockout/25_Defeasance/91_0%/4	4,502,615	1,367,228	3,135,387	4,580,815	1,297,899	3,282,916	4,424,603
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	Lockout/26_Defeasance/90_0%/4	26,618,439	19,223,048	7,395,391	29,079,404	20,621,306	8,458,097	26,395,992
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B	Lockout/25_Defeasance/91_0%/4	3,394,704	1,259,823	2,134,881	3,456,390	1,236,877	2,219,513	3,790,718
6.01	Property				630 Bergen Avenue		852,534	317,655	534,879	875,133	312,200	562,933	967,959
6.02	Property				19-25 Kensington Avenue		901,690	330,924	570,766	897,288	323,930	573,358	960,172
6.03	Property				9 Garrison Avenue		477,935	178,079	299,856	490,605	175,021	315,584	542,644
6.04	Property				47 Duncan Avenue		413,349	154,014	259,335	424,307	151,369	272,938	469,313
6.05	Property				225 Academy Street		284,178	105,885	178,293	291,711	104,066	187,645	322,653
6.06	Property				1531-1537 Kennedy Boulevard		310,012	115,511	194,501	318,230	113,527	204,703	351,985
6.07	Property				24-28 Belvidere Avenue		155,006	57,755	97,251	159,115	56,764	102,352	175,993
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I	Lockout/26_Defeasance/91_0%/3	14,195,007	6,227,974	7,967,033	13,915,495	6,054,482	7,861,013	14,567,370
7.01	Property				1515 Broad Street		6,383,004	3,392,765	2,990,239	5,310,882	2,786,077	2,524,805	5,672,850
7.02	Property				140 Centennial Avenue		2,422,967	1,165,041	1,257,926	2,728,386	1,042,036	1,686,350	2,581,413
7.03	Property				675 Central Avenue		1,629,630	538,901	1,090,729	1,671,286	530,327	1,140,959	1,666,338
7.04	Property				275 Centennial Avenue		1,086,635	250,872	835,763	1,192,331	226,903	965,428	1,180,025
7.05	Property				691 Central Avenue		1,334,384	462,177	872,207	1,339,818	542,424	797,394	1,557,668
7.06	Property				80 Kingsbridge Road		417,918	220,845	197,073	439,380	225,992	213,388	482,644
7.07	Property				20 Kingsbridge Road		920,469	197,373	723,096	1,233,412	700,723	532,689	1,426,431
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A	Lockout/25_Defeasance/91_0%/4	2,756,208	875,489	1,880,718	2,813,393	883,780	1,929,613	2,880,955
8.01	Property				37-39 Duncan Avenue		1,799,972	571,748	1,228,224	1,837,318	577,162	1,260,156	1,881,440
8.02	Property				2465 Kennedy Boulevard		956,235	303,741	652,494	976,075	306,617	669,458	999,515
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi	Lockout/26_Defeasance/89_0%/5	25,638,646	14,706,392	10,932,254	27,325,618	16,728,402	10,597,216	28,285,416
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio	Lockout/25_Defeasance/92_0%/3	N/A	N/A	N/A	2,475,951	414,758	2,061,192	2,349,172
10.01	Property				184 Noll Street		N/A	N/A	N/A	1,263,093	232,014	1,031,079	1,219,921
10.02	Property				286 Stanhope Street		N/A	N/A	N/A	948,745	147,943	800,802	856,969
10.03	Property				324 Melrose Street		N/A	N/A	N/A	264,113	34,801	229,312	272,282
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	Lockout/24_YM1%/2_Defeasance or YM1%/87_0%/7	31,625,808	7,258,056	24,367,752	32,138,354	7,161,119	24,977,236	32,579,236
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	Lockout/25_Defeasance/92_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	N/A
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	12,167,921
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	4,563,169
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	6,823,738
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A	2,429,961	606,324	1,823,637	2,405,303
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	Lockout/26_Defeasance/31_0%/3	582,670	326,023	256,647	1,183,735	356,070	827,666	1,409,848
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	1,999,170	838,906	1,160,264	2,186,755
18.01	Property				Advantage Climate Controlled Storage		N/A	N/A	N/A	738,337	334,998	403,339	854,421
18.02	Property				River Oaks Storage		N/A	N/A	N/A	717,973	273,117	444,856	764,673
18.03	Property				Storage at North 441		N/A	N/A	N/A	290,097	115,933	174,164	318,963
18.04	Property				Storage at Ocala		N/A	N/A	N/A	252,763	114,858	137,905	248,698
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews	Lockout/25_Defeasance/90_0%/5	3,866,461	2,716,476	1,149,985	4,261,567	2,808,434	1,453,133	4,800,753
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio	Lockout/25_Defeasance/91_0%/4	4,281,951	682,810	3,599,141	4,399,675	742,938	3,656,737	4,247,225
20.01	Property				Delaware Commerce Park		3,433,029	515,058	2,917,971	3,538,471	563,715	2,974,756	3,407,647
20.02	Property				34 Executive Drive		848,922	167,752	681,170	861,204	179,223	681,981	839,578
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	2,668,398	984,994	1,683,404	2,738,749
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	Lockout/25_Defeasance/92_0%/3	2,507,485	1,302,454	1,205,031	3,033,128	1,249,418	1,783,710	3,159,055
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments	Lockout/25_Defeasance/91_0%/4	2,285,956	1,269,923	1,016,033	2,391,881	1,189,919	1,201,962	2,361,086
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	Lockout/26_Defeasance/89_0%/5	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th	Lockout/25_Defeasance/90_0%/5	N/A	N/A	N/A	N/A	N/A	N/A	N/A
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	Lockout/25_Defeasance/90_0%/5	3,745,805	2,250,593	1,495,211	3,315,244	2,080,800	1,234,444	3,505,032
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A	3,605,654	2,079,798	1,525,856	4,118,349
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	Lockout/26_Defeasance/90_0%/4	1,549,675	427,799	1,121,876	1,566,039	457,281	1,108,758	1,649,294
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	Lockout/27_YM1%/89_0%/4	N/A	N/A	N/A	995,558	231,350	764,208	997,406
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	Lockout/26_Defeasance/90_0%/4	730,234	N/A	730,234	730,234	N/A	730,234	730,234
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	Lockout/25_Defeasance/92_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	1,322,409
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	Lockout/25_Defeasance/91_0%/4	688,056	N/A	688,056	688,056	N/A	688,056	688,056
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	Lockout/26_Defeasance/90_0%/4	1,062,643	720,042	342,602	1,154,663	716,681	437,982	1,058,401
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City	Lockout/25_Defeasance/91_0%/4	216,017	64,242	151,775	218,235	70,077	148,158	245,545

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	2017 Expenses ($)	2017 NOI ($)	Most Recent EGI (if past 2017) ($)	Most Recent Expenses (if past 2017) ($)	Most Recent NOI (if past 2017) ($)	Most Recent NOI Date (if past 2017)	Most Recent # of months	Most Recent Description
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio	N/A	N/A	28,634,018	11,010,734	17,623,285	6/30/2018	12	Trailing 12
1.01	Property				55 Prospect Street	N/A	N/A	6,039,294	4,220,655	1,818,640	6/30/2018	12	Trailing 12
1.02	Property				117 Adams Street	N/A	N/A	10,661,093	2,434,948	8,226,145	6/30/2018	12	Trailing 12
1.03	Property				77 Sands Street	N/A	N/A	7,072,587	3,094,513	3,978,075	6/30/2018	12	Trailing 12
1.04	Property				81 Prospect Street	N/A	N/A	4,861,044	1,260,618	3,600,426	6/30/2018	12	Trailing 12
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio	2,085,330	8,748,230	17,361,723	2,858,899	14,502,824	7/31/2018	7	Annualized
2.01	Property				Liberty Center at Rio Salado	1,571,541	6,393,694	14,474,784	2,355,223	12,119,561	7/31/2018	7	Annualized
2.02	Property				8501 East Raintree Drive	513,789	2,354,536	2,886,939	503,676	2,383,263	7/31/2018	7	Annualized
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	2,735,389	4,650,350	7,626,693	2,766,935	4,859,759	7/31/2018	12	Trailing 12
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	1,413,268	3,011,335	5,506,939	1,485,222	4,021,717	8/31/2018	12	Trailing 12
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	18,552,034	7,843,958	27,024,294	18,524,917	8,499,376	7/31/2018	12	Trailing 12
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B	1,257,357	2,533,362	3,648,424	1,252,719	2,395,705	9/30/2018	12	Trailing 12
6.01	Property				630 Bergen Avenue	317,970	649,989	1,029,164	362,007	667,157	9/30/2018	12	Trailing 12
6.02	Property				19-25 Kensington Avenue	327,534	632,638	921,493	337,774	583,719	9/30/2018	12	Trailing 12
6.03	Property				9 Garrison Avenue	178,256	364,387	568,114	170,452	397,662	9/30/2018	12	Trailing 12
6.04	Property				47 Duncan Avenue	154,168	315,146	462,734	160,296	302,438	9/30/2018	12	Trailing 12
6.05	Property				225 Academy Street	105,990	216,663	290,066	98,629	191,437	9/30/2018	12	Trailing 12
6.06	Property				1531-1537 Kennedy Boulevard	115,626	236,359	242,165	84,291	157,874	9/30/2018	12	Trailing 12
6.07	Property				24-28 Belvidere Avenue	57,813	118,180	134,688	39,270	95,418	9/30/2018	12	Trailing 12
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I	6,117,503	8,449,867	14,422,010	6,196,734	8,225,277	5/31/2018	12	Trailing 12
7.01	Property				1515 Broad Street	2,670,630	3,002,220	5,646,234	2,865,495	2,780,739	5/31/2018	12	Trailing 12
7.02	Property				140 Centennial Avenue	1,066,020	1,515,393	2,616,829	1,103,893	1,512,936	5/31/2018	12	Trailing 12
7.03	Property				675 Central Avenue	584,060	1,082,279	1,702,022	570,775	1,131,247	5/31/2018	12	Trailing 12
7.04	Property				275 Centennial Avenue	238,394	941,631	1,181,025	240,904	940,121	5/31/2018	12	Trailing 12
7.05	Property				691 Central Avenue	633,965	923,703	1,526,814	577,637	949,177	5/31/2018	12	Trailing 12
7.06	Property				80 Kingsbridge Road	260,546	222,098	498,500	282,607	215,894	5/31/2018	12	Trailing 12
7.07	Property				20 Kingsbridge Road	663,889	762,543	1,250,586	555,423	695,163	5/31/2018	12	Trailing 12
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A	887,985	1,992,970	2,881,720	882,941	1,998,779	9/30/2018	12	Trailing 12
8.01	Property				37-39 Duncan Avenue	579,908	1,301,532	1,913,338	573,128	1,340,210	9/30/2018	12	Trailing 12
8.02	Property				2465 Kennedy Boulevard	308,076	691,439	968,382	309,813	658,569	9/30/2018	12	Trailing 12
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi	16,814,326	11,471,090	30,110,569	17,426,779	12,683,790	6/30/2018	12	Trailing 12
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio	326,013	2,023,159	2,406,812	396,566	2,010,246	6/30/2018	12	Trailing 12
10.01	Property				184 Noll Street	178,463	1,041,458	1,247,263	202,715	1,044,548	6/30/2018	12	Trailing 12
10.02	Property				286 Stanhope Street	108,739	748,230	881,281	155,087	726,194	6/30/2018	12	Trailing 12
10.03	Property				324 Melrose Street	38,811	233,471	278,268	38,764	239,504	6/30/2018	12	Trailing 12
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	7,625,984	24,953,252	32,818,293	7,649,481	25,168,813	5/31/2018	12	Trailing 12
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	N/A	N/A	7,179,142	2,639,325	4,539,817	8/31/2018	12	Trailing 12
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem	9,354,449	2,813,472	13,191,194	9,640,152	3,551,042	9/30/2018	12	Trailing 12
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	2,256,147	2,307,022	4,403,706	2,271,377	2,132,329	8/31/2018	12	Trailing 12
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	4,220,871	2,602,867	8,532,035	4,913,305	3,618,730	7/31/2018	12	Trailing 12
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	635,376	1,769,927	2,469,595	637,022	1,832,573	7/31/2018	12	Trailing 12
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	434,132	975,716	1,943,226	479,366	1,463,860	7/31/2018	12	Trailing 12
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio	878,589	1,308,167	2,249,111	866,051	1,383,061	9/30/2018	12	Trailing 12
18.01	Property				Advantage Climate Controlled Storage	320,667	533,754	889,920	288,584	601,337	9/30/2018	12	Trailing 12
18.02	Property				River Oaks Storage	296,766	467,907	740,700	299,324	441,376	9/30/2018	12	Trailing 12
18.03	Property				Storage at North 441	135,019	183,945	349,966	146,643	203,323	9/30/2018	12	Trailing 12
18.04	Property				Storage at Ocala	126,137	122,561	268,525	131,500	137,025	9/30/2018	12	Trailing 12
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews	3,089,058	1,711,695	5,037,455	3,227,888	1,809,567	8/31/2018	12	Trailing 12
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio	642,188	3,605,037	4,401,930	728,408	3,673,522	6/30/2018	6	Annualized
20.01	Property				Delaware Commerce Park	485,240	2,922,407	3,508,272	548,106	2,960,166	6/30/2018	6	Annualized
20.02	Property				34 Executive Drive	156,948	682,630	893,658	180,302	713,356	6/30/2018	6	Annualized
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	1,009,005	1,729,744	2,782,830	987,782	1,795,048	7/31/2018	12	Trailing 12
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	1,473,061	1,685,994	3,191,446	1,595,819	1,595,627	6/30/2018	12	Trailing 12
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments	1,153,482	1,207,605	2,474,524	1,164,416	1,310,108	9/30/2018	12	Trailing 12
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th	N/A	N/A	548,693	326,153	222,540	7/31/2018	12	Trailing 12
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	1,926,726	1,578,306	3,448,677	2,168,625	1,280,052	6/30/2018	12	Trailing 12
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area	2,340,259	1,778,090	4,108,557	2,370,441	1,738,117	8/31/2018	12	Trailing 12
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	470,943	1,178,351	1,680,520	503,351	1,177,168	6/30/2018	12	Trailing 12
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	237,074	760,332	1,075,902	246,503	829,399	7/31/2018	12	Trailing 12
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	N/A	730,234	N/A	N/A	N/A	NAV	NAV	Not Available
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	829,949	492,460	1,503,511	865,398	638,113	7/31/2018	12	Trailing 12
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	N/A	688,056	688,056	N/A	688,056	8/31/2018	12	Trailing 12
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	698,016	360,384	1,059,098	674,912	384,186	9/30/2018	12	Trailing 12
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	N/A	N/A	378,404	171,024	207,381	8/31/2018	5	Annualized
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City	105,849	139,696	232,441	94,739	137,702	9/30/2018	12	Trailing 12

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (5)
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio	40,176,182	10,301,816	29,874,366	16.6%	150,615	1,000,000	28,723,752	3.89
1.01	Property				55 Prospect Street	13,204,968	3,462,816	9,742,152		51,101	339,281	9,351,770
1.02	Property				117 Adams Street	10,348,564	2,600,847	7,747,717		36,591	242,944	7,468,181
1.03	Property				77 Sands Street	11,995,115	2,951,179	9,043,935		44,746	297,088	8,702,102
1.04	Property				81 Prospect Street	4,627,536	1,286,973	3,340,563		18,177	120,687	3,201,699
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio	19,169,391	4,059,580	15,109,811	9.1%	161,149	818,643	14,130,019	1.77
2.01	Property				Liberty Center at Rio Salado	16,209,889	3,419,672	12,790,217		136,481	691,036	11,962,700
2.02	Property				8501 East Raintree Drive	2,959,502	639,908	2,319,594		24,668	127,607	2,167,319
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	7,646,804	2,775,048	4,871,755	11.2%	83,958	460,149	4,327,649	1.46
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	6,361,993	1,627,475	4,734,519	11.2%	46,307	123,484	4,564,727	2.24
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	27,024,294	18,534,800	8,489,494	13.0%	1,351,215	0	7,138,279	1.67
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B	3,826,194	1,368,351	2,457,842	7.3%	83,647	0	2,374,195	1.30
6.01	Property				630 Bergen Avenue	1,085,632	374,785	710,848		21,522	0	689,326
6.02	Property				19-25 Kensington Avenue	989,513	357,770	631,743		21,840	0	609,903
6.03	Property				9 Garrison Avenue	562,603	195,718	366,885		12,731	0	354,154
6.04	Property				47 Duncan Avenue	472,029	179,744	292,285		12,465	0	279,821
6.05	Property				225 Academy Street	333,223	118,711	214,512		4,925	0	209,588
6.06	Property				1531-1537 Kennedy Boulevard	256,529	93,320	163,209		7,427	0	155,783
6.07	Property				24-28 Belvidere Avenue	126,665	48,305	78,360		2,738	0	75,622
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I	15,149,217	6,643,263	8,505,955	9.1%	141,056	381,028	7,983,871	1.45
7.01	Property				1515 Broad Street	7,038,379	3,109,138	3,929,241		58,089	260,326	3,610,826
7.02	Property				140 Centennial Avenue	2,621,833	1,112,697	1,509,137		22,315	17,372	1,469,450
7.03	Property				675 Central Avenue	1,694,133	606,654	1,087,480		21,442	26,829	1,039,209
7.04	Property				275 Centennial Avenue	1,096,032	244,713	851,319		13,162	11,230	826,928
7.05	Property				691 Central Avenue	1,438,063	622,575	815,489		4,778	47,782	762,928
7.06	Property				80 Kingsbridge Road	491,599	283,436	208,164		8,318	6,193	193,653
7.07	Property				20 Kingsbridge Road	769,178	664,051	105,127		12,953	11,297	80,877
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A	2,975,898	992,332	1,983,566	7.3%	56,551	0	1,927,015	1.31
8.01	Property				37-39 Duncan Avenue	1,959,591	654,488	1,305,103		38,899	0	1,266,204
8.02	Property				2465 Kennedy Boulevard	1,016,307	337,844	678,463		17,652	0	660,811
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi	30,047,207	17,696,201	12,351,006	14.2%	1,201,888	0	11,149,117	2.47
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio	2,382,402	407,554	1,974,848	7.6%	17,423	11,150	1,946,275	1.40
10.01	Property				184 Noll Street	1,183,109	201,854	981,255		8,660	4,400	968,195
10.02	Property				286 Stanhope Street	921,541	167,629	753,912		6,763	6,750	740,399
10.03	Property				324 Melrose Street	277,752	38,071	239,681		2,000	0	237,681
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	44,603,641	8,747,532	35,856,109	12.6%	135,320	411,696	35,309,093	2.97
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	9,222,987	3,098,215	6,124,772	10.2%	53,834	215,335	5,855,603	1.46
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem	13,191,194	9,702,852	3,488,342	14.0%	527,648	0	2,960,695	1.74
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	4,549,236	2,196,155	2,353,081	10.3%	53,264	133,161	2,166,657	1.41
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	8,532,035	5,255,267	3,276,768	15.6%	341,281	0	2,935,486	2.27
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	2,436,119	631,981	1,804,138	10.0%	28,333	60,516	1,715,290	1.48
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	2,104,262	493,318	1,610,943	9.9%	21,541	86,415	1,502,987	1.39
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio	2,249,111	869,982	1,379,129	9.0%	30,467	0	1,348,663	1.27
18.01	Property				Advantage Climate Controlled Storage	889,920	319,670	570,250		10,821	0	559,429
18.02	Property				River Oaks Storage	740,700	270,641	470,059		9,367	0	460,692
18.03	Property				Storage at North 441	349,966	148,411	201,556		5,908	0	195,648
18.04	Property				Storage at Ocala	268,525	131,260	137,265		4,371	0	132,894
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews	5,037,455	3,113,100	1,924,355	12.4%	201,498	0	1,722,857	1.60
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio	4,731,872	1,312,233	3,419,639	9.0%	46,871	100,122	3,272,646	1.48
20.01	Property				Delaware Commerce Park	3,803,601	1,087,039	2,716,562		37,983	79,042	2,599,538
20.02	Property				34 Executive Drive	928,271	225,194	703,077		8,888	21,081	673,108
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	2,665,632	928,889	1,736,743	11.6%	18,130	89,942	1,628,672	1.72
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	3,291,099	1,680,258	1,610,841	10.8%	37,487	163,342	1,410,012	1.45
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments	2,475,588	1,183,316	1,292,271	9.1%	75,000	0	1,217,271	1.25
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	6,405,588	2,007,868	4,397,720	7.3%	0	193,747	4,203,973	1.41
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th	1,468,584	463,076	1,005,508	7.4%	9,600	0	995,908	1.26
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	3,450,554	2,056,481	1,394,073	10.5%	104,581	84,863	1,204,629	1.35
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area	4,060,867	2,475,969	1,584,898	13.2%	162,435	0	1,422,463	1.70
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	1,999,432	534,503	1,464,929	13.3%	22,893	102,297	1,339,739	1.90
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	1,096,379	279,010	817,369	10.9%	9,156	39,459	768,754	2.09
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	722,712	12,236	710,475	10.0%	15,197	0	695,278	1.40
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	1,760,297	895,478	864,819	12.7%	25,509	127,717	711,593	1.62
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	717,930	21,538	696,392	11.2%	28,244	13,617	654,530	1.62
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	1,264,909	661,079	603,830	16.1%	16,933	67,731	519,167	2.07
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	438,719	188,044	250,675	9.4%	9,416	5,108	236,151	1.25
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City	262,777	106,205	156,571	8.2%	5,877	0	150,694	1.45

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Occupancy (%) (6)	Occupancy Date	ADR ($)	RevPAR ($)	Largest Tenant
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio	16.0%	640,000,000	3/23/2018	28.1%	28.1%	94.2%	Various	NAP	NAP
1.01	Property				55 Prospect Street		220,000,000	3/23/2018			87.9%	8/9/2018	NAP	NAP	2U
1.02	Property				117 Adams Street		175,000,000	3/23/2018			96.3%	8/1/2018	NAP	NAP	Etsy
1.03	Property				77 Sands Street		175,000,000	3/23/2018			100.0%	8/1/2018	NAP	NAP	Brooklyn Lab
1.04	Property				81 Prospect Street		70,000,000	3/23/2018			93.2%	8/1/2018	NAP	NAP	WeWork
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio	8.5%	256,700,000	Various	64.6%	64.6%	100.0%	5/31/2018	NAP	NAP
2.01	Property				Liberty Center at Rio Salado		212,910,000	8/22/2018			100.0%	5/31/2018	NAP	NAP	Centene Management Company, LLC
2.02	Property				8501 East Raintree Drive		43,790,000	8/24/2018			100.0%	5/31/2018	NAP	NAP	The Vanguard Group, Inc.
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	9.9%	69,200,000	9/11/2018	62.9%	58.4%	96.5%	8/31/2018	NAP	NAP	Red Ventures
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	10.8%	67,500,000	9/5/2018	62.6%	62.6%	95.0%	10/1/2018	NAP	NAP	Bealls
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	10.9%	96,700,000	8/22/2018	67.6%	55.9%	63.1%	7/31/2018	183.09	115.53	NAP
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B	7.0%	52,100,000	9/6/2018	65.0%	65.0%	96.9%	11/1/2018	NAP	NAP
6.01	Property				630 Bergen Avenue		14,400,000	9/6/2018			97.0%	11/1/2018	NAP	NAP	NAP
6.02	Property				19-25 Kensington Avenue		13,400,000	9/6/2018			98.5%	11/1/2018	NAP	NAP	NAP
6.03	Property				9 Garrison Avenue		7,900,000	9/6/2018			94.6%	11/1/2018	NAP	NAP	NAP
6.04	Property				47 Duncan Avenue		7,000,000	9/6/2018			93.8%	11/1/2018	NAP	NAP	NAP
6.05	Property				225 Academy Street		4,900,000	9/6/2018			100.0%	11/1/2018	NAP	NAP	NAP
6.06	Property				1531-1537 Kennedy Boulevard		3,100,000	9/6/2018			95.8%	11/1/2018	NAP	NAP	NAP
6.07	Property				24-28 Belvidere Avenue		1,400,000	9/6/2018			100.0%	11/1/2018	NAP	NAP	NAP
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I	8.6%	142,750,000	Various	65.1%	65.1%	94.6%	7/31/2018	NAP	NAP
7.01	Property				1515 Broad Street		61,150,000	8/1/2018			100.0%	7/31/2018	NAP	NAP	Lummus Technology Inc.
7.02	Property				140 Centennial Avenue		23,600,000	7/31/2018			100.0%	7/31/2018	NAP	NAP	Thales USA, Inc.
7.03	Property				675 Central Avenue		16,150,000	8/1/2018			93.5%	7/31/2018	NAP	NAP	Chemetall US INC
7.04	Property				275 Centennial Avenue		15,500,000	7/30/2018			100.0%	7/31/2018	NAP	NAP	Cablevision
7.05	Property				691 Central Avenue		10,650,000	8/1/2018			100.0%	7/31/2018	NAP	NAP	NJ Organ & Tissue (NJ Sharing Network)
7.06	Property				80 Kingsbridge Road		3,700,000	7/30/2018			100.0%	7/31/2018	NAP	NAP	East Coast Fitness, LLC
7.07	Property				20 Kingsbridge Road		12,000,000	7/30/2018			46.9%	7/31/2018	NAP	NAP	Puracap Pharmaceutical LLC
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A	7.1%	42,700,000	9/6/2018	63.8%	63.8%	97.4%	11/1/2018	NAP	NAP
8.01	Property				37-39 Duncan Avenue		28,100,000	9/6/2018			97.7%	11/1/2018	NAP	NAP	NAP
8.02	Property				2465 Kennedy Boulevard		14,600,000	9/6/2018			97.1%	11/1/2018	NAP	NAP	NAP
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi	12.8%	233,000,000	7/26/2018	37.3%	37.3%	92.5%	6/30/2018	177.63	164.36	NAP
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio	7.5%	40,800,000	8/10/2018	63.7%	63.7%	93.7%	9/30/2018	NAP	NAP
10.01	Property				184 Noll Street		20,000,000	8/10/2018			90.6%	9/30/2018	NAP	NAP	Michael Cappiello
10.02	Property				286 Stanhope Street		16,400,000	8/10/2018			95.7%	9/30/2018	NAP	NAP	Cellar Studio
10.03	Property				324 Melrose Street		4,400,000	8/10/2018			100.0%	9/30/2018	NAP	NAP	NAP
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	12.4%	705,800,000	11/15/2019	40.2%	40.2%	100.0%	12/6/2018	NAP	NAP	Amazon
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	9.8%	93,800,000	10/2/2018	64.0%	57.1%	96.6%	11/1/2018	NAP	NAP	NxStage Medical, Inc.
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem	11.9%	36,800,000	7/25/2018	67.8%	56.7%	69.9%	9/30/2018	188.47	131.75	NAP
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	9.5%	35,450,000	9/14/2018	64.2%	53.6%	74.2%	9/1/2018	NAP	NAP	Phillips Law Group, PC
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	13.9%	41,500,000	6/1/2018	50.7%	41.2%	76.0%	7/31/2018	160.78	122.25	NAP
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	9.5%	24,400,000	8/6/2018	73.8%	68.1%	95.1%	6/7/2018	NAP	NAP	Giant Food
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	9.2%	23,800,000	8/20/2018	68.6%	65.7%	88.1%	8/31/2018	NAP	NAP	Planet Fitness
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio	8.8%	22,200,000	Various	69.1%	62.8%	92.4%	Various	NAP	NAP
18.01	Property				Advantage Climate Controlled Storage		10,010,000	9/21/2018			89.1%	9/24/2018	NAP	NAP	NAP
18.02	Property				River Oaks Storage		7,260,000	8/1/2018			93.6%	9/19/2018	NAP	NAP	NAP
18.03	Property				Storage at North 441		2,830,000	8/7/2018			93.3%	8/31/2018	NAP	NAP	NAP
18.04	Property				Storage at Ocala		2,100,000	8/7/2018			96.6%	7/31/2018	NAP	NAP	NAP
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews	11.1%	23,300,000	9/11/2019	66.5%	55.9%	78.6%	8/31/2018	151.47	118.99	NAP
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio	8.6%	61,100,000	8/1/2018	62.2%	62.2%	100.0%	Various	NAP	NAP
20.01	Property				Delaware Commerce Park		50,500,000	8/1/2018			100.0%	5/1/2018	NAP	NAP	Entegris/ATMI
20.02	Property				34 Executive Drive		10,600,000	8/1/2018			100.0%	7/1/2018	NAP	NAP	R.K. Manufacturing Company
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	10.9%	23,000,000	8/19/2018	65.2%	60.0%	88.6%	9/20/2018	NAP	NAP	Kohl’s
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	9.4%	23,700,000	8/6/2019	63.2%	52.2%	92.9%	9/11/2018	NAP	NAP	Dentemax
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments	8.6%	21,600,000	9/1/2019	65.5%	58.7%	91.7%	10/11/2018	NAP	NAP	NAP
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	7.0%	101,000,000	8/7/2018	59.4%	59.4%	90.9%	9/1/2018	NAP	NAP	Broadway Suites III
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th	7.4%	22,600,000	8/30/2018	59.7%	59.7%	100.0%	10/10/2018	NAP	NAP	NAP
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	9.1%	20,600,000	7/9/2018	64.5%	53.7%	100.0%	12/6/2018	NAP	NAP	NYS Office of Children & Family Services
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area	11.9%	17,700,000	8/1/2018	67.8%	58.4%	85.4%	8/31/2018	108.47	92.66	NAP
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	12.2%	18,100,000	8/2/2018	60.8%	56.0%	100.0%	7/24/2018	NAP	NAP	First Health Group Corp.
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	10.3%	17,400,000	7/23/2018	43.1%	43.1%	72.1%	8/9/2018	NAP	NAP	Emporium Fresh Market
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	9.8%	11,200,000	8/26/2018	63.4%	54.6%	100.0%	12/6/2018	NAP	NAP	Walmart Supercenter
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	10.4%	11,400,000	8/2/2018	59.9%	49.3%	84.7%	8/28/2018	NAP	NAP	Donnelly Distribution
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	10.5%	11,350,000	9/18/2018	54.9%	45.2%	100.0%	12/6/2018	NAP	NAP	Owens Corning
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	13.9%	6,000,000	11/1/2018	62.4%	51.9%	89.4%	10/1/2018	NAP	NAP	Coldwell Banker - Hearthside Realtors
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	8.9%	4,600,000	6/21/2018	57.9%	48.9%	96.7%	10/8/2018	NAP	NAP	Brewski’s Pub
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City	7.8%	3,100,000	9/6/2018	62.0%	62.0%	95.8%	11/1/2018	NAP	NAP	NAP

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (7)	Second Largest Tenant	Second Largest Tenant Sq Ft	Second Largest Tenant Lease Expiration (7)	Third Largest Tenant	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (7)
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio
1.01	Property				55 Prospect Street	79,500	9/30/2029	Etsy	53,000	7/31/2026	Frog Design	26,500	12/31/2026
1.02	Property				117 Adams Street	172,135	7/31/2026	Untamed Sandwiches	1,605	6/30/2029	Taco Dumbo	1,461	9/30/2032
1.03	Property				77 Sands Street	80,648	6/30/2034	WeWork	75,228	11/30/2031	Prolific Interactive	18,807	12/31/2026
1.04	Property				81 Prospect Street	84,704	7/31/2031	NAP			NAP
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio
2.01	Property				Liberty Center at Rio Salado	352,988	1/31/2028	DHL Express, Inc.	117,593	2/28/2023	WageWorks, Inc.	76,162	12/31/2021
2.02	Property				8501 East Raintree Drive	123,340	7/31/2026	NAP			NAP
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	97,599	7/31/2026	General Motors LLC	95,304	7/31/2022	Yodle Web.com	34,462	2/29/2024
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	84,146	12/31/2023	AMC Theatres	67,967	5/31/2031	Marshalls	29,747	8/31/2023
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes			NAP			NAP
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B
6.01	Property				630 Bergen Avenue			NAP			NAP
6.02	Property				19-25 Kensington Avenue			NAP			NAP
6.03	Property				9 Garrison Avenue			NAP			NAP
6.04	Property				47 Duncan Avenue			NAP			NAP
6.05	Property				225 Academy Street			NAP			NAP
6.06	Property				1531-1537 Kennedy Boulevard			NAP			NAP
6.07	Property				24-28 Belvidere Avenue			NAP			NAP
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I
7.01	Property				1515 Broad Street	115,811	12/31/2022	Universal Technical Institute	112,467	12/30/2030	Montclair State University	36,875	10/31/2024
7.02	Property				140 Centennial Avenue	61,224	9/30/2023	Aromatech	25,636	6/22/2023	NAP
7.03	Property				675 Central Avenue	39,274	1/14/2029	Graver Water Systems LLC	18,110	3/28/2020	Svelte Medical Systems, Inc.	10,595	4/20/2023
7.04	Property				275 Centennial Avenue	56,150	11/30/2023	NAP			NAP
7.05	Property				691 Central Avenue	47,782	1/31/2032	NAP			NAP
7.06	Property				80 Kingsbridge Road	16,745	11/14/2028	Cablevision	14,218	11/30/2023	NAP
7.07	Property				20 Kingsbridge Road	26,483	5/31/2032	NAP			NAP
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A
8.01	Property				37-39 Duncan Avenue			NAP			NAP
8.02	Property				2465 Kennedy Boulevard			NAP			NAP
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi			NAP			NAP
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio
10.01	Property				184 Noll Street	1,500	MTM	Ryan Barth-Dwyer	1,200	MTM	Heaven Street, Inc.	1,200	10/31/2021
10.02	Property				286 Stanhope Street	5,500	6/30/2020	Still Waters In A Storm	900	4/30/2021	Lacey Fekishazy	350	MTM
10.03	Property				324 Melrose Street			NAP			NAP
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	676,598	6/30/2030	NAP			NAP
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	141,200	5/31/2023	Elder Services	58,149	9/3/2024	Lupoli Companies	44,743	12/31/2033
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem			NAP			NAP
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	33,508	1/31/2020	GPW & Associates	15,724	9/30/2024	Frazer, Ryan, Goldberg & Arnold, LLP	15,695	11/30/2020
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf			NAP			NAP
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	55,000	10/31/2022	Tractor Supply Company	37,780	5/31/2023	Rite Aid	13,813	2/28/2023
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	19,672	3/31/2025	Tuscany Fine Furnishings	11,750	12/31/2025	J’s Beverage	7,500	10/31/2021
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio
18.01	Property				Advantage Climate Controlled Storage			NAP			NAP
18.02	Property				River Oaks Storage			NAP			NAP
18.03	Property				Storage at North 441			NAP			NAP
18.04	Property				Storage at Ocala			NAP			NAP
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews			NAP			NAP
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio
20.01	Property				Delaware Commerce Park	72,710	12/31/2021	Lorad/Hologic	60,000	12/31/2021	Amphenol	45,750	8/31/2023
20.02	Property				34 Executive Drive	67,550	11/30/2029	Stever Enterprises, Inc.	11,480	2/28/2023	Cierant Corporation	9,852	3/31/2023
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	88,200	1/31/2024	Marshall’s	30,582	1/31/2024	PetSmart	19,249	4/30/2029
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	26,068	8/31/2021	Epsilon Data Management LLC	25,392	2/28/2024	Bullseye Telecom, Inc.	23,765	6/30/2021
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments			NAP			NAP
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	8,498	8/31/2019	Transit Wireless	8,487	12/31/2019	ZDG	8,483	12/31/2022
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th			NAP			NAP
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	249,002	9/30/2026	NAP			NAP
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area			NAP			NAP
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	42,215	6/30/2020	Schenker, Inc.	31,385	6/30/2019	Siemens Corporation	22,569	11/30/2020
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	24,360	6/30/2035	Pizza Shop	4,200	1/31/2023	Islip Bagel & Deli	3,109	3/31/2026
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	151,971	1/31/2029	NAP			NAP
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	15,127	11/14/2026	Innovairre Global, LLC	13,923	12/31/2021	Campbell Employees	6,357	11/30/2019
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	188,293	1/31/2029	NAP			NAP
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	8,318	5/31/2023	Amcord Care, Inc.	8,113	11/30/2020	Absolute Home Mortgage Corp.	6,361	8/1/2021
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	10,971	12/30/2021	NAP			NAP
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City			NAP			NAP

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (7)	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft	Fifth Largest Tenant Lease Expiration (7)	Environmental Phase I Report Date
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio
1.01	Property				55 Prospect Street	Social Bicycle	8,812	8/30/2020	Athlux Design Studio Inc.	6,138	4/30/2020	3/26/2018
1.02	Property				117 Adams Street	Tafari Travel	1,015	12/31/2027	NAP			3/26/2018
1.03	Property				77 Sands Street	Wipro LLC	18,807	9/30/2027	B-Reel Inc.	13,387	12/31/2027	3/26/2018
1.04	Property				81 Prospect Street	NAP			NAP			3/26/2018
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio
2.01	Property				Liberty Center at Rio Salado	Carvana, LLC	69,774	2/29/2024	DriveTime Automotive Group, Inc.	65,889	2/29/2024	7/23/2018
2.02	Property				8501 East Raintree Drive	NAP			NAP			7/23/2018
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	Duke Energy Carolinas	31,339	6/30/2026	City of Charlotte	25,191	12/31/2020	9/20/2018
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	Earth Fare	24,052	10/31/2037	PetSmart	17,965	1/31/2028	9/14/2018
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	NAP			NAP			8/31/2018
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B
6.01	Property				630 Bergen Avenue	NAP			NAP			9/12/2018
6.02	Property				19-25 Kensington Avenue	NAP			NAP			9/12/2018
6.03	Property				9 Garrison Avenue	NAP			NAP			9/12/2018
6.04	Property				47 Duncan Avenue	NAP			NAP			9/12/2018
6.05	Property				225 Academy Street	NAP			NAP			9/12/2018
6.06	Property				1531-1537 Kennedy Boulevard	NAP			NAP			10/19/2018
6.07	Property				24-28 Belvidere Avenue	NAP			NAP			9/12/2018
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I
7.01	Property				1515 Broad Street	New Jersey Urology, LLC	24,856	10/19/2021	NAP			8/13/2018
7.02	Property				140 Centennial Avenue	NAP			NAP			8/9/2018
7.03	Property				675 Central Avenue	NAP			NAP			8/13/2018
7.04	Property				275 Centennial Avenue	NAP			NAP			8/6/2018
7.05	Property				691 Central Avenue	NAP			NAP			8/13/2018
7.06	Property				80 Kingsbridge Road	NAP			NAP			8/6/2018
7.07	Property				20 Kingsbridge Road	NAP			NAP			8/6/2018
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A
8.01	Property				37-39 Duncan Avenue	NAP			NAP			10/19/2018
8.02	Property				2465 Kennedy Boulevard	NAP			NAP			10/18/2018
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi	NAP			NAP			8/27/2018
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio
10.01	Property				184 Noll Street	Gypsy Housing	500	4/30/2019	NAP			8/17/2018
10.02	Property				286 Stanhope Street	NAP			NAP			8/17/2018
10.03	Property				324 Melrose Street	NAP			NAP			8/17/2018
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	NAP			NAP			8/8/2018
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	Department of Children & Families	43,854	6/30/2023	Mentor	30,423	12/31/2025	10/12/2018
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem	NAP			NAP			8/10/2018
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	Campbell, Yost, Clare & Norell, PC	15,529	10/31/2022	Keller Rohrback, PLC	9,509	8/31/2022	6/28/2018
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	NAP			NAP			5/31/2018
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	Dollar Tree	8,450	5/31/2023	Advance Auto Parts	6,895	10/31/2029	8/8/2018
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	Emory Specialty Associates	5,554	11/6/2020	Taqueria Tsunami	5,237	3/31/2025	8/28/2018
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio
18.01	Property				Advantage Climate Controlled Storage	NAP			NAP			9/19/2018
18.02	Property				River Oaks Storage	NAP			NAP			10/10/2018
18.03	Property				Storage at North 441	NAP			NAP			10/4/2018
18.04	Property				Storage at Ocala	NAP			NAP			10/3/2018
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews	NAP			NAP			8/27/2018
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio
20.01	Property				Delaware Commerce Park	Kimchuk	24,255	1/31/2019	GAR/Electr	23,400	3/31/2024	8/8/2018
20.02	Property				34 Executive Drive	NAP			NAP			8/8/2018
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	Planet Fitness (Saber Fitness)	17,220	9/30/2028	Aldi	15,790	8/31/2027	9/12/2018
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	Motor and Equipment Manufacturers Association	14,299	7/31/2026	Orbis Education	13,834	4/30/2029	8/20/2018
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments	NAP			NAP			9/14/2018
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	Popper, Seger & Popper, LLP	7,701	11/30/2026	Silverson, Pareres, Lombardi	6,730	12/31/2019	8/14/2018
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th	NAP			NAP			9/7/2018
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	NAP			NAP			7/18/2018
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area	NAP			NAP			6/13/2018
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	Survey Sampling International	18,297	10/31/2021	NAP			7/19/2018
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	Liquor Store	2,980	12/31/2022	Nail Salon	2,150	6/30/2022	8/2/2018
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	NAP			NAP			8/24/2018
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	General Services Administration-Dept of Labor Lease	6,000	11/30/2022	The Law Offices of Michael J. Dunn, LLC	4,675	12/31/2018	8/10/2018
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	NAP			NAP			9/19/2018
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	Healthcare Stat Homecare Inc	5,287	10/31/2028	PA Home Care Assistance Center	3,092	4/1/2020	9/6/2018
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	NAP			NAP			7/3/2018
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City	NAP			NAP			9/12/2018, 10/29/2018

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Environmental Phase II Y/N	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)	Upfront Replacement Reserve ($)
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio						No	829,359	207,340	0	0	0
1.01	Property				55 Prospect Street	No	NAP	3/23/2018	NAP	NAP	No
1.02	Property				117 Adams Street	No	NAP	3/23/2018	NAP	NAP	No
1.03	Property				77 Sands Street	No	NAP	3/23/2018	NAP	NAP	No
1.04	Property				81 Prospect Street	No	NAP	3/23/2018	NAP	NAP	No
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio						No	89,189	44,594	18,366	9,183	0
2.01	Property				Liberty Center at Rio Salado	No	NAP	7/12/2018	NAP	NAP	No
2.02	Property				8501 East Raintree Drive	No	NAP	7/12/2018	NAP	NAP	No
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	No	NAP	9/20/2018	NAP	NAP	No	142,007	35,502	29,899	3,737	0
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	No	NAP	9/14/2018	NAP	NAP	No	345,397	36,550	0	17,665	0
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	No	NAP	8/30/2018	NAP	NAP	No	156,460	13,038	0	0	0
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B						No	80,370	40,185	70,066	7,785	215,000
6.01	Property				630 Bergen Avenue	No	NAP	9/12/2018	NAP	NAP	No
6.02	Property				19-25 Kensington Avenue	No	NAP	9/12/2018	NAP	NAP	No
6.03	Property				9 Garrison Avenue	No	NAP	9/12/2018	NAP	NAP	No
6.04	Property				47 Duncan Avenue	No	NAP	9/12/2018	NAP	NAP	No
6.05	Property				225 Academy Street	No	NAP	9/12/2018	NAP	NAP	No
6.06	Property				1531-1537 Kennedy Boulevard	No	NAP	9/12/2018	NAP	NAP	No
6.07	Property				24-28 Belvidere Avenue	No	NAP	9/12/2018	NAP	NAP	No
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I						No	573,000	191,000	71,290	14,383	0
7.01	Property				1515 Broad Street	No	NAP	8/17/2018	NAP	NAP	No
7.02	Property				140 Centennial Avenue	No	NAP	8/6/2018	NAP	NAP	No
7.03	Property				675 Central Avenue	No	NAP	8/6/2018	NAP	NAP	No
7.04	Property				275 Centennial Avenue	No	NAP	8/6/2018	NAP	NAP	No
7.05	Property				691 Central Avenue	No	NAP	8/6/2018	NAP	NAP	No
7.06	Property				80 Kingsbridge Road	No	NAP	8/6/2018	NAP	NAP	No
7.07	Property				20 Kingsbridge Road	No	NAP	8/6/2018	NAP	NAP	No
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A						No	83,616	41,808	45,101	5,011	150,000
8.01	Property				37-39 Duncan Avenue	No	NAP	9/12/2018	NAP	NAP	No
8.02	Property				2465 Kennedy Boulevard	No	NAP	9/12/2018	NAP	NAP	No
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi	No	NAP	9/14/2018	NAP	NAP	No	1,617,071	323,414	189,683	31,614	0
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio						No	8,587	2,862	18,837	3,767	0
10.01	Property				184 Noll Street	No	NAP	8/20/2018	NAP	NAP	No
10.02	Property				286 Stanhope Street	No	NAP	8/20/2018	NAP	NAP	No
10.03	Property				324 Melrose Street	No	NAP	8/20/2018	NAP	NAP	No
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	No	NAP	8/6/2018	8/6/2018	13%	No	1,772,695	253,242	0	0	0
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	No	NAP	10/12/2018	NAP	NAP	No	0	0	0	0	120,000
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem	No	NAP	8/8/2018	NAP	NAP	No	40,991	13,664	106,174	8,167	0
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	No	NAP	6/28/2018	NAP	NAP	No	208,625	52,156	52,725	2,775	400,000
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	No	NAP	5/25/2018	NAP	NAP	No	37,486	37,486	0	0	0
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	No	NAP	9/24/2018	NAP	NAP	No	0	0	0	0	0
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	No	NAP	8/28/2018	NAP	NAP	No	0	8,303	20,700	2,588	0
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio						No	61,153	20,384	6,867	3,434	56,978
18.01	Property				Advantage Climate Controlled Storage	No	NAP	9/19/2018	NAP	NAP	No
18.02	Property				River Oaks Storage	No	NAP	10/10/2018	NAP	NAP	No
18.03	Property				Storage at North 441	No	NAP	10/5/2018	NAP	NAP	No
18.04	Property				Storage at Ocala	No	NAP	10/5/2018	NAP	NAP	No
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews	No	NAP	8/27/2018	NAP	NAP	No	80,609	20,152	29,411	3,268	0
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio						No	120,237	40,079	0	4,038	0
20.01	Property				Delaware Commerce Park	No	NAP	8/8/2018	NAP	NAP	No
20.02	Property				34 Executive Drive	No	NAP	8/8/2018	NAP	NAP	No
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	No	NAP	9/5/2018	8/22/2018	9%	No	153,617	29,260	8,806	2,097	0
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	No	NAP	8/20/2018	NAP	NAP	No	211,052	42,210	23,332	2,917	236,630
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments	No	NAP	9/14/2018	NAP	NAP	No	135,416	19,345	14,267	7,133	0
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	No	NAP	8/13/2018	NAP	NAP	No	525,492	105,098	11,134	5,567	450,000
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th	No	NAP	9/7/2018	9/7/2018	8%	No	32,921	3,919	7,347	1,749	0
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	No	NAP	7/17/2018	NAP	NAP	No	341,562	68,312	15,381	7,691	0
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area	No	NAP	6/13/2018	NAP	NAP	No	246,407	24,641	17,577	5,859	0
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	No	NAP	7/19/2018	NAP	NAP	No	104,038	17,340	18,800	2,350	331,951
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	No	NAP	8/27/2018	NAP	NAP	No	80,128	16,026	0	0	50,000
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	No	NAP	9/5/2018	NAP	NAP	No	0	0	877	417	0
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	No	NAP	8/10/2018	NAP	NAP	No	45,203	22,602	17,062	2,844	0
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	No	NAP	9/19/2018	NAP	NAP	No	0	0	0	0	0
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	No	NAP	9/5/2018	NAP	NAP	No	9,326	8,882	3,143	2,994	0
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	No	NAP	7/3/2018	NAP	NAP	No	32,100	4,013	3,770	943	0
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City	No	NAP	9/12/2018	NAP	NAP	No	6,855	3,427	4,739	592	20,000

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio	9,413	0	0	83,333	0	0	0	35,650	0
1.01	Property				55 Prospect Street
1.02	Property				117 Adams Street
1.03	Property				77 Sands Street
1.04	Property				81 Prospect Street
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio	13,429	0	0	0	0	0	0	3,125	0
2.01	Property				Liberty Center at Rio Salado
2.02	Property				8501 East Raintree Drive
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	8,500	0	1,773,407	0	2,000,000	0	0	0	0
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	3,859	0	750,000	10,290	1,250,000	0	0	0	0
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	112,601	0	0	0	0	0	0	38,500	0
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B	0	215,000	0	0	0	0	0	26,824	0
6.01	Property				630 Bergen Avenue
6.02	Property				19-25 Kensington Avenue
6.03	Property				9 Garrison Avenue
6.04	Property				47 Duncan Avenue
6.05	Property				225 Academy Street
6.06	Property				1531-1537 Kennedy Boulevard
6.07	Property				24-28 Belvidere Avenue
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I	11,755	0	0	31,752	0	0	0	16,194	0
7.01	Property				1515 Broad Street
7.02	Property				140 Centennial Avenue
7.03	Property				675 Central Avenue
7.04	Property				275 Centennial Avenue
7.05	Property				691 Central Avenue
7.06	Property				80 Kingsbridge Road
7.07	Property				20 Kingsbridge Road
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A	0	150,000	0	0	0	0	0	12,593	0
8.01	Property				37-39 Duncan Avenue
8.02	Property				2465 Kennedy Boulevard
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi	100,157	0	0	0	0	0	0	0	0
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio	1,619	0	0	0	0	0	0	14,625	0
10.01	Property				184 Noll Street
10.02	Property				286 Stanhope Street
10.03	Property				324 Melrose Street
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	11,277	0	23,914,655	0	0	0	0	0	0
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	0	75,000	800,000	0	600,000	0	0	0	0
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem	0	0	0	0	0	0	0	12,900	0
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	0	106,500	2,000,000	0	400,000	0	0	0	0
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	14,244	0	0	0	0	0	0	0	0
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	2,361	0	100,000	0	100,000	0	0	0	0
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	1,795	64,620	150,000	7,201	300,000	0	0	0	0
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio	2,539	0	0	0	0	0	0	0	0
18.01	Property				Advantage Climate Controlled Storage
18.02	Property				River Oaks Storage
18.03	Property				Storage at North 441
18.04	Property				Storage at Ocala
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews	16,792	0	0	0	0	0	0	0	0
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio	3,906	0	250,000	7,812	0	0	0	478,650	0
20.01	Property				Delaware Commerce Park
20.02	Property				34 Executive Drive
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	1,511	54,389	0	7,495	269,826	0	0	6,250	0
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	3,124	0	500,000	15,620	0	0	0	7,875	0
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments	6,250	0	0	0	0	0	0	0	0
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	2,313	0	450,000	11,004	0	0	0	24,475	0
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th	1,200	0	0	0	0	0	0	0	0
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	8,715	0	0	0	0	0	0	35,906	0
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area	13,542	0	0	0	0	0	0	0	0
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	1,908	0	0	11,924	429,247	0	0	13,500	0
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	0	15,000	80,000	0	33,000	0	0	0	0
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	0	0	0	0	0	0	0	0	0
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	2,126	76,527	150,000	8,503	0	0	0	31,215	0
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	2,354	0	0	0	0	0	0	0	0
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	1,411	0	275,000	5,644	275,000	0	0	0	0
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	785	0	0	426	0	0	0	0	0
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City	0	20,000	0	0	0	0	0	7,360	0

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio	0	0	17,015,442	0	Unfunded Obligations Reserve ($10,760,171); Free Rent Reserve ($5,904,411); Shadowbox Rent Reserve ($350,860)
1.01	Property				55 Prospect Street
1.02	Property				117 Adams Street
1.03	Property				77 Sands Street
1.04	Property				81 Prospect Street
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio	0	0	1,348,629	77,257	Unfunded Obligations Reserve ($1,161,769); Free Rent Reserve ($109,603.33); Ground Rent Reserve (Upfront: $77,257.14; Monthly: $77,257.14)
2.01	Property				Liberty Center at Rio Salado
2.02	Property				8501 East Raintree Drive
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	0	0	66,618	0	Free Rent Reserve
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	0	0	388,615	0	Tenant Obligations Reserve
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	0	0	304,461	0	Seasonality Reserve ($301,961); Comfort Letter Reserve ($2,500)
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B	0	0	0	0
6.01	Property				630 Bergen Avenue
6.02	Property				19-25 Kensington Avenue
6.03	Property				9 Garrison Avenue
6.04	Property				47 Duncan Avenue
6.05	Property				225 Academy Street
6.06	Property				1531-1537 Kennedy Boulevard
6.07	Property				24-28 Belvidere Avenue
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I	0	0	464,248	0	Free Rent Reserve
7.01	Property				1515 Broad Street
7.02	Property				140 Centennial Avenue
7.03	Property				675 Central Avenue
7.04	Property				275 Centennial Avenue
7.05	Property				691 Central Avenue
7.06	Property				80 Kingsbridge Road
7.07	Property				20 Kingsbridge Road
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A	0	0	0	0
8.01	Property				37-39 Duncan Avenue
8.02	Property				2465 Kennedy Boulevard
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi	0	0	1,300,000	0	Seasonality Reserve
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio	0	0	0	0
10.01	Property				184 Noll Street
10.02	Property				286 Stanhope Street
10.03	Property				324 Melrose Street
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	0	0	15,021,721	0	Rent Concession Reserve (Upfront: $15,021,721); Lease Sweep Funds (Monthly Springing: Excess Cash Flow); Debt Service Reserve (Monthly: Springing)
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	0	0	142,890	0	Free Rent Reserve
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem	0	0	1,778,460	0	Put Funds ($1,370,260); Seasonality Reserve ($325,000); State Put Funds ($83,200)
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	0	0	1,899,163	0	Occupancy Reserve ($1,000,000); Upfront Rollover Reserve ($571,380.96); Free Rent Reserve ($327,781.58)
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	0	0	0	0
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	0	0	37,260	0	Cricket TI Reserve ($28,500); Sprint Broker Reserve ($8,760.07)
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	0	0	111,412	0	Unfunded Obligations Reserve ($84,000); Free Rent Reserve ($20,642); Gap Rent Reserve ($6,770)
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio	0	0	250,000	0	Economic Holdback
18.01	Property				Advantage Climate Controlled Storage
18.02	Property				River Oaks Storage
18.03	Property				Storage at North 441
18.04	Property				Storage at Ocala
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews	0	0	770,000	0	PIP Reserve
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio	0	0	50,000	0	Excess Flood Insurance Reserve
20.01	Property				Delaware Commerce Park
20.02	Property				34 Executive Drive
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	0	0	471,434	0	Outstanding TI/LC Reserve ($362,190); Free Rent Reserve ($109,244)
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	0	0	379,002	0	Unfunded Obligations Reserve ($253,920); Gap Rent Reserve ($125,082.44)
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments	0	0	2,055,000	0	Planned CapEx Reserve
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	0	0	35,780	0	Rent Concession Reserve
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th	0	0	0	0
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	0	0	0	0
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area	0	0	22,015	0	PIP Reserve
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	0	0	138,090	0	Free Rent Reserve
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	0	0	0	0
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	0	0	0	0
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	0	0	14,018	0	Free Rent Reserve
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	0	0	0	0
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	0	0	0	0
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	0	0	51,092	0	Put Option Reserve ($47,000); Rent Step Reserve ($4,092)
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City	0	0	0	0

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio	RFR 117 Adams Owner LLC, RFR/K 117 Adams Owner LLC, KC 117 Adams Owner LLC, RFR 77 Sands Owner LLC, RFR/K 77 Sands Owner LLC, KC 77 Sands Owner LLC, RFR 55 Prospect Owner LLC, RFR/K 55 Prospect
Owner LLC, KC 55 Prospect Owner LLC, RFR 81 Prospect Owner LLC, RFR/K 81 Prospect Owner LLC and KC 81 Prospect Owner LLC
1.01	Property				55 Prospect Street
1.02	Property				117 Adams Street
1.03	Property				77 Sands Street
1.04	Property				81 Prospect Street
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio	RS Phoenix Portfolio LLC
2.01	Property				Liberty Center at Rio Salado
2.02	Property				8501 East Raintree Drive
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	Cambridge Acquisitions LLC, Cambridge Acquisitions 2 LLC, Cambridge Acquisitions 3 LLC and Cambridge Acquisitions 4 LLC
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	Rainier Woodlands Square Acquisitions, LLC
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	CP Buttes, LLC
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B	Journal Square Group LLC
6.01	Property				630 Bergen Avenue
6.02	Property				19-25 Kensington Avenue
6.03	Property				9 Garrison Avenue
6.04	Property				47 Duncan Avenue
6.05	Property				225 Academy Street
6.06	Property				1531-1537 Kennedy Boulevard
6.07	Property				24-28 Belvidere Avenue
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I	Kingsbridge 2005, LLC, Shelbourne Broad Street, LLC and 691 Central Avenue SPE LLC
7.01	Property				1515 Broad Street
7.02	Property				140 Centennial Avenue
7.03	Property				675 Central Avenue
7.04	Property				275 Centennial Avenue
7.05	Property				691 Central Avenue
7.06	Property				80 Kingsbridge Road
7.07	Property				20 Kingsbridge Road
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A	J City Group LLC
8.01	Property				37-39 Duncan Avenue
8.02	Property				2465 Kennedy Boulevard
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi	Golden Seahorse LLC
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio	324 Melrose Owner LLC, 286 Stanhope Owner LLC and 184 Noll Owner LLC
10.01	Property				184 Noll Street
10.02	Property				286 Stanhope Street
10.03	Property				324 Melrose Street
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	MT3 EFG Real Estate LLC
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	280 Riverwalk Development, LLC, 290 Riverwalk Development, LLC and 350 Riverwalk Development, LLC
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem	51 East Fourth Street Associates L.P.
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	3101 N Central, LLC
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	Sugarloaf Hotel Partners, LLC
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	Dillsburg Center LLC
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	Wash Fargo LLC
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio	CSGBSH HuntsvilleAL I, LLC, CSGBSH OcalaFL I, LLC, CSGBSH OcalaFL II, LLC and CSGBSH ROTX I, LLC
18.01	Property				Advantage Climate Controlled Storage
18.02	Property				River Oaks Storage
18.03	Property				Storage at North 441
18.04	Property				Storage at Ocala
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews	Pretium Clinton Suites, LLC
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio	Delaware Commerce Park, LLC and MME Danbury, LLC
20.01	Property				Delaware Commerce Park
20.02	Property				34 Executive Drive
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	Summit Heights SC, LLC
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	Acabay Riverside LP
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments	PPA 300, LLC
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	192 Lexington Avenue LLC
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th	Victory on 30th, LLC
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	Washington Complex LLC
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area	OGC Galleria Hotel, LP
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	Mika USA LLC
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	DJA Associates III LLC
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	Walmart Center TN LLC
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	2 Executive Holdings LLC
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	Ze Aiken OC Realty LLC
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	2600 Philmont Avenue Acquisition LLC
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	K Lofts, LLC
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City	Neptune Group LLC

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Delaware Statutory Trust? Y/N	Carve-out Guarantor
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio	No	Seryl Kushner, Aby Rosen and Michael Fuchs
1.01	Property				55 Prospect Street
1.02	Property				117 Adams Street
1.03	Property				77 Sands Street
1.04	Property				81 Prospect Street
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio	No	H25A, LLC
2.01	Property				Liberty Center at Rio Salado
2.02	Property				8501 East Raintree Drive
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	No	Yeheskel Frankel and 35 Oak Holdings Limited
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	No	J. Kenneth Dunn
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	No	Columbia Sussex Corporation and CSC Holdings, LLC
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B	No	Joseph Ehrman
6.01	Property				630 Bergen Avenue
6.02	Property				19-25 Kensington Avenue
6.03	Property				9 Garrison Avenue
6.04	Property				47 Duncan Avenue
6.05	Property				225 Academy Street
6.06	Property				1531-1537 Kennedy Boulevard
6.07	Property				24-28 Belvidere Avenue
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I	No	Barry Friedman and Benjamin Schlossberg
7.01	Property				1515 Broad Street
7.02	Property				140 Centennial Avenue
7.03	Property				675 Central Avenue
7.04	Property				275 Centennial Avenue
7.05	Property				691 Central Avenue
7.06	Property				80 Kingsbridge Road
7.07	Property				20 Kingsbridge Road
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A	No	Joseph Ehrman
8.01	Property				37-39 Duncan Avenue
8.02	Property				2465 Kennedy Boulevard
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi	No	Jubao Xie
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio	No	Marshall Kesten, James P. Wiseman and Jacob L. Sacks
10.01	Property				184 Noll Street
10.02	Property				286 Stanhope Street
10.03	Property				324 Melrose Street
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	No	Paul Guarantor LLC
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	No	Salvatore N. Lupoli
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem	No	Ronald L. Caplan
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	No	Andrew J. Segal
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	No	Alpesh Patel
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	No	Leo S. Ullman and Robert F. Whalen, Jr.
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	No	Amy Stevens and David Weinstein
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio	No	George Thacker, Lawrence Charles Kaplan and Richard Schontz
18.01	Property				Advantage Climate Controlled Storage
18.02	Property				River Oaks Storage
18.03	Property				Storage at North 441
18.04	Property				Storage at Ocala
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews	No	Civitas Pretium Fund, LP and Civitas Pretium Parallel Fund, LP
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio	No	Melvyn J. Powers and Mary P. Powers
20.01	Property				Delaware Commerce Park
20.02	Property				34 Executive Drive
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	No	Trevor Smith and Joshua Volen
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	No	Frank J. Motter
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments	No	Shawn Stafford
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	No	Justin Gorjian, Cobby Gorjian, Guidaon Gorjian Irrevocable Trust FBO Justin Gorjian and Guidaon Gorjian Irrevocable Trust FBO Cobby Gorjian
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th	No	Robert Champion; Robert and Marjorie Champion Trust
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	No	Chaim Simkowitz
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area	No	R. Hunter Goodwin and Casey M. Oldham
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	No	Maia Boulder LLC
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	No	Donald J. Anzalone and David J. Anzalone
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	No	Donald F. Shooster and Daniel H. Shooster
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	No	Paul Pollak
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	No	Michael Zacharias
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	No	Manilal Mathai and Daisy Manilal
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	No	Jacob V. Spellmeyer and Bryan D. Pereboom
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City	No	Joseph Ehrman

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Loan Purpose	Loan Amount (sources) ($)	Principal’s New Cash Contribution ($) (8)	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio	Refinance	180,000,000	0	300,000,000	0	480,000,000	426,141,538	0
1.01	Property				55 Prospect Street
1.02	Property				117 Adams Street
1.03	Property				77 Sands Street
1.04	Property				81 Prospect Street
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio	Acquisition	165,700,000	92,058,681	0	1,597,091	259,355,773	0	255,000,000
2.01	Property				Liberty Center at Rio Salado
2.02	Property				8501 East Raintree Drive
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	Acquisition	43,500,000	16,341,338	6,900,000	213,120	66,954,458	0	63,000,000
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	Acquisition	42,250,000	24,645,085	0	472,500	67,367,585	0	64,000,000
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	Refinance	65,500,000	0	0	0	65,500,000	49,770,127	0
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B	Refinance	33,855,066	0	0	0	33,855,066	20,559,969	0
6.01	Property				630 Bergen Avenue
6.02	Property				19-25 Kensington Avenue
6.03	Property				9 Garrison Avenue
6.04	Property				47 Duncan Avenue
6.05	Property				225 Academy Street
6.06	Property				1531-1537 Kennedy Boulevard
6.07	Property				24-28 Belvidere Avenue
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I	Refinance	93,000,000	0	0	0	93,000,000	75,292,988	0
7.01	Property				1515 Broad Street
7.02	Property				140 Centennial Avenue
7.03	Property				675 Central Avenue
7.04	Property				275 Centennial Avenue
7.05	Property				691 Central Avenue
7.06	Property				80 Kingsbridge Road
7.07	Property				20 Kingsbridge Road
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A	Refinance	27,224,423	0	0	0	27,224,423	17,995,387	0
8.01	Property				37-39 Duncan Avenue
8.02	Property				2465 Kennedy Boulevard
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi	Refinance	87,025,000	0	50,000,000	0	137,025,000	125,829,280	0
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio	Refinance	26,000,000	0	0	0	26,000,000	24,315,688	0
10.01	Property				184 Noll Street
10.02	Property				286 Stanhope Street
10.03	Property				324 Melrose Street
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	Refinance	284,000,000	0	216,000,000	0	500,000,000	321,129,945	0
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	Refinance	60,000,000	0	5,000,000	0	65,000,000	51,810,426	0
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem	Refinance	25,000,000	2,348,328	0	0	27,348,328	26,214,516	0
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	Recapitalization	22,800,000	0	0	0	22,800,000	0	0
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	Refinance	21,100,000	82,912	0	0	21,182,912	20,893,296	0
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	Acquisition	18,000,000	7,164,952	0	0	25,164,952	0	24,000,000
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	Acquisition	16,320,000	6,272,497	0	552,592	23,145,089	0	22,500,000
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio	Acquisition	15,600,000	6,391,932	0	0	21,991,932	0	21,417,500
18.01	Property				Advantage Climate Controlled Storage
18.02	Property				River Oaks Storage
18.03	Property				Storage at North 441
18.04	Property				Storage at Ocala
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews	Acquisition	15,512,500	6,555,800	0	203,402	22,271,702	0	20,125,000
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio	Refinance	38,000,000	377,998	7,000,000	0	45,377,998	42,149,946	0
20.01	Property				Delaware Commerce Park
20.02	Property				34 Executive Drive
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	Acquisition	15,000,000	5,569,521	0	350,000	20,919,521	0	20,000,000
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	Refinance	15,000,000	0	0	0	15,000,000	9,323,573	0
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments	Acquisition	14,140,000	17,344	0	5,327,593	19,484,937	0	16,550,000
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	Acquisition	60,000,000	32,223,755	0	660,638	92,884,393	0	89,000,000
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th	Refinance	13,500,000	0	0	305,000	13,805,000	7,799,421	0
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	Acquisition	13,300,000	8,407,101	0	0	21,707,101	0	20,250,000
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area	Acquisition	12,000,000	5,970,045	0	30,000	18,000,045	0	17,500,000
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	Acquisition	11,000,000	6,499,652	0	453,289	17,952,941	0	16,909,400
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	Refinance	7,500,000	0	0	0	7,500,000	5,725,558	0
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	Acquisition	7,100,000	4,288,878	0	35,000	11,423,878	0	11,100,000
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	Refinance	6,840,000	0	0	0	6,840,000	5,100,000	0
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	Acquisition	6,240,000	5,243,249	0	77,678	11,560,927	0	11,350,000
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	Acquisition	3,750,000	1,578,474	0	45,000	5,373,474	0	4,825,000
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	Refinance	2,666,000	331,800	0	0	2,997,800	2,729,851	0
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City	Refinance	1,920,511	0	0	0	1,920,511	1,342,577	0

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Closing Costs ($)	Reserves ($)	Principal Equity Distribution ($)	Other Uses ($)	Total Uses ($)	Lockbox	Cash Management
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio	5,453,243	17,880,451	30,524,768	0	480,000,000	Hard	In Place
1.01	Property				55 Prospect Street
1.02	Property				117 Adams Street
1.03	Property				77 Sands Street
1.04	Property				81 Prospect Street
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio	2,896,463	1,459,309	0	0	259,355,773	Hard	Springing
2.01	Property				Liberty Center at Rio Salado
2.02	Property				8501 East Raintree Drive
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	1,942,528	2,011,931	0	0	66,954,458	Hard	In Place
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	1,883,573	1,484,012	0	0	67,367,585	Springing	Springing
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	1,516,574	499,421	13,713,878	0	65,500,000	Hard	Springing
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B	774,901	392,260	12,127,937	0	33,855,066	Springing	Springing
6.01	Property				630 Bergen Avenue
6.02	Property				19-25 Kensington Avenue
6.03	Property				9 Garrison Avenue
6.04	Property				47 Duncan Avenue
6.05	Property				225 Academy Street
6.06	Property				1531-1537 Kennedy Boulevard
6.07	Property				24-28 Belvidere Avenue
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I	1,552,335	1,124,732	13,004,945	2,025,000	93,000,000	Soft	Springing
7.01	Property				1515 Broad Street
7.02	Property				140 Centennial Avenue
7.03	Property				675 Central Avenue
7.04	Property				275 Centennial Avenue
7.05	Property				691 Central Avenue
7.06	Property				80 Kingsbridge Road
7.07	Property				20 Kingsbridge Road
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A	693,622	291,309	8,244,105	0	27,224,423	Springing	Springing
8.01	Property				37-39 Duncan Avenue
8.02	Property				2465 Kennedy Boulevard
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi	3,802,714	3,106,754	4,286,252	0	137,025,000	Hard	In Place
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio	654,369	42,050	987,894	0	26,000,000	Springing	Springing
10.01	Property				184 Noll Street
10.02	Property				286 Stanhope Street
10.03	Property				324 Melrose Street
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	7,185,260	40,709,070	130,975,725	0	500,000,000	Hard	In Place
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	585,239	1,062,890	11,541,445	0	65,000,000	Springing	Springing
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem	648,747	485,065	0	0	27,348,328	Hard	In Place
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	387,175	4,560,513	17,852,313	0	22,800,000	Springing	Springing
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	252,129	37,486	0	0	21,182,912	Springing	Springing
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	956,623	137,260	0	71,069	25,164,952	Springing	Springing
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	362,977	282,112	0	0	23,145,089	Hard	Springing
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio	199,434	374,998	0	0	21,991,932	Springing	Springing
18.01	Property				Advantage Climate Controlled Storage
18.02	Property				River Oaks Storage
18.03	Property				Storage at North 441
18.04	Property				Storage at Ocala
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews	1,266,682	880,019	0	0	22,271,702	Hard	Springing
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio	1,141,665	898,887	0	1,187,500	45,377,998	Soft	In Place
20.01	Property				Delaware Commerce Park
20.02	Property				34 Executive Drive
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	279,414	640,107	0	0	20,919,521	Springing	Springing
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	296,161	1,357,892	4,022,373	0	15,000,000	Hard	Springing
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments	618,780	2,204,682	0	111,475	19,484,937	Springing	Springing
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	2,387,511	1,496,882	0	0	92,884,393	Hard	Springing
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th	1,727,079	40,268	4,238,233	0	13,805,000	Springing	Springing
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	529,893	392,850	0	534,358	21,707,101	Hard	In Place
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area	214,046	285,999	0	0	18,000,045	Springing	Springing
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	437,161	606,380	0	0	17,952,941	Springing	Springing
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	190,059	210,128	1,374,255	0	7,500,000	Springing	Springing
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	323,001	877	0	0	11,423,878	Hard	Springing
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	317,433	257,499	1,165,068	0	6,840,000	Hard	Springing
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	210,927	0	0	0	11,560,927	Springing	Springing
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	261,005	287,469	0	0	5,373,474	Springing	Springing
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	180,986	86,963	0	0	2,997,800	Springing	Springing
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City	135,947	38,954	403,033	0	1,920,511	Springing	Springing

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Cash Management Triggers	Ground Lease Y/N	Ground Lease Expiration Date
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio	(i) the occurrence of an Event of Default or a Mezzanine Loan Event of Default, (ii) Total Loan DSCR is less than 1.05x on or prior to 9/5/2020, or 1.10x thereafter, (iii) the occurrence of a Specified Tenant Trigger Period	No
1.01	Property				55 Prospect Street		No
1.02	Property				117 Adams Street		No
1.03	Property				77 Sands Street		No
1.04	Property				81 Prospect Street		No
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period	Various
2.01	Property				Liberty Center at Rio Salado		Yes	Various
2.02	Property				8501 East Raintree Drive		No
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center	(i) the occurrence of an Event of Default, (ii) Total Loan DSCR is less than 1.10x, (iii) the occurrence of a Specified Tenant Trigger Period	No
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.15x, (iv) a Critical Tenant Trigger Event	No
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Manager, (iii) Debt Yield is less than 8.25%, (iv) the occurrence of a Franchise Agreement Trigger Event, (v) the occurrence of a Franchise Renewal Trigger Event	Yes	12/31/2074
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x	No
6.01	Property				630 Bergen Avenue		No
6.02	Property				19-25 Kensington Avenue		No
6.03	Property				9 Garrison Avenue		No
6.04	Property				47 Duncan Avenue		No
6.05	Property				225 Academy Street		No
6.06	Property				1531-1537 Kennedy Boulevard		No
6.07	Property				24-28 Belvidere Avenue		No
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Principal, Guarantor or Manager, (iii) DSCR is less than 1.20x, (iv) the occurrence of a Primary Tenant Cash Trap Period	No
7.01	Property				1515 Broad Street		No
7.02	Property				140 Centennial Avenue		No
7.03	Property				675 Central Avenue		No
7.04	Property				275 Centennial Avenue		No
7.05	Property				691 Central Avenue		No
7.06	Property				80 Kingsbridge Road		No
7.07	Property				20 Kingsbridge Road		No
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x	No
8.01	Property				37-39 Duncan Avenue		No
8.02	Property				2465 Kennedy Boulevard		No
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi	(i) the occurrence of an Event of Default, (ii) the occurrence of an Event of Default under the Management Agreement, (iii) DSCR is less than 1.20x, (iv) the delivery of notice by Franchisor or Manager of any breach or default that permits the Franchisor or Manager to terminate the Franchise or Management Agreement	No
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.25%	No
10.01	Property				184 Noll Street		No
10.02	Property				286 Stanhope Street		No
10.03	Property				324 Melrose Street		No
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G	(i) the occurrence of an Event of Default, (ii) Whole Loan DSCR is less than 2.90x, (iii) Total Loan DSCR is less than 1.35x, (iv) Mezzanine Loan Default, (v) the occurrence of a Lease Sweep Period	No
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II	(i) the occurrence of an Event of Default or a Mezzanine Loan Event of Default, (ii) the occurrence of Bankruptcy Action of any Borrower, Principal, Guarantor or Manager, (iii) DSCR is less than 1.15x, (iv) the occurrence of a Lease Trigger Period	No
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Management Agreement Trigger Event, (iv) the delivery of notice by Franchisor or Manager of any breach or default that permits the Franchisor or Manager to terminate the Franchise or Management Agreement	No
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of an Event of Default under the Management Agreement	No
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Manager, (iii) DSCR is less than 1.25x, (iv) the occurrence of a Franchise Agreement Trigger Period	No
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.50%, (iii) the occurrence of a Specified Tenant Trigger Period, (iv) the closing of future Subordinate Mezzanine Loan	No
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period	No
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x	No
18.01	Property				Advantage Climate Controlled Storage		No
18.02	Property				River Oaks Storage		No
18.03	Property				Storage at North 441		No
18.04	Property				Storage at Ocala		No
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Franchise Agreement Trigger Period, (iv) the occurrence of a Franchise Renewal Trigger Event	No
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.07x, (iii) the occurrence of a Specified Tenant Trigger Period	No
20.01	Property				Delaware Commerce Park		No
20.02	Property				34 Executive Drive		No
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.20x, (iv) the occurrence of a Critical Tenant Trigger Event	No
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period	No
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x	No
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x	No
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Guarantor or Manager	No
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.50%, (iii) the occurrence of a Specified Tenant Trigger Period	No
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.25x, (iv) the occurrence of a Franchise Trigger Event	No
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period	No
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 8.00%	No
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee	(i) the occurrence of an Event of Default, (ii) Borrower’s second failure in any consecutive 12 month period to pay monthly debt service on a payment date, (iii) Bankruptcy Action of Borrower, Guarantor or Manager, (iv) DSCR is less than 1.15x, (v) Critical Tenant Trigger Event	No
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.35x, (iii) the occurrence of a Specified Tenant Trigger Period	No
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period	No
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza	(i) the occurrence of an Event of Default, (ii) Borrower’s second failure in any consecutive 12 month period to pay monthly debt service on a payment date, (iii) Bankruptcy Action of Borrower, Guarantor or Manager, (iv) DSCR is less than 1.25x, (v) the occurrence of a Critical Tenant Trigger Event	No
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats	(i) the occurrence of an Event of Default, (ii) the occurrence of an Event of Default under the Management Agreement, (iii) DSCR is less than 1.20x, (iv) the occurrence of a Cash Sweep Significant Tenant Trigger Event	No
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x	No

CGCMT 2018-C6

Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Annual Ground Lease Payment ($)	Franchise Agreement Expiration	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
1	Loan	9, 10, 11, 12, 13	CREFI	Citi Real Estate Funding Inc.	DUMBO Heights Portfolio			110,000,000.00	145,000,000.00	5.40000%	155,000,000	6.37742%	Yes	1
1.01	Property				55 Prospect Street								Yes	1.01
1.02	Property				117 Adams Street								Yes	1.02
1.03	Property				77 Sands Street								Yes	1.03
1.04	Property				81 Prospect Street								Yes	1.04
2	Loan	9, 14, 15, 16, 17, 18, 19, 20	CREFI/CCRE	Citi Real Estate Funding Inc., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P.	Liberty Portfolio			112,850,000.00					Yes	2
2.01	Property				Liberty Center at Rio Salado	882,940							Yes	2.01
2.02	Property				8501 East Raintree Drive								Yes	2.02
3	Loan	21, 22	CREFI	Citi Real Estate Funding Inc.	Cambridge Corporate Center						6,900,000	10.75000%	Yes	3
4	Loan	23	RMF	Rialto Mortgage Finance, LLC	Woodlands Square								Yes	4
5	Loan	9, 24, 25, 26	CREFI	Citi Real Estate Funding Inc.	Phoenix Marriott Tempe at the Buttes	876,565	10/12/2036	24,944,572.85					Yes	5
6	Loan	27	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group B								Yes	6
6.01	Property				630 Bergen Avenue								Yes	6.01
6.02	Property				19-25 Kensington Avenue								Yes	6.02
6.03	Property				9 Garrison Avenue								Yes	6.03
6.04	Property				47 Duncan Avenue								Yes	6.04
6.05	Property				225 Academy Street								Yes	6.05
6.06	Property				1531-1537 Kennedy Boulevard								Yes	6.06
6.07	Property				24-28 Belvidere Avenue								Yes	6.07
7	Loan	9, 28, 29, 30, 31	CREFI	Cantor Commercial Real Estate Lending, L.P.	Shelbourne Global Portfolio I			63,000,000.00					Yes	7
7.01	Property				1515 Broad Street								Yes	7.01
7.02	Property				140 Centennial Avenue								Yes	7.02
7.03	Property				675 Central Avenue								Yes	7.03
7.04	Property				275 Centennial Avenue								Yes	7.04
7.05	Property				691 Central Avenue								Yes	7.05
7.06	Property				80 Kingsbridge Road								Yes	7.06
7.07	Property				20 Kingsbridge Road								Yes	7.07
8	Loan	32	CREFI	Citi Real Estate Funding Inc.	Optimum Portfolio - Group A								Yes	8
8.01	Property				37-39 Duncan Avenue								Yes	8.01
8.02	Property				2465 Kennedy Boulevard								Yes	8.02
9	Loan	9, 33, 34, 35	LCF	Ladder Capital Finance LLC	Holiday Inn FiDi		10/15/2034	60,000,000.00	50,000,000.00	5.50000%			Yes	9
10	Loan	36	CREFI	Citi Real Estate Funding Inc.	Cayuga Capital Bushwick Portfolio								Yes	10
10.01	Property				184 Noll Street								Yes	10.01
10.02	Property				286 Stanhope Street								Yes	10.02
10.03	Property				324 Melrose Street								Yes	10.03
11	Loan	9, 37, 38, 39, 40, 41, 42, 43	CCRE	Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company	Moffett Towers - Buildings E,F,G			259,000,000.00			216,000,000	6.01528%	Yes	11
12	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Riverwalk II			35,000,000.00			5,000,000	9.00000%	Yes	12
13	Loan	52, 53, 54	LCF	Ladder Capital Finance LLC	Kimpton Cardinal Hotel Winston-Salem		12/31/2026						Yes	13
14	Loan	55, 56, 57, 58	LCF	Ladder Capital Finance LLC	3101 North Central								Yes	14
15	Loan	59, 60	CREFI	Citi Real Estate Funding Inc.	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf		12/31/2037						Yes	15
16	Loan	61	CREFI	Citi Real Estate Funding Inc.	Dillsburg Shopping Center								Yes	16
17	Loan	62	CREFI	Citi Real Estate Funding Inc.	Connexion								Yes	17
18	Loan	63, 64	CREFI	Citi Real Estate Funding Inc.	CityLine XV Portfolio								Yes	18
18.01	Property				Advantage Climate Controlled Storage								Yes	18.01
18.02	Property				River Oaks Storage								Yes	18.02
18.03	Property				Storage at North 441								Yes	18.03
18.04	Property				Storage at Ocala								Yes	18.04
19	Loan	65, 66	CREFI	Citi Real Estate Funding Inc.	TownePlace Suites Clinton at Joint Base Andrews		10/24/2033						Yes	19
20	Loan	9, 67, 68, 69, 70, 71	CREFI	Argentic Real Estate Finance LLC, Citi Real Estate Funding Inc.	Danbury Commerce Portfolio			22,800,000.00			7,000,000	10.00000%	Yes	20
20.01	Property				Delaware Commerce Park								Yes	20.01
20.02	Property				34 Executive Drive								Yes	20.02
21	Loan	72, 73	RMF	Rialto Mortgage Finance, LLC	Summit Heights Gateway								Yes	21
22	Loan	74, 75	CREFI	Citi Real Estate Funding Inc.	Riverside Office Center								Yes	22
23	Loan	76	CREFI	Citi Real Estate Funding Inc.	Pennbrook Apartments								Yes	23
24	Loan	9, 77, 78, 79, 80	CREFI	Citi Real Estate Funding Inc.	192 Lexington Avenue			46,000,000.00					Yes	24
25	Loan	81, 82	RMF	Rialto Mortgage Finance, LLC	Victory on 30th								Yes	25
26	Loan		CREFI	Citi Real Estate Funding Inc.	New York State OCFS Headquarters								Yes	26
27	Loan	83	RMF	Rialto Mortgage Finance, LLC	TownePlace Suites Houston - Galleria Area		10/3/2038						Yes	27
28	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Cotton Center I								Yes	28
29	Loan	86, 87	CREFI	Citi Real Estate Funding Inc.	Terrace Plaza								Yes	29
30	Loan	88	RMF	Rialto Mortgage Finance, LLC	Walmart Supercenter Tennessee								Yes	30
31	Loan	89, 90, 91	CREFI	Citi Real Estate Funding Inc.	2 Executive Campus								Yes	31
32	Loan		CREFI	Citi Real Estate Funding Inc.	Owens Corning								Yes	32
33	Loan	92, 93, 94, 95	RMF	Rialto Mortgage Finance, LLC	Fairway Plaza								Yes	33
34	Loan	96, 97, 98	LCF	Ladder Capital Finance LLC	Mulberry Flats								Yes	34
35	Loan	99, 100	CREFI	Citi Real Estate Funding Inc.	Optimum Multifamily - Jersey City								Yes	35

Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The monthly debt service shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date / ARD.

(4)	Mortgage Loans secured by multiple Mortgaged Properties may be the subject of partial prepayments in connection with the release of one or more related Mortgaged Properties, notwithstanding that any such Mortgage Loan is in a prepayment lockout period and/or a defeasance period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” for a description of partial release provisions with respect to certain of the Mortgage Loans.

(5)	Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(6)	Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(7)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(8)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(9)	The Cut-off Date Balance ($) reflects only the Mortgage Loan included in the Issuing Entity (which may be evidenced by one or more promissory notes); however, such Mortgage Loan is part of a Loan Combination comprised of such Mortgage Loan and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by one or more separate promissory notes. With respect to each such Mortgage Loan that is part of a Loan Combination, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations include any related Pari Passu Companion Loan(s) but exclude any related Subordinate Companion Loan. See “Description of the Mortgage Pool—The Loan Combinations” in the Prospectus for more information regarding the Loan Combination(s).

(10)	The increase from Most Recent NOI (if past 2017) ($) to Underwritten Net Operating Income ($) is primarily attributable to new leasing and the burn off of rent concessions associated with leasing up the DUMBO Heights Portfolio Properties post-renovation. All outstanding free rent, gap rent, and unfunded landlord obligations were reserved by the lender at origination.

(11)	The lockout period will be at least 27 payment dates beginning with and including the first payment date of October 6, 2018. Defeasance of the full $325.0 million DUMBO Heights Portfolio Loan Combination is permitted after the date that is earlier to occur of (i) August 30, 2021 and (ii) two years after the date of the securitization of the last portion of the DUMBO Heights Portfolio Loan Combination. The assumed lockout period of 27 payments is based on the expected CGCMT 2018-C6 securitization closing date in December 2018. The actual lockout period may be longer.

(12)	The DUMBO Heights Portfolio Loan Combination is structured with $300,000,000 of subordinate debt which consists of two B notes with an aggregate original principal balance equal to $145,000,000 with a 5.40000% coupon, a mezzanine A loan with an original principal balance equal to $80,000,000 with a 5.70000% coupon and a mezzanine B loan with an original principal balance equal to $75,000,000 with a 7.10000% coupon, all of which are full term interest only and are co-terminous with the senior mortgage loan.

(13)	The Largest Tenant at the 55 Prospect Street Mortgaged Property, 2U, has 26,500 SF of must-take space (with a final must-take date of December 15, 2020) and the Second Largest Tenant at the 55 Prospect Street Mortgaged Property, Etsy, has 26,500 SF of must-take space (with a final must-take date of January 1, 2019). Etsy and 2U both have no contraction or termination options under their respective leases.

(14)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of November 6, 2018. Defeasance of the full $165.7 million Liberty Portfolio Loan Combination is permitted after the date that is earlier to occur of (i) September 26, 2021 and (ii) two years after the date of the securitization of the last portion of the Liberty Portfolio Loan Combination. The assumed lockout period of 26 payments is based on the expected CGCMT 2018-C6 securitization closing date in December 2018. The actual lockout period may be longer.

(15)	The Liberty Center at Rio Salado Property is encumbered by a patent from the United States Government which prohibits residential use of the Liberty Center at Rio Salado Property. Violation of this no-residential-use restriction would result in a reversion of title to the United States Government.

(16)	The four buildings at the Liberty Center at Rio Salado Property receive a 50% real estate tax abatement for eight years commencing on the respective certificate of occupancy date for each building through a Government Property Lease Excise Tax (“GPLET”) abatement with the Arizona Department of Revenue and the City of Tempe. In lieu of paying real estate taxes, the borrower pays to the Arizona Department of Revenue and the City of Tempe, in the form of rent, 50% of what the respective buildings’ real estate taxes otherwise would have been (2018 rent due under the GPLET abatement for the four buildings located at the Liberty Center at Rio Salado Property was equal to $882,940). The borrower has a leasehold interest in each of the buildings located at the Liberty Center at Rio Salado Property, which are subject to the GPLET abatement until expiration of the underlying lease, at which point title in the fee interest will automatically vest in the borrower. The GPLET expires at each building as follows: (i) 1850 West Rio Salado Parkway expires on October 29, 2022, (ii) 1870 West Rio Salado Parkway expires on February 14, 2026, (iii) 1910 West Rio Salado Parkway expires on July 7, 2023, and (iv) 1930 West Rio Salado Parkway expires on September 27, 2024.

(17)	The Largest Tenant at the Liberty Center at Rio Salado Property, Centene Management Company, LLC, leases 236,131 SF through January 31, 2028 in the 1870 West Rio Salado Parkway building, 77,867 SF through January 22, 2028 in the 1850 West Rio Salado Parkway building and 38,990 SF through December 31, 2028 in the 1910 West Rio Salado Parkway building.

(18)	The Fifth Largest Tenant at the Liberty Center at Rio Salado Property, DriveTime Automotive Group, Inc., subleases its 65,889 SF of space to Carvana, LLC. The sublease is co-terminous with, and requires the same rent, as the original DriveTime Automotive Group, Inc. lease. In total, Carvana, LLC occupies 135,663 SF at the 1930 West Rio Salado Parkway building.

(19)	The Ongoing Monthly TI/LC Reserve ($) for the related Mortgage Loan is springing and only collected upon the occurrence of a Specified Tenant Trigger Period (as defined in the Mortgage Loan documents). The relevant Specified Tenants under the related Mortgage Loan documents are (i) Centene Management Company, LLC, (ii) The Vanguard Group, Inc., and/or (iii) any tenant (together with its affiliates, including lease guarantors) that either (A) accounts for 25% or more of the total rental income for the Mortgaged Properties or (B) demises 25% or more of the Mortgaged Properties’ gross leasable area.

(20)	The lender was not provided with a full TTM operating statement, therefore the most recent cash flows are based on the annualized 7-month period of January 2018 to July 2018.

(21)	On each monthly payment date, the borrower is required to make deposits of $29,249 into the TI/LC reserve account if the TI/LC reserve account balance falls below $1,500,000.

(22)	The Largest Tenant, Red Ventures, has a one-time right to terminate its lease on July 31, 2023 with 270 days’ written notice and payment of a termination fee equal to $2,957,126. The Fifth Largest Tenant, City of Charlotte may terminate its lease effective 12 months after the landlord’s receipt of notice and tenant’s payment for unamortized landlord work at the January 1, 2014 renewal.

(23)	Underwritten Net Operating Income ($) increased more than 10% compared to Most Recent NOI (if past 2017) ($) because the Mortgaged Property underwent significant renovation in 2017, which resulted in a total of eight new leases (Earth Fare; PetSmart; Ulta Salon, Cosmetics & Fragrance; Five Below; Shaker & Peel; Kids Park; Amazing Lash; and My Greek Corner, Mediterranean Restaurant), accounting for approximately 23.4% total net rentable area.

(24)	The Mortgaged Property is subject to a ground lease with the City of Tempe that expires on December 31, 2074; provided, that if either (a) at any time prior to January 27, 2019 the $3.0 million extension fee paid to the ground lessor by the borrower’s predecessor in interest is rescinded and not repaid by the borrower or (b) the borrower fails to expend the remaining $658,234 of capital expenditure funds in accordance with the ground lease, subject to the lender’s cure rights, the expiration of the ground lease shall be September 30, 2044. Annual ground rent is the greater of (i) the minimum annual rent (subject to annual CPI increases capped at 6.0%) and (ii) 3.5% of gross rooms revenue and (ii) 1.5% of gross food and beverage revenue. For lease years beginning on or after January 1, 2025, the fee structure for annual ground rent increases to (i) 3.75% of gross rooms revenue and 1.75% of gross food and beverage revenue. Finally, for lease years beginning on and after January 1, 2044, the fee structure for annual ground rent increases to (i) 4.0% of gross rooms revenue and (ii) 2.0% of gross food and beverage revenue. As of the July 2018 TTM, annual ground rent at the subject was $876,565, which equated to 3.2% of TGR. The tenant must also pay a municipal service fee (“MSF”), which is calculated as $200 per room per year with 1984 as the base year. The MSF is adjusted for increases in CPI, which is also capped at 6% per year.

(25)	On each monthly payment date commencing in January 2019, the borrower is required to deposit an amount determined by the lender and equal to 110% of the quotient of (x) the aggregate negative monthly amounts for the 12 month period divided by (y) the number of months for which there is no negative monthly amount, based on the then current seasonality annual budget to be adjusted annually on February 1st of each calendar year by the lender.

(26)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of November 6, 2018. Defeasance of the full $65.5 million Phoenix Marriott Tempe at the Buttes Loan Combination is permitted after the date that is earlier to occur of (i) September 20, 2022 and (ii) two years after the date of the securitization of the last portion of the Phoenix Marriott Tempe at the Buttes Loan Combination. The assumed lockout period of 26 payments is based on the expected CGCMT 2018-C6 securitization closing date in December 2018. The actual lockout period may be longer.

(27)	At origination the borrower deposited $215,000 into the replacement reserve account. If the balance falls below $215,000, the borrower is required to make monthly deposits of $8,600 into the replacement reserve account.

(28)	The Largest Tenant at the 1515 Broad Street Mortgaged Property, Lummus Technologies, subleases 32,105 SF of its space to Acosta Foodservices Inc.

(29)	The Third Largest Tenant at the Mortgaged Property, Cablevision, leases 56,150 SF and 14,218 SF at the 275 Centennial Avenue and 80 Kingsbridge Road properties, respectively.

(30)	The Second Largest Tenant at the 1515 Broad Street Mortgaged Property, Universal Technical Institute, which represents 38.8% of the net rentable area at the Mortgaged Property, has taken occupancy of its space but does not commence paying rent until January 2019. At origination, the borrower deposited approximately $464,248 with the lender in connection with such free rent period.

(31)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of November 6, 2018. Defeasance of the full $93.0 million Shelbourne Global Portfolio I Loan Combination is permitted after the date that is earlier to occur of (i) November 6, 2022 and (ii) two years after the date of the securitization of the last portion of the Shelbourne Global Portfolio I Loan Combination. The assumed lockout period of 26 payments is based on the expected CGCMT 2018-C6 securitization closing date in December 2018. The actual lockout period may be longer.

(32)	At origination the borrower deposited $150,000 into the replacement reserve account. If the balance falls below $150,000, the borrower is required to make monthly deposits of $6,120 into the replacement reserve account.

(33)	At origination, the borrower deposited $1,300,000 into the seasonality reserve to fund any shortfall during the months of January and February. If the borrower draws on the seasonality reserve during the months of January and February, a cash flow sweep will commence in March and will end when the seasonality reserve balance reaches the seasonality reserve cap of $1,300,000. If the seasonality reserve cap has not been established by December of any given year, the borrower must deposit the shortfall by the December payment date.

(34)	On each monthly payment date, the related borrower is required to deposit into an FF&E reserve account an amount equal to 1/12th of 2.0% of annual gross revenues from October 6, 2018 until October 6, 2019, 1/12th of 3.0% of annual gross revenues from October 6, 2019 until October 6, 2020 and 1/12th of 4.0% of annual gross revenues thereafter.

(35)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of November 6, 2018. Defeasance of the full $137.0 million Holiday Inn FiDi Loan Combination is permitted after the date that is earlier to occur of (i) September 18, 2021 and (ii) two years after the date of the securitization of the last portion of the Holiday Inn FiDi Loan Combination. The assumed lockout period of 26 payments is based on the expected CGCMT 2018-C6 securitization closing date in December 2018. The actual lockout period may be longer.

(36)	The Mortgaged Property is comprised of 63 residential units and 11,150 SF of ground floor retail space (6,750 SF at the 286 Stanhope Street property and 4,400 SF at the 184 Noll Street property). Apartment rental income accounts for 84.8% of Underwritten EGI and retail rental income accounts for 15.2% of Underwritten EGI.

(37)	The Appraised Value reflects a “prospective market value upon stabilization” which assumes that HP vacates its space from September 2018 through March 2023, in phases. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Appraised Value ($) of $705,800,000. The “As-is” appraised value is $646,700,000 as of July 30, 2018 equating to a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 43.9% and 43.9%, respectively, for the

Moffett Towers – Buildings E,F,G Loan Combination balance of $284,000,000, and a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 77.3% and 77.3%, respectively, for the total debt balance of $500,000,000. In addition, the appraiser concluded a “hypothetical go dark” appraised value of $504,200,000 as of July 30, 2018, equating to a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 56.3% and 56.3%, respectively, for the Moffett Towers – Buildings E,F,G Loan Combination and a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 99.2% and 99.2%, respectively, for the total debt.

(38)	The lockout period will be at least 24 payment dates beginning with and including the November 2018 payment date. For the purposes of the Prospectus, the assumed lockout period of 24 months is based on the expected CGCMT 2018-C6 securitization closing date in December 2018. Defeasance of the full $284.0 million Moffett Towers – Buildings E,F,G Loan Combination is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that holds the last portion of the Moffett Towers - Buildings E,F,G Loan Combination to be securitized and (ii) September 7, 2021 (the “REMIC Prohibition Period”). The borrower is also permitted to prepay the Moffett Towers Buildings – E,F,G Loan Combination on or after the payment date in November 2020 with a payment of a yield maintenance premium. The assumed defeasance lockout period of 26 payments is based on the expected CGCMT 2018-C6 securitization closing date in December 2018. The actual lockout period may be longer.

(39)	The borrowers may obtain the release of a portion of the Mortgaged Property in connection with a partial prepayment, subject to the satisfaction of conditions set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Prepayment” in the Prospectus.

(40)	The Underwritten Net Operating Income ($) is over 10% higher than Most Recent NOI (if past 2017) ($). The increase from Most Recent NOI (if past 2017) ($) to Underwritten NOI ($) is primarily from agreements with the Sole Tenant, Amazon, to occupy certain space currently occupied by HP. The new leases make up 63.8% of annual rent and 58.2% of NRA.

(41)	The Largest Tenant, Amazon, leases 452,106 SF within Buildings F and G, with an expiration date of June 30, 2030, and 224,492 SF within Building E with an expiration date of February 28, 2024.

(42)	Other than with respect to a lease sweep period triggered or continuing due to the trigger event described in clause (i)(e) of “Lease Sweep Period” (i.e., due to a lease sweep tenant party insolvency proceeding), the borrower has the option of preventing the commencement of a lease sweep period (or, if already triggered, terminating such lease sweep period) by delivering to the lender a letter of credit in a face value amount equal to the applicable “Lease Sweep And Debt Service Reserve Cap.”

(43)	Mezzanine Debt consists of a $150,000,000 mezzanine A loan and a $66,000,000 mezzanine B loan. The mezzanine A loan has a 5.67000% coupon and the mezzanine B loan has a 6.80000% coupon (collectively, the “Moffett Towers - Buildings E, F, G Mezzanine Loans”). The Moffett Towers – Buildings E,F,G Mezzanine Loans are interest-only for the full term of the loans and have stated maturity dates that are coterminous with the Moffett Towers – Buildings E,F,G Loan Combination.

(44)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of December 6, 2018. Defeasance of the full $60.0 million Riverwalk II Loan Combination is permitted after the date that is earlier to occur of (i) December 6, 2021 and (ii) two years after the date of the securitization of the last portion of the Riverwalk II Loan Combination. The assumed lockout period of 25 months is based on the expected CGCMT 2018-C6 securitization closing date in December 2018. The actual lockout period may be longer.

(45)	Approximately 11.0% of NRA is leased to affiliates of the borrower sponsor. In addition to Lupoli Companies (8.3% of NRA), two other tenants, Flow Fitness (1.8% of NRA) and Jenet (0.8% of NRA), are leased to affiliates of the borrower sponsor.

(46)	NxStage Medical, Inc. has been a tenant at the Riverwalk II Property since July 2012 and has a lease expiration on May 31, 2023 with two, five-year renewal options remaining. Per the terms of its lease, NxStage Medical, Inc. may terminate its lease with 12 months prior notice.

(47)	The Fifth Largest Tenant at the Mortgaged Property, Mentor, may terminate its lease at any time after the expiration of the 60th month of the lease term with nine months written notice and a termination fee subject to the terms of its lease.

(48)	The Fifth Largest Tenant at the Mortgaged Property, Mentor, executed a seven-year lease in December 2017 and is expected to take occupancy of the space by January 1, 2019 and commence paying rent on May 1, 2019. At closing, the borrower deposited $141,390 into a free rent reserve associated with such free rent.

(49)	The properties comprising the Mortgaged Property were either developed or recently renovated in 2014. The increase from Most Recent NOI (if past 2017) ($) to Underwritten Net Operating Income ($) is primarily due to the lease up of the Riverwalk II Property. During the lease up period (from 2014-2017), additional square footage came on-line at the Riverwalk II Property as renovations were completed and space leased. As such, historical occupancy and historical cash flows are not available.

(50)	The Riverwalk II Loan Combination is recourse to the guarantor, Salvatore N. Lupoli for $6,000,000 until such time as (a) the NxStage Medical, Inc. lease has been renewed to extend at least two years beyond the Riverwalk II Loan Combination term, (b) the space occupied by NxStage Medical, Inc. has been re-leased pursuant to an acceptable replacement lease, or (c) the property occupied by NxStage Medical, Inc. has been released pursuant to a partial defeasance event pursuant to the loan documents.

(51)	At origination, the borrower deposited $800,000 for future tenant improvements and leasing commissions into a rollover reserve account and $120,000 into a replacement reserve account. In addition, the borrower is required to escrow monthly, (i) a tenant improvements and leasing commissions reserve of $22,464, in the event that the tenant improvement and leasing commissions account contains less than $400,000, subject to a cap of $600,000 and (ii) a replacement reserve of $4,423, in the event that the balance of the replacement reserve account is less than $50,000, subject to a cap of $75,000.

(52)	At origination, the borrower deposited $325,000 into the seasonality reserve to fund shortfalls during the months of December, January, February, March, and July, the seasonal months for the Mortgaged Property. The seasonality reserve can only be used to fund shortfalls in seasonal months. On each monthly payment date during the non-seasonal months the borrower will be required to deposit the lesser of (i) 25% of $325,000 (the “Seasonality Cap”) and (ii) all gross revenue of the immediately preceding calendar month until the Seasonality Cap is reached. In the event the seasonality reserve does not equal the Seasonality Cap by the September 6th payment date of each year, then all excess cash flow will be swept and the Seasonality Cap will be required to be reached by the November 6th payment date of such calendar year.

(53)	FF&E reserves will be suspended for so long as the hotel operating agreement (the “Kimpton Agreement”) remains in full force and effect, Kimpton is reserving and paying for the replacement of FF&E in accordance with the Kimpton Agreement and no default is continuing under the Kimpton Agreement. In the event the foregoing conditions are not met, on each monthly payment date, the related borrower is required to deposit into an FF&E reserve account an amount equal to the greater of (i) 1/12th of 4.0% of annual gross revenues projected in the then effective approved annual budget, (ii) 1/12th of 4.0% of annual gross revenues generated during the 12 month period ending on the last day of the most recent calendar quarter and (iii) the amount, if any, required to be reserved under the management agreement for FF&E work.

(54)	Historical operating statements were only available through 2017 as the Mortgaged Property began its operations in 2016.

(55)	The Appraised Value ($) represents the hypothetical as-is value assuming all outstanding TI/LC costs have been paid. At origination, $571,381 was reserved with respect to outstanding TI/LC obligations. The “as-is” appraised value is $35,000,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) calculated based on the “as-is” appraised value are 65.1% and 54.3%, respectively.

(56)	The second largest tenant, GPW & Associates, has a one-time option to terminate its lease in September 2023 with 120 days’ notice and payment of a termination fee equal to the sum of (i) the unamortized portion of the upfront costs incurred and paid by the landlord in relation to the lease and (ii) commissions paid by the landlord in relation to the lease at an interest rate of 6% per annum.

(57)	Historical operating statements were only available for 10 months in 2017 as the 3101 North Central Property was acquired in February 2017.

(58)	The third largest tenant at the 3101 North Central Property, Frazer, Ryan, Goldberg & Arnold, LLP, is marketing its space for sublease.

(59)	On each monthly payment date the related borrower is required to deposit into the Ongoing Replacement Reserve ($) account the greater of (A) the amount required by any franchise agreement in effect with respect to the Mortgaged Property and (B) (i) on each payment date up to and including the payment date in October 2019, 1/12th of 2% of the greater of the gross revenues for the preceding calendar year and the projected gross revenues as set forth in the annual budget, (ii) on each payment date commencing in November 2019 up to and including the payment date in October 2020, 1/12th of 3% of the greater of the gross revenues for the preceding calendar year and the projected gross revenues as set forth in the annual budget, and (iii) on each payment date commencing in November 2020 and for each payment date thereafter, 1/12th of 4% of the greater of the gross revenues for the preceding calendar year and the projected gross revenues as set forth in the annual budget.

(60)	The related Mortgaged Property was built in 2017, therefore historical financials prior to then were not provided to the lender.

(61)	On each monthly payment date, the borrower is required to make deposits of $6,379 into the TI/LC reserve account if the TI/LC reserve account balance falls below $100,000.

(62)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the Most Recent NOI (if past 2017) ($) primarily due to recent leasing in 2018 at the Mortgaged Property accounting for approximately $79,244 of underwritten base rent, and rent steps of approximately $40,710.

(63)	The Cut-off Date LTV Ratio (%), the Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) are calculated net of a $250,000 holdback reserve. The holdback reserve of $250,000 is required to be disbursed to the borrower upon achieving a debt yield which is equal to or exceeds 8.75%. The Cut-off Date LTV Ratio (%), the Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) calculated based on the fully funded aggregate Mortgage Loan amount of $15,600,000 are 70.3%, 8.8% and 8.6%, respectively.

(64)	2016 cash flows are based on the annualized 4-month period of September 2016 to December 2016 for the Storage at North 441 Mortgaged Property and the Storage at Ocala Mortgaged Property.

(65)	On each monthly payment date, the related borrower is required to deposit into the Ongoing Replacement Reserve ($) an amount equal to the greater of (A) the amount required under any franchise agreement and (B) one-twelfth (1/12) of 4% of the greater of (x) the annual gross revenues for the hotel related operations at the Mortgaged Property for the immediately preceding calendar year as reasonably determined by the lender and (y) the projected annual gross revenues for the hotel related operations at the Mortgaged Property for the calendar year in which such monthly payment date occurs as set forth in the approved annual budget; provided, that, if as of any applicable date of determination, no approved budget exists for the applicable calendar year, the amount of the payment described in clause (B) is determined by the lender in its reasonable discretion.

(66)	The Mortgaged Property’s Appraised Value ($) represents the “as complete” appraised value as of September 11, 2019, which assumes the completion of a change-of-ownership PIP. The borrower deposited $770,000 into a PIP reserve on the origination date which is 110% of the estimated cost. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based on the Mortgaged Property’s Appraised Value ($) of $23,300,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $21,700,000, which excludes the completion of the PIP, are 71.4% and 60.0%, respectively.

(67)	The Fourth Largest Tenant at the Delaware Commerce Park Mortgaged Property, Kimchuk, leases 18,025 SF of space through January 31, 2019 and 6,230 SF of space through August 31, 2019. The Fifth Largest Tenant at the Delaware Commerce Park Mortgaged Property, GAR/Electr, leases 16,400 SF of space through March 31, 2024 and 7,000 SF of space through December 31, 2019.

(68)	The lender was not provided with a full TTM operating statement, therefore the most recent cash flows are based on the annualized 6-month period of January 2018 to June 2018.

(69)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of December 6, 2018. Defeasance of the full $38.0 million Danbury Commerce Portfolio Loan Combination is permitted after the date that is earlier to occur of (i) October 26, 2021 and (ii) two years after the date of the securitization of the last portion of the Danbury Commerce Portfolio Loan Combination. The assumed lockout period of 25 payments is based on the expected CGCMT 2018-C6 securitization closing date in December 2018. The actual lockout period may be longer.

(70)	On each monthly payment date, so long no event of default is continuing under the Mortgage Loan documents, to the extent there exists excess cash flow from the Mortgaged Property after the payment of the mortgage monthly debt service, funding of reserves and payment of the mezzanine monthly debt service, the borrower is required to deposit excess cash flow up to $16,667.67 into the Mezzanine Excess Cash Flow Amortization Account. The funds in the Mezzanine Excess Cash Flow Amortization account will be used to pay down the outstanding principal balance of the mezzanine loan each month (to the extent available). If the amount paid to the mezzanine lender from the Mezzanine Excess Cash Flow Amortization Account is less than $16,667.67 on any payment date (such amount the “Mezzanine Amortization Shortfall”), then the amount of the then-current Mezzanine Excess Cash Flow Amortization Amount for the then-current monthly payment date will be equal to the aggregate amount of $16,667.67 plus the sum of all prior Mezzanine Amortization Shortfalls which have not been previously paid.

(71)	One of the two guarantors of the Danbury Commerce Portfolio Mortgage Loan is the defendant in a civil matter relating to such guarantor’s management of an unrelated property that is not collateral for the Mortgage Loan, and certain actions taken while co-trustee of a family trust. At origination of the mezzanine loan, a litigation reserve was funded in the amount of $1,187,500 and such reserve is under the control of the mezzanine lender. The $1,1875,000 litigation reserve is classified as Other Uses in the sources and uses calculation.

(72)	The Fourth Largest Tenant, Planet Fitness (Saber Fitness), took occupancy in October 2018 and is currently under a six-month free rent period. At loan origination, the borrower reserved $109,244 into the free rent reserve for such tenant and another tenant, Kumon.

(73)	Limited historical financials were available since the transaction was an acquisition.

(74)	The Mortgaged Property’s Appraised Value ($) represents the “as stabilized” appraised value as of August 6, 2019, which assumes that the Mortgaged Property would reach a stabilized occupancy of 91.0% by that date. As of September 11, 2018, the Mortgaged Property was 92.9% occupied. At origination, the lender reserved $253,920 for unfunded obligations and $125,082 for gap rent. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based on the Mortgaged Property’s Appraised Value ($) of $23,700,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $23,200,000, which excludes the stabilization assumption, are 64.6% and 53.3%, respectively.

(75)	The Third Largest Tenant at the Mortgaged Property, Bullseye Telecom, Inc., may terminate its lease by providing no less than 270 days’ written notice and payment of a termination fee equal to the remaining unamortized balance of the initial tenant improvement allowance and leasing commissions for the initial term of the lease, and free rent provided, plus 3 months of rent. The Fifth Largest Tenant, Orbis Education, may terminate its lease any time after July 1, 2025 with 8 months’ prior written notice and payment of a termination fee equal to 3 months’ base rent plus the unamortized value of the costs of tenant improvements and leasing commissions.

(76)	The Mortgaged Property’s Appraised Value ($) represents the “as stabilized” appraised value as of September 1, 2019, which assumes that the Mortgaged Property will reach a stabilized occupancy by that date. The Mortgaged Property is under contract to implement a $2,055,000 capital expenditure plan that includes renovating 150 units, updating common areas and site improvements including parking lots. At origination, the lender reserved $2,055,000 for the planned capital improvements. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based on the Mortgaged Property’s Appraised Value ($) of $21,600,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $16,900,000, which excludes the stabilization assumption, are 83.7% and 75.0%, respectively.

(77)	The Fourth Largest Tenant, Popper, Seger & Popper, LLP, has a one-time right to terminate its lease as of November 30, 2021 with five months’ written notice and payment of a termination fee of $261,051.14.

(78)	The Second Largest Tenant, Transit Wireless, subleases its 8,487 SF of space from ProCure Treatment Centers, Inc.

(79)	The Mortgaged Property was gifted to a charitable trust and the borrower acquired the Mortgaged Property, in an off-market transaction, from the charitable trust for $89.0 million. As such, no historical data is available for the Mortgaged Property.

(80)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of November 6, 2018. Defeasance of the full $60.0 million 192 Lexington Avenue Loan Combination is permitted after the date that is earlier to occur of (i) September 26, 2022 and (ii) two years after the date of the securitization of the last portion of the 192 Lexington Avenue Loan Combination. The assumed lockout period of 26 payments is based on the expected CGCMT 2018-C6 securitization closing date in December 2018. The actual lockout period may be longer.

(81)	Occupancy (%) reflects the school year starting fall 2018.

(82)	Underwritten Net Operating Income ($) increased more than 10% compared to Most Recent NOI (if past 2017) ($) because the Mortgaged Property was completed in 2017 and missed the main leasing period prior to the 2017/2018 school year which resulted in an occupancy of 30.4% for the TTM period as of July 2018. The Mortgaged Property was fully occupied by the start of the 2018/2019 school year.

(83)	On each monthly payment date, the related borrower is required to deposit into an FF&E reserve account an amount equal to the greater of (i) one-twelfth of 4.0% of the annual gross income from operations at the Mortgaged Property during the calendar year immediately preceding the calendar year in which such payment date occurs, and (b) the aggregate amount required to be reserved under the management agreement and the franchise agreement.

(84)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the Most Recent NOI (if past 2017) ($) primarily due to a recently executed lease, Survey Sampling International in 2018, at the Mortgaged Property accounting for approximately $265,307 of underwritten base rent. In addition, there were increased tenant reimbursements due to the addition of the new tenant and rent steps of approximately $42,151.

(85)	On each monthly payment date, the borrower is required to make deposits of $11,924 into the TI/LC reserve account subject to a cap of $429,247. If the balance in the TI/LC reserve account falls below $429,247, the borrower is then required to make deposits of $8,490 on each monthly payment date until the cap is again reached.

(86)	On each monthly payment date, the borrower is required to make deposits of $763 into the replacement reserve account if the replacement reserve account balance falls below $15,000.

(87)	At origination, the borrower deposited $80,000 into the TI/LC reserve account. If at any time the balance in the TI/LC reserve account falls below $33,000 the borrower is required to make a monthly deposit of $2,750. The springing cap is structured as follows: (i) $50,000 at any time when the debt yield is equal to or greater than 9.00% or (ii) $100,000 at any time when the debt yield is less than 9.00%.

(88)	Limited historical financials were available since the transaction was an acquisition.

(89)	The borrower acquired the related Mortgaged Property in August 2016, therefore limited historical financials were provided to the lender.

(90)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the Most Recent NOI (if past 2017) ($) primarily due to recent leasing in 2018 at the Mortgaged Property accounting for approximately $276,452 of underwritten base rent, and rent steps of approximately $42,585.

(91)	The Largest Tenant, Donnelly Distribution, may terminate its lease effective August 14, 2024 with 180-240 days’ notice and payment of a termination fee equal to an unamortized portion of the sum of: (i) the brokerage commission paid, (ii) the entire cost/expense of the landlord’s initial alterations as billed to the tenant and (iii) the rent concession months.

(92)	The Largest Tenant, Coldwell Banker - Hearthside Realtors, has a one-time right to terminate its lease effective on May 31, 2021 by delivering notice by December 1, 2020 and paying a termination fee of $27,792.

(93)	Underwritten Net Operating Income ($) increased more than 10% compared to Most Recent NOI (if past 2017) because (i) the Fourth Largest Tenant and Fifth Largest Tenant started their leases in 2018; (ii) in-place vacancy was underwritten based on the rent roll dated October 1, 2018, with vacancy grossed per the appraiser’s market rents; and (iii) rent steps through October 1, 2019 were included in the underwriting.

(94)	The Mortgaged Property’s Appraised Value ($) represents the “as stabilized” appraised value as of November 1, 2018, which assumes that the borrower delivers a lease with a borrower affiliate based on market terms by November 1, 2018. As of November 1, 2018, the lease has been delivered. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based on the Mortgaged Property’s Appraised Value ($) of $6,000,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $5,400,000, which excludes the stabilization assumption, are 69.3% and 57.7%, respectively.

(95)	The Fourth Largest Tenant, Healthcare Stat Homecare Inc, is related to the borrower sponsors.

(96)	The Mortgaged Property includes 12,771 SF of retail and storage space, which accounts for approximately 21.9% of gross revenues.

(97)	Historical operating statements were limited as the borrower completed construction of the multifamily units and changed the use of the commercial space in October 2017. The most recent financials represent the trailing 5 months annualized as of August 31, 2018.

(98)	The increase from Most Recent NOI (if past 2017) ($) to Underwritten Net Operating Income ($) is due to a rent step in the retail rent for the Largest Tenant, Brewski’s (10,971 SF), on December 31, 2018 and due to recent lease-up in the multifamily portion of the Mortgaged Property.

(99)	At origination the borrower deposited $20,000 into the replacement reserve account. If the balance falls below $20,000, the borrower is required to make monthly deposits of $700 into the replacement reserve account.

(100)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the Most Recent NOI (if past 2017) ($) primarily due to standard annual rental increases as well as increased rents from renovated units that are able to achieve a $400-600 per unit per month rent premium at the Mortgaged Property. In total, $85,000 in recent improvements were completed at the Mortgaged Property.

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ANNEX B

SIGNIFICANT LOAN SUMMARIES

LOAN #1: DUMBO HEIGHTS PORTFOLIO

LOAN #1: DUMBO HEIGHTS PORTFOLIO

55 Prospect Street

Floor	Tenants
10	2U, 26,500 SF, Exp. 9/2029
9	2U, 26,500 SF, Exp. 9/2029
8	2U (Must Take), 26,500 SF, Exp. 9/2029
7	Frog Design, 26,500 SF, Exp. 12/2026
6	Etsy, 26,500 SF, Exp. 7/2026
5	Etsy (Must Take), 26,500 SF, Exp. 7/2026
4	Renaissance Learning, 3,393 SF, Exp. 5/2021; Village Luxe, 940 SF, Exp. 4/2019; Social Bicycle, 8,812 SF, Exp. 6/2020; LIVWRK Office, 2,451 SF, Exp. 12/2025; Vacant, 10,701 SF
3	Foundation Artists Management, 1,255 SF, Exp. 10/2019; NGKF, 2,296 SF, Exp. 8/2021; Shadowbox (office), 1,926 SF, Exp. 3/2020; Curriculum Associates, LLC, 5,087 SF, Exp. 7/2022; Athlux Design Studio Inc., 6,138 SF, Exp. 4/2020; Kora Management, 2,451 SF, Exp. 4/2021; Vacant, 6,925 SF
2	Lo and Sons, Inc., 3,125 SF, Exp. 10/2019; Thinkful, 3,022 SF, Exp. 1/2020; Natural Foods, 2,505 SF, Exp. 7/2019; VI Technologies, 2,323 SF, Exp. 8/2021; Vacant, 13,293 SF
Ground	Shadowbox, 3,490 SF, Exp. 11/2032; Mulberry & Vine, 2,901 SF, Exp. 7/2033; WorkOf, 1,781 SF, MTM; F45 Training, 4,606 SF, Exp. 9/2028; Bluestone Lane Coffee, 1,620 SF, Exp. 3/2029; Yoga Vida, 5,463 SF, Exp. 11/2033

Vacant | MTM | 2019-2021 | 2022-2024 | 2025+

81 Prospect Street

Floor	Tenants
9	WeWork, 10,588 SF, Exp. 7/2031
8	WeWork, 10,588 SF, Exp. 7/2031
7	WeWork, 10,588 SF, Exp. 7/2031
6	WeWork, 10,588 SF, Exp. 7/2031
5	WeWork, 10,588 SF, Exp. 7/2031
4	WeWork, 10,588 SF, Exp. 7/2031
3	WeWork, 10,588 SF, Exp. 7/2031
2	WeWork, 10,588 SF, Exp. 7/2031
Ground	Vacant Retail, 6,182 SF

Vacant | 2025+

LOAN #1: DUMBO HEIGHTS PORTFOLIO

77 Sands Street

Floor	Tenants
12	Brooklyn Lab, 5,420 SF, Exp. 6/2034; B-Reel Inc., 13,387 SF, Exp. 12/2027
11	Wipro LLC, 18,807 SF, Exp. 9/2027
10	Prolific Interactive, 18,807 SF, Exp. 12/2026
9	WeWork, 18,807 SF, Exp. 11/2031
8	WeWork, 18,807 SF, Exp. 11/2031
7	WeWork, 18,807 SF, Exp. 11/2031
6	WeWork, 18,807 SF, Exp. 11/2031
5	Brooklyn Lab, 18,807 SF, Exp. 6/2034
4	Brooklyn Lab, 18,807 SF, Exp. 6/2034
3	Brooklyn Lab, 18,807 SF, Exp. 6/2034
2	Brooklyn Lab, 18,807 SF, Exp. 6/2034
Ground	Randolph Beer, 7,590 SF, Exp. 9/2033; Husk Bakery, 9,262 SF, Exp. 4/2033

2025+

117 Adams Street

Floor	Tenants
9	Etsy, 10,600 SF, Exp. 7/2026
8	Etsy, 21,498 SF, Exp. 7/2026
7	Etsy, 21,401 SF, Exp. 7/2026
6	Etsy, 21,515 SF, Exp. 7/2026
5	Etsy, 22,044 SF, Exp. 7/2026
4	Etsy, 26,496 SF, Exp. 7/2026
3	Etsy, 26,506 SF, Exp. 7/2026
2	Etsy, 15,927 SF, Exp. 7/2026; Tafari Travel, 1,015 SF, Exp. 12/2027; Vacant, 4,444 SF
Ground	Etsy, 2,044 SF, Exp. 7/2026; Etsy, 4,104 SF, Exp. 7/2026; Untamed Sandwiches, 1,605 SF, Exp. 6/2029; Taco Dumbo, 1,461 SF, Exp. 9/2032; Vacant, 2,295 SF

Vacant | 2025+

LOAN #1: DUMBO HEIGHTS PORTFOLIO

LOAN #1: DUMBO HEIGHTS PORTFOLIO

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	4	Loan Seller	CREFI
Location (City/State)	Brooklyn, New York	Cut-off Date Balance(4)	$70,000,000
Property Type	Office	Cut-off Date Balance per SF(3)	$239.02
Size (SF)	753,074	Percentage of Initial Pool Balance	9.5%
Total Occupancy as of 8/1/2018(1)(2)	94.2%	Number of Related Mortgage Loans	None
Owned Occupancy as of 8/1/2018(1)(2)	94.2%	Type of Security	Fee Simple
Year Built / Latest Renovation	1909, 1926, 1962, 1967 / 2017	Mortgage Rate	4.05000%
Appraised Value	$640,000,000	Original Term to Maturity (Months)	60
Appraisal Date	3/23/2018	Original Amortization Term (Months)	NAP
Borrower Sponsors	Seryl Kushner, Aby Rosen and	Original Interest Only Period (Months)	60
Michael Fuchs	First Payment Date	10/6/2018
Property Management	Watchtower Property Manager LLC	Maturity Date	9/6/2023

Underwritten Revenues	$40,176,182
Underwritten Expenses	$10,301,816	Escrows
Underwritten Net Operating Income (NOI)	$29,874,366	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$28,723,752	Taxes	$829,359	$207,340
Cut-off Date LTV Ratio(3)	28.1%	Insurance	$0	$0
Maturity Date LTV Ratio(3)	28.1%	Replacement Reserve	$0	$9,413
DSCR Based on Underwritten NOI / NCF(3)	4.04x / 3.89x	TI/LC	$0	$83,333
Debt Yield Based on Underwritten NOI / NCF(3)	16.6% / 16.0%	Other(5)	$17,051,092	$0

Sources and Uses
Sources	$	%	Uses	$	%
Senior A Notes	$180,000,000	37.5%	Loan Payoff	$426,141,538	88.8%
Subordinate B Notes	145,000,000	30.2	Principal Equity Distribution	30,524,768	6.4
Mezzanine Debt	155,000,000	32.3	Upfront Reserves	17,880,451	3.7
Closing Costs	5,453,243	1.1

Total Sources	$480,000,000	100.0%	Total Uses	$480,000,000	100.0%

(1)	Based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street Property, 77 Sands Street Property and 81 Prospect Street Property.

(2)	Total Occupancy and Owned Occupancy includes 26,500 SF of must-take space for Etsy (with a final must-take date of January 1, 2019) and 26,500 SF of must-take space for 2U (with a final must-take date of December 15, 2020) at the 55 Prospect Street Property. Etsy and 2U both have no contraction or termination options under their respective leases.

(3)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the DUMBO Heights Portfolio Senior A Notes (as defined below).

(4)	The Cut-off Date Balance of $70,000,000 represents the senior non-controlling notes A-1-B, A-2 and A-3-C of the $325,000,000 DUMBO Heights Portfolio Loan Combination (as defined below), which is evidenced by six senior pari passu senior notes, with an aggregate outstanding principal balance as of the Cut-off Date of $180.0 million and two subordinate B notes with an outstanding principal balance as of the Cut-off Date of $145.0 million. See “—The Mortgage Loan” below.

(5)	Upfront Other reserve includes (i) $35,650 for deferred maintenance, (ii) $10,760,171 for unfunded obligations, (iii) $5,904,411 for free rent (which is inclusive of $363,136 of gap rent related to the Etsy must-take space) and (iv) $350,860 for gap rent related to the Shadowbox tenant at the 55 Prospect Street Property. At origination, with respect to the 2U must-take space, the lender obtained a payment guaranty from the borrower sponsors which guarantees payment of gap rent (a total of $3,686,813) until the must-take date occurs in December 2020.

■	The Mortgage Loan. The mortgage loan (the “DUMBO Heights Portfolio Loan”) is part of a loan combination (the “DUMBO Heights Portfolio Loan Combination”) evidenced by six senior pari passu senior notes and two subordinate B notes that are together secured by a first mortgage encumbering the borrowers’ fee simple interest in a four-building Class A office portfolio located in the DUMBO neighborhood of Brooklyn, New York, totaling 753,074 SF of newly renovated office space (the “DUMBO Heights Portfolio Properties”). The DUMBO Heights Portfolio Loan, which is evidenced by the senior non-controlling notes A-1-B, A-2 and A-3-C, had an aggregate original principal balance of $70,000,000, has an aggregate outstanding principal balance as of the Cut-off Date of $70,000,000 and represents approximately 9.5% of the Initial Pool Balance. The DUMBO Heights Portfolio Loan Combination had an aggregate original principal balance of $325,000,000, has an aggregate outstanding principal balance as of the Cut-off Date of $325,000,000 and is evidenced by: six senior pari passu A notes, with an aggregate outstanding principal balance as of the Cut-off Date of $180,000,000 (the “DUMBO Heights Portfolio Senior A Notes”) and two subordinate B notes(the “DUMBO Heights Portfolio Subordinate B Notes”), with an aggregate outstanding principal balance as of the Cut-off Date of $145,000,000. The DUMBO Heights Portfolio Senior A Notes are comprised of the non-controlling Notes A-1-A, A-3-A, A-3-B and the DUMBO Heights Portfolio Loan. The non-controlling notes A-1-A and A-3-B, which had an aggregate original principal balance of $80,000,000 and have an aggregate outstanding principal balance as of the Cut-off Date of $80,000,000, are currently held by Citi Real Estate Funding Inc. (“CREFI”) and expected to be contributed to the Benchmark 2018-B7 securitization transaction upon closing of such transaction. The non-controlling note A-3-A, which had an original principal balance of $30,000,000 and has an outstanding principal balance as of the Cut-off Date of $30,000,000, is currently held by CREFI and is expected to be contributed to one or more securitization transactions. The Dumbo Heights Portfolio Subordinate B Notes are comprised of the controlling note B-1 and the non-controlling note B-2, which are currently held by the parties identified in the table below. The DUMBO Heights Portfolio Loan, which accrues interest at an interest rate of 4.05000% per annum, was originated by CREFI on August 30, 2018. The proceeds of the DUMBO Heights Portfolio Loan Combination and mezzanine debt (together, the “DUMBO Heights Portfolio Total Loan”) were primarily used to refinance a prior debt secured by the DUMBO Heights Portfolio Properties, return equity to the borrower, fund reserves and pay origination costs.

LOAN #1: DUMBO HEIGHTS PORTFOLIO

The DUMBO Heights Portfolio Loan has an initial term of 60 months and has a remaining term of 57 months as of the Cut-off Date. The DUMBO Heights Portfolio Loan requires monthly payments of interest only for the term of the DUMBO Heights Portfolio Loan. The scheduled maturity date of the DUMBO Heights Portfolio Loan is the due date in September 2023. At any time after the earlier of (i) August 30, 2021 and (ii) the second anniversary of the securitization of the last note of the DUMBO Heights Portfolio Loan Combination, the DUMBO Heights Portfolio Loan may be defeased with certain direct full faith and credit obligations of the United States or other obligations which are “government securities” permitted under the DUMBO Heights Portfolio Loan Combination documents. Voluntary prepayment of the DUMBO Heights Portfolio Loan Combination is permitted on or after the due date occurring in June 2023 without payment of any prepayment premium.

DUMBO Heights Portfolio Total Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-B, A-2, A-3-C	$70,000,000	$70,000,000	CGCMT 2018-C6	No
A-1-A, A-3-B	$80,000,000	$80,000,000	CREFI(1)	No(2)
A-3-A	$30,000,000	$30,000,000	CREFI(3)	No
Subordinate B Notes	$145,000,000	$145,000,000	SHINHAN AIM REAL ESTATE FUND NO. 5; and SHINHAN AIM REAL ESTATE FUND NO. 5-A	Yes(2)
Mezzanine A Loan	$80,000,000	$80,000,000	SHINHAN AIM REAL ESTATE FUND NO. 6; and DB INSURANCE CO., LTD	No
Mezzanine B Loan	$75,000,000	$75,000,000	SHINHAN AIM REAL ESTATE FUND NO. 7	No
Total	$480,000,000	$480,000,000

(1)	Currently held by CREFI and expected to be contributed to the Benchmark 2018-B7 securitization transaction upon closing of such transaction.

(2)	As long as no note B control appraisal period with respect to note B-1 is continuing, note B-1 will be the controlling note, however, following the occurrence (and during the continuance) of a note B control appraisal period, note A-1-A will be the controlling note.

(3)	Currently held by CREFI and expected to be contributed to one or more future securitization transactions.

DUMBO Heights Portfolio Total Loan Metrics
	% of Total Debt	Cumulative Cut-off Date Balance per SF	Cumulative Cut-off Date LTV	Cumulative UW NOI Debt Yield	Cumulative UW NCF DSCR
Senior A Notes	37.5%	$239	28.1%	16.6%	3.89x
$180,000,000
Subordinate B Notes	30.2%	$432	50.8%	9.2%	1.87x
$145,000,000
Mezzanine Debt	32.3%	$637	75.0%	6.2%	1.13x
$155,000,000

■	The Mortgaged Properties. The DUMBO Heights Portfolio consists of a four-property creative office campus with buildings located at 55 Prospect Street, 117 Adams Street, 77 Sands Street and 81 Prospect Street (each a “DUMBO Heights Portfolio Property”), all of which are newly renovated Class A office buildings with ground floor retail in the DUMBO neighborhood of Brooklyn, New York. The DUMBO Heights Portfolio Properties encompass a total of 753,074 SF across four, 9 to 12-story buildings, each with contiguous open floor plates ranging from approximately 10,500 to 26,500 SF. The DUMBO Heights Portfolio is comprised of 703,440 SF of office space, as well as 49,634 SF of ground level retail space which is utilized by restaurant tenants such as Bluestone Lane Coffee and Mulberry & Vine and fitness tenants such as F45 Training and Shadowbox. The DUMBO Heights Portfolio Properties have loft-style ceilings (ranging from 10 to 14 feet for office space and 18 to 20 feet for retail space), open floor plates and interconnectivity between properties via sky bridges. The borrower sponsors have leased the DUMBO Heights Portfolio Properties’ office space, post-renovation, to several technology, advertising, media, information and co-working tenants such as Etsy, WeWork, 2U, Frog Design, Prolific Interactive, Wipro LLC and B-Reel. The DUMBO Heights Portfolio Properties offer several amenities, including but not limited to, bicycle storage rooms, rooftop decks with free Wi-Fi and outdoor plazas and dining areas. The DUMBO Heights Portfolio Properties also offer skyline views of New York City as well as direct views of both the Manhattan and Brooklyn bridges. The DUMBO Heights Portfolio Properties are currently 94.2% occupied as of the August 2018 underwritten rent rolls (inclusive of 26,500 SF of must-take space for Etsy (with a final must-take date of January 1, 2019) and 26,500 SF of must-take space for 2U (with a final must-take date of December 15, 2020) at the 55 Prospect Street Property). At origination, gap rent of $363,136 was reserved for the Etsy must-take space until the must-take date occurs in January 2019 and, with respect to the 2U must-take space, the lender obtained a payment guaranty from the borrower sponsors which guarantees payment

LOAN #1: DUMBO HEIGHTS PORTFOLIO

of gap rent (a total of $3,686,813) until the must-take date occurs in December 2020. Etsy and 2U both have no contraction or termination options under their respective leases.

Portfolio Summary(1)

Property Name	Largest Tenant	Property Type	Building GLA	Occupancy	Allocated Loan Amount ($)(2)	% of Allocated Loan Amount	UW NCF	Appraised Value	Appraisal Terminal Cap Rate(3)
55 Prospect Street	2U	Office	255,504	87.9%	$60,000,000	33.3%	$9,351,770	$220,000,000	5.25%
117 Adams Street	Etsy	Office	182,955	96.3%	$50,625,000	28.1%	$7,468,181	$175,000,000	5.25%
77 Sands Street	Brooklyn Lab	Office	223,729	100.0%	$46,875,000	26.0%	$8,702,102	$175,000,000	5.25%
81 Prospect Street	WeWork	Office	90,886	93.2%	$22,500,000	12.5%	$3,201,699	$70,000,000	5.50%
Total / Wtd. Avg.			753,074	94.2%	$180,000,000	100.0%	$28,723,752	$640,000,000

(1)	Based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street Property, 77 Sands Street Property and 81 Prospect Street Property and the DUMBO Heights Portfolio Loan documents.

(2)	Represents the allocated loan amount for the DUMBO Heights Portfolio Senior A Notes.

(3)	Source: Appraisal. Appraisal Terminal Cap Rate represents the terminal capitalization rate for the yield capitalization value approach.

The DUMBO Heights Portfolio borrower sponsors, in collaboration with their previous equity partner, acquired the complex that serves as collateral for the DUMBO Heights Portfolio Loan from the Jehovah’s Witnesses in 2013 and subsequently gut renovated and repositioned the industrial buildings to serve as LEED designed Class A creative office buildings with ground floor retail space. From the acquisition of the DUMBO Heights Portfolio Properties in 2013 through March 31, 2017, the borrower sponsors, along with previous equity partners, invested approximately $122.3 million to complete the renovation which consisted of approximately $86.9 million on base building improvements, $29.5 million on tenant improvement contributions and $5.9 million on landlord improvements. In addition, approximately $15.8 million was spent on leasing commissions over the same time period. Since March 31, 2017, the borrower sponsors spent approximately $23.8 million more on landlord improvements, tenant improvements and leasing commissions to stabilize the DUMBO Heights Portfolio Properties.

Etsy (225,135 SF; 29.9% of GLA; 31.8% of Underwritten Base Rent): Etsy, founded in June 2005 in Brooklyn, New York by Chad Dickerson, is a global e-commerce marketplace focused on handmade or vintage items and supplies, as well as unique factory-manufactured items. The website has created a community where crafters, artists and makers can buy and sell items and, as of year-end 2017, Etsy offered over 50.0 million items for sale, with approximately 2.0 million active sellers and approximately 35.8 million active buyers. Etsy utilizes its space at the 55 Prospect Street Property and 117 Adams Street Property as its global headquarters and had annual gross merchandise sales for 2017 of approximately $3.25 billion. Etsy filed for its initial public offering in April of 2015 and as of October 19, 2018, had a market capitalization of approximately $5.0 billion. Etsy leases 172,135 SF in the 117 Adams Street Property (94.1% of property NRA) as well as 53,000 SF in the 55 Prospect Street Property through July 2026 (which is inclusive of 26,500 SF with a final must-take date of January 1, 2019).

WeWork (159,932 SF; 21.2% of GLA; 22.4% of Underwritten Base Rent): WeWork, a provider of shared workspace for entrepreneurs, freelancers, startups and small businesses, occupies 84,704 SF of space at the 81 Prospect Street Property through July 2031, as well as 75,228 SF of space at the 77 Sands Street Property through November 2031. WeWork was founded in 2010 and is headquartered in New York City. As of March 1, 2018, WeWork had approximately 220,000 members with access to approximately 251,000 desks across 234 locations.

2U (79,500 SF; 10.6% of GLA; 12.9% of Underwritten Base Rent): 2U is an education technology company that partners with colleges and universities worldwide to bring their degree programs and credit-bearing courses online. The company’s clients include Georgetown University, Baylor University, American University, University of North Carolina and Vanderbilt, among others. 2U, with a market capitalization of approximately $4.03 billion as of October 9, 2018, reported 2017 revenues of $286.8 million, which represents an increase of approximately 39.3% from 2016 annual revenues of $205.9 million.

Each of the DUMBO Heights Portfolio Properties is subject to tax abatements through the Industrial and Commercial Abatement Program (“ICAP”) of New York City. The 55 Prospect Street Property and 81 Prospect Street Property (approximately 45.8% of the DUMBO Heights Portfolio Loan based on allocated loan amounts) are subject to 25-year ICAP tax abatements while the 117 Adams Street Property and 77 Sands Street Property (approximately 54.2% of the DUMBO Heights Portfolio Loan based on allocated loan amounts) are subject to 15-year ICAP tax abatements. All of the DUMBO Heights Portfolio Properties are in the first year of their respective tax abatements and the abatements will not begin to phase out until after the DUMBO Heights Portfolio Loan maturity date in September 2023. The appraisal concluded to an unabated tax estimate for the Dumbo Heights Portfolio Properties of $4,518,135 ($6.00 per SF) compared to the UW tax amount of $2,586,376, which represents $1,931,759 of tax savings for the 2018/2019 tax

LOAN #1: DUMBO HEIGHTS PORTFOLIO

year. Real estate taxes were underwritten using the 2018/2019 tentative assessed value and the 2017/2018 tax rate plus the relevant business improvement district tax for each of the DUMBO Heights Portfolio Properties less each respective properties’ respective ICAP abatement.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the DUMBO Heights Portfolio Properties:

Ten Largest Owned Tenants(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Etsy(3)	NR / NR / NR	225,135	29.9%	$12,363,627	31.8%	$54.92	7/31/2026	2, 5-year options
WeWork(4)	NR / NR / NR	159,932	21.2	8,691,254	22.4	54.34	7/31/2031	1, 5-year option
Brooklyn Lab	NR / NR / NR	80,648	10.7	3,836,628	9.9	47.57	6/30/2034	1, 5- or 10-year option
2U(5)	NR / NR / NR	79,500	10.6	5,008,500	12.9	63.00	9/30/2029	1, 5-year option
Frog Design	NR / NR / NR	26,500	3.5	1,646,137	4.2	62.12	12/31/2026	1, 5-year option
Prolific Interactive	NR / NR / NR	18,807	2.5	1,174,008	3.0	62.42	12/31/2026	1, 5-year option
Wipro LLC	NR / NR / NR	18,807	2.5	1,095,741	2.8	58.26	9/30/2027	1, 5-year option
B-Reel Inc.	NR / NR / NR	13,387	1.8	764,665	2.0	57.12	12/31/2027	NAP
Husk Bakery	NR / NR / NR	9,262	1.2	292,953	0.8	31.63	4/30/2033	1, 5-year option
Social Bicycle	NR / NR / NR	8,812	1.2	512,940	1.3	58.21	8/30/2020	NAP
Ten Largest Owned Tenants		640,790	85.1%	$35,386,454	91.1%	$55.22
Remaining Tenants		68,444	9.1	3,468,022	8.9	50.67
Vacant		43,840	5.8	0	0.0	0.00
Total / Wtd. Avg. All Tenants		753,074	100.0%	$38,854,476	100.0%	$54.78

(1)	Based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street Property, 77 Sands Street Property and 81 Prospect Street Property.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes approximately $382,025 in contractual rent steps through September 1, 2019.

(3)	Includes 26,500 SF of must-take space with a final must-take date of January 1, 2019. Etsy has no termination or contraction options under its lease.

(4)	WeWork occupies 84,704 SF at the 81 Prospect Street Property with a lease expiration of July 31, 2031 and 75,228 SF at the 77 Sands Street Property with a lease expiration date of November 30, 2031.

(5)	Includes 26,500 SF of must-take space with a final must-take date of December 15, 2020. 2U has no termination or contraction options under its lease.

The following table presents certain information relating to the lease rollover schedule at the DUMBO Heights Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Tenants
2018 & MTM	1,781	0.2%	0.2%	$60,000	0.2%	$33.69	1
2019	7,825	1.0	1.3%	473,543	1.2	$60.52	4
2020	19,898	2.6	3.9%	1,113,372	2.9	$55.95	4
2021	10,463	1.4	5.3%	655,997	1.7	$62.70	4
2022	5,087	0.7	6.0%	264,472	0.7	$51.99	1
2023	0	0.0	6.0%	0	0.0	$0.00	0
2024	0	0.0	6.0%	0	0.0	$0.00	0
2025	2,451	0.3	6.3%	0	0.0	$0.00	1
2026	270,442	35.9	42.2%	15,183,772	39.1	$56.14	3
2027	33,209	4.4	46.6%	1,928,361	5.0	$58.07	3
2028	4,606	0.6	47.2%	162,000	0.4	$35.17	1
2029 & Beyond	353,472	46.9	94.2%	19,012,959	48.9	$53.79	12
Vacant	43,840	5.8	100.0%	NAP	NAP	$0.00	0
Total / Wtd. Avg.	753,074	100.0%		$38,854,476	100.0%	$54.78	34

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes approximately $382,025 in contractual rent steps through September 1, 2019.

LOAN #1: DUMBO HEIGHTS PORTFOLIO

The following table presents certain information relating to historical occupancy at the DUMBO Heights Portfolio Properties:

Historical Leased %(1)(2)

	2016	2017	As of 8/1/2018(3)
Owned Space	61.3%	71.4%	94.2%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	2015 Occupancy information was not available due to an extensive renovation that began in 2014 at the DUMBO Heights Portfolio Properties.

(3)	Based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street Property, 77 Sands Street Property and 81 Prospect Street Property. The most recent occupancy information includes 26,500 SF of must-take space for Etsy (with a final must-take date of January 1, 2019) and 26,500 SF of must-take space for 2U (with a final must-take date of December 15, 2020) at the 55 Prospect Street Property. Etsy and 2U both have no contraction or termination options under their respective leases.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the DUMBO Heights Portfolio Properties:

Cash Flow Analysis(1)(2)

	2016	TTM 6/30/2018	Underwritten	Underwritten $ per SF
Base Rent(3)	$23,433,002	36,236,789	$38,854,476	$51.59
Reimbursements	0	167,539	330,922	0.47
Rent Concessions(4)	(20,003,491)	(8,768,983)	0	0.00
Potential Income from Vacant Space	0	0	2,520,993	3.35
Gross Potential Rent	$3,429,511	$27,635,345	$41,706,391	$55.41
Other Income	662,386	998,674	990,784	1.40
Economic Vacancy & Credit Loss(5)	(71,390)	0	(2,520,993)	(3.35)
Effective Gross Income	$4,020,507	$28,634,018	$40,176,182	53.35

Real Estate Taxes(6)	$2,458,005	$3,891,332	$2,586,376	$3.43
Insurance	183,699	196,305	190,328	0.25
Management Fee	138,000	945,197	1,000,000	1.33
Other Operating Expenses	5,706,716	5,977,899	6,525,112	8.66
Total Operating Expenses	$8,486,419	$11,010,734	$10,301,816	$13.68

Net Operating Income(7)	($4,465,912)	$17,623,285	$29,874,366	$39.67
Replacement Reserves	0	0	150,615	0.20
TI/LC	0	0	1,000,000	1.33
Net Cash Flow	($4,465,912)	$17,623,285	$28,723,752	$38.14

Occupancy	61.3%	94.2%(8)	93.9%(5)
NOI Debt Yield(9)	0.0%	9.8%	16.6%
NCF DSCR(9)	0.00x	2.38x	3.89x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Historical cash flow information for 2017 was unavailable because the borrower sponsors obtained a loan in the second quarter of 2017 to recapitalize and buy out Invesco’s interest in the DUMBO Heights Portfolio Properties. 2015 financial information was not available due to the extensive renovation that began in 2014 at the DUMBO Heights Portfolio Properties.

(3)	Underwritten Base Rent is based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street Property, 77 Sands Street Property and 81 Prospect Street Property and includes $382,025 of contractual rent steps through September 2019.

(4)	Rent Concessions were not underwritten because all gap rent, free rent and landlord obligations were reserved for by the lender at origination.

(5)	Economic Vacancy & Credit Loss is underwritten to the current, economic vacancy of 6.1%.

(6)	Real Estate Taxes of $2,586,376 were underwritten using the 2018/2019 tentative assessed value and the 2017/2018 tax rate plus the relevant business improvement district tax for each of the DUMBO Heights Portfolio Properties less each respective properties’ ICAP abatement. The appraisal concluded to unabated real estate taxes for the 2018/2019 tax year of $4,518,135.

(7)	The difference between TTM 6/30/2018 Net Operating Income and Underwritten Net Operating Income is primarily attributable to new leasing and the burn off of rent concessions associated with leasing up the DUMBO Heights Portfolio Properties post-renovation. All outstanding free rent, gap rent, and unfunded landlord obligations were reserved by the lender at origination.

(8)	Based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street Property, 77 Sands Street Property and 81 Prospect Street Property.

(9)	Metrics are calculated based on the DUMBO Heights Portfolio Senior A Notes.

LOAN #1: DUMBO HEIGHTS PORTFOLIO

■	Appraisal. According to the appraisal, the DUMBO Heights Portfolio Properties had an aggregate “as-is” appraised value of $640,000,000 as of March 23, 2018.

Property	Appraisal Approach	Value	Capitalization Rate(1)
55 Prospect Street	Income Capitalization Approach	$220,000,000	5.25%
117 Adams Street	Income Capitalization Approach	$175,000,000	5.25%
77 Sands Street	Income Capitalization Approach	$175,000,000	5.25%
81 Prospect Street	Income Capitalization Approach	$70,000,000	5.50%

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report, dated March 26, 2018, there are no recognized environmental conditions or recommendations for further action at the DUMBO Heights Portfolio Properties.

■	Market Overview and Competition. The DUMBO Heights Portfolio Properties are located in the DUMBO neighborhood of Brooklyn, New York which is generally bound by the Brooklyn Bridge to the west, York Street to the south, the East River to the north and Bridge Street to the east. The DUMBO Heights Portfolio Properties, located just one block from Flatbush Avenue in Brooklyn, are accessible via subway, bus, train, ferry and also by car. Both the Manhattan and Brooklyn bridges, as well as the Brooklyn-Queens Expressway, have ramps within three blocks, which offer direct vehicle access to the DUMBO neighborhood of Brooklyn. The DUMBO Heights Portfolio Properties are also located within a range of one to four blocks of the F (via the York Street Station), A and C (via the High Street – Brooklyn Bridge station), and 2 and 3 (via the Clark Street station) subway lines and approximately 0.5 miles from Brooklyn’s Pier 1, which provides access to the East River, South Brooklyn and Wall Street/Pier 11 ferry lines.

According to the appraisal, as of year-end 2017, the Brooklyn office market consisted of approximately 28.1 million SF of office space with a direct vacancy rate of 9.9% and an average asking rent of $52.60 and $44.77 per SF for Class A and Class B office space, respectively. As of the same period, the DUMBO office submarket consisted of approximately 3.3 million SF of office space with a direct vacancy rate of 16.6% and an average asking rent of $76.85 and $56.15 per SF for Class A and Class B office space, respectively. According to a third party report, as of year-end 2017, the population within a one-, three- and five-mile radius was 106,570, 1,079,965 and 2,690,007, respectively. Additionally, for the same period, the median household income within a one-, three- and five-mile radius was $128,903, $137,580 and $123,431, respectively. The table below shows the in-place underwritten gross rent compared to the appraisal’s concluded market gross rent on the occupied space at the DUMBO Heights Portfolio Properties.

Type of Space	Occupied GLA(1)	Underwritten Gross Rent per SF(1)	Concluded Market Rent per SF(2)
Retail	36,713	$41.38	$53.15
Office	672,521	$56.01	$59.36
Total / Wtd. Avg.	709,234	$55.25	$59.04
(1)	Based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street Property, 77 Sands Street Property and 81 Prospect Street Property.

(2)	Source: Appraisal.

According to the appraisal, Brooklyn is projected to have one of the fastest employment growth rates of any New York City borough over the next five years. The appraisal highlighted several demand drivers for continued growth in the Brooklyn office market, including but not limited to, the rising cost of office space in Manhattan, large scale redevelopment projects such as the Domino Sugar Factory, the Watchtower properties and Brooklyn Navy Yard that will continue to reshape the office market, and the fact that the DUMBO Heights Portfolio Properties are situated within an area known as Brooklyn’s “Tech Triangle.” The “Tech Triangle” is an area identified by a local initiative that is currently being promoted to encourage Brooklyn’s evolution into a hub for technology companies. The plan, which is led by the Downtown Brooklyn Partnership, aims to cultivate a connection between downtown Brooklyn and the growing technology company presence in the DUMBO neighborhood and Brooklyn Navy Yard.

LOAN #1: DUMBO HEIGHTS PORTFOLIO

The following table presents certain information relating to the primary competition for the DUMBO Heights Portfolio Property:

Directly Competitive Buildings(1)

Property Name	Office Area (GLA)	Class	Year Built/Renovated	Number of Stories	Occupancy	Direct Asking Rent Low to High (per SF)
DUMBO Heights Portfolio	753,074(2)	A	Various(3)/2017	9 - 12	94.2%(2)	$55.00 - $65.00(4)
Empire Stores – 55 Washington Street	443,011	A	1962/2017	6	98.4%	$75.00 - $85.00
58-78 Jay Street	320,000	B	1914	10	94.0%	$45.00 - $52.00
45 Main Street	475,000	A	1912/2000	12	94.0%	$45.00 - $55.00
25 Washington Street	50,457	B	1902/1999	7	100.0%	NAV
20 Jay Street	443,011	A	1962/2017	6	98.4%	$75.00 - $85.00

(1)	Source: Appraisal.

(2)	Based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street Property, 77 Sands Street Property and 81 Prospect Street Property.

(3)	The 55 Prospect Street Property was built in 1967, the 117 Adams Street Property was built in 1926, the 77 Sands Street Property was built in 1962 and the 81 Prospect Street Property was built in 1909.

(4)	Represents the range of concluded market office rent from the appraisal for the DUMBO Heights Portfolio Properties.

■	The Borrowers. The borrowers are RFR 117 Adams Owner LLC, RFR/K 117 Adams Owner LLC, KC 117 Adams Owner LLC, RFR 77 Sands Owner LLC, RFR/K 77 Sands Owner LLC, KC 77 Sands Owner LLC, RFR 55 Prospect Owner LLC, RFR/K 55 Prospect Owner LLC, KC 55 Prospect Owner LLC, RFR 81 Prospect Owner LLC, RFR/K 81 Prospect Owner LLC and KC 81 Prospect Owner LLC, each a Delaware limited liability company and single purpose entity with two independent directors. The borrowing entities are each owned by the same three tenant-in-common entities: Desert Dumbo TIC LLC (37.7% interest), RFR/K Dumbo TIC LLC (46.6% interest) and KC Dumbo TIC LLC (15.7% interest). Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the DUMBO Heights Portfolio Loan Combination. Seryl Kushner, Aby Rosen and Michael Fuchs are the nonrecourse carve-out guarantors for the DUMBO Heights Portfolio Loan Combination.

RFR, founded by Aby Rosen and Michael Fuchs, is a real estate investment firm based in New York City with a core focus on select urban markets in the United States and Germany. RFR’s current portfolio has grown to include more than 100 properties comprising commercial, hospitality, residential and retail holdings. Some of RFR’s holdings include 160 Fifth Avenue, 375 Park Avenue, 390 Park Avenue, 17 State Street, 757 Third Avenue and 275 Madison Avenue. Kushner Companies is a diversified real estate organization headquartered in New York City with a national portfolio consisting of more than 20,000 multifamily units and approximately 13.0 million SF of office, industrial and retail space. Some of Kushner Companies’ holdings include the Puck Building, 170 East Second Street and the Austin Nichols House.

■	Escrows. On the origination date of the DUMBO Heights Portfolio Loan Combination, the borrowers funded a reserve of (i) $829,359 for real estate taxes, (ii) $35,650 for deferred maintenance, (iii) $10,760,171 for unfunded obligations, (iv) $5,904,411 for free rent (which is inclusive of $363,136 of gap rent related to the Etsy must-take space) and (v) $350,860 for gap rent related to the Shadowbox tenant (ground floor retail space utilized as a boxing gym) at the 55 Prospect Street Property.

On each due date, the borrowers will be required to fund the following reserves (i) one-twelfth of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be $207,340 per month), (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage, to the extent that insurance is not covered under an acceptable blanket policy, (iii) $9,413 for capital expenditures and (iv) $83,333 for tenant improvements and leasing commissions.

■	Lockbox and Cash Management. The DUMBO Heights Portfolio Loan Combination documents require a hard lockbox with in place cash management. The borrowers are required to deliver tenant direction letters to each existing tenant at the DUMBO Heights Portfolio Properties directing each of them to remit their rent checks directly to the clearing account. The borrowers are also required to deliver a tenant direction letter to each and every future commercial tenant. The borrowers are required to (or are required to cause the property manager to) deposit all revenue derived from the DUMBO Heights Portfolio Properties into the clearing account within two business days of receipt. All funds deposited into the clearing account are required to be swept by the clearing bank on each business day into the deposit account and will, so long as no event of default exists under the DUMBO Heights Portfolio Loan Combination, be disbursed on each payment date to fund, among other things, reserves, debt service and mezzanine debt service related to the DUMBO Heights Portfolio Loan. Any funds remaining in the deposit account after the foregoing disbursements will, if no Trigger Period (as defined below) exists and no event of default under the DUMBO Heights Portfolio Loan Combination documents exists, be paid to the borrower, and if a Trigger Period or event of default exists, be held as additional collateral for the DUMBO Heights Portfolio Loan Combination.

LOAN #1: DUMBO HEIGHTS PORTFOLIO

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default under the DUMBO Heights Portfolio Loan documents or mezzanine loan documents, (ii) the debt service coverage ratio of the DUMBO Heights Portfolio Loan Combination being, with respect to the period commencing on the origination date of the DUMBO Heights Loan Combination through September 5, 2020, less than 1.05x or, with respect to the period commencing on September 6, 2020 and thereafter, less than 1.10x (the “DSCR Hurdle”), and (iii) the occurrence of a Specified Tenant Trigger Period (defined below); and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (A)(i) above, the cure of such event of default, (y) with regard to any Trigger Period commenced in connection with clause (A)(ii) above, the debt service coverage ratio of the DUMBO Heights Portfolio Loan Combination being equal to or greater than the applicable DSCR Hurdle for one calendar quarter, and (z) with regard to any Trigger Period commenced in connection with clause (A)(iii) above, a Specified Tenant Trigger Period ceasing to exist in accordance with the terms of the DUMBO Heights Portfolio Loan documents.

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) a tenant accounting for 20.0% or more of the total rentable area (or any parent or affiliate of such tenant that guarantees the related lease) or a tenant accounting for 20.0% or more of the total rental income for the DUMBO Heights Portfolio Properties (a “Specified Tenant”) being in material monetary default or non-monetary default beyond applicable notice and cure periods, (ii) any Specified Tenant failing to be in actual, physical possession of its space or failing to be open for business, in each case, unless such tenant has a long-term unsecured debt rating of at least “BBB-” from S&P and at least an equivalent rating from each rating agency that rates such tenant, (iii) a Specified Tenant giving notice of its intent to terminate its lease for all or a portion of its space, on the date that is twelve months prior to the effective date of such termination, (iv) any termination or cancellation of any Specified Tenant lease or any portion thereof and/or any Specified Tenant lease (or any portion thereof) failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of any Specified Tenant, and (vi) any Specified Tenant failing to extend or renew all or any portion of its lease by the related deadline, and (B) expiring upon the cure of the applicable trigger in accordance with the DUMBO Heights Portfolio Loan documents.

■	Property Management. The DUMBO Heights Portfolio Property is currently managed by Watchtower Property Manager, LLC, a borrower affiliate. Under the DUMBO Heights Portfolio Loan documents, the lender has the right to direct the borrower to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy or insolvency proceeding or any voluntary bankruptcy or insolvency proceeding; (ii) an event of default under the DUMBO Heights Portfolio Loan documents is continuing; (iii) one or more members of the senior management of the property manager commits any act of fraud, gross negligence, willful misconduct or misappropriation of funds with respect to the property, unless the property manager promptly cures such act and removes the applicable member or members of the senior management of the property manager who committed such act; or (iv) a non-monetary material default or monetary default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. The borrower has the right to replace the property manager with either (a) a successor property manager approved in writing by the lender in the lender’s reasonable discretion and by the applicable rating agencies or (b) certain specified property managers and their affiliates provided that no material adverse change has occurred with respect to such person, and in each case, each property manager enters into a new management agreement.

■	Current Mezzanine or Secured Subordinate Indebtedness. The DUMBO Heights Portfolio Subordinate B Notes, with an aggregate outstanding principal balance as of the Cut-off Date of $145.0 million, accrue interest at a fixed interest rate of 5.40000% per annum. The DUMBO Heights Portfolio mezzanine A loan, with an outstanding principal balance as of the Cut-off Date of $80.0 million, accrues interest at a fixed interest rate of 5.70000% per annum. The DUMBO Heights Portfolio mezzanine B loan, with an outstanding principal balance as of the Cut-off Date of $75.0 million, accrues interest at a fixed interest rate of 7.10000% per annum. The DUMBO Heights Portfolio Subordinate B Notes, the DUMBO Heights Portfolio mezzanine A loan and DUMBO Heights Portfolio mezzanine B loans each have a 60-month term and are interest only for the full term.

LOAN #1: DUMBO HEIGHTS PORTFOLIO

Financial Information

	DUMBO Heights Portfolio Senior A Notes	DUMBO Heights Portfolio Total Debt
Cut-off Date Balance	$180,000,000	$480,000,000
Cut-off Date LTV Ratio	28.1%	75.0%
Maturity Date LTV Ratio	28.1%	75.0%
DSCR Based on Underwritten NCF	3.89x	1.13x
Debt Yield Based on Underwritten NOI	16.6%	6.2%

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. At any time after the earlier to occur of (x) August 30, 2021 and (y) the second anniversary of the securitization of the last note of the DUMBO Heights Portfolio Loan Combination, and provided that each of the DUMBO Heights Portfolio mezzanine A loan and the DUMBO Heights Portfolio mezzanine B loan are defeased, prepaid or repaid in accordance with the requirements of the related mezzanine loan agreements, the DUMBO Heights Portfolio borrowers are permitted to obtain the release of (a) the 81 Prospect Street Property, (b) the 117 Adams Street Property or (c) both the 81 Prospect Street Property and 117 Adams Street Property (the “DUMBO Heights Potential Release Properties”), provided that, among other things, (i) the DUMBO Heights Portfolio borrowers defease an amount equal to the greater of (x) 130.0% of the allocated loan amount for the DUMBO Heights Portfolio Potential Release Property being released and (y) 90.0% of the net sales proceeds applicable to the DUMBO Heights Portfolio Potential Release Property being released; (ii) after giving effect to the sale and the defeasance, (z) the debt yield on the remaining DUMBO Heights Portfolio Properties, with respect to a partial release of the 81 Prospect Street Property, is equal to or greater than 7.0%, with respect to a partial release of the 117 Adams Street Property, is equal to or greater than 7.25%, or with respect to a partial release of the 81 Prospect Street Property and the 117 Adams Street Property, is equal to or greater than 7.25%; (iii) such release is in compliance with REMIC-related requirements; (iv) no event of default has occurred and is continuing; and (v) the DUMBO Heights Portfolio borrowers deliver to the lender a rating agency confirmation. In connection with any partial defeasance, the release price will be allocated between the DUMBO Heights Portfolio Senior A Notes and the DUMBO Heights Portfolio Subordinate B Notes, on a pari passu and pro rata basis, based on outstanding principal balances (and then between the notes comprising the DUMBO Heights Portfolio Senior A Notes and between the notes comprising the DUMBO Heights Portfolio Subordinate B Notes, respectively, in each case on a pro rata, pari passu basis).

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the DUMBO Heights Portfolio Properties, plus business interruption coverage in an amount equal to 100% of the gross income of the DUMBO Heights Portfolio Property for a period of not less than 18 months. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $100,000, except with respect to earthquake and windstorm/named storm which may provide for no deductible in excess of 5% of the total insurable value of the DUMBO Heights Portfolio Property. Notwithstanding the foregoing, in the event Terrorism Risk Insurance Act of November 26, 2002, as amended (TRIA) and/or Terrorism Risk Insurance Program Reauthorization Act of 2015, as amended (TRIPRA) is not renewed or extended (or replaced by a comparable statute) at any time during the term of the Loan, and terrorism insurance coverage is then subject to rating and availability on the open market, for each subsequent policy term, borrower must obtain and maintain terrorism insurance coverage for insurance with respect to the improvements and personal property, loss of rents and/or business interruption insurance, commercial general liability insurance and excess liability/umbrella liability insurance required pursuant to the terms of the DUMBO Heights Portfolio Loan agreement, at a cost not to exceed 200% of all then-current insurance premiums for all insurance coverages required pursuant to the DUMBO Heights Portfolio Loan documents (the “Terrorism Cap”) and if the cost exceeds such Terrorism Cap, borrower will be required to purchase the maximum amount of coverage available with funds equal to the Terrorism Cap. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #2: Liberty Portfolio

LOAN #2: Liberty Portfolio

NORTH NORTHSIGHT BOULEVARD
8501 EAST RAINTREE DRIVE
Vanguard
EAST RAINTREE DRIVE
PARKING GARAGE
Collateral
8501 East Raintree Drive

1930 BUILDING
1870 BUILDING
PARKING GARAGE
CARVANA
DriveTime
CENTENE
PARKING GARAGE
PARKING GARAGE
PARKING GARAGE
NORTH PRIEST DRIVE
DHL
CENTENE
CENTENE
WageWorks
PARKING GARAGE
WEST RIO SALADO PARKWAY
1910 BUILDING
1850 BUILDING
Collateral
Liberty Center

LOAN #2: Liberty Portfolio

LOAN #2: Liberty Portfolio

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	2		Loan Seller(3)	CREFI/CCRE
Location (City/State)	Various, Arizona		Cut-off Date Balance(3)	$52,850,000
Property Type	Office		Cut-off Date Balance per SF(2)	$205.65
Size (SF)	805,746		Percentage of Initial Pool Balance	7.2%
Total Occupancy as of 5/31/2018	100.0%		Number of Related Mortgage Loans	None
Owned Occupancy as of 5/31/2018	100.0%		Type of Security	Fee Simple/Leasehold
Year Built / Latest Renovation	Various / NAP		Mortgage Rate	4.75500%
Appraised Value(1)	$256,700,000		Original Term to Maturity (Months)	120
Appraisal Date(1)	Various		Original Amortization Term (Months)	NAP
Borrower Sponsor	Bruce Karsh		Original Interest Only Period (Months)	120
Property Management	Signature Real Estate Services, Inc.		First Payment Date	11/6/2018
			Maturity Date	10/6/2028

Underwritten Revenues	$19,169,391
Underwritten Expenses	$4,059,580	Escrows
Underwritten Net Operating Income (NOI)	$15,109,811		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$14,130,019	Taxes	$89,189	$44,594
Cut-off Date LTV Ratio(2)	64.6%	Insurance	$18,366	$9,183
Maturity Date LTV Ratio(2)	64.6%	Replacement Reserve	$0	$13,429
DSCR Based on Underwritten NOI / NCF(2)	1.89x / 1.77x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	9.1% / 8.5%	Other(4)	$1,351,754	$77,257

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination	$165,700,000	63.9%	Purchase Price	$255,000,000	98.3%
New Cash Contribution	92,058,681	35.5	Closing Costs	2,896,463	1.1
Other Sources(5)	1,597,091	0.6	Upfront Reserves	1,459,309	0.6

Total Sources	$259,355,773	100.0%	Total Uses	$259,355,773	100.0%

(1)	See “Portfolio Summary” chart below for the Appraised Values and Appraisal Dates for the individual Liberty Portfolio Properties (as defined below).

(2)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Liberty Portfolio Loan Combination (as defined below).

(3)	The Liberty Portfolio Loan Combination was co-originated by Citi Real Estate Funding Inc. (“CREFI”), Barclays Bank PLC (“Barclays”) and Cantor Commercial Real Estate Lending, L.P. (“CCRE”). The Cut-off Date Balance of $52,850,000 represents the non-controlling notes A-2 ($30,000,000) and A-8 ($10,000,000), which are being contributed by CREFI, and the non-controlling note A-7 ($12,850,000), which is being contributed by CCRE, of the Liberty Portfolio Loan Combination, which is evidenced by eight pari passu senior notes and has an aggregate outstanding principal balance as of the Cut-off Date of $165,700,000. See “—The Mortgage Loan” below.

(4)	Upfront Other reserve includes (i) $3,125 for deferred maintenance, (ii) $1,161,769 for unfunded obligations, (iii) $109,603 for free rent related to the Carvana, LLC tenant and (iv) $77,257 for a GPLET (as defined below) ground rent reserve. See “—Tax Abatement” below for more detail on the GPLET ground lease related to the Liberty Center at Rio Salado Property (as defined below). Monthly Other reserves includes one-twelfth of the ground rent payable during the next-ensuing 12 months under the GPLET leases with respect to the Liberty Center at Rio Salado Property (initially estimated to be $77,257 per month).

(5)	Other Sources consist of various credits awarded to the purchaser at origination, including, but not limited to: prepaid rents, tenant improvement allowances, free rent, tenant security deposits and real estate tax credits.

■	The Mortgage Loan. The mortgage loan (the “Liberty Portfolio Loan”) is part of a loan combination (the “Liberty Portfolio Loan Combination”) evidenced by eight pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple and/or leasehold interests in a two-property Class A office portfolio located in Arizona and totaling 805,746 SF of fully occupied space (the “Liberty Portfolio Properties” or the “Liberty Portfolio”). The Liberty Portfolio Loan, which is evidenced by the non-controlling notes A-2 ($30,000,000), A-8 ($10,000,000) and A-7 ($12,850,000), had an aggregate original principal balance of $52,850,000, has an aggregate outstanding principal balance as of the Cut-off Date of $52,850,000 and represents approximately 7.2% of the Initial Pool Balance. The Liberty Portfolio Loan Combination had an aggregate original principal balance of $165,700,000 and has an aggregate outstanding principal balance as of the Cut-off Date of $165,700,000. The controlling note A-1 and non-controlling note A-3, which had an aggregate original principal balance of $50,000,000 and have an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000, are currently held by CREFI and expected to be contributed to the Benchmark 2018-B7 securitization transaction upon closing of such transaction. The non-controlling notes A-4 and A-5, which had an aggregate original principal balance of $37,850,000 and have an aggregate outstanding principal balance as of the Cut-off Date of $37,850,000, are currently held by Barclays and expected to be contributed to one or more future securitization transactions. The non-controlling note A-6, which had an original principal balance of $25,000,000 and has an outstanding principal balance as of the Cut-off Date of $25,000,000, is currently held by CCRE and expected to be contributed to one or more future securitization transactions. The Liberty Portfolio Loan Combination, which accrues interest at a fixed rate of 4.75500% per annum, was originated by CREFI, Barclays and CCRE on September 26, 2018. The proceeds of the Liberty Portfolio Loan Combination and new cash contribution from the sponsor were primarily used to acquire the Liberty Portfolio Properties, pay origination costs and fund reserves.

The Liberty Portfolio Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Liberty Portfolio Loan requires monthly payments of interest only for the term of the Liberty Portfolio Loan. The scheduled maturity date of the Liberty Portfolio Loan is the due date in October 2028. At any time after the earlier of (i) September 26, 2021 and (ii) the second anniversary of the securitization of the last note of the Liberty Portfolio Loan Combination, the Liberty Portfolio Loan may be defeased with direct non–callable obligations backed by the full

LOAN #2: Liberty Portfolio

faith and credit of the United States of America. Voluntary prepayment of the Liberty Portfolio Loan is permitted on or after the due date occurring in August 2028 without payment of any prepayment premium.

Liberty Portfolio Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-2, A-7, A-8	$52,850,000	$52,850,000	CGCMT 2018-C6	No
A-1, A-3	$50,000,000	$50,000,000	CREFI(1)	Yes
A-4, A-5	$37,850,000	$37,850,000	Barclays(2)	No
A-6	$25,000,000	$25,000,000	CCRE(2)	No
Total	$165,700,000	$165,700,000

(1)	Currently held by CREFI and expected to be contributed to the Benchmark 2018-B7 securitization transaction upon closing of such transaction.

(2)	Expected to be contributed to one or more future securitization transactions.

■	The Mortgaged Properties. The Liberty Portfolio consists of a two-property Class A office portfolio. The Liberty Center at Rio Salado campus (682,406 SF) includes four office buildings built from 2014 to 2017 located at 1850, 1870, 1910 and 1930 West Rio Salado Parkway in Tempe, Arizona (the “Liberty Center at Rio Salado Property”). The Liberty Center at Rio Salado Property is situated on a site covering approximately 40.7 acres and is 100.0% occupied as of the underwritten rent rolls dated May 31, 2018 by national tenants including Centene Management Company, LLC (“Centene”), DHL Express, Inc. (“DHL Express”) and WageWorks, Inc. (“WageWorks”). The buildings at the Liberty Center at Rio Salado Property, which consist of three two-story Class A office buildings and one three-story Class A office building, offer 4,078 surface parking spaces (which equates to approximately 6.0 parking spaces per 1,000 SF of GLA). The Liberty Center at Rio Salado Property also offers redundant power, balconies, cafeterias, mountain views and access to downtown Tempe and Phoenix Sky Harbor International Airport. The property located at 8501 East Raintree Drive (123,340 SF) is a three-story, Class A, LEED Gold office building that was built-to-suit for The Vanguard Group, Inc. (“The Vanguard Group”) in 2006 and is located in Scottsdale, Arizona (the “8501 East Raintree Drive Property”). The 8501 East Raintree Drive Property is situated on a site covering approximately 13.8 acres and remains 100.0% occupied by The Vanguard Group as of the underwritten rent roll dated May 31, 2018. The Vanguard Group lease commenced in 2006, expires in July 2026 and offers two five-year renewal options. The 8501 East Raintree Drive Property amenities include approximately 28,000 SF of landscaped outdoor patio area. The 8501 East Raintree Drive Property also contains a parking garage with 594 parking spaces (which equates to approximately 4.8 parking spaces per 1,000 SF of GLA). Overall, the Liberty Portfolio Properties are 100.0% occupied by six national tenants with a weighted average remaining lease term from the Cut-off Date of 7.1 years.

Portfolio Summary(1)

Property Name	Year Built	SF	Property Occupancy	Allocated Cut-off Date Balance	% Allocated Loan Combination Original Balance	Appraisal Date(2)	Appraised Value(2)	% Appraised Value(2)	UW NCF
Liberty Center at Rio Salado	Various(2)	682,406	100.0%	$140,737,635	84.9%	8/22/2018	$212,910,000	82.9%	$11,962,700
8501 East Raintree Drive	2006	123,340	100.0	24,962,365	15.1	8/24/2018	43,790,000	17.1	2,167,319
Total / Wtd. Avg.		805,746	100.0%	$165,700,000	100.0%		$256,700,000	100.0%	$14,130,019

(1)	Based on the underwritten rent roll dated May 31, 2018 and the Liberty Portfolio Loan Combination documents.

(2)	The Liberty Center at Rio Salado Property consists of four buildings: 1850 West Rio Salado Parkway (built in 2014 and represents approximately 18.0% of Liberty Portfolio Underwritten Net Operating Income (“NOI”)), 1870 West Rio Salado Parkway (built in 2017 and represents approximately 29.9% of Liberty Portfolio Underwritten NOI), 1910 West Rio Salado Parkway (built in 2014 and represents approximately 20.0% of Liberty Portfolio Underwritten NOI), and 1930 West Rio Salado Parkway (built in 2016 and represents approximately 16.8% of Liberty Portfolio Underwritten NOI).

Centene (352,988 SF; 43.8% of GLA; 44.1% of Underwritten Base Rent): Centene, rated Ba1/BB+ by Moody’s/S&P, is a Fortune 500 multi-national healthcare company headquartered in St. Louis, Missouri. Centene utilizes its space at the Liberty Center at Rio Salado Property as one of the primary office locations for its Nursewise (a wholly-owned subsidiary of Centene in the business of providing multilingual telehealth services) and Cenpatico Integrated Care (a wholly-owned subsidiary of Centene that offers agencies, health plans, and states solutions to administer healthcare services more effectively) business lines. Centene first leased 77,867 SF of space in October 2015 and has since expanded to its current footprint of 352,988 SF across multiple buildings at the Liberty Center at Rio Salado Property. Centene occupies 236,131 SF through January 31, 2028 in the 1870 West Rio Salado Parkway building, 77,867 SF through January 22, 2028 in the 1850 West Rio Salado Parkway building and 38,990 SF through December 31, 2028 in the 1910 West Rio Salado Parkway building, and has two five-year renewal options and no termination options. For the fiscal year ending December 31, 2017, Centene reported approximately $48.4 billion in total revenues and approximately 33,700 employees. As of October 16, 2018, Centene had a market capitalization of approximately $30.1 billion.

LOAN #2: Liberty Portfolio

The Vanguard Group (123,340 SF; 15.3% of GLA; 15.9% of Underwritten Base Rent): The Vanguard Group is a privately-owned investment manager founded in 1975 and, as of January 31, 2018, it employed approximately 16,600 people in the United States and had approximately $5.1 trillion in global assets under management. The Vanguard Group primarily provides its services to investment companies and caters to pooled investment vehicles, corporations, individuals, retirement plan sponsors, institutional investors, separate account institutional clients and financial advisors. The Vanguard Group utilizes the entire 123,340 SF of office space at the 8501 East Raintree Drive Property as a regional office and has been in occupancy since the property was constructed in 2006.

DHL Express (117,593 SF; 14.6% of GLA; 15.0% of Underwritten Base Rent): DHL Express, rated A3/BBB+ by Moody’s/Fitch, the United States branch of Deutsche Post DHL Group, one of the world’s largest international courier service company with express, global forwarding, freight and supply chain divisions, utilizes its space at the Liberty Center at Rio Salado Property as a corporate office. Deutsche Post DHL Group currently employs approximately 520,000 employees in over 220 countries worldwide. As of October 16, 2018, Deutsche Post DHL Group had a market capitalization of approximately $40.7 billion. According to the 2017 annual report, Deutsche Post DHL Group reported earnings before interest and taxes of approximately $4.65 billion for fiscal year 2017.

The following table presents certain information relating to the major retail tenants (of which certain tenants may have co-tenancy provisions) at the Liberty Portfolio Properties:

Largest Owned Tenants(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Centene(4)	NR / Ba1 / BB+	352,988	43.8%	$6,897,298	44.1%	$19.54	1/31/2028	2, 5-year options
The Vanguard Group	NR / NR / NR	123,340	15.3	2,485,301	15.9	20.15	7/31/2026	2, 5-year options
DHL Express	BBB+ / A3 / NR	117,593	14.6	2,347,468	15.0	19.96	2/28/2023	2, 5-year options
WageWorks, Inc.	NR / NR / NR	76,162	9.5	1,330,550	8.5	17.47	12/31/2021	2, 5-year options
Carvana, LLC(5)	NR / NR / NR	69,774	8.7	1,332,683	8.5	19.10	2/29/2024	3, 5-year options
DriveTime Automotive Group, Inc.(5)	NR / NR / NR	65,889	8.2	1,258,480	8.0	19.10	2/29/2024	3, 5-year options
Largest Owned Tenants		805,746	100.0%	$15,651,781	100.0%	$19.43
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenants		805,746	100.0%	$15,651,781	100.0%	$19.43

(1)	Based on the underwritten rent roll dated May 31, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes approximately $261,743 in contractual rent steps through October 1, 2019 and $185,411 which represents the present value of rent steps for investment grade tenants (DHL Express).

(4)	Centene occupies 236,131 SF through January 31, 2028 in the 1870 West Rio Salado Parkway building, 77,867 SF through January 22, 2028 in the 1850 West Rio Salado Parkway building and 38,990 SF through December 31, 2028 in the 1910 West Rio Salado Parkway building.

(5)	DriveTime Automotive Group, Inc. subleases its 65,889 SF of space to Carvana, LLC. The sublease is co-terminus with, and requires the same rent, as the original DriveTime Automotive Group, Inc. lease. In total, Carvana, LLC occupies 135,663 SF at the 1930 West Rio Salado Parkway building.

LOAN #2: Liberty Portfolio

The following table presents certain information relating to the retail lease rollover schedule at the Liberty Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Tenants
2018 & MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	76,162	9.5	9.5%	1,330,550	8.5	$17.47	1
2022	0	0.0	9.5%	0	0.0	$0.00	0
2023	117,593	14.6	24.0%	2,347,468	15.0	$19.96	1
2024	135,663	16.8	40.9%	2,591,163	16.6	$19.10	2
2025	0	0.0	40.9%	0	0.0	$0.00	0
2026	123,340	15.3	56.2%	2,485,301	15.9	$20.15	1
2027	0	0.0	56.2%	0	0.0	$0.00	0
2028(4)	352,988	43.8	100.0%	6,897,298	44.1	$19.54	3
2029 & Beyond	0	0.0	100.0%	0	0.0	$0.00	0
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	805,746	100.0%		$15,651,781	100.0%	$19.43	8

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes approximately $261,743 in contractual rent steps through October 1, 2019 and $185,411 which represents the present value of rent steps for investment grade tenants (DHL Express).

(4)	Centene occupies 236,131 SF through January 31, 2028 in the 1870 West Rio Salado Parkway building, 77,867 SF through January 22, 2028 in the 1850 West Rio Salado Parkway building and 38,990 SF through December 31, 2028 in the 1910 West Rio Salado Parkway building.

The following table presents certain information relating to historical leasing at the Liberty Portfolio Properties:

Historical Leased %(1)

As of 5/31/2018(2)
Owned Space	100.0%

(1)	Due to the various construction dates of the Liberty Portfolio Properties, historical occupancy information on a portfolio basis is not available. The 8501 East Raintree Drive Property has maintained 100.0% occupancy since 2008 and the buildings located at the Liberty Center at Rio Salado Property have steadily increased occupancy each year since construction was completed to reach the current 100.0% occupancy levels represented in the underwritten rent rolls dated May 31, 2018.

(2)	Based on the underwritten rent roll dated May 31, 2018.

■	Tax Abatement. The four buildings located at the Liberty Center at Rio Salado Property receive a 50.0% real estate tax abatement for eight years commencing on the respective certificate of occupancy date for each building through a Government Property Lease Excise Tax (“GPLET”) abatement with the Arizona Department of Revenue and the City of Tempe. In lieu of paying real estate taxes, the borrower pays to the Arizona Department of Revenue and the City of Tempe, in the form of rent, 50.0% of what the respective buildings’ real estate taxes otherwise would have been (2018 rent due under the GPLET abatement for the four buildings located at the Liberty Center at Rio Salado Property was equal to $882,940). The borrower has a leasehold interest in each of the buildings located at the Liberty Center at Rio Salado Property, which are subject to the GPLET abatement until expiration of the underlying lease, at which point title in the fee interest will automatically vest in the borrower. The Liberty Portfolio Loan documents permit the borrower to acquire in fee the real property underlying any one or more GPLET ground leases in connection with the expiration, termination, and/or cancellation of such GPLET ground lease in accordance with the Liberty Portfolio Loan documents, including modifying the Liberty Portfolio Loan documents to spread to the fee interest. Real estate taxes were underwritten based on the 10-year average of each respective building’s current tax amount and full tax amount when the GPLET abatement expires. Assuming a 1.0% growth rate, 14.21% tax rate and 18.0% assessment ratio, the average annual real estate tax savings from the 2018/2019 tax year through the 2027/2028 tax year for the Liberty Center at Rio Salado Property is equal to $508,706 per year. The 8501 East Raintree Drive Property is not subject to an abatement and real estate taxes were underwritten to the budgeted amount equal to $509,650. Below is a table illustrating the GPLET abatements for each building at the Liberty Center at Rio Salado Property:

LOAN #2: Liberty Portfolio

Liberty Center at Rio Salado Tax Abatement Summary

Liberty Center at Rio Salado Building	Certificate of Occupancy Date	GPLET Expiration Date	Remaining GPLET Term (years)(1)	Unabated Annual Real Estate Tax 10-yr Average	UW Annual Real Estate Tax 10-yr Average
1850 West Rio Salado Parkway	10/30/2014	10/29/2022	3.9	$535,060	$431,237
1870 West Rio Salado Parkway	2/15/2018	2/14/2026	7.2	$412,042	$246,330
1910 West Rio Salado Parkway	7/8/2015	7/7/2023	4.6	$508,615	$384,629
1930 West Rio Salado Parkway	9/28/2016	9/27/2024	5.8	$391,784	$276,599
Total / Wtd. Avg.			5.1	$1,847,501	$1,338,795

(1)	Remaining GPLET Term (years) is based on the Cut-off Date for the CGCMT 2018-C6 trust in December 2018.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Liberty Portfolio Properties:

Cash Flow Analysis(1)

	2016	2017	Annualized T-7 7/31/2018	Underwritten		Underwritten $ per SF
Base Rent	$7,167,149	$8,527,073	$14,118,837	$15,204,627	(2)	$18.87
Rent Steps	0	0	0	447,154	(3)	0.55
Reimbursements	1,636,533	1,973,158	2,845,390	4,078,245		5.06
Gross Potential Rent	$8,803,682	$10,500,231	$16,964,227	$19,730,026		$24.49
Other Income(4)	1,504	1,017	0	0		0.00
Parking	101,350	332,312	397,500	425,867		0.53
Economic Vacancy & Credit Loss(5)	0	0	(3)	(986,501)		(1.22)
Effective Gross Income	$8,906,536	$10,833,560	$17,361,723	$19,169,391		23.79

Real Estate Taxes(6)	$917,693	$1,064,918	$1,347,045	$1,848,445		$2.29
Insurance	25,512	35,316	39,670	104,950		0.13
Management Fee	246,091	335,747	622,361	575,082		0.71
Other Operating Expenses	515,579	649,349	849,823	1,531,103		1.90
Total Operating Expenses	$1,704,875	$2,085,330	$2,858,899	$4,059,580		$5.04

Net Operating Income(7)	$7,201,661	$8,748,230	$14,502,824	$15,109,811		$18.75
Replacement Reserves	0	0	0	161,149		0.20
TI/LC	0	0	0	818,643		1.02
Net Cash Flow	$7,201,661	$8,748,230	$14,502,824	$14,130,019		$17.54

Occupancy	NAV	NAV	100.0%(2)	95.0%(5)
NOI Debt Yield(8)	4.3%	5.3%	8.8%	9.1%
NCF DSCR(8)	0.90x	1.10x	1.82x	1.77x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Based on the underwritten rent rolls dated May 31, 2018.

(3)	Represents approximately $261,743 in contractual rent steps through October 1, 2019 and $185,411 which represents the present value of rent steps for investment grade tenants (DHL Express).

(4)	Other Income consists of telecommunications income for the 2016 and 2017 historical cash flow information.

(5)	Underwritten Economic Vacancy & Credit Loss represents the economic vacancy of 5.0%.

(6)	Real Estate Taxes ($1,848,445) were underwritten using the budgeted real estate tax amount for the 8501 East Raintree Property ($509,650), and the 10-year average of the current abated real estate taxes and the fully unabated real estate taxes due when the GPLET’s expire at each of the respective buildings that make up the Liberty Center at Rio Salado Property ($1,338,795). See “—Tax Abatements” above.

(7)	The difference between 2016 Net Operating Income, 2017 Net Operating Income, the Annualized T-7 7/31/2018 and the Underwritten Net Operating Income is primarily attributable to the construction and stabilization of the Liberty Center at Rio Salado Property. The Liberty Center at Rio Salado Property consists of four buildings: 1850 West Rio Salado Parkway (built in 2014 and represents approximately 18.0% of Underwritten Net Operating Income), 1870 West Rio Salado Parkway (built in 2017 and represents approximately 29.9% of Underwritten Net Operating Income), 1910 West Rio Salado Parkway (built in 2014 and represents approximately 20.0% of Underwritten Net Operating Income), and 1930 West Rio Salado Parkway (built in 2016 and represents approximately 16.8% of Underwritten Net Operating Income). The 8501 East Raintree Drive Property was built in 2006 and represents approximately 15.4% of Underwritten Net Operating Income. The Liberty Portfolio Properties are all 100.0% leased and all outstanding landlord obligations and free rent were reserved for at origination.

(8)	Calculated based on the Liberty Portfolio Loan Combination.

■	Appraisal. According to the appraisal, the Liberty Portfolio Properties had an aggregate “as-is” appraised value of $256,700,000 as of August 2018.

Property	Appraisal Approach	Value	Discount Rate	Capitalization Rate
Liberty Center at Rio Salado	Direct Capitalization Approach	$210,280,000	N/A	6.00%
	Discounted Cash Flow Approach(1)	$212,910,000	7.00%	6.25%	(1)
8501 East Raintree Drive	Direct Capitalization Approach	$43,950,000	N/A	5.50%
	Discounted Cash Flow Approach(1)	$43,790,000	7.25%	6.00%	(1)

(1)	Represents the terminal cap rate.

LOAN #2: Liberty Portfolio

■	Environmental Matters. According to the Phase I environmental reports, dated July 23, 2018, there are no recognized environmental conditions or recommendations for further action at the Liberty Portfolio Properties.

■	Market Overview and Competition. The Liberty Portfolio Properties are located within the Phoenix office market which, according to the appraisal as of year-end 2017, had an overall office supply of approximately 179.4 million SF, a vacancy rate of 14.6% and average asking rent of $23.94 per SF. According to the appraisal, during the period beginning in 2009 and ending June 30, 2018, the Phoenix office market added approximately 12.4 million SF of supply and reduced vacancy by approximately 6.2% while maintaining an average asking rent that ranged from $23.52 per SF in 2009 to $25.14 per SF as of June 30, 2018. According to a third party report, the technology industry continues to expand, and many technology companies have relocated from Southern California or expanded in the Phoenix office market to utilize the cheaper rents for back-office operations. The Phoenix office market is currently home to the back-office operations of prominent technology companies including PayPal, Yelp and San Francisco-based financial technology firm Upgrade. According to the appraisal, the Phoenix market has also become a significant market in the United States for advanced business services jobs in the financial sector. According to the United States Bureau of Labor Statistics, as of August 31, 2018, the financial services sector accounts for approximately 9.1% of total non-farm employment in the Phoenix market and supports approximately 191,500 jobs. Since the beginning of 2017, firms such as Bank of the West, Charles Schwab, and Northern Trust have relocated or expanded within the Phoenix office market.

The buildings that make up the Liberty Center at Rio Salado Property are located at 1850, 1870, 1910 and 1930 West Rio Salado Parkway in Tempe, Arizona, approximately 9.5 miles east of downtown Phoenix. Tempe, the eighth largest city in Arizona, is an urban community located in the southeast valley that is bordered by Scottsdale to the north, Mesa to the east, Chandler to the south and Phoenix to the west. Tempe is served by Interstate 10, U.S. Route 60 and State Routes 101 and 143. The Salt River flows through the northern portion of Tempe, and Phoenix Sky Harbor International Airport is located approximately four miles west of Tempe. According to the appraisal, as of year-end 2017, the population within a one-, three- and five-mile radius was 5,947, 91,845 and 328,873, respectively. Additionally, the average household income within a one-, three- and five-mile radius was $50,990, $51,485 and $60,211, respectively, as of year-end 2017. The Liberty Center at Rio Salado Property is part of the Phoenix Airport Area submarket, which, according to the appraisal, as of June 30, 2018, contained an office supply of approximately 12.4 million SF, with a vacancy rate of 21.8% and average gross asking rent equal to $23.83 per SF (compared to the weighted average UW Gross Rent at the Liberty Center at Rio Salado Property of $24.35 per SF).

The 8501 East Raintree Property is located in Scottsdale, Arizona, approximately 26.6 miles northeast of downtown Phoenix. Scottsdale, the seventh largest city in Arizona, is bordered by Tempe to the south, Fountain Hills and McDowell Mountain Regional Park to the east, Tonto National Forest to the north and Phoenix and Paradise Valley to the west. Scottsdale is served by Interstates 10 and 17, as well as U.S. Route 60, which are all located within 10 miles of the 8501 East Raintree Property. Also, Phoenix Sky Harbor International Airport is located approximately six miles west of Scottsdale. According to the appraisal, as of year-end 2017, the population within a one-, three- and five-mile radius was 5,184, 70,146 and 168,757, respectively. Additionally, the average household income within a one-, three- and five-mile radius was $114,175, $125,706 and $127,144, respectively, as of year-end 2017. The 8501 East Raintree Property is part of the Scottsdale Airpark submarket, which, according to the appraisal as of June 30, 2018, contained an office supply of approximately 13.2 million SF with a vacancy rate of 13.1% and average gross asking rent equal to $27.76 per SF (compared to the Underwritten Gross Rent for The Vanguard Group at the 8501 East Raintree Property of $25.26 per SF).

The following table presents certain information relating to the primary competition for the Liberty Portfolio Properties:

Directly Competitive Buildings(1)

Property Name	Office Area (GLA)	City	Occupancy	Tenant Name	Lease Type	Rent (per SF)
Liberty Portfolio Properties	805,746 (2)	Tempe/Scottsdale	100.0%	Various	NNN	$19.75 - $20.00(3)
Price Road Office	66,759	Chandler	100.0%	Walgreens (Call Center)	NNN	$15.75
Chaparral Commerce Center	271,085	Scottsdale	100.0%	McKesson Corp.	NNN	$16.31
Norterra West One	147,638	Phoenix	100.0%	USAA (IT Dept.)	NNN	$17.21
Rio 2100	100,102	Tempe	100.0%	Varsity Tutors LLC	FSG	$28.37
Rio Office	63,500	Tempe	100.0%	Benchmark Elec., Inc.	FSG	$30.25
The Alameda	235,000	Tempe	93.2%	Lennar Homes	NNN	$19.00

(1)	Source: Appraisal unless otherwise indicated.

(2)	Based on the underwritten rent roll dated May 31, 2018.

(3)	Represents the range of concluded market office rent from the appraisal (on a net basis) for the Liberty Portfolio Properties.

LOAN #2: Liberty Portfolio

■	The Borrower. The borrower is RS Phoenix Portfolio LLC, a Delaware limited liability company and single-purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Liberty Portfolio Loan Combination. H25A, LLC, a Delaware limited liability company, is the non-recourse carveout guarantor for the Liberty Portfolio Loan Combination.

Bruce Karsh, the borrower sponsor, is a co-chairman and co-founder of Oaktree Capital which, as of June 30, 2018, manages approximately $122.0 billion in assets. He is also the Chief Investment Officer and serves as portfolio manager for Oaktree Capital’s Distressed Opportunities, Value Opportunities and Multi-Strategy Credit strategies. Bruce Karsh serves on the boards of a number of privately-held companies and is a member of the investment committee of the Broad Foundations. He is a Duke University alumnus and served as Chairman of the Board of DUMAC, LLC, the entity that manages Duke University’s endowment, from 2005 to 2014.

■	Escrows. On the origination date of the Liberty Portfolio Loan Combination, the borrower funded a reserve of (i) $89,189 for real estate taxes, (ii) $18,366 for insurance, (iii) $3,125 for deferred maintenance, (iv) $1,161,769 for unfunded obligations, (v) $109,603 for Carvana, LLC free rent and (vi) $77,257 for ground rent related to the GPLET leases with respect to the Liberty Center at Rio Salado Property.

On each due date, the borrower will be required to fund the following reserves (i) one-twelfth of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be $44,594 per month), (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage, provided that insurance is not covered under an acceptable blanket policy (initially estimated to be $9,183 per month), (iii) $13,429 for capital expenditures, (iv) one-twelfth of the ground rent payable during the next-ensuing 12 months under the GPLET leases with respect to the Liberty Center at Rio Salado Property (initially estimated to be $77,257 per month), and (v) on each monthly payment date occurring on and after the occurrence and during the continuance of a Specified Tenant Trigger Period (as defined below), the borrower will deposit an amount equal to the specified tenant sweep excess cash flow (within the meaning of Liberty Portfolio Loan Combination documents) generated by the Liberty Portfolio Properties for the immediately preceding interest accrual period.

■	Lockbox and Cash Management. The Liberty Portfolio Loan Combination documents require a hard lockbox with springing cash management. The borrower is required to deliver tenant direction letters to each existing tenant at the Liberty Portfolio Properties directing each of them to remit their rent checks directly to the lender-controlled lockbox. The borrower is also required to deliver a tenant direction letter to each and every future commercial tenant. The borrower is required to (and is required to cause the property manager to) deposit all revenue derived from the Liberty Portfolio Properties into the clearing account promptly upon receipt. All funds deposited into the clearing account are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Liberty Portfolio Loan Combination documents for the payment of taxes, insurance, debt service, and funding reserves, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Liberty Portfolio Loan Combination documents are (a) to the extent a Specified Tenant Trigger Period is continuing, swept into a Specified Tenant (as defined below) reserve, (b) to the extent a Trigger Period is continuing but no Specified Tenant Trigger Period is continuing, held by the lender in an excess cash flow reserve account as additional collateral for the Liberty Portfolio Loan Combination, or (c) to the extent that no Trigger Period is continuing, disbursed to the borrower.

A “Trigger Period” commences upon the earliest to occur of: (i) a mortgage loan event of default having occurred and is continuing, (ii) the debt service coverage ratio being less than 1.20x (unless the Collateral Cure Conditions (defined below) are satisfied) or (iii) the continuance of a “Specified Tenant Trigger Period”, which commences upon a Specified Tenant and/or the guarantor of the related Specified Tenant’s lease experiencing a bankruptcy event, a Specified Tenant ceasing to occupy its space or “going dark” (unless it is an investment-grade tenant), a Specified Tenant giving notice of its intent to terminate the space (such Trigger Period to commence a specified number of months prior to the designated termination date), a Specified Tenant terminating or canceling its lease or any portion thereof, its rejection in bankruptcy, or other failure of such lease to be in full force and effect, a Specified Tenant being in monetary default or material non-monetary default under its lease or a Specified Tenant failing to renew its lease prior to the Specified Tenant Extension Deadline (as defined below). A Trigger Period will expire upon, in the case of a Trigger Period caused by clause (i) above, the cure of such event of default; in the case of a Trigger Period caused by the event described in clause (ii) above, either the debt service coverage ratio is 1.25x for two consecutive calendar quarters or the borrower depositing with the lender cash or an evergreen letter of credit in an amount that (if applied to pay the balance of the Liberty Portfolio Loan Combination) would cause the Liberty Portfolio Loan Combination to have a DSCR at least equal to 1.25x( the “Collateral Cure Conditions”)(such reserve or letter of

LOAN #2: Liberty Portfolio

credit will be released to the borrower upon the Liberty Portfolio Loan Combination having a DSCR at or above 1.25x for two consecutive calendar quarters (not taking into account the foregoing reserve)); and in the case of a Trigger Period caused by the event described in clause (iii) above, the Specified Tenant Trigger Period ceasing to exist in accordance with the Liberty Portfolio Loan documents.

“Specified Tenant” means, as applicable, (i) Centene, (ii) The Vanguard Group and (iii) any tenant whose lease, individually or when aggregated with all other leases at the Liberty Portfolio Properties with the same tenant, any affiliate of such tenant, any guarantor of such tenant’s lease and/or any affiliate of such guarantor of such tenant’s lease, either (a) accounts for 25.0% or more of total rental income for the respective Liberty Portfolio Properties or (b) demises 25.0% or more of the respective Liberty Portfolio Properties’ gross leasable area.

“Specified Tenant Extension Deadline” means the earlier to occur of (A) (i) with respect to Centene, the date occurring 18 months prior to the expiration of the applicable term of the applicable Centene lease and (ii) with respect to any other Specified Tenant other than Centene, the date occurring 12 months prior to the expiration of the applicable Specified Tenant lease and (B) the deadline to renew the applicable Specified Tenant lease pursuant to such Specified Tenant Lease.

■	Property Management. The Liberty Portfolio Properties are currently managed by Signature Real Estate Services, Inc., an independent, third party property manager. Under the Liberty Portfolio Loan Combination documents, the lender has the right to direct the borrower to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in (x) an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or (y) any voluntary bankruptcy or insolvency proceeding; (ii) an event of default under the Liberty Portfolio Loan Combination documents is continuing; (iii) property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a material default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. The borrower has the right to replace the property manager with a successor property manager pursuant to a new management agreement, which is approved in writing by the lender in the lender’s reasonable discretion, which approval may be conditioned on receipt of a rating agency confirmation from the applicable rating agencies.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Excluded Tax Parcel. As of the origination date of the Liberty Portfolio Loan Combination, the 8501 East Raintree Drive Property was legally subdivided from, but still part of a larger tax parcel with, certain adjacent property that is not part of the collateral for the Liberty Portfolio Loan Combination (the “Excluded Parcel”). The borrower has represented that all conditions precedent to the consummation of the severance of the 8501 East Raintree Drive Property from the Excluded Parcel for real estate tax purposes such that the 8501 East Raintree Drive Property is assessed for real estate tax purposes as one or more wholly independent tax lots (the "Scottsdale Tax Parcelization") have been satisfied, except the ministerial creation by the Maricopa County Assessor’s Office of separate tax lots for the 8501 East Raintree Drive Property and the Excluded Parcel. The entity that sold the 8501 East Raintree Drive Property to the borrower (the “Liberty Portfolio Seller”) is required pursuant to the applicable purchase-and-sale agreement (the “Liberty Portfolio PSA”) to pay to the borrower all real estate taxes with respect to the Excluded Parcel not later than ten business days prior to the due date thereof to the extent that such real estate taxes relate to the period prior to the consummation of the Scottsdale Tax Parcelization. The borrower will be required to escrow a true up payment for real estate taxes with respect to the Excluded Parcel if (a) the Scottsdale Tax Parcelization has not occurred and (b) any of the following conditions are not satisfied: (i) no event of default under the Liberty Portfolio Loan documents has occurred and is continuing, (ii) borrower is diligently pursuing in a commercially reasonable good faith manner the Scottsdale Tax Parcelization, (iii) the Liberty Portfolio Seller is not in default of its obligation to pay to the borrower real estate taxes with respect to the Excluded Parcel pursuant to the Liberty Portfolio PSA or (iv) borrower has delivered evidence of the payment of taxes with respect to the Excluded Parcel at least five days prior to the due date of such taxes.

LOAN #2: Liberty Portfolio

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Liberty Portfolio Properties (provided that, in the event the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) is no longer in effect, the borrower is not required to spend more than two times the then-current premium for all-risks insurance, provided that, the borrower is required to purchase the maximum coverage with such amount), plus business interruption coverage in an amount equal to 100% of the projected gross income for the applicable property until the completion of restoration or the expiration of 18 months, with a 6-month extended period of indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #3: Cambridge corporate center

LOAN #3: Cambridge corporate center

verizonwireless
15,672 SF
KCI
20,673 SF
WESTERN UNION
MONEY TRANSFER
6,097 SF
DUKE ENERGY.
31,339 SF
WEST WING
NORTH WING
yodle
34,462 SF
EAST WING
CHARLOTTE.
(City of Charlotte)
25,191 SF
RV
(Red Ventures)
97,599 SF
GM
95,304 SF

DAVID TAYLOR DRIVE
MALLARD CREEK CHURCH ROAD
2 LEVEL
PARKING DECK
NORTH WING
EAST WING
CLAUDE FREEMAN DRIVE

LOAN #3: Cambridge corporate center

LOAN #3: Cambridge corporate center

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	Charlotte, North Carolina	Cut-off Date Balance		$43,500,000
Property Type	Office	Cut-off Date Balance per SF		$124.35
Size (SF)	349,823	Percentage of Initial Pool Balance		5.9%
Total Occupancy as of 8/31/2018	96.5%	Number of Related Mortgage Loans		None
Owned Occupancy as of 8/31/2018	96.5%	Type of Security		Fee Simple
Year Built / Latest Renovation	1990 / 2016	Mortgage Rate		5.48990%
Appraised Value	69,200,000	Original Term to Maturity (Months)		120
Appraisal Date	9/11/2018	Original Amortization Term (Months)		360
Borrower Sponsors	Yeheskel Frankel and Arch Cambridge MM LLC	Original Interest Only Term (Months)		60
Property Management	Stream Realty Partners-Charlotte, L.P.	First Payment Date		12/6/2018
		Maturity Date		11/6/2028

Underwritten Revenues	$7,646,804
Underwritten Expenses	$2,775,048	Escrows(1)
Underwritten Net Operating Income (NOI)	$4,871,755		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,327,649	Taxes	$142,007	$35,502
Cut-off Date LTV Ratio	62.9%	Insurance	$29,899	$3,737
Maturity Date LTV Ratio	58.4%	Replacement Reserve	$0	$8,500
DSCR Based on Underwritten NOI / NCF	1.65x / 1.46x	TI/LC(2)	$1,773,407	$0
Debt Yield Based on Underwritten NOI / NCF	11.2% / 9.9%	Other(3)	$66,618	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$43,500,000	65.0%	Purchase Price	$63,000,000	94.1%
Principal’s New Cash Contribution	16,341,338	24.4	Reserves	2,011,931	3.0
Mezzanine Loan(4)	6,900,000	10.3	Closing Costs	1,942,528	2.9
Other Sources(5)	213,120	0.3
Total Sources	$66,954,458	100.0%	Total Uses	$66,954,458	100.0%

(1)	See “—Escrows” below.

(2)	Monthly deposits into the TI/LC reserve account are waived so long as the balance in the TI/LC account remains above $1,500,000. If the balance in the TI/LC reserve falls below $1,500,000 the borrower is required to deposit a monthly amount equal to $29,249 until the balance reaches the cap of $2,000,000.

(3)	The Upfront Other escrow represents $66,618 for free rent related to the Duke Energy Carolinas (“Duke Energy”) tenant.

(4)	The Mezzanine Loan is full term interest only, is co-terminous with the Cambridge Corporate Center mortgage loan and accrues interest at a fixed rate equal to 10.75000% per annum.

(5)	Other Sources consist of various purchaser credits awarded to the sponsor including, but not limited to, credits for prepaid tenant rent, tenant security deposits and leasing commissions.

■	The Mortgage Loan. The mortgage loan (the Cambridge Corporate Center Loan) is evidenced by a note in the original principal amount of $43,500,000 and is secured by a first mortgage encumbering the borrowers’ fee simple interest in a Class A office building located in Charlotte, North Carolina (the “Cambridge Corporate Center Property”). The Cambridge Corporate Center Loan was originated by Citi Real Estate Funding Inc. (“CREFI”) on October 9, 2018 and represents approximately 5.9% of the Initial Pool Balance. The note evidencing the Cambridge Corporate Center Loan has an outstanding principal balance as of the Cut-off Date of $43,500,000 and an interest rate of 5.48990% per annum. The proceeds of the Cambridge Corporate Center Loan along with a $6,900,000 mezzanine loan and $16,341,338 of borrower equity were primarily used to purchase the Cambridge Corporate Center Property, fund reserves and pay loan origination costs.

The Cambridge Corporate Center Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Cambridge Corporate Center Loan requires monthly payments of interest only through and including the payment date in November 2023 followed by payments of principal and interest for the remaining term of the Cambridge Corporate Center Loan. The scheduled maturity date of the Cambridge Corporate Center Loan is the due date in November 2028. Provided that no event of default has occurred and is continuing under the Cambridge Corporate Center Loan documents, at any time after the second anniversary of the securitization closing date, the Cambridge Corporate Center Loan may be defeased with certain “government securities” as permitted under the Cambridge Corporate Center Loan documents. Voluntary prepayment of the Cambridge Corporate Center Loan is permitted on or after the due date occurring in August 2028 without payment of any prepayment premium.

■	The Mortgaged Property. The Cambridge Corporate Center Property is a Class A office building located in Charlotte, North Carolina, on the corner of Claude Freeman Drive and Mallard Creek Church Road. The Cambridge Corporate Center Property is located within the University Research Park, one of the nation’s largest research and development parks. The University Research Park supports approximately 30,000 employees through various office uses, including back-office support and serving as certain companies’ corporate headquarters and research facilities. The superior utility infrastructure, along with dual redundant power and extensive fiber infrastructure, make the University Research Park attractive to data- and research-intensive businesses that rely on uninterrupted power. The Cambridge Corporate Center Property benefits from its own three CAT manufactured diesel powered 2,000 kilowatt emergency electrical generators, which provide uninterrupted power to its tenants. Since 2014, the Cambridge Corporate Center Property has undergone approximately $8.1 million in renovations, including the construction of a new 453-stall

LOAN #3: Cambridge corporate center

parking deck for Red Ventures, the second largest tenant at the Cambridge Corporate Center Property, as well as upgrades to a majority of the HVAC systems and bathrooms.

The Cambridge Corporate Center Property features an amenity package which includes approximately six parking spaces per 1,000 SF of NRA, highway access to Interstate 85 and Interstate 485, on-site security and property management, as well as a deli and fitness area. The Cambridge Corporate Center Property also benefits from larger floor plates than most of the competitive Class A buildings in the Charlotte market.

As of August 31, 2018, the Cambridge Corporate Center Property was 96.5% leased to 10 tenants. Of the 96.5% of GLA currently leased, approximately 49.6% is leased to five investment grade tenants who are responsible for 53.6% of the underwritten base rent. In addition, four tenants representing approximately 44.9% of the GLA and 49.0% of underwritten base rent have been in occupancy at the Cambridge Corporate Center Property since at least 2005.

The largest tenant by underwritten base rent, General Motors LLC (“General Motors”) (rated BBB/Baa3/BBB by Fitch/Moody’s/S&P), currently leases 95,304 SF (27.2% of GLA) through July 2022. General Motors, which has a market capitalization of approximately $51.6 billion as of May 14, 2018, has been in occupancy since 1999 and utilizes its space at the Cambridge Corporate Center Property as an OnStar call center. OnStar is a subsidiary of General Motors that provides subscription-based communications, in-vehicle security, emergency services, hands-free calling and remote diagnostics. In the event of a collision, technology in the vehicle will automatically send information about the vehicle’s condition and location to the OnStar call center. Due to the 24-hour, seven-day-a-week operating requirement of the OnStar call center, it is critical for General Motors to be in a building that provides redundant, uninterrupted power and fiber infrastructure such as the Cambridge Corporate Center Property.

The second largest tenant at the Cambridge Corporate Center Property by underwritten base rent, Red Ventures, currently leases 97,599 SF (27.9% of GLA) through July 2026. Red Ventures is a marketing and advertising company, as well as a digital consumer choice platform that helps the world’s largest brands connect with high-value customers. Founded in 2000, Red Ventures employs approximately 2,700 people across North Carolina, South Carolina, Seattle and Sao Paulo, Brazil. Red Ventures uses data to optimize and improve the customer lifecycle from demand generation through the close of the sale, and owns brands such as Bankrate, creditcards.com, The Points Guy, allconnect and Reviews.com.

The third largest tenant by underwritten base rent, Yodle Web.com (“Yodle”), currently leases 34,462 SF (9.9% of GLA) through February 2024. Yodle is an online marketer with a focus on providing help to local businesses in finding and keeping their customers in the simplest, most profitable ways possible. Yodle was founded in 2005 and currently has more than 45,000 local business customers across more than 250 industries, with the largest categories including legal and professional services, dental and medical services, and contractor and other home services. Yodle, which is ranked ninth on Forbes’ list of America’s Most Promising Companies, reviews the marketing needs of local businesses and offers a comprehensive desktop, mobile, web and social presence, email campaigns and appointment reminders through one affordable and automated platform. Yodle was acquired in February 2016 for $342 million by Web.com.

The fourth largest tenant by underwritten base rent, Duke Energy (rated BBB+/Baa1/A- by Fitch/Moody’s/S&P), currently leases 31,339 SF (9.0% of NRA) through June 2026. Duke Energy is one of the largest power holding companies in the United States, supplying and delivering electricity to approximately 7.4 million United States customers, and has been a tenant at the Cambridge Corporate Center Property since 2005. The Duke Energy space is currently utilized as office space and can be utilized as a disaster recovery facility as it conforms to U.S. Nuclear Regulatory Commission standards, since it is located approximately 10 miles from the Duke Energy headquarters in downtown Charlotte and meets the requirements for redundant power.

LOAN #3: Cambridge corporate center

The following table presents certain information relating to the major tenants at the Cambridge Corporate Center Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
General Motors	BBB/Baa3/BBB	95,304	27.2%	$2,331,262	31.5%	$24.46	7/31/2022	1, 5-year option
Red Ventures(4)	NR/NR/NR	97,599	27.9	2,314,072	31.3	$23.71	7/31/2026	2, 5-year options
Yodle	NR/NR/NR	34,462	9.9	710,431	9.6	$20.61	2/29/2024	1, 5-year option
Duke Energy Carolinas	BBB+/Baa1/A-	31,339	9.0	645,583	8.7	$20.60	6/30/2026	1, 5-year option
City of Charlotte(5)	NR/Aa2/AA+	25,191	7.2	520,950	7.0	$20.68	12/31/2020	NA
KCI USA	NR/NR/NR	20,673	5.9	386,343	5.2	$18.69	11/30/2019	NA
Verizon Wireless	A-/Baa1/BBB+	15,672	4.5	331,620	4.5	$21.16	5/31/2019	1, 5-year option
Western Union(6)	BBB+/Baa2/BBB	6,097	1.7	140,281	1.9	$23.01	12/31/2019	NA
Claude Snack Express(7)	NR/NR/NR	1,022	0.3	20,527	0.3	$20.08	2/28/2023	NA
Enterprise Cleaning (storage)	NR/NR/NR	361	0.1	2,991	0.0	$8.28	MTM	NA
Ten Largest Owned Tenants		327,720	93.7%	$7,404,061	100.0%	$22.59
Remaining Tenants(8)		10,033	2.9	0	0.0	$0.00
Vacant		12,070	3.5	0	0.0	$0.00
Total / Wtd. Avg. All Tenants(9)		349,823	100.0%	$7,404,061	100.0%	$22.59

(1)	Based on the underwritten rent roll dated August 31, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes $143,876 of contractual rent steps through July 2019 and the present value of rent steps for General Motors ($171,674).

(4)	Red Ventures has a one-time right to terminate its lease on July 31, 2023 with 270 days' written notice and payment of a termination fee equal to $2,957,126 ($30.30 per SF).

(5)	City of Charlotte may terminate its lease effective 12 months after the landlord's receipt of notice and tenant's payment for unamortized landlord work at the January 1, 2014 renewal.

(6)	Includes 900 SF of storage space that is currently leased to Western Union on a month-to-month basis. Western Union pays $25.00 per SF for its leased office space and $11.51 per SF for its leased storage space.

(7)	Claude Snack Express may terminate its lease with 30 days’ written notice at any time that business operations become unprofitable.

(8)	Remaining Tenants consists of amenity space for the management office, fitness center, engineering office, security office, and building dock area. There is no UW Base Rent associated with the amenity space.
(9)	The Wtd. Avg. UW Base Rent $ per SF calculation excludes 10,033 SF of amenity space.

The following table presents certain information relating to the lease rollover schedule at the Cambridge Corporate Center Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Tenants
MTM	11,294	3.2%	3.2%	$13,347	0.2%	$10.58(3)	1
2018	0	0.0	3.2%	0	0.0	$0.00	0
2019	41,542	11.9	15.1%	847,888	11.5	$20.41	3
2020	25,191	7.2	22.3%	520,950	7.0	$20.68	1
2021	0	0.0	22.3%	0	0.0	$0.00	0
2022	95,304	27.2	49.5%	2,331,262	31.5	$24.46	1
2023	1,022	0.3	49.8%	20,527	0.3	$20.08	1
2024	34,462	9.9	59.7%	710,431	9.6	$20.61	1
2025	0	0.0	59.7%	0	0.0	$0.00	0
2026	128,938	36.9	96.5%	2,959,656	40.0	$22.95	2
2027	0	0.0	96.5%	0	0.0	$0.00	0
2028	0	0.0	96.5%	0	0.0	$0.00	0
2029 & Thereafter	0	0.0	96.5%	0	0.0	$0.00	0
Vacant	12,070	3.5	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.(4)	349,823	100.0%		$7,404,061	100.0%	$22.59	10

(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes $143,876 of contractual rent steps through July 2019 and the present value of rent steps for General Motors ($171,674).

(3)	MTM includes 10,033 SF of amenity space. The UW Base Rent $ per SF calculation excludes the amenity space for which there is no UW Base Rent.

(4)	The Wtd. Avg. UW Base Rent $ per SF calculation excludes the 10,033 SF of amenity space.

LOAN #3: Cambridge corporate center

The following table presents certain information relating to historical leasing at the Cambridge Corporate Center Property:

Historical Leased%(1)

	2015	2016	2017	As of 8/31/2018(2)
Owned Space	77.0%	94.0%	96.0%	96.5%

(1)	As provided by the borrowers and which represents average month-end occupancy for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated August 31, 2018.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Cambridge Corporate Center Property:

Cash Flow Analysis(1)

	2015	2016	2017	T-12 7/31/2018	Underwritten	Underwritten $ per SF
Base Rent	$4,665,890	$5,273,965	$6,644,496	$6,845,288	$7,088,511	$20.99
Contractual Rent Steps	0	0	0	0	315,549(2)	0.93
Gross Up Vacancy	0	0	0	0	275,135	0.79
Total Reimbursement Revenue	142,895	6,479	108,929	162,620	79,552	0.23
Other Income(3)	505,078	639,271	619,763	583,707	579,341	1.66
Gross Revenue	$5,313,863	$5,919,715	$7,373,188	$7,591,614	$8,338,089	$23.84
Other Income 2(4)	60,488	19,561	12,551	35,079	0	0.00
Vacancy & Credit Loss	0	0	0	0	(691,285)	(1.98)
Effective Gross Income	$5,374,351	$5,939,276	$7,385,739	$7,626,693	$7,646,804	$21.86

Real Estate Taxes	$377,377	$377,445	$407,930	$414,410	$411,095	$1.18
Insurance	43,322	39,478	36,552	35,732	42,713	0.12
Management Fee	161,231	178,178	221,572	231,316	229,404	0.66
Other Operating Expenses	2,067,621	2,095,583	2,069,335	2,085,478	2,091,836	5.98
Total Operating Expenses	$2,649,550	$2,690,685	$2,735,389	$2,766,935	$2,775,048	$7.93

Net Operating Income	$2,724,801	$3,248,591	$4,650,350	$4,859,759	$4,871,755	$13.93
TI/LC	0	0	0	0	460,149	1.32
Capital Expenditures	0	0	0	0	83,958	0.24
Net Cash Flow	$2,724,801	$3,248,591	$4,650,350	$4,859,759	$4,327,649	$12.37

Occupancy	77.0%	94.0%	96.0%	96.0%	96.5%(5)
NOI Debt Yield	6.3%	7.5%	10.7%	11.2%	11.2%
NCF DSCR	0.92x	1.10x	1.57x	1.64x	1.46x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Includes $143,876 of contractual rent steps through July 2019 and the present value of rent steps for General Motors ($171,674).

(3)	Other Income consists of electrical and overtime HVAC reimbursements.

(4)	Other Income 2 consists of late fees and tenant services administrative fee income.

(5)	Based on the underwritten rent roll dated August 31, 2018.

■	Appraisal. According to the appraisal, the Cambridge Corporate Center Property had an “as-is” appraised value of $69,200,000 as of September 11, 2018.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$71,600,000	N/A	6.50%
Discounted Cash Flow Approach	$69,200,000	8.00%	7.25%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated September 20, 2018, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the Cambridge Corporate Center Property.

■	Market Overview and Competition. The Cambridge Corporate Center Property is located in Charlotte, North Carolina, within Mecklenburg County and the Northeast Charlotte office submarket. Located at 10101 Claude Freeman Drive, the Cambridge Corporate Center Property is approximately 11 miles to the northeast of the Charlotte commercial business district and is primarily accessible via Interstate 85.

LOAN #3: Cambridge corporate center

According to the appraisal, Mecklenburg County has seen improvement in its unemployment rate every year from 2008 through 2017 and has a median household income of $62,072. Top employers within the county include Carolinas Healthcare System, Wells Fargo Bank, the Charlotte-Mecklenburg Board of Education, Bank of America and American Airlines. According to the appraisal, the 2017 population within a one-, three- and five-mile radius of the property was 6,360, 76,581 and 174,543, respectively. The median household income within a one-, three- and five-mile radius of the property was $100,408, $65,009 and $61,037, respectively.

As of the second quarter of 2018, the Northeast Charlotte submarket contained approximately 3.8 million SF of Class A office space, had a vacancy rate of 15.0% and had average asking rents of $23.38 per SF (compared to underwritten base rent of $21.95 per SF at the Cambridge Corporate Center Property). The appraisal identified five comparable office leases within the submarket when concluding to market rent for the Cambridge Corporate Center Property (highlighted in the chart below). Asking rents for the comparable leases ranged from $20.50 per SF to $26.50 per SF, with a weighted average of approximately $24.53 per SF. The property’s weighted average underwritten base rent per SF of $21.95 is approximately 10.5% lower than the comparable lease average rent per SF.

The following table presents certain information relating to sales comparables for the Cambridge Corporate Center Property:

Office Building Sales Comparables(1)

Property Name	Property Location	Rentable Area (SF)	Sale Date	Sale Price (in millions)	Sale Price per SF
Cambridge Corporate Center Property	Charlotte, NC	349,823(2)	10/2018	$63.0	$180.09
400 South Tryon	Charlotte, NC	583,911	5/2018	$133.5	$228.63
200 South Tryon	Charlotte, NC	215,496	9/2017	$35.5	$164.69
Edgewater Corporate Center	Fort Mill, SC	180,062	6/2017	$39.3	$218.32
BB&T Center	Charlotte, NC	570,601	6/2017	$148.5	$260.25
Esplanade	Charlotte, NC	202,817	2/2016	$38.0	$187.36

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated August 31, 2018.

The following table presents certain information relating to comparable leases for the Cambridge Corporate Center Property:

Office Lease Comparables(1)

Property Name	Property Location	Tenant Name	Lease Date	GLA (SF)	Lease Term (years)	Base Rent per SF	Lease Type
Cambridge Corporate Center Property(2)	Charlotte, NC	Various	Various	349,823	5.4(3)	$21.95(3)	Gross
101 Independence Center	Charlotte, NC	Spaces	4/2018	31,516	12.8	$26.50	Full Service Gross
Three Resource Square	Charlotte, NC	ALS Resolvion	9/2017	15,523	6.3	$20.50	Full Service Gross
One Mallard Drive	Charlotte, NC	Confidential	6/2017	2,909	5.3	$21.00	Full Service Gross
Whitehall Corporate Center	Charlotte, NC	Atkins	1/2017	1,640	1.0	$24.15	Full Service Gross
200 South Tryon Street	Charlotte, NC	US Bank N.A.	1/2017	24,124	9.3	$25.00	Full Service Gross

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated August 31, 2018.

(3)	Represents the average figure.

■	The Borrowers. The borrowers are Cambridge Acquisitions LLC, Cambridge Acquisitions 2 LLC, Cambridge Acquisitions 3 LLC and Cambridge Acquisitions 4 LLC as tenants-in-common and single-purpose entities structured to be bankruptcy remote, each with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Cambridge Corporate Center Loan. The non-recourse carveout guarantors are Yeheskel Frankel and 35 Oak Holdings Limited, a corporation organized under the laws of Ontario, Canada.

Yeheskel Frankel, a principal of Lakestar Properties, and Arch Cambridge MM LLC (“Arch Companies”) are the borrower sponsors for the Cambridge Corporate Center Loan. Lakestar Properties is a New Jersey-based real estate investment firm that owns shopping malls, regional retail centers, office buildings, and apartments throughout the country. Over the past 15 years, Lakestar Properties has acquired over 30 properties throughout the United States.

Escrows. In connection with the origination of the Cambridge Corporate Center Loan, the borrowers funded reserves of (i) $142,007 for real estate taxes, (ii) $29,899 for insurance, (iii) $1,773,407 for TI/LCs and (iv) $66,618 for a free rent reserve related to the Duke Energy tenant.

LOAN #3: Cambridge corporate center

Additionally, on each due date, the borrowers are required to fund the following reserves with respect to the Cambridge Corporate Center Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $35,502) will be necessary to pay taxes over the then succeeding 12-month period, (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $3,737) will be necessary to cover premiums over the then succeeding 12-month period, (iii) a replacement reserve equal to $8,500, and (iv) if the TI/LC reserve drops below $1,500,000, a TI/LCs rollover reserve equal to $29,249 and subject to a cap of $2,000,000.

■	Lockbox and Cash Management. The Cambridge Corporate Center Loan documents require a hard lockbox and in-place cash management. All rents and other payments are required to be deposited directly into a clearing account controlled by the lender. All funds in the clearing account are required to be transferred on each business day into a deposit account controlled by the lender, and funds in the deposit account are transferred on each business day to a lender controlled cash management account. Funds in the cash management account are disbursed monthly to pay debt service, fund reserves, and pay mezzanine debt service, and excess cash is (a) to the extent a Trigger Period (as defined below) exists, held by the lender as excess collateral, (b) to the extent no Trigger Period exists but a trigger period exists under the mezzanine loan documents, deposited in a mezzanine debt service account, and (c) if no Trigger Period exists, disbursed to the borrower.

A “Trigger Period” will (A) commence upon the earliest to occur of (i) an event of default, (ii) the debt service coverage ratio (including the mezzanine loan) being less than 1.10x, or (iii) the commencement of a Specified Tenant Trigger Period (defined below), and (B) end, (a) with respect to clause (i), upon a cure related to the event of default, (b) with respect to clause (ii) if the debt service coverage ratio is at least 1.15x, including the mezzanine loan, for two consecutive calendar quarters, and (c) with respect to clause (iii), if such Specified Tenant Trigger Period ceases to exist.

“Specified Tenant” means, as applicable, (i) Red Ventures, (ii) General Motors and (iii) any tenant whose lease, individually or when aggregated with all other leases at the Cambridge Corporate Center Property with the same tenant, any affiliate of such tenant, any guarantor of such tenant’s lease and/or any affiliate of such guarantor of such tenant’s lease, either (a) accounts for 15.0% or more of total rental income for the Cambridge Corporate Center Property or (b) demises 15.0% or more of the Cambridge Corporate Center Property’s total square footage.

“Specified Tenant Trigger Period” means, a period (A) commencing upon the first to occur of (i) a Specified Tenant being in monetary or material non-monetary default under the applicable Specified Tenant lease beyond applicable notice and cure periods, (ii) a Specified Tenant failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof), failing to be open to the public for business (if typically open to the public) during customary hours and/or “going dark” in the Specified Tenant space (or applicable portion thereof), (iii) a Specified Tenant giving notice that it is terminating its lease with respect to 15% or greater of the Specified Tenant space, (iv) any termination or cancellation of any Specified Tenant lease (including rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of a Specified Tenant or (vi) a Specified Tenant failing to extend or renew the applicable Specified Tenant lease on or prior to the earlier of (I) 12 months prior to when such notice is required to be given under such lease in accordance with the applicable terms and conditions thereof and (II) 12 months prior to the expiration of such lease and hereof for at least five years and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence must include, without limitation, a duly executed estoppel certificate from the applicable Specified Tenant in form and substance reasonably acceptable to the lender) of (1) the satisfaction of the cure of the applicable trigger in accordance with the Cambridge Corporate Center Loan documents or (2) the borrower leasing the entire Specified Tenant space (or applicable portion thereof) pursuant to one or more leases in accordance with the applicable terms and conditions hereof, the applicable tenant under each such lease being in actual, physical occupancy of, and open to the public for business in, the space and paying the full amount of rent due thereunder.

■

Property Management. The Cambridge Corporate Center Property is managed by Stream Realty Partners-Charlotte, L.P., an unaffiliated third party property manager. Provided that no event of default is occurring under the Cambridge Corporate Center Loan documents, the borrowers may replace the property manager with CBRE Group, Inc., Jones Lang LaSalle Incorporated, Cushman & Wakefield or their respective affiliates, or a manager approved in writing by the lender (which approval may be conditioned upon a rating agency confirmation). The lender may require the borrowers to replace the manager with an unaffiliated manager selected by the borrowers that meets the requirements for a qualified manager set forth in the Cambridge Corporate Center Loan documents upon the occurrence of: (i) an event of default under the Cambridge Corporate Center Loan documents, (ii) a default under the management agreement beyond the cure period, (iii) the insolvency of or commencement of insolvency or bankruptcy

LOAN #3: Cambridge corporate center

proceedings involving the manger that is not dismissed within 90 days of the filing thereof or any voluntary bankruptcy or insolvency proceeding involving the manager, (iv) if at any time the manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds or (v) a Trigger Period occurs and is continuing.

■	Current Mezzanine or Secured Subordinate Indebtedness. Concurrently with the funding of the Cambridge Corporate Center Loan, MSC – Cambridge Charlotte Holdco, LLC funded a mezzanine loan in the amount of $6,900,000 to Cambridge Mezz LLC and Cambridge Mezz 2 LLC. The mezzanine loan carries an interest rate of 10.75000% per annum and is co-terminous with the Cambridge Corporate Center Loan. The Cambridge Corporate Center Loan is subject to an intercreditor agreement. Based on the total combined debt of $50,400,000, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below:

Financial Information

	Cambridge Corporate Center Loan	Cambridge Corporate Center Total Debt
Cut-off Date Balance	$43,500,000	$50,400,000
Cut-off Date LTV Ratio	62.9%	72.8%
Maturity Date LTV Ratio	58.4%	68.4%
DSCR Based on Underwritten NCF	1.46x	1.17x
Debt Yield Based on Underwritten NOI	11.2%	9.7%

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Cambridge Corporate Center Loan documents require that the “all-risk” insurance policy required to be maintained by the borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the Cambridge Corporate Center Property. Any such insurance may be provided through a blanket insurance policy, provided that such policy is required to provide the same protection that a separate policy insuring only the Cambridge Corporate Center Property would provide, as determined by the lender. In the event TRIA/TRIPRA is not renewed or extended any time during the loan term, and terrorism coverage is then subject to rating and availability on the open market, borrower will be required to obtain and maintain terrorism coverage for property, loss of rents/business income, general liability and excess liability/umbrella, as required by the loan agreement, at a cost not to exceed 200% of all the then-current premiums for all coverages required for the loan, for each subsequent policy term (“Terrorism Cap”) and, if the cost exceeds such Terrorism Cap, borrower must purchase the maximum amount of coverage available with funds equal to the Terrorism Cap. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #4: WOODLANDS SQUARE

Marshalls

HEALTHY FOOD FOR EVERYONE
EARTH FARE

BEALLS

amc

Marshalls
ULTA

PETSMART

LOAN #4: WOODLANDS SQUARE

LOAN #4: WOODLANDS SQUARE

LOAN #4: WOODLANDS SQUARE

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	RMF
Location (City/State)	Oldsmar, Florida	Cut-off Date Balance	$42,250,000
Property Type	Retail	Cut-off Date Balance per SF	$136.86
Size (SF)	308,712	Percentage of Initial Pool Balance	5.7%
Total Occupancy as of 10/1/2018	95.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 10/1/2018	95.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	1992 / 2017	Mortgage Rate	4.75000%
Appraised Value	$67,500,000	Original Term to Maturity (Months)	120
Appraisal Date	9/5/2018	Original Amortization Term (Months)	NAP
Borrower Sponsor	J. Kenneth Dunn	Original Interest Only Period (Months)	120
Property Manager	Rainier Realty	First Payment Date	12/6/2018
	Management, LLC	Maturity Date	11/6/2028

Underwritten Revenues	$6,361,993
Underwritten Expenses	$1,627,475	Escrows(1)
Underwritten Net Operating Income (NOI)	$4,734,519		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,564,727	Taxes	$345,397	$36,550
Cut-off Date LTV Ratio	62.6%	Insurance	$0	$17,665
Maturity Date LTV Ratio	62.6%	Replacement Reserves	$0	$3,859
DSCR Based on Underwritten NOI / NCF	2.33x / 2.24x	TI/LC	$750,000	$10,290
Debt Yield Based on Underwritten NOI / NCF	11.2% / 10.8%	Other(2)	$388,615	$0

	Sources and Uses
Sources	$	%	Uses	$	%
Mortgage Loan Amount	$42,250,000	62.7%	Purchase Price	$64,000,000	95.0%
Principal’s New Equity Contribution	24,645,085	36.6	Closing Costs	1,883,573	2.8
Other Sources	472,500	0.7	Reserves	1,484,012	2.2

Total Sources	$67,367,585	100.0%	Total Uses	$67,367,585	100.0%

(1)	See “—Escrows” below.

(2)	Upfront Other reserve consists of the following amounts for the tenant Shake and Peel (i) $93,243 for nine months of gap rent and reimbursements, (ii) $69,342 for unpaid leasing commissions, and (iii) $226,030 for unpaid tenant improvement costs and/or allowances.

■	The Mortgage Loan. The mortgage loan (the “Woodlands Square Loan”) is evidenced by a note in the original principal amount of $42,250,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 308,712 SF anchored retail shopping center located in Oldsmar, Florida (the “Woodlands Square Property”). The Woodlands Square Loan was originated by Rialto Mortgage Finance, LLC on October 26, 2018. The Woodlands Square Loan has an outstanding principal balance as of the Cut-off Date of $42,250,000 and an interest rate of 4.75000% per annum. The Woodlands Square Loan represents approximately 5.7% of the Initial Pool Balance. The proceeds of the Woodlands Square Loan were primarily used to acquire the Woodlands Square Property, pay closing costs and fund upfront reserves.

The Woodlands Square Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Woodlands Square Loan requires payments of interest only during its term. The scheduled maturity date of the Woodlands Square Loan is the due date in November 2028. Voluntary prepayment of the Woodlands Square Loan is permitted on or after the due date in August 2028 without payment of any prepayment premium. Provided no event of default under the Woodlands Square Loan is continuing, defeasance of the Woodlands Square with direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under the loan documents is permitted at any time after the second anniversary of the securitization closing date.

■	The Mortgaged Property. The Woodlands Square Property is a 308,712 SF anchored retail center located in Oldsmar, Florida, approximately 18 miles northwest of the Tampa central business district. The Woodlands Square Property was constructed in 1992 and renovated in 2017 and consists of nine, single-story buildings situated on a 28.28-acre site with 1,436 surface parking spaces, resulting in a parking ratio of approximately 4.7 spaces per 1,000 SF. As of October 1, 2018, the Woodlands Square Property was 95.0% occupied by 25 national, regional and local tenants. There is a ground lease pad which is leased to Ruby Tuesday and is not accounted for in the overall square footage of the Woodlands Square Property. The Woodlands Square Property is anchored by Bealls, AMC Theatres, Marshalls, and Earth Fare. During 2017 the Woodlands Square Property underwent an extensive renovation of approximately $15.2 million. The renovations included the demolition of in-line retail space between the former tenant Office Depot (which vacated in 2016) and the current tenant AMC Theatres. The former Office Deport space was renovated and retenanted to PetSmart, Five Below, Kids Park, and Earth Fare. In addition, a freestanding Ulta Salon, Cosmetics & Fragrance was developed on a pad site within the overall development. The Woodlands Square Property’s renovations also included upgrades to the physical plant such as new lighting, signage, sealing and striping of the parking lot, upgrades to the exterior facades on the existing improvements, and new roofing. Additionally, AMC Theatres was remodeled during the Woodlands Square Property’s renovation period.

LOAN #4: WOODLANDS SQUARE

The following table presents certain information relating to the major tenants at the Woodlands Square Property:

Ten Largest Owned Tenants Based On Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Tenant Sales $ per SF(3)	Occupancy Cost(3)	Renewal / Extension Options
AMC Theatres	B / B2 / B	67,967	22.0%	$1,739,450	34.4%	$25.59	5/31/2031	$138(4)	21.3%	3, 5-year options
Bealls	NR / NR / NR	84,146	27.3	681,583	13.5	8.10	12/31/2023	$155	7.1%	4, 5-year options
Earth Fare	NR / NR / NR	24,052	7.8	444,962	8.8	18.50	10/31/2037	NA	NA	3, 5-year options
Marshalls	NR / A2 / A+	29,747	9.6	377,787	7.5	12.70	8/31/2023	$266	6.2%	4, 5-year options
PetSmart	NR / Caa1 / CCC	17,965	5.8	332,352	6.6	18.50	1/31/2028	NA	NA	3, 5-year options
Ulta Salon, Cosmetics & Fragrance	NR / NR / NR	10,740	3.5	233,595	4.6	21.75	3/31/2028	NA	NA	3, 5-year options
Five Below	NR / NR / NR	8,475	2.7	165,263	3.3	19.50	1/31/2028	NA	NA	2, 5-year options
Craft Street Kitchen	NR / NR / NR	5,500	1.8	114,180	2.3	20.76	10/31/2025	$719	3.9%	1, 5-year option
Dollar Tree	NR / Baa3 / BBB-	10,216	3.3	112,376	2.2	11.00	5/31/2025	$252	7.1%	1, 5-year option
Anytime Fitness	NR / NR / NR	5,005	1.6	62,695	1.2	12.53	4/30/2020	NA	NA	2, 5-year options
Ten Largest Owned Tenants		263,813	85.5%	$4,264,243	84.4%	$16.16
Remaining Owned Tenants		29,566	9.6	787,557	15.6	26.64
Vacant Spaces (Owned Space)		15,333	5.0	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants(5)		308,712	100.0%	$5,051,800	100.0%	$17.22

(1)	Based on the underwritten rent roll dated October 1, 2018. Certain tenants may have co-tenancy provisions.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Tenant Sales $ per SF and Occupancy Cost were provided by the borrower and reflect year end 2017 for AMC Theatres, Marshalls, and TTM sales as of August 2018 for Bealls and Dollar Tree.

(4)	AMC Theatres has 20 screens. On a per-screen basis, the reported sales are $470,226 per screen.

(5)	Ruby Tuesday operates under a 20-year ground lease with a lease expiration of December 31, 2020. Ruby Tuesday’s square footage is not attributed to the square footage of the Woodlands Square Property and is not included in the Total / Wtd. Avg. All Owned Tenants, Tenant GLA, or % of GLA; however, the UW Base Rent of $119,790 is included.

The following table presents certain information relating to the lease rollover schedule at the Woodlands Square Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2018	915	0.3	0.3%	14,210	0.3	15.53	1
2019	0	0.0	0.3%	0	0.0	0.00	0
2020	5,006	1.6	1.9%	182,485	3.6	36.45	2
2021	2,400	0.8	2.7%	52,836	1.0	22.02	2
2022	1,200	0.4	3.1%	26,580	0.5	22.15	1
2023	125,843	40.8	43.8%	1,318,202	26.1	10.47	7
2024	0	0.0	43.8%	0	0.0	0.00	0
2025	17,916	5.8	49.7%	275,261	5.4	15.36	3
2026	0	0.0	49.7%	0	0.0	0.00	0
2027	2,100	0.7	50.3%	50,580	1.0	24.09	1
2028	41,980	13.6	63.9%	846,410	16.8	20.16	5
2029 & Thereafter	96,019	31.1	95.0%	2,285,236	45.2	23.80	3
Vacant	15,333	5.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.(2)	308,712	100.0%		$5,051,800	100.0%	$17.22	25

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

(2)	Ruby Tuesday operates under a 20-year ground lease with a lease expiration of December 31, 2020. Ruby Tuesday’s square footage is not attributed to square footage of the Woodlands Square Property and is not included in the Expiring Owned GLA, or % of Owned GLA; however, the UW Base Rent of $119,790 is included. The UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes the annual UW Base Rent associated with the Ruby Tuesday pad site.

LOAN #4: WOODLANDS SQUARE

The following table presents certain information relating to historical leasing at the Woodlands Square Property:

Historical Leased %(1)

	2015	2016	2017	As of 10/1/2018(2)
Owned Space	84.1%	76.3%	93.3%	95.0%

(1)	As provided by the borrower which represents occupancy as of December 31 for the indicated year unless otherwise specified. The Woodlands Square Property underwent an extensive renovation of approximately $15.2 million during 2017; as such, the occupancy increased to 93.3% at the end of 2017.

(2)	Based on the underwritten rent roll dated October 1, 2018.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Woodlands Square Property:

Cash Flow Analysis(1)

	2015	2016	2017	TTM 8/31/2018	Underwritten(2)		Underwritten $ per SF
Base Rent	$4,422,963	$4,303,976	$4,489,349	$5,070,320	$5,045,104		$16.34
Rent Steps	0	0	0	0	6,696		0.02
Gross Up Vacancy	0	0	0	0	312,499		1.01
Total Rent	$4,422,963	$4,303,976	$4,489,349	$5,070,320	$5,364,299		$17.38
Total Reimbursables	861,488	966,751	865,490	1,046,376	1,336,238		4.33
Other Income(3)	2,626	1,360	406	297	0		0.00
Less Vacancy & Credit Loss	(784,462)	(691,272)	(930,642)	(610,054)	(338,543	)(4)	(1.10)
Effective Gross Income	$4,502,615	$4,580,815	$4,424,603	$5,506,939	$6,361,993		$20.61

Total Operating Expenses	$1,367,228	$1,297,899	$1,413,268	$1,485,222	$1,627,475		$5.27

Net Operating Income(5)	$3,135,387	$3,282,916	$3,011,335	$4,021,717	$4,734,519		$15.34
TI/LC	0	0	0	0	123,484		0.40
Capital Expenditures	0	0	0	0	46,307		0.15
Net Cash Flow	$3,135,387	$3,282,916	$3,011,335	$4,021,717	$4,564,727		$14.79

Occupancy	84.1%	76.3%	93.3%	95.4%	95.0%
NOI Debt Yield	7.4%	7.8%	7.1%	9.5%	11.2%
NCF DSCR	1.54x	1.61x	1.48x	1.98x	2.24x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow is based on contractual rents as of October 1, 2018 and rent steps through April 1, 2019.

(3)	Other Income includes late fees, other income and other miscellaneous items.

(4)	Represents the underwritten economic vacancy of 5.1%.

(5)	The Woodlands Square Property underwent an extensive renovation of approximately $15.2 million in 2017. In addition, the former Office Deport space was renovated and retenanted to PetSmart, Five Below, Kids Park, and Earth Fare after the renovation. As such, Net Operating Income increased in the TTM 8/31/2018 compared to the 2017 Net Operating Income.

■	Appraisal. According to the appraisal, the Woodlands Square Property had an “as-is” appraised value of $67,500,000 as of an effective date of September 5, 2018.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$68,850,000	N/A	7.00%
Discounted Cash Flow Approach	$66,150,000	8.25%	7.25%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report, dated September 14, 2018, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the Woodlands Square Property.

■	Market Overview and Competition. The Woodlands Square Property is located in Oldsmar, Pinellas County, Florida, within the Tampa-St. Petersburg-Clearwater, Florida metropolitan statistical area (the “Tampa MSA”). Oldsmar is located in northern Pinellas County between Clearwater and Safety Harbor to the south and Palm Harbor and East Lake to the north. The top three industries that drive employment within the Tampa MSA are health care, retail and professional services. Major employers include Publix Super Markets, BayCare Health Care Systems, Wal-Mart, Verizon Communications Inc., TECO Energy, Times Publishing Co., and Lakeland Regional Medical Center. As of July 2018, the Tampa MSA unemployment rate and the state unemployment rate were both reported at 4.7%, according to the appraisal.

Access to the Woodlands Square Property’s neighborhood is provided by State Road 580 and US Highway 19. State Road 580 traverses the neighborhood in an east-west direction and connects the Woodlands Square Property

LOAN #4: WOODLANDS SQUARE

neighborhood with the City of Dunedin to the west, and the City of Tampa to the east. US Highway 19 provides north-south access to the area. The neighborhood is comprised of a mixture of residential and commercial development, with commercial development concentrated along State Road 580 and US Highway 19. The 2018 estimated population within a one-, three- and five-mile radius of the Woodlands Square Property is approximately 10,076, 74,474, and 190,017, respectively. Average household income within a one-, three-, and five-mile radius is $75,390, $86,204, and $85,925, respectively.

According to the appraisal, the Woodlands Square Property is located within the Tampa/St. Petersburg retail market which contained over 254.5 million SF of retail space as of second quarter 2018. The Tampa/St. Petersburg retail market reported a vacancy rate of 4.75% and reported asking rent of $16.17 per SF. According to the appraisal, The Woodlands Square Property is located within the North Pinellas retail submarket which contained over 15.1 million SF of retail space as of second quarter 2018. The North Pinellas retail market reported a vacancy rate of 4.7% and reported asking rent of $17.32 per SF. As of second quarter 2018 the North Pinellas retail submarket reported positive absorption of 19,581 SF and 37,228 SF under construction.

The following table presents certain information relating to the primary competition for the Woodlands Square Property:

Competitive Set(1)

	Woodlands Square	East Lake Woodlands	Northwood Plaza	Seabreeze Center	Northwood Oaks Shopping Center	The Shoppes of Boot Ranch	Coral Landings	Curlew Crossing
Distance from Subject	-	1.1 miles	3.6 miles	2.6 miles	3.5 miles	1.1 miles	3.14 miles	2.9 miles
Property Type	Retail	Neighborhood	Neighborhood	Neighborhood	Neighborhood	Neighborhood	Neighborhood	Power Center
Year Built	1992	1982	1980	1985	1984	1990	1992	1984
Total GLA	308,712	139.246	199,929	146,673	132,441	241,043	145,378	212,388
Total Occupancy	95.0%(2)	99.0%	93.0%	98.0%	100.0%	100.0%	92.0%	99.0%
Anchor Tenant	Bealls, AMC Theatres, Marshalls, Earth Fare	Walmart Neighborhood Market, Walgreen’s	Publix, Stein Mart, CVS	Publix, Petco	Winn Dixie	Target, Publix, CVS Pharmacy	N/A	Home Depot, Staples, JoAnn Fabrics, Walgreens

(1)	Source: Appraisal.

(2)	Occupancy as of underwritten rent roll dated October 1, 2018.

■	The Borrower. The borrower is Rainier Woodlands Square Acquisitions, LLC, a single-purpose, single-asset entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Woodlands Square Loan. The non-recourse carve-out guarantor is J. Kenneth Dunn.

The borrower sponsor of the Woodlands Square Property is J. Kenneth Dunn. Mr. Dunn, a co-founder of The Rainier Companies, is involved with all facets of the company and has primary responsibilities for acquisitions, business development, and negotiations. In 1994 Mr. Dunn co-founded Meridian Realty Advisors, directing the acquisition and management of more than $1 billion in transactions.

■	Escrows. On the origination date of the Woodlands Square Loan, the borrower funded escrow reserves of (i) $345,397 for real estate taxes, (ii) $750,000 for tenant improvement and leasing commissions, and (iii) $388,615 for tenant obligations.

On each due date, the borrower is required to fund the following reserves with respect to the Woodlands Square Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12 month period (initially estimated to be $36,550 per month); (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve month period (initially estimated to be $17,665 per month), provided that insurance is not covered under an acceptable blanket policy (unless an event of default under the Woodlands Square Loan documents is continuing); (iii) a replacement reserve in an amount equal to $3,859; and (iv) a tenant improvement and leasing commission reserve in an amount equal to $10,290 subject to (a) a $1,250,000 cap prior to the renewal of the Bealls lease, and (b) $1,000,000 from and after the renewal of the Bealls lease.

■

Lockbox and Cash Management. The Woodlands Square Loan does not currently have a lockbox in place. The Woodlands Square Loan requires a springing hard lockbox, and a springing cash management, each of which will be established upon written notification from the lender to the lockbox bank that a Cash Management Trigger Event (as defined below) has occurred. Upon the occurrence of a Cash Management Trigger Event, the Woodlands Square

LOAN #4: WOODLANDS SQUARE

Loan documents require the borrower to (a) deliver direction letters to tenants instructing them to pay rent directly to a lender controlled lockbox account and (b) deposit all revenue generated by the Woodlands Square Property that it or the property manager receives within one business day of receipt. During the continuation of a Cash Management Trigger Event, the funds on deposit in the lockbox account are required to be transferred on the next business day to the cash management account to be applied in the following order of priority: (i) real estate taxes; (ii) insurance; (iii) monthly debt service payment; (iv) fees and expenses in accordance with the cash management agreement; (v) monthly replacement reserves; (vi) monthly tenant improvement and leasing commissions reserves; (vii) funds sufficient to pay any interest accruing at the default rate with respect to any event of default that has occurred; (viii) funds sufficient to pay the operating expenses set forth in the annual operating budget; (ix) funds sufficient to pay for extraordinary or other operating expenses not included in the approved annual budget if any, to a borrower-controlled account; and (x) if a Cash Sweep Event (as defined below) is (x) not in effect, all excess cash flow will be returned to a borrower control account; (y) in effect and due to a Critical Tenant Trigger Event (as defined below) to the lender controlled Critical Tenant TI/LC account until the applicable Critical Tenant Trigger Event cure has occurred, and (z) in effect, but a Critical Tenant Trigger Event is not in effect, all excess cash flow will be deposited in a lender controlled sub account.

A “Cash Management Trigger Event” means the occurrence of (i) an event of default; (ii) any bankruptcy action of the borrower, guarantor or the property manager; provided however that in the event of bankruptcy action of a manager who is not affiliated with the borrower, the borrower will have 30 days within which to terminate such manager; (iii) a Cash Management DSCR Trigger Event (as defined below); or (iv) a Critical Tenant Trigger Event. A Cash Management Trigger Event will continue until, in regard to clause (i) above, such event of default has been cured or waived, in regard to clause (ii) above, such bankruptcy petition has been discharged, stayed or dismissed within 30 days of such filing, among other conditions, for the borrower or the guarantor, or within 120 days for the property manager, in regard to clause (iii) above, such Cash Management DSCR Trigger Event has terminated, and in regard to clause (iv) above, a Critical Tenant Trigger Event Cure has occurred.

A “Cash Management DSCR Trigger Event” means as of the date of determination, the debt service coverage ratio based on the trailing twelve month period is less than 1.15x, until such time that the debt service coverage ratio based on the trailing twelve month period is greater than 1.20x for two consecutive quarters.

A “Cash Sweep Event” means the occurrence of (i) an event of default; (ii) any bankruptcy action of the borrower, guarantor or the manager; provided however that in the event of bankruptcy action of a manager who is not affiliated with the borrower, the borrower will have 30 days within which to terminate such manager before a Cash Sweep Event occurs; (iii) a Cash Sweep DSCR Trigger Event (as defined below); or (iv) a Critical Tenant Trigger Event. A Cash Sweep Event will continue until, in regard to clause (i) above, such event of default has been cured or waived, in regard to clause (ii) above, such bankruptcy petition has been discharged, stayed or dismissed within 30 days of such filing, among other conditions, for the borrower or the guarantor, or within 120 days for the property manager, in regard to clause (iii) above, the Cash Sweep DSCR Trigger Event has terminated, and in regard to clause (iv) above, a Critical Tenant Trigger Event Cure has occurred.

A “Cash Sweep DSCR Trigger Event” means as of the date of determination, the debt service coverage ratio based on the trailing twelve month period is less than 1.15x, until such time that the debt service coverage ratio based on the trailing twelve month period is greater than 1.20x for two consecutive quarters.

A “Critical Tenant Trigger Event” will occur upon (i) AMC Theatres or any other tenant occupying the space currently occupied by such tenant (a “Critical Tenant” and each related lease, a “Critical Tenant Lease”) gives notice of its intention to not extend or renew its lease; (ii) on or prior to twelve (12) months prior to the expiration date, the Critical Tenant fails to give notice of its election to renew its lease; (iii) on or prior to the date on which the Critical Tenant is required under its lease to notify landlord of its election to renew its lease, if Critical Tenant fails to give such notice; (iv) an event of default under the Critical Tenant lease exists; (v) a bankruptcy action of the Critical Tenant or any guarantor under a Critical Tenant Lease occurs; or (vi) if the Critical Tenant discontinues its normal business operations. A Critical Tenant Trigger Event will end (a) with respect to clauses (i), (ii) or (iii), the date that (1) a Critical Tenant Lease extension is executed and delivered by the borrower along with related tenant improvements costs, leasing commissions and other material costs and expenses have been deposited into the Critical Tenant TI/LC account; or (2) a Critical Tenant Space Re-tenanting Event (as defined below) has occurred; (b) with respect to clause (iv) after a cure of applicable event of default; (c) with respect to clause (v) after an affirmation that the Critical Tenant is actually paying all rents and other amounts under its lease; or (d) with respect to clause (vi) the Critical Tenant re-commences its normal business operations or a Critical Tenant Space Re-tenanting Event has occurred.

LOAN #4: WOODLANDS SQUARE

A “Critical Tenant Space Re-tenanting Event” will occur on the date each of the following conditions have been satisfied: (i) the Critical Tenant space has been leased to one or more replacement tenants for a term of at least five years on terms that are acceptable to the lender; (ii) all tenant improvement costs, leasing commissions and other material costs and expenses relating to the re-letting of the space has been paid in full; and (iii) the replacement tenant(s) are conducting normal business operations at the related Critical Tenant space.

■	Property Management. The Woodlands Square Property is currently managed by Rainier Realty Management, LLC, an affiliate of the borrower, pursuant to a management agreement. The Woodlands Square Loan documents provide that lender consent is required for the borrower to terminate the property manager or consent to the assignment of the property manager’s rights under the management agreement, provided the borrower may, without lender’s consent, replace the property manager with a Qualified Manger (as defined in the Woodlands Square Loan documents).

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Woodlands Square Property, plus 18 months of business interruption coverage as calculated under the loan documents (with an additional extended period of indemnity as reasonably required by the lender) in an amount equal to 100% of the projected gross income from the Woodlands Square Property (on an actual loss sustained basis) for a period continuing until the restoration of the Woodlands Square Property is completed and containing an extended period endorsement which provides for up to 12 months of additional coverage. The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no larger than $10,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #5: phoenix marriott tempe at the buttes

LOAN #5: phoenix marriott tempe at the buttes

LOAN #5: phoenix marriott tempe at the buttes

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	Tempe, Arizona	Cut-off Date Balance(2)		$40,410,208
Property Type	Hospitality	Cut-off Date Balance per Room(1)		$185,141
Size (Rooms)	353	Percentage of Initial Pool Balance		5.5%
Total TTM Occupancy as of 7/31/2018	63.1%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 7/31/2018	63.1%	Type of Security		Leasehold
Year Built / Latest Renovation	1987 / 2017	Mortgage Rate		5.11000%
Appraised Value	$96,700,000	Original Term to Maturity (Months)		120
Appraisal Date	8/22/2018	Original Amortization Term (Months)		360
Borrower Sponsor	William J. Yung III	Original Interest Only Period (Months)		NAP
Property Management	Columbia Sussex Management, LLC	First Payment Date		11/6/2018
		Maturity Date		10/6/2028

Underwritten Revenues	$27,024,294
Underwritten Expenses	$18,534,800
Underwritten Net Operating Income (NOI)	$8,489,494	Escrows(3)
Underwritten Net Cash Flow (NCF)	$7,138,279		Upfront	Monthly
Cut-off Date LTV Ratio(1)	67.6%	Taxes	$156,460	$13,038
Maturity Date LTV Ratio(1)	55.9%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	1.99x / 1.67x	Replacement Reserve(4)	$0	$112,601
Debt Yield Based on Underwritten NOI / NCF(1)	13.0% / 10.9%	Other(5)	$342,961	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Combination Amount	$65,500,000	100.0%	Loan Payoff	$49,770,127	76.0%
			Principal Equity Distribution	13,713,878	20.9
			Closing Costs	1,516,574	2.3
			Reserves	499,421	0.8
Total Sources	$65,500,000	100.0%	Total Uses	$65,500,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Phoenix Marriott Tempe at the Buttes Loan Combination (as defined below).

(2)	The Cut-off Date Balance of $40,410,208 represents the controlling note A-1, which is part of a loan combination evidenced by two pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $65,354,781. The related companion loan, which is evidenced by the non-controlling note A-2, has an outstanding principal balance as of the Cut-off Date of $24,944,573 and is expected to be contributed to the Benchmark 2018-B7 securitization transaction. See “—The Mortgage Loan” below.

(3)	See “—Escrows” below.

(4)	Monthly Replacement Reserve represents FF&E reserve deposits equal to one-twelfth of 5.0% of the gross revenues for the prior calendar year (initially estimated to be approximately $112,601). See “—Escrows” below.

(5)	Upfront Other reserves represent a (i) $301,961 seasonality reserve, (ii) $38,500 deferred maintenance reserve and (iii) $2,500 comfort letter reserve. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Phoenix Marriott Tempe at the Buttes Loan”) is part of a loan combination (the “Phoenix Marriott Tempe at the Buttes Loan Combination”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s leasehold interest in a full service hotel located in Tempe, Arizona (the “Phoenix Marriott Tempe at the Buttes Property”). The Phoenix Marriott Tempe at the Buttes Loan, which is evidenced by the controlling note A-1, has an outstanding principal balance as of the Cut-off Date of $40,410,208 and represents approximately 5.5% of the Initial Pool Balance. The related companion loan is evidenced by the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $24,944,573, and is expected to be contributed to the Benchmark 2018-B7 securitization transaction. The Phoenix Marriott Tempe at the Buttes Loan Combination, which accrues interest at an interest rate of 5.11000% per annum, was originated by Citi Real Estate Funding Inc. (“CREFI”) on September 20, 2018, had an aggregate original principal balance of $65,500,000 and has an aggregate outstanding principal balance as of the Cut-off Date of $65,354,781. The proceeds of the Phoenix Marriott Tempe at the Buttes Loan Combination were primarily used to refinance a prior debt secured by the Phoenix Marriott Tempe at the Buttes Property, return equity to the borrower sponsor, pay origination costs and fund upfront reserves. The prior financing of the Phoenix Marriott Tempe at the Buttes Property was not included in a securitization.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,500,000	$40,410,208	CGCMT 2018-C6	Yes
A-2	$25,000,000	$24,944,573	Benchmark 2018-B7	No
Total	$65,500,000	$65,354,781

The Phoenix Marriott Tempe at the Buttes Loan Combination had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule. The scheduled maturity date of the Phoenix Marriott Tempe at the Buttes Loan Combination is the due date in October 2028. Provided that no event of default has occurred and is continuing under the Phoenix Marriott Tempe at the Buttes Loan documents, at any time after the earlier of (i) September 20, 2022 and (ii) the second anniversary of the securitization of the last note of the Phoenix Marriott Tempe at the Buttes Loan Combination, the Phoenix Marriott Tempe at the Buttes Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Phoenix Marriott Tempe at the Buttes Loan documents. Voluntary prepayment of the Phoenix Marriott Tempe at the Buttes

LOAN #5: phoenix marriott tempe at the buttes

Loan Combination is permitted on or after the due date in July 2028 without payment of any prepayment premium. In addition, in the event that insurance proceeds from a casualty are applied to the Phoenix Marriott Tempe at the Buttes Loan and such proceeds are insufficient to repay the debt in its entirety, the borrower has the right to repay the Phoenix Marriott Tempe at the Buttes Loan in its entirety and obtain a release of the Phoenix Marriott Tempe at the Buttes Property.

■	The Mortgaged Property. The Phoenix Marriott Tempe at the Buttes Property is a five-story, 353 room, full service hotel located on approximately 27.7 acres in Tempe, Arizona. The Phoenix Marriott Tempe at the Buttes Property is located adjacent to Tempe Diablo Stadium, the spring training home of the Los Angeles Angels of Anaheim, as well as approximately four miles southwest of downtown Tempe and three miles southeast of Phoenix Sky Harbor International Airport. The 353 rooms consist of 183 standard rooms with a king-sized bed, 161 standard rooms with two double-sized beds, seven studio suites, one executive suite and one presidential suite. The Phoenix Marriott Tempe at the Buttes Property was initially constructed in 1987, but has undergone an approximately $9.3 million renovation since it was acquired by the borrower sponsor in October 2016. Amenities include two outdoor swimming pools featuring a waterslide and four whirlpools, 42,173 SF of meeting space spread across 19 rooms, an onsite spa, and four food and beverage outlets. The food and beverage outlets include the Top of the Rock Restaurant, which features panoramic views of the Valley of the Sun, the Thirsty Cactus Pool Bar and Grill, which offers poolside dining for lunch, a lobby bar and an onsite Starbucks. The Phoenix Marriott Tempe at the Buttes Property is subject to a franchise agreement with Marriott International, Inc. that expires in October 2036.

According to a July 2018 hospitality research report, the Phoenix Marriott Tempe at the Buttes Property had a 63.1% occupancy, $188.05 ADR and $118.67 RevPAR as of the trailing 12-month period ending July 31, 2018. The Phoenix Marriott Tempe at the Buttes Property’s $118.67 RevPAR ranked it first in its competitive set of eight properties as of July 31, 2018.

The demand segmentation at the Phoenix Marriott Tempe at the Buttes Property consists of 49% leisure, 34% group, 15% commercial and 2% extended stay. The primary competitive set for the Phoenix Marriott Tempe at the Buttes Property consists of seven full-service hotels ranging in size from 209 to 563 rooms, and containing an aggregate of 2,277 rooms (excluding the Phoenix Marriott Tempe at the Buttes Property). The following table presents certain information relating to the 2017 demand analysis with respect to the Phoenix Marriott Tempe at the Buttes Property based on market segmentation:

2017 Accommodated Room Night Demand(1)

Property	Commercial	Group	Leisure	Extended-Stay
Phoenix Marriott Tempe at the Buttes Property	15%	34%	49%	2%
Sheraton Hotel Phoenix Airport Tempe	38%	15%	41%	6%
Hilton Pointe Squaw Peak Resort	14%	40%	44%	2%
DoubleTree Phoenix Tempe	18%	40%	39%	3%
Destination Hotels The Scottsdale Resort at McCormick Ranch	14%	60%	24%	2%
Destination Hotels Tempe Mission Palms Hotel	18%	50%	29%	3%
Hilton Phoenix Airport	32%	20%	43%	5%
Marriott Phoenix Airport	22%	20%	55%	3%

(1)	Source: Appraisal.

LOAN #5: phoenix marriott tempe at the buttes

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Phoenix Marriott Tempe at the Buttes Property:

Cash Flow Analysis(1)

	2015	2016	2017	TTM 7/31/2018	Underwritten	Underwritten $ per Room
Room Revenue	$16,142,844	$16,628,939	$14,526,633	$14,885,818	$14,885,818	$42,169
Food & Beverage Revenue	9,502,498	11,591,350	10,911,059	11,096,187	11,096,187	31,434
Other Revenue	973,097	859,114	958,300	1,042,289	1,042,289	2,953
Total Revenue	$26,618,439	$29,079,404	$26,395,992	$27,024,294	$27,024,294	$76,556

Room Expense	$3,437,267	$3,509,931	$3,699,022	$3,763,307	$3,763,307	$10,661
Food & Beverage Expense	6,360,310	7,199,986	6,343,210	6,286,965	6,286,965	17,810
Other Expense	281,677	306,421	292,592	307,772	307,772	872
Total Departmental Expense	$10,079,254	$11,016,338	$10,334,825	$10,358,044	$10,358,044	$29,343
Total Undistributed Expense	7,886,306	8,254,415	6,867,105	6,854,909	7,042,608	19,951
Fixed Charges	455,912	381,216	494,967	435,400	257,583	730
Ground Rent Expense(2)	801,577	969,337	855,139	876,565	876,565	2,483
Total Operating Expenses	$19,223,048	$20,621,306	$18,552,034	$18,524,917	$18,534,800	$52,507

Net Operating Income	$7,395,391	$8,458,097	$7,843,958	$8,499,376	$8,489,494	$24,050
FF&E	1,330,922	1,453,970	1,319,800	1,351,215	1,351,215	3,828
Net Cash Flow	$6,064,469	$7,004,127	$6,524,158	$7,148,162	$7,138,279	$20,222

Occupancy(3)	74.6%	74.8%	63.0%	63.1%	63.1%
NOI Debt Yield	11.3%	12.9%	12.0%	13.0%	13.0%
NCF DSCR	1.42x	1.64x	1.53x	1.67x	1.67x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	See “—Ground Lease” below for terms of the Phoenix Marriott Tempe at the Buttes Property’s ground lease.

(3)	Occupancy declined in 2017 due to the sponsor renovating rooms between September 2017 and February 2018. During that period, an average of 65 rooms were offline each day.

■	Appraisal. According to the appraisal, the Phoenix Marriott Tempe at the Buttes Property had an “as-is” appraised value of $96,700,000 as of August 22, 2018.

Appraisal Approach	Appraised Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$97,500,000	N/A	7.75%
Discounted Cash Flow Approach	$96,700,000	10.5%	8.50%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report, dated August 31, 2018, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the Phoenix Marriott Tempe at the Buttes Property other than the continued implementation of an asbestos operations and maintenance plan.

■	Market Overview and Competition. The Phoenix Marriott Tempe at the Buttes Property is located in Tempe, Arizona, approximately four miles southwest of downtown Tempe and three miles southeast of Phoenix Sky Harbor International Airport. Phoenix Sky Harbor International Airport is the primary airport serving the Phoenix-Mesa-Scottsdale MSA, with a passenger volume of approximately 43.9 million in 2017. The Cactus League, the spring training home for 15 Major League Baseball franchises at 10 stadiums, generates demand, with Tempe Diablo Stadium, the spring training home of the Los Angeles Angels of Anaheim, located adjacent to the Phoenix Marriott Tempe at the Buttes Property.

Arizona State University’s (“ASU”) main campus is located in Tempe, approximately four miles east of the Phoenix Marriott Tempe at the Buttes Property. According to ASU’s website, ASU’s Tempe fall 2017 enrollment at the Tempe campus was 51,164. According to the appraisal, ASU students participate in 24 varsity sports, which draw spectators and teams from around the country to its Tempe campus.

According to the appraisal, the 2018 estimated population within a one-, three- and five-mile radius of the Phoenix Marriott Tempe at the Buttes Property is 8,764, 117,780 and 300,886, respectively. The 2018 estimated average household income within a one-, three- and five-mile radius of the Phoenix Marriott Tempe at the Buttes Property is $58,536, $60,903 and $65,908, respectively.

LOAN #5: phoenix marriott tempe at the buttes

The appraisal noted two hotels with a combined 490 rooms in development that are expected to have some degree of competitive interaction with the Phoenix Marriott Tempe at the Buttes Property. Both hotels are currently under construction and have anticipated opening dates in May 2019 and January 2020, respectively.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Phoenix Marriott Tempe at the Buttes Property and its competitive set, as provided in a market research report for the Phoenix Marriott Tempe at the Buttes Property:

Historical Statistics(1)(2)

	Phoenix Marriott Tempe at the Buttes				Competitive Set				Penetration
	2015	2016	2017	TTM 7/31/2018	2015	2016	2017	TTM 7/31/2018	2015	2016	2017	TTM 7/31/2018
Occupancy	74.6%	74.8%	63.0%	63.1%	67.9%	68.2%	67.9%	68.3%	109.9%	109.6%	92.8%	92.3%
ADR	$167.84	$171.95	$182.61	$188.05	$144.08	$144.45	$148.10	$148.65	116.5%	119.0%	123.3%	126.5%
RevPAR	$125.29	$128.64	$115.10	$118.67	$97.85	$98.59	$100.55	$101.59	128.0%	130.5%	114.5%	116.8%

(1)	Source: 2015, 2016 and 2017 data is based on a December 2017 hospitality research report.

(2)	Source: TTM 7/31/2018 data is based on a July 2018 hospitality research report.

The following table presents certain information relating to the primary competition for the Phoenix Marriott Tempe at the Buttes Property:

Phoenix Marriott Tempe at the Buttes Property Competitive Set(1)

Property	Number of Rooms	Year Built
Phoenix Marriott Tempe at the Buttes Property	353	1987
Sheraton Hotel Phoenix Airport Tempe	209	1984
Hilton Pointe Squaw Peak Resort	563	1977
DoubleTree Phoenix Tempe	270	1975
Destination Hotels The Scottsdale Resort at McCormick Ranch	326	1976
Destination Hotels Tempe Mission Palms Hotel	303	1986
Hilton Phoenix Airport	259	1989
Marriott Phoenix Airport	347	1999
Total(2)	2,277

(1)	Source: Appraisal.

(2)	Total excludes the Phoenix Marriott Tempe at the Buttes Property.

■	The Borrower. The borrower is CP Buttes, LLC, a single-purpose, single-asset entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Phoenix Marriott Tempe at the Buttes Loan Combination. Columbia Sussex Corporation and CSC Holdings, LLC, jointly and severally, are the non-recourse carve-out guarantors under the Phoenix Marriott Tempe at the Buttes Loan documents.

Founded in 1972, Columbia Sussex Corporation is a privately-owned hotel owner and operator. Currently, Columbia Sussex Corporation owns and manages 39 hotels across 20 different states. The 39 hotels within Columbia Sussex Corporation’s portfolio include hotels operated under the JW Marriott, Westin, Hyatt Regency and Hilton flags.

■	Escrows. At the origination of the Phoenix Marriott Tempe at the Buttes Loan Combination, the borrower deposited $301,961 into a seasonality reserve account, $156,460 into a tax reserve account for payment of the GPLET (as defined below) reserve account, $38,500 into an deferred maintenance reserve account, and $2,500 into a comfort letter reserve account. As the city of Tempe is the ground lessor under the ground lease that the Phoenix Marriott Tempe at the Buttes Property is subject to, the land is exempt from country property taxes. In lieu of property taxes, however, the borrower is required to pay a Government Property Lease Excise Tax (“GPLET”). According to the Maricopa County Records and the City of Tempe, the GPLET is based on a rate schedule, which currently assesses the Phoenix Marriott Tempe at the Buttes Property at $0.60 per SF plus an amount for taxes based on business personal property. The GPLET rate adjusts downward as the age of the Phoenix Marriott Tempe at the Buttes Property increases, with the GPLET rate expected to decrease to $0.30 per SF in 2027.

On each monthly payment date, the borrower is required to deposit (i) $13,038 into a tax reserve account for payment of the GPLET and (ii) a reserve for FF&E, in an amount equal to the greater of (a) the amount of the deposit (if any) then required by the franchisor on account of FF&E under the franchise agreement and (b) (1) during the continuance of a Phoenix Marriott Tempe at the Buttes Trigger Period (as defined below), one-twelfth of 5.0% of the greater of (x) the annual gross revenues for the immediately preceding calendar year and (y) the projected annual gross revenues for the hotel related operations for the calendar year in which such deposit occurs, as set forth in the approved annual budget, or (2) if no Phoenix Marriott Tempe at the Buttes Tigger Period is continuing or during the continuance of a

LOAN #5: phoenix marriott tempe at the buttes

Phoenix Marriott Tempe at the Buttes Trigger Period where no approved annual budget exists, one-twelfth of 5.0% of the annual gross revenues for the hotel related operations for the immediately preceding calendar year. Monthly FF&E reserve deposits are initially estimated to be $112,601 and will be adjusted each April during the term of the Phoenix Marriott Tempe at the Buttes Loan.

On each monthly payment date beginning in January 2019, the borrower is required to deposit into a seasonality reserve an amount equal to 110% of the quotient of (x) the aggregate amount by which operating income at the Phoenix Marriott Tempe at the Buttes Property for the calendar month is insufficient to establish a debt service coverage ratio of 1.00x based on the then-current annual budget (“Negative Monthly Amount”) for the 12-month period divided by (y) the number of months for which there is no Negative Monthly Amount, based on the then-current seasonality annual budget, to be adjusted annually on February 1st of each calendar year by the lender.

■	Lockbox and Cash Management. The Phoenix Marriott Tempe at the Buttes Loan Combination is structured with a hard lockbox and springing cash management. The borrower is required to deliver letters to all credit card companies directing such credit card companies to pay all sums directly to the lender-controlled lockbox account, and the borrower is required to deposit all revenue generated by the Phoenix Marriott Tempe at the Buttes Property into the lockbox account. The borrower is also required to deliver a tenant direction letter to each future commercial tenant that leases more than 5,000 square feet, or any portion of the property utilized as a health spa or restaurant. Prior to the occurrence of a Phoenix Marriott Tempe at the Buttes Trigger Period, funds in the lockbox account are to be disbursed to the borrower’s operating account. Upon the occurrence of an Phoenix Marriott Tempe at the Buttes Trigger Period, all sums on deposit in the lockbox account are required to be swept each business day into a cash management account for the payment of, among other things, ground lease rent, debt service and property operating expenses, and for the funding of monthly escrows, with any excess to be held as additional collateral by the lender until the expiration of the applicable Phoenix Marriott Tempe at the Buttes Trigger Period, after which it is returned to the borrower.

A “Phoenix Marriott Tempe at the Buttes Trigger Period” will (a) commence upon the first to occur of (i) an event of default under the Phoenix Marriott Tempe at the Buttes Loan documents, (ii) the debt yield falling below 8.25%, (iii) a Phoenix Marriott Tempe at the Buttes Franchise Agreement Trigger Event (as defined below), (iv) the date which is 12 months prior to the expiration of the Phoenix Marriot Tempe at the Buttes Property’s franchise agreement if a Phoenix Marriott Tempe at the Buttes Franchise Renewal Event (as defined below) has not occurred or (v) any bankruptcy action of Columbia Sussex Management, LLC and (b) expire upon (1) with regard to any Phoenix Marriott Tempe at the Buttes Trigger Period caused solely by the events described in clause (i) above, the cure (if applicable) of such event of default, (2) with regard to any Phoenix Marriott Tempe at the Buttes Trigger Period caused solely by the events described in clause (ii) above, the debt yield being equal to or greater than 8.75% for one calendar quarter, (3) with regard to any Phoenix Marriott Tempe at the Buttes Trigger Period caused solely by the events described in clause (iii) above, lender’s receipt of evidence reasonably acceptable to the lender (which such evidence must include, without limitation, a duly executed estoppel certificate from the applicable franchisor) that the borrower has cured all defaults under the franchise agreement, if the event was caused by the bankruptcy of the franchisor, such franchisor no longer being insolvent or subject to bankruptcy proceedings, the borrower and the franchisor have reaffirmed the franchise agreement, the Phoenix Marriott Tempe at the Buttes Property continues to be operated pursuant to the franchise agreement and all permits applicable to the franchise agreement are in full force and effect, (4) with regard to any Phoenix Marriott Tempe at the Buttes Trigger Period caused solely by the events described in clause (iv) above, the occurrence of a Phoenix Marriott Tempe at the Buttes Franchise Renewal Event (as defined below), (5) with regard to any Phoenix Marriott Tempe at the Buttes Trigger Period caused solely by the events described in clause (v) above, the replacement of Columbia Sussex Management, LLC in accordance with the terms of the Phoenix Marriott Tempe at the Buttes Loan documents.

A “Phoenix Marriott Tempe at the Buttes Franchise Agreement Trigger Event” means (i) the borrower being in default under the franchise agreement beyond any applicable notice and cure periods, (ii) the borrower or franchisor giving notice that it is terminating the franchise agreement, (iii) any termination or cancellation of the franchise agreement and/or the franchise agreement expiring or otherwise failing to otherwise be in full force and effect and (iv) any bankruptcy or similar insolvency of franchisor.

A “Phoenix Marriott Tempe at the Buttes Franchise Renewal Event” means the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence must include, without limitation, a duly executed estoppel certificate from the applicable franchisor) that (i) the related franchise agreement has been extended or replaced by a new franchise agreement in accordance with the terms of the Phoenix Marriott Tempe at the Buttes Loan documents, in each case, for a term expiring no earlier than three years after the maturity date of the Phoenix Marriott Tempe at the Buttes Loan Combination, (ii) such franchise agreement (as so extended) or such replacement franchise

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agreement, as applicable, is in full force and effect with no defaults thereunder and (iii) to the extent a PIP is required in connection with the foregoing, a deposit has been made to a PIP reserve in accordance with the terms of the Phoenix Marriott Tempe at the Buttes Loan documents.

■	Property Management. The Phoenix Marriott Tempe at the Buttes Property is managed by Columbia Sussex Management, LLC, a borrower affiliate, pursuant to a management agreement expiring October 12, 2036.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not Permitted.

■	Ground Lease. The Phoenix Marriott Tempe at the Buttes Property is subject to a ground lease with the city of Tempe that expires on December 31, 2074; provided, that if either (a) at any time prior to January 27, 2019 the $3.0 million extension fee paid to the ground lessor by the prior owner of the Phoenix Marriott Tempe at the Buttes Property is rescinded and not repaid by borrower within 30 days’ notice after such rescission or (b) borrower fails to expend the remaining $658,234 of capital expenditure funds prior to January 27, 2022, subject to lender’s cure rights, then the expiration of the ground lease will be September 30, 2044.

Annual ground rent due under the ground lease is equal to the greater of (i) a minimum annual rent set forth in the ground lease which is subject to annual Consumer Price Index (“CPI”) increases capped at 6.0% (currently $43,728) and (ii) from now until the lease year ending on December 31, 2024, the sum of (a) 3.5% of gross rooms revenue and (b) 1.5% of gross food and beverage revenue. For lease years beginning on or after January 1, 2025, the fee structure referenced in clause (ii) above will be increased to 3.75% of gross rooms revenue and 1.75% of gross food and beverage revenue, and for lease years beginning on and after January 1, 2044, the fee structure referenced in clause (ii) above increases to 4.0% of gross rooms revenue and 2.0% of gross food and beverage revenue. In addition, a municipal service fee payment is also required under the ground lease. The municipal service fee is currently equal to $14,201 per month and will be adjusted annually for increases in CPI, capped at 6.0% per year.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Phoenix Marriott Tempe at the Buttes Property, plus business interruption coverage in an amount equal to 100% of the projected gross income less non-continuing expenses from the Phoenix Marriott Tempe at the Buttes Property for 18 months with 6 months of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $100,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #6: OPTIMUM PORTFOLIO – GROUP B

LOAN #6: OPTIMUM PORTFOLIO – GROUP B

LOAN #6: OPTIMUM PORTFOLIO – GROUP B

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	7	Loan Seller		CREFI
Location (City/State)	Jersey City, New Jersey	Cut-off Date Balance		$33,855,066
Property Type	Multifamily	Cut-off Date Balance per Unit		$131,221
Size (Units)	258	Percentage of Initial Pool Balance		4.6%
Total Occupancy as of 11/1/2018	96.9%	Number of Related Mortgage Loans		3
Owned Occupancy as of 11/1/2018	96.9%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various / Various	Mortgage Rate		5.34000%
Appraised Value(1)	$52,100,000	Original Term to Maturity (Months)		120
Appraisal Date(1)	9/6/2018	Original Amortization Term (Months)		NAP
Borrower Sponsor	Joseph Ehrman	Original Interest Only Period (Months)		120
Property Management	OptimumProp LLC	First Payment Date		12/6/2018
		Maturity Date		11/6/2028

Underwritten Revenues	$3,826,194
Underwritten Expenses	$1,368,351	Escrows
Underwritten Net Operating Income (NOI)	$2,457,842		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,374,195	Taxes	$80,370	$40,185
Cut-off Date LTV Ratio	65.0%	Insurance	$70,066	$7,785
Maturity Date LTV Ratio	65.0%	Replacement Reserve(2)	$215,000	$0
DSCR Based on Underwritten NOI / NCF	1.34x / 1.30x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	7.3% / 7.0%	Other(3)	$26,824	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$33,855,066	100.0%	Loan Payoff	$20,559,969	60.7%
			Principal Equity Distribution	12,127,937	35.8
			Closing Costs	774,901	2.3
			Upfront Reserves	392,260	1.2

Total Sources	$33,855,066	100.0%	Total Uses	$33,855,066	100.0%

(1)	See the “Portfolio Summary” table below for the individual properties’ appraised values.

(2)	At origination, the borrower deposited $215,000 into the Replacement Reserve account which is equal to the replacement reserve minimum balance as defined under the Optimum Portfolio -Group B Loan (as defined below) documents. If the balance in the Replacement Reserve drops below $215,000, the borrower is required to deposit $8,600 on each monthly payment date until the balance in the account is equal to or greater than the minimum reserve balance of $215,000.

(3)	Upfront Other reserve represents $26,824 for deferred maintenance. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Optimum Portfolio – Group B Loan”) is secured by a first mortgage encumbering the borrower’s fee simple interest in a 258-unit multifamily portfolio comprised of seven properties located in Jersey City, New Jersey at: 630 Bergen Avenue (the “630 Bergen Avenue Property”), 19-25 Kensington Avenue (the “19-25 Kensington Avenue Property”), 9 Garrison Avenue (the “9 Garrison Avenue Property”), 47 Duncan Avenue, 225 Academy Street, 1531-1537 Kennedy Boulevard, 24-28 Belvidere Avenue (collectively, the “Optimum Portfolio - Group B Properties”). The Optimum Portfolio – Group B Loan had an original principal balance and has an outstanding principal balance as of the Cut-off Date of $33,855,066 and represents approximately 4.6% of the Initial Pool Balance. The Optimum Portfolio – Group B Loan accrues interest at a fixed rate of 5.34000% per annum. The proceeds of the Optimum Portfolio – Group B Loan were primarily used to refinance prior debt secured by the Optimum Portfolio – Group B Properties, return equity to the borrower sponsor, pay closing costs and fund upfront reserves. The Optimum Portfolio - Group B Loan was originated on November 6, 2018 by Citi Real Estate Funding Inc. (“CREFI”).

The Optimum Portfolio - Group B Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Optimum Portfolio - Group B Loan requires interest-only payments for the full term and has a scheduled maturity date that is the due date in November 2028. Provided that no event of default has occurred and is continuing under the Optimum Portfolio - Group B Loan documents, at any time after the second anniversary of the securitization closing date, the Optimum Portfolio - Group B Loan may be defeased with certain direct full faith and credit obligations of the United States or other obligations which are “government securities” permitted under Optimum Portfolio - Group B Loan documents. Voluntary prepayment of the Optimum Portfolio - Group B Loan is permitted (in whole, but not in part) without penalty on or after the monthly payment due date occurring in August 2028.

LOAN #6: OPTIMUM PORTFOLIO – GROUP B

■	The Mortgaged Properties.

The following table presents certain information relating to the individual Optimum Portfolio – Group B Properties:

Portfolio Summary

Property Name	Year Built / Renovated	Units	Property Occupancy(1)	Allocated Cut-off Date Balance	% Allocated Loan Combination Original Balance	Appraised Value	% Appraised Value	UW NCF
630 Bergen Avenue	1930 / 2018	66	97.0%	$9,839,035	29.1%	$14,400,000	27.6%	$689,326
19-25 Kensington Avenue	1920 / 2018	65	98.5	8,696,521	25.7	13,400,000	25.7	609,903
9 Garrison Avenue	1918 / 2018	37	94.6	5,053,507	14.9	7,900,000	15.2	354,154
47 Duncan Avenue	1922 / 2018	32	93.8	4,020,097	11.9	7,000,000	13.4	279,821
225 Academy Street	1920 / NAP	22	100.0	2,979,037	8.8	4,900,000	9.4	209,588
1531-1537 Kennedy Boulevard	1920 / 2018	24	95.8	2,198,343	6.5	3,100,000	6.0	155,783
24-28 Belvidere Avenue	1927 / NAP	12	100.0	1,068,526	3.2	1,400,000	2.7	75,622
Total / Wtd. Avg.		258	96.9%	$33,855,066	100.0%	$52,100,000	100.0%	$2,374,195

(1)	Based on the underwritten rent roll dated November 1, 2018.

The following table presents certain information relating to the unit mix at the Optimum Portfolio – Group B Properties:

Portfolio – Multifamily Unit Mix(1)

Unit Type	Average Unit Size (SF)	# of Units	% of Units	Occupied Units	% Occupied	In-Place Average Rent per Month(2)	Average Market Rent per Month(3)
Studio	360	1	0.4%	1	100.0%	$1,075	$1,100
1 BR	731	71	27.5	70	98.6	1,140	1,301
2 BR	940	142	55.0	136	95.8	1,277	1,493
3 BR	1,198	39	15.1	38	97.4	1,427	1,708
4 BR	1,620	4	1.6	4	100.0	1,466	2,000
Medical Office	1,200	1	0.4	1	100.0	1,650	1,650
Total / Wtd. Avg.	931	258	100.0%	250	96.9%	$1,264	$1,480

(1)	Based on the underwritten rent roll dated November 1, 2018.

(2)	In-Place Average Rent per Month excludes units occupied by the superintendent of each respective Property.

(3)	Source: Appraisal.

630 Bergen Avenue Property

The 630 Bergen Avenue Property, which was built in 1930, is a five-story walk-up multifamily building containing 66 units located in Jersey City, New Jersey on a 0.61 acre site. The 630 Bergen Avenue Property also generates revenue from two antenna tenants: Verizon Wireless (which has been in occupancy since January 2007 and has 2, 5-year renewal options) and Cingular Wireless (which has been in occupancy since 2002 and has 2, 5-year renewal options). The antenna tenants collectively contribute $73,392 of income annually. The 630 Bergen Avenue Property’s amenities include common area heat and electric, an on-site laundry unit and an elevator. The city of Jersey City has rent control regulations in place for apartment buildings of 5 units or greater and, as a result, the 630 Bergen Avenue Property is governed by the city’s ordinance. Jersey City rent control regulations allow for a maximum annual increase in rents based off of the Consumer Price Index (“CPI”) with a maximum increase of 4.0% per apartment. The residential unit mix consists of 21 one-bedroom units (with an average in-place base rent of $1,079 per month), 26 two-bedroom units (with an average in-place base rent of $1,377 per month) and 19 three-bedroom units (with an average in-place base rent of $1,516 per month). As of the underwritten rent roll dated November 1, 2018, the 630 Bergen Avenue Property was 97.0% occupied. The borrower sponsor has invested approximately $855,000 in the 630 Bergen Avenue Property for unit renovations and various capital expenditures items related to the building since acquiring the property as part of a greater portfolio acquisition that occurred in several transactions spanning from 2006 through 2008.

LOAN #6: OPTIMUM PORTFOLIO – GROUP B

The following table presents certain information relating to the unit mix at the 630 Bergen Avenue Property:

630 Bergen Avenue – Multifamily Unit Mix(1)
Unit Type	Average Unit Size (SF)	# of Units	% of Units	Occupied Units	% Occupied	In-Place Average Rent per Month	Average Market Rent per Month(2)
1 BR	810	21	31.8%	21	100.0%	$1,079	$1,300
2 BR(3)	1,080	26	39.4	25	96.2	1,377	1,500
3 BR	1,350	19	28.8	18	94.7	1,516	1,700
Total / Wtd. Avg.	1,072	66	100.0%	64	97.0%	$1,317	$1,494

(1)	Based on the underwritten rent roll dated November 1, 2018.

(2)	Source: Appraisal.

(3)	There is one 2 bedroom unit at the 630 Bergen Avenue Property that is occupied by a superintendent who does not pay rent. As such, In-Place Average Rent per Month is calculated based upon 24 units.

The following table presents certain information relating to historical leasing at the 630 Bergen Avenue Property:

Historical Leased %(1)

	2015	2016	2017	As of 11/1/2018(2)
Owned Space	100.0%	97.1%	98.5%	97.0%

(1)	As provided by the borrower and which represents average month-end occupancy for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated November 1, 2018.

19-25 Kensington Avenue Property

The 19-25 Kensington Avenue Property, which was built in 1920, is a five-story walk-up multifamily building containing 65 units located in Jersey City, New Jersey on a 0.52 acre site. The 19-25 Kensington Avenue Property’s amenities include common area electric and heat, as well as an elevator. The city of Jersey City has rent control regulations in place for apartment buildings of 5 units or greater and, as a result, the 19-25 Kensington Avenue Property is governed by the city’s ordinance. Jersey City rent control regulations allow for a maximum annual increase in rents based off of the CPI with a maximum increase of 4.0% per apartment. The residential unit mix consists of 14 one-bedroom units (with an average in-place base rent of $1,126 per month), 33 two-bedroom units (with an average in-place base rent of $1,383 per month), 17 three-bedroom units (with an average in-place base rent of $1,349 per month) and one 1,200 SF medical office unit with in-place rent of $1,650 per month. As of the underwritten rent roll dated November 1, 2018, the 19-25 Kensington Avenue Property was 98.5% occupied. The borrower sponsor has invested approximately $806,000 in the 19-25 Kensington Avenue Property for unit renovations and various capital expenditures items related to the building since acquiring the property as part of a greater portfolio acquisition that occurred in several transactions spanning from 2006 through 2008.

The following table presents certain information relating to the unit mix at the 19-25 Kensington Avenue Property:

19-25 Kensington Avenue – Multifamily Unit Mix(1)

Unit Type	Average Unit Size (SF)	# of Units	% of Units	Occupied Units	% Occupied	In-Place Average Rent per Month	Average Market Rent per Month(2)
1 BR	911	14	21.5%	14	100.0%	$1,126	$1,300
2 BR(3)	1,030	33	50.8	32	97.0	1,383	1,500
3 BR	1,044	17	26.2	17	100.0	1,349	1,700
Medical Office	1,200	1	1.5	1	100.0	1,650	1,650
Total / Wtd. Avg.	1,011	65	100.0%	64	98.5%	$1,321	$1,512

(1)	Based on the underwritten rent roll dated November 1, 2018.

(2)	Source: Appraisal.

(3)	There is one 2 bedroom unit at the 19-25 Kensington Avenue Property that is occupied by a superintendent who does not pay rent. As such, In-Place Average Rent per Month is calculated based upon 31 units.

LOAN #6: OPTIMUM PORTFOLIO – GROUP B

The following table presents certain information relating to historical leasing at the 19-25 Kensington Avenue Property:

Historical Leased %(1)

	2015	2016	2017	As of 11/1/2018(2)
Owned Space	98.4%	100.0%	98.4%	98.5%

(1)	As provided by the borrower and which represents average month-end occupancy for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated November 1, 2018.

9 Garrison Avenue Property

The 9 Garrison Avenue Property, which was built in 1918, is a five-story walk-up multifamily building containing 37 units located in Jersey City, New Jersey on an 0.2 acre site. The city of Jersey City has rent control regulations in place for apartment buildings of 5 units or greater and, as a result, the 9 Garrison Avenue Property is governed by the city’s ordinance. Jersey City rent control regulations allow for a maximum annual increase in rents based off of the CPI with a maximum increase of 4.0% per apartment. The residential unit mix consists of 11 one-bedroom units (with an average in-place base rent of $1,258 per month) and 26 two-bedroom units (with an average in-place base rent of $1,406 per month). As of the underwritten rent roll dated November 1, 2018, the 9 Garrison Avenue Property was 94.6% occupied. The borrower sponsor has invested approximately $670,000 in the 9 Garrison Avenue Property for unit renovations and various capital expenditures items related to the building since acquiring the property as part of a greater portfolio acquisition that occurred in several transactions spanning from 2006 through 2008.

The following table presents certain information relating to the unit mix at the 9 Garrison Avenue Property:

9 Garrison Avenue – Multifamily Unit Mix(1)

Unit Type	Average Unit Size (SF)(2)	# of Units	% of Units	Occupied Units	% Occupied	In-Place Average Rent per Month	Average Market Rent per Month(2)
1 BR	660	11	29.7%	11	100.0%	$1,258	$1,300
2 BR(3)	880	26	70.3	24	92.3	1,406	1,500
Total / Wtd. Avg.	815	37	100.0%	35	94.6%	$1,358	$1,441

(1)	Based on the underwritten rent roll dated November 1, 2018.

(2)	Source: Appraisal.

(3)	There is one 2 bedroom unit at the 9 Garrison Avenue Property that is occupied by a superintendent who does not pay rent. As such, In-Place Average Rent per Month is calculated based upon 23 units.

The following table presents certain information relating to historical leasing at the 9 Garrison Avenue Property:

Historical Leased %(1)

	2015	2016	2017	As of 11/1/2018(2)
Owned Space	100.0	100.0%	97.3%	94.6%

(1)	As provided by the borrower and which represents average month-end occupancy for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated November 1, 2018.

LOAN #6: OPTIMUM PORTFOLIO – GROUP B

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Optimum Portfolio - Group B Properties:

Cash Flow Analysis(1)

	2015	2016	2017	TTM 9/30/2018	Underwritten	Underwritten $ per Unit
Apartment Income
Base Rent(2)	$3,369,130	$3,456,390	$3,699,045	$3,602,151	$3,717,465	$14,409
Potential Income from Vacant Units	0	0	0	0	144,600	560
Gross Potential Rent	$3,369,130	$3,456,390	$3,699,045	$3,602,151	$3,862,065	$14,969
Vacancy & Credit Loss & Concessions(3)	0	0	0	0	(193,137)	(749)
Other Income(4)	25,574	0	91,674	46,273	157,266	610
Effective Gross Income	$3,394,704	$3,456,390	$3,790,718	$3,648,424	$3,826,194	$14,830

Real Estate Taxes(5)	$363,630	$352,364	$377,473	$395,779	$511,299	$1,982
Insurance	118,962	113,670	114,367	94,193	88,973	345
Management Fee	101,841	103,692	110,971	109,453	114,786	445
Other Operating Expenses	675,389	667,150	654,545	653,294	653,294	2,532
Total Operating Expenses	$1,259,823	$1,236,877	$1,257,357	$1,252,719	$1,368,351	$5,304

Net Operating Income	$2,134,881	$2,219,513	$2,533,362	$2,395,705	$2,457,842	$9,527
Replacement Reserves	0	0	0	0	83,647	324
TI/LC	0	0	0	0	0	0
Net Cash Flow	$2,134,881	$2,219,513	$2,533,362	$2,395,705	$2,374,195	$9,202

Occupancy(2)	99.2%	98.9%	98.8%	NAV	96.9%
NOI Debt Yield	6.3%	6.6%	7.5%	7.1%	7.3%
NCF DSCR	1.16x	1.21x	1.38x	1.31x	1.30x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Base Rent and Occupancy are based on occupied units as of the underwritten rent roll dated November 1, 2018. A rent roll was not provided for the TTM 9/30/2018 period.

(3)	Vacancy & Credit Loss & Concessions is underwritten to the current, economic vacancy of 5.0%.

(4)	Other Income includes antenna income and on-site laundry income.

(5)	Real Estate Taxes were underwritten based on the actual 2018 bills. Jersey City completed a city-wide revaluation of its tax rolls in 2018 for the first time since 1988. The next city-wide revaluation in Jersey City is scheduled for 2027.

■	Appraisal. According to the appraisal, the Optimum Portfolio – Group B Properties had an aggregate “as-is” appraised value of $52,100,000 as of September 6, 2018.

Appraisal Summary – Direct Capitalization Approach

Property	Value	Capitalization Rate
630 Bergen Avenue	$14,400,000	4.75%
19-25 Kensington Avenue	$13,400,000	4.75%
9 Garrison Avenue	$7,900,000	4.75%
47 Duncan Avenue	$7,000,000	4.50%
225 Academy Street	$4,900,000	4.75%
1531-1537 Kennedy Boulevard	$3,100,000	5.25%
24-28 Belvidere Avenue	$1,400,000	5.50%
	$52,100,000	4.77%

■	Environmental Matters. According to the Phase I environmental reports, dated between September and October 2018, there are no recognized environmental conditions or recommendations for further action at the Optimum Portfolio - Group B Properties.

■	Market Overview and Competition. The Optimum Portfolio – Group B Properties are located in Jersey City, New Jersey. Jersey City is the largest city in Hudson County and second largest city in the state of New Jersey. According to the appraisal, the Optimum Portfolio – Group B Properties are part of the New York-Jersey City-White Plains NY-NJ metropolitan area. The top three industries in the New York-Jersey City-White Plains NY-NJ metropolitan area include trade, transportation & utilities, financial activities and government. Financial and service industries, with direct transit access to Manhattan, have played a prominent role in the redevelopment of the Jersey City waterfront and the creation of one of the nation’s largest downtown central business districts. Large employers such as Goldman Sachs, JP Morgan Chase, Bank of America, BNP Paribas, and Deutsche Bank have relocated personnel to office space along the Hudson River waterfront. According to the appraisal, the 2018 estimated population within a one-, three- and five-mile radius of the Optimum Portfolio – Group B Properties are 113,457, 565,538 and 1,524,453,

LOAN #6: OPTIMUM PORTFOLIO – GROUP B

respectively. The estimated 2018 median household income, per the appraisal, within a one-, three- and five-mile radius is $71,213, $86,170 and $91,050, respectively.

According to the appraisal, the Optimum Portfolio – Group B Properties are located within the Northern New Jersey Multifamily Market and the Hudson County Multifamily Submarket. As of the second quarter of 2018, the Northern New Jersey Multifamily Class B/C Market had a total inventory of 140,126 units with a market vacancy of 3.7% and average asking rent of $1,591 per unit which represents an increase over the 2017 and 2016 average asking rents of $1,539 per unit and $1,502 per unit, respectively.  As of the second quarter of 2018, the Hudson County Multifamily Class B/C Submarket had a total inventory of 26,626 units with a market vacancy of 5.9% and an average asking rent of $2,845 per unit, which represents an increase over the 2017 and 2016 average asking rents of $2,686 per unit and $2,652 per unit, respectively.  Within the Hudson County Multifamily Submarket 5,865 units are under construction, with an additional 19,168 units of planned multifamily construction and 17,518 units of proposed multifamily construction. Average asking rents in both the Northern New Jersey Multifamily Class B/C Market and Hudson County Multifamily Class B/C Submarket have increased annually each year since 2009.

The following table presents certain information relating to the primary competition for the Optimum Portfolio - Group B Properties:

Directly Competitive Buildings(1)

	37-39 Duncan Avenue(2)	2465 Kennedy Boulevard(2)	238-242 Garfield Avenue	162 Bergen Avenue	Wangdu Apartments	114 Stuyvesant Avenue	639 Bergen Avenue	61 Duncan Avenue	126,130 & 134 Corbin Avenue
Year Built	1954	1950	1913	1925	1921	1915	1900	2016	1900
Number of Units	128	68	44	24	41	8	32	57	63
Occupancy	97.7%	97.1%	100.0%	100.0%	95.0%	75.0%	100.0%	100.0%	100.0%
Unit size (SF):
Studio	520	440	NAP	484	572	NAP	NAP	NAP	500
1-BR	780	660	500	NAP	620	NAP	600	836	NAP
2-BR	1,040	880	750	NAP	1,015	700	650	1,014	NAP
Rent per Month:
Studio	$1,112	$1,120	NAP	$815	$925	NAP	NAP	NAP	$1,300
1-BR	$1,466	$1,411	$1,015	NAP	$1,241	NAP	$1,300	$1,180	NAP
2-BR	$1,671	$1,504	$1,350	NAP	$1,450	$1,550	$1,500	$1,470	NAP

(1)	Source: Appraisal.

(2)	Number of Units, Occupancy and Rent per Month for the 37-39 Duncan Avenue Property and 2465 Kennedy Boulevard Property are based on the November 1, 2018 rent roll.

■	The Borrower. The borrower is Journal Square Group LLC, a single-purpose, single-asset entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Optimum Portfolio – Group B Loan. The sponsor and non-recourse carveout guarantor for the loan is Joseph Ehrman of Optimum Properties. Joseph Ehrman has an ownership interest in over 2,500 multifamily units across New Jersey, 2,362 units of which are located in Jersey City, New Jersey. Joseph Ehrman founded Optimum Properties in 1999 and has 19 years of experience investing and managing multifamily properties.

■	Escrows. On the origination date of the Optimum Portfolio – Group B Loan, the borrowers funded reserves of (i) $80,370 for real estate taxes, (ii) $70,066 for insurance, (iii) $26,824 for deferred maintenance and (iv) $215,000 for replacement reserves.

On each due date, the borrowers will be required to fund the following reserves (i) one-twelfth of the taxes that the lender estimates will be payable over the next-ensuing 12-month period, (initially estimated to be $40,185 per month), (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage, provided that insurance is not covered under an acceptable blanket policy (initially estimated to be $7,785 per month) and (iii) to the extent the balance in the replacement reserve account falls below $215,000, the borrower will be required to make monthly deposits of $8,600 into the replacement reserve account, subject to a cap of $215,000.

■	Lockbox and Cash Management. The Optimum Portfolio - Group B Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of an Optimum Portfolio - Group B Trigger Period (as defined below), the borrowers will be required to establish a lockbox account into which all revenue from the Optimum Portfolio - Group B Properties is required to be deposited. All amounts in the lockbox account are required to be swept into a lender-controlled cash management account on each business day during the continuance of an Optimum Portfolio - Group B Trigger Period or are required to be transferred to the borrowers’ account if no Optimum Portfolio - Group B Trigger Period is continuing. To the extent an Optimum Portfolio - Group B Trigger Period has occurred and is continuing, amounts in the cash management account are applied to payment of debt service, payment of operating

LOAN #6: OPTIMUM PORTFOLIO – GROUP B

expenses, and funding of required reserves, with the remainder being deposited into an excess cash flow reserve as set forth in the Optimum Portfolio - Group B Loan documents. To the extent no Optimum Portfolio - Group B Trigger Period is continuing, funds in the excess cash flow reserve are required to be swept to the borrowers. Upon the occurrence and during the continuance of an event of default under the Optimum Portfolio - Group B Loan documents, the lender may apply any funds in the cash management account to amounts payable under the Optimum Portfolio - Group B Loan (and/or toward the payment of expenses of the Optimum Portfolio - Group B Properties), in such order of priority as the lender may determine.

A “Optimum Portfolio - Group B Trigger Period” means a period commencing upon the earlier to occur of (i) the occurrence of an event of default under the Optimum Portfolio - Group B Loan documents and (ii) the debt service coverage ratio being less than 1.10x and continuing until, (y) with respect to an Optimum Portfolio - Group B Trigger Period which commenced in connection with clause (i), the cure, if applicable, of such event of default and (z) with respect to an Optimum Portfolio - Group B Trigger Period which commenced in connection with clause (ii), the debt service coverage ratio being equal to or greater than 1.10x for two consecutive calendar quarters.

■	Property Management. The Optimum Portfolio - Group B Properties are currently managed by OptimumProp LLC, a borrower affiliate. Under the Optimum Portfolio - Group B Loan documents, the lender has the right to terminate or direct the borrower to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or any voluntary bankruptcy or insolvency proceeding; (ii) an Optimum Portfolio - Group B Trigger Period has occurred and is continuing; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds or (iv) a material default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. Subject to satisfaction of certain conditions in the Optimum Portfolio - Group B Loan documents, the borrowers have the right to replace the property manager with a successor property manager pursuant to a new management agreement, each approved in writing by the lender in the lender’s reasonable discretion and by the applicable rating agencies.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. An entity meeting the requirements of the Optimum Portfolio – Group B Loan documents and owning 100% of the direct or indirect equity interests in the borrower is permitted to obtain a mezzanine loan secured by the equity interests in the borrower upon satisfaction of the following conditions, among others: (i) no event of default is continuing under the Optimum Portfolio – Group B Loan documents; (ii) the loan-to-value ratio of the Optimum Portfolio – Group B Loan (including the mezzanine loan) does not exceed 65.0%; (iii) the debt service coverage ratio of the Optimum Portfolio – Group B (as calculated in the loan documents and including the mezzanine loan) is not less than 1.30x; (iv) the debt yield of the Optimum Portfolio – Group B Loan (including the mezzanine loan) is greater than or equal to 7.0% and (v) the mezzanine lender enters into a market intercreditor agreement in form and substance acceptable to the lender in its reasonable discretion.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Optimum Portfolio - Group B Properties, plus business interruption coverage in an amount equal to 100% of the projected net operating income plus fixed expenses of The Optimum Portfolio - Group B for 18 months with six months of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $25,000 (except with respect to earthquake and named storm coverage, which may provide for no deductible in excess of 5.0% of the total insurable value of the applicable individual property. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #7: shelbourne global portfolio i

LOAN #7: shelbourne global portfolio i

LOAN #7: shelbourne global portfolio i

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	7	Loan Seller	CREFI
Location (City/State)	Various, New Jersey	Cut-off Date Balance(2)	$30,000,000
Property Type	Various	Cut-off Date Balance per SF(1)	$145.09
Size (SF)	640,983	Percentage of Initial Pool Balance	4.1%
Total Occupancy as of 7/31/2018	94.6%	Number of Related Mortgage Loans	None
Owned Occupancy as of 7/31/2018	94.6%	Type of Security	Fee Simple
Year Built / Latest Renovation	Various / Various	Mortgage Rate	5.85300%
Appraised Value	$142,750,000	Original Term to Maturity (Months)	120
Appraisal Date	Various	Original Amortization Term (Months)	NAP
Borrower Sponsors	Barry Friedman and Benjamin Schlossberg	Original Interest Only Period (Months)	120
Property Management	Shelbourne Diversified LLC	First Payment Date	11/6/2018
Maturity Date	10/6/2028

Underwritten Revenues	$15,149,217
Underwritten Expenses	$6,643,263	Escrows
Underwritten Net Operating Income (NOI)	$8,505,955	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$7,983,871	Taxes	$573,000	$191,000
Cut-off Date LTV Ratio(1)	65.1%	Insurance	$71,290	$14,383
Maturity Date LTV Ratio(1)	65.1%	Replacement Reserve	$0	$11,755
DSCR Based on Underwritten NOI / NCF(1)	1.54x / 1.45x	TI/LC	$0	$31,752
Debt Yield Based on Underwritten NOI / NCF(1)	9.1% / 8.6%	Other(3)	$480,442	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination	$93,000,000	100.0%	Loan Payoff	$75,292,988	81.0%
Principal’s Equity Distribution	13,004,945	14.0
Landlord TI’s(4)	2,025,000	2.2
Closing Costs	1,552,335	1.7
Upfront Reserves	1,124,732	1.2
Total Sources	$93,000,000	100.0%	Total Uses	$93,000,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Shelbourne Global Portfolio I Loan Combination (as defined below).

(2)	The Cut-off Date Balance of $30,000,000 represents the non-controlling notes A-3 and A-4 of the $93,000,000 Shelbourne Global Portfolio I Loan Combination, which is evidenced by seven pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $93.0 million. See “—The Mortgage Loan” below.

(3)	Upfront Other reserve includes (i) $464,248 for free rent and (ii) $16,194 for deferred maintenance.

(4)	Represents $1.625 million in owed TI’s to Universal Technical Institute and $0.4 million in owed TI’s to New Jersey Sharing Network.

■	The Mortgage Loan. The mortgage loan (the “Shelbourne Global Portfolio I Loan”) is part of a loan combination (the “Shelbourne Global Portfolio I Loan Combination”) evidenced by seven pari passu promissory notes that are together secured by a first mortgage encumbering the borrowers’ fee simple interest in seven office and industrial properties totaling 640,983 SF located across Bloomfield, New Providence and Piscataway Township, New Jersey (collectively, the “Shelbourne Global Portfolio I Properties”). The Shelbourne Global Portfolio I Loan, which is evidenced by the non-controlling notes A-3 and A-4 had an original principal balance of $30,000,000, has a Cut-off Date Balance of $30,000,000 and represents approximately 4.1% of the Initial Pool Balance. The Shelbourne Global Portfolio I Loan Combination had an original principal balance of $93,000,000 and has an outstanding principal balance as of the Cut-off Date of $93,000,000. The controlling note A-1, which had an original principal balance of $20,000,000 and has an outstanding principal balance as of the Cut-off Date of $20,000,000, was contributed to the UBS 2018-C13 securitization transaction. The non-controlling notes A-2 and A-5, which had an aggregate original principal balance of $25,000,000 and have an aggregate outstanding principal balance as of the Cut-off Date of $25,000,000, were contributed to the MSC 2018-L1 securitization transaction. The non-controlling notes A-6 and A-7, which had an aggregate original principal balance of $18,000,000 and have an aggregate outstanding principal balance as of the Cut-off Date of $18,000,000, are currently held by German American Capital Corporation and expected to be contributed to the Benchmark 2018-B7 securitization transaction. The Shelbourne Global Portfolio I Loan Combination, which accrues interest at an interest rate of 5.85300% per annum, was originated by Cantor Commercial Real Estate Lending, L.P. (“CCRE”) on September 7, 2018. Citi Real Estate Funding Inc. (“CREFI”) has acquired the Shelbourne Global Portfolio I Loan from CCRE. The proceeds of the Shelbourne Global Portfolio I Loan Combination were primarily used to refinance prior debt secured by the Shelbourne Global Portfolio I Properties, return equity to the borrowers, pay origination costs and fund upfront reserves.

The Shelbourne Global Portfolio I Loan has an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Shelbourne Global Portfolio I Loan requires monthly payments of interest only for the term of the Shelbourne Global Portfolio I Loan. The scheduled maturity date of the Shelbourne Global Portfolio I Loan is the due date in October 2028. At any time after the earlier of (i) November 6, 2022 and (ii) the second anniversary of the securitization of the last note of the Shelbourne Global Portfolio I Loan Combination, the Shelbourne Global Portfolio I Loan may be defeased with direct non–callable obligations backed by the full faith and credit of the United States of America. Voluntary prepayment of the Shelbourne Global Portfolio I Loan is permitted on or after the due date occurring in August 2028 without payment of any prepayment premium.

LOAN #7: shelbourne global portfolio i

Shelbourne Global Portfolio I Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$20,000,000	$20,000,000	UBS 2018-C13	Yes
A-2, A-5	$25,000,000	$25,000,000	MSC 2018-L1	No
A-3, A-4	$30,000,000	$30,000,000	CGCMT 2018-C6	No
A-6, A-7	$18,000,000	$18,000,000	Benchmark 2018-B7	No
Total	$93,000,000	$93,000,000

■	The Mortgaged Properties. The Shelbourne Global Portfolio I Properties are comprised of one industrial building located in Bloomfield, New Jersey (the “Bloomfield Property”) totaling 290,009 SF, three industrial buildings and one office building located in Piscataway Township, New Jersey (collectively, the “Piscataway Township Properties”) totaling 230,456 SF, and two office buildings located in New Providence, New Jersey (collectively, the “New Providence Properties”) totaling 120,518 SF. As of July 31, 2018, the Shelbourne Global Portfolio I Properties were 94.6% leased by 13 tenants including Lummus Technology Inc., Cablevision, Universal Technical Institute, Montclair State University, and New Jersey Urology, LLC. Approximately 26.3% of the GLA is occupied by three investment-grade rated tenants. Since its acquisition of the Shelbourne Global Portfolio I Properties between 2013 and 2015, the Shelbourne Global Portfolio I Borrower Sponsors (as defined below) invested approximately $15.0 million in capital expenditures and TI/LC’s ($23.40 per SF). In addition, according to the Shelbourne Global Portfolio I Borrower Sponsors, tenants at the Shelbourne Global Portfolio I Properties have invested approximately $36.0 million ($114.78 per SF).

Portfolio Summary(1)

Property Name	Largest Tenant	Property Type	Property GLA	Occupancy	Allocated Loan Amount ($)	% of Allocated Loan Amount	UW NCF	Appraised Value
1515 Broad Street	Lummus Technology Inc.	Industrial	290,009	100.0%	$42,100,000	45.3%	$3,610,826	$61,150,000
140 Centennial Avenue	Thales USA, Inc.	Industrial	86,860	100.0	17,100,000	18.4	1,469,450	23,600,000
675 Central Avenue	Chemetall US INC	Office	72,736	93.5	12,100,000	13.0	1,039,209	16,150,000
275 Centennial Avenue	Cablevision	Industrial	56,150	100.0	9,600,000	10.3	826,928	15,500,000
691 Central Avenue	NJ Organ & Tissue	Office	47,782	100.0	8,900,000	9.6	762,928	10,650,000
80 Kingsbridge Road	East Coast Fitness, LLC	Industrial	30,963	100.0	2,300,000	2.5	193,653	3,700,000
20 Kingsbridge Road	Puracap Pharmaceutical LLC	Office	56,483	46.9	900,000	1.0	80,877	12,000,000
Total / Wtd. Avg.			640,983	94.6%	$93,000,000	100.0%	$7,983,871	$142,750,000

(1)	Based on the underwritten rent rolls dated July 31, 2018.

The Shelbourne Global Portfolio I Properties consist of eight buildings across seven properties, totaling 640,983 SF. Built between 1955 and 1974 and most recently renovated between 2004 and 2012, the properties are comprised of office (42.7% of GLA), flex (34.0% of GLA), medical office (9.6% of GLA) and industrial space (13.7% of GLA).

The Bloomfield Property (45.2% of GLA) was built in 1968 and most recently renovated 2009. The Bloomfield Property is a two-building office complex comprised of a Class B building that is leased by three tenants and a recently gut renovated flex building that is fully occupied by Universal Technical Institute. The Shelbourne Global Portfolio I Borrower Sponsors and Universal Technical Institute have collectively invested over $24.0 million into the building to modernize the space.

The Piscataway Township Properties (36.0% of GLA) were built between 1969 and 1974 and the Piscataway Township property located at 140 Centennial Avenue was most recently renovated in 2006 and 2012. The Piscataway Township Properties consist of four separate office and industrial buildings, and are 87.0% occupied by five tenants, including Thales USA, Inc. (rated A2 by Moody’s) and Cablevision (rated B1 by Moody’s).

The New Providence Properties (18.8% of GLA) were built between 1955 and 1957 and most recently renovated in 2004 and 2008-2009. The New Providence Properties consist of two separate office buildings, and are 96.1% occupied by four tenants.

Lummus Technology Inc. (115,811 SF, 18.1% of GLA, 25.0% of underwritten base rent). Lummus Technology Inc. (“Lummus”) licenses proprietary process technologies to the hydrocarbon industry. It licenses over 100 technologies that are supported by more than 3,000 current and pending patents. Lummus is a subsidiary of McDermott, an engineering, procurement and construction company and a major process technology licensor. McDermott acquired Lummus as part of its Q1 2018 merger with Chicago Bridge & Iron Company.

According to the Shelbourne Global Portfolio I Borrower Sponsors, Lummus has been a tenant at the Shelbourne Global Portfolio I Properties since 1995 and has invested approximately $12.0 million into its space. Lummus has a

LOAN #7: shelbourne global portfolio i

current lease expiration of December 31, 2022 with no termination options and one, five-year extension option remaining.

Since September 2016, Lummus subleases 32,105 SF to Acosta Foodservices, Inc. (“Acosta”) on a co-terminous lease. Acosta is a privately-held sales and marketing agency focused on institutional food industry clients based in Jacksonville, Florida with more than 100 offices around the world and over 30,000 employees.

Universal Technical Institute (112,467 SF, 17.5% of GLA, 16.0% of underwritten base rent). With more than 200,000 graduates in its 53-year history, Universal Technical Institute (“UTI”) is a provider of technical training for automotive, diesel, collision repair, motorcycle and marine technicians, and offers welding technology and computer numerical control (CNC) machining programs. The school has built partnerships with industry leaders, outfits its state-of-the-industry facilities with current technology, and delivers training that is aligned with employer needs. Through its network of 13 campuses nationwide, UTI offers post-secondary programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). The company is headquartered in Scottsdale, Arizona.

The following table presents certain information relating to the major tenants at the Shelbourne Global Portfolio I Properties:

Five Largest Owned Tenants(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Lummus Technology Inc.(4)	NR / NR / NR	115,811	18.1%	$2,972,178	25.0%	$25.66	12/31/2022	1, 5-year option
Universal Technical Institute	NR / NR / NR	112,467	17.5	1,894,131	16.0	$16.84	12/30/2030	2, 5-year options
Cablevision(5)	B- / B3 / B+	70,368	11.0	1,057,857	8.9	$15.03	11/30/2023	NAP
Thales USA, Inc.	NR / A2 / A-	61,224	9.6	1,071,420	9.0	$17.50	9/30/2023	2, 3- or 5-year options
NJ Organ & Tissue	NR / NR / NR	47,782	7.5	902,124	7.6	$18.88	1/31/2032	2, 5-year options
Five Largest Owned Tenants		407,652	63.6%	$7,897,710	66.5%	$19.37
Remaining Tenants		198,574	31.0	3,974,569	33.5	20.02
Vacant		34,757	5.4	0	0.0	0.00
Total / Wtd. Avg. All Tenants		640,983	100.0%	$11,872,280	100.0%	$19.58

(1)	Based on the underwritten rent rolls dated July 31, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes approximately $82,712 in contractual rent steps through September 30, 2019.

(4)	Since September 2016, Lummus subleases 32,105 SF to Acosta on a coterminous lease.

(5)	Cablevision leases 56,150 SF and 14,218 SF at the 275 Centennial Avenue and 80 Kingsbridge Road properties, respectively.

The following table presents certain information relating to the lease rollover schedule at the Shelbourne Global Portfolio I Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Tenants
2018 & MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	18,110	2.8	2.8%	335,578	2.8	$18.53	1
2021	24,856	3.9	6.7%	720,824	6.1	$29.00	1
2022	115,811	18.1	24.8%	2,972,178	25.0	$25.66	1
2023	167,823	26.2	51.0%	2,896,938	24.4	$17.26	4
2024	36,875	5.8	56.7%	944,797	8.0	$25.62	1
2025	0	0.0	56.7%	0	0.0	$0.00	0
2026	0	0.0	56.7%	0	0.0	$0.00	0
2027	0	0.0	56.7%	0	0.0	$0.00	0
2028	16,745	2.6	59.3%	133,960	1.1	$8.00	1
2029 & Beyond	226,006	35.3	94.6%	3,868,004	32.6	$17.11	4
Vacant	34,757	5.4	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	640,983	100.0%		$11,872,280	100.0%	$19.58	13

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes approximately $82,712 in contractual rent steps through September 30, 2019.

LOAN #7: shelbourne global portfolio i

The following table presents certain information relating to historical leasing at the Shelbourne Global Portfolio I Properties:

Historical Leased %(1)

	2015	2016	2017	As of 7/31/2018(2)
Owned Space	91.9%	92.1%	92.1%	94.6%

(1)	As provided by the Shelbourne Global Portfolio I Borrower Sponsors and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent rolls dated July 31, 2018.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Shelbourne Global Portfolio I Properties:

Cash Flow Analysis(1)

	2015	2016	2017	TTM 5/31/2018		Underwritten		Underwritten $ per SF
Gross Potential Rent(2)	$10,858,286	$10,323,621	$10,714,708	$10,325,247		$12,437,906		$19.40
Total Recoveries	3,168,679	3,285,973	3,793,902	3,919,828		3,948,157		$6.16
Other Income	168,042	305,901	58,760	176,935		0		$0.00
Less Vacancy & Credit Loss	$0	$0	$0	$0		(1,236,844)		($1.93)
Effective Gross Income	$14,195,007	$13,915,495	$14,567,370	$14,422,010		$15,149,217		$23.63

Real Estate Taxes	$2,158,311	$2,049,902	$2,080,176	$2,095,999		$2,198,379		$3.43
Insurance	214,098	165,203	168,575	133,496		172,590		0.27
Management Fee	243,346	0	371,903	368,684		454,808		0.71
Other Operating Expenses	3,612,218	3,839,377	3,496,850	3,598,554		3,817,487		5.96
Total Operating Expenses	$6,227,974	$6,054,482	$6,117,503	$6,196,734		$6,643,263		$10.36

Net Operating Income	$7,967,033	$7,861,013	$8,449,867	$8,225,277		$8,505,955		$13.27
Replacement Reserves	0	0	0	0		141,056		0.22
TI/LC	0	0	0	0		381,028		0.59
Net Cash Flow	$7,967,033	$7,861,013	$8,449,867	$8,225,277		$7,983,871		$12.46

Occupancy	91.9%	92.1%	92.1%	94.6%	(1)	92.5%	(3)
NOI Debt Yield(4)	8.6%	8.5%	9.1%	8.8%		9.1%
NCF DSCR(4)	1.44x	1.42x	1.53x	1.49x		1.45x

(1)	Underwritten Gross Potential Rent is based on the underwritten rent roll dated July 31, 2018.

(2)	Underwritten Gross Potential Rent is based on the underwritten rent roll and includes (i) vacancy gross up of $580,626, (ii) rent steps through September 2019 of $82,712, and (iii) straight line rent of $61,224 and $59,797 associated with Thales USA, Inc. and Montclair State University, respectively.

(3)	Vacancy is underwritten to the current, economic vacancy of 7.5%.

(4)	Calculated based on the Shelbourne Global Portfolio I Loan Combination.

■	Appraisal. According to the appraisal, the Shelbourne Global Portfolio I Properties had an aggregate “as-is” appraised value of $142,750,000 as of July and August 2018.

Appraisal Approach	Value	Discount Rate(1)	Capitalization Rate(1)
Discounted Cash Flow Approach	$143,400,000	7.09%	6.59%(2)
Direct Capitalization Approach	$141,600,000	N/A	6.14%(3)

(1)	Weighted average based on the respective individual discounted cash flow approach and direct capitalization approach values.

(2)	Represents the terminal cap rate.

(3)	The appraiser did not conclude a direct capitalization approach value or capitalization rate for the 20 Kingsbridge Road Property, therefore the discounted cash flow approach value and terminal capitalization rate was used in the weighted average calculation for the Direct Capitalization Approach capitalization rate.

■	Environmental Matters. According to the Phase I environmental assessments dated August 2018 for the 140 Centennial Avenue Property and the 275 Centennial Avenue Property, there exist recognized environmental conditions related to underground storage tanks located on each property. Due to the recognized environmental conditions, the Shelbourne Global Portfolio I Borrowers (as defined below) fully paid for and the lender obtained a 13-year lender’s environmental liability insurance policy for all Shelbourne Global Portfolio I Properties with aggregate limits of not less than $3,000,000, with a $250,000 deductible, and the Shelbourne Global Portfolio I Loan Combination documents prohibit the Shelbourne Global Portfolio I Borrowers from terminating the policy without the lender’s consent or intentionally taking any actions with respect to any property which would reasonably be expected to result in a forfeiture, or adversely affect the validity or enforceability of such policy prior to the date that is three years after the Shelbourne Global Portfolio I Loan Combination stated maturity date. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.

LOAN #7: shelbourne global portfolio i

■	Market Overview and Competition. The Shelbourne Global Portfolio I Properties are located across northern New Jersey and benefit from close proximity to New York City.

The Bloomfield Property is located in Bloomfield, New Jersey, within Essex County. Bloomfield is a township adjacent to Clifton, approximately seven miles north of Newark and 18 miles west of New York City. Garden State Parkway passes through the township, providing access to Interstate 280 and State Route 3. Air transportation is provided by Newark Liberty International Airport, approximately 13 miles southeast of Bloomfield. According to the appraisal, the 2017 population and median household income for Bloomfield were 50,823 individuals and $74,653, respectively.

The Piscataway Township Properties are located in Piscataway Township, New Jersey, within Middlesex County. According to the 2010 census, the township had a total population of 50,482. The township is in the northwestern portion of the county, with proximity to notable metropolitan areas, including Jersey City, Newark and New York City. Highways serving the township include Interstate 287, and State Route 18. Piscataway Township is primarily a residential community with a suburban development. Air transportation is provided by Central Jersey Regional Airport, approximately nine miles southwest of Piscataway Township. According to the appraisal, the 2017 population and median household income within three miles of Piscataway Township were 85,634 individuals and $87,348, respectively.

The New Providence Properties are located in New Providence, New Jersey, within Union County. New Providence is on the northwestern edge of the county’s border with Morris County. New Providence’s northern portion is bordered by the Passaic River. The borough is west of Summit, north of Berkeley Heights, and south of Chatham Township. New Providence is on the western slope of the Second Watchung Mountain, with numerous creeks comprising its landscape. Parks within the borough include Veterans Memorial Park, Clearwater Park, and Lions Park. New Providence is approximately 28 miles west of New York City and 15 miles west of Newark. According to the appraisal, the 2017 population and median household income within New Providence were 12,835 individuals and $140,041, respectively.

The following table presents certain information relating to the market with respect to the Shelbourne Global Portfolio I Properties:

Market Summary(1)

Property Name	Location	Submarket	Submarket Vacancy	Comp Set	Appraisal’s Conclusion	In-Place Vacancy
1515 Broad Street	Bloomfield, NJ	Bloomfield/Garden State Parkway	19.6%	26.7%	12.1%	0.0%
140 Centennial Avenue	Piscataway Township, NJ	Western Route 287	1.6	2.7	6.0	0.0
675 Central Avenue	New Providence, NJ	Route 78 East	10.9	14.8	10.0	6.5
275 Centennial Avenue	Piscataway Township, NJ	Western Route 287	1.6	2.7	3.0	0.0
691 Central Avenue	New Providence, NJ	Route 78 East	10.9	14.8	10.0	0.0
80 Kingsbridge Road	Piscataway Township, NJ	Western Route 287	1.6	0.0	3.0	0.0
20 Kingsbridge Road	Piscataway Township, NJ	Western Route 287	1.6	2.7	3.0	53.1
Total/Wtd. Avg.			11.5%	15.7%	8.9%	5.4%

(1)	Source: Appraisal.

■	The Borrowers. The borrowers are Kingsbridge 2005, LLC, Shelbourne Broad Street, LLC and 691 Central Avenue SPE LLC (the “Shelbourne Global Portfolio I Borrowers”), each a single purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors. The non-recourse carveout guarantors and borrower sponsors of the Shelbourne Global Portfolio I Loan Combination are Barry Friedman and Benjamin Schlossberg, on a joint and several basis (the “Shelbourne Global Portfolio I Borrower Sponsors”), each of whom is a principal of Shelbourne Global Solutions. A non-consolidation opinion was delivered in connection with the origination of the Shelbourne Global Portfolio I Loan Combination.

Shelbourne Global Solutions (“Shelbourne”) is a privately-held company, headquartered in New York City, which invests in and manages real estate-related investments. Shelbourne has successfully partnered with institutional and privately-held firms in a wide variety of transactions with a focus on single- and multi-tenanted office and retail properties. Shelbourne has acquired more than 4.0 million SF of office space and flex space across the country since early 2013 and has in excess of $500 million in assets.

■	Escrows. At origination of the Shelbourne Global Portfolio I Loan, the borrowers funded reserves of (i) $573,000 for real estate taxes, (ii) $71,290 for insurance premiums, (iii) $16,194 for deferred maintenance and (iv) $464,248 for free rent associated with UTI.

LOAN #7: shelbourne global portfolio i

The Shelbourne Global Portfolio I Borrowers are required to escrow monthly (i) one-twelfth of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be $191,000 per month), (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage (initially estimated at $14,383), (iii) $11,755 for capital expenditures, and (iv) $31,752 for tenant improvements and leasing commissions.

■	Lockbox and Cash Management. A soft lockbox is in place with respect to the Shelbourne Global Portfolio I Loan Combination. Upon the continuance of a Cash Management Period (as defined below), the Shelbourne Global Portfolio I Loan Combination documents require in place cash management. During the continuance of a Cash Management Period, funds in the lockbox account are required (i) to be swept to the cash management account on each business day, (ii) to be applied on each monthly payment date to fund the required reserve deposits as described above under “—Escrows and Reserves,” (iii) to pay debt service on the Shelbourne Global Portfolio I Loan Combination, (iv) to pay operating and extraordinary expenses, and (v) (A) provided no Primary Tenant Cash Trap Period (as defined below) exists and during the continuance of a Cash Management Period, to be swept into an excess cash flow account, up to the amount of any excess cash flow, and (B) during the continuance of a Primary Tenant Cash Trap Period, to be swept into a Primary Tenant (as defined below) reserve account to be applied to approved leasing expenses for Primary Tenants, up to the amount of any excess cash flow.

A “Cash Management Period” (A) will occur upon (i) an event of default, (ii) any bankruptcy action involving a borrower, a principal of the borrower, the guarantors, or the property manager, (iii) the debt service coverage ratio based on the trailing 12-month period falling below 1.20x after the end of any calendar quarter, or (iv) the occurrence of a Primary Tenant Cash Trap Period, and (B) will expire upon (i) in the case of the foregoing clause (A)(i), the lender’s acceptance of a cure of the event of default, (ii) in the case of the foregoing clause (A)(ii), with respect to a bankruptcy action involving the property manager only, if such property manager is replaced by a qualified manager, (iii) in the case of the foregoing clause (A)(iii), the debt service coverage ratio having been at least equal to 1.25x for two consecutive quarters, and (iv) in the case of the foregoing clause (A)(iv), the occurrence of a Primary Tenant Trigger Cure Event (as defined below).

A “Primary Tenant Cash Trap Period” will commence upon the earliest to occur of (i) 12 months prior to the then current expiration of any Primary Tenant lease, whether such Primary Tenant lease is in its initial term or an extension term, (ii) the date upon which a Primary Tenant becomes involved in a bankruptcy action, (iii) the date a Primary Tenant is required to give notice of its extension of its lease (and such extension is not exercised or the Primary Tenant gives notice of its intention not to extend such Primary Tenant lease), which date will not be earlier than 12 months prior to the then current expiration date of such lease for any Primary Tenant, (iv) the date upon which any Primary Tenant vacates or “goes dark”, (v) the date upon which any Primary Tenant terminates or gives notice to terminate its lease or (vi) a monetary or material non-monetary default by any Primary Tenant under its lease. A Primary Tenant Cash Trap Period will continue until the borrower has entered into one or more leases with one or more replacement tenants demising in the aggregate the entire Primary Tenant space for a term of not less than five years and a net effective rental rate not less than the net effective rental rate under the Primary Tenant lease or in regard to clause (ii) above, the date upon which the bankruptcy proceeding is cured (a “Primary Tenant Trigger Cure Event”).

A “Primary Tenant” means (i) Lummus or (ii) UTI.

■	Property Management. The Shelbourne Global Portfolio I Properties are currently managed by Shelbourne Diversified LLC, a borrower affiliate. Under the Shelbourne Global Portfolio I Loan documents, the lender has the right to direct the borrowers to terminate the property management agreement and replace the property manager if (i) the debt service ratio is less than 1.00x, (ii) an event of default under the Shelbourne Global Portfolio I Loan documents is continuing, (iii) the property manager becomes insolvent or the subject of a bankruptcy action, (iv) a material default occurs under the management agreement beyond any applicable grace and cure periods, or (v) 50% or more of the direct or indirect ownership interest in the property manager has changed or control of the property manager has changed. The borrowers have the right to replace the property manager with a successor property manager pursuant to a new management agreement, each approved in writing by the lender in the lender’s reasonable discretion and by the applicable rating agencies.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■

Permitted Future Mezzanine or Secured Subordinate Indebtedness. In connection with an approved transfer and assumption of the Shelbourne Global Portfolio I Loan Combination, the borrowers are permitted to obtain preferred equity upon satisfaction of certain terms and conditions including, among others, (i) no event of default has occurred or is continuing, (ii) the combined loan-to-value ratio including the preferred equity does not exceed 70.0% and (iii) the

LOAN #7: shelbourne global portfolio i

combined debt service coverage ratio (calculated as the ratio of the (x) net cash flow to (y) the sum of (a) the annual payments required under the Shelbourne Global Portfolio I Loan Combination documents during the next-ensuing 12-month period, plus (b) the maximum amount that would be payable as a preferred equity return during the next-ensuing 12-month period) is not less than 1.25x.

■	Release of Collateral. At any time after the expiration of the related lockout period, the borrowers may obtain the release of the 140 Centennial Avenue property, the 675 Central Avenue property, the 275 Centennial Avenue property, the 691 Central Avenue property, the 80 Kingsbridge Road property, and the 20 Kingsbridge Road property, collectively and not individually (collectively, the “Shelbourne Global Portfolio I Release Properties”), provided that, among other conditions, (i) the borrowers deliver defeasance collateral in an amount equal to the greater of (A) 125% of the allocated loan amount for all of the Shelbourne Global Portfolio I Release Properties and (B) an amount such that, after giving effect to the release, (I) the debt service coverage ratio is equal to the greater of (1) 1.40x and (2) the debt service coverage prior to such release and (II) the loan-to-value ratio is less than or equal to the lesser of (1) 60.0% and (2) the loan-to-value ratio preceding the release, (ii) the borrowers deliver a rating agency confirmation from each applicable rating agency, and (iii) the borrowers deliver a REMIC opinion. The Shelbourne Global Portfolio I Loan Combination documents do not permit the partial release of the 1515 Broad Street property.

■	Terrorism Insurance. The Shelbourne Global Portfolio I Borrowers are required to maintain an “all risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Shelbourne Global Portfolio I Properties, plus business interruption coverage in an amount equal to 100% of the projected gross income from the Shelbourne Global Portfolio I Properties for 18 months with 6 months of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $25,000, except in the case of loss of rental income coverage for the 1515 Broad Street property, which will have no deductible in excess of 72 hours. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #8: optimum portfolio – Group A

LOAN #8: optimum portfolio – Group A

LOAN #8: optimum portfolio – Group A

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	2	Loan Seller	CREFI
Location (City/State)	Jersey City, New Jersey	Cut-off Date Balance	$27,224,423
Property Type	Multifamily	Cut-off Date Balance per Unit	$138,900
Size (Units)	196	Percentage of Initial Pool Balance	3.7%
Total Occupancy as of 11/1/2018(1)	97.4%	Number of Related Mortgage Loans	3
Owned Occupancy as of 11/1/2018	97.4%	Type of Security	Fee Simple
Year Built / Latest Renovation(1)	Various / Various	Mortgage Rate	5.34000%
Appraised Value(1)	$42,700,000	Original Term to Maturity (Months)	120
Appraisal Date(1)	9/6/2018	Original Amortization Term (Months)	NAP
Borrower Sponsor	Joseph Ehrman	Original Interest Only Period (Months)	120
Property Management	OptimumProp LLC	First Payment Date	12/6/2018
Maturity Date	11/6/2028
Underwritten Revenues	$2,975,898
Underwritten Expenses	$992,332	Escrows
Underwritten Net Operating Income (NOI)	$1,983,566	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,927,015	Taxes	$83,616	$41,808
Cut-off Date LTV Ratio	63.8%	Insurance	$45,101	$5,011
Maturity Date LTV Ratio	63.8%	Replacement Reserve(2)	$150,000	$0
DSCR Based on Underwritten NOI / NCF	1.35x / 1.31x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	7.3% / 7.1%	Other(3)	$12,593	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$27,224,423	100.0%	Loan Payoff	$17,995,387	66.1%
Principal Equity Distribution	8,244,105	30.3
Closing Costs	693,622	2.5
Upfront Reserves	291,309	1.1

Total Sources	$27,224,423	100.0%	Total Uses	$27,224,423	100.0%

(1)	See the “Portfolio Summary” table below for the occupancy, year built, latest renovation and appraised value for each Optimum Portfolio – Group A Property (as defined below).

(2)	At origination, the borrower deposited $150,000 into the Replacement Reserve account which is equal to the replacement reserve minimum balance as defined under the Optimum Portfolio -Group A Loan (as defined below) documents. If the balance in the Replacement Reserve drops below $150,000, the borrower is required to deposit $6,120 on each monthly payment date until the balance in the account is equal to or greater than the minimum reserve balance of $150,000.

(3)	Upfront Other reserve represents deferred maintenance at the Optimum Portfolio - Group A Properties. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (“Optimum Portfolio - Group A Loan”) is secured by a first mortgage encumbering the borrower’s fee simple interest in a portfolio of two multifamily properties located in Jersey City, New Jersey (the “Optimum Portfolio - Group A Properties”). The Optimum Portfolio - Group A Properties consists of a 128-unit multifamily property located at 37-39 Duncan Avenue (the “37-39 Duncan Avenue Property”) and a 68-unit multifamily property located at 2465 Kennedy Boulevard (the “2465 Kennedy Boulevard Property”. The Optimum Portfolio - Group A Loan had an original principal balance and has an outstanding principal balance as of the Cut-off Date of $27,224,423 and represents approximately 3.7% of the Initial Pool Balance. The Optimum Portfolio - Group A Loan accrues interest at an interest rate of 5.34000% per annum. Proceeds of the Optimum Portfolio - Group A Loan were primarily used to refinance a previous loan secured by the Optimum Portfolio - Group A Properties, return equity to the borrower sponsor, pay closing costs and fund upfront reserves. The Optimum Portfolio - Group A Loan was originated on November 6, 2018 by Citi Real Estate Funding Inc. (“CREFI”).

The Optimum Portfolio - Group A Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Optimum Portfolio - Group A Loan requires interest-only payments for the full term and has a scheduled maturity date that is the due date in November 2028. Provided that no event of default has occurred and is continuing under the Optimum Portfolio - Group A Loan documents, at any time after the second anniversary of the securitization closing date, the Optimum Portfolio - Group A Loan may be defeased with certain direct full faith and credit obligations of the United States or other obligations which are “government securities” permitted under Optimum Portfolio - Group A Loan documents. Voluntary prepayment of the Optimum Portfolio - Group A Loan is permitted (in whole, but not in part) without penalty on or after the monthly payment due date occurring in August 2028.

LOAN #8: optimum portfolio – Group A

■	The Mortgaged Properties.

The following table presents certain information relating to the Optimum Portfolio - Group A Properties:

Portfolio Summary

Property Name	Year Built / Renovated	Units	Property Occupancy(1)	Allocated Cut-off Date Balance	% of Allocated Cut-off Date Balance	Appraised Value	% Appraised Value	UW NCF
37-39 Duncan Avenue	1954 / 2018	128	97.7%	$17,826,072	65.5%	$28,100,000	65.8%	$1,266,204
2465 Kennedy Boulevard	1950 / 2018	68	97.1	9,398,351	34.5	14,600,000	34.2	660,811
Total / Wtd. Avg.		196	97.4%	$27,224,423	100.0%	$42,700,000	100.0%	$1,927,015

(1)	Based on the underwritten rent roll dated November 1, 2018.

37-39 Duncan Avenue Property

The 37-39 Duncan Avenue Property, which was built in 1954, is a seven-story walk-up multifamily building containing 128 units located in Jersey City, New Jersey on an approximately 1.0 acre site. The residential unit mix consists of 52 studio units (with an average in-place base rent of $1,112 per month), 62 one-bedroom units (with an average in-place base rent of $1,466 per month) and 14 two-bedroom units (with an average in-place base rent of $1,671 per month). As of the underwritten rent roll dated November 1, 2018, the 37-39 Duncan Avenue Property was 97.7% occupied. Average occupancy at the 37-39 Duncan Avenue Property since 2013 has been approximately 99.7%. The 37-39 Duncan Avenue Property features an on-site laundry facility for tenants.

Jersey City has rent control regulations in place for apartment buildings of 5 units or greater and, as a result, the 37-39 Duncan Avenue Property is subject to Jersey City’s rent control regulations. Jersey City rent control regulations allow for a maximum annual increase in rents based off of the Consumer Price Index (“CPI”) with a maximum increase of 4.0% per apartment. Jersey City rent control regulations do not allow for rents to be adjusted to market levels upon a tenant vacating a unit, but landlords may raise the rent of vacant units above the CPI increase (or the maximum of 4.0%) to the extent capital improvements are completed on the vacant units. For capital improvements up to $5,000 in value, the vacant unit's monthly base rent can be increased by $1.35 per $100 of improvements, and for capital improvements in excess of $5,000, the vacant unit's monthly base rent can be increased by $1.55 per $100 of improvements. The sponsor has invested approximately $15,000 towards renovations of vacant units, allowing for increases of monthly rents for these units of $232.50 in addition to any CPI increases.

The following table presents certain information relating to the unit mix at the 37-39 Duncan Avenue Property:

37-39 Duncan Avenue – Multifamily Unit Mix(1)
Unit Type	Average Unit Size (SF)(2)	# of Units	% of Units	Occupied Units	% Occupied	In-Place Average Rent per Month	Average Market Rent per Month(2)
Studio	520	52	40.6%	51	98.1%	$1,112	$1,200
1 BR	780	62	48.4	60	96.8	1,466	1,500
2 BR(3)	1,040	14	10.9	14	100.0	1,671	1,700
Total / Wtd. Avg.	703	128	100.0%	125	97.7%	$1,342	$1,400

(1)	Based on the underwritten rent roll dated November 1, 2018.

(2)	Source: Appraisal.

(3)	There is one 2 bedroom unit at the 37-39 Duncan Avenue Property that is occupied by a superintendent who does not pay rent. As such, In-Place Average Rent per Month is calculated based upon the 13 non-superintendent occupied units.

The following table presents certain information relating to historical leasing at the 37-39 Duncan Avenue Property:

Historical Leased %(1)

	2015	2016	2017	As of 11/1/2018(2)
Owned Space	98.4%	100.0%	100.0%	97.7%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based upon underwritten rent roll dated November 1, 2018.

LOAN #8: optimum portfolio – Group A

2465 Kennedy Boulevard Property

The 2465 Kennedy Boulevard Property, which was built in 1950, is a seven-story walk-up multifamily building containing 68 units located in Jersey City, New Jersey on an approximately 0.3 acre site. The residential unit mix consists of 28 studio units (with an average in-place base rent of $1,120 per month), 14 one-bedroom units (with an average in-place base rent of $1,411 per month) and 26 two-bedroom units (with an average in-place base rent of $1,504 per month). As of the underwritten rent roll dated November 1, 2018, the 2465 Kennedy Boulevard Property was 97.1% occupied. Average occupancy at the 2465 Kennedy Boulevard Property since 2013 has been approximately 99.1%. The 2465 Kennedy Boulevard Property features an on-site laundry facility for tenants.

Jersey City has rent control regulations in place for apartment buildings of 5 units or greater and, as a result, the 2465 Kennedy Boulevard Property is subject to Jersey City’s rent control regulations. Jersey City rent control regulations allow for a maximum annual increase in rents up to annual percentage increases in the CPI, with a maximum increase of 4.0% per apartment. Jersey City rent control regulations do not allow for rents to be adjusted to market levels upon a tenant vacating a unit, but landlords may raise the rent of vacant units above the CPI increase (or the maximum of 4.0%) to the extent capital improvements are completed on the vacant units. For capital improvements up to $5,000 in value, the vacant unit's monthly base rent can be increased by $1.35 per $100 of improvements, and for capital improvements in excess of $5,000, the vacant unit's monthly base rent can be increased by $1.55 per $100 of improvements. The sponsor has invested approximately $15,000 towards renovations of vacant units, allowing for increases of monthly rents for these units of $232.50 in addition to any CPI increases.

The following table presents certain information relating to the unit mix at the 2465 Kennedy Boulevard Property:

2465 Kennedy Boulevard – Multifamily Unit Mix(1)

Unit Type	Average Unit Size (SF)(2)	# of Units	% of Units	Occupied Units	% Occupied	In-Place Average Rent per Month	Average Market Rent per Month(2)
Studio	440	28	41.2%	27	96.4%	$1,120	$1,150
1 BR	660	14	20.6	14	100.0	1,411	1,400
2 BR(3)	880	26	38.2	25	96.2	1,504	1,550
Total / Wtd. Avg.	654	68	100.0%	66	97.1%	$1,325	$1,354

(1)	Based on the underwritten rent roll dated November 1, 2018.

(2)	Source: Appraisal.

(3)	There is one 2 bedroom unit at the 2465 Kennedy Boulevard Property that is occupied by a superintendent who does not pay rent. As such, In-Place Average Rent per Month is calculated based upon 24 occupied units.

The following table presents certain information relating to historical leasing at the 2465 Kennedy Boulevard Property:

Historical Leased %(1)

	2015	2016	2017	As of 11/1/2018(2)
Owned Space	100.0%	100.0%	97.1%	97.1%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated November 1, 2018.

LOAN #8: optimum portfolio – Group A

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Optimum Portfolio - Group A Properties:

Cash Flow Analysis(1)

	2015	2016	2017	TTM 9/30/2018	Underwritten	Underwritten $ per Unit
Apartment Income
Base Rent	$2,740,559	$2,794,290	$2,866,872	$2,856,517	$3,029,976	$15,459
Potential Income from Vacant Units	0	0	0	0	82,800	422
Gross Potential Rent	$2,740,559	$2,794,290	$2,866,872	$2,856,517	$3,112,776	$15,882
Vacancy & Credit Loss & Concessions	0	0	0	0	(155,639)	(794)
Total Rent	$2,740,559	$2,794,290	$2,866,872	$2,856,517	$2,957,137	$15,087
Other Income	15,648	19,103	14,083	25,203	18,761	96
Effective Gross Income	$2,756,208	$2,813,393	$2,880,955	$2,881,720	$2,975,898	$15,183

Real Estate Taxes(2)	$298,300	$295,897	$302,145	$300,671	$417,336	$2,129
Insurance(3)	75,815	86,084	76,076	67,371	57,271	292
Management Fee	82,686	84,402	86,006	86,451	89,277	455
Other Operating Expenses	418,689	417,397	423,757	428,448	428,448	2,186
Total Operating Expenses	$875,489	$883,780	$887,985	$882,941	$992,332	$5,063

Net Operating Income	$1,880,718	$1,929,613	$1,992,970	$1,998,779	$1,983,566	$10,120
Replacement Reserves	0	0	0	0	56,551	289
TI/LC	0	0	0	0	0	0
Net Cash Flow	$1,880,718	$1,929,613	$1,992,970	$1,998,779	$1,927,015	$9,832

Occupancy	99.0%	100.0%	99.0%	NAV	97.4%
NOI Debt Yield	6.9%	7.1%	7.3%	7.3%	7.3%
NCF DSCR	1.28x	1.31x	1.35x	1.36x	1.31x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Real Estate Taxes were underwritten to the appraiser’s concluded tax expense of $417,336 ($2,129 per unit), which is based on actual 2018 tax bills. Jersey City completed a city-wide revaluation of its tax rolls in 2018 for the first time since 1988. The next city-wide revaluation in Jersey City is scheduled for 2027.

(3)	Insurance was underwritten per the actual insurance premium at $292 per unit.

■	Appraisal. According to the appraisal, the Optimum Portfolio - Group A had an aggregate “as-is” appraised value of $42,700,000 as of September 6, 2018.

Appraisal Approach – Direct Capitalization Approach

Property	Value	Discount Rate	Capitalization Rate
37-39 Duncan Avenue	$28,100,000	N/A	4.50%
2465 Kennedy Boulevard	$14,600,000	N/A	4.50%

■	Environmental Matters. According to the Phase I environmental reports, dated October 18, 2018 and October 19, 2018, there are no recognized environmental conditions or recommendations for further action at the Optimum Portfolio - Group A Properties.

LOAN #8: optimum portfolio – Group A

■	Market Overview and Competition. The Optimum Portfolio – Group A Properties are located in Jersey City, New Jersey. Jersey City is the largest city in Hudson County and second largest city in the state of New Jersey. According to the appraisal, the Optimum Portfolio – Group A Properties are part of the New York-Jersey City-White Plains NY-NJ metropolitan area. The top three industries in the New York-Jersey City-White Plains NY-NJ metropolitan area include trade, transportation & utilities, financial activities and government. Financial and service industries, with direct transit access to Manhattan, have played a prominent role in the redevelopment of the Jersey City waterfront and the creation of one of the nation's largest downtown central business districts. Large employers such as Goldman Sachs, JP Morgan Chase, Bank of America, BNP Paribas, and Deutsche Bank have relocated personnel to office space along the Hudson River waterfront. According to the appraisal, the 2018 estimated population within a one-, three- and five-mile radius of the Optimum Portfolio – Group A Properties is 113,457, 565,538 and 1,524,453, respectively. The estimated 2018 median household income, per the appraisal, within a one-, three- and five-mile radius is $71,213, $86,170 and $91,050, respectively.

According to the appraisal, the Optimum Portfolio – Group A Properties are located within the Northern New Jersey Multifamily Market and the Hudson County Multifamily Submarket. As of the second quarter of 2018, the Northern New Jersey Multifamily Class B/C Market had a total inventory of 140,126 units with a market vacancy of 3.7% and average asking rent of $1,591 per unit which represents an increase over the 2017 and 2016 average asking rents of $1,539 per unit and $1,502 per unit, respectively. As of the second quarter of 2018, the Hudson County Class B/C Submarket had a total inventory of 26,626 units with a market vacancy of 5.9% and an average asking rent of $2,845 per unit, which represents an increase over the 2017 and 2016 average asking rents of $2,686 per unit and $2,652 per unit, respectively. Within the Hudson County Multifamily Submarket 5,865 units are under construction with an additional 19,168 units of planned multifamily construction and 17,518 units of proposed multifamily construction. Average asking rents in both the Northern New Jersey Multifamily Class B/C Market and Hudson County Multifamily Class B/C Submarket have increased annually each year since 2009.

The following table presents certain information relating to the primary competition for the Optimum Portfolio - Group A Properties:

Directly Competitive Buildings(1)

	37-39 Duncan Avenue(2)	2465 Kennedy Boulevard(2)	238-242 Garfield Avenue	162 Bergen Avenue	Wangdu Apartments	114 Stuyvesant Avenue	639 Bergen Avenue	61 Duncan Avenue	126,130 & 134 Corbin Avenue
Year Built	1954	1950	1913	1925	1921	1915	1900	2016	1900
Number of Units	128	68	44	24	41	8	32	57	63
Occupancy	97.7%	97.1%	100.0%	100.0%	95.0%	75.0%	100.0%	100.0%	100.0%
Unit size (SF):
Studio	520	440	NAP	484	572	NAP	NAP	NAP	500
1-BR	780	660	500	NAP	620	NAP	600	836	700
2-BR	1,040	880	750	NAP	1,015	700	650	1,014	750
Rent per Month:
Studio	$1,112	$1,120	NAP	$815	$925	NAP	NAP	NAP	$1,300
1-BR	$1,466	$1,411	$1,015	NAP	$1,241	NAP	$1,300	$1,180	$1,425
2-BR	$1,671	$1,504	$1,350	NAP	$1,450	$1,550	$1,500	$1,470	$1,495

(1)	Source: Appraisal.

(2)	Number of Units, Occupancy and Rent per Month for the 37-39 Duncan Avenue Property and 2465 Kennedy Boulevard Property are based on the underwritten rent roll dated November 1, 2018.

■	The Borrower. The borrower is J City Group LLC, a single-purpose, single-asset entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Optimum Portfolio – Group A Loan. The sponsor and non-recourse carveout guarantor for the loan is Joseph Ehrman of Optimum Properties. Joseph Ehrman has an ownership interest in over 2,500 multifamily units across New Jersey, 2,362 units of which are located in Jersey City, New Jersey. Joseph Ehrman founded Optimum Properties in 1999 and has 19 years of experience investing and managing multifamily properties.

■	Escrows. On the origination date of the Optimum Portfolio - Group A Loan, the borrower funded reserves of (i) $83,616 for real estate taxes, (ii) $45,101 for insurance, (iii) $150,000 for capital expenditures into a replacement reserve and (iv) $12,593 for deferred maintenance.

On each due date, the borrowers will be required to fund the following reserves (i) one-twelfth of the taxes that the lender estimates will be payable over the next-ensuing 12-month period, (initially estimated to be $41,808 per month), (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage, provided that insurance is not covered under an acceptable blanket policy (initially estimated to be $5,011 per month). To the extent the balance in the replacement reserve account falls below $150,000, the borrower will be required to make monthly deposits of $6,120 into the replacement reserve account, subject to a cap in the replacement reserve account of $150,000.

LOAN #8: optimum portfolio – Group A

■	Lockbox and Cash Management. The Optimum Portfolio - Group A Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of an Optimum Portfolio - Group A Trigger Period (as defined below), the borrowers will be required to establish a lockbox account into which all revenue from the Optimum Portfolio - Group A Properties is required to be deposited. All amounts in the lockbox account are required to be swept into a lender-controlled cash management account on each business day during the continuance of an Optimum Portfolio - Group A Trigger Period or are required to be transferred to the borrowers’ account if no Optimum Portfolio - Group A Trigger Period is continuing. To the extent an Optimum Portfolio - Group A Trigger Period has occurred and is continuing, amounts in the cash management account are applied to payment of debt service, payment of operating expenses, and funding of required reserves, with the remainder being deposited into an excess cash flow reserve as set forth in the Optimum Portfolio - Group A Loan documents. To the extent no Optimum Portfolio - Group A Trigger Period is continuing, funds in the excess cash flow reserve are required to be swept to the borrowers. Upon the occurrence and during the continuance of an event of default under the Optimum Portfolio - Group A Loan documents, the lender may apply any funds in the cash management account to amounts payable under the Optimum Portfolio - Group A Loan (and/or toward the payment of expenses of the Optimum Portfolio - Group A Properties), in such order of priority as the lender may determine.

An “Optimum Portfolio - Group A Trigger Period” means a period commencing upon the earlier to occur of (i) the occurrence of an event of default under the Optimum Portfolio - Group A Loan documents and (ii) the debt service coverage ratio being less than 1.10x and continuing until, (a) with respect to an Optimum Portfolio - Group A Trigger Period which commenced in connection with clause (i), the cure, if applicable, of such event of default and (b) with respect to an Optimum Portfolio - Group A Trigger Period which commenced in connection with clause (ii), the debt service coverage ratio being equal to or greater than 1.10x for two consecutive calendar quarters.

■	Property Management. The Optimum Portfolio - Group A Properties are currently managed by OptimumProp LLC, a borrower affiliate. Under the Optimum Portfolio - Group A Loan documents, the lender has the right to terminate or direct the borrower to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or any voluntary bankruptcy or insolvency proceeding; (ii) an Optimum Portfolio - Group A Trigger Period has occurred and is continuing; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds or (iv) a material default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. Subject to satisfaction of certain conditions in the Optimum Portfolio - Group A Loan documents, the borrowers have the right to replace the property manager with a successor property manager pursuant to a new management agreement, each approved in writing by the lender in the lender’s reasonable discretion and by the applicable rating agencies.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. An entity meeting the requirements of the Optimum Portfolio – Group A Loan documents and owning direct or indirect equity interests in the borrower is permitted to obtain a mezzanine loan secured by the equity interests in the borrower upon satisfaction of the following conditions, among others: (i) no event of default is continuing under the Optimum Portfolio – Group A Loan documents; (ii) the loan-to-value ratio of the Optimum Portfolio – Group A Loan (including the mezzanine loan) does not exceed 63.8%; (iii) the debt service coverage ratio of the Optimum Portfolio – Group A Loan (as calculated in the loan documents and including the mezzanine loan) is not less than 1.30x; (iv) the debt yield of the Optimum Portfolio – Group A Loan (including the mezzanine loan) is greater than or equal to 7.0% and (v) the mezzanine lender enters into a market intercreditor agreement in form and substance acceptable to the lender in its reasonable discretion.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Optimum Portfolio - Group A Properties, plus business interruption coverage in an amount equal to 100% of the projected net operating income plus fixed expenses of The Optimum Portfolio - Group A for 18 months with six months of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $25,000 (except with respect to earthquake and named storm coverage, which may provide for no deductible in excess of 5.0% of the total insurable value of the applicable individual property. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #9: Holiday Inn Fidi

LOAN #9: Holiday Inn Fidi

LOAN #9: Holiday Inn Fidi

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	LCF
Location (City/State)	New York, New York	Cut-off Date Balance(2)	$27,025,000
Property Type	Hospitality	Cut-off Date Balance per Room(1)	$176,880
Size (Rooms)	492	Percentage of Initial Pool Balance	3.7%
Total TTM Occupancy as of 6/30/2018	92.5%	Number of Related Mortgage Loans	None
Owned TTM Occupancy as of 6/30/2018	92.5%	Type of Security	Fee Simple
Year Built / Latest Renovation	2014 / NAP	Mortgage Rate	5.12050%
Appraised Value	$233,000,000	Original Term to Maturity (Months)	120
Appraisal Date	7/26/2018	Original Amortization Term (Months)	NAP
Borrower Sponsor	Jubao Xie	Original Interest Only Period (Months)	120
Property Management	Crescent Hotel & Resorts, LLC	First Payment Date	11/6/2018
Maturity Date	10/6/2028
Underwritten Revenues	$30,047,207
Underwritten Expenses	$17,696,201	Escrows(3)
Underwritten Net Operating Income (NOI)	$12,351,006
Underwritten Net Cash Flow (NCF)	$11,149,117	Upfront	Monthly
Cut-off Date LTV Ratio(1)	37.3%	Taxes	$1,617,071	$323,414
Maturity Date LTV Ratio(1)	37.3%	Insurance	$189,683	$31,614
DSCR Based on Underwritten NOI / NCF(1)	2.73x / 2.47x	FF&E	$0	$100,157
Debt Yield Based on Underwritten NOI / NCF(1)	14.2% / 12.8%	Other(4)	$1,300,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
A Notes Amount	$87,025,000	63.5%	Loan Payoff	$125,829,280	91.8%
B Note Amount	50,000,000	36.5	Principal Equity Distribution	4,286,252	3.1
Closing Costs	3,802,714	2.8
Reserves	3,106,754	2.3
Total Sources	$137,025,000	100.0%	Total Uses	$137,025,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Holiday Inn FiDi A-Notes (as defined below).

(2)	The Holiday Inn FiDi Loan (as defined below) has a Cut-off Date Balance of $27,025,000 and is evidenced by the non-controlling (so long as a control appraisal period is not in existence pursuant to the related co-lender agreement) note A-1-A of the Holiday Inn FiDi Loan Combination (as defined below), which is evidenced by three pari passu senior notes, with an aggregate outstanding balance as of the Cut-off Date of $87,025,000 and one controlling (so long as a control appraisal period is not in existence pursuant to the related co-lender agreement) subordinate B note, with an outstanding principal balance as of the Cut-off Date of $50,000,000. See the “Loan Combination Summary” table in “—The Mortgage Loan” below.

(3)	See “—Escrows” below.

(4)	Upfront Other reserve consists of a $1,300,000 seasonality reserve.

■	The Mortgage Loan. The mortgage loan (the “Holiday Inn FiDi Loan”) is part of a loan combination (the “Holiday Inn FiDi Loan Combination”) evidenced by three pari passu senior notes and one subordinate B note that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 492-room full service hotel located in New York, New York (the “Holiday Inn FiDi Property”). The Holiday Inn FiDi Loan, which is evidenced by note A-1-A, represents a non-controlling (as long as a control appraisal period is not in existence pursuant to the related co-lender agreement) interest in the Holiday Inn FiDi Loan Combination. The Holiday Inn FiDi Loan had an original balance and has an outstanding principal balance as of the Cut-off Date of $27,025,000. The Holiday Inn FiDi Loan represents approximately 3.7% of the Initial Pool Balance. The related pari passu companion loan (together with the Holiday Inn FiDi Loan, the “Holiday Inn FiDi A-Notes”) which is evidenced by two non-controlling pari passu notes A-2 and A-3-A, had an aggregate original balance and has an aggregate outstanding principal balance as of the Cut-off Date of $60,000,000. The Holiday Inn FiDi Loan Combination had an aggregate original and has an aggregate outstanding principal balance as of the Cut-off Date of $137,025,000 and is evidenced by the Holiday Inn FiDi A-Notes and one controlling (so long as a control appraisal period is not in existence pursuant to the related co-lender agreement) subordinate B note (the “Holiday Inn FiDi B-Note”) with an outstanding principal balance as of the Cut-off Date of $50,000,000. The Holiday Inn FiDi B-Note is currently held by IGIS US Private Placement Real Estate Investment Trust No. 228. The Holiday Inn FiDi Loan accrues interest at an interest rate of 5.12050% per annum. The Holiday Inn FiDi Loan Combination, which accrues interest at an interest rate of 5.25900% per annum, is interest only for 120 months. The proceeds of the Holiday Inn FiDi Loan Combination were primarily used to refinance existing debt on the Holiday Inn FiDi Property, return equity to the borrower sponsor, pay closing costs and fund reserves.

The Holiday Inn FiDi Loan had an initial term of 120 months and has a remaining 118 months as of the Cut-off Date. The Holiday Inn FiDi Loan requires payments of interest only during its term. The scheduled maturity date of the Holiday Inn FiDi Loan is the due date in October 2028. Voluntary prepayments of the Holiday Inn FiDi Loan are permitted on or after the due date in June 6, 2028. Provided no event of default under the Holiday in FiDi Loan is continuing, defeasance of the Holiday in FiDi Loan Combination with direct non-callable obligations of the United States of America or other obligations which are “government securities” is permitted any time after the earlier of (i) the second anniversary of the securitization of the final senior note to be securitized and (ii) September 18, 2021.

LOAN #9: Holiday Inn Fidi

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-A	$27,025,000	$27,025,000	CGCMT 2018-C6	No(1)
Note A-2	$35,000,000	$35,000,000	WFCM 2018-C47	No
Note A-3-A	$25,000,000	$25,000,000	LCF(2)	No
Note B	$50,000,000	$50,000,000	IGIS US Private Placement Real Estate Investment Trust No. 228	Yes(1)
Total / Wtd. Avg.	$137,025,000	$137,025,000

(1)	Following the occurrence (and during the continuance) of the control appraisal period pursuant to the related co-lender agreement, Note A-1-A will be the controlling note.

(2)	Expected to be contributed to one or more future securitizations.

Loan Combination Metrics
	% of Total Debt	Cut-off Date Cumulative LTV	UW Cumulative NOI Debt Yield	UW Cumulative NCF DSCR
A-Notes $87,025,000	63.5%	37.3%	14.2%	2.47x
B-Note $50,000,000	36.5%	58.8%	9.0%	1.53x

■	The Mortgaged Property. The Holiday Inn FiDi Property is a full service hotel with 492 guestrooms located at 99 and 103 Washington Street in the Financial District of Manhattan. Built in 2014, the Holiday Inn FiDi Property is a 50-story hotel situated on a 0.17 acre parcel located on the intersection formed by Rector Street and Washington Street, which is two blocks away from the PATH train at the World Trade Center and one block away from the Rector Street MTA New York City subway station. The Holiday Inn FiDi Property is located approximately 22 miles northwest of JFK International Airport, 11 miles east of Newark Liberty International Airport and 13 miles southwest of LaGuardia Airport. The Holiday Inn FiDi Property features a restaurant and lounge, a fitness center, a business center, on-site guest self-service laundry, and ice machines. The Holiday Inn FiDi Property contains 273 King rooms, 183 Double/Double rooms, 35 Queen rooms and one suite. Each room features a flat-panel television, a dresser, bedside tables, a desk with chair, wall sconces and floor lamps. The Holiday Inn FiDi Property also includes the St. George Tavern which seats approximately 120 people. According to the appraisal, the demand segmentation for the Holiday Inn FiDi Property is approximately 41% leisure, 38% corporate, 15% group and 6% extended stay. The Holiday Inn FiDi Property operates under a franchise agreement with Holiday Hospitality Franchising, LLC, which expires in October 2034 with no extensions.

The following table presents certain information relating to historical Occupancy, ADR and RevPAR at the Holiday Inn FiDi Property and its competitive set, as provided in a market report:

Historical Statistics(1)

	Holiday Inn FiDi Property				Competitive Set				Penetration
	12/31/2015	12/31/2016	12/31/2017	TTM 6/30/2018	12/31/2015	12/31/2016	12/31/2017	TTM 6/30/2018	12/31/2015	12/31/2016	12/31/2017	TTM 6/30/2018
Occupancy	72.9%	82.4%	89.1%	91.8%	85.5%	90.3%	91.8%	92.8%	85.3%	91.3%	97.0%	99.0%
ADR	$192.46	$182.51	$175.62	$179.02	$202.42	$193.70	$186.50	$188.92	95.1%	94.2%	94.2%	94.8%
RevPAR	$140.30	$150.39	$156.42	$164.37	$173.01	$174.87	$171.17	$175.26	81.1%	86.0%	91.4%	93.8%

(1)	Source: Travel Research Report.

LOAN #9: Holiday Inn Fidi

The following table presents certain information relating to the 2017 demand analysis with respect to the Holiday Inn FiDi Property based on market segmentation, as provided in the appraisal for the Holiday Inn FiDi Property:

2017 Accommodated Room Night Demand(1)

Leisure	Corporate	Group	Extended Stay
41.0%	38.0%	15.0%	6.0%

(1)	Source: Appraisal.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Holiday Inn FiDi Property:

Cash Flow Analysis

	2015	2016(1)	2017(1)	TTM 6/30/2018(1)	Underwritten	Underwritten $ per Room
Room Revenue	$25,401,384	$27,081,477	$28,088,962	$29,515,174	$29,515,174	$59,990
Food & Beverage Revenue	0	0	0	300,000	300,000	610
Other Revenue(1)	237,262	244,141	196,454	295,395	232,033	472
Total Revenue	$25,638,646	$27,325,618	$28,285,416	$30,110,569	$30,047,207	$61,072

Room Expense	5,263,368	5,428,644	5,874,610	6,501,344	6,501,344	13,214
Food & Beverage Expense	0	0	0	0	0	0
Other Expense	18,650	21,647	25,016	32,486	25,518	52
Total Departmental Expense	$5,282,018	$5,450,291	$5,899,626	$6,533,830	$6,526,862	$13,266
Total Undistributed Expense	6,124,746	6,304,755	6,356,901	6,606,266	6,855,809	13,935
Total Fixed Charges	3,299,628	4,973,356	4,557,799	4,286,683	4,313,531	8,767
Total Operating Expenses	$14,706,392	$16,728,402	$16,814,326	$17,426,779	$17,696,201	$35,968

Net Operating Income	$10,932,254	$10,597,216	$11,471,090	$12,683,790	$12,351,006	$25,104
FF&E	0	0	0	0	$1,201,888	2,443
Net Cash Flow	$10,932,254	$10,597,216	$11,471,090	$12,683,790	$11,149,117	$22,661

Occupancy	73.1%	82.2%	89.0%	92.5%	92.5%
NOI Debt Yield(2)	12.6%	12.2%	13.2%	14.6%	14.2%
NCF DSCR(2)	2.42x	2.35x	2.54x	2.81x	2.47x

(1)	Net Operating Income has increased from 2016 to TTM 6/30/2018 due to an increase in occupancy from 82.2% to 92.5%. The building was developed in 2014 and has had increasing occupancy each year since.

(2)	NOI Debt Yield and NCF DSCR are based on the Holiday Inn FiDi A-Notes.

■	Appraisal. As of the appraisal valuation date of July 26, 2018, the Holiday Inn FiDi Property had an “As Is” appraised value of $233,000,000.

Appraisal Approach	“As Is” Value	Discount Rate	Terminal Capitalization Rate
Discounted Cash Flow Approach	$233,000,000	7.50%	5.50%

■	Environmental Matters. According to a Phase I environmental report dated August 27, 2018, there are no recognized environmental conditions or recommendations for further actions at the Holiday Inn FiDi Property.

■	Market Overview and Competition. The Holiday Inn FiDi Property is located within the Financial District Submarket of Manhattan in New York, New York. The Holiday Inn FiDi Property is located on the northeast corner of Rector and Washington Streets, adjacent to the 9/11 Memorial Museum and 0.2 miles from the 9/11 Memorial Plaza. It is estimated that during 2017 the 9/11 Memorial Plaza had approximately 33 million visitors and the 9/11 Memorial Museum had approximately five million visitors.

The Holiday Inn FiDi Property is located adjacent to the Rector Street Station where the 1, N, Q, R and W subway lines are located, 0.1 miles from Wall Street Station where the 4 and 5 subway lines are located and 0.2 miles from the Broad Street Station where the J and Z subway lines are located. The Holiday Inn FiDi Property is located 0.3 miles from the World Trade Center Transportation Hub, known as Oculus, which has served 250,000 PATH daily commuters and millions of annual visitors according to the appraisal.

LOAN #9: Holiday Inn Fidi

According to the appraisal, the estimated 2018 population within a one-, three-, and five-mile radius of the Holiday Inn FiDi Property is expected to be 86,914, 874,796 and 2,272,525, respectively; the estimated 2018 average household income within the same one-, three- and five-mile radii is expected to be $154,407, $129,878 and $113,998, respectively. A third party hospitality research report identified five other hotels within the Holiday Inn FiDi Property’s competitive set. Occupancy for the competitive set has increased from 91.8% during 2017 to 92.8% during the trailing 12 month period ending with June 2018. Occupancy at the Holiday Inn FiDi Property for these same periods has increased from 89.1% to 91.8%. ADR for the competitive set has increased from $186.50 during 2017 to $188.92 during the trailing 12 month period ending with June 2018. ADR for the Holiday Inn FiDi Property was $175.62 in 2017 and $179.02 during the trailing 12 month period ending with June 2018. As a result of the increased occupancy and ADR at the Holiday Inn FiDi Property, Revenue Per Available Room (“RevPAR”) has increased from $156.42 in 2017 to $164.37 in the trailing 12 month period ending with June 2018.

The following table presents certain information related to the competitive properties identified in the appraisal for the Holiday Inn FiDi Property:

Holiday Inn FiDi Property Competitive Set(1)

Property	Year Opened	Number of Rooms	Distance (in miles)	Appraiser’s Estimated 2017 Occupancy	Appraiser’s Estimated 2017 ADR	Appraiser’s Estimated 2017 RevPAR
Holiday Inn FiDi Property	2014	492	—	89.0%	$175.79	$156.41
Doubletree New York City Financial District	2010	399	0.3	89.0%	$209.00	$186.01
Hampton Inn Manhattan Downtown Financial District	2014	81	0.3	92.0%	$200.00	$184.00
Marriott New York Downtown	1991	513	0.1	85.0%	$269.00	$228.65
Hilton Millennium New York Downtown	1992	569	0.3	90.0%	$265.00	$238.50
Four Points by Sheraton New York Downtown	2016	261	0.4	90.0%	$204.00	$183.60
Holiday Inn New York City Wall Street	2008	113	0.3	94.0%	$194.00	$182.36
Total / Wtd. Avg.(2)		1,936		88.8%	$239.43	$212.11

(1)	Source: Appraisal.

(2)	Total / Wtd. Avg. excludes rooms at the Holiday Inn FiDi Property.

■	The Borrower. The borrower is Golden Seahorse LLC, a Delaware limited liability company and single purpose entity with two independent directors. Counsel to the borrower delivered a non-consolidation opinion in connection with origination of the Holiday Inn FiDi Loan. Jubao Xie is the borrower sponsor and guarantor of certain nonrecourse carve-outs under the Holiday Inn FiDi Mortgage Loan. Jubao Xie is the managing member of Golden Seahorse LLC and has over 25 years of experience in commercial real estate investing and development. Mr. Xie founded Yiduo Group in 1992 which invests in real estate development, commercial spaces, property management and financial services. Mr. Xie still serves as the chairmen of Yiduo Group, which owns 16 subsidiaries. In 2009, Mr. Xie invested in and developed over 100 residential houses in Seattle.

■	Escrows. On the origination date of the Holiday Inn FiDi Loan, the borrower funded escrow reserves of $1,617,071 for real estate taxes, $1,300,000 for seasonality reserve and $189,683 for insurance.

On each due date, the borrower is required to fund the following reserves with respect to the Holiday Inn FiDi Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be payable over the succeeding twelve month period which currently equates to $323,414; and (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve month period, which currently equates to $31,614.

On each due date, the borrower is required to fund an FF&E reserve equal to the greater of (A) (x) commencing in November 2018, one-twelfth of 2%, (y) commencing in November 2019, one-twelfth of 3%, and (z) commencing on November 2020 and thereafter, an amount equal to one-twelfth of 4%, in each case of the greater of (i) the gross revenue generated during the 12-month period ending on the last day of the most recent calendar quarter for which the borrower has furnished financial statements, and (ii) the gross revenue projected in the then-effective approved annual budget for the 12-month period to which such approved annual budget relates, or (B) the amount required to be reserved under the franchise agreement or the management agreement. Monthly FF&E reserve is currently estimated at $100,157.

Throughout the term of the Holiday Inn FiDi Loan Combination, if the seasonality reserve falls below the cap of $1.3 million then all excess cash flow is required to be deposited into the seasonality reserve until the cap is achieved. If on the December payment date of each calendar year, the seasonality reserve balance is less than the $1.3 million reserve cap, the borrower will be required to deposit into the seasonality reserve account an amount such that the amounts on deposit therein will be equal to $1.3 million (“Seasonality Requirement”).

LOAN #9: Holiday Inn Fidi

■	Lockbox and Cash Management. The borrower and the Holiday Inn FiDi Manager (as defined below) are required to cause all rents and other gross revenue from the Holiday Inn FiDi Property to be delivered directly into a lender-controlled clearing account (the “Holiday Inn FiDi Clearing Account”). Credit card direction letters and tenant direction letters were delivered at closing to cause credit card payments and rents to be deposited directly into the Holiday Inn FiDi Clearing Account. To the extent the borrower or the Holiday Inn FiDi Manager receives any gross revenue from the operation of the Holiday Inn FiDi Property, the borrower and the Holiday Inn FiDi Manager are both required within one business day of such receipt to deposit such amounts into the Holiday Inn FiDi Clearing Account. Amounts on deposit in the Holiday Inn FiDi Clearing Account are swept daily to a lender-controlled cash management account (the “Holiday Inn FiDi Cash Management Account”). On each monthly payment date, amounts on deposit in the Holiday Inn FiDi Cash Management Account are applied to pay debt service, to make deposits into the reserve funds and pay operating expenses in accordance with the then current approved annual budget. If no Cash Sweep Event Period (defined below) is continuing, all excess cash after deposits for the Seasonality Requirements (if any) will be disbursed to the borrower.

A “Cash Sweep Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default under the Holiday Inn FiDi Combination Loan; (ii) the occurrence and continuance of any event of default under the related management agreement; (iii) the date that the debt service coverage ratio is less than 1.20x through the Holiday Inn FiDi B-Note (equivalent to 1.95x through the Holiday Inn FiDi A-Notes); or (iv) the delivery of notice by the related franchisor of any breach or default by the borrower under the related franchise agreement that, with the passage of time and/or delivery of notice, permits the related franchisor to terminate or cancel the related franchise agreement. A Cash Sweep Event Period will end, with regard to clause (i) above, upon the lender’s acceptance in its sole discretion of a cure of such event of default; with regard to clause (ii) above, on the date on which (a) the event of default under the related management agreement has been cured to the lender’s satisfaction, or (b) the borrower has entered into a replacement management agreement with a qualified manager in accordance with the terms of the loan documents; with regard to clause (iii) above, upon the net cash flow debt service coverage ratio being at least 1.40x through the Holiday Inn FiDi B-Note (equivalent to 2.26x through the Holiday Inn FiDi A-Notes for two consecutive calendar quarters; or with regard to clause (iv) above, on the date on which the borrower has delivered evidence reasonably satisfactory to the lender, which may include a “good standing” or similar letter from the related franchisor, indicating that the related franchise agreement is in full force and effect with no default thereunder.

■	Property Management. The Holiday Inn FiDi Property is managed by Crescent Hotels & Resorts, LLC (the “Holiday Inn FiDi Manager”).

■	Current Mezzanine or Secured Subordinate Indebtedness. The Holiday Inn FiDi B-Note has a Cut-off Date balance of $50.0 million and is coterminous with the Holiday Inn FiDi A-Notes. The Holiday Inn FiDi B-Note requires interest-only payments through maturity. The Holiday Inn FiDi B-Note accrues interest at an interest rate of 5.50000% per annum on an Actual/360 basis. The Holiday Inn FiDi B-Note was sold to an unaffiliated third party purchaser. See “Description of the Mortgage Pool–The Loan Combinations–The Holiday Inn FiDi Loan Combination” in the Prospectus.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Holiday Inn FiDi loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to 100% of the full replacement cost of the Holiday Inn FiDi Property. The Holiday Inn FiDi loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #10: CAYUGA CAPITAL BUSHWICK PORTFOLIO

LOAN #10: CAYUGA CAPITAL BUSHWICK PORTFOLIO

LOAN #10: CAYUGA CAPITAL BUSHWICK PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	3	Loan Seller		CREFI
Location (City/State)	Brooklyn, New York	Cut-off Date Balance		$26,000,000
Property Type	Multifamily	Cut-off Date Balance per Unit		$412,698
Size (Units)	63	Percentage of Initial Pool Balance		3.5%
Total Occupancy as of 9/30/2018	93.7%	Number of Related Mortgage Loans		None
Owned Occupancy as of 9/30/2018	93.7%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various / NAP	Mortgage Rate		5.28000%
Appraised Value(1)	$40,800,000	Original Term to Maturity (Months)		120
Appraisal Date(1)	8/10/2018	Original Amortization Term (Months)		NAP
Borrower Sponsors	Marshall Kesten, James P. Wiseman and	Original Interest Only Period (Months)		120
	Jacob L. Sacks	First Payment Date		12/6/2018
Property Management	CCM Property Management LLC	Maturity Date		11/6/2028

Underwritten Revenues	$2,382,402
Underwritten Expenses	$407,554	Escrows
Underwritten Net Operating Income (NOI)	$1,974,848		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,946,275	Taxes	$8,587	$2,862
Cut-off Date LTV Ratio	63.7%	Insurance	$18,837	$3,767
Maturity Date LTV Ratio	63.7%	Replacement Reserve	$0	$1,619
DSCR Based on Underwritten NOI / NCF	1.42x / 1.40x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	7.6% / 7.5%	Other(2)	$14,625	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$26,000,000	100.0%	Loan Payoff	$24,315,688	93.5%
			Principal Equity Distribution	987,894	3.8
			Closing Costs	654,369	2.5
			Upfront Reserves	42,050	0.2

Total Sources	$26,000,000	100.0%	Total Uses	$26,000,000	100.0%

(1)	Please see the “Portfolio Summary” table below for the individual properties’ appraised values.

(2)	Upfront Other reserves represents $14,625 for deferred maintenance. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (“Cayuga Capital Bushwick Portfolio Loan”) is secured by a first mortgage encumbering the borrowers’ fee simple interest in a 63-unit multifamily portfolio comprised of three properties: the 184 Noll Street Property, 286 Stanhope Street Property and 324 Melrose Street Property, located in the Bushwick neighborhood of Brooklyn, New York (collectively, the “Cayuga Capital Bushwick Portfolio Properties”). The three properties comprising the Cayuga Capital Bushwick Portfolio Loan are all cross-collateralized and cross-defaulted with no releases. The Cayuga Capital Bushwick Portfolio Loan had an original principal balance and has an outstanding principal balance as of the Cut-off Date of $26,000,000 and represents approximately 3.5% of the Initial Pool Balance. The Cayuga Capital Bushwick Portfolio Loan accrues interest at an interest rate of 5.28000% per annum. The proceeds of the Cayuga Capital Bushwick Portfolio Loan were primarily used to refinance prior debt secured by the Cayuga Capital Bushwick Portfolio Properties, return equity to the borrower sponsor, pay closing costs and fund upfront reserves. The Cayuga Capital Bushwick Portfolio Loan was originated by Citi Real Estate Funding Inc. (“CREFI”) on October 18, 2018.

The Cayuga Capital Bushwick Portfolio Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Cayuga Capital Bushwick Portfolio Loan requires interest-only payments for the full term and has a scheduled maturity date that is the due date in November 2028. Provided that no event of default has occurred and is continuing under the Cayuga Capital Bushwick Portfolio Loan documents, at any time after the second anniversary of the securitization closing date, the Cayuga Capital Bushwick Portfolio Loan may be defeased with certain direct full faith and credit obligations of the United States or other obligations which are “government securities” permitted under Cayuga Capital Bushwick Portfolio Loan documents. Voluntary prepayment of the Cayuga Capital Bushwick Portfolio Loan is permitted (in whole, but not in part) without penalty on or after the monthly payment due date occurring in September 2028 without payment of a prepayment premium.

■	The Mortgaged Properties. The Cayuga Capital Bushwick Portfolio Properties have a total of 63 units across three properties (the “184 Noll Street Property”, “286 Stanhope Street Property” and “324 Melrose Street Property”).

LOAN #10: CAYUGA CAPITAL BUSHWICK PORTFOLIO

The following table presents certain information relating to the individual Cayuga Capital Bushwick Portfolio Properties:

Portfolio Summary(1)

Property Name	Year Built	Units	Property Occupancy(2)	Underwritten Rent Roll Date	Allocated Cut-off Date Balance	% Allocated Loan Combination Original Balance	Appraised Value(3)	% Appraised Value(3)	UW NCF
184 Noll Street	2009	32	90.6%	9/30/2018	$12,776,413	49.1%	$20,000,000	49.0%	$968,195
286 Stanhope Street	2009	23	95.7	9/30/2018	10,412,776	40.0	16,400,000	40.2	740,399
324 Melrose Street	2010	8	100.0	9/30/2018	2,810,811	10.8	4,400,000	10.8	237,681
Total / Wtd. Avg.		63	93.7%		$26,000,000	100.0%	$40,800,000	100.0%	$1,946,275

(1)	Based on the underwritten rent roll dated September 30, 2018 and the Cayuga Capital Bushwick Portfolio Loan documents.

(2)	Represents the occupancy of the residential component of each respective property.

(3)	Source: Appraisal.

184 Noll Street Property

The 184 Noll Street Property is a six-story multifamily building with commercial space that was constructed in 2009 and is comprised of 32 residential apartment units and 4,400 SF of office space (totaling 22,712 SF). The property features an elevator and a 16-space subterranean parking garage. The tenants have an option to lease a parking space for a monthly fee, as well as access to Zipcar service. The residential unit mix consists of four studio apartments, 10 two-bedroom apartments and 18 three-bedroom apartments. The studios average 375 SF with an average rental rate of $2,115 per month. The two-bedroom units average 527 SF with an average rental rate of $2,776 per month. The three-bedroom units average 641 SF with an average rental rate of $3,264 per month. As of the underwritten rent roll dated September 30, 2018, the residential component of the 184 Noll Street Property was 90.6% occupied with two vacant three-bedroom apartments and one vacant two-bedroom apartment. The residential component comprises approximately 86.9% of underwritten EGI. The commercial component is comprised of four office tenants: Ryan Barth-Dwyer, Michael Cappiello, Heaven Street, Inc. and Gypsy Housing. The 184 Noll Street Property benefits from a 15-year 421(a) tax abatement. Under the 421(a) tax abatement program, the residential taxes are 100.0% exempt for the first 11 years, with the exemption percentage declining annually in even 20.0% increments beginning in Year 12. The tax abatement completely phases out by the end of the 15th year with full taxes being paid starting in the 2027/2028 tax year. The chart below represents the multifamily unit mix at the 184 Noll Street Property.

184 Noll Street – Multifamily Unit Mix(1)
Unit Type	# of Units	% of Units	Occupied Units	% Occupied	Average Unit Size (SF)	Average Market Rent per Month(2)	In-Place Average Rent per Month
Studio	4	12.5%	4	100.0%	375	$2,150	$2,115
2 BR	10	31.3	9	90.0	527	2,775	2,776
3 BR	18	56.3	16	88.9	641	3,300	3,264
Total / Wtd. Avg.	32	100.0%	29	90.6%	572	$2,992	$2,954

(1)	Based on the underwritten rent roll dated September 30, 2018.

(2)	Source: Appraisal.

286 Stanhope Street Property

The 286 Stanhope Street Property is a five-story multifamily building with commercial space that was constructed in 2009 and is comprised of 23 residential apartment units and 6,750 SF of commercial space (totaling 20,620 SF). The property features an elevator and a 12-space parking area in the rear of the building. The tenants have an option to lease a parking space for a monthly fee, as well as access to Zipcar service. As of the underwritten rent roll dated September 30, 2018, the residential component of the 286 Stanhope Street Property was 95.7% occupied (one vacant unit) with the residential unit mix consisting of two one-bedroom apartments, nine two-bedroom apartments, and 12 three-bedroom apartments. The one-bedroom units average 477 SF with an average rental rate of $2,349 per month. The two-bedroom units average 549 SF with an average rental rate of $2,579 per month. The three-bedroom units average 665 SF with an average rental rate of $2,885 per month. The residential component comprises approximately 77.5% of underwritten EGI. The commercial component is comprised of three tenants: Cellar Studio (space utilized as ambulatory medical equipment storage), Still Waters In A Storm (a reading and learning center for children) and Lacey Fekishazy (a month-to-month office tenant). The 286 Stanhope Street property benefits from a

LOAN #10: CAYUGA CAPITAL BUSHWICK PORTFOLIO

15-year 421(a) tax abatement on the residential component and a 25-year Industrial and Commercial Abatement Program (“ICAP”) tax abatement on the commercial component. Under the 421(a) program, the residential taxes are 100.0% exempt for the first 11 years, with the exemption percentage declining annually beginning in Year 12 in even 20.0% increments. The 421(a) tax abatement phases out completely by the end of the 15th year with full residential taxes being paid beginning in the 2026/2027 tax year. Under the 286 Stanhope Street Property’s 25-year ICAP, taxes on the commercial component are 100.0% exempt for the first 16 years, with the exemption percentage declining annually beginning in year 17 in even 10.0% increments. The ICAP phases out completely by the end of the 25th, year with full commercial taxes being paid beginning in the 2035/2036 tax year. The chart below represents the multifamily unit mix at the 286 Stanhope Street Property.

286 Stanhope Street – Multifamily Unit Mix(1)
Unit Type	# of Units	% of Units	Occupied Units	% Occupied	Average Unit Size (SF)	Average Market Rent per Month(2)	In-Place Average Rent per Month
1 BR	2	8.7%	2	100.0%	477	$2,350	$2,349
2 BR	9	39.1	9	100.0	549	2,625	2,579
3 BR	12	52.2	11	91.7	665	3,000	2,885
Total / Wtd. Avg.	23	100.0%	22	95.7%	603	$2,797	$2,711

(1)	Based on the underwritten rent roll dated September 30, 2018.

(2)	Source: Appraisal.

With respect to the 184 Noll Street Property and the 286 Stanhope Street Property, both have a condominium structure in place. However, the sponsors are the only board members and control the condominiums. Each of the respective borrowers (184 Noll Owner LLC and 286 Stanhope Owner LLC) owns all of the units at the respective condominium, together with all common elements appurtenant thereto. In connection with the origination of the Cayuga Capital Bushwick Portfolio Loan, both co-borrowers covenanted that, among other things: (i) all of the terms and provisions of the condominium documents will be subordinate to the terms and provisions of the various mortgage loan documents (including, but not limited to, the application of insurance proceeds and condemnation awards); (ii) none of the units will be sold or marketed for sale; and (iii) the condominium units may not be modified, amended, or terminated without lender’s express written approval.

324 Melrose Street Property

The 324 Melrose Street Property is a four-story multifamily building that was constructed in 2010 and is comprised of eight residential apartment units totaling 5,290 SF. The 324 Melrose Street Property is a walk-up property with a unit mix of five two-bedroom units and three three-bedroom units. The two-bedroom units average 625 SF with an average rental rate of $2,629 per month. The three-bedroom units average 722 SF with an average rental rate of $3,333 per month. As of the underwritten rent roll dated September 30, 2018, the apartment units were 100.0% occupied. The property benefits from a 15-year 421(a) tax abatement. Under the 421(a) tax abatement program, the residential taxes are 100.0% exempt for the first 11 years, with the exemption percentage declining annually beginning in Year 12 in even 20.0% increments. The tax abatement completely phases out by the end of the 15th year, with full taxes being paid beginning in the 2026/2027 tax year. The chart below represents the multifamily unit mix at the 324 Melrose Street Property.

324 Melrose Street – Multifamily Unit Mix(1)
Unit Type	# of Units	% of Units	Occupied Units	% Occupied	Average Unit Size (SF)	Average Market Rent per Month(2)	In-Place Average Rent per Month
2 BR	5	62.5%	5	100.0%	625	$2,650	$2,629
3 BR	3	37.5	3	100.0	722	3,400	3,333
Total / Wtd. Avg.	8	100.0%	8	100.0%	661	$2,931	$2,893

(1)	Based on the underwritten rent roll dated September 30, 2018.

(2)	Source: Appraisal.

LOAN #10: CAYUGA CAPITAL BUSHWICK PORTFOLIO

The following table presents certain information relating to historical leasing at the Cayuga Capital Bushwick Portfolio Properties:

Historical Leased %(1)(2)

	2016	2017	As of 9/30/2018(3)
Owned Space	96.1%	94.9%	93.7%

(1)	As provided by the borrowers and which represents average month-end occupancy for the indicated year unless otherwise specified.

(2)	Based on the multifamily components of the Cayuga Capital Bushwick Portfolio Properties.

(3)	Based on the underwritten rent roll dated September 30, 2018.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Cayuga Capital Bushwick Portfolio Properties:

Cash Flow Analysis(1)

	2016	2017	TTM 6/30/2018	Underwritten	Underwritten $ per Unit
Apartment Income
Base Rent(2)	$2,114,269	$2,039,908	$2,055,972	$2,021,316	$32,084
Potential Income from Vacant Units	0	0	0	148,500	2,357
Gross Potential Rent	$2,114,269	$2,039,908	$2,055,972	$2,169,816	$34,442
Vacancy & Credit Loss & Concessions(3)	0	0	0	(150,082)	(2,382)
Total Rent	$2,114,269	$2,039,908	$2,055,972	$2,019,734	32,059
Net Commercial Income(4)	361,682	309,264	350,840	362,667	5,757
Effective Gross Income	$2,475,951	$2,349,172	$2,406,812	$2,382,402	$37,816

Real Estate Taxes(5)	$34,823	$25,656	$18,957	$32,772	$520
Insurance	35,704	48,044	50,964	48,869	776
Management Fee	74,279	70,475	72,204	71,472	1,134
Other Operating Expenses	269,953	181,838	254,441	254,441	4,039
Total Operating Expenses	$414,758	$326,013	$396,566	$407,554	$6,469

Net Operating Income	$2,061,192	$2,023,159	$2,010,246	$1,974,848	$31,347
Replacement Reserves – Apartments	0	0	0	15,750	250
Replacement Reserves – Commercial	0	0	0	1,673	27
TI/LC(6)	0	0	0	11,150	177
Net Cash Flow	$2,061,192	$2,023,159	$2,010,246	$1,946,275	$30,893

Occupancy(2)	96.1%	94.9%	NAV	93.7%
NOI Debt Yield	7.9%	7.8%	7.7%	7.6%
NCF DSCR	1.48x	1.45x	1.44x	1.40x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Base Rent and Occupancy is based on occupied units as of the underwritten rent roll dated September 30, 2018.

(3)	Vacancy & Credit Loss & Concessions is underwritten to the current, economic vacancy of 6.9%.

(4)	Net Commercial Income is comprised of rental income for the commercial tenants and parking income at the 184 Noll Street Property and the 286 Stanhope Street Property. The 286 Stanhope Street Property contains 6,750 SF of commercial retail space (that is currently 100.0% occupied by three tenants which collectively contribute $186,311 of rent) and 12 parking spaces (annual underwritten rent of $32,100). The 184 Noll Street Property contains 4,400 SF of office space (that is currently 100.0% occupied by four tenants which collectively contribute $129,864 of rent) and 16 parking spaces (annual underwritten rent of $33,480). There are no commercial tenants or parking spaces at the 324 Melrose Street Property.

(5)	The Cayuga Capital Bushwick Portfolio Properties are subject to a 15-year tax abatement via a 421(a) tax abatement program (for the residential units across the Cayuga Capital Bushwick Portfolio Properties) and a 25-year tax abatement via the ICAP tax abatement program (for the commercial space located at the 286 Stanhope Street Property). Real estate taxes at the Cayuga Capital Bushwick Portfolio Properties were underwritten to the current abated total real estate tax expense of $32,772 per annum for the three properties. See “—The Mortgaged Properties” above for specific information related to the tax abatements.

(6)	Represents an amount equal to $1.00 per SF for the 11,150 SF of commercial space located at the 184 Noll Street Property and 286 Stanhope Street Property.

■	Appraisal. According to the appraisal, the Cayuga Capital Bushwick Portfolio Properties had an aggregate “as-is” appraised value of $40,800,000 as of August 10, 2018.

Appraisal Approach – Direct Capitalization Approach	Value	Discount Rate	Capitalization Rate
184 Noll Street	$20,000,000	N/A	4.25%
286 Stanhope Street	$16,400,000	N/A	4.00%
324 Melrose Street	$4,400,000	N/A	4.25%

■	Environmental Matters. According to the Phase I environmental reports, dated August 17, 2018, there are no recognized environmental conditions or recommendations for further action at any of the three buildings comprising Cayuga Capital Bushwick Portfolio Properties.

LOAN #10: CAYUGA CAPITAL BUSHWICK PORTFOLIO

■	Market Overview and Competition. The Cayuga Capital Bushwick Portfolio Properties are located in Kings County, Brooklyn, NY. According to the appraisal, Brooklyn has the highest population of the five boroughs that make up New York City. Bushwick is primarily a residential neighborhood with a mix of single-family and multifamily housing, as 52% of the land use is comprised of residential use. The Bushwick Initiative, which began in the mid-2000s and is run by the New York Department of Housing Development, began a concentrated effort within the neighborhood to improve housing, provide better sanitation, reduce crime and revitalize commercialization, with a focused effort on Knickerbocker Ave. As this effort continues, young professionals seeking affordable living alternatives to Manhattan have started moving into reconstructed areas of Bushwick. Bushwick has many other features, such as the Maria Hernandez Park, Brooklyn Public Library, and Woodhull and Wyckoff Medical Center, which are attractive to renters and homeowners alike. The neighborhood provides transportation via multiple subway lines including the M and L subway lines. The Bushwick area also provides convenient transportation on the Long Island Expressway (I-495) and into Manhattan via the Brooklyn, Manhattan and Williamsburg Bridges. Bushwick borders Williamsburg and also Downtown Brooklyn, which is the third largest Central Business District in New York City. According to the appraisal, the year-end 2017 population within the 11237 zip code of Brooklyn, New York was 54,344, and the average household income, for the same period, was $51,592. Also according to the appraisal, the year-end 2017 population within Kings County, New York was 2,688,928 and the average household income was $73,944. Additionally, according to the appraisal, the Cayuga Capital Bushwick Portfolio Properties are located in the Kings County multifamily submarket which, as of the first quarter of 2018, contains 37,231 units with an 8.4% vacancy rate and an average monthly rent of $2,530. The submarket experienced a positive net absorption of 4,281 units in 2017.

The following table presents certain information relating to the primary competition for the Cayuga Capital Bushwick Portfolio Properties:

Directly Competitive Buildings(1)

	184 Noll Street(2)	286 Stanhope Street(2)	324 Melrose Street(2)	618 Bushwick Avenue	97 Wilson Street	626 Bushwick Avenue	44 Stanhope Street	23 Bleeker Street	146 Meserole Street
Year Built	2009	2009	2010	2015	1931	1869 / 2017	2016	2013	2015
Number of units	32	23	8	15	6	98	20	20	56
Occupancy	90.6%	95.7%	100.0%	98.0%	98.0%	NAV	98.0%	97.0%	98.0%
Unit size (SF):
- Studio	375	NAP	NAP	450	400	400	NAP	NAP	NAP
- 1-BR	NAP	477	NAP	NAP	NAP	600	500	475	NAP
- 2-BR	527	549	625	NAP	NAP	NAP	NAP	NAP	700
- 3-BR	641	665	722	NAP	NAP	NAP	NAP	NAP	NAP
Rent per month:
- Studio	$2,115	NAP	NAP	$2,150	$2,100	$2,250	NAP	NAP	NAP
- 1-BR	NAP	$2,349	NAP	NAP	NAP	NAP	$2,300	$2,338	NAP
- 2-BR	$2,776	$2,579	$2,629	NAP	NAP	NAP	NAP	NAP	$2,900
- 3-BR	$3,264	$2,885	$3,333	NAP	NAP	NAP	NAP	NAP	NAP

	184 Noll Street(2)	286 Stanhope Street(2)	324 Melrose Street(2)	146 Evergreen Avenue	1563 Dekalb Avenue	311 Troutman Street	123 Boerum Street	34 Belvedere Street	1140 Bushwick Avenue
Year Built	2009	2009	2010	1931 / 2015	1931 / 2011	1961 / 2016	2017	2017	2013
Number of units	32	23	8	21	8	8	23	8	8
Occupancy	90.6%	95.7%	100.0%	100.0%	97.0%	98.0%	95.0%	100.0%	98.0%
Unit size (SF):
- Studio	375	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
- 1-BR	NAP	477	NAP	NAP	NAP	NAP	NAP	NAP	NAP
- 2-BR	527	549	625	500	700	NAP	NAP	NAP	NAP
- 3-BR	641	665	722	595	NAP	700	735	636	750
Rent per month:
- Studio	$2,115	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
- 1-BR	NAP	$2,349	NAP	NAP	NAP	NAP	NAP	NAP	NAP
- 2-BR	$2,776	$2,579	$2,629	$2,500	$2,500	NAP	NAP	NAP	NAP
- 3-BR	$3,264	$2,885	$3,333	$2,925	NAP	$2,996	$3,300	$3,550	$3,100

(1)	Source: Appraisal.

(2)	The rent per month for the Cayuga Capital Bushwick Portfolio Properties is based off of the underwritten rent roll dated September 30, 2018.

■	The Borrowers. The borrowers are 324 Melrose Owner LLC, 184 Noll Owner LLC and 286 Stanhope Owner LLC. The sponsors for the loan are Marshall Kesten, Jacob L. Sacks and James P. Wiseman. Marshall Kesten is the owner of PMG Automotive Warehouse and has worked in the Brooklyn automotive industry for over 30 years. Jacob L. Sacks and co-founder James P. Wiseman started Cayuga Capital Management (“CCM”) with the purchase of their first, Brooklyn, multifamily rental building in 2004. They began full-time operations in 2007 and have grown into a firm with over $800 million of real estate in Brooklyn and Queens. Together, the principals have over 32 years of experience in investment banking, hedge fund administration and private equity investment into real estate. CCM currently owns approximately 450 apartment units and almost 450,000 SF of commercial space within Brooklyn. The

LOAN #10: CAYUGA CAPITAL BUSHWICK PORTFOLIO

sponsors have significant experience within the Bushwick area of Brooklyn, having been one of the first developers to capitalize upon conversion opportunities that became available due to the large stock of former industrial buildings.

■	Escrows. On the origination date of the Cayuga Capital Bushwick Portfolio Loan, the borrowers funded reserves of (i) $8,587 for real estate taxes, (ii) $18,837 for insurance and (iii) $14,625 for deferred maintenance.

On each monthly due date, the borrowers will be required to fund the following reserves (i) one-twelfth of the taxes that the lender estimates will be payable over the next-ensuing 12-month period, (initially estimated to be $2,862 per month), (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage, provided that insurance is not covered under an acceptable blanket policy (initially estimated to be $3,767 per month) and (iii) $1,619 for replacement reserves.

■	Lockbox and Cash Management. The Cayuga Capital Bushwick Portfolio Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Cayuga Capital Bushwick Portfolio Trigger Period (as defined below), the borrowers will be required to establish a lockbox account into which all revenue from the Cayuga Capital Bushwick Portfolio Properties is required to be deposited. All amounts in the lockbox account are required to be swept into a lender-controlled cash management account on each business day during the continuance of a Cayuga Capital Bushwick Portfolio Trigger Period, provided that if no Cayuga Capital Bushwick Portfolio Trigger Period is continuing, such amounts will be transferred to the borrowers’ account. To the extent a Cayuga Capital Bushwick Portfolio Trigger Period has occurred and is continuing, amounts in the cash management account are applied to payment of debt service, payment of operating expenses, and funding of required reserves, with the remainder being deposited into an excess cash flow reserve as set forth in the Cayuga Capital Bushwick Portfolio Loan documents. To the extent no Cayuga Capital Bushwick Portfolio Trigger Period is continuing, funds in the excess cash flow reserve are required to be swept to the borrowers. Upon the occurrence and during the continuance of an event of default under the Cayuga Capital Bushwick Portfolio Loan documents, the lender may apply any funds in the cash management account to amounts payable under the Cayuga Capital Bushwick Portfolio Loan (and/or toward the payment of expenses of the Cayuga Capital Bushwick Portfolio Properties), in such order of priority as the lender may determine.

A “Cayuga Capital Bushwick Portfolio Trigger Period” means a period (A) commencing upon the earliest to occur of (i) an event of default and (ii) the debt yield being less than 6.25%, and (B) expiring upon, (y) with respect to a Cayuga Capital Bushwick Portfolio Trigger Period which commenced in connection with clause (i), above, the cure (if applicable) of such event of default, and (z) with respect to a Cayuga Capital Bushwick Portfolio Trigger Period which commenced in connection with clause (ii) above, the debt yield being equal to or greater than 6.5% for two consecutive calendar quarters.

■	Property Management. The Cayuga Capital Bushwick Portfolio Properties are currently managed by CCM Property Management LLC, a borrower affiliate. Under the Cayuga Capital Bushwick Portfolio Loan documents, the lender has the right to terminate or direct the borrowers to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or any voluntary bankruptcy or insolvency proceeding; (ii) a Cayuga Capital Bushwick Portfolio Trigger Period has occurred and is continuing; (iii) the debt service coverage ratio is less than 1.10x; (iv) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds or (v) a material default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. Subject to the satisfaction of certain conditions in the Cayuga Capital Bushwick Portfolio Loan documents, the borrowers have the right to replace the property manager with a successor property manager pursuant to a new management agreement, each approved in writing by the lender in the lender’s reasonable discretion and by the applicable rating agencies.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

LOAN #10: CAYUGA CAPITAL BUSHWICK PORTFOLIO

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Cayuga Capital Bushwick Portfolio Properties, plus business interruption coverage in an amount equal to 100% of the projected gross income of the Cayuga Capital Bushwick Portfolio Properties for 12 months with six months of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $25,000 (except with regard to earthquake and named storms, which may have deductible no greater than 5% of the total insurable value of the applicable Cayuga Capital Bushwick Portfolio Property). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #11: MOFFETT TOWERS – BUILDINGS E, F, G

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller(3)	CCRE
Location (City/State)	Sunnyvale, California	Cut-off Date Balance(4)	$25,000,000
Property Type	Office	Cut-off Date Balance per SF(2)	$419.75
Size (SF)	676,598	Percentage of Initial Pool Balance	3.4%
Total Occupancy as of 12/6/2018	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 12/6/2018	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	2009 / 2011-2012	Mortgage Rate	4.13098592%
Appraised Value(1)	$705,800,000	Original Term to Maturity (Months)	120
Appraisal Date	November 15, 2019	Original Amortization Term (Months)	NAP
Borrower Sponsor	Joseph K. Paul	Original Interest Only Period (Months)	120
Property Management	Paul Holdings, Inc. d/b/a Jay Paul Company	First Payment Date	11/6/2018
Maturity Date	10/6/2028

Underwritten Revenues	$44,603,641
Underwritten Expenses	$8,747,532	Escrows
Underwritten Net Operating Income (NOI)	$35,856,109	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$35,309,093	Taxes	$1,772,695	$253,242
Cut-off Date LTV Ratio (1)(2)	40.2%	Insurance(5)	$0	$0
Maturity Date LTV Ratio(1)(2)	40.2%	Replacement Reserve	$0	$11,277
DSCR Based on Underwritten NOI / NCF(2)	3.01x / 2.97x	TI/LC	$23,914,655	$0
Debt Yield Based on Underwritten NOI / NCF(2)	12.6% / 12.4%	Other(6)	$15,021,721	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$284,000,000	56.8%	Prior Loan Payoff	$321,129,945	64.2%
Mezzanine Loans	$216,000,000	43.2%	Principal Equity Distribution	$130,975,725	26.2%
Reserves	$40,709,070	8.1%
Closing Costs	$7,185,260	1.4%
Total Sources	$500,000,000	100.0%	Total Uses	$500,000,000	100.0%

(1)	The Appraised Value reflects a “prospective market value upon stabilization” which assumes rent concessions and outstanding TI/LC are deposited into the TI/LC and free rent reserve accounts. At origination, the borrower deposited $23,914,655 into the TI/LC reserve account and $15,021,721 into the free rent reserve account. The Cut-off Date LTV Ratio and the Maturity Date LTV Ratio are calculated based upon the Appraised Value of $705,800,000. The “as-is” appraised value is $646,700,000 as of July 30, 2018 equating to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 43.9% and 43.9%, respectively, for the Moffett Towers – Buildings E,F,G Loan Combination (as defined below) balance of $284.0 million, and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 77.3% and 77.3%, respectively, for the total debt balance of $500.0 million. In addition, the appraiser concluded a “hypothetical go dark” appraised value of $504,200,000 as of July 30, 2018, equating to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 56.3% and 56.3%, respectively, for the Moffett Towers – Buildings E,F,G Loan Combination and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 99.2% and 99.2%, respectively, for the total debt.

(2)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Moffett Towers – Buildings E, F, G Loan Combination.

(3)	The Moffett Towers – Buildings E,F,G Loan Combination was co-originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”), Goldman Sachs Mortgage Company (“GSMC”) and Wells Fargo Bank, National Association (“WFBNA”).

(4)	The Cut-off Date Balance of $25.0 million represents the non-controlling note A-2-1, which together with the remaining pari passu notes, comprise a $284.0 million loan combination (the “Moffett Towers – Buildings E,F,G Loan Combination”).

(5)	Insurance escrows are waived so long as the Moffett Towers – Buildings E,F,G property is covered by an acceptable blanket policy (which is currently maintained). If such condition is no longer satisfied, on each monthly payment date, the borrower will be required to fund an insurance reserve equal to one-twelfth of the amount that the lender estimates will be necessary to pay the annual insurance premiums.

(6)	Other reserves consist of the following upfront and ongoing reserves. At loan origination, the borrower deposited $15,021,721 for outstanding rent concessions due under the Amazon lease. This reserve is inclusive of both free rent and gap rent. The rent concession reserve will be drawn down from October 2018 to September 2023. On each monthly payment date during the continuance of a lease sweep period, but only until the aggregate lease sweep funds transferred in the lease sweep account during the lease sweep in question (inclusive of the initial lease termination payment application made into the lease sweep account with respect to such lease sweep period) equals the applicable threshold, the borrower will pay to the lender, the lesser of (i) a required minimum monthly lease sweep deposit amount and (ii) available cash. If, during a lease sweep period, the aggregate lease sweep funds transferred into the lease sweep account during the lease sweep period in question equals the applicable threshold, then on each monthly payment date during such ease sweep period, all required minimum monthly lease sweep deposit amounts and available cash (or such required minimum monthly lease sweep deposit amounts or other amounts required to be deposited) will be deposited into the debt service reserve account.

LOAN #11: MOFFETT TOWERS – BUILDINGS E, F, G

The following table presents certain information relating to the major tenant at the Moffett Towers – Buildings E, F, G property (the “Moffett Towers – Buildings E, F, G Property”):

Largest Owned Tenants Based on Underwritten Base Rent

Tenant Summary(1)

Tenant / Building	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	UW Base Rent per SF(3)	% of Total UW Base Rent	Lease Expiration
Amazon / Building E	A+/Baa1/AA-	224,492	33.2%	$41.73	28.5%	2/28/2024
Amazon / Building F(4)(5)(6)	A+/Baa1/AA-	224,492	33.2%	$53.77	36.7%	6/30/2030
Amazon / Building G(6)(7)	A+/Baa1/AA-	227,614	33.6%	$50.19	34.8%	6/30/2030
Total / Wtd. Avg. Occupied		676,598	100.0%	$48.57	100.0%
Vacant		0	0%
Total		676,598	100.0%

(1)	Based on the underwritten rent roll dated as of November 6, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Excludes $4,389,651 ($6.49 per SF) of straight-lined rent that was underwritten. See “—Operating History and Underwritten Net Cash Flow” below.

(4)	Hewlett-Packard (“HP”) occupies Building F until March 31, 2019. All of the TI/LC, free rent, and gap rent required under the executed Amazon lease for this space is held in a lender controlled reserve. Amazon is in a free rent period from May 2019 until October 2019 for Building F.

(5)	If the borrower fails to deliver Building F to Amazon in the required delivery condition on or before October 15, 2019 (as such date may be extended on a day-for-day basis for tenant delays or up to four months and 15 days in the aggregate for force majeure delays), Amazon may terminate the lease for Building F, upon at least 30 days’ notice, only if the borrower does not deliver Building F to Amazon in the required delivery condition within such 30 days and then within 15 days of Amazon’s second written notice to terminate after the initial 30 days expires. In order to deliver Building F to Amazon in the required delivery condition, the borrower’s sole obligations are to ensure that Building F is free of tenants or occupants and any rights or claims of third parties under rights of first refusal, rights of first offer, or similar rights.

(6)	The free rent period for Building F (224,492 SF) extends through October 2019 and through April 2019 for suite G100 (25,778 SF). The free rent period for Building G extends through September 2023.

(7)	HP occupies the Building G lab (7,874 SF) until March 31, 2023. All of the TI/LC, free rent, and gap rent required under the executed Amazon lease for this space is held in a lender controlled reserve.

The following table presents certain information relating to the lease rollover schedule at the Moffett Towers – Buildings E, F, G Property, based on initial lease expiration dates:

Lease Rollover Schedule(1)(2)

Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual UW Base Rent per SF	% UW Base Rent Rolling	Cumulative % of UW Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	1	224,492	33.2%	224,492	33.2%	$41.73	28.5%	28.5%
2025	0	0	0.0%	224,492	33.2%	$0.00	0.0%	28.5%
2026	0	0	0.0%	224,492	33.2%	$0.00	0.0%	28.5%
2027	0	0	0.0%	224,492	33.2%	$0.00	0.0%	28.5%
2028	0	0	0.0%	224,492	33.2%	$0.00	0.0%	28.5%
Thereafter	5	452,106	66.8%	676,598	100.0%	$51.96	71.5%	100.0%
Vacant	NAP	NAP	NAP			NAP	NAP
Total / Wtd. Avg.	6	676,598	100.0%			$48.57	100.0%

(1)	Based on the underwritten rent roll dated November 6, 2018.

(2)	If the borrower fails to deliver Building F to Amazon in the required delivery condition on or before October 15, 2019 (as such date may be extended on a day-for-day basis for tenant delays or up to four months and 15 days in the aggregate for force majeure delays), Amazon may terminate the lease for Building F, upon at least 30 days’ notice, only if the borrower does not deliver Building F to Amazon in the required delivery condition within such 30 days and then within 15 days of Amazon’s second written notice to terminate after the initial 30 days expires. In order to deliver Building F to Amazon in the required delivery condition the borrower’s sole obligations are to ensure that Building F is free of tenants or occupants and any rights or claims of third parties under rights of first refusal, rights of first offer, or similar rights.

LOAN #11: MOFFETT TOWERS – BUILDINGS E, F, G

The following table presents certain information relating to historical leasing at the Moffett Towers – Buildings E, F, G Property:

Historical Leased %(1)

	2015	2016	2017	As of 11/6/2018(2)
Owned Space	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated November 6, 2018.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Moffett Towers – Buildings E, F, G Property:

Cash Flow Analysis(1)
	2015	2016	2017	T-12 5/31/2018(2)	UW(2)	UW per SF
Base Rent	$24,343,756	24,880,050	$24,897,611	$24,995,672	$32,862,043	$48.57
Credit Tenant Rent Step Credit	0	0	0	0	4,389,651(3)	$6.49
Gross Potential Rent	$24,343,756	24,880,050	$24,897,611	$24,995,672	$37,251,694	$55.06
Total Recoveries	7,282,052	7,258,304	7,681,625	7,822,621	8,747,514	$12.93
Amenity Building Rent	0	0	0	0	904,393	$1.34
Less: Vacancy(4)	0	0	0	0	(2,299,960)	($3.40)
Effective Gross Income	$31,625,808	$32,138,354	$32,579,236	$32,818,293	$44,603,641	$65.92
Total Operating Expenses	7,258,056	7,161,119	7,625,984	7,649,481	8,747,532	$12.93
Net Operating Income	$24,367,752	$24,977,236	$24,953,252	$25,168,813	$35,856,109	$52.99
TI/LC(5)	0	0	0	0	411,696	$0.61
Capital Expenditures	0	0	0	0	135,320	$0.20
Net Cash Flow	$24,367,752	$24,977,236	$24,953,252	$25,168,813	$35,309,093	$52.19

Occupancy	100.0%	100.0%	100.0%	100.0%
NOI Debt Yield	8.6%	8.8%	8.8%	8.9%
NCF DSCR	2.05x	2.10x	2.10x	2.12x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	UW Net Operating Income is higher than T-12 5/31/2018 Net Operating Income primarily because of new leases commencing in 2018 and beyond with the sole tenant, Amazon, to occupy the space currently occupied by HP. The new leases make up 63.8% of annual rent and 58.2% of net rental area.

(3)	Represents straight-lined rent through the maturity date of the Moffett Towers – Buildings E,F,G Loan Combination.

(4)	The UW Vacancy is 5.0%. The Moffett Towers - Buildings E,F,G Property is 100.0% leased as of November 6, 2018.

(5)	UW TI/LC is inclusive of a credit of $1,184,047, equal to 1/20th of the lease sweep and debt service reserve cap. This credit is netted out of the above TI/LC total.

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LOAN #12: RIVERWALK II

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CCRE
Location (City/State)	Lawrence, Massachusetts	Cut-off Date Balance(2)		$25,000,000
Property Type	Office	Cut-off Date Balance per SF(1)		$111.45
Size (SF)	538,338	Percentage of Initial Pool Balance		3.4%
Total Occupancy as of 11/1/2018	96.6%	Number of Related Mortgage Loans		None
Owned Occupancy as of 11/1/2018	96.6%	Type of Security		Fee Simple
Year Built / Latest Renovation	1900,1906, 2014 / 2014-2018	Mortgage Rate		5.35675%
Appraised Value	$93,800,000	Original Term to Maturity (Months)		120
Appraisal Date	10/2/2018	Original Amortization Term (Months)		360
Borrower Sponsor	Salvatore N. Lupoli	Original Interest Only Period (Months)		36
Property Management	Jenet Management	First Payment Date		12/6/2018
		Maturity Date		11/6/2028
Underwritten Revenues	$9,222,987
Underwritten Expenses	$3,098,215	Escrows
Underwritten Net Operating Income (NOI)	$6,124,772		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$5,855,603	Taxes	$0	$0
Cut-off Date LTV Ratio(1)	64.0%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	57.1%	Replacement Reserve(3)	$120,000	$0
DSCR Based on Underwritten NOI / NCF(1)	1.52x / 1.46x	TI/LC(4)	$800,000	$0
Debt Yield Based on Underwritten NOI / NCF(1)	10.2% / 9.8%	Other(5)	$142,890	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$60,000,000	92.3%	Loan Payoff	$51,810,426	79.7%
Mezzanine Loan(6)	5,000,000	7.7	Principal Equity Distribution(7)	11,541,445	17.8
			Reserves	1,062,890	1.6
			Closing Costs	585,239	0.9
Total Sources	$65,000,000	100.0%	Total Uses	$65,000,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Riverwalk II Loan Combination (as defined below).

(2)	The Cut-off Date Balance of $25.0 million represents the non-controlling notes A-3, A-4 and A-6, which together with the remaining pari passu notes, comprise a $60.0 million loan combination (“Riverwalk II Loan Combination”).

(3)	The Riverwalk II borrower is required to escrow monthly $4,423 into a replacement reserve, in the event that the balance of the replacement reserve account is less than $50,000, subject to a cap of $75,000.

(4)	The Riverwalk II borrower is required to escrow monthly $22,464 into a TI/LC reserve, in the event that the balance of the TI/LC reserve account is less than $400,000, subject to a cap of $600,000.

(5)	The Upfront Other escrow consists of $142,890 free rent, which consists of free rent obligations for Mentor and Rooted Salon & Apothecary.

(6)	Concurrent with the origination of the Riverwalk II Loan Combination, Arbor Realty Mezz Holdings LLC originated a mezzanine loan (the, “Riverwalk II Mezzanine Loan”), which is secured by the direct equity ownership in the Riverwalk II borrower. The Riverwalk II Mezzanine Loan has an original principal balance of $5,000,000, has a coupon of 9.0000% per annum and is coterminous with the Riverwalk II Loan Combination. Including the Riverwalk II Loan Combination and the Riverwalk II Mezzanine Loan, the cumulative Cut-off Date LTV Ratio, cumulative DSCR Based on Underwritten NCF and cumulative Debt Yield Based on Underwritten NOI are 69.3%, 1.31x, and 9.4%, respectively. The Riverwalk II Loan Combination lender and the Riverwalk II Mezzanine Loan lender have entered into an intercreditor agreement. The Riverwalk II Mezzanine Loan may be prepaid in full without penalty at any time during the first eight years of the Riverwalk II Mezzanine Loan term.

(7)	The borrower sponsor has invested approximately $62.4 million to fully renovate the Riverwalk II Property, along with $6.7 million in TI/LCs, resulting in a total cost basis of approximately $85.0 million.

LOAN #12: RIVERWALK II

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Riverwalk II property (the “Riverwalk II Property”):

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA(2)	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
NxStage Medical, Inc.(3)	NR / NR / NR	141,200	26.2%	$2,047,400	27.0%	$14.50	5/31/2023	2, 5-year options
Lupoli Companies	NR / NR / NR	44,743	8.3	872,545	11.5	$19.50	12/31/2033	NAP
Elder Services	NR / NR / NR	58,149	10.8	688,482	9.1	$11.84	9/3/2024	NAP
Department of Children & Families	NR / NR / NR	43,854	8.1	606,748	8.0	$13.84	6/30/2023	NAP
Mentor(4)	NR / NR / NR	30,423	5.7	397,324	5.2	$13.06	12/31/2025	2, 5-year options
Department of Transitional Assistance	NR / NR / NR	24,117	4.5	346,079	4.6	$14.35	6/30/2023	NAP
Flow Fitness	NR / NR / NR	9,902	1.8	189,425	2.5	$19.13	12/31/2033	NAP
Cambridge College(5)	NR / NR / NR	8,242	1.5	158,659	2.1	$19.25	8/31/2026	2, 5-year options
Melmark New England	NR / NR / NR	11,077	2.1	132,481	1.7	$11.96	11/12/2020	2, 5-year options
Riverwalk Group d/b/a Dental Solutions	NR / NR / NR	6,613	1.2	119,034	1.6	$18.00	7/31/2024	2, 7-year options
Ten Largest Owned Tenants		378,320	70.3%	$5,558,177	73.3%	$14.69
Remaining Tenants		141,601	26.3	2,027,550	26.7	$14.32
Vacant		18,417	3.4	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		538,338	100.0%	$7,585,727	100.0%	$14.59

(1)	Based on the underwritten rent roll dated November 1, 2018.

(2)	Approximately 11.0% of GLA is leased to affiliates of the borrower sponsor. In addition to Lupoli Companies (8.3% of GLA), two other tenants, Flow Fitness (1.8% of GLA) and Jenet (0.8% of GLA) are affiliates of the borrower sponsor.

(3)	Per the terms of its lease, NxStage Medical, Inc. (“NxStage”) may terminate its lease with 12 months prior notice. In the event NxStage exercises a termination option pursuant to its lease, the guarantor will guaranty the payment of the rent that would otherwise be due under the NxStage lease for the remainder of the lease term if the Riverwalk II Property does not support an annualized debt service coverage ratio of 1.20x based on the Riverwalk II Loan Combination and Riverwalk II Mezzanine Loan without such rents, until such time as (a) the space occupied by NxStage has been re-leased pursuant to an acceptable replacement lease, or (b) the space occupied by NxStage has been released pursuant to a partial defeasance event pursuant to the Riverwalk II Loan Combination documents.

(4)	Mentor executed a seven-year lease in December 2017. It is expected that it will take occupancy of the space by January 1, 2019. Mentor may terminate its lease at any time after the expiration of the 60th month of the lease term with nine months’ written notice and a termination fee subject to the terms of the lease.

(5)	Cambridge College may terminate its lease after September 8, 2023 with nine months written notice and a termination fee subject to the terms of its lease.

The following table presents certain information relating to the lease rollover schedule at the Riverwalk II Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA(3)	% of Owned GLA(3)	Cumulative % of Owned GLA(3)	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	27,488	5.1	5.1%	313,072	4.1	$11.39	8
2020	36,879	6.9	12.0%	489,911	6.5	$13.28	11
2021	13,185	2.4	14.4%	263,353	3.5	$19.97	7
2022	27,457	5.1	19.5%	388,139	5.1	$14.14	7
2023	237,304	44.1	63.6%	3,394,448	44.7	$14.30	11
2024	78,984	14.7	78.3%	1,011,978	13.3	$12.81	6
2025	30,423	5.7	83.9%	397,324	5.2	$13.06	1
2026	8,242	1.5	85.4%	158,659	2.1	$19.25	1
2027	0	0.0	85.4%	0	0.0	$0.00	0
2028	0	0.0	85.4%	0	0.0	$0.00	0
2029 & Thereafter	59,959	11.1	96.6%	1,168,843	15.4	$19.49	6
Vacant	18,417	3.4	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	538,338	100.0%		$7,585,727	100.0%	$14.59	58

(1)	Based on the underwritten rent roll dated November 1, 2018.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Approximately 11.0% of GLA is leased to an affiliate of the borrower sponsor. In addition to Lupoli Companies (8.3% of GLA), two other tenants, Flow Fitness (1.8% of GLA) and Jenet (0.8% of GLA) are affiliates of the borrower sponsor.

The following table presents certain information relating to historical leasing at the Riverwalk II Property:

Historical Leased %(1)

	2016	2017	As of 11/1/2018(2)
Owned Space	NAP	NAP	96.6%

(1)	The buildings comprising the Riverwalk II Property were either developed or renovated between 2014 and 2018. During the lease-up period (from 2014-2017), additional SF came on-line at the Riverwalk II Property as renovations were completed and space was leased. As such, historical occupancy is not applicable.

(2)	Based on the underwritten rent roll dated November 1, 2018.

LOAN #12: RIVERWALK II

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Riverwalk II Property:

Cash Flow Analysis(1)

	TTM 8/31/2018	Underwritten	Underwritten $ per SF
Base Rent	$6,040,855	$7,430,513	$13.80
Contractual Rent Steps	0	155,214	0.29
Gross Up Vacancy	0	352,212	0.65
Reimbursements	1,138,287	1,587,545	2.95
Vacancy & Credit Loss(2)	0	(476,274)	(0.88)
EGI Before Other Income	$7,179,142	$9,049,210	$16.81
Other Income	0	173,777	0.32
Effective Gross Income	$7,179,142	$9,222,987	$17.13

Real Estate Taxes(3)	$245,783	$444,695	0.83
Insurance	166,726	303,414	0.56
Management Fee	153,400	276,690	0.51
Other Operating Expenses	2,073,416	2,073,416	3.85
Total Operating Expenses	$2,639,325	$3,098,215	$5.76

Net Operating Income	$4,539,817	$6,124,772	$11.38
TI/LC	0	215,335	0.40
Replacement Reserves	0	53,834	0.10
Net Cash Flow	$4,539,817	$5,855,603	$10.88

Occupancy	96.6%	95.0%
NOI Debt Yield	7.6%	10.2%
NCF DSCR	1.13x	1.46x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items are not considered for the underwritten cash flow.

(2)	Represents an underwritten economic vacancy of 5.0%, which is in-line with the appraiser’s conclusion. As of November 1, 2018, the Riverwalk II Property was 96.6% occupied.

(3)	The Riverwalk II Property benefits from a tax incentive financing, which was established in 2009 and expires in 2024. The 10-year average taxes of $444,695 was underwritten.

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LOAN #13: KIMPTON CARDINAL HOTEL WINSTON-SALEM

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	LCF
Location (City/State)	Winston Salem, North Carolina	Cut-off Date Balance	$24,948,708
Property Type	Hospitality	Cut-off Date Balance per Room	$143,383.38
Size (Rooms)	174	Percentage of Initial Pool Balance	3.4%
Total TTM Occupancy as of 9/30/2018	69.9%	Number of Related Mortgage Loans	None
Owned Occupancy as of 9/30/2018	69.9%	Type of Security	Fee Simple
Year Built / Latest Renovation	1929 / 2016	Mortgage Rate	5.47500%
Appraised Value	$36,800,000	Original Term to Maturity (Months)	120
Appraisal Date	7/25/2018	Original Amortization Term (Months)	360
Borrower Sponsor	Ronald L. Caplan	Original Interest Only Period (Months)	NAP
Property Management	Kimpton Hotel & Restaurant Group, LLC	First Payment Date	11/6/2018
Underwritten Revenues	$13,191,194	Maturity Date	10/6/2028
Underwritten Expenses	$9,702,852
Underwritten Net Operating Income (NOI)	$3,488,342	Escrows
Underwritten Net Cash Flow (NCF)	$2,960,695	Upfront	Monthly
Cut-off Date LTV Ratio	67.8%	Taxes	$40,991	$13,664
Maturity Date LTV Ratio	56.7%	Insurance	$106,174	$8,167
DSCR Based on Underwritten NOI / NCF	2.05x / 1.74x	Replacement Reserve(1)	$0	$0
Debt Yield Based on Underwritten NOI / NCF	14.0% / 11.9%	Other(2)(4)(5)	$1,791,360	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$25,000,000	91.4%	Loan Payoff	$26,214,516	95.9%
Borrower Equity	$2,348,328	8.6	Closing Costs	648,747	2.4
Reserves	485,065	1.8
Total Sources	$27,348,328	100.0%	Total Uses	$27,348,328	100.0%

(1)	FF&E reserves will be suspended for so long as the hotel operating agreement (the ”Kimpton Agreement”) remains in full force and effect, Kimpton Hotel and Restaurant Group (“Kimpton”) is reserving and paying for the replacement of FF&E in accordance with the Kimpton Agreement and no default is continuing under the Kimpton Agreement. In the event the foregoing conditions are not met, on each monthly payment date, the related borrower is required to deposit into an FF&E reserve account an amount equal to the greater of (i) one-twelfth of 4.0% of annual gross revenues projected in the then effective approved annual budget, (ii) one-twelfth of 4.0% of annual gross revenues generated during the 12 month period ending on the last day of the most recent calendar quarter and (iii) the amount, if any, required to be reserved under the management agreement for FF&E work.

(2)	At origination, the borrower deposited $325,000 (the “Seasonality Cap”) into the seasonality reserve to fund shortfalls during the seasonal months of December, January, February, March, and July. Commencing in April 2019, on each monthly payment date during the non-seasonal months, the borrower will be required to deposit into the seasonality reserve the lesser of (i) 25% of the Seasonality Cap and (ii) excess cash flow until the Seasonality Cap is reached. In the event the funds in the seasonality account do not equal the Seasonality Cap on the September 6th payment date of each year, then all excess cash flow will be swept and the Seasonality Cap will be required to be reached by the November 6th payment date of such calendar year.

(3)	Two years prior to the expiration of the Kimpton Agreement, excess cash flow will be swept into a PIP reserve until either (x) the Kimpton Agreement is renewed and 120% of the estimated PIP amount in connection with the renewal is held on reserve or (y) a replacement franchise or manchise agreement is entered into in accordance with the loan documents and the greater of (i) $2,600,000 ($14,943 / room) or (ii) 120% of the estimated PIP amount is held on reserve. If the lender determines that insufficient funds are in the PIP reserve to cover such PIP costs as of the earlier of the date the borrower is required to commence the PIP or 30 days following the date plans for the applicable PIP work are finalized, then the borrower will be required to fund such shortfall into the PIP reserve. Notwithstanding the foregoing, if borrower deposits $2,600,000 with lender on the date that is two (2) years prior to the expiration of the Kimpton Agreement, excess cash flow will not be swept until one (1) year prior to the expiration of the Kimpton Agreement. In lieu of cash, borrower may deposit a letter of credit in the applicable dollar amount.

(4)	On the closing date, borrower deposited $1,453,460.00 in the put reserve in the form of a letter of credit with lender, which amount is held by lender to pay the amounts required to be paid by the general partner of the master tenant in connection with the exercise of the federal and state put options pursuant to the federal and state put option agreements, respectively. In the event lender determines the balance of the put is insufficient to pay the amounts necessary to exercise the put options, the borrower will make an additional deposit to cover such deficiency. Upon lender’s receipt of notice that the applicable state and/or federal put options are being exercised, lender will apply the amounts/draw on the letter of credit deposited to purchase the membership interests of the master tenant owned by persons other than borrower pursuant to the applicable put option agreements.

(5)	On each monthly payment date, the condominium common charges reserve can be suspended so long as the Kimpton Agreement remains in full force and effect, Kimpton is paying all condominium common charges and there is no default continuing under the Kimpton Agreement. In the event the foregoing conditions are not met, the borrower is required to deposit one-twelfth of the condominium common charges that lender estimates to be sufficient to pay all such condominium common charges at least ten (10) days prior to their due date.

The following table presents certain information relating to the 2017 demand analysis with respect to the Kimpton Cardinal Hotel Winston-Salem property (the “Kimpton Cardinal Hotel Winston-Salem Property”) based on market segmentation:

2017 Accommodated Room Night Demand(1)

Commercial	Meeting and Group	Leisure	Extended-Stay
34%	24%	37%	5%

(1)	Source: Appraisal.

LOAN #13: KIMPTON CARDINAL HOTEL WINSTON-SALEM

The following table presents certain information relating to historical Occupancy, ADR and RevPAR at the Kimpton Cardinal Hotel Winston-Salem Property and its competitive set, as provided in a market report:

Historical Statistics(1)

	Kimpton Cardinal Hotel Winston-Salem Property			Competitive Set			Penetration
	12/31/2016	12/31/2017	TTM 6/30/2018	12/31/2016	12/31/2017	TTM 6/30/2018	12/31/2016	12/31/2017	TTM 6/30/2018
Occupancy	50.6%	65.4%	70.2%	61.6%	61.6%	60.4%	82.1%	106.1%	116.2%
ADR	$174.71	$183.28	$187.22	$152.48	$159.25	$163.41	114.6%	115.1%	114.6%
RevPAR	$88.35	$119.82	$131.38	$93.94	$98.15	$98.69	94.0%	122.1%	133.1%

(1)	Source: Travel Research Report.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Kimpton Cardinal Hotel Winston-Salem Property:

Cash Flow Analysis(1)

	2017(2)	TTM 9/30/2018	Underwritten	Underwritten $ per Room
Room Revenue	$7,609,814	$8,367,714	$8,367,714	$48,090
Food & Beverage Revenue	4,341,672	4,377,414	4,377,414	25,158
Other Revenue(3)	216,436	446,066	446,066	2,564
Total Revenue	$12,167,921	$13,191,194	$13,191,194	$75,811

Room Expense	$1,794,645	$1,694,590	$1,694,590	9,739
Food & Beverage Expense	3,538,858	3,541,438	3,541,438	20,353
Other Expense	27,190	247,730	247,730	1,424
Total Departmental Expense	$5,360,693	$5,483,758	$5,483,758	$31,516
Total Undistributed Expense	3,769,962	3,956,778	3,963,534	22,779
Total Fixed Charges	223,794	199,616	255,560	1,469
Total Operating Expenses	$9,354,449	$9,640,152	$9,702,852	$55,764

Net Operating Income(4)	$2,813,472	$3,551,042	$3,488,342	$20,048
FF&E	0	0	527,648	3,032
Net Cash Flow	$2,813,472	$3,551,042	$2,960,695	$17,015

Occupancy	65.4%	69.9%	69.9%
NOI Debt Yield	11.3%	14.2%	14.0%
NCF DSCR	1.66x	2.09x	1.74x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Historical operating statements were only available through 2017 as the property began its operations in 2016.

(3)	Other Revenue includes parking income and other miscellaneous fees.

(4)	The increase in Net Operating Income from 2017 to TTM 9/30/2018 can be attributed to increasing occupancy and ADR since the hotel began operations in 2016. In 2017 occupancy and ADR was at 65.4% and $183.28, respectively and has increased to 69.9% and $193.82, respectively as of TTM 9/30/2018.

LOAN #14: 3101 NORTH CENTRAL

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	LCF
Location (City/State)	Phoenix, Arizona	Cut-off Date Balance	$22,774,638
Property Type	Office	Cut-off Date Balance per SF	$85.52
Size (SF)	266,321	Percentage of Initial Pool Balance	3.1%
Total Occupancy as of 9/1/2018	74.2%	Number of Related Mortgage Loans	None
Owned Occupancy as of 9/1/2018	74.2%	Type of Security	Fee Simple
Year Built / Latest Renovation	1980 / NAP	Mortgage Rate	5.41400%
Appraised Value(1)	$35,450,000	Original Term to Maturity (Months)	120
Appraisal Date	9/14/2018	Original Amortization Term (Months)	360
Borrower Sponsor	Andrew J. Segal	Original Interest Only Period (Months)	NAP
Property Management	Self Managed	First Payment Date	12/6/2018
Maturity Date	11/6/2028

Underwritten Revenues	$4,549,236
Underwritten Expenses	$2,196,155	Escrows
Underwritten Net Operating Income (NOI)	$2,353,081	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,166,657	Taxes	$208,625	$52,156
Cut-off Date LTV Ratio(1)	64.2%	Insurance	$52,725	$2,775
Maturity Date LTV Ratio(1)	53.6%	Replacement Reserve	$400,000	$0
DSCR Based on Underwritten NOI / NCF	1.53x / 1.41x	TI/LC	$2,000,000	$0
Debt Yield Based on Underwritten NOI / NCF	10.3% / 9.5%	Other(2)	$1,899,163	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$22,800,000	100.0%	Principal Equity Distribution	$17,852,313	78.3%
Reserves	4,560,513	20.0
Closing Costs	387,175	1.7
Total Sources	$22,800,000	100.0%	Total Uses	$22,800,000	100.0%

(1)	The Appraised Value represents the “hypothetical as-is” appraised value of $35,450,000 as of September 14, 2018 which assumes the outstanding TI/LCs have been paid to the three tenants with recently executed leases. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the 3101 North Central loan (the “3101 North Central Loan”) are calculated based on the “hypothetical as-is” appraised value. The “as-is” appraised value was $35,000,000 as of September 14, 2018. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio calculated using the “as-is” appraised value are 65.1% and 54.3% respectively.

(2)	Other reserve is comprised of $1,000,000 for tenants that have leased their space but not yet taken occupancy, $571,381 for upfront rollover reserve and $327,782 for certain tenants in free rent periods.

The following table presents certain information relating to the 3101 North Central property (the “3101 North Central Property”):

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extensions Options
Phillips Law Group, PC	NR / NR / NR	33,508	12.6%	$703,668	17.3%	$21.00	1/31/2020	NAP
GPW & Associates(2)	NR / NR / NR	15,724	5.9%	$322,342	7.9%	20.50	9/30/2024	2, 3-Year Options
Frazer, Ryan, Goldberg & Arnold, LLP(3)	NR / NR / NR	15,695	5.9%	$321,747	7.9%	20.50	11/30/2020	1, 5-year Option
Campbell, Yost, Clare & Norell, PC	NR / NR / NR	15,529	5.8%	$306,698	7.5%	19.75	10/31/2022	NAP
Keller Rohrback, PLC	NR / NR / NR	9,509	3.6%	$194,934	4.8%	20.50	8/31/2022	1, 5-year Option
Hammerman & Hultgren, PC	NR / NR / NR	8,413	3.2%	$188,901	4.6%	22.45	7/31/2020	NAP
GSA-AAAP Census Global(4) (5)	NR / NR / NR	7,904	3.0%	$178,315	4.4%	22.56	1/31/2021	NAP
Bayless Integrated Health Care(6)	NR / NR / NR	7,451	2.8%	$144,569	3.6%	19.40	9/30/2025	NAP
Arizona Business & Development	NR / NR / NR	5,133	1.9%	$102,660	2.5%	20.00	12/31/2021	NAP
Charles F Myers, PA	NR / NR / NR	5,390	2.0%	$97,064	2.4%	18.01	8/31/2020	1, 5-year Option
Ten Largest Owned Tenants		124,256	46.7%	$2,560,899	63.0%	$20.61
Remaining Owned Tenants(7)		73,470	27.6%	1,505,538	37.0%	$20.49
Vacant Spaces		68,595	25.8%	0	0	0
Total / Wtd. Avg. All Owned Tenants		266,321	100.0%	$4,066,437	100.0%	$20.57

(1)	Based on the underwritten rent roll dated September 1, 2018.

(2)	GPW & Associates has a one-time right to terminate its lease effective September 1, 2023 with a minimum of 120 days’ notice and payment of a termination fee.

(3)	Frazer, Ryan, Goldberg & Arnold, LLP is in occupancy and paying rent for its entire GLA but is marketing this space for sublease through lease expiration.

(4)	GSA-AAAP Census Global has executed a lease and is expected to take occupancy in February 2019. $460,000 has been held in reserve until the lender has received confirmation that GSA-AAAP Census Global is in occupancy and is paying rent.

(5)	GSA-AAAP Census Global has the right to terminate its lease effective May 30, 2020 with a minimum of 60 days’ notice.

(6)	Bayless Integrated Health Care has a one-time right to terminate its lease effective September 1, 2023 the 65th month of the lease term provided it gives notice by April 1, 2023 the 60th month.

(7)	Includes a conference center totaling 1,536 SF which has no associated rent and the United Parcel Service which has no space at the property but pays annual UW Base Rent of $422 under a license agreement with the landlord.

LOAN #14: 3101 NORTH CENTRAL

The following table presents certain information relating to the lease rollover schedule at the 3101 North Central Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	2,555	1.0%	1.0%	$50,154	1.2%	$19.63	2
2018	361	0.1%	1.1%	$9,386	0.2%	$26.00	2
2019	16,482	6.2%	7.3%	$359,688	8.8%	$21.82	23
2020	72,496	27.2%	34.5%	$1,500,043	36.9%	$20.69	9
2021	38,820	14.6%	49.1%	$817,468	20.1%	$21.06	12
2022	23,064	8.7%	57.7%	$462,646	11.4%	$20.06	2
2023	9,792	3.7%	61.4%	$207,236	5.1%	$21.16	4
2024	22,093	8.3%	69.7%	$448,192	11.0%	$20.29	3
2025	7,451	2.8%	72.5%	$144,569	3.6%	$19.40	1
2026	3,076	1.2%	73.7%	$66,634	1.6%	$21.66	2
2027	0	0.0%	73.7%	$0	0.0%	$0.00	0
2028	0	0.0%	73.7%	$0	0.0%	$0.00	0
2029 & Thereafter	0	0.0%	73.7%	$0	0.0%	$0.00	0
Vacant	68,595	25.8%	99.4%	$0	0.0%	$0.00	0
Other(4)	1,536	0.6%	100.0%	$422	0.0%	$0.27	2
Total / Wtd. Avg.	266,321	100.0%		$4,066,437	100.0%	$20.57	62

(1)	Information obtained from the underwritten rent roll dated September 1, 2018.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

(4)	Includes a conference center totaling 1,536 SF which has no associated rent and the United Parcel Service which has no space at the property but pays rental obligations under a license agreement with the landlord.

The following table presents certain information relating to historical leasing at the 3101 North Central Property:

Historical Leased %(1)

12/31/2016	12/31/2017	TTM 8/31/2018	9/1/2018(2)
75.2%	78.8%	79.0%	74.2%

(1)	As provided by the borrower and which represents the occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated September 1, 2018.

LOAN #14: 3101 NORTH CENTRAL

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 3101 North Central Property:

Cash Flow Analysis(1)

	2017(2)	TTM 8/31/2018	Underwritten	Underwritten $ per SF
Base Rent	$5,245,171	$5,419,294	$5,485,669	$20.60
Contractual Rent Steps	0	0	0	0.00
Gross Up Vacancy	0	0	0	0.00
Reimbursements	51,181	58,240	116,733	0.44
Other Income(3)	340,407	366,066	366,066	1.37
Vacancy & Credit Loss	(1,073,590)	(1,439,893)	(1,419,232)	(5.33)
Effective Gross Income	$4,563,169	$4,403,706	$4,549,236	$17.08

Real Estate Taxes	$603,853	$621,285	$625,876	$2.35
Insurance	32,408	32,620	33,300	0.13
Management Fee	121,396	141,028	136,477	0.51
Other Operating Expenses	1,498,490	1,476,445	1,400,502	5.26
Total Operating Expenses	$2,256,147	$2,271,377	$2,196,155	$8.25

Net Operating Income	$2,307,022	$2,132,329	$2,353,081	$8.84
TI/LC	0	0	133,161	0.50
Capital Expenditures	0	0	53,264	0.20
Net Cash Flow	$2,307,022	$2,132,329	$2,166,657	$8.14

Occupancy	78.8%	79.0%	74.2%
NOI Debt Yield	10.1%	9.4%	10.3%
NCF DSCR	1.50x	1.39x	1.41x

(1)	Contractual Rent Steps are underwritten based upon the actual scheduled rent increases through May 1, 2019.

(2)	2017 represents the 10 month period ending with December 31, 2017 annualized. Prior historical financial information was not available as the sponsor acquired the property in November 2017.

(3)	Other Income consists of building services, late fees, parking fees and other miscellaneous income.

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LOAN #15: EMBASSY SUITES – ATLANTA NORTHEAST GWINNET SUGARLOAF

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		CREFI
Location (City/State)	Duluth, Georgia		Cut-off Date Principal Balance		$21,047,610
Property Type	Hospitality		Cut-off Date Principal Balance per Room		$126,792.83
Size (Rooms)	166		Percentage of Initial Pool Balance		2.9%
Total TTM Occupancy as of 7/31/2018	76.0%		Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 7/31/2018	76.0%		Type of Security		Fee Simple
Year Built / Latest Renovation	2017 / NAP		Mortgage Rate		4.56000%
Appraised Value	$41,500,00		Original Term to Maturity (Months)		120
Appraisal Date	6/1/2018		Original Amortization Term (Months)		360
Borrower Sponsors(1)	Alpesh Patel		Original Interest Only Period (Months)		NAP
Property Management	Kana Hotels, Inc.		First Payment Date		11/6/2018
			Maturity Date		10/6/2028

Underwritten Revenues	$8,532,035
Underwritten Expenses	$5,255,267		Escrows
Underwritten Net Operating Income (NOI)	$3,276,768
Underwritten Net Cash Flow (NCF)	$2,935,486			Upfront	Monthly
Cut-off Date LTV Ratio	50.7%		Taxes	$37,486	$37,486
Maturity Date LTV Ratio	41.2%		Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF	2.54x / 2.27x		FF&E(2)	$0	$14,244
Debt Yield Based on Underwritten NOI / NCF	15.6% / 13.9%		Other(3)	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$21,100,000	99.6%	Loan Payoff	$20,893,296	98.6%
Principal’s New Cash Contribution	82,912	0.4	Closing Costs	252,129	1.2
			Reserves	37,486	0.2

Total Sources	$21,182,912	100.0%	Total Uses	$21,182,912	100.0%

(1)	Alpesh Patel is the guarantor of the non-recourse carveout under the Embassy Suites – Atlanta Northeast Gwinnet Sugarloaf loan documents.

(2)	On each due date, the borrower is required to deposit the greater of the (i) amount required, if any, under the franchise agreement and (ii) (A) during the first twelve (12) months of the term of the Embassy Suites – Atlanta Northeast Gwinnet Sugarloaf loan, an amount equal to one-twelfth of 2% of the greater of (x) the annual gross revenues for the hotel related operations at the Embassy Suites – Atlanta Northeast Gwinnet Sugarloaf Property (as defined below) for the immediately preceding calendar year as reasonably determined by the lender, and (y) the projected annual gross revenues for the hotel related operations at the Embassy Suites – Atlanta Northeast Gwinnet Sugarloaf Property for the calendar year in which such due date occurs as set forth in the approved annual budget, (B) during the second twelve months of the term of the loan, an amount equal to one-twelfth of 3% of the greater of (x) the annual gross revenues for the hotel related operations at the Property for the immediately preceding calendar year as reasonably determined by the lender, and (y) the projected annual gross revenues for the hotel related operations at the Embassy Suites – Atlanta Northeast Gwinnet Sugarloaf Property for the calendar year in which such due date occurs as set forth in the approved annual budget, and (C) during the remainder of the term of the Embassy Suites – Atlanta Northeast Gwinnet Sugarloaf loan thereafter, an amount equal to one-twelfth of 4% of the greater of (x) the annual gross revenues for the hotel related operations at the Embassy Suites – Atlanta Northeast Gwinnet Sugarloaf Property for the immediately preceding calendar year as reasonably determined by the lender, and (y) the projected annual gross revenues for the hotel related operations at the Embassy Suites – Atlanta Northeast Gwinnet Sugarloaf Property for the calendar year in which such due date occurs as set forth in the approved annual budget.

(3)	In the event any PIP is imposed in connection with the renewal of the franchise agreement or entry into a new franchise agreement, the borrower is required to deposit 125% of the estimated costs of the related PIP (excluding any amounts which would be covered by the existing FF&E reserve).

The following table presents certain information relating to the 2017 demand analysis with respect to the Embassy Suites – Atlanta Northeast Gwinnet Sugarloaf property (the “Embassy Suites – Atlanta Northeast Gwinnet Sugarloaf Property”) based on market segmentation, as provided in the appraisal for the Embassy Suites – Atlanta Northeast Gwinnet Sugarloaf Property:

2017 Accommodated Room Night Demand(1)

Property	Commercial	Meeting and Group	Leisure
Embassy Suites – Atlanta Northeast Gwinnet Sugarloaf	40%	30%	30%

(1)	Source: Appraisal.

The following tables present certain information relating to historical occupancy, ADR and RevPAR at the Embassy Suites – Atlanta Northeast Gwinnet Sugarloaf Property and its competitive set, as provided in a market report for each individual property:

Historical Statistics(1)(2)

	Embassy Suites – Atlanta Northeast Gwinnet Sugarloaf		Competitive Set		Penetration
	12/31/2017	TTM 7/31/2018	12/31/2017	TTM 7/31/2018	12/31/2017	TTM 7/31/2018
Occupancy(3)	67.8%	76.0%	78.3%	77.9%	86.5%	97.6%
ADR	$153.32	$160.77	$116.79	$117.99	131.3%	136.3%
RevPAR	$103.95	$122.25	$91.49	$91.96	113.6%	132.9%

(1)	12/31/2017 figures are from a December 2017 travel research report.

(2)	TTM 7/31/2018 figures are from a July 2018 travel research report.

(3)	Variances between occupancy figures from travel research reports and the borrower provided figures on the subsequent page are attributable to variances in reporting methodologies and/or timing differences.

LOAN #15: EMBASSY SUITES – ATLANTA NORTHEAST GWINNET SUGARLOAF

■	Operating History and Underwritten Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Embassy Suites – Atlanta Northeast Gwinnet Sugarloaf Property:

Cash Flow Analysis(1)(2)

	2017	TTM 7/31/2018	Underwritten	Underwritten $ per Room
Room Revenue	$5,938,514	$7,407,372	$7,407,372	$44,622.72
Food & Beverage Revenue	845,731	1,079,067	1,079,067	6,500.40
Other Revenue	39,493	45,596	45,596	274.67
Total Revenue	$6,823,738	$8,532,035	$8,532,035	$51,397.80

Room Expense	$1,187,050	$1,357,408	$1,481,474	$8,924.54
Food & Beverage Expense	755,516	833,077	833,077	5,018.54
Other Expense	26,870	26,805	26,805	161.48
Total Departmental Expense	$1,969,436	$2,217,290	$2,341,356	$14,104.56
Total Undistributed Expense	1,881,692	2,349,807	2,543,609	15,322.94
Total Fixed Charges	369,743	346,208	370,302	2,230.74
Total Operating Expenses	$4,220,871	$4,913,305	$5,255,267	$31,658.24

Net Operating Income	$2,602,867	$3,618,730	$3,276,768	$19,739.57
FF&E	272,950	341,281	341,281	2,055.91
Net Cash Flow	$2,329,917	$3,277,449	$2,935,486	$17,683.65

Occupancy(3)	64.0%	76.0%	76.0%
NOI Debt Yield	12.4%	17.2%	15.6%
NCF DSCR	1.80x	2.54x	2.27x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The related Mortgaged Property was built in 2017, therefore historical financials prior to then were not provided to the lender.

(3)	Occupancy is as provided by the borrower. Variances between borrower provided occupancy figures and occupancy figures from travel research reports on the prior page are attributable to variances in reporting methodologies and/or timing differences.

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ANNEX C

MORTGAGE POOL INFORMATION

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Distribution of Loan Purpose

Loan Purpose	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Refinance	18	$413,108,730	56.1%	$22,950,485	2.09x	5.020%	108	54.0%	50.7%
Acquisition	16	300,515,806	40.8	$18,782,238	1.65x	5.148%	115	64.7%	60.6%
Recapitalization	1	22,774,638	3.1	$22,774,638	1.41x	5.414%	119	64.2%	53.6%
Total/Avg./Wtd.Avg.	35	$736,399,174	100.0%	$21,039,976	1.89x	5.084%	111	58.7%	54.8%

Distribution of Amortization Types(1)

Amortization Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	14	$386,325,000	52.5%	$27,594,643	2.17x	4.908%	107	53.4%	53.4%
Interest Only, Then Amortizing(2)	10	177,660,000	24.1	$17,766,000	1.49x	5.344%	113	65.8%	60.1%
Amortizing (30 Years)	11	172,414,174	23.4	$15,674,016	1.67x	5.212%	118	63.4%	52.6%
Total/Avg./Wtd.Avg.	35	$736,399,174	100.0%	$21,039,976	1.89x	5.084%	111	58.7%	54.8%

(1)	All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.
(2)	Original partial interest only months range from 12 to 60 months.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
1,920,511 - 4,999,999	3	$8,325,849	1.1	$2,775,283	1.66x	5.502%	119	60.9%	53.3%
5,000,000 - 9,999,999	4	27,664,264	3.8	$6,916,066	1.69x	5.141%	118	55.1%	48.1%
10,000,000 - 19,999,999	13	188,523,407	25.6	$14,501,801	1.47x	5.330%	113	65.4%	59.8%
20,000,000 - 29,999,999	8	199,020,379	27.0	$24,877,547	1.87x	5.095%	119	56.4%	51.9%
30,000,000 - 39,999,999	2	63,855,066	8.7	$31,927,533	1.37x	5.581%	119	65.0%	65.0%
40,000,000 - 49,999,999	3	126,160,208	17.1	$42,053,403	1.79x	5.120%	119	64.3%	59.0%
50,000,000 - 59,999,999	1	52,850,000	7.2	$52,850,000	1.77x	4.755%	118	64.6%	64.6%
60,000,000 - 70,000,000	1	70,000,000	9.5	$70,000,000	3.89x	4.050%	57	28.1%	28.1%
Total/Avg./Wtd.Avg.	35	$736,399,174	100.0%	$21,039,976	1.89x	5.084%	111	58.7%	54.8%

	Min	$1,920,511
	Max	$70,000,000
	Average	$21,039,976

Distribution of Underwritten Debt Service Coverage Ratios(1)

Range of Underwritten Debt Service Coverage Ratios (x)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
1.25 - 1.50	19	$355,065,232	48.2%	$18,687,644	1.39x	5.416%	116	64.5%	60.7%
1.51 - 2.00	9	184,769,268	25.1	$20,529,919	1.72x	5.104%	118	65.4%	58.4%
2.01 - 2.50	5	101,564,674	13.8	$20,312,935	2.29x	4.836%	118	52.0%	49.6%
2.51 - 3.00	1	25,000,000	3.4	$25,000,000	2.97x	4.131%	118	40.2%	40.2%
3.01 - 3.89	1	70,000,000	9.5	$70,000,000	3.89x	4.050%	57	28.1%	28.1%
Total/Avg./Wtd.Avg.	35	$736,399,174	100.0%	$21,039,976	1.89x	5.084%	111	58.7%	54.8%

(1)	Unless otherwise indicated, the Underwritten NCF DSCR for each mortgage loan is generally calculated by dividing the Underwritten NCF for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due.

Min	1.25
Max	3.89
Weighted Avg.	1.89

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
4.050 - 4.500	2	$95,000,000	12.9%	$47,500,000	3.65x	4.071%	73	31.3%	31.3%
4.501 - 5.000	8	170,479,331	23.2	$21,309,916	1.93x	4.774%	118	60.6%	58.3%
5.001 - 5.500	17	360,820,481	49.0	$21,224,734	1.54x	5.298%	116	63.3%	57.7%
5.501 - 5.861	8	110,099,362	15.0	$13,762,420	1.45x	5.741%	119	64.3%	60.1%
Total/Avg./Wtd.Avg.	35	$736,399,174	100.0%	$21,039,976	1.89x	5.084%	111	58.7%	54.8%

	Min	4.050%
	Max	5.861%
	Weighted Avg.	5.084%

Distribution of Cut-off Date LTV Ratios(1)

Range of Cut-off Date LTV Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
28.1 - 39.9	2	$97,025,000	13.2%	$48,512,500	3.49x	4.348%	74	30.7%	30.7%
40.0 - 49.9	2	32,500,000	4.4	$16,250,000	2.77x	4.292%	118	40.9%	40.9%
50.0 - 59.9	6	64,275,149	8.7	$10,712,525	1.70x	5.030%	118	56.2%	50.6%
60.0 - 69.9	24	524,599,025	71.2	$21,858,293	1.57x	5.279%	117	64.8%	60.2%
70.0 - 73.8	1	18,000,000	2.4	$18,000,000	1.48x	5.010%	118	73.8%	68.1%
Total/Avg./Wtd.Avg.	35	$736,399,174	100.0%	$21,039,976	1.89x	5.084%	111	58.7%	54.8%

(1)	Unless otherwise indicated, the Cut-off Date Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to seven mortgage loans, representing approximately 15.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Cut-off Date Loan-to-Value Ratio was calculated using either (i) the "as stabilized" appraised value which is inclusive of stabilized occupancy and conditions met, or (ii) the "as complete" value which assumes the related property improvements have been completed, (iii) the "hypothetical market value as is" which assumes outstanding tenant improvements and leasing costs were reserved at origination, or (iv) the Cut-off Date Principal Balance of a mortgage loan less a reserve taken at origination, the Cut-off Date LTV Ratio is presented in the aggregate. The weighted average Cut-off Date Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 59.4%.

Min	28.1%
Max	73.8%
Weighted Avg.	58.7%

Distribution of Maturity Date/ARD LTV Ratios(1)

Range of Maturity Date/ARD LTV Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
28.1 - 39.9	2	$97,025,000	13.2%	$48,512,500	3.49x	4.348%	74	30.7%	30.7%
40.0 - 49.9	6	69,275,149	9.4	$11,545,858	2.34x	4.566%	118	47.6%	42.5%
50.0 - 59.9	15	275,879,025	37.5	$18,391,935	1.53x	5.377%	119	64.5%	56.5%
60.0 - 68.1	12	294,220,000	40.0	$24,518,333	1.59x	5.174%	115	65.2%	64.1%
Total/Avg./Wtd.Avg.	35	$736,399,174	100.0%	$21,039,976	1.89x	5.084%	111	58.7%	54.8%

(1)	Unless otherwise indicated, the Cut-off Date Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to seven mortgage loans, representing approximately 15.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Cut-off Date Loan-to-Value Ratio was calculated using either (i) the "as stabilized" appraised value which is inclusive of stabilized occupancy and conditions met, or (ii) the "as complete" value which assumes the related property improvements have been completed, (iii) the "hypothetical market value as is" which assumes outstanding tenant improvements and leasing costs were reserved at origination, or (iv) the Cut-off Date Principal Balance of a mortgage loan less a reserve taken at origination, the Cut-off Date LTV Ratio is presented in the aggregate. The weighted average Maturity Date / ARD Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 55.4%.

Min	28.1%
Max	68.1%
Weighted Avg.	54.8%

Distribution of Original Terms to Maturity/ARD (1)

Original Term to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
60	2	$86,320,000	11.7%	$43,160,000	3.42x	4.283%	57	35.8%	35.2%
120	33	650,079,174	88.3	$19,699,369	1.68x	5.191%	119	61.8%	57.4%
Total/Avg./Wtd.Avg.	35	$736,399,174	100.0%	$21,039,976	1.89x	5.084%	111	58.7%	54.8%

(1)	Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

Min	60	months
Max	120	months
Weighted Avg.	113	months

Distribution of Remaining Terms to Maturity/ARD (1)

Range of Remaining Terms to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
57 - 60	2	$86,320,000	11.7%	$43,160,000	3.42x	4.283%	57	35.8%	35.2%
113 - 119	33	650,079,174	88.3	$19,699,369	1.68x	5.191%	119	61.8%	57.4%
Total/Avg./Wtd.Avg.	35	$736,399,174	100.0%	$21,039,976	1.89x	5.084%	111	58.7%	54.8%

(1)	Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

Min	57	months
Max	119	months
Weighted Avg.	111	months

Distribution of Original Amortization Terms(1)

Original Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	14	$386,325,000	52.5%	$27,594,643	2.17x	4.908%	107	53.4%	53.4%
360 - 360	21	350,074,174	47.5	$16,670,199	1.57x	5.279%	116	64.6%	56.4%
Total/Avg./Wtd.Avg.	35	$736,399,174	100.0%	$21,039,976	1.89x	5.084%	111	58.7%	54.8%

(1)	All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

Min	360	months
Max	360	months
Weighted Avg.	360	months

Distribution of Remaining Amortization Terms(1)

Range of Remaining Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	14	$386,325,000	52.5%	$27,594,643	2.17x	4.908%	107	53.4%	53.4%
358 - 360	21	350,074,174	47.5	$16,670,199	1.57x	5.279%	116	64.6%	56.4%
Total/Avg./Wtd.Avg.	35	$736,399,174	100.0%	$21,039,976	1.89x	5.084%	111	58.7%	54.8%

(1)	All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

Min	358	months
Max	360	months
Average	359	months

Mortgage Loans with Original Partial Interest Only Periods

Original Partial Interest Only Periods (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
12	2	$19,100,000	2.6%	$9,550,000	1.59x	5.715%	118	66.2%	57.0%
24	1	$16,320,000	2.2%	$16,320,000	1.39x	5.280%	58	68.6%	65.7%
36	3	$54,740,000	7.4%	$18,246,667	1.35x	5.444%	119	65.8%	59.1%
60	4	$87,500,000	11.9%	$21,875,000	1.56x	5.212%	119	65.3%	60.4%

Distribution of Prepayment Provisions

Prepayment Provision	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Defeasance	33	$703,899,174	95.6%	$21,330,278	1.85x	5.121%	111	59.5%	55.4%
Defeasance or Yield Maintenance	1	25,000,000	3.4	$25,000,000	2.97x	4.131%	118	40.2%	40.2%
Yield Maintenance	1	7,500,000	1.0	$7,500,000	2.09x	4.830%	117	43.1%	43.1%
Total/Avg./Wtd.Avg.	35	$736,399,174	100.0%	$21,039,976	1.89x	5.084%	111	58.7%	54.8%

Distribution of Debt Yields on Underwritten Net Operating Income(1)

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
7.3 - 7.9	5	$114,579,489	15.6%	$22,915,898	1.33x	5.323%	119	63.1%	63.1%
8.0 - 8.9	1	1,920,511	0.3	$1,920,511	1.45x	5.340%	119	62.0%	62.0%
9.0 - 9.9	7	146,773,275	19.9	$20,967,611	1.52x	5.313%	112	65.3%	63.5%
10.0 - 10.9	7	108,641,957	14.8	$15,520,280	1.48x	5.263%	119	64.1%	56.0%
11.0 - 14.9	12	269,694,268	36.6	$22,474,522	1.94x	5.091%	118	59.5%	54.0%
15.0 - 16.6	3	94,789,674	12.9	$31,596,558	3.46x	4.214%	73	34.5%	31.9%
Total/Avg./Wtd.Avg.	35	$736,399,174	100.0%	$21,039,976	1.89x	5.084%	111	58.7%	54.8%

(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Cash Flow for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Cash Flow divided by the Cut-off Date Balance of such mortgage loan; provided, with respect to one mortgage loan, representing approximately 2.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Debt Yield on Underwritten Net Operating Income was calculated based on the Cut-off Date Balance net of a related earnout or holdback reserve.

Min	7.3%
Max	16.6%
Weighted Avg.	11.2%

Distribution of Debt Yields on Underwritten Net Cash Flow(1)

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
7.0 - 7.9	6	$116,500,000	15.8%	$19,416,667	1.34x	5.324%	119	63.1%	63.1%
8.0 - 8.9	6	130,453,275	17.7	$21,742,212	1.54x	5.317%	118	64.9%	63.3%
9.0 - 9.9	8	160,961,957	21.9	$20,120,245	1.44x	5.346%	113	65.2%	58.2%
10.0 - 10.9	6	118,224,472	16.1	$19,704,079	1.90x	4.916%	119	62.8%	57.1%
11.0 - 14.9	8	140,259,470	19.0	$17,532,434	2.18x	5.027%	118	53.6%	47.6%
15.0 - 16.0	1	70,000,000	9.5	$70,000,000	3.89x	4.050%	57	28.1%	28.1%
Total/Avg./Wtd.Avg.	35	$736,399,174	100.0%	$21,039,976	1.89x	5.084%	111	58.7%	54.8%

(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Cash Flow for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Cash Flow divided by the Cut-off Date Balance of such mortgage loan; provided, with respect to one mortgage loan, representing approximately 2.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Debt Yield on Underwritten Net Operating Income was calculated based on the Cut-off Date Balance net of a related earnout or holdback reserve.

Min	7.0%
Max	16.0%
Weighted Avg.	10.4%

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	14	$371,749,044	50.5%
Springing	19	319,450,130	43.4
Soft	2	45,200,000	6.1
Total/Avg./Wtd.Avg.	35	$736,399,174	100.0%

Distribution of Escrows
Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Real Estate Tax	31	$680,066,630	92.4%
Replacement Reserves(1)	33	$704,350,466	95.6%
Insurance	27	$523,208,812	71.0%
TI/LC(2)	18	$383,763,905	82.8%

(1)	Includes mortgage loans with FF&E reserves.
(2)	Percentage of the portion of the Initial Pool Balance secured by office, retail, industrial and mixed use tenants.

Distribution of Property Types

Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)		Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
Office	19	$310,030,257	42.1%	$16,317,382	2.20	x	4.838%	105	53.5%	50.0%
Suburban	12	178,255,620	24.2%	$14,854,635	1.59	x	5.167%	119	63.5%	58.8%
CBD	7	131,774,638	17.9%	$18,824,948	3.02	x	4.392%	86	40.0%	38.1%
Hospitality	6	$140,927,614	19.1%	$23,487,936	1.92	x	5.207%	118	59.2%	50.5%
Full Service	4	113,431,526	15.4%	$28,357,882	1.99	x	5.091%	118	57.3%	48.9%
Extended Stay	2	27,496,088	3.7%	13,748,044	1.64	x	5.689%	119	67.1%	57.0%
Retail	6	$106,170,000	14.4%	$17,695,000	1.84	x	4.960%	109	64.5%	61.7%
Anchored	5	99,070,000	13.5%	$19,814,000	1.87	x	4.904%	109	64.5%	62.2%
Single Tenant Retail	1	7,100,000	1.0%	$7,100,000	1.40	x	5.740%	118	63.4%	54.6%
Multifamily	15	$116,640,000	15.8%	$7,776,000	1.32	x	5.404%	119	63.8%	63.0%
Mid Rise	11	84,881,146	11.5%	$7,716,468	1.33	x	5.322%	119	64.2%	64.2%
Garden	3	18,258,854	2.5%	$6,086,285	1.28	x	5.526%	119	65.1%	59.8%
Student Housing	1	13,500,000	1.8%	$13,500,000	1.26	x	5.760%	119	59.7%	59.7%
Industrial	7	$44,368,028	6.0%	$6,338,290	1.48	x	5.694%	118	62.7%	61.3%
Flex	6	38,135,484	5.2%	$6,355,914	1.46	x	5.802%	118	63.9%	63.9%
Warehouse/Distribution	1	6,232,544	0.8%	$6,232,544	1.62	x	5.030%	119	54.9%	45.2%
Mixed Use	1	$2,663,275	0.4%	$2,663,275	1.25	x	5.861%	119	57.9%	48.9%
Multifamily/Retail	1	2,663,275	0.4%	$2,663,275	1.25	x	5.861%	119	57.9%	48.9%
Self Storage	4	$15,600,000	2.1%	$3,900,000	1.27	x	5.460%	119	69.1%	62.8%
Total/Avg./Wtd.Avg.	58	$736,399,174	100.0%	$12,696,537	1.89	x	5.084%	111	58.7%	54.8%

(1)	Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2)	Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.
(3)	Wtd. Avg Cut-off Date Balance is based on the 58 mortgaged properties in the CGCMT 2018-C6 trust.

Geographic Distribution
Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)		Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
New York	11	$157,810,111	21.4%	$14,346,374	2.72	x	4.661%	91	42.1%	41.2%
Arizona	5	127,034,846	17.3	$25,406,969	1.68	x	5.003%	118	65.2%	59.1%
New Jersey	18	99,831,720	13.6	$5,546,207	1.37	x	5.468%	119	64.3%	63.6%
North Carolina	2	68,448,708	9.3	$34,224,354	1.56	x	5.484%	119	64.7%	57.8%
California	3	53,500,000	7.3	$17,833,333	2.19	x	4.741%	119	52.1%	50.7%
Florida	3	45,825,000	6.2	$15,275,000	2.16	x	4.805%	119	63.1%	62.6%
Georgia	2	37,367,610	5.1	$18,683,805	1.89	x	4.874%	92	58.5%	51.9%
Michigan	2	29,122,209	4.0	$14,561,104	1.35	x	5.318%	119	64.3%	55.4%
Massachusetts	1	25,000,000	3.4	$25,000,000	1.46	x	5.357%	119	64.0%	57.1%
Pennsylvania	2	21,742,064	3.0	$10,871,032	1.58	x	5.065%	118	71.8%	65.3%
Texas	2	17,300,000	2.3	$8,650,000	1.57	x	5.626%	118	68.2%	59.7%
Maryland	1	15,496,088	2.1	$15,496,088	1.60	x	5.680%	119	66.5%	55.9%
Connecticut	2	15,200,000	2.1	$7,600,000	1.48	x	5.725%	119	62.2%	62.2%
Tennessee	1	7,100,000	1.0	$7,100,000	1.40	x	5.740%	118	63.4%	54.6%
Alabama	1	6,725,000	0.9	$6,725,000	1.27	x	5.460%	119	69.1%	62.8%
South Carolina	1	6,232,544	0.8	$6,232,544	1.62	x	5.030%	119	54.9%	45.2%
Arkansas	1	2,663,275	0.4	$2,663,275	1.25	x	5.861%	119	57.9%	48.9%
Total/Avg./Wtd.Avg.	58	$736,399,174	100.0%	$12,696,537	1.89	x	5.084%	111	58.7%	54.8%

(1)	Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2)	Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.
(3)	Wtd. Avg Cut-off Date Balance is based on the 58 mortgaged properties in the CGCMT 2018-C6 trust.

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date: Determination Date:

CONTACT INFORMATION	CONTENTS

Depositor	Distribution Summary	2

	Distribution Summary (Factors)	3

	Interest Distribution Detail	4

Master Servicer	Principal Distribution Detail	5

	Reconciliation Detail	6

	Stratification Detail	7

Operating Advisor / Asset Representations Reviewer	Mortgage Loan Detail	11

	NOI Detail	12

	Delinquency Loan Detail	13
Trustee
	Appraisal Reduction Detail	15

	Loan Modification Detail	17
Special Servicer
	Specially Serviced Loan Detail	19

Certificate Administrator	Unscheduled Principal Detail	21

	Liquidated Loan Detail	23

Deal Contact:

Reports Available at sf.citidirect.com	D-1

Distribution Date: Determination Date:

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior	Pass-	Accrual				Yield	Prepayment				Current
	Original	Principal	Through	Day Count	Accrual	Interest	Principal	Maintenance	Penalties	Total	Deferred	Realized	Principal
Class	Balance	Balance	Rate	Fraction	Dates	Distributed	Distributed	Distributed	Distributed	Distributed	Interest	Loss	Balance
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)=(7+8+9+10)	(12)	(13)	(14)=(3-8+12-13)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-2

Distribution Date: Determination Date:

PER $1,000 OF ORIGINAL BALANCE
Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

Reports Available at sf.citidirect.com	D-3

Distribution Date: Determination Date:

Interest Distribution Detail

DISTRIBUTION IN DOLLARS
	Prior	Pass-	Next Pass-	Accrual	Optimal	Prior	Interest on	Non-Recov.				Current
	Principal	Through	Through	Day Count	Accrued	Unpaid	Prior Unpaid	Interest	Interest	Deferred	Interest	Unpaid
Class	Balance	Rate	Rate	Fraction	Interest	Interest	Interest	Shortfall	Due	Interest	Distributed	Interest
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)=(6)+(7)+(8)-(9)	(11)	(12)	(13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-4

Distribution Date: Determination Date:

Principal Distribution Detail

DISTRIBUTION IN DOLLARS
		Prior	Scheduled	Unscheduled		Current	Current	Current	Cumulative	Original	Current	Original	Current
	Original	Principal	Principal	Principal	Accreted	Realized	Principal	Principal	Realized	Class	Class	Credit	Credit
Class	Balance	Balance	Distribution	Distribution	Principal	Loss	Recoveries	Balance	Loss	(%)	(%)	Support	Support
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)=(3)-(4)-(5)+(6)-(7)+(8)	(10)	(11)	(12)	(13)	(14)

Reports Available at sf.citidirect.com	D-5

Distribution Date: Determination Date:

Reconciliation

Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS

Interest Funds Available	Scheduled Fees
Scheduled Interest	Servicing Fee / Sub-Servicing Fee
Prepayment Interest Shortfall	CREFC® Intellectual Property Royalty License Fee
Interest Adjustments	Trustee Fee / Certificate Administrator Fee
Realized Loss in Excess of Principal Balance	Operating Advisor Fee
Total Interest Funds Available:	Total Scheduled Fees:
Additional Fees, Expenses, etc.
Principal Funds Available	Special Servicing Fee
Scheduled Principal	Workout Fee
Curtailments	Liquidation Fee
Principal Prepayments	Additional Trust Fund Expenses
Net Liquidation Proceeds	Reimbursement for Interest on Advances
Repurchased Principal	Additional Servicing Fee
Substitution Principal	Total Additional Fees, Expenses, etc.:
Other Principal	Distribution to Certificateholders
Total Principal Funds Available:	Interest Distribution
Other Funds Available	Principal Distribution
Yield Maintenance Charges	Yield Maintenance Charges Distribution
Prepayment Premiums	Prepayment Premiums Distribution
Other Charges	Total Distribution to Certificateholders:
Total Other Funds Available:	Total Funds Allocated
Total Funds Available

Reports Available at sf.citidirect.com	D-6

Distribution Date:
Determination Date:

Stratification Detail

Ending Scheduled Balance							State
Ending Scheduled Balance	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	State	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals								Totals

Reports Available at sf.citidirect.com	D-7

Distribution Date:
Determination Date:

Stratification Detail

Seasoning							Property Type
Seasoning	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Property Type	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-8

Distribution Date:
Determination Date:

Stratification Detail

Debt Service Coverage Ratio							Loan Rate
Debt Service Coverage Ratio	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Loan Rate	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-9

Distribution Date:
Determination Date:

Stratification Detail

Anticipated Remaining Term							Remaining Amortization Term
Anticipated Remaining Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Remaining Amortization Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-10

Distribution Date:
Determination Date:

Mortgage Loan Detail

Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)			Mod. Code (3)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD	1. Maturity Date Extension	7. Capitalization of Taxes
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer	2. Amortization Change	8. Other
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer		3. Principal Write-Off	9. Combination
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure		4. Blank (formerly Combination)
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff		5. Temporary Rate Reduction
		6. DPO	12. Reps and Warranties		6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-11

Distribution Date:
Determination Date:

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

Reports Available at sf.citidirect.com	D-12

Distribution Date:
Determination Date:

Delinquency Loan Detail

			Actual	Paid	Current P & I	Total P & I	Cumulative	Other Expense	Payment	Workout	Most Recent
Loan		# of Months	Principal	Through	Advances (Net	Advances	Accrued Unpaid	Advance	Status of	Strategy	Special Serv	Foreclosure	Bankruptcy	REO
Number	OMCR	Delinq	Balance	Date	of ASER)	Outstanding	Advance Interest	Outstanding	Loan (1)	(2)	Transfer Date	Date	Date	Date

There is no Delinquency Loan Detail for the current distribution period.

Totals

Payment Status of Loan (1)		Workout Strategy (2)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-13

Distribution Date:
Determination Date:

Historical Delinquency Information

Distribution	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
Date
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

Reports Available at sf.citidirect.com	D-14

Distribution Date:
Determination Date:

Appraisal Reduction Detail

			Appraisal	Appraisal	Most Recent	Cumulative
Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount

There is no Appraisal Reduction activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-15

Distribution Date:
Determination Date:

Historical Appraisal Reduction Detail

Distribution				Appraisal	Appraisal	Most Recent	Cumulative
Date	Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount
There is no historical Appraisal Reduction activity.

Totals

Reports Available at sf.citidirect.com	D-16

Distribution Date:
Determination Date:

Loan Modification Detail

			Modification	Modification	Modification
Loan Number	OMCR	Property Name	Date	Code (1)	Description

There is no Loan Modification activity for the current distribution period.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-17

Distribution Date:
Determination Date:

Historical Loan Modification Detail

Distribution				Modification	Modification	Modification
Date	Loan	OMCR	Property Name	Date	Code (1)	Description
There is no historical Loan Modification activity.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-18

Distribution Date:
Determination Date:	Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer

There is no Specially Serviced Loan activity for the current distribution period.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-19

Distribution Date:
Determination Date:	Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART

There is no historical Specially Serviced Loan activity.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-20

Distribution Date:
Determination Date:	Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

There is no unscheduled principal activity for the current distribution period.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-21

Distribution Date:
Determination Date:	Historical Unscheduled Principal Detail

Distribution Date	Loan Number OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalty	Yield Maintenance Premium

There is no historical unscheduled principal activity.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-22

Distribution Date:
Determination Date:	Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no Liquidated Loan activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-23

Distribution Date:
Determination Date:	Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no historical Liquidated Loan activity.

Totals

Reports Available at sf.citidirect.com	D-24

ANNEX E-1

SPONSOR REPRESENTATIONS AND WARRANTIES

Each Sponsor (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Loan Combination, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Loan Combination is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement, any Outside Servicing Agreement with respect to an Outside Serviced Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes,

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Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after November 7, 2018.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), which lien

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is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Cross-Collateralized Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Cross-Collateralized Mortgage Loan; and (g) if the related Mortgage Loan is part of a Loan Combination, the rights of the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Cross-Collateralized Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Loan Combination, subject to the related Assignment of Leases constituting security for the entire Loan Combination), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

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(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).

(15)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or

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financial strength rating of any one of the following: (i) at least “A-:VIII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (iii) at least “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or related Loan Combination), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or related Loan Combination) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its

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successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire,

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improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan (or related Loan Combination, as applicable) and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

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(26)	Recourse Obligations. The Loan Documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.

(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or related Loan Combination) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (or related Loan Combination) in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or related Loan Combination).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual

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financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1 or the exceptions thereto set forth in Annex E-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1, or future permitted mezzanine debt in each case as set forth on Schedule E-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Cross-Collateralized Mortgage Loan as set forth on Schedule E-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

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(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Cross-Collateralized Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

(34)	Ground Leases. For purposes of this Annex E-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

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(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having

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the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan (or the related Loan Combination, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan (or related Loan Combination, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Cross-Collateralized Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental

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consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

(43)	Cross-Collateralization. Except with respect to a Mortgage Loan that is part of a Loan Combination, no Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-3.

(44)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the

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USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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SCHEDULE E-1 to ANNEX E-1

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	CREFI Mortgage Loans	Rialto Mortgage Loans	LCF Mortgage Loans	CCRE Mortgage Loans
1	DUMBO Heights Portfolio
3	Cambridge Corporate Center
11				Moffett Towers - Buildings E,F,G
12				Riverwalk II
20	Danbury Commerce Portfolio

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SCHEDULE E-2 to ANNEX E-1

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	CREFI Mortgage Loans	Rialto Mortgage Loans	LCF Mortgage Loans	CCRE Mortgage Loans
6	Optimum Portfolio – Group B
8	Optimum Portfolio – Group A
14			3101 North Central
16	Dillsburg Shopping Center
19	TownePlace Suites Clinton at Joint Base Andrews

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SCHEDULE E-3 to ANNEX E-1

Cross-Collateralized Mortgage LOANS

None.

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(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-2

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Citi Real Estate Funding Inc.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	Liberty Portfolio (Loan No. 2)	A Patent issued by the United States of America Bureau of Land Management, recorded in the Recorder’s Office of Maricopa County, Arizona, on June 26, 1997, as Instrument No. 97-0432433 (the “Tempe Patent”) prohibits residential use of the Tempe Mortgaged Property. If such residential use covenant is breached, title to the Tempe Mortgaged Property automatically reverts to the United States federal government. The Tempe Mortgaged Property is currently used as an office property and the use cannot be changed without the lender’s consent. The subject Mortgage Loan is fully recourse to the related Mortgagor and the guarantor for any forfeiture, reverter, revestment or divestment of all or any portion of the related Mortgaged Property pursuant to the Tempe Patent (including, without limitation, a violation of the residential use covenant).
(6) Permitted Liens; Title Insurance	Phoenix Marriott Tempe at the Buttes (Loan No. 5) TownePlace Suites Clinton at Joint Base Andrews (Loan No. 19)	The related franchisor at the Mortgaged Property, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property (or, at its option, terminate the franchise agreement) in the event of a proposed transfer of (i) the Mortgaged Property, or (ii) an ownership interest in the Mortgagor or in an affiliate of the borrower that controls the borrower, in each case, to a “competitor” of the franchisor as defined in the franchise agreement. The franchisor’s right of first refusal is subordinate to the exercise of lender’s rights under the related Mortgage Loan documents.
(6) Permitted Liens; Title Insurance	Owens Corning (Loan No. 32)	The sole tenant, Owens Corning, has a right of first refusal to purchase the Mortgaged Property if the Mortgagor receives a bona fide offer from any third party to purchase the Mortgaged Property and such offer is acceptable to Mortgagor. The right of first refusal is subject and subordinate to Mortgage Loan documents and is waived and released as against the Seller.
(16) Insurance	All CREFI loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.
(16) Insurance	DUMBO Heights Portfolio (Loan No. 1)

Insurance covering the Mortgaged Property may be provided by a syndicate of insurers such that if four or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a financial strength and claims paying ability rating of “A-” or better by S&P, with no carrier below “BBB” by S&P, and if five or more insurance companies issue the policies, then at least sixty percent of the insurance coverage represented by the policies must be provided by insurance companies with a financial strength and claims paying ability rating of “A-” or better by S&P, with no carrier below “BBB” by S&P.

(17) Access; Tax Parcels	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf (Loan No. 15)

In connection with a lot line adjustment, a portion of the adjacent land was transferred from Gwinnett County to the related Mortgagor, and a portion of the land then owned by the related Borrower was conveyed to Gwinnett County. An application has been made to update the tax parcels to reflect the transfers.

 E-2-1

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(24) Local Law Compliance	Optimum Portfolio - Group B (Loan No. 6) Optimum Portfolio - Group A (Loan No. 8) Optimum Multifamily - Jersey City (Loan No. 35)	The related Mortgaged Properties’ use a multi-family residential is legal non-conforming. In the event of a casualty over 50% of the value of the affected structure, a variance would be required to be obtained to rebuild to the legal non-conforming use.
(25) Licenses and Permits	Riverside Office Center (Loan No. 22)	Four tenants at the Mortgaged Property do not have certificates of occupancy. The Mortgage Loan documents require the Mortgagor to provide the Seller with evidence reasonably acceptable to the Seller that such tenants have obtained the certificates of occupancy.
(26) Recourse	Shelbourne Global Portfolio I (Loan No. 7)	The related Mortgage Loan documents provide that the Mortgage Loan will be recourse to the related Mortgagor and guarantors for losses in the event of any misapplication of rents, insurance proceeds or condemnation proceeds, unless such misapplication is cured.
(26) Recourse	DUMBO Heights Portfolio (Loan No. 1) Cambridge Corporate Center (Loan No. 3)	The related Mortgage Loan documents provide that the Mortgage Loan will be recourse to the related Mortgagor and guarantors for losses in the event of any misappropriation or conversion, but not misapplication, of awards, rents, or proceeds.
(26) Recourse	Liberty Portfolio (Loan No. 2)	The Mortgage Loan is recourse to the related borrower and guarantor for misapplication, misappropriation or conversion of rents only after an event of default.
(26) Recourse	Phoenix Marriott Tempe at the Buttes (Loan No. 5)	The related Mortgage Loan documents provide that the Mortgage Loan will be recourse to the related Mortgagor and guarantors for losses in the event of any misappropriation of rents, but not the misapplication of rents.
(29) Financial Reports	Phoenix Marriott Tempe at the Buttes (Loan No. 5)	The related Mortgagor is required to provide rent rolls monthly only with respect to (i) any lease, which, individually or when aggregated with all other leases at the Mortgaged Property with the same tenant or its affiliate, demises 5,000 square feet or more of the Mortgaged Property’s gross leasable area, (ii) any lease which contains any option, offer, right of first refusal or other similar entitlement to acquire or encumber all or any portion of the Mortgaged Property, and (iii) any lease for any portion of the Mortgaged Property that is currently utilized or to be utilized as a health spa or a restaurant.
(29) Financial Reports	Cambridge Corporate Center (Loan No. 3)	The financial reports required to be given pursuant to the related Mortgage Loan documents are given for each Mortgagor on a separate, not combined, basis.
(31) Single Purpose Entity	Embassy Suites - Atlanta Northeast Gwinnet Sugarloaf (Loan No. 15)	No non-consolidation opinion was delivered at origination of the Mortgage Loan. The Mortgagor previously owned land that was conveyed out of the Mortgagor in connection with a lot line adjustment.
(31) Single Purpose Entity	Danbury Commerce Portfolio – Delaware Commerce Park (Loan No. 20)	The related Mortgagor previously owned properties other than the Mortgaged Property and conveyed such properties out of the Mortgagor prior to the origination of the Mortgage Loan.
(32) Defeasance	DUMBO Heights Portfolio (Loan No. 1)	The defeasance fees charged by any lender or servicer under the Mortgage Loan documents is capped at $100,000.
(35) Ground Leases	Phoenix Marriott Tempe at the Buttes (Loan No. 5)	The term of the Ground Lease was extended such that the term extends more than 20 years beyond the stated maturity of the Mortgage Loan; provided, however, that if (i) at any time on or before January 27, 2019 the ground lessor is required to return or divest the $3,000,000 payment made in consideration of the extension by the Mortgagor’s predecessor-in-interest and the Mortgagor fails to pay such sum to ground lessor within 30 days notice after such divestment or (ii) the Mortgagor fails to expend $658,234 prior to January 27, 2022 towards capital improvements, fixtures and personal property as set forth in the Ground Lease, then term of the Ground Lease shall revert to the termination date prior to the extension and expire on September 30, 2044.

 E-2-2

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(34) Ground Leases	Liberty Portfolio (Loan No. 2)	(c) The borrower owns a leasehold interest in a portion of the Mortgaged Property (the real property commonly known as 1850, 1870, 1910 and 1930 West Rio Salado Parkway, Tempe, AZ 85281) pursuant to Leases from the City of Tempe (collectively, the “GPLET Leases”) as part of Arizona’s Government Property Lease Excise Tax program. Each of the GPLET Leases will expire during the term of the loan. However, the GPLET Leases expressly provide that on the last day of their term, or upon any termination of such GPLET Lease, title to the leased premises will automatically vest in the tenant (the borrower). The deed of trust will automatically spread to cover the borrower’s fee interest in the leased premises upon expiration or termination of the GPLET Leases.
(39) Organization of Mortgagor	Optimum Portfolio - Group B (Loan No. 6) Optimum Portfolio - Group A (Loan No. 8) Optimum Multifamily - Jersey City (Loan No. 35)	The related Mortgagors are affiliated.

 E-2-3

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Rialto Mortgage Finance, LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	TownePlace Suites Houston - Galleria Area (Loan No. 27)	Marriott International, Inc., the franchisor, has a right of first refusal to purchase the Mortgagor’s interest in the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property or a controlling direct or indirect interest in the Mortgagor to a “Competitor” of the franchisor (as such term is defined in the franchise agreement). This right applies to a transfer to a “Competitor” in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a “Competitor”.
(6) Permitted Liens; Title Insurance	Summit Heights Gateway (Loan No. 21)	The Loan Documents permit the Mortgagor to obtain one or more property-assessed clean energy loans (“PACE Loan”), subject to certain conditions, including (i) a combined (based on the Mortgage Loan and the PACE Loan) (a) debt yield of not less than 10.9%; (b) DSCR of not less than 1.72x; and (c) loan-to-value ratio of not greater than 65.2%; and (ii) receipt of rating agency confirmation.
(6) Permitted Liens; Title Insurance	Walmart Supercenter Tennessee (Loan No. 30)	The sole tenant, Walmart Supercenter, has a right of first refusal to purchase all or any portion of the Mortgaged Property if the Mortgagor elects to sell all or such portion of the Mortgaged Property. Such right of first refusal has been subordinated to the Mortgage, and will not apply to a successor borrower through a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the Mortgage; provided, however, such right of first refusal will apply to subsequent purchasers of the Mortgaged Property.
(16) Insurance	Summit Heights Gateway (Loan No. 21)	The Loan Documents provide that the Mortgagor may rely upon insurance provided by the largest tenant, Kohl’s, and the fifth largest tenant, Aldi (together with Kohl’s and any future tenant under their respective lease, each a “Pad Site Tenant”), in each case solely with respect to the improvements occupied by such Pad Site Tenant and subject to certain conditions in the Loan Documents, including that the insurance coverage meets the requirements in the Loan Documents.
(16) Insurance	Walmart Supercenter Tennessee (Loan No. 30)	The Loan Documents provide that the Mortgagor may rely upon the insurance or self-insurance provided by the sole tenant, Walmart Supercenter, at the Mortgaged Property, subject to certain conditions in the Loan Documents, including that such insurance coverage meets the requirements in the Loan Documents and in the case of self-insurance, that such tenant has a net worth in excess of $100,000,000.
(25) Licenses and Permits	Fairway Plaza (Loan No. 33)	The second largest tenant, Amcord Care, Inc., does not have a current use and occupancy permit for one of its four suites, representing approximately 1.4% of the net rentable square footage of the Mortgaged Property, and the fifth largest tenant, PA Home Care Assistance Center, does not have a current use and occupancy permit for its suite, representing approximately 4.6% of the net rentable square footage of the Mortgaged Property.

 E-2-4

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Ladder Capital Finance LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	All LCF Mortgage Loans	The lien of real property taxes and assessments will not be considered due and payable until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement is entitled to be taken by the related taxing authority.
(6) Permitted Liens; Title Insurance	Holiday Inn FiDi (Loan No. 9)	The subject Mortgage Loan is part of a Whole Loan and the related Mortgage secures the entire Whole Loan.
(7) Junior Liens	Mulberry Flats (Loan No. 34)	There is an existing subordinate loan (the “Subordinate Loan”) made by Deep Creek NW, LLC, a Delaware limited liability company (the “Unsecured Lender”), to the Mortgagor, evidenced by an unsecured note with an outstanding balance of $1,297,447.00. For so long as no event of default has occurred or is continuing, the Subordinate Loan is entitled to payments solely from excess cash flow. The lender and Unsecured Lender entered into a Subordination and Standstill Agreement pursuant to which the Unsecured Lender agrees that all its rights and remedies as holder of the Subordinate Loan are subject and subordinated in all respects to the rights of the holder of the Mortgage Loan under the related Mortgage Loan documents and agrees to not exercise any remedies while the Mortgage Loan is outstanding.
(8) Assignment of Leases, Rents and Profits	Holiday Inn FiDi (Loan No. 9)	The subject Mortgage Loans is part of a Whole Loan and the related Assignment of Leases secures the entire Whole Loan.
(16) Insurance	All LCF Mortgage Loans

Except with respect to Mortgage Loans where terrorism insurance is not required or where a tenant is permitted to self-insure, if any of certain insurance policies (including the all-risk/special form property policy and the rental loss and/or business interruption policy) required under the related loan documents contain exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts” (“Acts of Terrorism”), the related Mortgagor must obtain and maintain terrorism coverage to cover such exclusions from an insurer meeting the Insurance Rating Requirements specified in Representation and Warranty No. 16 (a “Qualified Insurer”) or, in the event that such terrorism coverage is not available from a Qualified Insurer, the related Mortgagor must obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

In addition, subject to the other exceptions to Representation and Warranty No. 16, even where terrorism insurance is required, and regardless of whether TRIA or a similar or subsequent statue is or is not in effect, the related Mortgagor may not be required to pay more for terrorism insurance coverage than a specified percentage (at least equal to 200%) of the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related loan documents (excluding such terrorism coverage and coverage for other catastrophe perils such as flood, windstorm and earthquake) either at the time of the origination of the related Mortgage Loan or at the time the terrorism insurance is to be obtained (as applicable for the related Mortgage Loan), and if the cost of such terrorism insurance exceeds such amount, then the related Mortgagor is only required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

Even if any material part of the improvements, exclusive of a parking lot, located on the related Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related loan documents do not require “any such additional excess flood coverage in an amount as is generally

 E-2-5

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization”, provided, however, that the related loan documents do require “such greater amount as Lender shall require” in excess of the maximum amount available under the National Flood Insurance Program.

Subject to the other exceptions to Representation and Warranty No. 16, the related loan documents may require that, if insurance proceeds in respect of a property loss are to be applied to the repair or restoration of all or part of the related Mortgaged Property, then the insurance proceeds may be held by a party other than the lender (or a trustee appointed by it) if such proceeds are less than or equal to 5% of the original principal balance of the related Mortgage Loan, rather than 5% of the then outstanding principal amount of the related Mortgage Loan.

(26) Recourse Obligations	All LCF Mortgage Loans	The related Mortgage Loan documents may limit recourse for the related Mortgagor’s commission of intentional material physical waste only to the extent that there is sufficient cash flow from the related Mortgaged Property to make the requisite payments to prevent the waste.
(27) Mortgage Releases	All LCF Mortgage Loans	If the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the related Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause the REMIC holding the related Mortgage Loan to fail to qualify as such.
(29) Acts of Terrorism Exclusion	All LCF Mortgage Loans

Except with respect to Mortgage Loans where terrorism insurance is not required or where a tenant is permitted to self-insure, if any of certain insurance policies (including the all-risk/special form property policy and the rental loss and/or business interruption policy) required under the related loan documents contain exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts” (“Acts of Terrorism”), the related Mortgagor must obtain and maintain terrorism coverage to cover such exclusions from an insurer meeting the Insurance Rating Requirements specified in Representation and Warranty No. 16 (a “Qualified Insurer”) or, in the event that such terrorism coverage is not available from a Qualified Carrier, the related Mortgagor must obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

In addition, subject to the other exceptions to Representation and Warranty No. 29, even where terrorism insurance is required, and regardless of whether TRIA or a similar or subsequent statue is or is not in effect, the related Mortgagor may not be required to pay more for terrorism insurance coverage than a specified percentage (at least equal to 200%) of the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related loan documents (excluding such terrorism coverage and coverage for other catastrophe perils such as flood, windstorm and earthquake) either at the time of the origination of the related Mortgage Loan or at the time the terrorism insurance is to be obtained (as applicable for the related Mortgage Loan), and if the cost of such terrorism insurance exceeds such amount, then the related Mortgagor is only required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30) Due on Sale or Encumbrance	Mulberry Flats (Loan No. 34)	Although greater than 50% of the equity interests in the related Mortgagor can be directly or indirectly pledged, a transfer of a controlling interest is not permitted without the Mortgagee’s consent.
(31) Single-Purpose Entity	3101 North Central (Loan No. 14)	The Mortgage Loan has a Cut-off Date Balance of more than $20 million ($22,800,000) but a counsel’s opinion regarding non-consolidation of the related Mortgagor was not required.

 E-2-6

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Cantor Commercial Real Estate Lending, L.P.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	Liberty Portfolio (Loan No. 2)	That certain Patent issued by the United States of America Bureau of Land Management, recorded in the Recorder’s Office of Maricopa County, Arizona, on June 26, 1997, as Instrument No. 97-0432433 (the “Tempe Patent”) prohibits residential use of the Tempe Mortgaged Property. If such residential use covenant is breached, title to the Tempe Mortgaged Property automatically reverts to the United States federal government. The Tempe Mortgaged Property is currently used as an office property and the use cannot be changed without the lender’s consent. The subject Mortgage Loan is fully recourse to the related Mortgagor and the guarantor for any forfeiture, reverter, revestment or divestment of all or any portion of the related Mortgaged Property pursuant to the Tempe Patent (including, without limitation, a violation of the residential use covenant).
(6) Permitted Liens; Title Insurance	Riverwalk II (Loan No. 12)	The largest tenant, NxStage Medical, Inc., has a right of first offer to purchase the building located at 350 Merrimack Street. Such right applies if only the building located at 350 Merrimack Street is sold, and does not apply to the sale of the entire related Mortgaged Property. The right of first offer does not apply to a foreclosure or similar remedy.
(16) Insurance	Moffett Towers - Buildings E,F,G (Loan No. 11)

The related loan agreement states that “earthquake insurance coverage shall be in an amount at least equal to one hundred percent (100%) of the probable maximum loss for a 475-year return period plus rental loss and/or business interruption insurance, as required pursuant to subsection (a)(iii) below; provided, further, that if the earthquake coverage is provided under a blanket insurance policy, the earthquake limit shall, in no event, be less than the aggregate exceedance probability gross loss estimate for a 500-year return period for all high risk locations covered by such limit as indicated by a seismic risk analysis to be approved by lender and rating agencies and secured by borrower using the most current RMS software, or its equivalent, and to include consideration of business interruption and loss amplification.”

The related loan documents require insurance proceeds in respect of a property loss to be applied to repair or restore the related Mortgaged Property with respect to insurance proceeds equal to or greater than 1.25% of the original principal amount of the related Loan Combination, rather than 5% of the then outstanding principal balance of the related Loan Combination.

All policies may be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best), and all such insurers are required to have ratings of not less than “BBB” by S&P and “Baa2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best)).

(17) Access; Utilities; Separate Tax Lots	Moffett Towers - Buildings E,F,G (Loan No. 11)

Direct access to the related Mortgaged Property is granted pursuant to a recorded reciprocal easement agreement that runs with the land but has a term that expires in 2047. Such term may be automatically extended unless a majority of members of the association formed by such reciprocal easement agreement vote to terminate such reciprocal easement agreement. The related Mortgagor is currently the majority member in such association.

 E-2-7

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(26) Recourse Obligations	Liberty Portfolio (Loan No. 2)	The subject Mortgage Loan is recourse to the related Mortgagor and guarantor for misapplication or misappropriation or conversion of rents only after an event of default.
(27) Mortgage Releases	All CCRE Mortgage Loans	With respect to each of the subject Mortgaged Loans, in connection with a taking of a portion of any related Mortgaged Property by a state or any political subdivision or authority thereof, the principal balance of the subject Mortgage Loan is not required to be paid down in an amount at least equal to the amount required by the loan-to-value ratio and other requirements of the REMIC Provisions, if the holder of the subject Mortgage Loan receives an opinion of counsel that, if such amount is not paid, the Trust (as such term is defined in the related loan agreement) will not fail to maintain its status as a Trust REMIC (as such term is defined in the related loan agreement).
(29) Acts of Terrorism Exclusion	Moffett Towers - Buildings E,F,G (Loan No. 11)	All policies may be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best), and all such insurers are required to have ratings of not less than “BBB” by S&P and “Baa2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best)).
(29) Acts of Terrorism Exclusion	Riverwalk II (Loan No. 12)	Terrorism coverage is required so long as the lender determines that either (I) prudent owners of real estate comparable to the related Mortgaged Property are maintaining the same or (II) prudent institutional lenders (including, without limitation, investment banks) to such owners are requiring that such owners maintain such insurance.
(34) Ground Lease	Liberty Portfolio (Loan No. 2)	With respect to clause (c) of Representation and Warranty No. 34, the related Mortgagor owns a leasehold interest in the portion of the related portfolio of Mortgaged Properties known as the Tempe Mortgaged Property pursuant to those certain leases from the City of Tempe (collectively, the “GPLET Leases”) as part of Arizona’s Government Property Lease Excise Tax program. Each of the GPLET Leases will expire during the term of the subject Mortgage Loan. However, the GPLET Leases expressly provide that on the last day of their term, or upon any termination of such GPLET Lease, title to the leased premises will automatically vest in the related Mortgagor. The deed of trust will automatically spread to cover the relate Mortgagor’s fee interest in the leased premises upon expiration or termination of the GPLET Leases. The subject Mortgage Loan is fully recourse to the related Mortgagor and the guarantor if such a fee acquisition does not occur in compliance with the related loan documents in connection with any expiration or early termination of any GPLET Lease. Additionally, the related Mortgagor escrowed $77,257 at origination into a ground rent reserve account.
(41) Environmental Conditions	Moffett Towers - Buildings E,F,G (Loan No. 11)	The Phase I for the related Mortgaged Property identified a recognized environmental condition due to the related Mortgaged Property being located on a portion of the site of a former Lockheed Martin facility, known as the Lockheed Martin Sunnyvale Plant One Facility, which former Lockheed Martin facility site has active regulatory status under the Regional Water Quality Control Board and ongoing remediation.

 E-2-8

ANNEX F
CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date		Balance
1/10/2019	$28,500,000.00	1/10/2024		$27,045,625.77
02/10/2019	$28,500,000.00	2/10/2024		$26,638,698.96
3/10/2019	$28,500,000.00	3/10/2024		$26,136,877.87
4/10/2019	$28,500,000.00	4/10/2024		$25,725,833.09
5/10/2019	$28,500,000.00	5/10/2024		$25,266,534.63
6/10/2019	$28,500,000.00	6/10/2024		$24,851,547.23
7/10/2019	$28,500,000.00	7/10/2024		$24,388,415.98
8/10/2019	$28,500,000.00	8/10/2024		$23,969,450.60
9/10/2019	$28,500,000.00	9/10/2024		$23,548,587.94
10/10/2019	$28,500,000.00	10/10/2024		$23,079,745.11
11/10/2019	$28,500,000.00	11/10/2024		$22,654,851.80
12/10/2019	$28,500,000.00	12/10/2024		$22,182,090.61
1/10/2020	$28,500,000.00	1/10/2025		$21,753,130.50
2/10/2020	$28,500,000.00	2/10/2025		$21,322,227.69
3/10/2020	$28,500,000.00	3/10/2025		$20,752,126.53
4/10/2020	$28,500,000.00	4/10/2025		$20,316,685.60
5/10/2020	$28,500,000.00	5/10/2025		$19,833,670.60
6/10/2020	$28,500,000.00	6/10/2025		$19,394,068.26
7/10/2020	$28,500,000.00	7/10/2025		$18,907,007.79
8/10/2020	$28,500,000.00	8/10/2025		$18,463,206.75
9/10/2020	$28,500,000.00	9/10/2025		$18,017,395.50
10/10/2020	$28,500,000.00	10/10/2025		$17,524,299.08
11/10/2020	$28,500,000.00	11/10/2025		$17,074,233.43
12/10/2020	$28,500,000.00	12/10/2025		$16,577,001.14
1/10/2021	$28,500,000.00	1/10/2026		$16,122,642.95
2/10/2021	$28,500,000.00	2/10/2026		$15,666,226.56
3/10/2021	$28,500,000.00	3/10/2026		$15,072,976.08
4/10/2021	$28,500,000.00	4/10/2026		$14,611,800.27
5/10/2021	$28,500,000.00	5/10/2026		$14,103,767.28
6/10/2021	$28,500,000.00	6/10/2026		$13,638,199.26
7/10/2021	$28,500,000.00	7/10/2026		$13,125,896.42
8/10/2021	$28,500,000.00	8/10/2026		$12,655,896.79
9/10/2021	$28,500,000.00	9/10/2026		$12,183,767.80
10/10/2021	$28,500,000.00	10/10/2026		$11,665,086.77
11/10/2021	$28,500,000.00	11/10/2026		$11,188,467.34
12/10/2021	$28,500,000.00	12/10/2026		$10,665,420.95
1/10/2022	$28,500,000.00	1/10/2027		$10,184,270.80
2/10/2022	$28,500,000.00	2/10/2027		$9,700,940.57
3/10/2022	$28,500,000.00	3/10/2027		$9,083,270.25
4/10/2022	$28,500,000.00	4/10/2027		$8,594,947.12
5/10/2022	$28,500,000.00	5/10/2027		$8,060,523.03
6/10/2022	$28,500,000.00	6/10/2027		$7,567,564.16
7/10/2022	$28,500,000.00	7/10/2027		$7,028,633.48
8/10/2022	$28,500,000.00	8/10/2027		$6,530,997.28
9/10/2022	$28,500,000.00	9/10/2027		$6,031,106.02
10/10/2022	$28,500,000.00	10/10/2027		$5,485,436.06
11/10/2022	$28,500,000.00	11/10/2027		$4,980,805.29
12/10/2022	$28,500,000.00	12/10/2027		$4,430,527.85
01/10/2023	$28,500,000.00	1/10/2028		$3,921,115.05
2/10/2023	$28,500,000.00	2/10/2028		$3,409,393.61
3/10/2023	$28,500,000.00	3/10/2028		$2,809,092.99
4/10/2023	$28,500,000.00	4/10/2028		$2,292,329.10
5/10/2023	$28,500,000.00	5/10/2028		$1,730,256.50
6/10/2023	$28,500,000.00	6/10/2028		$1,208,601.71
7/10/2023	$28,500,000.00	7/10/2028		$641,774.46
8/10/2023	$28,500,000.00	8/10/2028		$115,184.89
9/10/2023	$28,500,000.00	9/10/2028	and thereafter	$0.00
10/10/2023	$28,244,366.70
11/10/2023	$27,900,483.20
12/10/2023	$27,450,718.39

F-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Important Notice Regarding the Offered Certificates	10
Important Notice About Information Presented in This Prospectus	10
Summary of Terms	17
Risk Factors	57
Description of the Mortgage Pool	146
Transaction Parties	227
Credit Risk Retention	288
Description of the Certificates	292
The Mortgage Loan Purchase Agreements	324
The Pooling and Servicing Agreement	333
Use of Proceeds	431
Yield, Prepayment and Maturity Considerations	431
Material Federal Income Tax Consequences	442
Certain State, Local and Other Tax Considerations	454
ERISA Considerations	454
Legal Investment	462
Certain Legal Aspects of the Mortgage Loans	463
Ratings	484
Plan of Distribution (Underwriter Conflicts of Interest)	487
Incorporation of Certain Information by Reference	488
Where You Can Find More Information	489
Financial Information	489
Legal Matters	489
Index of Certain Defined Terms	490

Annex A –	Certain Characteristics of the Mortgage
	Loans and Mortgaged Properties	A-1
Annex B –	Significant Loan Summaries	B-1
Annex C –	Mortgage Pool Information	C-1
Annex D –	Form of Distribution Date Statement	D-1
Annex E-1 –	Sponsor Representations and Warranties	E-1-1
Annex E-2 –	Exceptions to Sponsor Representations and Warranties	E-2-1
Annex F –	Class A-AB Scheduled Principal Balance Schedule	F-1

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$623,177,000
(Approximate)

Citigroup Commercial
Mortgage Trust 2018-C6
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2018-C6

Class A-1	$15,000,000
Class A-2	$86,000,000
Class A-3	$180,000,000
Class A-4	$205,979,000
Class A-AB	$28,500,000
Class X-A	$545,855,000
Class A-S	$30,376,000
Class B	$37,741,000
Class C	$39,581,000

PROSPECTUS

Citigroup

Cantor Fitzgerald & Co.

Co-Lead Managers and Joint Bookrunners

Drexel Hamilton

The Williams Capital Group, L.P.

Co-Managers

November  19, 2018